As filed with the Securities and Exchange Commission on September 18, 2013

Registration No. 333-189564

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SFX ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7990 (Primary Standard Industrial Classification Code Number)	90-0860047 (I.R.S. Employer Identification No.)

SFX Entertainment, Inc.
430 Park Avenue
New York, New York 10022
(646) 561-6400
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Robert F.X. Sillerman
Chief Executive Officer and Chairman
SFX Entertainment, Inc.
430 Park Avenue
New York, New York 10022
(646) 561-6400
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Aron Izower Reed Smith LLP 599 Lexington Avenue New York, New York 10022 (212) 521-5400	Colin Diamond F. Holt Goddard White & Case LLP 1155 Avenue of the Americas New York, New York 10036 (212) 819-8200

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion	September 18, 2013

                      Shares

SFX Entertainment, Inc.

Common Stock

This is an initial public offering of our common stock. We are selling all of the shares of common stock offered by this prospectus. We expect the public offering price to be between $          and $          per share.

We have applied to list our common stock on the The Nasdaq Global Market under the symbol "SFXE."

We are an "emerging growth company," as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in "Risk Factors" beginning on page 14 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$

Underwriting discounts and commissions(1)	$	$

Proceeds, before expenses, to us	$	$

(1)
See "Underwriting" for a description of the compensation payable to the Underwriters.

The underwriters may also purchase up to an additional                  shares of our common stock at the public offering price, less the underwriting discounts and commissions payable by us, to cover over-allotments, if any, within 30 days from the date of this prospectus. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $             and our total proceeds, after underwriting discounts and commissions but before expenses, will be $             .

The underwriters are offering the common stock as set forth under "Underwriting." Delivery of the shares will be made on or about                           , 2013.

UBS Investment Bank	Barclays	Jefferies

Stifel

                           , 2013

beatport PLAY
BLOND:ISH & CLIMBERS

The EMC Lifecycle

Anticipate

Activity
Secure Place In Ticketing Queue, Learn More, News, Editorial, Promote On-Sale, Watch Videos

Opportunities
Media / Advertising, Merchandise, Ticket Sales

Prepare

Activity
Buy Tickets, Plan Travel & Lodging, Prepare With Friends, Share, Promote The Show, Get Ready, Shop For Outfits

Opportunities
Tickets, Merchandise, Media / Advertising

Tickets On Sale
Anticipate
Prepare
Relive
Enjoy

Relive

Activity
Watch Aftermovie, Share On Social Media, Meet Up With Friends, Play Mixes, Other Media

Opportunities
Merchandise, Advertising, Promotional Partnerships

Enjoy

Activity
Live Event, Lodging, Food, Beverage, Merchandise, Local Travel, Broadcast Photos & Videos, Make New Connections

Opportunities
Food & Beverage, Merchandise, Advertising, Promotional Partnerships

Tomorrowland

Through and including                           , 2013 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Neither we nor any of the underwriters have authorized anyone to provide any information or to make any representations other than as contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and provide no assurance as to the reliability of, any information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Unless derived from our financial statements or otherwise noted, the Australian Dollar, or AUD, amounts presented in this prospectus are translated at the rate of $1.00 = AUD$1.0786, the exchange rate published by Bloomberg as of September 12, 2013, unless otherwise specified to the contrary.

USE OF MARKET AND INDUSTRY DATA

This prospectus includes market and industry data that we have obtained from third-party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management's estimates and assumptions relating to such industries based on that knowledge). Management has developed its knowledge of such industries through its experience and participation in these industries. While our management believes the third party sources referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Internally prepared and third-party market forecasts, in particular, are estimates only and may be inaccurate, especially over long periods of time. Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

i

Prospectus summary

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that is important to you. Before investing in our common stock, you should read this prospectus carefully in its entirety, especially the risks of investing in our common stock that we discuss in the "Risk Factors" section of this prospectus and the financial statements and related footnotes beginning on page F-1.

In this prospectus, unless otherwise stated or the context otherwise requires, references to "SFX" and "the Company" refer to SFX Entertainment, Inc. and references to "we," "us," "our" and similar references refer to SFX Entertainment, Inc. together with its consolidated subsidiaries, in each case after giving effect to our completed acquisitions, the planned acquisitions disclosed herein, and the formation of our joint venture. To date, SFX has acquired four businesses and acquired an interest in one joint venture. SFX also expects to complete four acquisitions simultaneously with or shortly after the closing of this offering: its acquisition of a 75% ownership interest in the worldwide business (the "ID&T Business") of ID&T NewHolding B.V. (such entity, together with One of Us B.V. (f/k/a ID&T Holding B.V.), "ID&T"), its acquisition of 100% of i-Motion GmbH Events & Communication ("i-Motion"), its acquisition of 100% of Totem Onelove Group Pty Ltd and Totem Industries Pty Ltd (collectively, "Totem") and its acquisition of a 70% equity interest in Made Event, LLC and EZ Festivals, LLC (collectively, "Made"). Although we consider these acquisitions to be "probable" within the meaning of Rule 3-05 of Regulation S-X and present information herein on a basis that assumes we complete these acquisitions, their consummation remains subject to closing conditions and other potential impediments. Therefore, we cannot provide any assurance that any of our planned acquisitions will be consummated. We discuss the terms of these acquisitions and the conditions to closing in "Risk Factors—Risks Related to Our Acquisition Strategy" and "Business—Our History and Acquisitions—Planned acquisitions."

One of SFX's completed acquisitions is Dayglow LLC and its affiliates (now known as SFX-LIC Operating LLC or "Life in Color"), which for accounting purposes has been determined to be the predecessor entity of SFX. We refer to the results of our predecessor entity as our "Predecessor." SFX is not the same company as, or in any legal way connected to, SFX Entertainment Inc., which was sold to Clear Channel Communications Inc. in 2000, although the Company and SFX Entertainment Inc. do share similar founders and management teams.

COMPANY OVERVIEW

We believe we are the largest producer of live events and entertainment content focused exclusively on the electronic music culture ("EMC"), based on attendance and revenue. We view EMC as a global generational movement driven by a rapidly developing community of avid followers among the millennial generation. Our mission is to enable this movement by providing our fans with the best possible live experiences, music discovery and connectivity with other fans and events. We have significant and growing scale with our global live events. On a pro forma basis for our completed acquisitions, we attracted 1.3 million fans in 2012 (a 36.0% increase from 2011), and on a pro forma basis for our completed and planned acquisitions, we attracted 2.8 million fans in 2012 (a 22.2% increase from 2011). We believe the broad appeal of EMC beyond festival attendance is demonstrated by the deep engagement of our fans, which is evidenced by the time they devote to EMC-related social media and digital activities. For example, the 2012 Tomorrowland festival in Belgium had 7.9 million live views on YouTube and the official Tomorrowland long-form after movies have had over 157 million online views to date.

We present leading EMC festivals and events, many of which have more than a decade of history, passionate followers and vibrant social communities. We have presented Life in Color events and two Sensation festivals and have acquired the rights to the Tomorrowland, Mysteryland and Q-Dance festivals in North America. Through planned acquisitions, we expect to acquire the rights to those festivals worldwide, as well as the rights to Stereosonic, Electric Zoo, Decibel, Nature One, MayDay and Ruhr-in-Love, among others.

We are continually investing in our festivals and events to add new and exciting creative elements, expand into new markets, and launch new events, all in order to provide the best entertainment experiences in the world for EMC fans. Many of the festivals we have presented or expect to present have a long history and have achieved substantial popularity and success in Europe while also attracting fans globally. For example, Tomorrowland sold out all of its approximately 180,000 tickets to the 2013 festival in Belgium in one second and saw significant demand from U.S.-based fans, each seeking to purchase multiple tickets. To meet the growing demand of the EMC community in the United States and other regions around the world, we plan to introduce some of the most popular festivals and events to certain areas for the first time. At its original location in Amsterdam, Sensation has consistently sold out since its inception in 2000, including all 37,000 tickets for 2013. Our inaugural Sensation event in North America, held in Toronto in June 2013, attracted over 24,000 attendees. We have announced four additional Sensation events in North America for 2013, which will be held in Las Vegas, Miami, New York and San Francisco, and our first North American Tomorrowland festival, TomorrowWorld, which we will hold in September 2013.

We are also addressing the demand from the growing EMC community for music, engaging content and social connectivity between and around live events. A key component of this initiative is Beatport, which is the principal source of music for EMC DJs and a trusted destination for the growing EMC community. Beatport is a vital channel for over 200,000 registered DJs and artists to launch music and connect with fans. In addition, Beatport has a rapidly growing fan community, with approximately 40 million unique visitors in 2012 (according to Google Analytics), who primarily use the site to discover and stream music, follow DJs and keep abreast of EMC news, information and events.

The global market directly associated with electronic dance music is projected to be approximately $4.5 billion in 2013, according to the International Music Summit Business Report. Electronic music has a history of over 20 years of mainstream popularity in Europe and has more recently evolved into a widely followed genre of music in the United States and other international markets. For example, total attendance at what are currently the five largest U.S. EMC festivals grew 41% annually from 2007 to 2012 (although there is no guarantee that this growth rate will continue in the future). This compares to 2% annual revenue growth for the overall North American concert market during the same period, according to Pollstar, a concert industry trade publication. Further reflecting this trend, in 2012 the National Academy of Recording Arts and Sciences added a Dance/Electronic category for the Grammy Awards, Billboard launched a Dance/Electronic chart, and in February 2013, a Dance/Electronic song reached #1 on the Billboard Hot 100 chart for the first time. EMC festivals and events typically feature many different artists and DJs, as well as elaborate sets, lighting and special effects centered on different creative themes. These festivals and events have become highly experiential and social happenings that are enjoyed by thousands of fans. These experiences, further propelled via social media and shared by millions of fans globally, are at the heart of the generational movement that is EMC.

Our market is characterized by a high degree of ownership fragmentation, and we believe it is well positioned for consolidation. We have a disciplined acquisition strategy that utilizes our in-house expertise and experience to identify, evaluate and integrate acquisitions. We plan to implement best practices across acquired companies and provide active business development, managerial support and financial discipline to achieve operational efficiencies. This will allow us to bring our fans more and higher quality EMC experiences while preserving the unique identities of these events. We have acquired and formed, or plan to acquire simultaneously with or shortly after consummation of this offering, the following businesses in pursuit of this strategy.

Asset/Status	Ownership	2012 Events/ Festivals	2012 Total Attendance (000s)	Description

BEATPORT, LLC "Beatport" Completed	100%	NA	NA	Principal online resource and destination for EMC DJs and enthusiasts, offering music for purchase in multiple downloadable formats (including uncompressed, high quality audio files) and providing unique music discovery tools for DJs and fans.

Disco Donnie Presents "DDP" Completed	100%	600 / 8	867	Promoter of EMC events in North America since 2000, including ownership interests in large EMC festivals.

ID&T Planned(a)	75%	39 / 29	961	One of the largest content providers and producers of international EMC live events across 19 countries and four continents. ID&T-branded festivals include Tomorrowland, Mysteryland, Sensation, Q-Dance, B2S, Decibel and Defqon.1. At the same time as this acquisition, we will increase our interest in our North American joint venture with ID&T from 51% to 75%, with an economic effect as of July 1, 2013.

i-Motion GmbH Events & Communication "i-Motion" Planned(b)	100%	7 / 5	208	Leading promoter and producer of EMC festivals and events in Germany, with key brands including Nature One, Germany's largest open-air EMC festival.

Life in Color "LIC" Completed	100%	138 / 4	437	Promoter and organizer of branded events that feature live music by DJs, acrobatic acts and "paint blasts."

Made Event, LLC and EZ Festivals, LLC collectively, "Made" Planned(c)	70%	14 / 1	130	Promoter and producer of EMC festivals and events in the United States, including Electric Zoo, held annually in New York City.

MMG Nightlife LLC "MMG" Completed	80%	NA	NA	Management company that manages some of the most popular EMC venues in South Beach, Florida.

Totem Onelove Group Pty Ltd and Totem Industries Pty Ltd collectively, "Totem" Planned(d)	100%	15 / 5	247	Promoter and producer of leading Australian EMC festival, Stereosonic, a five city touring outdoor festival held annually in summer (November/December) in conjunction with a touring and promotion business.

(a)
If the acquisition of a 75% ownership interest in the worldwide business (the "ID&T Business") of ID&T does not close by October 31, 2013, One of Us Holding B.V., the seller of the ID&T

  Business (the "ID&T Seller"), will be entitled to terminate the stock purchase agreement and retain all acquisition consideration paid to date by us to the seller. Pursuant to the terms of the stock purchase agreement, we will acquire equity interests in ID&T.

(b)
If we do not complete this offering by October 16, 2013, then each party to the i-Motion share purchase agreement will be entitled to rescind the agreement by giving written notice to the other party.

(c)
If this acquisition does not close by October 31, 2013, the principals of Made are entitled to retain our advance of $3.75 million. If we fail to close this acquisition by the applicable deadline, we may be required to renegotiate the terms of the acquisition in their entirety.

(d)
If this acquisition does not close by October 31, 2013 for any reason other than a breach of the asset contribution agreement by Totem, Totem will be entitled to retain our deposit of AUD$5.0 million (or $4.8 million as of May 22, 2013).

We have agreed to the following terms in respect of the four planned acquisitions described above. We intend to use the proceeds of this offering to fund the cash portion of the consideration for these acquisitions and consummate them simultaneously with or shortly after the closing of this offering.

•
Under a stock purchase agreement with the ID&T Seller, we have agreed to acquire 75% of the equity interests of ID&T (the "ID&T Acquisition"). In connection with entering into this agreement, on August 8, 2013, we paid an advance of $10.0 million to the ID&T Seller and we caused the $7.5 million non-recourse loan that ID&T/SFX North America LLC (the "ID&T JV") made to ID&T to be transferred to the ID&T Seller, effectively cancelling the repayment obligation for that loan. Upon closing the ID&T Acquisition, we will pay additional cash consideration of $40.0 million, plus certain working capital adjustments that are preliminarily estimated to be $5.9 million. The final working capital adjustment will be based on final analysis subsequent to the close of the ID&T Acquisition. Following the closing of the ID&T Acquisition, our ownership interest in the ID&T JV will increase from 51% to 75%, with an economic effect as of July 1, 2013.

•
Under a share purchase agreement with i-Motion, our acquisition of the 100% ownership interest of i-Motion will cost (i) $16.0 million (or, if greater, the U.S. dollar equivalent of €12.6 million, based on the exchange rate on the day prior to closing) in cash and (ii) $5.0 million (or, if greater, the U.S. dollar equivalent of €3.9 million, based on the exchange rate on the day prior to closing) in shares of our common stock at the price to the public in this offering.

•
We have entered into an asset contribution agreement with Totem, under which we have agreed to pay AUD$90.0 million, consisting of AUD$75.0 million (or $69.5 million) in cash, including AUD$70.0 million (or $64.9 million) at the closing and AUD$5.0 million (or $4.6 million) by February 28, 2014, and AUD$15.0 million (or $13.9 million) in shares of our common stock at the price to the public in this offering, to acquire 100% of Totem. Under the terms of the agreement, we paid a deposit of AUD$5.0 million (or $4.8 million as of May 22, 2013) to Totem on May 22, 2013.

•
We have entered into a membership interest purchase agreement with Made, under which we have agreed to pay $35.0 million, consisting of $20.0 million in cash, $5.0 million in our common stock at the lower of $12.75 per share or the price to the public in this offering and $10.0 million in promissory notes for a 70% ownership interest in Made. On June 24, 2013, we advanced $2.5 million towards the purchase price for this transaction, and on August 21, 2013, we advanced an additional $1.25 million towards the purchase price. We will be required to purchase in 2018 the remaining 30% that is not being sold.

We describe the terms of these planned acquisitions in greater detail under "Business—Our History and Acquisitions—Planned acquisitions."

Although, we consider each of these acquisitions to be a "probable acquisition" for the purposes of Rule 3-05 of Regulation S-X, in each case, there are substantial potential impediments that could cause us to fail to close a given acquisition or otherwise prevent it from being successful. For more information, see "Risk Factors—Risks Related to Our Acquisition Strategy."

Currently, we generate revenue from several sources. These include the sale of products on Beatport and the sale of merchandise at live events (19.6% and 26.2% of total revenue on a pro forma basis for the year ended December 31, 2012 and the six months ended June 30, 2013, respectively), service revenues earned from ticket sales and food and beverage concession fees (63.9% and 56.9% of total revenue on a pro forma basis for the year ended December 31, 2012 and the six months ended June 30, 2013, respectively), and other sources of service revenue including promoter fees, license fees, sponsorships and management fees (collectively, 16.5% and 16.9% of total revenue on a pro forma basis for the year ended December 31, 2012 and the six months ended June 30, 2013, respectively). On a pro forma basis for our completed and planned acquisitions, we generated revenue of $238.6 million and Adjusted EBITDA of $14.6 million and incurred a net loss of $65.4 million for the year ended December 31, 2012, and generated revenue of $92.3 million and Adjusted EBITDA of $(15.2) million and incurred a net loss of $70.3 million for the six months ended June 30, 2013.

COMPETITIVE STRENGTHS

We believe we are the largest company exclusively focused on the EMC community, with innovative festivals, live events and premier managed venues. In addition, we attract a large and growing community of EMC followers and key influencers around the world.

•
History of creativity and innovation.    We create and produce what we believe are many of the most recognized and well attended EMC festivals and events in the world, including, on a historical basis, Life in Color and Sensation, and, on a pro forma basis for our completed and planned acquisitions, Tomorrowland, Mysteryland, Q-Dance, Stereosonic, Electric Zoo, Decibel, Nature One, MayDay and Ruhr-in-Love. At our events and festivals, we use artistic, interactive, performance and visual elements, in addition to the music, to create an all-encompassing and compelling fan experience. For example, Life in Color shows include acrobatic acts and "paint blasts" in addition to DJs, and our other festivals include production elements such as elaborate sets, themes, lasers, fog machines and videos. We believe the appeal of our festivals and events is demonstrated by consistent attendance growth and ticket demand that often outstrips the available capacity. For example, in 2013, Tomorrowland sold out its 180,000 tickets, which was more than triple the tickets it sold in 2009.

•
Active, year-round relationship with the large and growing EMC community.    We use social media, engaging content and our online property, Beatport, to maintain an active relationship with trend setters and influencers in the broader EMC community, including professional DJs, bloggers and passionate consumers. Beatport has a large community of influencers, including over 200,000 registered DJs. Beatport also has a Klout score (an aggregated measure of social media activity and influence) of 91 out of 100, comparable with other high profile music services such as Spotify (91) and iTunes (93) as of August 2013. While Beatport experienced net losses of $1.5 million in 2012 and $1.4 million in 2011, we believe our ability to create closer partnerships between Beatport and the most important EMC festivals and events will enable us to deliver more to the EMC community between and around live events.

•
Substantial global scale and diversification.    We believe our scale and diversification enables us to serve our fans more effectively than other participants in the EMC market that have typically focused on one geographic market or a narrow portfolio of events. On a pro forma basis for our completed acquisitions in 2012, we produced 12 festivals (defined as having an attendance of 10,000 or more fans) and 738 events (defined as having attendance of fewer than 10,000 fans). On a pro forma basis for our completed and planned acquisitions in 2012, we produced 52 festivals and 813 events. Together these attracted 2.8 million attendees in 2012 and included large and small scale events, presented in 25 countries on five continents, that targeted different subsets of the EMC community. In addition, our managed EMC venues hosted over 400,000 attendees and our online properties attracted millions of users around the world in the year ended December 31, 2012.

•
Early access to emerging talent and trends.    Through our managed venues, Beatport and relationships with influencers, we are able to identify new trends and support new artists, introducing them across our network. Our premier managed EMC venues in South Beach, Florida have proven to be a breeding ground for some of the top DJs in the industry. Similarly, Beatport serves as an important channel for DJs to gain recognition. In addition to influential charts and other discovery tools, Beatport hosts mix contests and other programs to support aspiring DJs. For example, Zedd, one of today's leading DJs, was discovered after he won several remix contests on Beatport and has gone on to play at several of our venues and festivals.

•
Experienced management team.    We believe our management team's reputation and experience in music, live entertainment, consumer internet and related businesses make us a valuable partner to creative talent, independent operators and the EMC community more broadly. Members of our senior management team have previously built businesses in live events and entertainment and executed and integrated a number of acquisitions during their careers. We also believe our management's experience strengthens our ability to effectively integrate and operate our acquired businesses.

We are an early stage company that has not yet taken full advantage of these strengths, and we are not yet profitable due to the costs associated with startup activities, including making acquisitions, the limited time integrating and managing the businesses we have acquired and intend to acquire and because certain of our completed and planned acquisition targets were not yet profitable at the time of their acquisition. In addition, some of these companies have experienced increased costs in connection with their own growth strategies, resulting in declines in net income, such as ID&T, which increased revenue from 2011 to 2012, but suffered a decline in net income from €3.6 million (or $4.6 million) to €1.1 million (or $1.5 million) during the same period.

GROWTH STRATEGY

Our goal is to grow our business by supporting the development of the EMC movement. Key elements of our strategy include the following.

•
Enhance the fan experience.    We strive to continually enhance the experience that new and existing fans enjoy at our live events or online. Our live events include innovative and state-of-the-art sets and performer lineups, featuring both top talent and up-and-coming artists. We are pursuing many initiatives to enhance the fan experience, including continuing to invest in leading edge production, providing smart tickets/event passes, facilitating high quality travel and accommodation logistics, using wireless technologies to ease on-site logistics and social media interaction and featuring quality concessions in partnership with top-tier food and beverage partners. We plan to complement our fans' experience at live events by meeting their demand for information, quality content and connectivity with artists and the broader EMC community away from and around the events.

•
Grow our partnerships.    We believe the value of the experiences we offer is compelling enough to attract one or more partners willing to support multiple free events, sponsorship of festivals or our platform generally, and other fan-friendly initiatives. We are in advanced discussions with several such partners, which we call our "revolution partners," to support these initiatives and enhance the access and experience of our fans. We and our planned acquisitions have already attracted multiple well known, corporate brand partners, such as Anheuser-Busch, Heineken, Labatt and Samsung, including for multi-event and repeat sponsorships. In addition, we received a strategic investment from WPP, one of the largest global advertising agencies, in April 2013. Going forward, we intend to expand these partnerships to enable us to offer innovative services and further enhance our fans' experience at our live events and across our digital offerings.

•
Bring our festivals into new markets and expand current offerings.    Many of our EMC festivals and events are well known, have an existing global following and have begun to expand geographically. We are using our considerable resources, including managerial talent and local expertise, to accelerate the expansion of our festivals and events into new geographies, many of which have an underserved EMC fan community. For example, in 2012, Tomorrowland, a festival produced by ID&T, one of our planned acquisitions, saw demand from approximately 200,000 U.S.-based fans seeking to purchase multiple tickets each, of which only 2,000 were successful. We intend to bring some of the most successful festivals in the world to North America, including TomorrowWorld, the first international version of Tomorrowland, which we will present through the ID&T JV, scheduled to be held outside Atlanta in September 2013. In response to increasing demand for our events, we are also expanding some of our festivals by increasing their length and capacity. For example, in 2010, Tomorrowland was a two-day festival, with an attendance of 45,000 per day (90,000 total). In 2013, Tomorrowland lasted three days, and we sold 60,000 tickets, the maximum capacity, for each of the three days (180,000 total).

•
Foster deeper engagement within the EMC community.    We believe our scale of festivals and events, combined with our new generation of executive talent, helps us support the growth of the EMC community. Creating and mixing electronic music is a collaborative process that is highly accessible given the ready availability of music and mixing tools. In addition, the music is typically enjoyed as part of a communal experience, which in turn is commonly shared and perpetuated via social media. We seek to improve our fans' experiences by responding to their growing demand to engage with EMC content and the EMC community. We also plan to create closer partnership and integration between our online properties, such as Beatport, and live EMC happenings to enhance the fan experience between and around events.

•
Acquire and integrate leading live event and online properties.    We seek to acquire the highest quality festivals, event operators and promoters worldwide, as well as other businesses that are important to the EMC community. We have completed four acquisitions and acquired an interest in one joint venture to date, and we plan to close four more acquisitions on or shortly after the closing of this offering. We are also in active negotiations to acquire several other businesses. To mitigate acquisition risks, we typically seek to retain management teams of the acquired companies under long-term agreements and incentivize them to continue to manage the operations and expansion of the businesses. In addition, we intend to use our senior management's expertise in live events, consumer internet and EMC broadly, to promote best practices across our entire network in order to enhance the fan experience, improve operating and financial performance and ensure the health and safety of our fans, all while allowing producers to maintain creative independence.

RISKS RELATED TO OUR BUSINESS

Investing in our common stock involves substantial risk. You should carefully consider all of the information in this prospectus prior to investing in our common stock. There are several risks related to our business that are described under the section titled "Risk Factors" elsewhere in this prospectus. Among these important risks are the following:

•
Our success relies, in part, on the strength of our festival and online properties' appeal to fans, and if any of them were to become less popular, our business could suffer.

•
We can give no assurance as to when, or if, we will consummate our planned acquisitions.

•
We may be unsuccessful in developing and expanding our music, video and other content offerings.

•
We are vulnerable to the potential difficulties associated with rapid growth.

•
The number of EMC festivals and events may grow faster than the public's demand which could make it difficult for us to attract customers to our festivals and events.

•
A number of other companies are seeking to make acquisitions in our industry, which may make our acquisition strategy more difficult or expensive to pursue.

•
Our business and growth may suffer if we are unable to attract and retain key officers or employees, including our Chairman and Chief Executive Officer, Robert F.X. Sillerman, including any loss of officers or employees due to illness or other events outside of our control.

•
We may be unsuccessful in our future acquisition endeavors, if any, which may have an adverse effect on our business; in addition, some of the businesses we acquire may incur significant losses from operations.

•
We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing capital stock that would dilute your ownership.

•
Some of our stockholders have repurchase rights that require us to purchase their shares under certain conditions, and our financial position would be adversely impacted if those stockholders exercise such rights. See "Description of Capital Stock—Repurchase Rights" for the terms of the repurchase rights.

We are an emerging growth company as defined in Section 2(a)(19) of the Securities Act and Section 3(a)(80) of the Exchange Act. Pursuant to Section 102 of the Jumpstart Our Business Startups Act (the "JOBS Act"), we have provided reduced executive compensation disclosure and have omitted a compensation discussion and analysis from this prospectus. Pursuant to Section 107 of the JOBS Act, we have elected to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.

Under the NASDAQ rules, a company of which more than 50% of the voting power is held by a person or group of persons acting together is a "controlled company" and may elect not to comply with certain NASDAQ corporate governance requirements. Robert F.X. Sillerman, who is our founder, Chief Executive Officer and Chairman of our board of directors, controls 58.8% of our voting power. Assuming that we sell the number of shares set forth on the cover page of this prospectus, after this offering Mr. Sillerman would control approximately         % of our voting power (or          % if the underwriters fully exercise their over-allotment option). If Mr. Sillerman were to hold greater than 50% of our voting power, we would be eligible to take advantage of this "controlled company" exemption. We do not, however, plan to take advantage of such exemption.

We have grown our business principally through acquisitions, and we have indebtedness of approximately $75.0 million as of September 13, 2013 in connection with our acquisition strategy, including $75.0 million under the First Lien Term Loan Facility. This level of indebtedness involves substantial risks, including that we may not be able to repay or refinance this indebtedness at maturity. You should read, "Risk Factors—Risks Related to our Acquisition Strategy—We have incurred significant indebtedness in connection with our growth strategy, which may grow with future acquisitions, and this increases risk for holders of our common stock and could adversely affect our profitability and financial condition" for a discussion of risks related to our level of indebtedness.

OUR HISTORY

SFX was incorporated in the State of Delaware on June 5, 2012. Between June 5, 2012 and February 13, 2013, SFX was named SFX Holding Corporation. We started our business on July 7, 2011 as SFX EDM Holdings Corporation, which is now a wholly-owned subsidiary of SFX Entertainment, Inc.

Our principal executive offices are located at 430 Park Avenue, 6th Floor, New York, New York 10022 and our telephone number is (646) 561-6400.

All trademarks and product names or brands appearing in this prospectus are the property of their respective owners.

The offering

Common stock offered by us	shares
Common stock outstanding after this offering	shares
Option to purchase additional shares	The underwriters have an option to purchase a maximum of additional shares of our common stock from us to cover over-allotments, if any. The underwriters can exercise this option at any time within 30 days from the date of this prospectus.
Use of proceeds	We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $ million, assuming the shares are offered at $ per share (the midpoint of the price range set forth on the cover of this prospectus).
• We intend to use $45.9 million to close the acquisition of the 75% ownership interest in the ID&T Business.
• We intend to use $16.0 million (or, if greater, the U.S. dollar equivalent of €12.6 million) to close the acquisition of 100% of the ownership interests in i-Motion.
• We intend to use AUD$65.0 million (or $60.3 million) to close the acquisition of substantially all of the assets of Totem.
• We intend to use $16.25 million to close the acquisition of 70% of the ownership interests in Made.
• We intend to use the balance to fund working capital, capital expenditures and other general corporate purposes, which may include other acquisitions of complementary businesses.
See "Use of Proceeds."
Risk factors	See "Risk Factors" beginning on page 14 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.
Proposed Nasdaq Global Market symbol	"SFXE"

The number of shares of common stock that will be outstanding after this offering is based on 63,614,154 shares outstanding as of September 13, 2013, and excludes:

•
21,438,500 shares of common stock issuable upon the exercise of options to purchase common stock that were outstanding as of September 13, 2013, with a weighted average exercise price of $5.38 per share, and options to purchase approximately 665,000 shares of common stock with an exercise price equal to the price per share to the public in this offering, which we intend to issue at the pricing of this offering;

•
233,000 shares of restricted stock to Mr. Sillerman, which we intend to issue immediately prior to the closing of this offering;

•
500,000 shares of common stock issuable upon the exercise of warrants to purchase common stock that were outstanding as of September 13, 2013, with a weighted average exercise price of $2.50 per share; and

•
2,646,500 shares of common stock available for future issuance under our 2013 Equity Compensation Plan.

Unless otherwise indicated, all information in this prospectus:

•
assumes the underwriters do not exercise their option to purchase additional shares; and

•
assumes the shares are offered at $             per share (the midpoint of the price range set forth on the cover of this prospectus).

We have also filed with the U.S. Securities and Exchange Commission (the "SEC") a registration statement on Form S-1 (the ``resale registration statement") relating to the offering and sale from time to time of up to 26,197,277 shares of our common stock by certain of our existing stockholders named as selling stockholders therein. The offer and sale of these shares are not included in the registration statement of which this prospectus is a part, and none of those shares will be included in this offering. In the event that any of the selling stockholders sell shares of our common stock under the resale registration statement, we will not receive any proceeds from those sales. Each of the selling stockholders have signed lock-up agreements with our underwriters that prohibit them, subject to certain exceptions, from selling their shares during the period ending 180 days after the date of this prospectus, and many of them have signed separate lock-up agreements with us. We intend for the resale registration statement to be declared effective by the SEC following the effectiveness of this prospectus and after we have closed one or more of our planned acquisitions.

Summary historical consolidated financial information and other data

The following table sets forth the summary historical and pro forma consolidated financial information for SFX Entertainment, Inc. (Successor), or "SFX," and the summary historical financial information for Life in Color or "LIC" (Predecessor). The historical results of operations for SFX, as Successor, for the year ended December 31, 2011 do not reflect any of the operations of LIC, as Predecessor. The historical results of operations for SFX, as Successor, for the year ended December 31, 2012 reflect the operations of LIC only from the date of our acquisition of LIC on July 31, 2012.

We derived the summary historical consolidated financial data for SFX as of and for the years ended December 31, 2011 and December 31, 2012 from the audited consolidated financial statements you can find elsewhere in this prospectus. We derived the summary historical consolidated financial data for LIC as of and for the year ended December 31, 2011, for the period from January 1, 2012 through July 31, 2012 and as of July 31, 2012 from the audited consolidated financial statements you can find elsewhere in this prospectus. We derived the summary historical consolidated financial data for SFX as of June 30, 2013 and for the three and six months ended June 30, 2012 and 2013 from the unaudited consolidated financial statements you can find elsewhere in this prospectus.

We derived the summary unaudited pro forma condensed combined financial data for SFX for the year ended December 31, 2012 and as of and for the three and six months ended June 30, 2013 from the unaudited pro forma condensed combined financial statements you can find elsewhere in this prospectus. These pro forma financial data give effect to our completed and planned acquisitions, our issuances and sales of equity that have occurred since January 1, 2012, and our subsidiary's borrowing under the First Lien Term Loan Facility, as if each of these had occurred on January 1, 2012 (in the case of the consolidated income data) and on June 30, 2013 (in the case of the consolidated balance sheet data). You should read these data in conjunction with the information set forth under "Unaudited Pro Forma Condensed Combined Financial Information," which describes these transactions and the related adjustments in greater detail.

The financial data set forth below are only a summary and are not complete. They also do not necessarily indicate or represent anything about our future operations. You should read these summary financial data in conjunction with the disclosure under "Use of Proceeds," "Capitalization," "Unaudited Pro Forma Condensed Combined Financial Information," "Selected Historical Financial Information and Other Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related notes thereto included elsewhere in this prospectus.

			SFX Entertainment, Inc. (Successor)
	Life in Color (Predecessor)
								Pro forma Six months ended June 30, 2013
Consolidated statement of comprehensive income data (in 000s except per share amounts)	Year ended December 31, 2011	Seven months ended July 31, 2012	Year ended December 31, 2011	Year ended December 31, 2012	Six months ended June 30, 2012	Six months ended June 30, 2013	Pro forma Year ended December 31, 2012

					(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue
Service revenue	$9,606	$10,920	$—	$24,513	$378	$22,884	$191,821	$68,159
Sales of products	—	66	—	302	—	14,669	46,803	24,148

Total revenue	9,606	10,986	—	24,815	378	37,553	238,624	92,307

Direct Costs
Service revenue	(8,572)	(7,905)	—	(22,719)	(365)	(16,980)	(141,524)	(52,084)
Sales of products	—	(314)	—	(300)	—	(9,769)	(31,236)	(16,214)

Total direct costs	(8,572)	(8,219)	—	(23,019)	(365)	(26,749)	(172,760)	(68,298)

Gross profit	1,034	2,767	—	1,796	13	10,804	65,864	24,009
Operating expenses
Selling, general and administrative expenses	(1,142)	(2,323)	(101)	(17,026)	(3,134)	(38,374)	(82,912)	(61,401)
Depreciation and
amortization	(41)	(95)	—	(991)	(27)	(7,284)	(56,384)	(28,036)

Operating income/(loss)	(149)	349	(101)	(16,221)	(3,148)	(34,854)	(73,432)	(65,428)
Interest expense, net	—	—	—	(34)	3	(8,183)	(24,900)	(19,105)
Other income (expense)	(9)	13	—	98	—	(1,041)	2,788	(913)

Net income/(loss) before provision for income taxes	(158)	362	(101)	(16,157)	(3,145)	(44,078)	(95,544)	(85,446)
(Provision)/benefit for income taxes	—	—	—	(67)	—	(574)	30,100	15,146

Net income/(loss)	(158)	362	(101)	(16,224)	(3,145)	(44,652)	(65,444)	(70,300)
Less: Net income/(loss) attributable to non-controlling interests	—	—	—	—	—	(1,163)	942	(1,400)

Net income/(loss) attributable to SFX Entertainment, Inc.	$(158)	$362	$(101)	$(16,224)	$(3,145)	$(43,489)	$(66,386)	$(68,900)

Loss per share—basic and diluted	N/A	N/A	$—	$(0.44)	$(0.11)	$(0.75)
Weighted average shares outstanding—basic and diluted	N/A	N/A	—	37,186	29,302	57,713
Other Financial Data:
Adjusted EBITDA(1)	$(108)	$1,235	$(101)	$(13,021)		$(13,568)	$14,620	$(15,240)

N/A—not applicable

			SFX Entertainment, Inc. (Successor)
	Life in Color (Predecessor)
						Pro Forma June 30, 2013
Consolidated balance sheet data (in 000s)	December 31, 2011	July 31, 2012	December 31, 2011	December 31, 2012	June 30, 2013

					(Unaudited)	(Unaudited)
Cash	$44	$182	$—	$3,675	$31,378	$77,106
Working capital	(595)	(835)	(101)	(18,005)	5,443	10,491
Total assets	1,111	1,615	—	66,732	252,535	549,444
Deferred revenue	663	830	—	324	12,595	32,342
Long-term debt	582	440	—	—	63,343	73,666
Total liabilities	1,727	2,107	101	28,059	114,860	201,295
Redeemable common stock	—	—	—	25,000	84,030	13,695
Redeemable non-controlling interest	—	—	—	4,794	4,834	40,935
Stockholders' equity (deficit)	(616)	(492)	(101)	8,879	48,811	293,519

(1)
We define Adjusted EBITDA as net income (loss) before other income (loss), interest expense, income taxes, depreciation and amortization, equity-based compensation expense, and non-recurring items. Adjusted EBITDA is not a recognized term under U.S. generally accepted accounting rules ("GAAP") and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.

We present Adjusted EBITDA in this prospectus to provide investors with supplemental information regarding our financial results and operating performance. Adjusted EBITDA should not be used as an indicator of, or an alternative to, net income (as determined in accordance with GAAP) as a measure of our operating performance or to net cash provided by operating, investing or financing activities (as determined in accordance with GAAP) or as a measure of our ability to meet cash needs.

  We have included Adjusted EBITDA in this prospectus because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short- and long-term operational plans. In particular, the elimination of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business.

  We believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

  Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations include the following:

  •
  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

  •
  Adjusted EBITDA does not consider the potentially dilutive impact of share-based compensation; and

  •
  other companies, including companies in our industry, may calculate Adjusted EBITDA or similarly titled measures differently, limiting their usefulness as a comparative measure.

  Because of these and other limitations, you should consider Adjusted EBITDA alongside other GAAP-based financial performance measures, including various cash flow metrics, net income (loss) and other GAAP financial results.

  The following table presents a reconciliation of Adjusted EBITDA to our net income (loss), the most comparable GAAP measure, for each of the periods indicated.

			SFX Entertainment, Inc. (Successor)
	Life in Color (Predecessor)
							Pro forma Six months ended June 30, 2013
(in 000s)	Year ended December 31, 2011	Seven months ended July 31, 2012	Year ended December 31, 2011	Year ended December 31, 2012	Six months ended June 30, 2013	Pro forma Year ended December 31, 2012

Net income (loss)	$(158)	$362	$(101)	$(16,224)	$(44,652)	$(65,444)	$(70,300)
Interest expense	—	—	—	34	8,183	24,900	19,105
Provision/(Benefit) for income taxes	—	—	—	67	574	(30,100)	(15,146)
Depreciation & amortization	41	95	—	991	7,284	56,384	28,036
Equity-based compensation expense	—	—	—	2,209	13,999	19,324	19,348
Other (income) expense(a)	9	(13)	—	(98)	1,041	(829)	546
Non-recurring litigation costs	—	—	—	—	(21)	1,124	2,114
Non-recurring transaction costs(b)	—	791	—	—	24	7,792	1,052
ITDA related to non-consolidated affiliates(c)	—	—	—	—	—	1,469	5

Adjusted EBITDA	$(108)	$1,235	$(101)	$(13,021)	$(13,568)	$14,620	$(15,240)

(a)
Other (income) expense represents gain on a sale of assets and other miscellaneous non-recurring items.

(b)
These include acquisition related costs at acquired entities. These do not include expenses incurred in connection with SFX's formation, the evaluation, negotiation and consummation of acquisitions and this offering and the resale shelf registration statement, which were $0, $0, $101, $8,330, $8,562, $8,330 and $8,562, respectively.

(c)
Represents ID&T's non-consolidated affiliates' share of interest expense, income taxes and depreciation and amortization.

Risk factors

This offering and an investment in our common stock involves a high degree of risk. You should consider carefully the following risks and other information contained in this prospectus, including the consolidated financial statements and related footnotes appearing at the end of this prospectus, before you decide whether to buy our common stock. If any of the following risks actually occur, they may materially harm our business, prospects, financial condition and results of operations. In this event, the market price of our common stock could decline and you could lose part or all of your investment.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

Our success relies, in part, on the strength of our festivals, events and online businesses, and if any of them were to become less popular, our business could suffer.

Through our completed and planned acquisitions, we produce, promote and manage electronic music culture, or EMC, festivals, events and online businesses, including Tomorrowland, Sensation, Mysteryland, Q-Dance, Stereosonic, Electric Zoo, Nature One, MayDay, Ruhr-in-Love, Life in Color and Beatport. Our growth strategy relies on the strength of these brands to attract customers to our festivals and events, both through attendance at the original festivals and in new markets, as well as to our online properties. We also rely on the strength of these brands to secure sponsorships and to facilitate growth in revenue from the sale of music and other content, as well as advertising on our online properties. Maintaining the strength of our festivals, events and online businesses will be challenging, and our relationship with our fans could be harmed for many reasons, including the quality of the experience at a particular festival, our competitors developing more popular events or attracting talent from our businesses, adverse occurrences or publicity in connection with an event and changes to public tastes that are beyond our control and difficult to anticipate. If our key properties become less popular with consumers within the EMC community, our growth strategy would be harmed, which could in turn harm our business and financial results.

Maintaining the popularity of our festivals, events and online businesses requires that we anticipate consumer preferences and offer events that appeal to the EMC community. Our customers' preferences and tastes for these events can change and evolve rapidly, and our competitors actively seek to provide new and compelling experiences at their EMC events. If we fail to anticipate or respond quickly to changes in public taste, our festivals and related offerings may become less attractive to consumers.

We can give no assurances as to when we will consummate our planned acquisitions or whether we will consummate them at all.

We intend to close four planned acquisitions simultaneously with or shortly after the closing of this offering and to use the proceeds of this offering to fund the cash portion of the consideration for those acquisitions. However, each of those acquisitions is subject to conditions and other impediments to closing, including some that are beyond our control, and we may not be able to close any of them successfully. In addition, our planned acquisitions are required to be closed within certain timeframes as described below, and if we are unable to meet the closing deadlines for a given transaction, we may forfeit deposits or other payments we have made, be forced to renegotiate the transaction on less advantageous terms and could fail to consummate the transaction at all. If for this reason or otherwise we are unable to close any planned acquisition, it would significantly alter our business strategy and impede our prospects for growth. If we are unable to close a particular planned acquisition, we will not be able to produce any of the festivals or events or have ownership or licenses of the brands owned or licensed by that acquisition target, which could include Tomorrowland, Sensation, Mysteryland, Decibel, Nature One, MayDay, Ruhr-in-Love, Electric Zoo or others. Further, we may

Risk factors

not be able to identify suitable acquisition candidates to replace these acquisitions, and even if we were to do so, we may only be able to consummate them on less advantageous terms.

In addition, if we do not close a particular planned acquisition, we could lose deposits or other amounts we have paid in connection with it. For example, if our acquisition of Totem does not close by October 31, 2013 for any reason other than a breach of the asset contribution agreement by Totem, Totem will be entitled to retain our AUD$5.0 million (or $4.8 million as of May 22, 2013) deposit. Additionally, if we do not close the acquisition of 75% of the equity interests of the worldwide business (the "ID&T Business") of ID&T NewHolding B.V. (such entity, together with One of Us B.V. (f/k/a ID&T Holding B.V.), "ID&T") by October 31, 2013, One of Us Holding B.V., the seller of the ID&T Business (the "ID&T Seller"), will be entitled to pursue claims for damages against us and retain all acquisition consideration paid to date by us, including (i) the $10.0 million cash advance we paid on August 8, 2013, (ii) the effective cancellation of a $7.5 million non-recourse loan that was made to ID&T and (iii) the $2.5 million in cash and 2,000,000 shares of common stock we paid to acquire the option to purchase 75% of the equity interests of the ID&T Business. Further, if we fail to close our acquisition of 70% of the ownership interests in Made by October 31, 2013, the principals of Made may retain the $3.75 million advance. Finally, if we do not complete this offering by October 16, 2013, then i-Motion will have the right to rescind our share purchase agreement with them. If we do close our planned acquisitions, each of these acquisitions will be subject to the other risks inherent in our acquisitions, including the risks disclosed herein under "—Risks Related to Our Acquisition Strategy."

We may be unsuccessful in developing and expanding our music, video and other content offerings.

We intend to develop Beatport as a key point of contact between us and the EMC community. However, our plans face a number of challenges and risks. For example, we are in the nascent stage of developing additional media content, such as news, lifestyle videos and blogs, which we believe will be attractive to members of the EMC community, but we may not be successful in developing these offerings. Consumers may also decide to access similar offerings from our competitors. We also intend to increase our consumers' paid access to music, including through downloads. This strategy faces a number of challenges, including illegal downloading and other piracy, which has depressed sales in the music industry generally, competition from mainstream brands, such as iTunes and others and our inability to obtain and retain licenses to supply artist content. We may fail to enhance the consumer experience, deepen engagement with the EMC community or achieve the improvements we seek to make. Any of these occurrences may prevent us from improving our connection to our customers and bringing more traffic to the Beatport website, further developing Beatport as a key point of contact for the EMC community and increasing ticket sales for our festivals and events. If we fail to properly execute our strategy in this area, it will be harder for us to achieve the growth we expect, and our business and financial results may be adversely affected.

We are vulnerable to the potential difficulties associated with rapid growth.

We believe that our future success depends on our ability to manage the rapid growth that we expect to achieve organically and through acquisitions and the demands and additional responsibilities that our growth will place on our management.

The following factors could present us with difficulties:

•
a lack of sufficient executive-level personnel;

Risk factors

•
the inability to develop and monetize our online properties;

•
an increased administrative burden on our employees;

•
the inability to attract, train, manage and retain the qualified personnel necessary to manage and operate a greater number of festivals, events and other business activities; and

•
the inability to integrate acquired businesses.

If we fail to address these and other challenges associated with our growth, our growth itself may slow or fail to materialize, we may grow without achieving profitability, we may have difficulty with our internal controls and procedures and the quality of our festivals, events and other offerings may decline, among other things. Any of these could harm our business and financial results.

It is possible that the popularity of electronic music and the EMC community will not continue their current growth or even decline.

We have focused our business on the broad market for electronic music and the EMC community, including electronic music festivals and events, venues, sponsorships and ecommerce. Accordingly, our growth strategy is dependent upon the continued growth of the popularity of electronic music and the EMC community. However, this growth is subject to the whims of public taste, which may change over time and which may be beyond our control. While interest in electronic music has increased significantly over the past few years, this increase in interest may not continue, and it is possible that the public's current level of interest in electronic music will decline. If either were to happen, the demand for and interest in EMC festivals, events and venues and our online properties could fail to meet our expectations or even decline. This would have a material adverse effect on our business and financial results.

The number of EMC festivals and events may grow faster than the public's demand, which could make it difficult for us to attract customers to our festivals and events.

With the growing EMC community, there has been a significant increase in the number of EMC festivals and events caused by the creation of new events and the expansion, both in geography and duration, of existing events. Our growth strategy includes increasing the number of EMC festivals and events we produce each year, as well as increasing the frequency of established events by bringing them to new cities and countries. It is possible that the proliferation of EMC festivals and events will outpace demand. Further, many of the largest festivals attract fans who travel great distances to attend. It is possible that an increase in local availability of quality EMC festivals and events will make it less likely that these fans travel to existing festivals. If either were to occur, it could make it difficult for us to achieve the increase in attendance that is part of our growth strategy or force us to offer tickets at reduced prices, either of which would adversely affect our business and financial results.

In addition, competition for advertising and sponsorships may lead to fewer sponsors of our events or lower sponsorship prices, with a resulting decrease in revenue. Our competitors may offer increased guarantees to artists and more favorable terms and ticketing arrangements to other parties, which we may be unwilling or unable to match. Even if we are willing to match our competitors' terms, the profitability of our events could decline.

We must match the innovation of our competitors.

There is currently a tremendous amount of innovation among EMC-focused businesses, including in the different experiential aspects of festivals and other live performances. These include things such as

Risk factors

video presentations, lighting, special effects, sets and other creative elements. Businesses in the EMC industry compete in part on their ability to provide experiences for their audiences that are both cutting edge and compelling. Innovation in our industry is taking place both at the companies that produce festivals and events, as well as at smaller companies that are retained by producers and performers to create artistic elements to accompany the music and enhance the experience of the fans. We must be able to match the quality and inventiveness of these competitors at our own festivals and events. If we fail to do so, it could lead to reduced demand for tickets to our festivals and events, harm our reputation or the reputation of our festivals and events and adversely affect our business and financial performance.

If we are forced to cancel or postpone all or part of a scheduled festival or event, our business will be adversely impacted and our reputation may be harmed.

We incur a significant amount of up-front costs when we plan and prepare for a festival or event. Accordingly, if a planned festival or event fails to occur, we would lose a substantial amount of sunk costs, fail to generate the anticipated revenue and may be forced to issue refunds for tickets sold. If we are forced to postpone a planned festival or event, we would incur substantial additional costs in order to stage the event on a new date, may have reduced attendance and revenue and may have to refund money to ticketholders. In addition, any cancellation or postponement could harm both our reputation and the reputation of the particular festival or event.

We could be compelled to cancel or postpone all or part of an event or festival for many reasons, including such things as low attendance, technical problems, issues with permitting or government regulation, incidents, injuries or deaths at that event or festival or another similar event or festival, as well as extraordinary incidents, such as terrorist attacks, mass-casualty incidents and natural disasters or similar events. We often have cancellation insurance policies in place to cover a portion of our losses if we are compelled to cancel an event or festival, but our coverage may not be sufficient and is subject to deductibles. The occurrence of an extraordinary incident at or near the site where a festival or event will be held may make it impossible or difficult to stage the event or make it difficult for attendees to travel to the site of a festival or event. An extraordinary incident may also may make it inappropriate to hold a festival or event at a particular site or at a particular time. For example, the third day of the 2013 Electric Zoo festival was canceled after there were two fatalities, which the media reported to have been related to drug use by the individuals, during the first two days of the festival. Electric Zoo is produced by Made, and we plan to acquire 70% of the ownership interests in Made shortly after the closing of this offering and the remaining 30% in 2018. See "Business—Our Principal Assets—Made."

Costs associated with, and our ability to obtain, adequate insurance could adversely affect our profitability and financial condition.

Heightened concerns and challenges regarding property, casualty, liability, artists, business interruption and other insurance coverage have resulted from security incidents, including terrorism, along with varying weather-related conditions and incidents. As a result, we may experience increased difficulty obtaining high policy limits of coverage at reasonable costs, including coverage for acts of terrorism and weather-related property damage.

We cannot guarantee that our insurance policy coverage limits, including insurance coverage for property, casualty, liability, artists and business interruption losses and acts of terrorism, would be adequate under the circumstances should one or multiple events occur at or near any of our venues or events, or that our insurers would have adequate financial resources to pay our related claims. We

Risk factors

cannot guarantee that adequate coverage limits will be available, offered at reasonable costs or offered by insurers with sufficient financial soundness. Furthermore, our insurance policies generally do not cover certain activities at our festivals and events, such as pyrotechnics and fireworks although we engage third-party professionals to manage these activities at our events and we are named as additional insureds on their insurance policies. If activities that our insurance policies do not cover result in a significant liability, our financial condition and results of operation could be harmed.

To stage festivals in multiple locations, we may be required to transport complex sets and equipment long distances, which creates increased risk that they will be damaged.

Our larger festivals require complex sets and other equipment, including those that currently exist, that we construct or that we may purchase from a supplier. We will be required to transport these sets and equipment long distances by land and sea, which creates the risk that they may be damaged or lost if there is an accident or other complication during transport. These sets and equipment are very costly to create and it would be expensive and time consuming to repair or replace them. We have insurance policies in place to cover a portion of our losses for damaged or lost sets and equipment, but our coverage may not be sufficient and is subject to deductibles. Additionally, a supplier's failure to deliver the sets and equipment to us or our loss of these sets and equipment might lead to substantial expenses and could force us to delay or cancel a festival or event. Any of these could adversely affect our business, reputation and financial results.

There is the risk of personal injuries and accidents in connection with our live music events, which could subject us to personal injury or other claims, increase our expenses and damage our brands.

There are inherent risks in live festivals and events, particularly those like ours, which involve complex staging and special effects. As a result, personal injuries and accidents have occurred in the concert industry, including some that have injured or killed employees and guests. Such incidents at our festivals, events or venues could subject us to claims and liabilities, and certain of the businesses we have acquired or plan to acquire have been subject to such claims. Incidents in connection with our live festivals and events or at any of the venues we manage could also harm our reputation with artists and fans and make it more difficult for us to obtain sponsors. Any such incident could also reduce attendance at our events, or lead to the cancelation of all or part of an event or festival, in each case leading to a decrease in our revenue. While we maintain insurance policies that provide coverage within limits that are sufficient, in management's judgment, to protect us from material financial loss for personal injuries sustained by persons at our venues or accidents in the ordinary course of business, there can be no assurance that this insurance will be adequate at all times and in all circumstances. In particular, if there were to be a major incident involving multiple deaths or injuries at one of our events or venues, it is unlikely our insurance would cover the full liability. We will be responsible for any liabilities not covered by our insurance policies, which would negatively impact our cash flows and results of operations.

In addition, we are subject to state "dram shop" laws and regulations, which generally provide that a person injured by an intoxicated person may seek to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. Recent litigation of "dram shop" laws and regulations targeted at restaurant chains has resulted in significant judgments, including many recent instances of punitive damages; such laws may be extended to apply to our events and festivals. While we carry liquor liability coverage as part of our existing comprehensive general liability insurance, we may still be subject to a judgment in excess of our insurance coverage, and we may not

Risk factors

be able to obtain or continue to maintain such insurance coverage at reasonable costs, if at all. Regardless of whether any claims against us are valid or whether we are liable, we may be adversely affected by publicity resulting from such laws.

Activities or conduct, such as illegal drug use, at our properties or the festivals and events we produce may expose us to liability, cause us to lose business licenses or government approvals, result in the cancelation of all or a part of an event or festival or result in adverse publicity.

We are subject to risks associated with activities or conduct, such as drug use at our festivals, events or venues that are illegal or violate the terms of our business licenses. Illegal activities or conduct at any of our events or venues may result in negative publicity, adverse consequences (including illness, injury or death) to the persons engaged in the illegal activity or others, and litigation against us. We have formed a medical procedure and safety committee, and we are developing, but have not yet finalized, comprehensive policies aimed at ensuring that the operation of each festival and event is conducted in conformance with local, state and federal laws. We have a "no tolerance" policy on illegal drug use in or around our facilities, and we continually monitor the actions of entertainers, fans and our employees to ensure that proper behavioral standards are met. However, such policies, no matter how well designed and enforced, cannot provide absolute assurance that the policies' objectives are achieved. Because of the inherent limitations in all control systems and policies, there can be no assurance that our policies will prevent deliberate acts by persons attempting to violate or circumvent them. The consequences of these acts may increase our costs, result in the loss or termination of leases for our venues by property owners (including governments and other parties that own the land at our venues), result in our inability to get the necessary permits and locations for our events, or lead to the cancelation of all or part of an event or festival. For example, the third day of the 2013 Electric Zoo festival was canceled after there were two fatalities, which the media reported to have been related to drug use by the individuals, during the first two days of the festival. Electric Zoo is produced by Made, and we plan to acquire 70% of the ownership interests in Made shortly after the closing of this offering and the remaining 30% in 2018. See "Business—Our Principal Assets—Made." These consequences may also make it more difficult for us to obtain or retain sponsorships, lower consumer demand for our events, subject us to liability claims, divert management's attention from our business and make an investment in our securities unattractive to current and potential investors. These outcomes could have the effect of lowering our revenue profitability and/or our stock price.

We face intense competition in the live music and media industries, which could adversely affect our business, financial condition and results of operations.

We operate in the highly competitive live music and media industries, and this competition may prevent us from maintaining or increasing our current revenue. The live music industry, including electronic dance music, competes with other forms of entertainment for consumers' discretionary spending. Within the live music industry, we compete with other promoters and venue operators to attract customers and talent to events and festivals, as well as to obtain the support of sponsors and advertisers. Our competitors include large promotion and entertainment companies, some with substantial scale, that have begun to focus on EMC, smaller promoters that focus on a single festival or event or a particular region or country, venue operators and other producers of live events. Some of our competitors are much larger than we are and have greater resources and stronger relationships with artists, venues, sponsors and advertisers than we do. Others have substantial experience in and strong relationships in the EMC community and are primarily focused on EMC. Our competitors may engage in more extensive development efforts for large-scale events, undertake more far-reaching

Risk factors

marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential advertisers and sponsors.

With respect to our media offerings, we compete for the time and attention of our users with other content providers on the basis of a number of factors, including quality of experience, relevance, popularity and diversity of content, ease of use, price, accessibility, perception of the number of advertisements and brand awareness and reputation. We face competition from providers of interactive on-demand audio content and pre-recorded entertainment, such as Apple's iTunes Music Store, Rdio, Rhapsody, Spotify, Pandora and Amazon, which allow online listeners to select the audio content that they stream or purchase. The audio entertainment marketplace continues to rapidly evolve, providing listeners of online music with a growing number of alternatives and new access models. Our current and future competitors in music may have more well-established brand recognition, more established relationships with consumer product manufacturers and content licenses, greater financial, technical and other resources, more sophisticated technologies or more experience in the markets in which we compete. If we are unable to compete successfully for listeners against other providers by maintaining and increasing our presence and visibility, our Beatport music sales may fail to increase as expected or decline and our advertising sales will suffer.

We are subject to substantial governmental regulation, and our failure to comply with these regulations could adversely affect our business, financial condition and results of operations.

Our operations are subject to federal, state and local laws, statutes, rules, regulations, policies and procedures, both domestically and internationally, which are subject to change at any time, governing matters such as:

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construction, renovation and operation of our venues;

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licensing, permitting and zoning, including ordinances relating to noise, traffic and pollution;

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human health, safety and sanitation requirements;

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the service of food and alcoholic beverages;

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working conditions, labor, minimum wage and hour, citizenship and employment laws;

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the United States Americans with Disability Act;

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the United States Foreign Corrupt Practices Act (FCPA) and similar regulations in other countries;

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historic landmark rules;

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hazardous and non-hazardous waste and other environmental protection laws;

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sales and other taxes and withholding of taxes;

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privacy laws and protection of personally identifiable information;

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marketing activities via the telephone and online; and

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primary ticketing and ticket resale services.

Our failure to comply with these laws and regulations could result in fines and proceedings against us by governmental agencies and consumers, which if material, could adversely affect our business, financial condition and results of operations. In addition, the promulgation of new laws, rules and regulations could restrict or unfavorably impact our business, which could decrease demand for

Risk factors

services, reduce revenue, increase costs and subject us to additional liabilities. For example, some legislatures have proposed laws in the past that would impose potential liability on us and other promoters and producers of live music events for entertainment taxes and for incidents that occur at events, particularly those that involve drugs and alcohol. Additionally, new legislation could be passed that may negatively impact our business.

From time to time, federal, state and local authorities and consumers commence investigations, inquiries or litigation with respect to our compliance with applicable consumer protection, advertising, unfair business practice, antitrust (and similar or related laws) and other laws. We may be required to incur significant legal expenses in connection with the defense of future governmental investigations and litigation.

Our business is subject to the risks of international operations.

Following the closing of this offering and the consummation of our planned acquisitions, we will derive a significant portion of our revenue and earnings from our international operations. Operating in multiple foreign countries involves substantial risk. For example, our business activities subject us to a number of laws and regulations, such as anti-corruption laws, tax laws, foreign exchange controls and cash repatriation restrictions, data privacy and security requirements, environmental laws, labor laws, and anti-competition regulations. As we expand into additional countries, the complexity inherent in complying with these laws and regulations increases, making compliance more difficult and costly and driving up the costs of doing business in foreign jurisdictions. Any failure to comply with foreign laws and regulations could subject us to fines and penalties, make it more difficult or impossible to do business in that country and harm our reputation. In addition, this strategy will require us to operate in countries with different business environments, labor conditions, tax obligations or other costs, and local customs, including some that conflict with each other or with which we are unfamiliar. These could make it more difficult to operate our business successfully in these countries.

Operating in multiple countries also subjects us to risk from currency fluctuations. Our primary exposure to movements in foreign currency exchange rates relates to non-U.S. dollar denominated sales and operating expenses. The weakening of foreign currencies relative to the U.S. dollar adversely affects the U.S. dollar value of our foreign currency-denominated sales and earnings. This could either reduce the U.S. dollar value of our prices or, if we raise prices in the local currency, it could reduce the overall demand for our offerings. Either could adversely affect our revenue. Conversely, a rise in the price of local currencies relative to the U.S. dollar could adversely impact our profitability because it would increase our costs denominated in those currencies, thus adversely affecting gross margins.

Moreover, the U.S. dollar amount that we have to pay to close some of our planned acquisitions is subject to change based on the exchange rate between the U.S. dollar and the Euro, in one case, and the Australian dollar, in another case. Increases in the price of these currencies would result in an increase in the U.S. dollar amount that we have to pay to consummate a given acquisition.

At this time we do not use derivative instruments, such as foreign currency forward and option contracts, to hedge certain exposures to fluctuations in foreign currency exchange rates. Any future use of such hedging activities may not offset any or more than a portion of the adverse financial effects of unfavorable movements in foreign exchange rates over the limited time the hedges are in place.

A deterioration in general economic conditions and their impact on consumer and business spending, particularly by customers in our targeted millennial generation demographic, would adversely affect our revenue and financial results.

Our business and financial results are influenced significantly by general economic conditions, in particular, those conditions affecting discretionary consumer spending and corporate spending. During past economic slowdowns and recessions, many consumers reduced their discretionary spending and advertisers reduced their advertising expenditures. An economic downturn can result in reduced ticket revenue, lower customer spending and more limited and less lucrative sponsorship opportunities.

For consumers, such things as employment levels, fuel prices, interest and tax rates and inflation can significantly impact attendance and spending at our events and their willingness to purchase music from Beatport. For us, these risks may be exacerbated by the fact that our core customer demographic and the majority of attendees at our events and festivals are 18 to 34 years old, and this millennial generation is among the groups most negatively affected by the current economic slowdown. Business conditions, in particular corporate marketing and promotional spending, can also significantly impact our operating results. These factors affect our revenue from sponsorship and advertising. Accordingly, if current economic conditions fail to improve, and especially if they deteriorate, our growth and financial results will be adversely affected.

We may not successfully expand into new geographic markets and businesses, which could adversely affect our business, results of operations and financial condition.

Our growth strategy is based, in part, on the expansion of our festivals and events into new geographic markets where they have not previously taken place and into related lines of business. This strategy entails a number of risks. For example, it is not clear that these new markets will have the demand for these festivals and events that we anticipate, which could adversely affect the ticket sales or pricing for these events. There may also be unforeseen difficulties with holding festivals and events in new markets, including obtaining venues, securing requisite licenses and government approvals, and recruiting artists to the location, among other factors. It is also possible that the audiences in a new location will not find a festival to be as attractive or worthwhile as the audience in the festival's home city. In addition, the demands and time commitment necessary to stage a festival in multiple locations could make it difficult for our management to oversee that festival effectively; for this reason or otherwise, we may fail to replicate the quality of the original festival in its new location. Providing festivals in new locations may also undermine demand for a festival in its original location, because many of the fans of these festivals travel long distances to attend. Finally, EMC fans may prefer their local festivals to ones that we bring from another city or country. The failure to expand our festivals into new geographies would adversely affect our growth and results of operations. Further, because staging festivals in new locations involves substantial expense, we could suffer significant losses if these festivals fail to attract the expected audience in their new locations.

We also intend to expand into new, related lines of businesses, which will also carry risks, including that the demand for these products may be less than we anticipate and that we may fail to receive a return sufficient to cover our investment in the new business.

We also intend to partner with key companies and organizations that could sponsor both our individual events and festivals and our platform as a whole. We are actively seeking and negotiating with potential partners. However, there is significant competition for these types of relationships, and we may fail to establish them for a particular event or for our business as a whole or fail to obtain the number of sponsorships or the level of sponsorship compensation that we expect. Failing to secure or retain sponsorship partners to the degree we expect would harm our growth plan and adversely affect our revenues and financial results.

Our operations are seasonal and our results of operations vary from quarter to quarter, so our financial performance in certain quarters may not be indicative of, or comparable to, our financial performance in other quarters.

Certain of our businesses are seasonal, and this will impact our results of operations from quarter to quarter. We expect most of our largest festivals and events to occur outdoors, primarily in the warmer months. For example, ID&T, Made and our ID&T JV stage most of their festivals in August and September, and Totem stages most of its festivals in November and December in Australia. As such, we expect our revenues from these festivals to be higher during our third and fourth quarters, and lower in our first and second quarters. Furthermore, because we expect to conduct a limited number of large festivals and events, small variations in this number from quarter to quarter can cause our revenue and net income to vary significantly for reasons that may be unrelated to the performance of our core business. In addition, other portions of our business are generally not subject to seasonal fluctuation or experience much lower seasonal fluctuation, such as the venues our MMG business manages, which receive higher revenues in the winter months as there are more travelers in Miami during the December holidays, as well as the Winter Music Conference, and our Life in Color business, which produces festivals and events primarily for college campuses during the school year. We believe our financial results and cash needs will vary significantly from quarter to quarter depending on, among other things, the timing of festivals and events, cancellations, ticket on-sales, capital expenditures, seasonal and other fluctuations in our business activity, the timing of guaranteed payments and receipt of ticket sales and fees, financing activities, acquisitions and investments and receivables management. Accordingly, our results for any particular quarter may vary for a number of reasons, including due to the seasonality of our underlying businesses, and we caution investors to evaluate our quarterly results in light of these factors.

We depend on relationships with key event promoters, executives, managers and artists, and adverse changes in these relationships could adversely affect our business, financial condition and results of operations.

Our venue management and event promotion businesses are particularly dependent upon personal relationships, as promoters and executives within entertainment companies such as ours leverage their network of relationships with artists, agents and managers to secure the rights to the performers, celebrities and events that are critical to success. Due to the importance of those industry contacts, the loss of any of our officers or other key personnel who have relationships with artists, agents or managers in the music industry could adversely affect our venue management and event promotion businesses. While we have hiring policies and procedures and conduct background checks of our promoters, executives, managers and artists, they may engage in conduct or have in the past engaged in conduct we do not endorse or that is otherwise improper, which may result in reputational harm to us. In the past, we have terminated our relationships with such personnel, but we cannot provide any assurances that we will learn of misconduct. Also, to the extent artists, agents and managers are replaced with individuals with whom our officers or other key personnel do not have relationships, our competitive position and financial condition could be harmed.

We rely on key members of management, particularly the Chief Executive Officer and Chairman, Mr. Sillerman, and the loss of their services or investor confidence in them could adversely affect our success, development and financial condition.

Our success depends, to a large degree, upon certain key members of our management, particularly our Chief Executive Officer and Chairman, Robert F.X. Sillerman. Our executive team's expertise and experience in acquiring, integrating and growing businesses, particularly those focused on live music and events, have been and will continue to be a significant factor in our growth and ability to execute our business strategy. In particular, the First Lien Term Loan Facility is personally guaranteed by Mr. Sillerman. If he ceases to serve as our Chief Executive Officer, president, chairman of our board of directors or other equivalent officer, a mandatory prepayment will be triggered under the First Lien Term Loan Facility, which will require certain of our subsidiaries to prepay 30% of any outstanding borrowings thereunder. The loss of any of our executive officers and directors could slow the growth of our business, or it may cease to operate at all, which may result in the total loss of your investment.

We may not be able to attract qualified personnel.

Our ability to expand operations to accommodate our anticipated growth will depend on our ability to attract and retain qualified personnel. However, competition for the types of employees we seek is intense. We face particular challenges in recruiting and retaining personnel who have experience in software engineering, mobile application development and other technical expertise, which is critical to our initiatives. Our ability to meet our business development objectives will depend in part on our ability to recruit, train and retain top quality personnel with advanced skills who understand our technology and business. We cannot provide any assurance that we will be able to attract qualified personnel to execute our business strategies or develop and expand our online properties.

When we acquire new businesses, we typically retain the existing managers and executives of the acquired companies to continue managing and operating the acquired business. We believe that they have the market expertise and network of personal relationships to best implement the growth strategies of the acquired businesses. If we are unable to retain the key personnel of the acquired businesses, we may not be able to achieve the anticipated benefits and synergies of an acquisition. If we are unable to engage and retain the necessary personnel, our business may be materially and adversely affected.

Members of our senior management team, including our Chief Executive Officer, have divided responsibilities and are not required to devote any specified amount of time to our business.

Our Chief Executive Officer and Chairman, Robert F.X. Sillerman, is also the Executive Chairman and Chief Executive Officer of Viggle Inc., which is in the business of developing products and services that encourage consumers to engage with television content. Mr. Sillerman is also a director of Circle Entertainment Inc., which is in the business of developing location-based entertainment venues. Our employment agreement with Mr. Sillerman requires that he devote his time, attention, energy, knowledge, best professional efforts and skills to the duties assigned to him by us, but he is permitted to pursue other professional endeavors and investments that do not violate the terms of his employment agreement, including provisions relative to non-competition and non-solicitation. Mr. Sillerman's employment agreement expressly permits him to engage in certain listed endeavors and investments. Any other professional endeavors to be performed by Mr. Sillerman are subject to the reasonable approval of our board of directors. Importantly, Mr. Sillerman's employment agreement does not require him to devote any specific amount of time to our Company. Accordingly, it is possible that Mr. Sillerman will fail to devote the necessary time to our Company. Similarly, under our employment agreements with Mitchell Slater, Sheldon Finkel, Timothy J. Crowhurst, our President, and Joseph F. Rascoff, our Chief Operating Officer, such officers are permitted to, and such officers have informed us that they intend to, engage in specific endeavors that are listed in their agreements or pre-approved by our board and other endeavors that do not compete with us. Such officers are not contractually required to devote any specified amount of time to our business.

We rely on third-party content, which may not be available to us on commercially reasonable terms or at all.

We contract with third parties to offer their content on our Beatport website. The licensing arrangements with these third parties are generally short-term and do not guarantee the continuation or renewal of these arrangements on reasonable terms, if at all.

We are currently reviewing and from time to time will continue to review, our licensing arrangements and the advisability and requirements for entering into arrangements with Performing Rights Organizations and the alternatives to entering into such arrangements. Some third-party content providers and distributors, currently or in the future, may offer competing products and services and could take action to make it more difficult or impossible for us to license their content. Other content owners, providers or distributors may seek to limit our access to, increase the cost of, or otherwise restrict or prohibit our use of such content. We may be unable to continue to offer a wide variety of content at reasonable prices with acceptable usage rules or continue to expand its geographic reach.

All content on Beatport is currently provided free of digital rights management. If our requirements or business model changes, we may have to develop or license new technology to provide other solutions. There is no assurance that we will be able to develop or license such solutions at a reasonable cost and in a timely manner. In addition, certain countries have passed or may propose and adopt legislation that would force us to license our digital rights management, if any, which could weaken the protection of content and subject us to piracy and also negatively affect arrangements with our content providers.

We may be unable to adequately protect our intellectual property rights or may be accused of infringing upon intellectual property rights of third parties.

We may be unable to detect unauthorized use of, or otherwise sufficiently protect, our intellectual property rights or may be accused of infringing upon intellectual property rights of third parties.

We rely on a combination of laws and contractual restrictions with employees, customers, suppliers and others to establish and protect these proprietary rights. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use proprietary information, trademarks, or copyrighted material without authorization which, if discovered, might require legal action to correct. Furthermore, our recently acquired assets and the assets we expect to acquire in connection with our planned acquisitions (including brand names and trademark rights), may have been improperly adopted or inadequately protected prior to our acquisitions of them. This could include failures to obtain assignments of ownership or confidentiality agreements from third parties, failures to clear use of trademarks, or other failures to protect trademarks and other proprietary rights. In addition, third parties may independently and lawfully develop similar intellectual property or duplicate our services.

We will apply to register, or secure by contract when appropriate, our trademarks and service marks as they are developed and used and reserve and register domain names as we deem appropriate. While we vigorously protect our trademarks, service marks and domain names as we deem appropriate, effective trademark protection may not be available or may not be sought in every country in which we operate, and contractual disputes may affect the use of marks governed by private contract. Similarly, not every variation of a domain name may be available or be registered, even if available. Our failure to protect our intellectual property rights in a meaningful manner or challenges to related contractual rights could result in the erosion of brand names or the loss of rights to our owned or licensed marks and limit our ability to control marketing on or through the internet using our various domain names or otherwise, which could adversely affect our business, financial condition, and results of operations. In addition, the loss of, or inability to otherwise obtain, rights to use third-party trademarks and service marks, including the loss of exclusive rights to use third-party trademarks in territories where we present festivals, could adversely affect our business or otherwise result in competitive harm.

From time to time, we are subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of the trademarks, copyrights, patents and other intellectual property or proprietary rights of third parties. The legal proceedings and claims include notices provided to us by content owners of users' violation of the Digital Millennium Copyright Act, which obligate us to investigate and remove infringing user content from the Beatport site. We also face a risk that content licensors may bring claims for copyright infringement or breach of contract if

Beatport users exceed the scope of the content licenses. Because EMC involves remixing and sampling of others' music, and because such remixes are typically performed publicly, if our content license agreements do not grant us or our users sufficient use rights, or if we facilitate the performance of music for which we do not have a license, our supply of such content on Beatport could expose us to claims of copyright infringement. We may not be able to successfully defend against such claims, which may result in a limitation on our ability to use the intellectual property subject to these claims and also might require us to enter into settlement or license agreements, pay costly damage awards or face an injunction prohibiting us from using the affected intellectual property in connection with our services.

In addition, litigation may be necessary in the future to enforce our intellectual property rights, protect trade secrets or determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could adversely affect our business, financial condition and results of operations. Patent litigation tends to be particularly protracted and expensive.

Moreover, we use open source software in connection with Beatport. Some open source software licenses require users who distribute open source software as part of their own software product to publicly disclose all or part of the source code to such software product or make available any derivative works of the open source code on unfavorable terms or at no cost. While we have assessed the use of open source software in Beatport to ensure that we have not used open source software in a manner that would require us to disclose the source code to the related technology, use requiring such disclosure could inadvertently occur and any requirement to disclose our proprietary source code could be harmful to Beatport.

Regulatory and business practice developments relating to personal information of our customers and/or failure to adequately protect the personal information of our customers may adversely affect our business.

The businesses we have acquired or intend to acquire in the future maintain, or have arrangements with third parties who maintain, information on customers who purchase tickets and other products electronically through their individual websites or otherwise register on the website for access to the content provided. We are in the process of evaluating the information collected to understand if we can aggregate and reuse the contact information to inform these individuals of upcoming events, offerings and other products and services that we believe enhance the fan experience. Data protection laws and regulation may impair our ability to use these data in such ways, as certain uses may be prohibited. The use of such customer information is a significant part of our growth strategy in the future. The collection, storage and use of customer information is subject to regulation in many jurisdictions, including the United States and the European Union, and this regulation is becoming more prevalent and stringent. Further, there is a risk that data protection regulators may seek jurisdiction over our activities even in locations in which we do not have an operating entity. This may arise in a number of ways, either because we are conducting direct marketing activities in a particular jurisdiction and the local laws apply to and are enforceable against us, or because one of our databases is controlling the processing of information within that jurisdiction. We are developing but have not yet finalized a comprehensive policy aimed at ensuring adequate protection of our customers' personal information and compliance with applicable law. There is a risk that we will be unable to successfully adopt and implement this policy, which may give rise to liabilities or increased costs. In addition, we could face liability if the third parties to which we grant access to our customer data were to misuse or expose it.

In some countries, the use of cookies and other information placed on users' internet browsers or users' computing devices is currently regulated, regardless of the information contained within or referred to by the cookie. Specifically, in the European Union, this is now subject to national laws being introduced pursuant to the amended Directive 2002/58 on Privacy and Electronic Communications. The effect of these measures may require users to provide explicit consent to such a cookie being used. The laws being introduced pursuant to this measure are not finalized in every European Member State, and we have not determined what effect this could have on our business when we place the cookie on the user's computer or when a third party does so. The effect may be to limit the amount of information we receive in relation to each use of the service and/or to limit our ability to link this information to a unique identity, which could adversely affect our business and financial condition.

In the United States, the Federal Trade Commission ("FTC") is starting to exercise greater authority over how online consumer data is collected and maintained by businesses. Prompted by the FTC's recommendation regarding online tracking, a number of federal legislative proposals have been introduced that would allow users to opt out of online monitoring. A number of states have passed similar legislation and some states are becoming more active in enforcing these laws to protect consumers.

The laws in this area are complex and developing rapidly. For instance, we are aware that there is a proposal for a new general law within Europe, the General Data Protection Regulation, which is likely to be introduced within three years. The proposed regulation is still under discussion, and we have not yet assessed the full effect of these proposals if enacted into law in their current form. There is a risk that internet browsers, operating systems, or other applications might be modified by their developers in response to proposed legislation to limit or block our ability to access information about our users. It is possible that existing or future regulations could make it difficult or impossible for us to collect or use our customer information in the way we would like which would impede our growth strategy and potentially reduce the revenue we hope to generate. It is also possible that we could be found to have violated regulations relating to customer data, which could result in us being sanctioned, suffering fines or other punishment, being restricted in our activities and/or suffering reputational harm. Any of the foregoing could adversely affect our business and financial results.

We may be subject to disruptions, failures or cyber attacks in our information technology systems and network infrastructures that could have a material adverse effect on us.

We maintain and rely extensively on information technology systems and network infrastructures for the effective operation of our businesses. Techniques used to gain unauthorized access to private networks are constantly evolving, and we may be unable to anticipate or prevent unauthorized access to data pertaining to our customers, including credit card and debit card information and other personally identifiable information. Like all Internet services, our Beatport service, which is supported by our own systems and those of third-party vendors, is vulnerable to computer viruses, Internet worms, break-ins, phishing attacks, attempts to overload servers with denial-of-service or other attacks and similar disruptions from unauthorized use of our and third-party vendor computer systems, any of which could lead to system interruptions, delays or shutdowns, causing loss of critical data or the unauthorized access to personally identifiable information. If an actual or perceived breach of security occurs of our systems or a vendor's systems, we may face civil liability and public perception of our security measures could be diminished, either of which would negatively affect our ability to attract customers, which in turn would harm our efforts to attract and retain advertisers. We also would be required to expend significant resources to mitigate the breach of security and to address related matters.

Further, a disruption, infiltration or failure of our information technology systems or any of our data centers including the systems and data centers of our third-party vendors as a result of software or hardware malfunctions, computer viruses, cyber-attacks, employee theft or misuse, power disruptions, natural disasters or accidents could cause breaches of data security and loss of critical data, which in turn could materially adversely affect our business. In addition, our ability to integrate, expand, and update our information technology infrastructure is important for our contemplated growth, and any failure to do so could have an adverse effect on our business.

We cannot fully control the actions of third parties who may have access to the customer data we collect and the customer data collected by our third party vendors. The contemplated integration of our Beatport services with applications provided by third parties represents a significant growth opportunity for us, but we may not be able to control such third parties' use of customer data. We may be unable to monitor or control such third parties and the third parties having access to our other websites in their compliance with the terms of our privacy policies, terms of use, and other applicable contracts, and we may be unable to prevent unauthorized access to, or use or disclosure of, customer information. Any such misuse could hinder or prevent our efforts with respect to growth opportunities and could expose us to liability or otherwise adversely affect our business. In addition, these third parties may become the victim of security breaches or have practices that may result in a breach, and we could be responsible for those third party acts or failures to act.

Any failure, or perceived failure, by us or the prior owners of acquired businesses to maintain the security of data relating to our customers and employees, to comply with our posted privacy policies, our predecessors' posted policies, laws and regulations, rules of self-regulatory organizations, industry standards and contractual provisions to which we or they may be bound, could result in the loss of confidence in us, or result in actions against us by governmental entities or others, all of which could result in litigation and financial losses, and could potentially cause us to lose customers, advertisers, revenue and employees.

We depend on our ability to lease venues for our events, and if we are unable to do so on acceptable terms, or at all, our results of operations could be adversely affected.

Our business requires access to venues to generate revenue from live EMC events. For these events, we generally lease and operate a number of venues under various agreements which include leases or licenses with third parties or booking agreements, which are agreements where we contract to book the events at a venue for a specific period of time. Some of the leases may be between us and governmental entities. Our long-term success will depend in part on the availability of venues, our ability to lease these venues and our ability to enter into booking agreements upon their expiration. As many of these agreements are with third parties over whom we have little or no control, including the government, we may be unable to renew these agreements or enter into new agreements on acceptable terms or at all, and may be unable to obtain favorable agreements with venues. We may continue to expand our operations through the development of live music venues and the expansion of existing live music venues, which poses a number of risks, including:

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desirable sites for live music venues may be unavailable or costly;

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the attractiveness of our venue locations may deteriorate over time;

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we may be unable to obtain or we may lose local government permits or approvals necessary to use a particular venue; and

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a particular venue, including one we have used in the past, may determine that events or festivals like ours would be inappropriate for their property.

We depend upon unionized labor for the provision of some services at our events and any work stoppages or labor disturbances could disrupt our business.

Certain of the employees at some of the venues we manage and other independent contractors hired to assist at our festivals and events may be subject to collective bargaining agreements. The applicable union agreements typically expire and may require negotiation in the ordinary course of business. Upon the expiration of any such collective bargaining agreements, however, our partners may be unable to negotiate new collective bargaining agreements on terms favorable, and our business operations may be interrupted as a result of labor disputes or difficulties and delays in the process of renegotiating such collective bargaining agreements. In addition, our business operations at one or more of our venues may also be interrupted as a result of labor disputes by outside unions attempting to unionize a venue even though there is not unionized labor at that venue currently. A work stoppage at one or more of our owned and/or operated venues or at our promoted events could have a material adverse effect on our business, results of operations, and financial condition. We cannot predict the effect that a potential work stoppage would have on our business.

Our limited operating history makes it difficult to evaluate our current business and future prospects, and we may be unsuccessful in executing our business model.

We began operations as SFX EDM Holdings Corporation on July 7, 2011, and were incorporated as SFX Entertainment, Inc. in Delaware in June 2012. Without giving effect to our Predecessor, we have generated limited revenue, and our operations have consisted exclusively of indentifying, negotiating with and acquiring four companies (including our Predecessor), forming one joint venture and conducting negotiations and due diligence to acquire additional companies. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a developing company starting a new business enterprise, the difficulties that may be encountered with integrating acquired companies and the highly competitive environment in which we operate. Because we have a limited operating history, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenue to fully meet our expenses and support our anticipated activities.

We have had a history of losses, and we may be unable to achieve or sustain profitability.

We have never been profitable. We experienced net losses attributable to SFX of $0.1 million for the period from inception to December 31, 2011, $16.2 million for the year ended December 31, 2012 and $43.5 million for the six months ended June 30, 2013. We expect we will continue to incur net losses in 2013 and significant future expenses as we develop and expand our business. In addition, as a public company, we will incur additional significant legal, accounting and other expenses that we do not incur as a private company and that are not reflected in our existing financial statements. These increased expenditures will make it harder for us to achieve and maintain future profitability. We may incur significant losses in the future for a number of reasons, including unsuccessful acquisitions, costs of integrating new businesses, expenses, difficulties, complications, delays and other unknown events. Accordingly, we may not be able to achieve or sustain profitability.

RISKS RELATED TO OUR ACQUISITION STRATEGY

A number of other companies are seeking to make acquisitions in our industry, which may make our acquisition strategy more difficult or expensive to pursue.

The emergence and growth of the EMC has brought increased media attention, and a number of companies and investors have begun making acquisitions of EMC businesses or announced their intention to do so. We compete with many of these companies, and certain of them have greater financial resources than we do for pursuing and consummating acquisitions and to further develop and integrate acquired businesses. Our strategy relies on our ability to consummate a substantial number of acquisitions to foster the growth of our core business and to establish ourselves in geographic regions and related businesses in which we do not currently operate. The increased focus on acquisitions of EMC companies may impede our ability to acquire these companies because they choose another acquirer. It could also increase the price that we must pay for these companies. Either of these outcomes could reduce our growth, harm our business and prevent us from achieving our strategic goals.

Risk factors

We may be unsuccessful in identifying suitable acquisition candidates which may negatively impact our competitive position and our growth strategy.

In addition to organic growth, our future growth will be driven by our selective acquisition of additional businesses focused on the EMC community, our competitors and complementary businesses. Our growth through acquisitions, to date, has consisted of four acquisitions and one joint venture, and we are in discussions to acquire additional businesses including our planned acquisitions. We may be unable to identify other suitable targets for future acquisition or acquire businesses at favorable prices, which would negatively impact our growth strategy. We may not be able to execute our growth strategy through organic expansion, and if we are unable to identify and successfully acquire new businesses complementary to ours, we may not be able to expand into new geographic markets, develop our online properties or achieve profitability.

The due diligence process that we undertake in connection with acquisitions may not reveal all facts that may be relevant in connection with an investment.

Before making acquisitions and other investments, we conduct due diligence of the target company that we deem reasonable and appropriate based on the facts and circumstances applicable to each acquisition. The objective of the due diligence process is to assess the investment opportunities based on the facts and circumstances surrounding an investment or acquisition. When conducting due diligence, we may be required to evaluate important and complex business, financial, tax, accounting, environmental and legal issues. The due diligence process may at times be subjective with respect to newly-organized companies for which only limited information is available. Accordingly, we cannot be certain that the due diligence investigation that we conduct with respect to any investment or acquisition opportunity will reveal or highlight all relevant facts that may be necessary or helpful in evaluating such investment opportunity. For example, instances of fraud, accounting irregularities and other deceptive practices can be difficult to detect. Executive officers, directors and employees may be named as defendants in litigation involving a company we are acquiring or have acquired. Even if we conduct extensive due diligence on a particular investment or acquisition, we may fail to uncover all material issues relating to such investment, including regarding the controls and procedures of a particular target or the full scope of its contractual arrangements. We rely on our due diligence to identify potential liabilities in the businesses we acquire, including such things as potential or actual lawsuits, contractual obligations or liabilities imposed by government regulation. However, our due diligence process may not uncover these liabilities, and where we identify a potential liability, we may incorrectly believe that we can consummate the acquisition without subjecting ourselves to that liability. For each of our acquired businesses, other than Beatport, we have acquired only the assets of the business and not assumed the liabilities. Nonetheless, it is possible that we could still be subject to litigation in respect of these acquired businesses. If our due diligence fails to identify issues specific to an investment or acquisition, we may obtain a lower return from that transaction than the investment would return or otherwise subject ourselves to unexpected liabilities. We may also be forced to write-down or write-off assets, restructure our operations or incur impairment or other charges that could result in our reporting losses. Charges of this nature could contribute to negative market perceptions about us or our shares of common stock.

We may face difficulty in integrating the operations of the businesses we have acquired and may acquire in the future.

Acquisitions have been and will continue to be an important component of our growth strategy; however, we will need to integrate these acquired businesses successfully in order for our growth strategy to succeed and for our Company to become profitable. We will implement, and the management teams of the acquired businesses will adopt, our policies, procedures and best practices,

Risk factors

and cooperate with each other in scheduling events, booking talent and in other aspects of their operations. We may face difficulty with the integration of the businesses we acquire, such as coordinating geographically dispersed organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. Many of the businesses we acquire are not profitable, and we are relying on their adoption of our best practices to operate their businesses more efficiently to achieve and maintain profitability. However, we may fail in implementing our policies and procedures, or the policies and procedures may not be effective or provide the results we anticipate for a particular business. Further, we will be relying on these policies and procedures in preparing our financial and other reports as a public company, so any failure of acquired businesses to properly adopt these policies and procedures could impair our public reporting. Management of the businesses we acquire may not have the operational or business expertise that we require to successfully implement our policies, procedures and best practices.

We note in particular that the auditors for our Predecessor, Disco Productions, Inc. (now operating as SFX Disco-Operating LLC) ("DDP"), MMG, i-Motion, Made and Totem identified material weaknesses in the internal controls of these businesses that relate to the proper application of accrual based accounting under GAAP. For the six months ended June 30, 2013, our Predecessor, DDP and MMG constitute 13.9%, 37.5% and 6.2%, respectively, of our revenue. Further, we expect that future target companies may also have material weaknesses in internal controls prior to our acquiring them. The Public Company Accounting Oversight Board ("PCAOB") defines a material weakness as a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. We will be relying on the proper implementation of our policies and procedures to remedy these material weaknesses, and prevent any potential material misstatements in our financial reporting. Any such misstatement could adversely affect the trading price of our common stock, cause investors to lose confidence in our reported financial information, and subject us to civil and criminal fines and penalties. A part of our growth strategy involves expanding our festivals and events into new markets. As a result, festivals and events from different businesses will be operating in similar geographic areas and/or at similar times of year, often for the first time, and these businesses will need to coordinate their strategies to avoid competing with each other for attendees or talent. If our acquired companies fail to integrate in these important ways, or we fail to adequately understand the business operations of our acquired companies, our growth and financial results will suffer.

In addition, our growth strategy also includes the development of online properties that we intend to integrate across all of our acquired businesses. This will require, among other things, the integration of the individual websites and databases of each business we have or will acquire. This will be a complex undertaking that may prove more difficult, expensive and time consuming than we expect. Even if we are able to achieve this integration, it may not achieve the benefits we anticipate. If we fail to do this properly and in a timely manner, it could harm our revenue and relationship with our fans.

We typically retain the management of the businesses we acquire and rely on them to continue running their businesses, which leaves us vulnerable in the event they leave our company.

We seek to acquire businesses that have strong management teams that will continue to run the business after the acquisition. We often rely on these individuals to conduct the day-to-day operations of and pursue the growth of these acquired businesses. Although we typically seek to sign employment agreements with the managers of acquired businesses, it remains possible that these individuals will

Risk factors

leave our organization. This would harm the prospects of the businesses they manage, potentially causing us to lose money on our investment and harming our growth and financial results.

Our investments in the ID&T Business and ID&T/SFX North America LLC (the "ID&T JV") could be adversely affected by any disputes that may arise between us and our joint venture partners and our exposure to potential losses from the actions of our joint venture partners.

Upon the closing of the ID&T Acquisition, we will hold a 75% ownership interest in the ID&T Business and separately hold a 75% ownership interest in the ID&T JV.

Under the terms of our joint venture arrangement regarding the ID&T JV, we have appointed (and have the right to appoint) a co-Chief Executive Officer and the Chief Financial Officer of the ID&T JV, and ID&T has appointed (and has the right to appoint) a co-Chief Executive Officer and the Chief Creative Officer, who has creative control over the brands that the ID&T JV uses and the events for which they are used.

Under the terms of the shareholders' agreement, which will govern the ID&T Business following the closing of the ID&T acquisition, we have the right to appoint a co-Chief Executive Officer and the Chief Financial Officer, and the other interest holders have the right to appoint a co-Chief Executive Officer and the Chief Creative Officer, who will have creative control over the brands that the ID&T Business uses and the events for which they are used.

The shareholders' agreement and our joint venture arrangement regarding the ID&T JV also requires that each of the ID&T JV and the ID&T Business be generally managed by a board of directors or board of managers. Although we will be entitled to appoint a majority of the board of each of the ID&T JV and the ID&T Business, many types of board decisions will require the consent of the managers appointed by the minority interest holders, and accordingly, our ability to control key decisions relating to the operation and development of the ID&T JV and the ID&T Business will be limited. As examples, in respect of both the ID&T JV and the ID&T Business, we will need the consent of the board members appointed by the minority owners before such entity seeks financing, disposes of subsidiaries, sets a compensation budget for creative employees, sets line-item budgets for festivals, sets or changes budget guidelines, hires or fires creative employees or fails to distribute profits, if any. If we and the other ID&T Business interest holders have substantial disagreement about the management of the ID&T JV and the ID&T Business, then our dispute will be resolved by binding arbitration. Any substantial disagreement between us and the other ID&T Business interest holders regarding the ID&T JV and the ID&T Business could be a distraction to the proper management of the ID&T JV and the ID&T Business and could cause one or both of their respective businesses and financial results to suffer.

Our involvement in the ID&T JV and the ID&T Business is subject to certain additional risks, including the following.

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The success of the ID&T JV and the ID&T Business relies in large part on the strength of the ID&T brands. Accordingly, the ID&T JV and the ID&T Business are dependent upon the ability of ID&T personnel to properly manage those brands, and any deterioration in the quality of those brands could adversely affect the business of the ID&T JV and the ID&T Business.

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We have certain funding obligations under our joint venture arrangement regarding the ID&T JV and under the shareholders' agreement, which will govern the ID&T Business following the closing of the ID&T Acquisition, will require us to provide funding under certain circumstances with respect to the ID&T JV and the ID&T Business. These funding obligations might restrict the amount of capital that we have available to fund other aspects of our operations.

Risk factors

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If we or the other interest holders are unwilling or unable to provide the ID&T JV or the ID&T Business with needed capital, then one or both of the ID&T JV's and the ID&T Business' businesses and financial results could suffer and could become insolvent, destroying the value of our investment.

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The terms of the ID&T JV agreement restrict, and the terms of the shareholders' agreement, which will govern the ID&T Business following the closing of the ID&T Acquisition, will require the restriction of our ability to transfer our interests in the ID&T JV and the ID&T Business.

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If the ID&T Seller validly exercises its right to require us to purchase its interests in us or in the ID&T Business, we will be required to use or obtain capital to effect such purchase, which could put a strain on our financial resources. For more information on such put rights, see "Business—Our History and Acquisitions—Planned acquisitions."

Our current and any future joint ventures are or will be subject to certain risks inherent in these investments.

Investments in joint ventures involve certain unique risks, including, among others, risks relating to:

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potential disagreements with our joint venture partner about how to manage the joint venture;

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the lack of full control of the joint venture's management, and therefore its actions;

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the possibility that our joint venture partner might have or develop business interests or strategies that are contrary to ours;

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the potential need for us to fund future capital to the joint venture, as loans to the joint venture, as capital contributions to the joint venture, or otherwise;

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the possible financial distress or insolvency of our joint venture partner, which could lead to our having to contribute its share of additional capital to the joint venture;

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the cost of litigation or arbitration (including damage to reputation) in the event of a dispute with our joint venture partner;

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negative business and financial performance of the joint venture because of substantial disagreements with our joint venture partner; and

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preemptive dissolution of the joint venture because we or our joint venture partner choose, or become obligated, to acquire the equity interests of the other in the joint venture.

Federal and state taxation of business combinations may discourage business combinations.

Federal and state tax consequences are major considerations in any acquisition or business combination we may undertake. Currently, such transactions may be structured to result in tax-free treatment to both companies, pursuant to various federal and state tax provisions. We intend to structure any business combination to minimize the federal and state tax consequences to both us and the target entity; however, there can be no assurance that any particular business combination will meet the statutory requirements of a tax-free reorganization or that we will obtain the intended tax-free treatment upon a transfer of stock or assets. A non-qualifying reorganization could result in the imposition of both federal and state taxes, which may have an adverse effect on us and our target company, reduce the future value of the shares and potentially discourage a business combination.

Risk factors

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing capital stock that would dilute your ownership.

We have financed our operations and acquisitions in large part by issuing shares of our common stock. We expect to continue to do so in the future, which would significantly reduce the percentage ownership of our then existing stockholders, including investors in this offering. Furthermore, any future issuances by us of equity securities may be at or below the prevailing market price of our common stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our common stock to decline. In addition, we could issue securities in respect of future transactions that have rights, preferences and privileges senior to those of our common stock. The holders of any of our debt securities or term loans would also have rights superior to the rights of our common stockholders.

We may be required to issue additional shares if certain of our acquired businesses achieve earnout thresholds, and such issuances would dilute your ownership.

We may be required to issue additional shares of our common stock to the sellers of certain acquired businesses if those businesses achieve earnout thresholds, as described below.

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The former owners of MMG are entitled to receive an earnout payment based on the EBITDA of the business and assets of SFX-Nightlife Operating LLC for the year ended December 31, 2014. If this EBITDA equals or exceeds $5,270,000, the earnout payment will equal (1) $5,059,200 multiplied by (2) the actual EBITDA for the year ended December 31, 2014, divided by $5,270,000. If the EBITDA for the year ended December 31, 2014 is less than $5,270,000 but exceeds $3,372,000, the earnout payment will equal (1) $4,216,000 multiplied by (2) the difference between the actual EBITDA and $3,372,000 divided by $1,898,000. If the EBITDA is equal to or less than $3,372,000 for the year ended December 31, 2014, the former owners of MMG will not receive an earnout payment. Any earnout payment will be composed of 80% cash and 20% shares of our common stock at a price equal to a 30-day volume weighted average closing price per share if our shares are traded on any national securities exchange or the over-the-counter bulletin board.

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The current owners of Totem, following our acquisition of Totem, will be entitled to receive an earnout payment based on the EBITDA of the business of SFX-Totem Operating Pty Ltd for the year ended December 31, 2014. If this EBITDA exceeds AUD$18.0 million (or $16.7 million), we will be required to make an earnout payment of AUD$10.0 million (or $9.3 million). Such earnout payment, if any, shall be paid in the form of cash and shares of our common stock at the then current market price, to be determined in our sole discretion, provided that the maximum cash payment shall not exceed AUD$5.0 million (or $4.6 million).

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For a period of five years beginning in the year ended December 31, 2013, the ID&T Seller will be entitled to receive 100,000 warrants to purchase shares of our common stock each year if the ID&T JV has achieved an EBITDA of $7.0 million or more in the prior fiscal year. The warrant exercise price will equal the fair market value as determined in good faith by our board of directors but, after our initial public offering, will be based on our stock's 30-day weighted average closing price.

We have incurred significant indebtedness in connection with our growth strategy, which may grow with future acquisitions, and this increases risk for holders of our common stock and could adversely affect our profitability and financial condition.

At the closing of this offering, we will have a significant amount of debt. As of September 13, 2013, certain of our subsidiaries owed $75.0 million under the First Lien Term Loan Facility, which matures on September 15, 2014 (which may be extended to March 13, 2015 if certain conditions occur). We caution you that our subsidiaries may not have the funds necessary to pay principal and interest on the

Risk factors

First Lien Term Loan Facility when it matures. Although we may seek to refinance this debt, we may not be able to do so on acceptable terms or at all. Any failure to pay these debts as they mature would adversely affect our business and the price of our common stock. In addition, the funds necessary to service this debt may divert cash from other important uses, including to fund the growth of our business and pursue our acquisition strategy.

If there were an event of default under the First Lien Term Loan Facility, the lenders could elect to declare all amounts outstanding thereunder to be due and payable immediately, with such acceleration being automatic upon certain events of default. It is possible that, if the defaulted debt is accelerated, our assets and cash flow may not be sufficient to fully repay the indebtedness or borrowings under our outstanding debt instruments, and we cannot assure you that we would be able to refinance or restructure the payments on those debt securities. In the event we are unable to repay the First Lien Term Loan Facility upon maturity, or earlier upon any default, holders of our debt, including lenders under the First Lien Term Loan Facility, will have a senior claim on the assets of certain of our subsidiaries ahead of holders of our common stock.

Upon the first closing of the planned Made acquisition, we will issue promissory notes in an aggregate principal amount of $10.0 million as part of the total consideration paid to acquire 70% of the equity interests in Made.

As we continue growing our business and complete additional acquisitions, it is possible that we will increase the amount of the First Lien Term Loan Facility or otherwise incur additional indebtedness, which could have the effect of increasing the risks described above.

RISKS RELATED TO OUR INDEBTEDNESS

The First Lien Term Loan Facility requires us to make certain mandatory prepayments of principal and interest, which will reduce our ability to use that cash flow to fund our operations, capital expenditures and future business opportunities.

The First Lien Term Loan Facility requires our indirectly held wholly-owned subsidiary, SFX Intermediate Holdco II LLC (the "Borrower") to make mandatory prepayments (collectively, the "Mandatory Prepayments") equal to:

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75.0% of the annual excess cash flow of our wholly-owned subsidiary SFX Intermediate Holdco I LLC ("Holdings") and its subsidiaries, which are substantially all of our current businesses for the year ended December 31, 2013, five days after audited financials are delivered;

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100% of the net proceeds from certain asset sales, casualty events, and debt issuances by Holdings and its subsidiaries (in each case, other than to the extent permitted under the First Lien Term Loan Facility); and

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30.0% of the outstanding borrowings within 60 days of the date Mr. Sillerman either announces he will not serve, ceases serving as or is incapable of serving as the Chairman of our board of directors, our President, our Chief Executive Officer or other equivalent officer.

Any amounts required to be applied to Mandatory Prepayments under the First Lien Term Loan Facility as described above, would not be available to us for any other purpose, including to fund our future operations, capital expenditures and investments in future business opportunities, which may severely limit our liquidity and adversely affect our ability to grow our business and/or take advantage of unanticipated business opportunities.

Risk factors

The First Lien Term Loan Facility includes negative covenants that restrict certain of our subsidiaries' ability to operate their business, and this may impede our ability to respond to changes in our business or take certain important actions.

The First Lien Term Loan Facility includes customary restrictive covenants, subject to certain materiality thresholds and exceptions, including covenants limiting Holdings' and its subsidiaries' ability to:

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incur certain types of indebtedness and liens;

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merge with, make an investment in or acquire property or assets of another company;

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make capital expenditures;

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pay dividends;

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repurchase shares of our outstanding stock;

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negative pledge;

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modify certain documents;

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make loans;

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dispose of assets;

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prepay the principal on any other indebtedness;

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liquidate, wind up or dissolve; or

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enter into certain transactions with affiliates.

These restrictions could limit our ability to take certain actions necessary to properly grow and manage our business, such as obtaining future financing, making needed capital expenditures, responding to and withstanding future downturns in our business or the economy in general or otherwise conducting corporate activities that are necessary or desirable. Holdings and its subsidiaries are generally not permitted to make dividends or cash distributions to us or to finance the operations of us or any of our subsidiaries that are not subsidiaries of Holdings. We may also be prevented from taking advantage of business opportunities that arise because of limitations these restrictive covenants impose on us. If it becomes necessary or desirable to obtain a waiver or amendment of these covenants, it may be costly or time consuming for us to do so, and we may not be able to obtain a waiver or amendment on any terms at all. A breach of any of these covenants or restrictions, even as a result of events beyond our control, could result in an event of default under the First Lien Term Loan Facility.

Fluctuations in interest rates could adversely affect our liquidity, interest expense and financial results.

The First Lien Term Loan Facility has variable interest rates. If any of the variable rates increase, our debt service costs will increase. Increased debt service costs would adversely affect our cash flow. To the extent these interest rates increase, our interest expense may increase, and we may have difficulty making interest payments and funding our other costs. While we may enter into interest hedging contracts, we may not be able to do so on a cost-effective basis, any hedging transactions entered into may not achieve their intended purpose and shifts in interest rates may have a material adverse effect on our business, financial condition and/or results of operations.

Risk factors

Certain events could lead to the First Lien Term Loan Facility being in default or otherwise require us to pay principal and accrued interest on this debt prior to its maturity.

The First Lien Term Loan Facility includes events of default if our subsidiaries breach their loan covenants and upon the occurrence of certain events. This could cause our subsidiaries to be required to immediately repay the principal and accrued interest owing under this facility.

For example, Mr. Sillerman has entered into a guarantee agreement (the "Sillerman Guarantee") with Barclays Bank PLC, as collateral agent for the benefit of the other lender parties, in which he personally guaranteed all our obligations under the First Lien Term Loan Facility. We will be in default of the First Lien Term Loan Facility if the Sillerman Guarantee ceases to be in full force and effect or if Mr. Sillerman breaches any material term of the Sillerman Guarantee. An event of default will also occur upon a change in control. A change in control is defined in the First Lien Term Loan Facility to include the occurrence of any of the following: (i) Holdings ceases to be wholly-owned, directly or indirectly, by us or Borrower ceases to be directly wholly-owned by Holdings; (ii) at any time prior to our initial public offering (so long as we raise net proceeds of at least $100.0 million), Mr. Sillerman and certain affiliates and senior management cease to own, directly or indirectly, at least 40% of our outstanding voting equity or any "person" or "group" other than Mr. Sillerman and certain affiliates and senior management beneficially own a greater percentage of our voting equity than Mr. Sillerman and certain affiliates; (iii) at any time after our initial public offering (so long as we raise net proceeds of at least $100.0 million) Mr. Sillerman and certain affiliates and senior management cease to own, directly or indirectly, at least 30% of our outstanding voting equity or a greater percentage of our voting equity than Mr. Sillerman and certain affiliates and senior management; or (iv) the majority of the seats (other than vacant seats) on our board of directors cease to be occupied by persons who were, on March 15, 2013, either members of our board of directors or nominated for election by a majority of our board of directors or whose election or nomination was previously approved by a majority of such directors.

RISKS RELATED TO OUR COMMON STOCK AND THIS OFFERING

Some of our stockholders have repurchase rights that require us to purchase their shares under certain conditions, and our financial position would be adversely impacted if those stockholders exercise those rights.

We have granted certain repurchase rights to the holders of our stock. The terms of these repurchase rights, including information with respect to their expiration, are set forth in the table below.

Holder(s) of Repurchase Right	Number of Shares	Price	Relevant Date and Trigger Events
Baron Small Cap Fund	2,500,000	$4.00/share	We have agreed to repurchase these shares upon Baron's election if the SEC has not declared effective a registration statement covering the resale of the shares of our common stock held by this investor by January 15, 2013. This investor has not exercised its repurchase right. If we become required to repurchase these shares, we must do so over a ten-month period on a pro rata basis. We believe this repurchase right will expire and be unexercisable following the effectiveness of the resale registration statement that we filed with the SEC and expect to become effective shortly after we have closed this offering and one or more of our planned acquisitions.

Risk factors

Holder(s) of Repurchase Right	Number of Shares	Price	Relevant Date and Trigger Events
Entertainment Events Funding LLC	4,000,000	$2.50/share
			We have agreed to repurchase these shares if the SEC has not declared effective a registration statement covering the resale of the shares of our common stock held by this investor by January 15, 2013. This investor has not exercised its repurchase right. If we are required to repurchase these shares, we must do so over a ten-month period on a pro rata basis. These repurchase rights are based on the "most favored nation" rights we granted Entertainment Events Funding LLC under its subscription agreement, which require that (until immediately prior to our initial public offering), we provide to them the same right or benefit we provide to a third-party purchasing or receiving our common stock. We believe this repurchase right will expire and be unexercisable following the effectiveness of the resale registration statement that we filed with the SEC and expect to become effective shortly after we have closed this offering and one or more of our planned acquisitions.
Disco Productions, Inc.	1,000,000	$5.00/share
			We have agreed to repurchase these shares if we do not have a registration statement declared effective or our shares are not registered pursuant to Section 12 of the Exchange Act by June 30, 2014. We believe this repurchase right will expire and be unexercisable following the closing of this offering.
ID&T Seller
	All shares and warrants held by the ID&T Seller or its permitted transferees issued in connection with the ID&T JV (this could include up to 2.0 million shares; warrants to purchase 500,000 shares; and, for a period of five years beginning the year ended December 31, 2013, 100,000 warrants to purchase shares of our common stock if the ID&T JV achieves an EBITDA of $7.0 million or more in the prior fiscal year)	$10.0 million
			We have agreed to repurchase these securities if we do not complete our initial public offering by May 26, 2014. We believe this repurchase right will expire and be unexercisable following the closing of this offering.
ID&T Seller	All or any portion of the 2,000,000 shares issued in connection with the ID&T Option.	$10.00/share
			We have agreed to repurchase these shares if by March 20, 2014 we have not consummated our initial public offering. We believe this repurchase right will expire and be unexercisable following the closing of this offering.
ID&T Seller	4,000,000 shares plus all other equity granted to the ID&T Seller or its permitted transferees by us in connection with the ID&T JV and the ID&T Option.	$30 million in total or, at the option of the ID&T Seller, all of our equity interests in the ID&T JV
			If by March 20, 2014, (i) the closing of our acquisition of 75% of the equity interests of the ID&T Business has not occurred and (ii) we have not consummated our initial public offering by that date, the ID&T Seller can require us to repurchase these equity interests. We believe that this put right will expire and be unexercisable following the closing of this offering.

Risk factors

Holder(s) of Repurchase Right	Number of Shares	Price	Relevant Date and Trigger Events
Former equity holders of Beatport	4,930,000	$5.00/share
On or after March 15, 2014, the former equity holders of Beatport will have the right to require us to repurchase from them the shares of our common stock issued as consideration in the merger. This right will not apply to any shares that have been registered in our initial public offering at an initial offering price of at least $5.00 per share or in a subsequent resale registration or are subsequently eligible for resale under Rule 144 following such initial public offering. We believe this repurchase right will expire and be unexercisable following the effectiveness of the resale registration statement that we filed with the SEC and expect to become effective shortly after we have closed this offering and one or more of our planned acquisitions.
Insight Venture Partners V, L.P. Insight Venture Partners V (Employee Co-Investors), L.P. Insight Venture Partners (Cayman) V, L.P.	Up to 1,000,000	$10.00/share
On or after March 15, 2014, these parties can require us to repurchase shares of our common stock that we have not registered in our initial public offering or registered in a resale registration following such initial public offering, or that are not eligible for resale under Rule 144 following such initial public offering. If prior to the date that these shares are registered for resale or become subsequently eligible for resale under Rule 144 following our initial public offering, we enter into an agreement for the acquisition by any third party of beneficial ownership of more than 50% of the voting power in our voting shares (including by merger or consolidation) or the sale of all of our assets to a third-party in one or a series of related transactions, then this repurchase right will automatically accelerate and become exercisable. If we do not pay these investors the repurchase price of $10.00 per share within ten business days following receipt of notice from the investors of their exercise of this repurchase right, then the repurchase price will increase at a rate of 10% per annum (compounded quarterly) until the date of payment. We believe this repurchase right will expire and be unexercisable following the effectiveness of the resale registration statement that we filed with the SEC and expect to become effective shortly after we have closed this offering and one or more of our planned acquisitions.
Totem	Number of shares to be equal to the quotient of AUD$15.0 million (or $13.9 million) divided by the price per share in our initial public offering	Initial public offering share price
Upon closing of our acquisition of Totem, we are obligated to issue Totem the number of shares equal to the quotient obtained by dividing AUD$15.0 million (or $13.9 million) by the price per share in our initial public offering.
We granted Totem the right, during the 30 calendar day period beginning on the second anniversary of the closing date, to require us to repurchase at our initial public offering price per share all of the shares of our common stock that we issued to Totem as consideration under the asset contribution agreement.

In addition, we granted to the former owners of MMG a put right exercisable at any time between January 1, 2015 and June 30, 2015 to require us to acquire their 20% non-dilutable interest in our

Risk factors

subsidiary, SFX-Nightlife Operating LLC. The consideration to be paid by us upon exercise of the put right would be equal to 20% of the product of SFX-Nightlife Operating LLC's EBITDA for the 2014 fiscal year multiplied by 6. Our shareholders' agreement with the ID&T Seller will, among other things, grant the ID&T Seller the right to sell to us all of its outstanding minority interests in the ID&T Business and the ID&T JV. The ID&T Seller could exercise this put right at any time beginning on the date that is the earlier of (i) March 20, 2016 and (ii) the date on which we and our affiliates hold less than 50% of the equity interests in the ID&T Business that we and our affiliates acquired upon the closing of the ID&T Acquisition. The consideration to be paid by us upon exercise of this put right would be an amount equal to the greater of (i) eight times the Ratable LTM EBITDA as of the date of exercise of the put right and (ii) $31.25 million; provided, however, that if (x) 12 times the Ratable LTM EBITDA as of the date of exercise of the put right is less than $31.25 million and (y) we have not taken action prior to the date of the exercise of the put right for the sole purpose of causing 12 times the Ratable LTM EBITDA to be less than $31.25 million, then the consideration to be paid by us is 12 times the Ratable LTM EBITDA. "Ratable LTM EBITDA" means (a) (i) a fraction, the numerator of which equals the number of shares subject to the put option and the denominator of which equals the number of shares then outstanding, multiplied by, (ii) the consolidated earnings of the ID&T Business before interest, taxes, depreciation and amortization for the 12-month period ended as of the last day of the calendar month immediately preceding the calendar month in which the put option exercise occurred, plus (b) the amount that the ID&T Seller and its affiliates would receive with respect to its ID&T JV membership interests at the time of the exercise of the put option if the assets of the ID&T JV were hypothetically liquidated.

If any of these holders of our shares exercise their repurchase rights, we may not have sufficient cash reserves to pay the amount due. If we are able to pay these amounts, the payment may impede our ability to fund other aspects of our business, including potential acquisitions, capital expenditures, other investments or our working capital requirements, which would harm our operating results and the price of our common stock.

Our Chief Executive Officer and Chairman has the ability to substantially influence, if not control, all matters submitted to stockholders for approval.

Following this offering, our Chief Executive Officer and Chairman of our board of directors, Robert F.X. Sillerman, will beneficially own shares of our common stock, in the aggregate, representing approximately         % of our outstanding capital stock (or         % if the underwriters fully exercise their over-allotment option). As a result, he will have the ability to substantially influence, if not control, all matters submitted to our stockholders for approval, as well as our management and affairs. This concentration of voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire.

Our bylaws will designate, prior to the closing of our initial public offering, the state and federal courts in Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

Our bylaws will provide, prior to the closing of our initial public offering, that, with certain limited exceptions, unless we consent in writing to the selection of an alternative forum, the state and federal courts located in the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of our company owed to us or our stockholders,

Risk factors

(iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law, our Certificate of Incorporation or bylaws, (iv) any action to interpret, apply, enforce or determine the validity of our Certificate of Incorporation or bylaws or (v) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have received notice of and consented to the foregoing provisions. This choice of forum provision may limit a stockholder's ability to bring a claim in a judicial forum that it believes to be favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find this choice of forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Although we do not plan to take advantage of the "controlled company" exemption from certain NASDAQ corporate governance requirements, if we elect to do so in the future, our stockholders will not have the same protections afforded to stockholders of other companies.

Under the NASDAQ rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a "controlled company" and may elect not to comply with certain NASDAQ corporate governance requirements. Robert F.X. Sillerman, who is our founder, Chief Executive Officer and Chairman of our board of directors, controls, 58.8% of our voting power. Assuming that we sell the number of shares set forth on the cover page of this prospectus, after this offering Mr. Sillerman would control approximately         % of our voting power (or         % if the underwriters fully exercise their over-allotment option). Additionally, Mr. Sillerman holds unvested options to purchase 11,350,000 shares of our common stock, which, if exercised after vesting, would result in an increase in his control of our voting power. If Mr. Sillerman were to hold greater than 50% of our voting power, we would be eligible to take advantage of this "controlled company" exemption. We currently do not intend to rely on this exemption, but if we were to do so in the future, we would be exempt from certain NASDAQ corporate governance requirements, including the requirements that (1) a majority of the board of directors consist of independent directors, (2) compensation of officers be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee that is composed entirely of independent directors and (3) director nominees be selected or recommended by a majority of the independent directors or by a nominating committee composed solely of independent directors. If we decide to take advantage of the controlled company exemption to certain NASDAQ corporate governance requirements, our stockholders will not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ corporate governance requirements.

We are an emerging growth company within the meaning of the Securities Act of 1933, and as such, we will take advantage of certain modified disclosure requirements.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, the listing requirements of NASDAQ, and other applicable securities rules and regulations. The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting.

Risk factors

However, we are an "emerging growth company" within the meaning of the rules under the Securities Act of 1933, as amended, or the Securities Act. For as long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies, including not being required to comply with the independent auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We intend to take advantage of these reporting exemptions until we are no longer an emerging growth company.

We would cease to be an emerging growth company upon the earliest of: (1) the first fiscal year following the fifth anniversary of this offering, (2) the first fiscal year after our annual gross revenue is $1 billion or more, (3) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities or (4) as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year.

We cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an emerging growth company within the meaning of the rules under the Securities Act, and we will take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards as they become applicable to public companies. We cannot predict if investors will find our common stock less attractive because we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

If you purchase shares of common stock in this offering, you will suffer immediate dilution of your investment.

We expect the initial public offering price of our common stock to be substantially higher than the net tangible book value per share of our common stock immediately after this offering. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our net tangible book value per share after this offering. Based on an assumed initial public offering price of $         per share, which is the midpoint of the price range listed on the cover page of this prospectus, you will experience immediate dilution of $    per share, representing the difference between our net tangible book value per share after giving effect to this offering and the assumed initial public offering price. In addition, purchasers of common stock in this offering will have contributed approximately    % of the aggregate price paid by all purchasers of our stock but will own only approximately    % of our common stock outstanding after this offering. See "Dilution" for more detail.

Risk factors

Future sales of our common stock may cause our stock price to fall.

If our existing stockholders sell a large amount of our common stock following this offering, the market price of our common stock could decline significantly. In addition, the perception in the public market that our existing stockholders might sell shares of common stock could depress the market price of our common stock, whether or not they actually do so or plan to do so.

Immediately after this offering,                      shares of our common stock will be outstanding. This includes the                      shares of common stock that we are selling in this offering, which will be freely tradable in the public market immediately after this offering (unless purchased by an "affiliate," as such term is defined in Rule 144 under the Securities Act).

We expect that the remaining                      shares, representing         % of our total outstanding shares of common stock following this offering, will become available for resale in the public market as shown in the chart below. Our directors and executive officers, the holders of all of our outstanding shares and vested options and participants in the directed share program have signed lock-up agreements with the underwriters covering a period of 180 days following the date of this prospectus. UBS Securities LLC, Barclays Capital Inc. and Jefferies LLC may, in their sole discretion and without notice, waive the provisions of these lock-up agreements in respect of all or any portion of these shares of common stock. As restrictions on resale end, the market price of our shares of common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of common stock or other securities.

Number of Shares and % of Total Outstanding	Date Available for Sale Into Public Market

shares or %	On the date of this prospectus. All of these shares are subject to lock-up agreements signed with the underwriters.

shares or %	Upon the effectiveness of a registration statement we have filed on form S-1 to cover the resale of these shares from time to time in the future. We expect this registration statement to become effective shortly after the closing date of this offering and after we have closed one or more of our planned acquisitions. All of these shares are subject to lock-up agreements signed with the underwriters.

shares or %	Up to and including 180 days after the date of this prospectus. All of these shares are subject to lock-up agreements signed with the underwriters.

shares or %	More than 180 days after the date of this prospectus, of which shares, or %, are subject to volume, manner of sale and other limitations under Rule 144. All of these shares are subject to lock-up agreements signed with the underwriters.

In addition,                       shares of common stock will be eligible for sale upon exercise of vested options (including vested options to be granted immediately prior to the closing of this offering). Following this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock subject to outstanding options under our 2013 Equity Compensation Plan. See "Executive compensation—Equity incentives." Once these shares are registered, they can be sold in the public market upon issuance, subject to restrictions under the securities laws applicable to resales by affiliates.

Risk factors

For more information about the terms of the lock-up agreements our shareholders have agreed to with the underwriters and with us, and for more details about possible future sales of these shares, see "Shares Eligible for Future Sale."

All remaining shares of common stock held by existing stockholders, and any shares of our common stock purchased by affiliates in this offering pursuant to the directed share program described below under "Underwriting—Directed Share Program," will be subject to the restrictions imposed by Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which rules are summarized below, or another exemption.

An active, liquid and orderly trading market for our common stock may not develop, the price of our stock may be volatile, and you could lose all or part of your investment.

Prior to this offering, there has been no public market for shares of our common stock. The initial public offering price of our common stock will be determined through negotiations with the underwriters. This price will not necessarily reflect the price at which investors in the market will be willing to buy and sell our shares of common stock following this offering. In addition, the trading price of our common stock following this offering is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. The market price of our common stock may decline below the initial offering price, and you may not be able to sell your common stock at or above the price you paid in this offering, or at all.

Prior to this offering, there has been no public market for our common stock, and we cannot assure you that a market for our common stock will develop or that the market price of shares of our common stock will not decline following the offering.

We cannot assure you that a trading market will develop for our common stock after this offering or, if one develops, that such trading market can be sustained. We intend to apply to have our common stock listed on the Nasdaq Global Market, but we cannot assure you that our application will be approved. In addition, we cannot predict the prices at which our common stock will trade. The initial public offering price for our common stock will be determined through our negotiations with the underwriters based on numerous factors, including the information set forth in this prospectus, our prospects and the prospects of our industry, an assessment of our management, our prospects for future earnings, the general condition of the securities markets, the recent market prices of, and demand for, publicly traded common stock of generally comparable companies and other factors deemed relevant by the underwriters and us. Neither we nor the underwriters can assure you that the initial public offering price will bear any relationship to the market price at which our common stock may trade after our initial public offering. Shares of companies offered in an initial public offering often trade at a discount to the initial offering price due to underwriting discounts and commissions and related offering expenses.

If securities or industry analysts publish inaccurate or unfavorable research about our business, our stock price could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, our common stock price would likely decline.

Risk factors

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases. See "Dividend Policy."

The market price of our common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial purchase price.

If you purchase shares of our common stock in the offering, you may not be able to resell those shares at or above the purchase price. The market price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

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actual or anticipated fluctuations in our revenue and other operating results;

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the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

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actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

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additional shares of our common stock being sold into the market by us or our existing stockholders or the anticipation of such sales;

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announcements by us or our competitors of significant events or features, technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

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changes in operating performance and stock market valuations of companies in our industry;

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price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

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lawsuits threatened or filed against us;

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developments in new legislation and pending lawsuits or regulatory actions, including interim or final rulings by judicial or regulatory bodies; and

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other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

We have identified material weaknesses in our internal controls over financial reporting that, if not properly remediated, could result in material misstatements in our financial statements in future periods.

We are not currently required to comply with Section 404 of the Sarbanes-Oxley Act, and are therefore not required to make an assessment of the effectiveness of our internal controls over financial reporting for that purpose. However, in connection with the audit of our consolidated financial statements as of and for the year ended December 31, 2012, we identified certain deficiencies relating to our internal control over financial reporting that constitute a material weakness under standards established by the PCAOB.

Risk factors

The PCAOB defines a material weakness as a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis. A deficiency in internal control exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.

We have identified the following material weaknesses.

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A lack of contemporaneous documentation in connection with awards of stock based compensation. This resulted in our treating certain awards granted in 2012 as having been granted in 2013 for accounting purposes.

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Improperly characterizing certain acquisition transactions as having closed prior to our obtaining the control necessary for such a characterization. These acquisition transactions subsequently failed to close.

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An unusually large amount of audit adjustments noted and recorded in connection with the 2012 audit, primarily in respect of accruals, cut offs and purchase accounting for consummated business transactions. In addition, certain significant transactions were not accounted for properly, one of which resulted in our restating our 2012 results to move certain amounts previously included in equity to temporary equity. We believe that this was related, in part, to a lack of sufficient staff with appropriate training in GAAP and SEC rules and regulations with respect to financial reporting functions, as well as the lack of robust accounting systems.

We have taken and will take a number of actions to correct these material weaknesses including, but not limited to, adding experienced accounting and financial personnel, retaining third party consultants to review our internal controls and recommend improvements, implementing improvements to our closing procedures and consolidation processes, and improving our accounting software as it relates to accounts payable. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Internal Control Over Financial Reporting." We may need to take additional measures to fully mitigate these issues, and the measures we have taken, and expect to take, to improve our internal controls may not be sufficient to address the issues identified, to ensure that our internal controls are effective or to ensure that the identified material weakness or other material weaknesses will not result in a material misstatement of our annual or interim financial statements. In addition, other material weaknesses may be identified in the future. If we are unable to correct deficiencies in internal controls in a timely manner, our ability to record, process, summarize and report financial information accurately and within the time periods specified in the rules and forms of the SEC will be adversely affected. This failure could negatively affect the market price and trading liquidity of our common stock, cause investors to lose confidence in our reported financial information, subject us to civil and criminal investigations and penalties, and generally materially and adversely impact our business and financial condition.

In addition, we and the auditors for our Predecessor, DDP, MMG, i-Motion, Made and Totem have identified material weaknesses in the internal controls of each of these businesses that relate to the proper application of accrual based accounting under GAAP. To remedy these material weaknesses and prevent any potential material misstatements in our financial reporting we will rely on the proper implementation of our policies and procedures, the hiring of new accounting staff at the acquired business and corporate level, the implementation of our accounting software at our acquired companies and improvements to that software generally. However, it is possible that these efforts will be unsuccessful with regard to the internal controls of one or more of these businesses. Further, future target companies may also have material weakness in internal controls at the time we acquire them.

Risk factors

If we are unable to implement and maintain effective internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, which could adversely affect the market price of our common stock.

As a public company, we will be required to maintain internal controls over financial reporting and to report any material weaknesses in such internal controls. As a public company, we will eventually be required to furnish a report by management on the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404. We are in the process of designing, implementing and testing the internal control over financial reporting required to comply with this obligation, which process is time consuming, costly and complicated. If in the future we identify material weaknesses in our internal control over financial reporting, including at some of our acquired companies, if we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities, which could require additional financial and management resources.

We will incur increased costs as a result of operating as a public company, particularly once we cease to be an emerging growth company, and our management will be required to devote substantial time to new compliance initiatives.

As a public reporting company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act and rules subsequently implemented by the SEC and NASDAQ, on which we plan to seek to list our common stock for trading, have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantial costs to maintain the same or similar coverage.

Pursuant to Section 404, we will be required to furnish a report by our management on our internal control over financial reporting, including, once we cease to be an emerging growth company, an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed time period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that neither we nor, when required, our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

Forward-looking statements

This prospectus contains forward-looking statements within the meaning of the U.S. federal securities laws, which involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections entitled "Prospectus Summary," "Risk Factors," "Unaudited Pro Forma Condensed Combined Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." These statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned "Risk Factors."

In some cases, you can identify forward-looking statements by terms such as "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "should," "would" and similar expressions intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding:

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our ability to close the acquisitions of our planned acquisition targets;

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our ability to integrate the companies we have acquired and plan to acquire in the future;

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our ability to identify and acquire leading EMC-related businesses;

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our belief that the EMC community will grow;

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our ability to increase the number of festivals and events we produce;

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our ability to effectively partner Beatport more closely with live events;

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our ability to produce festivals and events in-house through the ID&T JV and our planned acquisitions;

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our ability to grow our music and video retailing efforts;

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our ability to make, and the expected timing of, payments on our senior secured first lien credit agreement, as amended (the "First Lien Term Loan Facility");

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our ability to grow EMC festival attendance;

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our belief that additional or alternative venues will be readily available if necessary;

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our belief that our liability insurance will provide sufficient protection;

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our belief that our capital expenditure requirements and liquidity needs will be met; and

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our ability to grow our online properties.

Forward-looking statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Use of proceeds

We estimate that the net proceeds to us from our issuance and sale of shares of common stock in this offering will be approximately $        million (or approximately $        million if the underwriters exercise their option to purchase additional shares of common stock in full), assuming an initial public offering price of $             per share, which is the midpoint of the price range listed on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and offering expenses payable by us.

A $1.00 increase (decrease) in the assumed initial public offering price of $             per share would increase (decrease) our net proceeds from this offering by approximately $        million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions.

We intend to use the net proceeds we receive from this offering as follows:

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$45.9 million to close the acquisition of the 75% ownership interest in the ID&T Business;

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$16.0 million (or, if greater, the U.S. dollar equivalent of €12.6 million, based on the exchange rate on the day prior to closing) to close the acquisition of 100% of the ownership interests in i-Motion;

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AUD$65.0 million (or $60.3 million) to close the acquisition of substantially all of the assets of Totem;

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$16.25 million to close the acquisition of 70% of the ownership interests in Made; and

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the balance, if any, to fund working capital, capital expenditures and other general corporate purposes, which may include other acquisitions of complementary businesses designed to increase our geographic footprint and our pool of executive level talent.

For additional information regarding our liquidity and outstanding indebtedness, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition (the Registrant)—Liquidity and Capital Resources."

This expected use of net proceeds of this offering represents our intentions based upon our current plans and business conditions. Our management will retain broad discretion over the allocation of any net proceeds used for capital expenditures or other general corporate purposes.

Pending use of the proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade and interest-bearing instruments.

Dividend policy

We have not paid any dividends on our common stock to date and do not anticipate paying any dividends on our common stock in the foreseeable future. We intend to retain earnings, if any, for the future operation and expansion of our business. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, cash requirements, financial condition, contractual restrictions, restrictions imposed by applicable laws and other factors that our board of directors may deem relevant.

Capitalization

The following table sets forth our capitalization as of June 30, 2013:

•
on an actual basis;

•
on a pro forma basis giving effect to our planned acquisitions, our subsidiary's borrowing of an additional $10.5 million under the First Lien Term Loan Facility and the application of those proceeds as described herein and the termination of rights held by certain of our existing stockholders to cause us to repurchase their shares; and

•
on a pro forma, as adjusted basis giving further effect to the issuance and sale by us of shares of our common stock in this offering at an assumed price to the public of $         per share, the midpoint of the estimated public offering price range set forth on the cover of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

You should read the following table in conjunction with "Use of Proceeds," "Selected Historical and Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and unaudited pro forma financial information and related notes thereto appearing elsewhere in this prospectus.

	As of June 30, 2013
($ in 000s)	Actual	Pro Forma	Pro Forma As Adjusted

Debt:
Current portion of long-term debt	$—	$13,697
Mandatorily redeemable non-controlling interest	—	16,039
First Lien Term Loan Facility and other long-term debt	63,343	73,666

Total debt	$63,343	$103,402	$

Temporary Equity:
Redeemable non-controlling interest	4,834	40,935
Redeemable common stock	84,030	13,695
Shareholders' Equity:
Common stock	44	61
Additional paid-in capital	86,454	191,444
Due from stockholder for stock subscriptions	(36)	(36)
Accumulated deficit	(59,814)	(59,813)

Total SFX stockholders' equity	26,648	131,656
Non-controlling interest	22,163	103

Total stockholders' equity	48,811	131,759

Total capitalization	$201,018	$289,791	$

Dilution

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the price per share to the public in this offering and the net tangible book value per share of common stock upon the completion of this offering. Dilution results from the fact that the per share offering price of the common stock is substantially in excess of the book value per share attributable to the existing stockholders for presently outstanding stock.

Our net tangible book value per share represents our total tangible assets less total liabilities, which is our net tangible book value, divided by our weighted average shares outstanding. As of June 30, 2013, our net tangible book value was approximately $(126.0) million, or $(2.73) per share of common stock.

After giving effect to the sale of our common stock at an assumed initial public offering price of $         per share (the midpoint of the price range set forth on the cover of this prospectus), and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value as of June 30, 2013 would have been approximately $          million, or $         per share.

This represents an immediate increase in net tangible book value of $         per share to our existing stockholders and an immediate dilution of $         per share to new investors purchasing shares of common stock at the price to the public in this offering.

The following table illustrates this dilution to new investors on a per share basis.

Assumed initial public offering price per share		$
Net tangible book value per share as of June 30, 2013, before giving effect to this offering	$
Increase in net tangible book value per share attributable to the sale of shares in this offering	$

Net tangible book value per share after this offering		$

Dilution in net tangible book value per share to new investors		$

A $1.00 increase (decrease) in the assumed initial public offering price of $         per share (the midpoint of the price range set forth on the cover of this prospectus) would increase (decrease) our net tangible book value after this offering by $          million and increase (decrease) the dilution to new investors by $         per share, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their option to purchase additional shares in full from us, the net tangible book value after the offering would be $         per share, the increase in the net tangible book value per share to existing shareholders would be $         and the dilution per share to new investors would be $         per share, in each case assuming an initial public offering price of $         per share (the midpoint of the price range set forth on the cover page of this prospectus).

The following table summarizes, as of June 30, 2013, the total number of shares of our common stock we issued and sold, the total consideration we received and the average price per share paid to us by our existing stockholders and to be paid by new investors purchasing shares of our common stock in this offering. The table assumes an initial public offering price of $         per share (the midpoint of the

Dilution

price range set forth on the cover of this prospectus) and deducts underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares purchased			Total consideration
Average price per share
	Number	Percent		Amount	Percent

Existing stockholders			%	$		%	$
New investors							$

Total		100.0%		$	100.0%

Each $1.00 increase or decrease in the assumed initial public offering price of $         per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the total consideration paid by new investors and total consideration paid by all stockholders by approximately $         million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions payable by us. In addition, to the extent any outstanding options or warrants to purchase common stock or convertible preferred stock are exercised, new investors will experience further dilution.

Except as otherwise indicated, the above discussion and tables assume no exercise of the underwriters' option to purchase additional shares. If the underwriters exercise their option to purchase additional shares in full from us, our existing stockholders would own       % and our new investors would own       % of the total number of shares of our common stock outstanding upon the completion of this offering.

The above discussion and tables do not take into account the planned acquisitions of ID&T, i-Motion, Totem and Made, including each company's net tangible book value and shares to be issued for the acquisitions.

Unaudited pro forma condensed combined financial information

We prepared the following unaudited pro forma condensed combined financial statements by applying certain pro forma adjustments to the historical consolidated financial statements of SFX Entertainment, Inc. The pro forma adjustments give effect to the following transactions (the "Transactions"):

•
our acquisition on July 31, 2012 of Dayglow LLC and its affiliates (now operating as SFX-Life in Color, LLC, or "LIC"), which is our Predecessor;

•
our acquisition on June 19, 2012 of Disco Productions, Inc. (now operating as SFX-Disco Operating LLC) ("DDP");

•
our acquisition on December 31, 2012 of an 80% ownership interest in MMG Nightlife, LLC ("MMG");

•
our January 1, 2013 acquisition of a 51% ownership interest in ID&T/SFX North America LLC (the "ID&T JV") and our planned acquisition of an additional 24% ownership interest in the ID&T JV;

•
our acquisition on March 15, 2013 of BEATPORT, LLC ("Beatport");

•
our planned acquisition of a 75% ownership interest in the worldwide business (the "ID&T Business") of ID&T NewHolding B.V. (such entity, together with One of Us B.V. (f/k/a ID&T Holding B.V.), "ID&T");

•
our planned acquisition of i-Motion GmbH Events & Communication ("i-Motion");

•
our planned acquisition of Totem Onelove Group Pty Ltd and Totem Industries Pty Ltd (collectively, "Totem");

•
our planned acquisition of a 70% ownership interest in Made Event, LLC and EZ Festivals, LLC (collectively, "Made"), with a commitment to acquire the remaining 30% in 2018;

•
our subsidiary's borrowing of $49.5 million under the First Lien Term Loan Facility ("First Lien Term Loan Facility") on March 15, 2013, the amendment for an additional borrowing of $15.0 million on June 5, 2013 and the amendment for an additional borrowing of $10.5 million on August 20, 2013;

•
the estimated net proceeds from this offering and the application of the estimated proceeds therefrom, as described under "Use of Proceeds";

•
the simultaneous registration for the resale by selling stockholders of certain shares of common stock issued in connection with acquisitions and in private placement transactions;

•
the issuance of 233,000 shares of common stock to Mr. Sillerman, which we intend to issue immediately prior to the closing of this offering; and

•
the exchange transaction with Mr. Sillerman on April 23, 2013, whereby we exchanged (i) 9,350,000 warrants issued to Mr. Sillerman for an equal amount of stock options and (ii) 1,000,000 shares of our common stock and 100,000 warrants with an exercise price of $0.01 per share for 1,100,000 shares of restricted stock.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2012 and for the six months ended June 30, 2013 gives effect to the Transactions as if

Unaudited pro forma condensed combined financial information each of them had occurred on January 1, 2012. The unaudited pro forma condensed combined balance sheet as of June 30, 2013 gives effect to each of our planned acquisitions, our amendment and additional borrowing under the First Lien Term Loan Facility on August 20, 2013, this offering and the use of proceeds therefrom, and the registration for the resale of shares by the selling stockholders, as if each of them had occurred on June 30, 2013.

These pro forma condensed combined financial statements include adjustments for our planned acquisitions because we believe each of these acquisitions are probable under the standards of Rule 3-05 of Regulation S-X. We note that these acquisitions have not been consummated and may never be consummated, including due to reasons outside of our control. See "Risk Factors—Risks Related to Our Acquisition Strategy" and "Business—Our History and Acquisitions—Planned acquisitions" for more information.

The historical financial statements of SFX Entertainment, Inc. and each of the businesses acquired or whose acquisition is planned appear elsewhere in this prospectus.

Our determination to consider LIC to be our Predecessor was based on several factors. First, the acquisitions of LIC and DDP were negotiated simultaneously, with DDP closing only six weeks in advance of the LIC acquisition. Second, LIC's historical operations as a producer of live EMC events and festivals are more representative of the core operations around which we are building our global EMC platform than DDP's historical operations as a promoter of live EMC events. Finally, the purchase price for our acquisition of LIC was $12.1 million, which was larger than the $9.0 million purchase price for our acquisition of DDP.

We have based the pro forma adjustments upon available information and certain assumptions that we believe are reasonable under the circumstances. We describe in greater detail the assumptions underlying the pro forma adjustments in the accompanying notes, which you should read in conjunction with these unaudited pro forma condensed combined financial statements. In many cases, we based these assumptions on preliminary information and estimates. The actual adjustments to our audited consolidated financial statements will depend upon a number of factors and additional information that will be available on or after the closing date of this offering. Accordingly, the actual adjustments that will appear in our financial statements will differ from these pro forma adjustments, and those differences may be material.

We will account for each of the acquisitions in the Transactions using the acquisition method of accounting for business combinations under GAAP. Under the acquisition method of accounting, the total consideration paid is allocated to an acquired company's tangible and intangible assets, liabilities, and any non-controlling interest based on their estimated fair values as of the acquisition date. As of the date of this prospectus, we have not completed the valuation studies necessary to finalize the acquisition date fair values of the assets acquired and liabilities assumed and the related allocation of purchase price for ID&T JV and Beatport. Accordingly, the values of the assets and liabilities set forth in these unaudited pro forma condensed combined financial statements for these businesses are preliminary. We have not completed the Transactions for our planned acquisitions and therefore the estimated purchase price and fair value of the assets acquired and liabilities assumed are preliminary. Once we complete our final valuation processes, for both our consummated and planned acquisitions, we may report changes to the value of the assets acquired and liabilities assumed, as well as the amount of goodwill, and those changes could differ materially from what we present here.

We provide these unaudited pro forma condensed combined financial statements for informational purposes only. These unaudited pro forma condensed combined financial statements do not purport to represent what our results of operations or financial condition would have been had the Transactions actually occurred on the assumed dates, nor do they purport to project our results of operations or financial condition for any future period or future date. You should read these unaudited pro forma condensed combined financial statements in conjunction with "Use of Proceeds," "Capitalization," "Selected Historical Financial Information and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical financial statements, including the related notes thereto, appearing elsewhere in this prospectus.

SFX Entertainment, Inc. and Subsidiaries

 UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of June 30, 2013

(in 000s)	SFX Entertainment, Inc.	ID&T	i-Motion	Totem	Made	Acquisition Related Pro Forma Adjustments		Pro Forma for Acquisitions	IPO		Consolidated Pro Forma Results
Assets
Cash	$31,378	$12,737	$2,154	$989	$4,109	$(136,021	)(1)	$(84,654)	$161,760	(1)	$77,106
Accounts receivable	2,183	2,700	1,062	82	90	—		6,117	—		6,117
Due from related parties	8,129	2,735	83	138	—	(9,174	)(2)	1,911	—		1,911
Due from promoters	1,694	—	—	—	—	—		1,694	—		1,694
Prepaid expenses	3,761	—	242	83	1,501	—		5,587	—		5,587
Other current assets	255	71,197	604	15		(61,570	)(3)	10,501	—		10,501

Total current assets	47,400	89,369	4,145	1,307	5,700	(206,765)		(58,844)	161,760		102,916

Property, plant and equipment, net	3,623	2,787	368	222	66	—		7,066	—		7,066
Goodwill	50,072	—	—	—	—	64,648	(4)	114,720	—		114,720
Intangible assets, net	100,397	398	20	20	27	193,941	(5)	294,803	—		294,803
Other assets	51,043	2,924	144	—	—	(24,172	)(6)	29,939	—		29,939

Total assets	$252,535	$95,478	$4,677	$1,549	$5,793	$27,652		$387,684	$161,760		$549,444

Liabilities and Equity
Accounts payable and accrued expenses	$11,082	$13,230	$1,997	$1,065	$437	$—		$27,811	—		$27,811
Notes payable	—	—	—	—	—	13,697	(7)	13,697	—		13,697
Label and royalties payable	13,043	—	—	—	—	—		13,043	—		13,043
Deferred revenue	12,595	12,358	1,170	17	6,202	—		32,342	—		32,342
Due to related parties	1,121	31,004	—	—	—	(31,514	)(2)	611	—		611
Other current liabilities	4,116	484	321	—	—	—		4,921	—		4,921

Total current liabilities	41,957	57,076	3,488	1,082	6,639	(17,817)		92,425	—		92,425

Long-term debt	—	—	—	33	—	—		33	—		33
Deferred tax liabilities	472	—	1	—	—	—		473	—		473
First lien term loan	63,343	—	—	—	—	10,290	(8)	73,633	—		73,633
Mandatorily redeemable non-controlling interest	—	—	—	—	—	16,039	(9)	16,039	—		16,039
Other liabilities	9,088	—	—	—	—	9,604	(4)	18,692	—		18,692

Total liabilities	114,860	57,076	3,489	1,115	6,639	18,116		201,295	—		201,295

Commitments and contingencies
Redeemable Common Stock	84,030	—	—	—	—	(70,335	)(9)	13,695	—		13,695
Redeemable non-controlling interest	4,834	—	—	—	—	36,101	(9)	40,935	—		40,935
Stockholder's equity/(deficit)
Common stock	44	38	65	1	—	(87	)(9)	61	—		61
APIC	86,454	8,810	—	489	—	95,691	(9)	191,444	161,760	(9)	353,204
Due from stockholder for stock subscription	(36)	—	—	—	—	—		(36)	—		(36)
Accumulated equity / (deficit)	(59,814)	28,841	1,123	(56)	(846)	(29,061	)(9)	(59,813)	—		(59,813)
Accumulated other comprehensive income	—	610	—	—	—	(610	)(9)	—	—		—

Total SFX / Parent stockholders' equity	26,648	38,299	1,188	434	(846)	65,933		131,656	161,760		293,416
Non-controlling interest in subsidiary	22,163	103	—	—	—	(22,163	)(9)	103	—		103
Total stockholders' equity	48,811	38,402	1,188	434	(846)	43,770		131,759	161,760		293,519

Total liabilities and stockholders' equity	$252,535	$95,478	$4,677	$1,549	$5,793	$27,652		$387,684	$161,760		$549,444

SFX Entertainment, Inc. and Subsidiaries

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the year ended December 31, 2012

(in 000s except per share amounts)	SFX Entertainment, Inc.	LIC (1/1/12- 7/31/12)	DDP (1/1/12- 6/19/12)	MMG (1/1/12- 12/31/12)	BEATPORT	ID&T	i-Motion	Totem	Made	Pro Forma Adjustments		Consolidated Pro Forma Results

Revenue:
Service revenue	$24,513	$10,920	$12,858	$4,588	$—	$66,964	$14,029	$42,303	$17,884	$(2,238	)(2)	$191,821
Sales of products	302	66	30	—	48,461	442	660	—	172	(3,330	)(2)	$46,803

Total revenue	24,815	10,986	12,888	4,588	48,461	67,406	14,689	42,303	18,056	(5,568)		238,624

Direct costs:
Service	(22,719)	(7,905)	(12,606)	—	—	(47,925)	(8,610)	(30,020)	(13,977)	2,238	(2)	(141,524)
Products	(300)	(314)	(10)	—	(33,393)	(215)	(217)	—	(117)	3,330	(2)	(31,236)

Total direct costs	(23,019)	(8,219)	(12,616)	—	(33,393)	(48,140)	(8,827)	(30,020)	(14,094)	5,568		(172,760)

Gross profit	1,796	2,767	272	4,588	15,068	19,266	5,862	12,283	3,962	—		65,864
Selling, general and administrative expenses	(17,026)	(2,323)	(1,046)	(2,011)	(14,641)	(18,923)	(3,482)	(5,891)	(1,040)	(16,529	)(2)(14)	(82,912)
Depreciation	(75)	(95)	—	—	(1,277)	(1,533)	(107)	—	(66)	—		(3,153)
Amortization	(916)	—	—	—	(483)	—	(13)	(76)	—	(51,743)		(53,231)

Operating income/(loss)	(16,221)	349	(774)	2,577	(1,333)	(1,190)	2,260	6,316	2,856	(68,272)		(73,432)

Other income/(expense)	98	13	26	21	(78)	2,556	152	—	—	—		2,788
Interest income/(expense)	(34)	—	(373)	—	37	203	24	(25)	1	(24,733	)(8)	(24,900)

Net income/(loss) before income taxes	(16,157)	362	(1,121)	2,598	(1,374)	1,569	2,436	6,291	2,857	(93,005)		(95,544)
(Provision)/benefit for income tax	(67)	—	—	—	(160)	(98)	(777)	14	(145)	31,333	(11)	30,100

Net income/(loss)	(16,224)	362	(1,121)	2,598	(1,534)	1,471	1,659	6,305	2,712	(61,672)		(65,444)

Less: Net income attributable to noncontrolling interests	—	—	—	—	—	73	—	—	—	869	(10)	942

Net income/(loss) attributable to SFX Entertainment, Inc.	$(16,224)	$362	$(1,121)	$2,598	$(1,534)	$1,398	$1,659	$6,305	$2,712	$(62,541)		$(66,386)

Loss Per Share—Basic and Diluted	$(0.44)										(12)
Weighted Average Shares Outstanding	37,186										(13)

SFX Entertainment, Inc. and Subsidiaries

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the six months ended June 30, 2013

(in 000s except per share amounts)	SFX Entertainment, Inc.	Beatport 01/01 - 03/15	ID&T	i-Motion	Totem	Made	Pro Forma Adjustments		Consolidated Pro Forma Results

Revenue:
Service revenue	$22,884	$—	$26,145	$5,131	$11,694	$2,305	$—		$68,159
Sales of products	14,669	10,025	—	158	—	—	(704	)(2)	24,148

Total revenue	37,553	10,025	26,145	5,289	11,694	2,305	(704)		92,307

Direct costs:
Service	(16,980)	—	(19,880)	(2,890)	(10,444)	(1,890)	—		(52,084)
Products	(9,769)	(7,089)	—	(60)	—	—	704	(2)	(16,214)

Total direct costs	(26,749)	(7,089)	(19,880)	(2,950)	(10,444)	(1,890)	704		(68,298)

Gross profit	10,804	2,936	6,265	2,339	1,250	415	—		24,009
Selling, general and administrative expenses	(38,374)	(4,597)	(9,832)	(1,866)	(892)	(712)	(5,128	)(2)(14)	(61,401)
Depreciation	(498)	(347)	(727)	(60)	(47)	—	—		(1,679)
Amortization	(6,786)	(16)	—	(7)	(1)	—	(19,547	)(5)	(26,357)

Operating income/(loss)	(34,854)	(2,024)	(4,294)	406	310	(297)	(24,675)		(65,428)

Other income/(expense)	(1,041)	(263)	34,978	122	—	—	(34,709	)(2)	(913)
Interest income/(expense)	(8,183)	6	(183)	1	3	0	(10,749	)(8)	(19,105)

Net income/(loss) before income taxes	(44,078)	(2,281)	30,501	529	313	(297)	(70,133)		(85,446)
(Provision)/benefit for income tax	(574)	(52)	825	(155)	—	—	15,102	(11)	15,146

Net Income/(loss)	(44,652)	(2,333)	31,326	374	313	(297)	(55,031)		(70,300)

Less: Net income/(loss) attributable to noncontrolling interests	(1,163)	—	20	—	—	—	(257	)(10)	(1,400)

Net income/(loss) attributable to SFX Entertainment, Inc.	$(43,489)	$(2,333)	$31,306	374	$313	$(297)	$(54,774)		$(68,900)

Loss Per Share—Basic and Diluted	$(0.75)							(12)
Weighted Average Shares Outstanding	57,713							(13)

SFX Entertainment, Inc. and Subsidiaries

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
($ and € in 000s, except per share amounts)

In connection with our four planned acquisitions, we have preliminary agreements reflecting the following terms. However, these planned acquisitions have not yet been consummated and therefore the planned accounting treatment and estimates of fair value included in these unaudited pro forma financial statements are preliminary and may change upon the actual consummation of these transactions.

•
We acquired an option (the "ID&T Option") to buy a 75% ownership interest in the ID&T Business and we will separately also increase our ownership in the ID&T JV, from 51% to 75%, with an economic effect as of July 1, 2013. On March 20, 2013, we paid $2,500 in cash and issued 2,000,000 shares of our common stock to acquire the ID&T Option. The exercise price of the ID&T Option is $50,000 in cash (including $10,000 that we paid on August 8, 2013). In addition, we agreed to relinquish our right to be repaid the $7,500 non-recourse loan we advanced to ID&T in connection with the ID&T JV. We treated the $2,500 of consideration transferred on March 20, 2013 for the ID&T Option as an investment and recorded these amounts in other assets on our June 30, 2013 balance sheet. On August 8, 2013, we entered into a stock purchase agreement with One of Us Holding B.V., the seller of the ID&T Business (the "ID&T Seller"), pursuant to which we will exercise the ID&T Option. In connection with entering into this agreement, on August 8, 2013, we paid an advance of $10,000 to the ID&T Seller and we caused the $7,500 non-recourse loan that the ID&T JV made to ID&T to be transferred to the ID&T Seller, effectively cancelling the repayment obligation for that loan. Upon closing the ID&T Acquisition, we will pay additional cash consideration of $40,000, plus certain working capital adjustments that are preliminarily estimated to be $5,900. The final working capital adjustment will be based on final analysis subsequent to the close of the ID&T Acquisition. Following the closing of the ID&T Acquisition, our ownership interest in the ID&T JV will increase from 51% to 75%, with an economic effect as of July 1, 2013.

•
We have entered into a share purchase agreement to acquire 100% of the i-Motion business for (i) $16,000 (or, if greater, the U.S. dollar equivalent of €12,598, based on the exchange rate on the day prior to closing) in cash, (ii) $5,000 (or, if greater, the U.S. dollar equivalent of €3,937, based on the exchange rate on the day prior to closing) in shares of common stock valued at the price to the public in this offering, and (iii) an earn out payment of $1,000 (or, if greater, the U.S. dollar equivalent of €0.79 million based on the exchange rate on the business day prior to the due date of the earn out payment) if the EBITDA of i-Motion for the fiscal years ending on December 31, 2013 and/or December 31, 2014 exceeds the lesser of $4,000, converted into Euros based on the exchange rate on the last banking day of the respective fiscal year, and €3,150. Additionally, if the seller realizes a loss during the 30-day period after the 180-day lock up period, we have agreed to guarantee the value of such shares of common stock up to $4,000 (or if, greater, the U.S. dollar equivalent of €3,150). For purposes of these unaudited pro forma condensed combined financial statements, we have used the June 30, 2013 exchange rate of $1.30101 to €1.00 to calculate the closing consideration for the i-Motion acquisition, which yields a payment of $16,391 in cash and a $5,122 in shares of common stock valued at the price to the public in this offering, $970 for the earn out payment of $1,000 (discounted over nine months at the borrowing rate under the First Lien Term Loan Facility of 8.75%), and a preliminary value of $1,636 for the price protection on our common stock and the exchange rate guarantee.

•
We have entered into an asset contribution agreement to acquire 100% of the Totem business for AUD$70,000 in cash ($63,910 at June 30, 2013) at the closing and AUD$5,000 ($4,565 at June 30, 2013) by February 28, 2014 (for the purposes of these pro forma financial statements this payment/

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  note has been discounted using our borrowing rate of 8.75%, to $4,313) and AUD$15,000 ($13,695 at June 30, 2013) in shares of common stock valued at the price to the public in this offering. The seller has the right to put these shares back to us on the second anniversary of the closing of this acquisition, therefore these shares will be treated as temporary equity. Under the terms of the agreement we paid on May 22, 2013, an initial deposit of AUD$5,000 ($4,843 at May 22, 2013). For the purposes of these unaudited pro forma condensed combined financial statements, we have assumed the remaining cash payment will be $59,067.
  The Company also granted Totem a right to require us to repurchase all (but not less than all) of the shares of our common stock that the Company issued to Totem as consideration under the asset contribution agreement at the price per share to the public in this offering. This right will be exercisable during the 30 calendar day period beginning on the second anniversary of the closing date. The repurchase right will be exercisable beginning on the second anniversary of the closing date and continuously for 30 days thereafter, and the payment for such repurchased shares must be made by us within 45 days after the Company receive notice from Totem of its election to exercise its repurchase right.
  The asset contribution agreement contains working capital and assumed employee liability adjustments. It also contains adjustments to the cash payment due at closing based on the business' EBITDA for the fiscal year ended June 30, 2013, as follows:

    •
    if EBITDA for such period exceeds AUD$11,200 (or $10,229), our cash payment at closing will increase by an amount equal to seven multiplied by the difference between EBITDA for the fiscal year ended June 30, 2013 less AUD$11,200 (or $10,229); or

    •
    if EBITDA for such period is less than or equal to AUD$10,800 (or $9,863), our cash payment at closing will decrease by an amount equal to seven multiplied by the difference between AUD$10,800 (or $9,863) less EBITDA for the fiscal year ended June 30, 2013.

  Based on the financial results of Totem for the fiscal year ended June 30, 2013, the Company doesnot believe there will be a purchase price adjustment.

  Additionally, the agreement requires us to make an AUD$10,000 (or $9,133) earn out payment ifthe EBITDA of the business exceeds AUD$18,000 (or $16,439) for the year ended December 31,2014.

•
We have agreed to acquire a 70% ownership interest in Made for i) $20,000 in cash (we made an initial deposit of $2,500 in cash on June 24, 2013), ii) $5,000 in shares of common stock and iii) $10,000 non-interest bearing promissory notes to be paid at the earlier of March 31, 2014 or the completion of the 2013 audit. The common stock issued would be valued at the lower of $12.75 per share or the price to the public in this offering. We would be obligated to buy the remaining 30% of Made in 2018 at a price equal to the greater of $10,000 or 30% of 10 times the EBITDA for Made for 2017. However, if all or substantially all of the 2017 Electric Zoo Festival is cancelled for any reason other than a business decision not to operate the festival, the purchase price of the remaining 30% interest in Made will be calculated using Made's 2016 EBITDA. Made's 2015 EBITDA would be used if both the 2016 and 2017 Electric Zoo Festivals are cancelled. If the festivals are cancelled for the failure of the governmental agency to issue the appropriate permits, then Made's 2017 EBITDA will be used. If the price to be paid for the remaining 30% of Made is equal to $10,000, such payment will be made solely in cash and if the payment is greater than $10,000, the payment will consist of 80% in cash and 20% in shares of our common stock (at a volume weighted average

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  price per share at the time of issuance). For the purposes of these pro forma condensed combined financial statements, we consider our obligation to purchase the remaining equity in this business as making that non-controlling interest mandatorily redeemable, and accordingly, we characterize it as a liability of ours. In addition, the minority interest holders are entitled to receive annually 40% of net income in 2013 and 30% thereafter until the final payment in 2018. For the purposes of these pro forma condensed combined financial statements, we consider these payments to be contingent consideration and part of the consideration transferred, which we preliminarily valued at $3,039. This was calculated by assuming a 1% growth rate in Made's net income and discounted using a rate of 15%, which we believe is reasonable given the uncertainty of the amount and timing of these payments. However, this is a preliminary valuation conducted by management and, upon the consummation of this planned acquisition, the fair value of this distribution payment may change materially.

        Unless otherwise noted, dollar amounts presented in this section are translated from the Australian Dollar (AUD) and Euro (EUR) using the following rates.

	€ (EUR)	$ (AUD)

Profit & Loss
Year ended December 31, 2012	1.286	1.036
Six months ended June 30, 2013	1.313	1.015
Balance Sheet
June 30, 2013	1.301	0.913

FOOTNOTES:

(1)
The pro forma adjustment to cash reflects:

a.
the net proceeds of this offering; plus

b.
the additional borrowing under the amendment to the First Lien Term Loan Facility; less

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  c.
  the cash we expect to pay in connection with our planned acquisitions and the cash on the balance sheet of the targeted businesses that we do not expect to receive as part of the acquisition.

Pro forma adjustments to cash:
Net proceeds from additional borrowing under the First Lien Term Loan Facility(a)	$10,239
Made acquisition cash consideration(b)	(17,500)
Totem acquisition cash consideration(c)	(59,067)
ID&T acquisition cash consideration(d)	(50,000)
i-Motion acquisition cash consideration	(16,391)
ID&T cash not acquired	(3,302)

Total net pro forma adjustments to cash	$(136,021)

Net proceeds from this offering(e)	$161,760

(a)
The additional borrowing under of the First Lien Term Loan Facility on August 20, 2013 reflects $10,500 in borrowing, net of $210 in original issue discount and $51 in deferred charges (which is reflected as an adjustment to other assets).

(b)
Excludes $2,500 paid to the sellers of Made on June 24, 2013 as an initial deposit. Upon closing of the Made acquisition, this amount will be applied as part of the preliminary purchase price, and we will recognize a corresponding reduction in other assets.

(c)
Excludes $4,843 paid to the sellers of Totem on May 22, 2013 as an initial deposit. Upon closing of the Totem acquisition, this amount will be applied as part of the preliminary purchase price, and we will recognize a corresponding reduction in other assets

(d)
Excludes $2,500 paid to ID&T on March 20, 2013 for the ID&T Option, which was recorded at cost in our historical financial statements in other assets. Upon closing the acquisition of the ID&T Business, this amount will be applied as part of the preliminary purchase price, and we will recognize a corresponding reduction in other assets.

(e)
Reflects the proceeds of this offering, assuming an initial public offering price of $             per share, which is the midpoint of the price range listed on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and offering expenses payable by us.

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(2)
Elimination of Intercompany Transactions—We made the following adjustments to the unaudited pro forma condensed combined balance sheet to eliminate payables and receivables between ID&T and us as of June 30, 2013.

Pro forma adjustments to Due to/from related parties:
Licensing fees payable to ID&T from ID&T JV	$457
Sponsorship fee payable to ID&T JV from ID&T(a)	619
Cancellation of $7,500 non-recourse loan made to ID&T	7,500
ID&T auditing fees payable to ID&T from SFX	598

Total pro forma adjustments to Due from related parties	$9,174

SFX equity instruments(b)	22,340

Total pro forma adjustment to Due to related parties	$31,514

(a)
ID&T has collected certain sponsorship fees on behalf of ID&T JV, which are to be remitted to ID&T JV.

(b)
Includes SFX equity instruments received by ID&T from us for the ID&T Option.

We made the following adjustments to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 and the six months ended June 30, 2013 to eliminate certain revenues and expenses that would have been eliminated if the Transactions had occurred on January 1, 2012.

	For the year ended December 31, 2012	For the six months ended June 30, 2013

Product revenue(a)	$(3,330)	$(704)
Product costs(a)	3,330	704
Service revenue(b)	(2,238)	—
Service costs(b)	2,238	—
Selling, general, and administrative expense(c)	586	221
Other income / (expenses)(d)	—	(34,709)

(a)
We decreased product revenue and product costs by $3,330 for the year ended December 31, 2012 and $704 for the six months ended June 30, 2013 to align the accounting of sales tax presentation of Beatport to ours for the period prior to our acquisition of Beatport on March 15, 2013.

(b)
We made adjustments to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 to eliminate transactions between LIC and DDP for the period prior to our acquisition of LIC in the amount of $2,238. From time to time, LIC and DDP have participated and will participate in the promotion and production of certain events. The revenues and costs associated with these events create intercompany amounts that will be eliminated as part of our consolidated financial statements for periods after July 31, 2012, the first date that both LIC and DDP were

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  our consolidated subsidiaries. The adjustments in the unaudited pro forma condensed combined financial statements eliminate the intercompany amounts between the two entities on the same basis for periods prior to that date.

(c)
We eliminated from selling, general and administrative expenses approximately $586 and $221 in licensing fees for the the year ended December 31, 2012 and the six months ended June 30, 2013, respectively, associated with intellectual property that i-Motion licenses, but that we will acquire as part of the acquisition. Therefore, we have also included amortization expense for the intellectual property in these unaudited pro forma condensed combined financial statements.

(d)
We adjusted the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2013 to eliminate a $34,709 gain that ID&T recognized related to their sale of the 51% ownership in the ID&T JV to us.
(3)
Assets and Liabilities Not Acquired—We adjusted the unaudited pro forma condensed combined balance sheet to eliminate approximately $64,872 of cash and other current assets held by ID&T and approximately $29,840 in liabilities that we do not expect to assume as part of the planned acquisition of the ID&T Business. The following table details the assets and liabilities that we do not anticipate assuming as part of the acquisition of the ID&T Business and the related purchase price adjustments to goodwill, intangible assets, and non-controlling interest.

	ID&T (as of June 30, 2013)	Assets & liabilities not acquired		Assets & liabilities assumed	Purchase price adjustments	ID&T assets acquired and liabilities assumed

Cash	$12,737	$(3,302)		$9,435	$—	$9,435
Current assets	76,631	(61,570	)(a)	15,061	—	15,061
Property, plant and equipment, net	2,787	—		2,787	—	2,787
Other long-term assets	2,924	—		2,924	—	2,924

Net tangible assets	95,079	(64,872)		30,207	—	30,207
Intangible assets, net	398	—		398	71,930	72,328
Goodwill	—	—		—	23,977	23,977

Net Assets	$95,477	$(64,872)		$30,605	$95,907	$126,512

Current liabilities	(57,076)	29,840	(b)	(27,236)	—	(27,236)
Non-controlling interest	(103)	—		(103)	(24,793)	(24,896)

Liabilities & non-controlling interest assumed	$(57,179)	$29,840		$(27,339)	$(24,793)	$(52,132)

(a)
Represents $42,372 in SFX equity related instruments and $19,198 in receivables from ID&T shareholders that we do not expect to acquire as part of the acquisition of the ID&T Business.

(b)
Represents approximately $22,340 of our equity instruments received by ID&T from us for the ID&T Option and the $7,500 advance from us in connection with the ID&T JV. We do not expect to acquire these liabilities as part of the acquisition. We caused the $7,500 advance to be transferred to the ID&T Seller on August 8, 2013, effectively cancelling the repayment obligation in respect of the advance.
(4)
Purchase Price Allocation/Goodwill—Under acquisition accounting, we recognize the assets and liabilities acquired at their fair value on the acquisition date, with any excess in purchase price over these values being allocated to goodwill.

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For our four planned acquisitions, management has made an initial fair value estimate of the assets acquired and liabilities assumed as of June 30, 2013. These initial estimates will likely differ from the final valuation, once we have consummated the acquisition and received the valuation report of a third-party expert; and this difference could be material. We have made no adjustments to the fair value of the assets acquired (other than intangible assets) and liabilities assumed. We believe that due to the short-term nature of the majority of the assets acquired and liabilities assumed that their carrying values, as included in the historical financial statements of the entities, approximates their respective fair values. The acquired goodwill for these acquisitions is primarily related to synergies with our combined businesses and assembled workforce.

In connection with the planned acquisitions, we have made preliminary estimates of fair value of the 25% redeemable non-controlling interest in the ID&T Business and the 30% mandatorily redeemable non-controlling interests in Made. The June 30, 2013 fair value of the redeemable non-controlling interest in the ID&T Business and mandatorily redeemable non-controlling interest in Made was measured using an income approach. The equity shares of these companies are not traded and as such could not be determined based on active market prices. We estimated the fair value by preliminarily calculating the fair value of each of these businesses based on our preliminary purchase price and subtracting the consideration we expect to pay for our controlling interest in each business. In determining the fair value of these businesses, we contemplated synergies that we expect to create through the planned acquisitions, and we believe that the synergies created from each individual acquisition will benefit the respective businesses as a whole, including the non-controlling or mandatorily redeemable non-controlling interest holders' of the respective business, resulting in our ownership and theirs having proportionate economic interest to their respective ownership interests.

As part of our acquisition of a 51% interest in the ID&T JV on January 1, 2013, we paid $12,500 in cash, $10,000 in shares of our common stock (2.0 million shares of common stock valued at $5.00 per share as determined by sales of our common stock at $5.00 per share with unrelated third parties), and $1,820 in warrants to buy 500,000 shares of common stock at $2.50 per share, for a total purchase price of $24,320. In addition, for a period of five years beginning in the year ended December 31, 2013, the ID&T Seller will be entitled to receive 100,000 warrants to purchase shares of our common stock each year if the ID&T JV has achieved an EBITDA of $7,000 or more in the prior fiscal year. The warrants' exercise price will equal the fair market value as determined in good faith by the our board of directors, but after our initial public offering, will be based on our common stock's 30-day weighted average closing price. At the time of the acquisition, we did not forecast the ID&T JV to achieve $7,000 or more in EBITDA in 2013 and could not determine that such a threshold level of EBITDA was probable in 2014, and we were unable to estimate a fair value for these contingent EBITDA warrants thereafter. Accordingly, we assigned no value to these potential future issuance of warrants. We will continue to assess the fair value of this contingency at each reporting date and should the fair value of the warrants increase, we will include a charge in earnings at that time.

We also engaged a third-party valuation specialist to value the assets acquired and liabilities assumed of our acquisitions that occurred in 2012 and during the six months ended June 30, 2013. The valuations for the acquisitions that occurred in the first quarter of 2013 have not been completed, and therefore, the results could differ from the final valuations. These preliminary valuations and the results of operations from these businesses are included in our actual financial statements from the date of their respective acquisitions.

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The following table shows the preliminary purchase price, estimated acquisition-date fair values of the to-be-acquired assets and liabilities assumed, non-controlling interest and calculation of goodwill for the planned acquisitions as of June 30, 2013, the date of our most recent balance sheet.

	ID&T		i-Motion	Totem	Made	Total

Cash consideration	$52,500	(a)	$16,391	$63,910	$20,000	$152,801
Forgiveness of advance	7,500		—	—	—	7,500
Contingent consideration(b)	—		2,606	3,959	3,039	9,604
Promissory note to seller	—		—	4,313	9,384	13,697
Common stock(c)	14,380		5,122	13,695	5,000	38,197

Total Purchase Price	$74,380		$24,119	$85,877	$37,423	$221,799

Net tangible assets acquired	30,207		4,656	1,529	5,767	42,159
Liabilities assumed	(27,236)		(3,489)	(1,114)	(6,640)	(38,479)
Goodwill(d)	23,977		5,733	21,361	13,577	64,648
Intangible assets(e)	72,328		17,219	64,101	40,758	194,406
Mandatorily redeemable non-controlling interest	—		—	—	(16,039)	(16,039)
Non-controlling interest	(24,896)	(f)	—	—	—	(24,896)

Total purchase price allocation	$74,380		$24,119	$85,877	$37,423	$(221,799)

(a)
Includes $2,500 cash paid to ID&T as consideration for the ID&T Option on March 20, 2013.

(b)
The contingent consideration for the i-Motion acquisition comprises three components, i) an earn-out payment, ii) a foreign exchange guarantee and iii) price protection related to the shares of our common stock. The earn-out is based on an earn out payment of $1,000 (or, if greater, the U.S. dollar equivalent of €0.79 million based on the exchange rate on the business day prior to the due date of the earn out payment) if the EBITDA of i-Motion for the fiscal years ending on December 31, 2013 or December 31, 2014 exceeds the lesser of $4.0 million, converted into Euros based on the exchange rate on the last banking day of the respective fiscal year, and €3.15 million. For purposes of these unaudited pro forma condensed combined financial statements we have assumed that the EBITDA target will be met in the first year and therefore have discounted the $1,000 earn out payment for nine months at the borrowing rate under the First Lien Term Loan Facility of 8.75%, for a value of $970. The foreign exchange guarantee requires us, upon the settlements of the cash, common stock, and earn-out payments, to provide the seller with a Euro equivalent at an exchange rate of 1.27 dollars to the Euro. We preliminarily valued this foreign exchange guarantee at approximately 5% of the total value of the considerations to be paid, utilizing an option-based call model, with a preliminary value of $1,124. The price protection related to the shares of our common stock was preliminarily valued at approximately 10% of the total value of our common stock to be issued in consideration for the i-Motion acquisition using a Black Scholes model, for an estimated value of $512. All of these estimates are preliminary and have not been finalized as we have not completed the acquisition of i-Motion.

A 1% increase or decrease in the value of the foreign exchange guarantee would result in an increase or decrease in our preliminary purchase price of approximately $112. Similarly, a 1% increase or decrease in the value of the price protection related to our common stock would result in an increase or decrease in our preliminary purchase price of approximately $51.

The contingent consideration for the Made acquisition is based on the annual distribution payments to the sellers of 40% of net income in 2013 and 30% each year thereafter until the final payment in 2018. For purposes of these pro forma condensed combined financial statements, we consider these payments to be part of the consideration transferred, which we preliminarily valued at $3,039. This was calculated by assuming a 1% growth rate in Made's net income and discounted using a rate of 15%, which we believe is reasonable given the uncertainty of the amount and timing of these payments. However, this is a preliminary valuation by

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  management and upon the consummation of this planned acquisition the fair value of this distribution payment may change materially.

  The former owners of Totem are entitled to receive an earn-out payment of AUD$10,000 (or $9,130 as of June 30, 2012) based on the EBITDA of the business for the year ended December 31, 2014. If the EBITDA exceeds AUD$18,000 (or $16,439) for the one-year period ended December 31, 2014, we will be required to make the earn-out payment. Such earn-out payment, if any, for the purposes of these pro forma financial statements are assumed to be made on March 31, 2015. This earn-out payment is considered contingent consideration for the Totem acquisition and therefore, part of the consideration transferred. The payment of AUD$10,000 (or $9,130 as of June 30, 2012) has been preliminarily valued for these pro forma financial statements at $3,959 based on our discount rate of 8.75% and assuming a 50% probability that the required EBITDA for 2014 is achieved. All of these estimates are preliminary and have not been finalized as we have not completed the acquisition of Totem.

(c)
The fair value of the 2,000,000 shares of our common stock that we issued in connection with our acquisition of the ID&T Option was $7.19. This was determined by a third-party valuation specialist. In valuing our share price at $7.19, two approaches were utilized: an income approach and an initial public offering price analysis. Both of these approaches were weighted 60% under an initial public offering price analysis and 40% under an income approach and then a 15.0% discount for a lack of marketability was applied. For the planned acquisitions of i-Motion, Totem and Made, there were no per share prices utilized. The preliminary estimate of equity consideration to be transferred is based on an aggregate value of equity, as stated in the contracts, at a per share price determined on the date those acquisitions are consummated. Therefore, the number of shares that will be issued in connection with those acquisitions is variable and the total equity value on the date of the acquisition is fixed.

(d)
For our four planned acquisitions, management has made an initial estimate that only $13,577 of the goodwill from the Made acquisitions will be deductible for tax purposes and the remaining goodwill of $46,719 from the other acquisitions will not. However, these estimates are preliminary, and we have not completed the required tax and legal analyses to finalize our determination of deductibility of goodwill for tax purposes. Accordingly, the values of the goodwill recognized from these planned acquisitions and their deductibility for tax purposes set forth in these unaudited pro forma condensed combined financial statements could change and those changes could differ materially from what we present here.

(e)
Includes $465 recorded on the balance sheets of the businesses we plan to acquire.

(f)
Includes $103 recorded on ID&T's balance sheet.
(5)
Intangible Assets—We based the estimated useful lives of the most significant acquired intangible assets on the amount and timing in which we expect to receive an economic benefit. We assigned these intangible assets useful lives ranging from 3 to 15 years based upon a number of factors, including contractual agreements, consumer awareness and economic factors pertaining to the combined companies.

We based our preliminary estimates of each intangible asset type/category that we expect to recognize as part of the planned acquisitions on the nature of the businesses and the contracts that we have in place with the sellers. We also based our estimates on experiences from our prior acquisitions and the types of intangible assets that we recognized as part of those acquisitions. In particular, our experience with our prior acquisitions indicates to us that fan databases, trade names/marks, and non-compete agreements compose the significant majority of intangible assets for these types of business. We based the preliminary estimated useful lives of these intangible assets on the useful lives that we have used for similar intangible assets in prior acquisitions. However, all of these estimates are preliminary, as we have not completed these acquisitions or analyzed all the facts surrounding the businesses to be acquired and therefore have not been able to finalize the accounting for these transactions.

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The estimates of fair value and weighted-average useful lives could be impacted by a variety of factors including legal, regulatory, contractual, competitive, economic or other factors. Increased knowledge about these factors could result in a change to the estimate fair value of these intangible assets and/or the weighted-average useful lives from what we have assumed in these unaudited pro forma condensed combined financial statements. In addition, the combined effect of any such changes could result in a significant increase or decrease to related amortization expense estimates.

The figures set forth below reflect the preliminary fair value of intangible assets of the businesses we plan to acquire and their estimated useful lives.

	ID&T	i-Motion	Totem	Made	Total of Planned Acquisitions	Estimated Useful Lives

Fan Database	$14,386	$3,460	$12,816	$8,146	$38,808	3
Trademarks / names	44,275	12,039	44,877	24,466	125,657	7
Non Compete Agreements	13,667	1,720	6,408	8,146	29,941	5

Total Intangible Assets(a)	$72,328	$17,219	$64,101	$40,758	$194,406

(a)
Includes $465 recorded on the balance sheets of the businesses we plan to acquire.

The figures set forth below reflect the estimated acquisition-date fair value of intangible assets for our completed acquisitions. These intangible assets are already included in our historical consolidated balance sheet as of June 30, 2013.

	LIC	Disco	MMG	ID&T JV	Beatport	Acquired Business Total	Estimated Useful Life

Supplier and label relationships	—	—	—	—	$17,900	$17,900	15
Trade domain names	—	—	—	—	19,400	19,400	7
Technology	—	—	—	—	8,100	8,100	5
Fan Database	$1,120	$1,180	—	—	—	2,300	3
Trademarks / names	3,290	3,180	—	$35,765	—	42,235	7
Management Agreements	—	—	$13,600	—	—	13,600	5
Non Compete Agreements	1,010	259	825	—	1,300	3,394	5

Total Intangible Assets	$5,420	$4,619	$14,425	$35,765	$46,700	$106,929

We amortize intangible assets over their estimated useful life. The amortization of intangible assets for our planned acquisitions, shown below, assumes that the assets were acquired on January 1, 2012 and amortized over the period associated with each statement of operations.

	ID&T	i-Motion	Totem	Made	Total Amortization Expense

Six months ended June 30, 2013	$6,927	$1,609	$5,982	$3,920	$18,438
Year ended December 31, 2012	13,854	3,217	11,965	7,839	36,875

The following table sets forth the amortization expense of the completed acquisitions as if each of them had occurred on January 1, 2012 to arrive at the total pro forma amortization expense for the period associated with each statement of operations. The pro forma amortization for

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  completed acquisitions is reduced by the amount of amortization expense already recognized in our historical statement of operations to arrive at the pro forma adjustment.

	LIC	Disco	MMG	ID&T JV	Beatport	Acquired Business Total

Six months ended June 30, 2013
Pro Forma	$524	$452	$1,443	$2,555	$2,922	$7,896
As recorded in historical financial statements of SFX	(524)	(452)	(1,443)	(2,555)	(1,813)	(6,787)

Pro forma adjustment	—	—	—	—	1,109	1,109

For the year ended December 31, 2012
Pro forma	1,046	899	2,885	5,109	5,845	15,784
As recorded in historical financial statements of SFX	(436)	(480)	—	—	—	(916)

Pro forma adjustment	$610	$419	$2,885	$5,109	$5,845	$14,868

The following table provides the total adjustment to amortization expense for planned and completed acquisitions for the six months ended June 30, 2013 and the year ended December 31, 2012.

	Six months ended June 30, 2013	Year ended December 31, 2012

Completed acquisitions	$1,109	$14,868
Planned acquisitions	18,438	36,875

Total amortization expenses	$19,547	$51,743

(6)
Other Assets—The adjustment to other assets reflects the following.

Cash consideration for ID&T Option(a)	(2,500)
Stock consideration for ID&T Option(a)	(14,380)
Initial cash deposit for Made acquisition	(2,500)
Initial cash deposit for Totem acquisition	(4,843)
Deferred charges in connection with First Lien Term Loan Facility	51

$(24,172)

(a)
We will not be acquiring these assets of ID&T as part of the transaction because they represent prior consideration paid to ID&T.
(7)
Note Payable—Reflects two notes payable to the sellers of Made (the "Made Notes"), totaling a principal amount of $10,000, to be incurred in connection with the acquisition of Made. These notes will become due on March 31, 2014 or any earlier date on which Made's 2013 audited financial statements are available. The Made Notes will not bear interest and therefore they have been discounted at our borrowing rate for the First Lien Term Loan Facility of 8.75% and for the purposes of these unaudited pro forma condensed combined financial statements been recorded as a pro forma adjustment to the balance sheet of $9,384.

SFX Entertainment, Inc. and Subsidiaries

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)
 ($ and € in 000s, except per share amounts)

Additionally, the asset contribution agreement for the Totem acquisition provides that we pay an additional AUD$5,000 (or $4,565 as of June 30, 2013) to the sellers of Totem by February 28, 2014. For the purposes of these unaudited pro forma condensed combined financial statements this note has been discounted at our borrowing rate for the First Lien Term Facility of 8.75% and been recorded as a pro forma adjustment to the balance sheet of $4,313. Therefore, both the Made and Totem notes have been recorded as a combined pro forma adjustment of $13,697.

(8)
Long-Term Debt—On March 15, 2013, certain of our subsidiaries entered into the First Lien Term Loan Facility having a principal amount of $49,500 and bearing a variable interest rate. The rate utilized to calculate the adjustment to pro forma interest expense was 8.75%, which is the current rate in effect under the First Lien Term Loan Facility. In addition, Mr. Sillerman provided a personal guarantee of the First Lien Term Loan Facility. In connection with this personal guarantee, we issued to Mr. Sillerman warrants and common stock valued at $25,430, which is amortized over the life of the loan as interest expense along with related transaction costs that were capitalized as deferred financing fees.

On June 5, 2013, our subsidiary borrowed an additional $15,000 under the First Lien Term Loan Facility, for a total principal amount of $64,500, and on August 20, 2013, our subsidiary borrowed an additional $10,500 to bring the principal amount to $75,000. The adjustment to long-term debt of $10,290 reflects the most recent additional borrowing, net of $210 of original issue discount.

The warrants and common stock issued to Mr. Sillerman in connection with his personal guarantee of the First Lien Term Loan Facility included warrants to purchase 5,500,000 shares at $5.00 per share, warrants to purchase 750,000 shares at $7.50 per share, warrants to purchase 1,000,000 shares at $10.00 per share, and 1,000,000 shares of our common stock valued at $5.00 per share, which we based upon prior sales of our stock to unrelated investors during that time.

We used the following assumptions to calculate the fair value of the warrants issued to Mr. Sillerman in conjunction with his guarantee.

Risk-free interest rate	1.35-1.40%
Dividend yield	—
Volatility factors	60%
Weighted average expected life (in years)	7

As there is no publicly traded market for our common stock, we based the expected volatility of historical closing stock prices on comparable companies over the expected term of the warrants. The risk free interest for the periods within the contractual life of the warrants is based on the seven-year U.S. Treasury bond rate. The expected term of warrants is based on the maximum term of the warrants issued.

We determined that these instruments issued to Mr. Sillerman in consideration for his guarantee of the term loan were the most objective indicator of the guarantee's fair value, and therefore, the fair value of the guarantee was recorded at $25,430 and accounted for as a deferred financing cost related to the First Lien Term Loan Facility. As Mr. Sillerman's guarantee to the lenders is independent of the warrants and common stock issued to him, beyond their use as an indicator of fair value, the subsequent exchange of these instruments did not impact the amortization of the guarantee over the term of the First Lien Term Loan Facility.

SFX Entertainment, Inc. and Subsidiaries

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)
 ($ and € in 000s, except per share amounts)

As part of the First Lien Term Loan Facility and the subsequent amendments, we incurred approximately $2,336 in related borrowing fees, in addition to the $1,500 in original issuance discount, and $25,430 for Mr. Sillerman's guarantee. As the term of the First Lien Term Loan Facility is approximately 18 months, these deferred financing costs are amortized over this period for pro forma purposes, as if both the original borrowing of $49,500 and the amendments for the additional borrowings of $15,000 and $10,500 had taken place on January 1, 2012.

In order to calculate the interest expense related to Mr. Sillerman's guarantee, the original issue discount and the capitalized deferred financing fees incurred in connection with the First Lien Term Loan Facility borrowing of $49,500 on March 15, 2013, the amended borrowing of $15,000 on June 5, 2013 and the additional borrowing of $10,500 on August 20, 2013, we utilized the effective interest method for calculating the actual interest expense during the respective periods, based on the value of these balances at the beginning of each month.

In connection with the First Lien Term Loan Facility and the Made Notes, our unaudited pro forma condensed combined statement of income includes an adjustment to interest expense, as follows.

For the year ended December 31, 2012:

Interest on First Lien Term Loan Facility and Made Notes	$7,438
Original issue discount on First Lien Term Loan Facility, deferred financing fees, and amortization of Mr. Sillerman's guarantee	17,295

Total adjustment to interest expense	$24,733

For the six months ended June 30, 2013:

Interest on First Lien Term Loan Facility and Made Notes	$3,719
Original issue discount on First Lien Term Loan Facility, deferred financing fees, and amortization of Mr. Sillerman's guarantee	11,971

Less: Amount already recognized in historical results of operations	(4,941)

Total adjustment to interest expense	$10,749

SFX Entertainment, Inc. and Subsidiaries

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)
 ($ and € in 000s, except per share amounts)

(9)
Adjustments to Equity—The following table details the pro forma adjustments to equity accounts, temporary equity and mandatorily redeemable non-controlling interest.

	Common Stock	Additional Paid-in- Capital	Non- Controlling Interest	Accumulated Other Comprehensive Income	Accumulated Equity/Deficit	Due from Stockholders	Total Equity	Redeemable Common Stock	Redeemable NCI	Mandatory Redeemable NCI (Liab.)

ID&T(a)	$(38)	$(8,810)	$—	$(610)	$(28,841)	$—	$(38,299)	—	$24,793	—
ID&T JV(b)	—	$10,855	$(22,163)	—	—	—	(11,308)	—	11,308
i-Motion	(65)	5,122	—	—	(1,122)	—	3,935	—	—	—
Made	—	5,000	—	—	846	—	5,846	—	—	16,039
Totem	(1)	(489)	—	—	56	—	(434)	13,695	—	—
Termination of repurchase rights(c)	17	84,013	—	—	—	—	84,030	(84,030)	—	—

Total	$(87)	$95,691	$(22,163)	(610)	$(29,061)	$—	$43,770	$(70,335)	$36,101	$16,039

Initial Public Offering	—	$161,760	—	—	—	—	$161,760	—	—	—

(a)
We have not reflected any adjustments for the equity portion of our consideration in the ID&T Acquisition because all such equity was issued in connection with the entry into the ID&T Option and is already reflected in our historical balance sheet. However, under the Shareholders' agreement with the ID&T Seller, dated August 8, 2013, the ID&T Seller will have the right to require us to purchase the remaining 25% in the ID&T Business at the earlier of March 20, 2016 or the date on which we and our affiliates hold less than 50% of the equity interest in the ID&T Business. Therefore, for the purposes of these unaudited pro forma condensed combined financial statements, we have classified the non-controlling interest in the ID&T as part of temporary equity.

(b)
The ID&T JV adjustment to increase additional paid-in-capital and reduce non-controlling interest by $10,855 reflects the planned increase in our ownership in the ID&T JV from 51% to 75% as contemplated by the ID&T Option. The 24% increase in our ownership, preliminarily valued at $10,855, was estimated pro rata using the value of the 49% non-controlling interest at June 30, 2013, of $22,163 and, therefore, the planned increase of 24% as a pro rata percentage would be $10,855. This is a preliminary estimate and may be revised once we close the transaction. Additionally, as described in footnote (a) above, we have classified the 25% non-controlling interest of $11,308 in the ID&T JV as part of temporary equity.

(c)
The termination of repurchase rights reflects this offering and the simultaneous registration for resale by selling stockholders of certain shares of our common stock issued in connection with acquisitions and in private placement transactions, whereby the "put" rights of these stockholders will be eliminated. The adjustment reflects the 17,430,000 shares of common stock with "put" rights, par value of $0.001, reclassified from temporary equity to permanent equity. The shares reclassified as part of this adjustment approximate $84,030 ($84,013 in additional paid-in-capital and $17 in common stock) representing the fair value of the shares at the various dates they were issued in connection with acquisitions and in private placement transactions. Of the 17,340,000 shares of common stock with put rights that will be reclassified from temporary equity to permanent equity, 5,000,000 of these shares ($29,830) which relate to the ID&T JV, the ID&T Option and Disco share issuances, will no longer

SFX Entertainment, Inc. and Subsidiaries

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)
 ($ and € in 000s, except per share amounts)

  have a put right upon the completion of this registration. The remaining 12,340,000 ($54,200) shares of common stock with put rights will be reclassified from temporary equity to permanent equity in connection with the simultaneous registration for resale of those shares by selling stockholders. However, certain equity holders (the sellers of the Totem business) will continue to have "put" or repurchase rights after these transactions and therefore these shares will continue to be classified as temporary equity.

(10)
Non-controlling Interests—The MMG acquisition was for the purchase of an 80% ownership stake in MMG, the ID&T Acquisition will be for 75% ownership and the ID&T JV will be for an increase to 75% ownership. The unaudited pro forma condensed combined statement of income accounts for the non-controlling interest we will not be acquiring as follows.

	For the year ended December 31, 2012	For the six months ended June 30, 2013

Net income—MMG	$2,598	N/A
Net income Attributable to Non-Controlling Interest—MMG 20%	$519	N/A
Net loss—ID&T	$1,398	$(3,383	)(a)
Net loss Attributable to Non-Controlling Interest—ID&T 25%	$350	$(846)
Net loss—ID&T JV	N/A	$(2,455)
Net loss Attributable to Non-Controlling Interest—ID&T JV 25%	N/A	$(614)
Amount already recorded 49%	N/A	$(1,203)

Adjustment 24%	N/A	$589

Total Non-Controlling Interests	$869	$(257)

(a)
Excludes the gain of $34,709 from ID&T's sale of 51% of ID&T JV to us (See footnote 2).

N/A—not applicable

(11)
Provision for Income Tax—The income tax effects reflected in the pro forma adjustments are based on an estimated statutory rate of 38%.

SFX Entertainment, Inc. and Subsidiaries

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)
 ($ and € in 000s, except per share amounts)

The following tables details the pro forma adjustments to income taxes for the year ended December 31, 2012 and the six months ended June 30, 2013.

Year ended December 31, 2012:	Life in Color (1/1/12-7/31/12)	Disco Productions (1/1/12-6/19/12)	MMG	Beatport	ID&T	i-Motion	Totem	Made	Pro Forma Adjustments	Total Pro Forma Operating Income

Net income / (loss) before income taxes	$362	$(1,121)	$2,598	$(1,374)	$1,569	$2,436	$6,291	$2,857	$(93,005)	$(79,387)

Estimated benefit at statutory income tax rate 38%										30,167

Less benefit / (provision) for income taxes:
Beatport										160
ID&T										98
i-Motion										777
Totem										(14)
Made										145

Pro forma tax adjustment										$31,333

Six months ended June 30, 2013:	Beatport (1/01-03/15)	ID&T	i-Motion	Totem	Made	Pro Forma Adjustments	Total Pro Forma Operating Income

Net income / (loss) before income taxes	$(2,281)	$30,501	$529	$313	$(297)	$(70,133)	$(41,368)

Estimated benefit at statutory income tax rate 38%							15,720

Less benefit / (provision) for income taxes:
Beatport (1/01-03/15)							52
ID&T							(825)
i-Motion							155

Pro forma tax adjustment							$15,102

(12)
Earnings Per Share—The following table details the pro forma adjustments to earnings per share.

	Year Ended December 31, 2012	Six Months Ended June 30, 2013

Net loss attributable to SFX Entertainment, Inc.	$(66,386)	$(68,900)

Weighted average shares outstanding and used in the computation of basic net income per share

Net loss attributable to SFX Entertainment, Inc. common shareholders per share—basic	$	$

(13)
Weighted Average Shares Outstanding—The pro forma weighted average shares outstanding adjusts our weighted average shares outstanding during the twelve months ended December 31, 2012 and the six months ended June 30, 2013 to reflect common stock issued after the beginning of 2012 in connection with the Transactions by adding to it the amount necessary to reflect those shares as having been outstanding for the entire period. In each case, we assume that the shares were issued and became outstanding on January 1, 2012. In each case, the figures below reflect adjustments covering the period during which the shares had not yet been issued. In the case of our acquisitions of Life in Color, Disco and MMG, the column for the year ended December 31, 2012 adjusts for the shares to be outstanding for the period prior to their issuance during that year, and there is no adjustment for

SFX Entertainment, Inc. and Subsidiaries

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)
 ($ and € in 000s, except per share amounts)

  the six months ended June 30, 2013. In the case of our acquisitions of Beatport (shares issued on March 15, 2013) and the ID&T JV (shares issued on March 15, 2013) and our purchase of the ID&T Option (shares issued on March 20, 2013), the column for the year ended December 31, 2012 adjusts for the shares to be outstanding for the full year, and the column for the six months ended June 30, 2013 only adjusts for the period from January 1, 2013 to the issuance of the shares during that quarter. In the case of Beatport and the ID&T JV shares issued on March 15, 2013, the pro forma adjustment assumes that the shares were outstanding for the 73 days between January 1, 2013 and March 15, 2013 and for the entire year ended December 31, 2012. Similarly, the pro forma adjustment assumes that the shares issued for the ID&T Option were outstanding for the 75 days between January 1, 2013 and March 20, 2013 and for the entire year ended December 31, 2012. In the case of our planned acquisitions of i-Motion, Made and Totem, each column adjusts for the shares to be outstanding for the full period presented, and the number of shares issued assumes that the price to the public in this offering is $             (the midpoint of the price range set forth on the cover of this prospectus).

	Common Shares
	December 31, 2012	June 30, 2013

Weighted average shares outstanding	37,185,864	57,722,664
Acquisitions:
Shares issued for Life in Color	456,797	—
Shares issued for Disco	314,179	—
Shares issued for MMG	674,560	—
Shares issued for Beatport	5,000,000	2,027,778
Shares issued for ID&T JV	2,000,000	811,111
Shares issued for ID&T Option	2,000,000	866,667
Shares to be issued for i-Motion
Shares to be issued for Made
Shares to be issued for Totem
Private placements
April 1, 2013	1,000,000	500,000
Shares to be issued to Mr. Sillerman	233,000	233,000
Shares issued in this offering

Total pro forma weighted average shares outstanding

(14)
Exchange Transaction and Sillerman Compensation—On April 23, 2013, we exchanged 9,350,000 warrants previously issued to Mr. Sillerman for an equal number of stock options having substantially identical terms, except that the options provide for three-year cliff vesting based on the date of the original issuance. In addition, we exchanged 100,000 warrants with an exercise price of $0.01 per share and 1,000,000 shares of common stock previously issued to Mr. Sillerman for 1,100,000 shares of restricted stock also having three-year cliff vesting. All of these options and restricted stock were awarded under our 2013 Supplemental Equity Compensation Plan.

The fair value of the April 23, 2013 exchanged awards was based on assumptions at the date of exchange rather than at the date the warrants and shares of our common stock were originally

SFX Entertainment, Inc. and Subsidiaries

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)
 ($ and € in 000s, except per share amounts)

  issued. Our preliminary estimate of the fair value of these awards is $48,259. The expenses associated with these awards will be recognized over a period of time ranging from approximately 32 months to 35 months, resulting in a pro forma expense of $5,349 and $17,115 for the six months ended June 30, 2013 and the year ended December 31, 2012, respectively.

  The underlying assumptions in valuing the awards on April 23, 2013 were as follows.

Risk-free interest rate	0.97%-1.01%
Dividend yield	—
Volatility factors	60%
Term (years)	6.19-6.39

However, we have not finalized the valuation surrounding these exchanged awards, and therefore, we may report changes to the value of the options, once we complete our final valuation process, and those changes could differ materially.

As consideration for personally guaranteeing the additional $10,500 that our subsidiary borrowed under the First Lien Term Loan Facility on August 20, 2013, our board of directors granted 233,000 shares of restricted stock that provide for three-year cliff vesting from the date of issuance to Mr. Sillerman, which we expect to issue immediately prior to the closing of this offering. At $         per share, the midpoint of the price range set forth on the cover of this prospectus, the value of this consideration is $         . This compensation will be recognized over the vesting period resulting in a pro forma annual expense of $         and $         in compensation expense for the year ended December 31, 2012 and the six months ended June 30, 2013, respectively.

Selected historical financial information and other data

The following table sets forth the selected historical financial information for SFX Entertainment, Inc. or "SFX" (Successor), and the selected historical financial information for Life in Color or "LIC" (Predecessor). The historical results of operations for SFX, as Successor, for the year ended December 31, 2011 do not reflect any of the operations of LIC, as Predecessor. The historical results of operations for SFX, as Successor, for the year ended December 31, 2012 reflect the operations of LIC only from the date of SFX's acquisition of LIC on July 31, 2012.

We derived the selected historical consolidated financial data for SFX as of and for the years ended December 31, 2011 and 2012 from the audited consolidated financial statements you can find elsewhere in this prospectus. We derived the selected historical consolidated financial data for LIC as of and for the year ended December 31, 2011, as of and for the period from January 1, 2012 and as of July 31, 2012 from the audited consolidated financial statements you can find elsewhere in this prospectus. We derived the selected historical consolidated financial data for SFX as of June 30, 2013 and for the three and six months ended June 30, 2012 and June 30, 2013 from the unaudited consolidated financial statements you can find elsewhere in this prospectus.

You should read these selected financial data in conjunction with the disclosure under "Use of Proceeds," "Capitalization," "Unaudited Pro Forma Condensed Combined Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related notes thereto included elsewhere in this prospectus.

Selected historical financial information and other data

	Life in Color (Predecessor)		SFX Entertainment, Inc. (Successor)
Consolidated statement of comprehensive income data (in 000s except per share amounts)	Year ended December 31, 2011	Seven months ended July 31, 2012	Year ended December 31, 2011	Year ended December 31, 2012	Three months ended June 30, 2012	Three months ended June 30, 2013	Six months ended June 30, 2012	Six months ended June 30, 2013

Revenue
Service revenue	9,606	10,920	$—	$24,513	$378	$15,094	$378	$22,884
Sales of products	—	66	—	302	—	12,306	—	14,669

Total revenue	9,606	10,986	—	24,815	378	27,400	378	37,553

Direct Costs
Service revenue	(8,572)	(7,905)	—	(22,719)	(365)	(10,985)	(365)	(16,980)
Sales of products	—	(314)	—	(300)	—	(8,163)	—	(9,769)

Total direct costs	(8,572)	(8,219)	—	(23,019)	(365)	(19,148)	(365)	(26,749)

Gross profit	1,034	2,767	—	1,796	13	8,252	13	10,804
Operating expenses
Selling, general and administrative expenses	(1,142)	(2,323)	(101)	(17,026)	(1,768)	(24,128)	(3,134)	(38,374)
Depreciation and amortization	(41)	(95)	—	(991)	(27)	(4,419)	(27)	(7,284)

Operating income/(loss)	(149)	349	(101)	(16,221)	(1,782)	(20,295)	(3,148)	(34,854)
Interest expense, net	—	—	—	(34)	3	(4,272)	3	(8,183)
Other income/(expense)	(9)	13	—	98	—	(99)	—	(1,041)

Net income (loss) before provision for income taxes	(158)	362	(101)	(16,157)	(1,779)	(24,666)	(3,145)	(44,078)
Provision for income taxes	—		—	(67)	—	(2)	—	(574)

Net income/(loss)	(158)	362	(101)	(16,224)	(1,779)	(24,668)	(3,145)	(44,652)
Less: Net income/(loss) attributable to non-controlling interests	—	—	—	—	—	(285)	—	(1,163)

Net income attributable to SFX Entertainment, Inc.	$(158)	$362	$(101)	$(16,224)	$(1,779)	$(24,383)	$(3,145)	$(43,489)

Loss per share—basic and diluted	NA	NA	$—	$(0.44)	$(0.05)	$(0.39)	$(0.11)	$(0.75)
Weighted average shares outstanding—basic and diluted	NA	NA	—	37,186	37,637	62,444	29,302	57,713

NA—not applicable

	Life in Color (Predecessor)		SFX Entertainment, Inc. (Successor)
Consolidated balance sheet data (in 000s)	December 31, 2011	July 31, 2012	December 31, 2011	December 31, 2012	June 30, 2013

Cash	$44	$182	$—	$3,675	$31,378
Working capital	(595)	(835)	(101)	(18,005)	5,443
Total assets	1,111	1,615	—	66,732	252,535
Deferred revenue	663	830	—	324	12,595
Long-term debt	582	440	—	—	63,343
Total liabilities	1,727	2,107	101	28,059	114,860
Redeemable common stock	—	—	—	25,000	84,030
Redeemable non-controlling interest	—	—	—	4,794	4,834
Stockholders' equity (deficit)	(616)	(492)	(101)	8,879	48,811

Management's discussion and analysis of financial condition and results of operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements, the financial statements for Life in Color, LLC as our predecessor, and related notes appearing elsewhere in this prospectus. Unless otherwise stated or the context otherwise requires, references to "SFX" and "the Company" refer to SFX Entertainment, Inc. and references to "we," "us," "our" and similar references refer to SFX Entertainment, Inc. together with its consolidated subsidiaries, in each case after giving effect to our completed acquisitions, the planned acquisitions disclosed herein, and the formation of our joint venture. To date, SFX has acquired four businesses and acquired an interest in one joint venture. SFX also expects to complete four acquisitions simultaneously with or shortly after the closing of this offering: its acquisition of a 75% ownership interest in the worldwide business (the "ID&T Business") of ID&T NewHolding B.V. (such entity, together with One of Us B.V. (f/k/a ID&T Holding B.V.), "ID&T"), its acquisition of 100% of i-Motion GmbH Events & Communication ("i-Motion"), its acquisition of 100% of Totem Onelove Group Pty Ltd and Totem Industries Pty Ltd (collectively, "Totem") and its acquisition of a 70% equity interest in Made Event, LLC and EZ Festivals, LLC (collectively, "Made"). Although we consider these acquisitions to be "probable" within the meaning of Rule 3-05 of Regulation S-X and present information herein on a basis that assumes we complete these acquisitions, their consummation remains subject to closing conditions and other potential impediments. Therefore, we cannot provide any assurance that any of these planned acquisitions will be consummated. We discuss the terms of these acquisitions and the conditions to closing in "Risk Factors—Risks Related to Our Acquisition Strategy" and "Business—Our History and Acquisitions—Planned acquisitions."

The following discussion contains "forward-looking statements" that reflect our future plans, estimates, beliefs, and expected performance. We caution that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. See "Risk Factors" and "Forward-Looking Statements."

OVERVIEW

We believe we are the largest producer of live events and entertainment content focused exclusively on the electronic music culture ("EMC"), based on attendance and revenue. We view EMC as a global generational movement driven by a rapidly developing community of avid followers among the millennial generation. Our mission is to enable this movement by providing our fans with the best possible live experiences, music discovery and connectivity with other fans and events. We have significant and growing scale with our global live events. On a pro forma basis for our completed acquisitions, we attracted 1.3 million fans in 2012 (a 36.0% increase from 2011), and on a pro forma basis for our completed and planned acquisitions, we attracted 2.8 million fans in 2012 (a 22.2% increase from 2011). We believe the broad appeal of EMC beyond festival attendance is demonstrated by the deep engagement of our fans, which is evidenced by the time they devote to EMC-related social media and digital activities. For example, the 2012 Tomorrowland festival in Belgium had 7.9 million live views on YouTube and the official Tomorrowland long-form after movies have had over 157 million online views to date.

We present leading EMC festivals and events, many of which have more than a decade of history, passionate followers and vibrant social communities. We have presented Life in Color events and two Sensation festivals and have acquired the rights to the Tomorrowland, Mysteryland and Q-Dance festivals in North America. Through planned acquisitions, we expect to acquire the rights to those

Management's discussion and analysis of financial condition and results of operations festivals worldwide, as well as the rights to Stereosonic, Electric Zoo, Decibel, Nature One, MayDay and Ruhr-in-Love, among others.

We are continually investing in our festivals and events to add new and exciting creative elements, expand into new markets, and launch new events, all in order to provide the best entertainment experiences in the world for EMC fans. Many of the festivals we have presented or expect to present have a long history and have achieved substantial popularity and success in Europe while also attracting fans globally. For example, Tomorrowland sold out all of its approximately 180,000 tickets to the 2013 festival in Belgium in one second and saw significant demand from U.S.-based fans, each seeking to purchase multiple tickets. To meet the growing demand of the EMC community in the United States and other regions around the world, we plan to introduce some of the most popular festivals and events to certain areas for the first time. At its original location in Amsterdam, Sensation has consistently sold out since its inception in 2000, including all 37,000 tickets for 2013. Our inaugural Sensation event in North America, held in Toronto in June 2013, attracted over 24,000 attendees. We have announced four additional Sensation events in North America for 2013, which will be held in Las Vegas, Miami, New York, and San Francisco, and our first North American Tomorrowland festival, TomorrowWorld, which we will hold in September 2013.

We started our business in July 2011 and were incorporated in Delaware in June 2012. Our operations and assets consist almost entirely of businesses that we acquired during 2012 and 2013. These include:

•
our acquisition on July 31, 2012, of Dayglow LLC and its affiliates, now operating as SFX-LIC Operating LLC ("Life in Color" or "LIC"), which, on a combined basis, is our Predecessor;

•
our acquisition on June 19, 2012, of Disco Productions, Inc., now operating as SFX-Disco Operating LLC ("DDP");

•
our acquisition on December 31, 2012, of an 80% ownership interest in MMG Nightlife LLC ("MMG");

•
our acquisition on March 15, 2013 of BEATPORT, LLC ("Beatport"); and

•
our entry into a joint venture with ID&T, in which we own a 51% interest, with ID&T holding the remaining 49%; we consolidate the results of operations of the joint venture, which commenced operations in 2013.

We have agreed to terms in respect of four additional planned acquisitions: our acquisition of a 75% equity interest of the ID&T Business, our acquisition of 100% ownership interest of i-Motion, our asset contribution agreement with Totem and our acquisition of a 70% ownership interest of Made. We intend to use the proceeds of this offering to fund the cash portion of the consideration for these acquisitions and consummate them simultaneously with or shortly after the closing of this offering.

•
Under a stock purchase agreement with One of Us Holding B.V., the seller of the ID&T Business (the "ID&T Seller"), we agreed to acquire 75% of the equity interests of ID&T (the "ID&T Acquisition"). In connection with entering into this agreement, on August 8, 2013, we paid an advance of $10.0 million to the ID&T Seller and we caused the $7.5 million non-recourse loan that the ID&T/SFX North America LLC (the "ID&T JV") made to ID&T to be transferred to the ID&T Seller, effectively cancelling the repayment obligation for that loan. Upon closing the ID&T Acquisition, we will pay additional cash consideration of $40.0 million, plus certain working capital adjustments that are preliminarily estimated to be $5.9 million. The final working capital adjustment will be based on final analysis subsequent to the close of the ID&T Acquisition. Following the closing of the ID&T Acquisition, our ownership interest in the ID&T JV will increase from 51% to 75%, with an economic effect as of July 1, 2013.

Management's discussion and analysis of financial condition and results of operations

•
Under a share purchase agreement we entered into with i-Motion, we will pay to acquire 100% of the equity interests of i-Motion, (i) $16.0 million (or, if greater, the U.S. dollar equivalent of €12.6 million, based on the exchange rate on the day prior to closing) in cash and (ii) $5.0 million (or, if greater, the U.S. dollar equivalent of €3.9 million, based on the exchange rate on the day prior to closing) in shares of our common stock at the price to the public in this offering.

•
We have entered into an asset contribution agreement with Totem, under which we have agreed to pay AUD$90.0 million, consisting of AUD$75.0 million (or $69.5 million) in cash including AUD$70.0 million (or $64.9 million) at the closing and AUD$5.0 million (or $4.6 million) by February 28, 2014, and AUD$15.0 million (or $13.9 million) in shares of our common stock at the price to the public in this offering, to acquire 100% of Totem. Under the terms of the agreement, we paid a deposit of AUD$5.0 million (or $4.8 million as of May 22, 2013) to Totem, on May 22, 2013.

•
We have entered into a membership interest purchase agreement with Made, under which we have agreed to pay $35.0 million, consisting of $20.0 million in cash, $5.0 million in our common stock at the lower of $12.75 per share or the price to the public in this offering and $10.0 million in promissory notes for a 70% ownership interest in Made. On June 24, 2013, we advanced $2.5 million towards the purchase price for this transaction, and on August 21, 2013, we paid $1.45 million under the terms of the agreement, of which $1.25 million was an advance towards the purchase price. We will be required to purchase the remaining 30% that is not being sold in 2018.

FACTORS AFFECTING OUR RESULTS OF OPERATIONS

We currently generate revenue from sales of services and sales of products. Service revenue includes ticket sales, concessions fees related to the sale of food and beverages, promoter and management fees and sponsorships. Sales of products primarily relate to the sale of professional quality audio files via Beatport but also, to a lesser extent, includes merchandise sales, including in connection with live events. We consider the engagement with our fans at our live events to be "the party" and our 365-day per year engagement with our fans outside of live events to be "the after party."

Service revenue costs comprise musical talent costs and event production costs. Musical talent costs are fees paid to performing artists at festivals and venues. Production costs consist of costs incurred to produce events, including crew and material costs associated with staging and construction, and the costs of venue, promotions and travel. Sales of product costs mostly consist of Beatport's royalty payments and other digital music sales related expenses and also include the cost of merchandise sold.

On a pro forma basis for the year ended December 31, 2012, we derived 80.4% of our revenue from service revenue. In addition, during that same period we derived 19.6% from the sales of products that include digital music sales and merchandise concessions, our principal after party activities to date. On a pro forma basis for the year ended December 31, 2012, we generated service revenue of $191.8 million, of which $152.5 million, or 79.5% was from ticket sales and concessions fees of food and beverages, and $39.3 million, or 20.5%, was from other sources, including promoter and management fees. On a pro forma basis for the year ended December 31, 2012, we produced and promoted a total of 865 live events, including 52 festivals of greater than 10,000 attendees, and had a total attendance of 2.8 million, including 1.6 million at festivals. This compares to 708 live events, including 45 festivals, with a total attendance of 2.3 million, including 1.3 million at festivals, for the year ended December 31, 2011. On a pro forma basis for the year ended December 31, 2012, our service revenue had a gross margin of 26.2%.

On a pro forma basis for the six months ended June 30, 2013, we derived 73.8% of our revenue from service revenue and 26.2% from sales of products. On a pro forma basis for the six months ended June 30, 2013, we generated service revenue of $68.2 million, of which $52.6 million, or 77.1% was

Management's discussion and analysis of financial condition and results of operations from ticket sales and concessions fees of food and beverages, and $15.6 million, or 22.9%, was from other sources, including promoter and management fees. On a pro forma basis for the six months ended June 30, 2013, we produced and promoted a total of 389 live events, including 17 festivals of greater than 10,000 attendees, and had a total attendance of 1.1 million, including 0.4 million at festivals. On a pro forma combined basis, our service revenue had a gross margin of 23.6%.

As we integrate the businesses we have acquired and our planned acquisitions, in the medium and long-term, we anticipate meaningful growth in our service revenue, primarily due to growing the number of large festivals around the world and increasing the total number of attendees at such festivals and other events. For example in North America, through our existing ID&T JV, we will produce the TomorrowWorld festival outside of Atlanta in September 2013. We have already held two Sensation events, one in Toronto, Canada and one in San Francisco. We intend to hold additional Sensation and Q-Dance events in other North American cities and intend to introduce Mysteryland and other festivals in the future. In addition, we plan to bring these and other events to new regions around the world. We also plan to develop additional revenue streams around these events.

In 2012 and the six months ended June 30, 2013, the majority of our service revenue consisted of ticket sales. A significantly smaller portion of our service revenue in 2012 and the six months ended June 30, 2013, was derived from the concession fees received from the sale of food, beverages and merchandise. For indoor festival events, the venue owner typically retains any revenue attributable to food and beverage sales; however, for outdoor festivals we generally contract to third parties the concessions and retain a percentage of the food and beverage revenue. In the medium- to long-term, we expect continued growth in live event attendance, in particular large-scale outdoor festivals, to drive meaningful growth in food and beverage revenue. In addition, we expect to continue our strategy of acquiring live event production companies in 2013 and beyond, which would increase our live event revenue.

We expect the gross margin for our service revenue to increase in the near and medium-term as festivals become more established, as initiation and start-up costs are eliminated, and attendance grows.

On a pro forma basis for the year ended December 31, 2012, we generated $46.8 million in revenue from sales of products with a gross margin of 33.3%. For the six months ended June 30, 2013, we generated $24.1 million in revenue from sale of products with a gross margin of 32.9% for the period. The majority of our sales of products are derived from the sale of professional quality audio files via Beatport, which DJs require to produce and perform new electronic music tracks. In addition, we derive sale of products revenue from merchandise sales generated by our live event businesses. We believe that in the near and medium-term, revenue from our online properties, including Beatport, will experience growth as we introduce new content, products and access offerings to address growing demand within the EMC community.

We plan to introduce new ways for fans of EMC to enjoy the music they love and the people they love 365 days a year, in part, through our relationships with future revolution partners. Such future arrangements, in some cases, will replace historical event level sponsorship arrangements to reflect a broader involvement with our fans. During this sponsorship transition process we may forego short-term event level sponsorship revenue to facilitate broader arrangements.

QUARTERLY TRENDS

Our results of operations, and in particular the revenue we generate from a given activity, varies substantially from quarter to quarter. We expect most of our largest festivals to occur outdoors, primarily in warmer months. For example, ID&T stages most of its festivals in August and September in Europe, and Totem stages most of its festivals in November and December in Australia. As such, we

Management's discussion and analysis of financial condition and results of operations expect our revenues from these festivals to be higher during the third and fourth quarters, and lower in the first and second quarters. Further, because we expect to conduct a limited number of large festivals and other events, small variations in this number from quarter to quarter can cause our revenue and net income to vary significantly for reasons that may be unrelated to the performance of our core business. Other portions of our business are generally not subject to seasonal fluctuation or experience much lower seasonal fluctuation, such as MMG, which receives higher revenues in the winter months in Miami, and LIC, which is more active during the school year. Overall, on a pro forma basis for our planned acquisitions, we currently expect our revenue to be higher in our third and fourth quarters than in our first and second quarters. In the future, we expect these fluctuations to change and perhaps become less pronounced as we grow our business, stage more festivals and events, including in the Southern Hemisphere, and acquire additional businesses. We believe our cash needs will vary significantly from quarter to quarter depending on, among other things, the timing of festivals and events, cancellations, ticket on-sales, capital expenditures, seasonal and other fluctuations in our business activity, the timing of guaranteed payments and receipt of ticket sales and fees, financing activities, acquisitions and investments and receivables management.

BASIS AND PRESENTATION

Our acquisition of DDP and LIC were negotiated simultaneously, with DDP closing only six weeks prior to the LIC acquisition. Because LIC and DDP were acquired contemporaneously, we focused on the core operations of each company, as well as the purchase price in the respective transaction to determine which company we should treat as our predecessor company. LIC's historical operations as a producer of live EMC events and festivals are more representative of the core operations around which we are building our global EMC business. The purchase price for LIC totaled $12.1 million. DDP's historical operations were more focused on the promotion of live EMC events to the exclusion of large-scale festivals. The purchase price for DDP totaled $9.0 million. Upon review of these facts and discussions with our advisors, we determined that LIC was our predecessor (our "Predecessor").

Based on the current status of our corporate evolution and our designation of LIC as our predecessor, we have presented this Management's Discussion and Analysis of Financial Condition and Results of Operations as follows:

(1)
a discussion of the results of operations of our Predecessor, LIC, for the seven months ended July 31, 2012, (the last day of operations of our Predecessor) and the nine months ended September 30, 2011;

(2)
a discussion of the results of operations of our Predecessor, LIC, for each of the years ended December 31, 2011, and December 31, 2010;

(3)
a discussion of the results of operations of SFX Entertainment, Inc. and subsidiaries (the "Registrant") for the year ended December 31, 2012 and for the three and six months ended June 30, 2012;

(4)
a discussion of the results of operations of the Registrant for the three and six months ended June 30, 2013;

(5)
a discussion of the results of operations of the Registrant for the period from July 7, 2011 (Inception) through December 31, 2011; and

(6)
a discussion of the financial condition of the Registrant.

PREDECESSOR

On July 31, 2012, we acquired our Predecessor and Advanced Concert Productions LLC. At the time of this transaction, our Predecessor was a promoter and organizer of branded events that featured live

Management's discussion and analysis of financial condition and results of operations

DJs, acrobatic acts and "paint blasts," during which participants were sprayed with colorful, harmless paint to provide a more interactive experience. Advanced Concert Productions LLC was the production company for our Predecessor's live events.

Our Predecessor principally derived its revenue from ticket sales to events that it promoted and produced and recognized this revenue at the time the event occurred. When our Predecessor acted as the principal promoter of an event and took on the risks and rewards of such event, it recognized the gross revenue from ticket sales. When it acted as agent and did not bear the risks of such event, it recognized only its net share of revenue.

Our Predecessor's principal costs of generating revenue were direct operating expenses associated with the promotion and production of events, including venue costs, artist performance fees, travel expenses, show-specific advertising and marketing, ticketing processing fees, and other show-related production expenses.

RESULTS OF OPERATIONS—PREDECESSOR

Seven months ended July 31, 2012 (last day of operations of our Predecessor) and the nine months ended September 30, 2011

Revenue

Our Predecessor's revenue increased by $4.7 million, or 75.0%, to $11.0 million for the seven months ended July 31, 2012 from $6.3 million for the nine months ended September 30, 2011. The increase in revenue is primarily attributable to increases in the number of events, attendees per event, and average ticket price earned per attendee. Our Predecessor generated $9.6 million in ticket revenue (88.2% of total revenue), $0.2 million in licensing fees (1.8% of total revenue), and $1.1 million in other revenue (10.0% of total revenue) for the seven months ended July 31, 2012.

The number of events during the seven months ended July 31, 2012 increased to 90 from 51 events for the nine months ended September 30, 2011 due to new market penetration. Total attendance increased to approximately 250,634 for the seven months ended July 31, 2012, from 163,299 for the nine months ended September 30, 2011, an increase of 87,335, or 53.5%, due to an increasing number of events.

Direct operating expenses

Our Predecessor's direct operating expenses increased by $3.3 million, or 68.7%, to $8.2 million for the seven months ended July 31, 2012 from $4.9 million for the nine months ended September 30, 2011. The increase in direct operating expenses is primarily attributable to increases in production and venue costs of $1.7 million, artist and talent costs of $0.7 million, and promotional costs of $0.7 million associated with the increased number of events.

Selling, general, and administrative expenses

Our Predecessor's selling, general, and administrative expenses increased by $1.7 million, or 283.3%, to $2.3 million for the seven months ended July 31, 2012 from $0.6 million for the nine months ended September 30, 2011. The increase is primarily attributable to increases in professional services fees of $0.8 million incurred in conjunction with the sale of our Predecessor to us and an increase in payroll expense of $0.4 million due to increased headcount.

Depreciation and amortization

Our Predecessor's depreciation and amortization increased by $0.1 million for the seven months ended July 31, 2012 compared to the nine months ended September 30, 2011. The increase resulted from additions of approximately $0.4 million in property, plant and equipment.

Management's discussion and analysis of financial condition and results of operations

Year ended December 31, 2011 compared to year ended December 31, 2010

Revenue

Our Predecessor's revenue increased by $8.5 million, or 749.3%, to $9.6 million for the year ended December 31, 2011 from $1.1 million for the year ended December 31, 2010. This increase is primarily attributable to an increase in the size and number of events as well as increased attendance at its events. Our Predecessor entered new markets and hosted larger capacity events in key cities during 2011. Our Predecessor hosted 75 events in 2011.

Our Predecessor generated $9.3 million in ticket revenue (96.7% of total revenue), and $0.1 million in licensing fees (1.2% of total revenue) for the year ended December 31, 2011.

Direct operating expenses

Our Predecessor's direct operating expenses increased by $7.7 million, or 928.6%, to $8.6 million for the year ended December 31, 2011 from $0.8 million for the year ended December 31, 2010. The increase in direct operating expenses is primarily attributable to increases in production and venue costs of $5.3 million, artist and talent costs of $1.2 million, and promotional costs of $0.7 million associated with the increased number of events.

Selling, general, and administrative expenses

Our Predecessor's selling, general, and administrative expenses increased by $0.9 million, or 355.4%, to $1.1 million for the year ended December 31, 2011 from $0.3 million for the year ended December 31, 2010. The increase is primarily attributable to increases in payroll of $0.6 million, reflecting headcount additions associated with corporate growth as our Predecessor increased its number of events in the year ended December 31, 2011.

Other expenses (income)

Other expenses totaled $9,000 for the year ended December 31, 2011 compared to other income of $25,000 for the year ended December 31, 2010. In 2010, other income included a gain on the forgiveness of a loan totaling $21,000, which was the primary driver of the year over year change.

RESULTS OF OPERATIONS—SUCCESSOR

Our history

We started our business on July 7, 2011, and we did not have any significant operations in the year ended December 31, 2011 or in the three and six months ended June 30, 2012, other than corporate related costs and 11 days of ownership of our first acquisition, Disco. As such, we have not provided a comparison of our results of operations for the year ended December 31, 2012 to 2011 and for the three and six months ended June 30, 2013 to 2012 because such a comparison would not be meaningful.

Management's discussion and analysis of financial condition and results of operations

Consolidated results of operations

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012

	(in thousands)		(in thousands)
Revenue
Service revenue	$15,094	$378	$22,884	$378
Sale of products	12,306	—	14,669	—

Total Revenue	27,400	378	37,553	378
Direct costs:
Cost of services	(10,985)	(365)	(16,980)	(365)
Cost of goods sold	(8,163)	—	(9,769)	—

Total Direct Costs	(19,148)	(365)	(26,749)	(365)

Gross Profit	8,252	13	10,804	13
Selling, general and administrative	(24,128)	(1,768)	(38,374)	(3,134)
Depreciation and amortization	(4,419)	(27)	(7,284)	(27)

Operating loss	$(20,295)	$(1,782)	$(34,854)	$(3,148)

For the three and six months ended June 30, 2012

Revenue

Revenue for the three and six months ended June 30, 2012 totaled $0.4 million and $0.4 million, respectively. This revenue was entirely related to service revenue earned from Disco's 16 live events which took place during June 20 through June 30, 2012.

Direct costs

Direct costs for the three and six months ended June 30, 2012 totaled $0.4 million and $0.4 million, respectively. These costs were associated with service revenue earned from Disco's 16 live events which took place during June 20 through June 30, 2012.

Selling, general and administrative expenses

Selling, general and administrative expenses for the three and six months ended June 30, 2012 totaled $1.8 million and $3.1 million, respectively. These costs are primarily attributable to legal, accounting and professional fees incurred in association with our acquisitions.

For the three months ended June 30, 2013

Revenue

Revenue for the three months ended June 30, 2013 totaled $27.4 million. This included $15.1 million of service revenue (55.1% of total revenue) from festivals and live events that we produced, promoted or managed.

Sales of products revenue for the three months ended June 30, 2013 totaled $12.3 million, predominantly earned from the sale of professional quality audio files via Beatport (44.9% of total revenue).

Management's discussion and analysis of financial condition and results of operations

Direct costs

For the three months ended June 30, 2013 direct costs associated with service revenue totaled $11.0 million (57.4% of total direct costs).

For the three months ended June 30, 2013 production costs totaled $8.2 million (42.6% of total direct costs). Sales of product costs are primarily attributable to Beatport's royalty and other digital music sales related expenses. In addition, sales or product costs include the cost of merchandise sold at our live events.

Depreciation and amortization

Depreciation and amortization was associated with property, plant and equipment additions with depreciable lives ranging from three to seven years. Amortization expense represents the amortization of intangible assets from the date of acquisition. For the three months ended June 30, 2013, depreciation and amortization totaled $4.4 million primarily associated with the same drivers as for the fiscal year, but with an additional expenses of approximately $0.7 million related to the amortization of management agreements and $2.8 million in amortization related to the intangible assets of our recent acquisitions of Beatport and the ID&T JV.

Selling, general, and administrative expenses

Selling, general, and administrative expenses for the three months ended June 30, 2013 totaled $24.1 million, of which $6.6 million included legal, accounting, and professional fees and $9.0 million of non-cash stock based compensation expenses.

Provision for income taxes

Provision for income taxes for the three months ended June 30, 2013 totaled $0.0 million.

For the six months ended June 30, 2013

Revenue

Revenue for the six months ended June 30, 2013 totaled $37.6 million. This included $22.9 million of service revenue (60.9% of total revenue) from festivals and live events that we produced, promoted or managed.

Sales of products revenue for the six months ended June 30, 2013 totaled $14.7 million, predominantly earned from the sale of professional quality audio files via Beatport (39.1% of total revenue).

Direct costs

For the six months ended June 30, 2013 direct costs associated with service revenue totaled $17.0 million (63.5% of total direct costs).

For the six months ended June 30, 2013 production costs totaled $9.8 million (36.5% of total direct costs). Sales of product costs are primarily attributable to Beatport's royalty and other digital music sales related expenses. In addition, sales or product costs include the cost of merchandise sold at our live events.

Depreciation and amortization

Depreciation and amortization was associated with property, plant and equipment additions with depreciable lives ranging from three to seven years. Amortization expense represents the amortization of intangible assets from the date of acquisition. For the six months ended June 30, 2013, depreciation and amortization totaled $7.3 million primarily associated with the same drivers as for the fiscal year, but with an additional expenses of approximately $1.4 million related to the amortization of

Management's discussion and analysis of financial condition and results of operations management agreements and $4.4 million in amortization related to the intangible assets of our recent acquisitions of Beatport and the ID&T JV.

Selling, general, and administrative expenses

Selling, general, and administrative expenses for the six months ended June 30, 2013 totaled $38.4 million, of which $10.8 million included legal, accounting, and professional fees and $14.0 million of non-cash stock based compensation expenses.

Provision for income taxes

Provision for income taxes for the six months ended June 30, 2013 totaled $0.6 million.

Year ended December 31, 2012

Our consolidated financial statements for the year ended December 31, 2012 include costs associated with our formation and startup costs, costs associated with identifying and evaluating our initial target acquisitions, and the results of operations for DDP beginning on June 20, 2012 and for LIC beginning on August 1, 2012, the day after their respective dates of acquisition.

Revenue

Revenue for the year ended December 31, 2012 totaled $24.8 million. This revenue was generated primarily from service revenue related to the festivals and events that were produced and promoted by two of our acquired entities, DDP and LIC, after we acquired them. For the year ended December 31, 2012, we produced and promoted a total of 353 events, including eight festivals of greater than 10,000 attendees. For the year ended December 31, 2012, we generated $24.5 million in service revenue (98.8% of total revenue) and $0.3 million from sale of products revenue (1.2% of total revenue).

Direct costs

For the year ended December 31, 2012 direct costs associated with service revenue totaled $22.7 million (98.7% of total direct 2012 costs).

Sales of product costs for the year ended December 31, 2012 related to the cost of merchandise sold at our live events totaled $0.3 million (1.3% of total direct costs).

Depreciation and amortization

Depreciation and amortization for the year ended December 31, 2012 totaled $1.0 million and was associated with property, plant and equipment additions with depreciable lives ranging from three to seven years. Amortization expense represents the amortization of intangible assets from the date of acquisition through December 31, 2012.

Selling, general, and administrative expenses

Selling, general, and administrative expenses for the year ended December 31, 2012 totaled $17.0 million, of which $8.2 million included legal, accounting, and advisory fees incurred primarily in connection with our formation and the evaluation and negotiation of acquisitions. In addition, selling general and administrative expenses included $2.2 million of non-cash stock based compensation expense and $2.3 million of salary expense.

Provision for income taxes

Provision for income taxes for the year ended December 31, 2012 of $0.1 million resulted primarily from deferred taxes related to timing differences offset by a valuation allowance.

Management's discussion and analysis of financial condition and results of operations

For the period from July 7, 2011 (inception) through December 31, 2011

General and administrative expenses

We incurred expenses of $0.1 million for the period from July 7, 2011 (Inception) through December 31, 2011. These expenses were primarily legal expenses incurred in connection with our formation. We incurred no expenses for the year ended December 31, 2010 as we did not begin operations until July 2011.

Segment overview

Operating segments include components of the enterprise for which separate financial information is available and evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assess performance. Our chief operating decision maker is our Chief Executive Officer.

We have determined that we have two operating and reportable segments, which are Live Events, consisting of the production of our live events and includes revenue from ticket sales, concessions of food, beverages and merchandise, promoter and management fees, event specific sponsorships and advertising, and Digital, which is our 365-day per year engagement with our fans outside of live events and currently includes sales of digital music. Our segment reporting became applicable with our acquisition of Beatport on March 15, 2013, and accordingly, we do not present segment reporting for periods prior to 2013.

Corporate expenses, including stock based compensation, and all line items below operating income (loss) are managed on a consolidated basis. Additionally, we manage our assets and working capital on a consolidated basis. Accordingly, segment assets are not reported to, or used by, our management to allocate resources or assess performance of the segments, and therefore, we have not disclosed total segment assets.

Live Events results of operations

Our Live Events segment operating results were as follows.

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012

	(in thousands)		(in thousands)
Revenue	$15,480	$378	$23,324	$378
Direct operating expenses	(11,134)	(365)	(17,138)	(365)

Gross Profit	4,346	13	6,186	13
Selling, general and administrative	(2,299)	(23)	(3,964)	(23)
Depreciation and amortization	(2,569)	(27)	(5,111)	(27)

Operating loss	$(522)	$(37)	$(2,889)	$(37)

Three months ended June 30, 2013

Revenue

Our Live Events segment generated revenue of $15.5 million for the three months ended June 30, 2013. This included $11.9 million, or 76.7%, from ticket sales and concessions fees of food and beverages, and $3.6 million, or 23.3%, from other sources, including promoter and management fees.

For the three months ended June 30, 2013, we produced and promoted a total of 187 live events, including two festivals of greater than 10,000 attendees, attracting a total attendance of over 365,000 attendees. Our Live Events segment had a gross margin of 28.1% for the period.

Management's discussion and analysis of financial condition and results of operations

Direct costs

For the three months ended June 30. 2013, direct costs associated with live events that we produced, promoted or managed totaled $11.1 million (58.1% of total direct costs). These costs consisted primarily of $5.0 million in musician and DJ costs, $4.0 million in production costs, $1.1 million in event promotion costs and $1.0 million in other expenses associated with revenue earned from our live events.

Depreciation and amortization

Depreciation and amortization for the Live Events segment totaled $2.6 million for the three months ended June 30, 2013. Depreciation expense was associated with property, plant and equipment additions with depreciable lives ranging from three to seven years. Amortization expense represents the amortization of intangible assets.

Selling, general and administrative expenses

Selling, general and administrative expenses for the three months ended June 30, 2013 totaled $2.3 million.

Six months ended June 30, 2013

Revenue

Our Live Events segment generated revenue of $23.3 million for the six months ended June 30, 2013. This included $18.0 million, or 77.0%, from ticket sales and concessions fees of food and beverages, and $5.3 million, or 23.0%, from other sources, including promoter and management fees.

For the six months ended June 30, 2013, we produced and promoted a total of 336 events, including four festivals of greater than 10,000 attendees, attracting a total attendance of over 600,000 attendees. Our Live Events segment had a gross margin of 26.5% for the period.

Direct costs

For the six months ended June 30, 2013, direct costs associated with live events that we produced, promoted or managed totaled $17.1 million (64.1% of total direct costs). These costs consisted primarily of $8.2 million in musician and DJ costs, $5.5 million in productions costs, $1.6 million in event promotion costs and $1.8 million in other expenses associated with revenue earned from our live events.

Depreciation and amortization

Depreciation and amortization for the Live Events segment totaled $5.1 million for the six months ended June 30, 2013. Depreciation expense was associated with property, plant and equipment additions with depreciable lives ranging from three to seven years. Amortization expense represents the amortization of intangible assets.

Selling, general and administrative expenses

Selling, general and administrative expenses for the six months ended June 30, 2013 totaled $4.0 million.

Management's discussion and analysis of financial condition and results of operations

Digital results of operations

Beatport is a principal online resource and destination for EMC DJs and enthusiasts, offering music for purchase in multiple downloadable formats (including uncompressed, high quality audio files) and providing unique music discovery tools for DJs and fans. We acquired Beatport on March 15, 2013 and therefore only 16 days of operations are represented in the financial results for the three months ended March 31, 2013.

Our Digital segment operating results were as follows:

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012

	(in thousands)		(in thousands)
Revenue	$11,920	$—	$14,229	$—
Direct operating expenses	(8,014)	—	(9,611)	—

Gross Profit	3,906	—	4,618	—
Selling, general and administrative	(3,401)	—	(3,890)	—
Depreciation and amortization	(1,839)	—	(2,155)	—

Operating loss	$(1,334)	$—	$(1,427)	$—

Three months ended June 30, 2013

Revenue

Our Digital segment generated revenue of $11.9 million for the three months ended June 30, 2013 from the sale of digital music files. Our Digital segment had a gross margin of 32.8% for the period.

Direct costs

For the three months ended June 30, 2013, direct costs associated with the Digital segment totaled $8.0 million (41.9% of total direct costs). These costs consisted of Beatport's royalty and other digital music sales related expenses.

Depreciation and amortization

Depreciation and amortization for the Digital segment totaled $1.8 million for the three months ended June 30, 2013. Depreciation expense was associated with property, plant and equipment additions with depreciable lives ranging from three to seven years. Amortization expense represents the amortization of intangible assets.

Selling, general and administrative expenses

Selling, general and administrative expenses for the three months ended June 30, 2013 totaled $3.4 million.

Six months ended June 30, 2013

Revenue

Our Digital segment generated revenue of $14.2 million for the six months ended June 30, 2013 from the sale of digital music files. Our Digital segment had a gross margin of 32.5% for the period.

Management's discussion and analysis of financial condition and results of operations

Direct costs

For the six months ended June 30, 2013, direct costs associated with the Digital segment totaled $9.6 million (35.9% of total direct costs). These costs consisted of Beatport's royalty and other digital music sales related expenses.

Depreciation and amortization

Depreciation and amortization for the Digital segment totaled $2.2 million for the six months ended June 30, 2013. Depreciation expense was associated with property, plant and equipment additions with depreciable lives ranging from three to seven years. Amortization expense represents the amortization of intangible assets.

Selling, general and administrative expenses

Selling, general and administrative expenses for the six months ended June 30, 2013 totaled $3.9 million.

Management's discussion and analysis of financial condition and results of operations

Reconciliation of segment results

	Live Events	Digital	Corporate	Consolidated

	(in thousands)
Three months ended June 30, 2013
Revenue	$15,480	$11,920	$—	$27,400
Direct costs	(11,134)	(8,014)	—	(19,148)

Gross profit	4,346	3,906	—	8,252
Selling, general and administrative	(2,299)	(3,401)	(18,428)	(24,128)

Depreciation and amortization	(2,569)	(1,839)	(11)	(4,419)

Operating loss	$(522)	$(1,334)	$(18,439)	$(20,295)
Three months ended June 30, 2012
Revenue	$378	$—	$—	$378
Direct costs	(365)	—	—	(365)

Gross profit	13	—	—	13
Selling, general and administrative	(23)	—	(1,745)	(1,768)
Depreciation and amortization	(27)	—	—	(27)

Operating loss	$(37)	$—	$(1,745)	$(1,782)
Six months ended June 30, 2013
Revenue	$23,324	$14,229	$—	$37,553
Direct costs	(17,138)	(9,611)	—	(26,749)

Gross profit	6,186	4,618	—	10,804
Selling, general and administrative	(3,964)	(3,890)	(30,520)	(38,374)
Depreciation and amortization	(5,111)	(2,155)	(18)	(7,284)

Operating loss	$(2,889)	$(1,427)	$(30,538)	$(34,854)
Six months ended June 30, 2012
Revenue	$378	$—	$—	$378
Direct costs	(365)	—	—	(365)

Gross profit	13	—	—	13
Selling, general and administrative	(23)	—	(3,111)	(3,134)
Depreciation and amortization	(27)	—	—	(27)

Operating loss	$(37)	$—	$(3,111)	$(3,148)

FINANCIAL CONDITION—SUCCESSOR

Liquidity and capital resources

We have funded our operations from July 7, 2011 (Inception) through September 13, 2013, including our acquisitions, with $62.5 million in net proceeds raised from the issuance of equity and $75.0 million of debt incurred.

As of December 31, 2012, we had cash and cash equivalents totaling $3.7 million.

On December 31, 2012, we issued a promissory note to Robert F.X. Sillerman in the principal amount of $7.0 million. The note's interest rate was 9% per annum and had a maturity date of March 31, 2013. As of April 3, 2013, the promissory note was fully repaid.

Management's discussion and analysis of financial condition and results of operations

On December 31, 2012, we acquired certain assets and liabilities of MMG for $16.9 million. The purchase price was comprised of $5.0 million in cash, a 0.22% promissory note in the principal amount of $8.5 million, having a maturity date of February 28, 2013, and $3.4 million in our common stock valued at $5.00 per share. On March 15, 2013, we made a payment of $3.0 million to MMG and the promissory note was amended and restated to provide that the remaining amount of $5.5 million plus interest will mature and be payable on May 15, 2013.

On January 8, 2013, we closed a private placement transaction with an investor in which we issued 2,000,000 shares of common stock at a price per share of $5.00 for $10.0 million in net proceeds.

On February 22, 2013, we closed a private placement transaction with an investor in which we issued 2,000,000 shares of common stock at a price per share of $5.00 for $10.0 million in net proceeds.

On March 15, 2013, we acquired Beatport in a merger transaction for $58.6 million, consisting of $33.9 million in cash and $24.7 million in our stock valued at $5.00 per share. We also signed a definitive joint venture agreement in respect of the ID&T JV, and in connection with that signing (i) made a $7.5 million non-recourse loan to ID&T, which is to be repaid out of ID&T's interest in the distributions from the ID&T JV, (ii) issued to ID&T fully vested warrants to purchase 500,000 shares of our common stock, having an exercise price of $2.50 per share, and (iii) issued to ID&T 2,000,000 shares of our common stock.

On March 20, 2013, we entered into an option agreement with ID&T (the "ID&T Option") whereby we obtained the right to purchase a 75% equity interest in the ID&T Business. We paid $2.5 million in cash and issued 2,000,000 shares of our common stock to acquire the ID&T Option.

On April 2, 2013, we closed a private placement transaction with investors in which we issued 1,000,000 shares of common stock at a price per share of $10.00 for an aggregate purchase price of $10.0 million.

There is currently no public market for our common stock. Recently we commissioned an independent valuation of our common stock. The valuation report supports a $5.00 valuation as of December 31, 2012, which we used through March 15, 2013, including in respect of the acquisition of Beatport and finalizing the formation of the ID&T JV. In evaluating the share price, we believe that the acquisition of Beatport and the signing of a definitive agreement in respect of the ID&T JV increased our enterprise value. In addition, the valuation report shows a value for our common stock of $7.19 per share. We used this value for the purposes of valuing the stock issued with respect to the ID&T Option. The terms of the private placement on April 2, 2013 at $10.00 per share, included additional features such as a repurchase right and an adjustment feature based on the initial public offering price, and we believe these features constitute a significant portion of the price in this transaction.

At December 31, 2012, we issued a secured promissory note in the principal amount of $8.5 million as part of the acquisition of certain assets and liabilities of MMG. On March 15, 2013 a payment of $3.0 million was made to Nightlife Holdings, LLC and the promissory note was amended and restated to provide that the remaining amount of $5.5 million plus interest will be payable on May 15, 2013. On May 15, 2013 the note was fully paid off.

On May 22, 2013, under our asset contribution agreement with Totem, we paid Totem a deposit of AUD$5.0 million (or $4.8 million as of May 22, 2013) as acquisition consideration.

On June 24, 2013, we paid an advance of $2.5 million to Made as acquisition consideration. On August 21, 2013, we paid $1.45 million under the terms of the agreement, of which $1.25 million was an advance towards the purchase price.

Management's discussion and analysis of financial condition and results of operations

On August 8, 2013, we entered into a stock purchase agreement with the ID&T Seller, pursuant to which we will acquire a 75% ownership interest in the ID&T Business. In connection with entering into this agreement, on August 8, 2013, we paid an advance of $10.0 million to the ID&T Seller and we caused the $7.5 million non-recourse loan that the ID&T JV made to ID&T to be transferred to the ID&T Seller, effectively cancelling the repayment obligation for that loan. Upon closing the ID&T Acquisition, we will pay additional cash consideration of $40.0 million, plus certain working capital adjustments that are preliminarily estimated to be $5.9 million. The final working capital adjustment will be based on final analysis subsequent to the close of the ID&T Acquisition. Following the closing of the ID&T Acquisition, our ownership interest in the ID&T JV will increase from 51% to 75%, with an economic effect as of July 1, 2013.

On August 20, 2013, we entered into an amendment to the First Lien Term Loan Facility, which permitted our subsidiary to borrow an additional $10.5 million. The amendment also permitted our payment of a $10.0 million advance under the purchase agreement with the ID&T Seller, our cancellation of the repayment obligations in connection with our previously made $7.5 million loan to the ID&T JV, and our payment of $1.45 million to Made, of which $1.25 million was an advance towards the purchase price under the membership interest purchase agreement. These payments allowed us to extend the closing dates under the ID&T and Made purchase agreements to September 30, 2013, which have been subsequently been extended to October 31, 2013.

Based on our current business plan, we believe that the combination of our current sources of liquidity, the proceeds from private sales of our common stock, the proceeds from this offering and the proceeds from the First Lien Term Loan Facility will be sufficient to meet our anticipated cash needs for at least the next 12 months. We are in advanced discussions with a number of commercial lenders regarding a new $75.0 million revolving credit facility that would replace the First Lien Term Loan Facility and potentially an incremental facility. The new revolving credit facility would be conditioned on the completion of this initial public offering and would be closed concurrently with the closing of this initial public offering.

We intend to continue to acquire additional companies in the live events and consumer Internet industries, and we are currently in the process of exploring a variety of financing options in conjunction with consummating further acquisitions. There can be no assurance that we will be able to successfully raise the capital required to complete future acquisitions.

If our current estimates of revenue, expenses or capital or liquidity requirements change or are inaccurate, or if cash generated from operations is insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities, or arrange debt financing. In addition, we may seek additional financing to give us financial flexibility to pursue attractive acquisition or investment opportunities that may arise in the future. We cannot be certain that additional funds will be available to us on favorable terms when required, or at all.

First lien term loan facility

On March 15, 2013, certain of our subsidiaries entered into a $49.5 million term loan facility (the "First Lien Term Loan Facility") with Barclays Bank PLC as administrative agent and Barclays Bank PLC, UBS Loan Finance LLC, and Jefferies Group LLC as lenders. The borrower under the First Lien Term Loan Facility is our indirect, wholly-owned subsidiary SFX Intermediate Holdco II LLC (the "Borrower"). The First Lien Term Loan Facility is guaranteed by SFX Intermediate Holdco I LLC, the immediate parent company of the Borrower ("Holdings"), the Borrower, LIC, Pita I LLC, Beatport, Beatport Japan, LLC, SFX-Nightlife Operating LLC, SFX-IDT N.A. Holding LLC, the ID&T JV, ID&T/SFX Q-Dance LLC, ID&T/SFX Sensation LLC, ID&T/SFX Mysteryland LLC, ID&T/SFX

Management's discussion and analysis of financial condition and results of operations

TomorrowWorld LLC, SFX International, Inc. and all of Holdings' future subsidiaries (the "Guarantors"), and by Mr. Sillerman as further described below. The First Lien Term Loan Facility is secured by a first-priority security interest in all the existing and future assets of the Borrower and the Guarantors.

Mr. Sillerman entered into a guarantee agreement (the "Sillerman Guarantee") with Barclays Bank PLC, as collateral agent for the benefit of the other lender parties, in which he personally guaranteed all our obligations under the First Lien Term Loan Facility.

On June 5, 2013, the First Lien Term Loan Facility was amended (the "June Amendment") to increase the facility amount by $15 million, to a total of $64.5 million and on August 20, 2013, the First Lien Term Loan Facility was further amended (the "August Amendment") to increase the facility amount by $10.5 million, to a total of $75.0 million. In connection with each of the June Amendment and the August Amendment, the Guarantors reaffirmed their guarantees of the First Lien Term Loan Facility and Mr. Sillerman entered into amendments to the Sillerman Guarantee to reaffirm his guarantee thereunder.

Borrowings under the First Lien Term Loan Facility bear interest, at the Borrower's option, at a rate per annum equal to either (a) (i) a rate per annum equal to the highest of (1) the rate of interest per annum publicly announced from time to time by the Administrative Agent under the First Lien Term Loan Facility as its prime rate in effect on such day at its principal office in New York City, (2) (x) the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the business day next succeeding such day plus (y) 0.50%, (3) (x) a rate per annum equal to (I) the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits in U.S. dollars being delivered in the London interbank market for a one-month term, determined by the Administrative Agent under the First Lien Term Loan Facility as of approximately 11:00 a.m. (London, England time) two Business Days prior to the applicable borrowing or conversion date divided by (II) one minus the applicable reserve percentage (with a rate floor of 1.25% per annum) plus (y) 1.00% and (4) 2.25% per annum, plus (ii) 6.50% per annum or (b) (i) a rate per annum equal to (1) for each one, two, three or six month (or if agreed to by all the lenders under the First Lien Term Loan Facility, nine or twelve months) interest period as selected by the Borrower, the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such interest period) with a term equivalent to such interest period in U.S. dollars, determined by the Administrative Agent under the First Lien Term Loan Facility as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such interest period divided by (2) one minus the applicable reserve percentage (with a rate floor of 1.25% per annum) plus (ii) 7.50% per annum. Upon the occurrence and during the continuance of any Event of Default under the First Lien Term Loan Facility, all outstanding borrowings thereunder will automatically bear interest at a rate per annum equal to the applicable interest rate plus 2.00% per annum.

The First Lien Term Loan Facility matures on September 15, 2014, provided that the maturity date will be extended to March 13, 2015 if we contribute to the Borrower at least $50.0 million of proceeds from our initial public offering (so long as we raise net proceeds of at least $100.0 million) and the Borrower uses such proceeds to make a prepayment equal to at least 50.0% of the borrowings then outstanding under the First Lien Term Loan Facility.

Management's discussion and analysis of financial condition and results of operations

The Borrower may prepay the First Lien Term Loan Facility at any time without penalty, subject to breakage costs. The Borrower is also required to make prepayments (subject to certain basket amounts and exceptions) (collectively, the "Mandatory Prepayments") equal to:

•
75.0% of the annual excess cash flow of Holdings and its subsidiaries for the year-ended December 31, 2013;

•
100% of the net proceeds from certain asset sales, casualty events, and debt issuances, by Holdings and its subsidiaries; and

•
30.0% of the outstanding borrowings within 60 days of the date Mr. Sillerman either announces he will not serve as our chairman, president, chief executive officer, or equivalent officer, ceases serving as our chairman, president, chief executive officer, or equivalent officer, or is incapable of serving as our chairman, president, chief executive officer, or equivalent officer.

The First Lien Term Loan Facility includes customary affirmative covenants, subject to certain materiality thresholds and exceptions, including covenants to deliver certain information and notices; preservation of existence; compliance with laws; payment of obligations; maintenance of properties; maintenance of insurance; keeping of books and records; limitations on use of proceeds under the First Lien Term Loan Facility; and requirements to join future subsidiaries of Holdings as guarantors and secured parties. The First Lien Term Loan Facility includes customary restrictive covenants, subject to certain materiality thresholds and exceptions, including covenants limiting the Borrower and the loan parties' ability to

•
incur certain types of indebtedness and liens;

•
merge with, make an investment in or acquire property or assets of another company;

•
make capital expenditures;

•
pay dividends (with exceptions for, among other things, (i) certain dividends or distributions by any of the subsidiaries of Holdings to Holdings or any of its subsidiaries that execute documents guaranteeing or securing the First Lien Term Loan Facility; (ii) certain dividends or distributions payable in equity interests to Holdings or any of its subsidiaries; (iii) certain cash dividends or distributions paid to the equity holders of a non-wholly owned subsidiary of Holdings; and (iv) certain dividends or distributions to the Company to finance certain acquisitions and pay certain transaction costs);

•
repurchase shares of our outstanding stock;

•
a negative pledge;

•
modifying certain documents;

•
make loans;

•
dispose of assets;

•
prepay the principal on other indebtedness;

•
liquidate, wind up or dissolve; or

•
enter into certain transactions with affiliates.

The First Lien Term Loan Facility does not include any financial covenants.

The First Lien Term Loan Facility includes customary events of default, subject to certain materiality thresholds and cure periods, including: the Sillerman Guarantee ceasing to be in full force and effect or

Management's discussion and analysis of financial condition and results of operations

Mr. Sillerman breaching any material term of the Sillerman Guarantee; or a change in control occurring. A change in control is defined in the First Lien Term Loan Facility to include the occurrence of any of the following: (i) Holdings ceases to be wholly-owned directly or indirectly, by us or Borrower ceases to be directly wholly-owned by Holdings; (ii) at any time prior to our initial public offering (so long as we raise net proceeds of at least $100 million) and for any reason whatsoever, Mr. Sillerman and certain affiliates and senior management cease to own, directly or indirectly, at least 40% of our outstanding voting equity or any "person" or "group" own a greater percentage of our voting equity than beneficially owned by Mr. Sillerman and certain affiliates and senior management; (iii) at any time after our initial public offering (so long as we raise net proceeds of at least $100 million) and for any reason whatsoever, Mr. Sillerman and certain affiliates cease to own, directly or indirectly, at least 30% of our outstanding voting equity or any "person" or "group" other than Mr. Sillerman and certain affiliates and senior management beneficially own a greater percentage of our voting equity than beneficially owned by Mr. Sillerman and certain affiliates and senior management; or (iv) the majority of the seats (other than vacant seats) on our board of directors cease to be occupied by persons who either were members of our board of directors on March 15, 2013 or were nominated for election by a majority of our board of directors who were directors at the time of the closing of the First Lien Term Loan Facility or whose election or nomination for election was previously approved by a majority of such directors.

We are in negotiations with the lenders under the First Lien Term Loan Facility to enter into a new $75.0 million senior secured revolving credit facility (the "Senior Secured Credit Facility") to be secured by substantially all of our assets. These potential borrowings would be used to replace the First Lien Term Loan Facility and for general corporate purposes, including to fund our planned and future acquisitions of complementary businesses to support our growth in digital, festivals, ticketing and music downloads. Upon our entry into the Senior Secured Credit Facility, which would be conditioned on the closing of this offering, Mr. Sillerman would be released from the Sillerman Guarantee. We cannot give any assurance that we will be able to enter into the proposed Senior Secured Credit Facility on commercially acceptable terms or at all.

Cash flows

Year ended December 31, 2012

Cash flows from operating activities

Cash used in operating activities totaled $6.6 million for the year ended December 31, 2012 and were principally attributable to the operations of DDP and LIC, whose results have been included since their respective dates of acquisition in 2012 and corporate overhead. The principal driver of this was our net loss of $16.2 million, partially offset by non-cash expense of $2.2 million plus changes in our working capital of $5.3 million.

No cash was used by operating activities for the period from July 7, 2011 (Inception) to December 31, 2011. While we incurred legal expenses of $0.1 million in conjunction with our formation during this period, the expenses were accrued at December 31, 2011 and not settled in cash until the following year. We incurred no expenses in 2010, as we did not begin operations until July 2011.

Cash flows from investing activities

Cash used by investing activities totaled $29.2 million for the year ended December 31, 2012. Cash totaling $16.1 million was used to fund the purchase of our three acquisitions in 2012, DDP, MMG and LIC net of cash acquired, and $0.6 million was used to fund the purchase of equipment used in the production of events. $12.5 million was used to fund our investment in the ID&T JV.

Management's discussion and analysis of financial condition and results of operations

There was no cash used in investing activities for the period from July 7, 2011 (Inception) to December 31, 2011.

Cash flows from financing activities

Cash provided by financing activities for the year ended December 31, 2012 totaled $39.5 million, and was comprised of the net proceeds from the issuance of our common stock of $32.5 million and proceeds from notes payable of $7.0 million.

There was no cash used for financing activities for the period from July 7, 2011 (Inception) to December 31, 2011.

For the six months ended June 30, 2013 and June 30, 2012

Cash flows from operating activities

Cash used in operating activities totaled $5.0 million for the six months ended June 30, 2013 and was principally attributable to our net loss of $44.7 million, partially offset by non-cash depreciation and amortization expense of $7.3 million, $14.0 million in stock compensation expense, and $0.4 million of income tax provisions and an increase in working capital of $11.8 million.

Cash used in operating activities totaled $1.4 million for the six months ended June 30, 2012 and was principally attributable to our net loss of $3.1 million, partially offset by an increase in working capital of $1.7 million.

Cash flows from investing activities

Cash used by investing activities totaled $51.5 million for the six months ended June 30, 2013. Cash totaling $22.3 million was used to fund the purchase of Beatport, net of cash acquired, $2.5 million to acquire the ID&T Option, a $2.5 million advance in connection with our acquisition of Made, a $4.8 million advance in connection with our acquisition of Totem, a $8.5 million payment for the Nightlife Holdings, LLC note, a $7.5 million non-recourse loan to ID&T, a $0.5 million purchase of software, and a $1.1 million purchase of equipment.

Cash used in investing activities totaled $3.0 million for the six months ended June 30, 2012 which was used for the purchase of DDP.

Cash flows from financing activities

Cash provided by financing activities for the six months ended June 30, 2013 totaled $84.2 million, and was comprised of the net proceeds from the issuance of our common stock of $30.0 million, net proceeds from the First Lien Term Loan Facility of $61.2 million, and the payment of a related party note of $7.0 million.

Cash provided from financing activities totaled $17.5 million for the six months ended June 30, 2012 and was comprised of the net proceeds from the issuance of our common stock.

Capital expenditures

Our capital expenditures for the year ended December 31, 2012 was $0.6 million for the companies that we owned as of December 31, 2012.

Our capital expenditures for the six months ended June 30, 2013 and 2012 were $1.1 million and $0, respectively.

Management's discussion and analysis of financial condition and results of operations

Contractual and commercial commitments

Our contractual obligations as of June 30, 2013 were as follows.

	Payments due by period
(in 000s)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

First Lien Term Loan Facility(a)	$71,555	$5,644	$65,911	$—	$—
Operating leases(b)	$2,580	$1,184	$1,396	$—	$—
Other long-term obligations(c)	$2,600	$—	$2,600	$—	$—

Total	$76,735	$6,828	$69,907	$—	$—

(a)
On March 15, 2013, our subsidiary SFX Intermediate Holdco II LLC entered into a credit agreement with Barclays Bank PLC and other lenders, which provided for a $49,500 senior secured First Lien Term Loan Facility. On June 5, 2013 we drew down an additional $15,000 on this loan facility. The First Lien Term Loan Facility matures on September 15, 2014, provided that the maturity date will be extended to March 13, 2015 under certain circumstances. These amounts include interest costs to maturity of $7,055 and unamortized original discount of $1,157.

(b)
The operating leases include the following: our corporate headquarters in New York; the ID&T JV's corporate office in New York; Beatport's offices in Colorado, Los Angeles, Luxembourg and Germany; LIC's corporate office and operating lease warehouse facility in Florida; MMG's corporate office in Florida; and Disco's corporate office in North Carolina.

(c)
Other long term obligations includes contingent consideration for the former owners of Nightlife Holdings LLC. The amount disclosed in the table is based on projected 2014 EBITDA (as defined in our agreement with the former owners of MMG).

Our contractual obligations as of June 30, 2013 on a pro forma basis giving effect to the increase in the size of the First Lien Term Loan Facility and our planned acquisitions were as follows.

	Payments due by period
(in 000s)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

First Lien Term Loan Facility(a)	$83,038	$6,397	$76,641	$—	$—
Operating leases(b)	2,580	1,184	1,396	—	—
Purchasing obligations(c)	29,737	13,698	—	—	16,039
Other long term obligations(d)	2,600	—	2,600	—	—

Total	$117,955	$21,279	$80,637	$—	$16,039

(a)
On March 15, 2013, our subsidiary SFX Intermediate Holdco II LLC entered into a credit agreement with Barclays Bank PLC and other lenders, which provided for a $49,500 senior secured First Lien Term Loan Facility. On June 5 and August 20, 2013, we drew down an additional $15,000 and $10,500, respectively, on this loan facility. The First Lien Term Loan Facility matures on September 15, 2014, provided that the maturity date will be extended to March 13, 2015 under certain circumstances. These amounts include the net book value of the loan facility of $73,633, interest costs to maturity of $8,038, and unamortized original discount of $1,367.

(b)
The operating leases include the following: our corporate headquarters in New York; the ID&T JV's corporate office in New York; Beatport's offices in Colorado, Los Angeles, Luxembourg and Germany; LIC's corporate office and operating lease warehouse facility in Florida; MMG's corporate office in Florida; and Disco's corporate office in North Carolina.

Management's discussion and analysis of financial condition and results of operations

(c)
The purchasing obligations represent amounts due to the shareholders of Made and Totem upon the closing of each transaction. There is a $9,384 obligation due to the former shareholders of Made at the earlier of the completion of its 2013 audit or March 31, 2014. Upon closing the Made acquisition, we will also be required to purchase the remaining 30% that is not being sold for an estimated $16,039 in 2018. There is a $4,314 obligation due to the former shareholders of Totem no later than February 28, 2014.

(d)
Other long term obligations includes contingent consideration for the former owners of Nightlife Holdings LLC. The amount disclosed in the table is based on projected 2014 EBITDA (as defined in our agreement with the former owners of MMG).

INTERNAL CONTROL OVER FINANCIAL REPORTING

In connection with the audit of our consolidated financial statements as of and for the year ended December 31, 2012, we identified the following material weaknesses in our internal control over financial reporting.

•
A lack of contemporaneous documentation in connection with awards of stock based compensation. This resulted in treating certain awards informally communicated to recipients in 2012 as having been granted in 2013 for accounting purposes.

•
Improperly characterizing certain acquisition transactions as having closed prior to us obtaining the control necessary for such a characterization. These acquisition transactions subsequently failed to close.

•
There were an unusually large amount of closing adjustments in connection with the audit for the year ended December 31, 2012, primarily in respect of accruals, cut-offs and purchase accounting. In addition, certain significant transactions were not accounted for properly. Further, we restated our previously issued consolidated financial statements as of and for the year ended December 31, 2012 to correct classification for certain shares of common stock and non-controlling interest. We determined that certain shares of common stock were issued in 2012 with redemption features, which should have been classified as temporary equity in accordance with the provisions of ASC 480-10-S99 for public companies. Additionally, in connection with the acquisition of MMG, we entered into a contract which allows us to call the remaining interest we do not own, as well as providing that the minority interest holder may put their interest to us at a multiple of six times 20% of SFX-Nightlife Operating LLC's 2014 EBITDA. Similarly, we determined that the non-controlling interest should have been classified as redeemable non-controlling interest and included as part of temporary equity, as required for public companies. We believe that these issues are related, in part, to a lack of sufficient staff with appropriate training in GAAP and SEC rules and regulations with respect to financial reporting functions, as well as the lack of robust accounting systems.

In addition, the auditors for our Predecessor, DDP, MMG, i-Motion, Made and Totem have identified a material weakness in the internal controls of each of these businesses that relates to the proper application of accrual based accounting under GAAP.

We believe that measures we have already implemented, and additional measures we expect to implement in the future, will remediate these material weaknesses in our internal control over financial reporting and in the internal controls of our acquired businesses. To date, we have taken, or are in the process of taking, the following actions.

•
Adding new accounting and financial personnel, both as senior managers and as junior staff. To date, we have hired several senior members of our accounting and finance team, including hiring a new Chief Financial Officer with over 20 years of experience in finance and capital markets, a Chief

Management's discussion and analysis of financial condition and results of operations

  Accounting Officer with over 30 years of financial management and audit experience, a Director of SEC reporting with over ten years of experience in public accounting and a corporate treasurer with 25 years of relevant experience. We intend to hire additional experienced personnel to work as senior members of our accounting team and have also hired or will hire several staff accountants to work both at the corporate level and at our acquired businesses.

•
Engaging the services of an accounting controls expert with over 40 years of accounting experience, including 22 years as controller of a music publishing company. This individual is acting as a consultant to assist us in analyzing and implementing controls and processes at our acquired companies and to review our operations and make recommendations regarding systems and procedures.

•
Engaging an accounting firm to provide an outsourced internal audit function, with a view to providing internal control procedure recommendations and support for documenting our compliance with Sarbanes-Oxley.

•
Hiring a general counsel and an associate general counsel and appointing a full board of directors that includes a compensation committee and independent compensation expert and that has a formal policy regarding the issuance of stock based compensation.

•
Implementing improvements to our closing procedures and consolidation processes and improvements to our accounting software as it relates to accounts payable. We have also purchased an enterprise-wide accounting system that we plan to implement during the course of 2013, including at acquired companies.

We plan to continue to evaluate our internal controls and make enhancements as appropriate. If we are unable to correct deficiencies in internal controls in a timely manner, our ability to record, process, summarize and report financial information accurately and within the time periods specified in the rules and forms of the SEC will be adversely affected. See "Risk Factors—We have identified material weaknesses in our internal controls over financial reporting that, if not properly remediated, could result in material misstatements in our financial statements in future periods."

Notwithstanding these material weaknesses, we believe that our restated consolidated financial statements included elsewhere in this prospectus fairly represent our consolidated financial position as of, and our consolidated results of operations for the year ended December 31, 2012.

Off-balance sheet arrangements

We had no off-balance sheet arrangements or guarantees of third-party obligations at June 30, 2013 and December 31, 2012.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our consolidated financial statements are prepared in accordance with GAAP. In connection with the preparation of our consolidated financial statements, we are required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses, and the related disclosures. We base our assumptions, estimates, and judgments on historical experience, current trends, and other factors that management believes to be relevant at the time our consolidated financial statements are prepared. On a regular basis, we review the accounting policies, assumptions, estimates, and judgments to ensure that our consolidated financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates and such differences could be material.

Management's discussion and analysis of financial condition and results of operations

Our significant accounting policies are discussed in Note 1 of our consolidated financial statements. We believe that the following are the most critical to understanding and evaluating our reported financial results. We have reviewed these critical accounting estimates and related disclosures with our Audit Committee.

Stock-Based Compensation

We measure and recognize expense for stock-based compensation based on the grant date fair value of the award on a straight-line basis over the requisite service period. Because our stock is not publicly traded, we must estimate the fair value of our common stock for purposes of determining the fair value of our option awards, as discussed in "—Valuations of Common Stock" below. Determining the fair value of stock-based awards at the grant date requires judgment. We use the Black-Scholes option pricing model to determine the fair value of our stock option awards. We used a third-party valuation firm to perform the option pricing under the Black-Scholes model. The determination of the grant date fair value of our stock option awards using an option pricing model is affected by the estimated fair value per share of the common stock underlying those options as well as assumptions regarding a number of other complex and subjective variables. These variables include the risk-free interest rates, expected dividends, our expected stock price volatility over the expected term of the options, and stock option exercise and cancellation behaviors, which are estimated as follows:

•
Risk-Free Interest Rate. The risk-free interest rate assumption used is based on observed market interest rates appropriate for the term of employee options.

•
Dividend Yield. We have never declared or paid any cash dividends and do not presently plan to pay cash dividends in the foreseeable future. Consequently, we used an expected dividend yield of zero.

•
Expected Volatility. Because we do not have a trading history for our common stock, we have estimated the expected stock price volatility for our common stock by taking the average historic price volatility for industry peers based on price observations over a period equivalent to the expected term of the stock option grants. Industry peers consist of public companies in the live event industry. We intend to continue to consistently apply this process using the same or similar public companies until a sufficient amount of historical information regarding the volatility of our own common stock share price becomes available, or unless circumstances change such that the identified companies are no longer similar to us, in which case, more suitable companies whose share prices are publicly available would be utilized in the calculation.

•
Expected Term. We estimated the expected term for a "plain vanilla" option using the simplified method allowed under current guidance, which uses the midpoint between the graded vesting period and the contractual termination date.

We used the following assumptions in our application of the Black-Scholes option pricing model for the periods presented in the table below:

	As of June 30,	As of December 31,
	2013	2012

Risk-free interest rate	0.77%-1.40%	0.77%-1.40%
Dividend yield	0.0%	0.0%
Volatility factors	55.0%	60.0%
Weighted average expected life (in years)	5-7.6	5-7.6

Management's discussion and analysis of financial condition and results of operations

In addition, ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. We applied an estimated forfeiture rate.

Future expense amounts for any particular period could be affected by changes in our assumptions or changes in market conditions.

Valuations of Common Stock

We are required to estimate the fair value of the common stock underlying our share-based awards when performing the fair value calculations with the Black-Scholes option-pricing model. The fair value of the common stock underlying our share-based awards was determined by our board of directors, with input from management, evidence of fair value based on the prior sales of company stock method as well as the reports of third-party valuation reports. We believe that our board of directors has the relevant experience and expertise to determine the fair value of our common stock. Our board of directors determined the fair value of our common stock on the date of grant based on a number of factors including:

•
amounts recently paid by investors for our stock in an arm's-length transactions;

•
numerous arms-length negotiations related to acquisitions where a portion of the purchase price was satisfied with shares of our common stock; and

•
future financial and business growth projections.

The prior sales of company stock or back-solve method estimates value by considering any prior arm's length sales of the company's equity. When considering prior sales of the company's equity, the valuation considers the size of the equity sale, the relationship of the parties involved in the transaction, the timing of the equity sale, and the financial condition of the company at the time of the sale.

Management's discussion and analysis of financial condition and results of operations

The following table summarizes, by grant date, information regarding stock options granted from January 1, 2012 through June 30, 2013.

Grant Date	Number of Shares Granted	Issuance Date(1)	Exercise Price	Fair Value per share of common stock	Aggregate Grant Date Fair Value

November 15, 2012	2,000,000	March 1, 2012	$2.00	$5.00	$7,429,557
November 15, 2012	400,000	October 18, 2012	$2.00	$5.00	$1,495,640
December 1, 2012	112,500	August 20, 2012	$2.00	$5.00	$420,151
December 1, 2012	112,500	August 20, 2012	$4.00	$5.00	$343,491
December 18, 2012	625,000	December 18, 2012	$4.00	$5.00	$1,849,660
February 22, 2013	282,500	February 22, 2013	$5.00	$5.00	$788,739
February 23, 2013	4,350,000	March 1, 2012	$2.00	$5.00	$16,140,326
February 23, 2013	3,000	December 19, 2012	$4.00	$5.00	$8,439
February 23, 2013	150,000	October 2, 2012	$4.00	$5.00	$440,220
February 23, 2013	200,000	March 1, 2012	$4.00	$5.00	$619,267
February 23, 2013	500,000	October 18, 2012	$4.00	$5.00	$1,504,375
February 23, 2013	7,500	July 2, 2012	$3.00	$5.00	$24,546
February 23, 2013	10,000	May 17, 2012	$3.00	$5.00	$32,728
April 23, 2013	330,000	April 23, 2013	$10.00	$7.19	$1,049,163
April 23, 2013(2)	700,000	December 31, 2012	$5.00	$7.19	$3,213,000
April 23, 2013(2)	700,000	December 31, 2012	$7.50	$7.19	$2,758,000
April 23, 2013(2)	700,000	December 31, 2012	$10.00	$7.19	$2,429,000
April 23, 2013(2)	500,000	February 11, 2013	$5.00	$7.19	$2,305,000
April 23, 2013(2)	750,000	February 11, 2013	$7.50	$7.19	$2,985,000
April 23, 2013(2)	1,000,000	February 11, 2013	$10.00	$7.19	$3,510,000
April 23, 2013(2)	5,000,000	March 12, 2013	$5.00	$7.19	$23,150,000
May 3, 2013	175,000	May 3, 2013	$10.00	$7.19	$579,688
June 1, 2013	2,400,000	June 1, 2013	$10.00	$7.88	$8,352,000

(1)
In some cases, contemporaneous documentation of these grants could not be located. While some of these grants were documented at a later date in 2012, some were not fully documented until 2013. As a result of the issues with respect to contemporaneous documentation of our option grants, we recorded compensation expense with respect to option grants at the time it was believed that the documentation of such grants met all key criteria under ASC Topic 718 and could be evidenced (referred to in the table above as the "Grant Date"). In some cases this was 2013 and accordingly, 2012 contains no expense related to those stock option awards. However, for administrative and legal purposes the company has utilized the "issuance" date for a number of purposes, including the determination of the vesting period.

(2)
These grants are related to the exchange of warrants for stock options, as more fully discussed on the following page.

In utilizing the prior sales of our common stock, we considered recent sales of our common stock with new investors the most relevant in estimating the fair value of our common stock since we are not in distress and each party has the best incentive to not overpay or oversell its securities. We also considered all events that were known or knowable at the transaction date, including significant value-creating milestones that could affect the value of our common stock. For all of the options granted during 2012 and through February 23, 2013, we used $5.00 per share of common stock to calculate the stock-based compensation expense for the options. Our board of directors determined, with input

Management's discussion and analysis of financial condition and results of operations from management, based on sales of common stock to unrelated third parties during this time period, that $5.00 per share of common stock represented fair value. At the time of grant, we did not choose to obtain a contemporaneous valuation of our common stock from a third-party valuation specialist, because in the judgment of the board of directors, with input from management, the multiple third party transactions at $5.00 per common share during this period represented the best indicator of fair value.

Nevertheless, we did subsequently hire an unrelated third-party valuation specialist to perform a retrospective valuation of our common stock at December 31, 2012 and March 31, 2013 and a contemporaneous valuation at June 30, 2013. The range of fair values provided by the specialist is as follows.

	Low	High

December 31, 2012	$4.12	$5.90
March 31, 2013	$5.78	$8.59
June 30, 2013	$6.24	$9.52

Our board of directors, with input from management, concluded that a price of $5.00 per share of common stock was the appropriate value to utilize in determining the fair value of each of the stock option grants through February 23, 2013. The $5.00 value we used as of December 31, 2012 is within the range of fair values provided by the valuation specialist for all options granted through December 31, 2012. The valuation at March 31, 2013, has a fair value range in excess of the $5.00 per share, but we believe that $5.00 per share is the appropriate valuation for shares granted between January 1, 2013 and February 23, 2013, as we completed two, separate third-party sales of common stock at $5.00 per share during this period. In addition, we estimate that the fair value of our shares increased substantially on March 15, 2013 to $7.19 per share, when we finalized the formation of the ID&T JV and completed the acquisition of Beatport.

The acquisition of Beatport provided the foundation of our growth strategy for our digital platform, which we expect will increase our engagement with our fans outside of live events. This increased interaction will allow for deeper fan engagement and provide us opportunities to present a larger platform for our revolution partners. It is the fan interaction and projected increase in our revenues from Beatport, which we estimated would comprise approximately 47% of our revenue in 2014 and 2015, that drove the majority of the increase in our share value from $5.00 to $7.19 per share.

During the three months ended June 30, 2013, our estimated share valuation increased from $7.19 to $7.88. We attribute the accretion in value to several business events that took place during the quarter, including the successful completion of the Sensation Toronto festival by the ID&T JV, the scheduling and marketing of additional 2013 Sensation events in Miami, San Francisco, New York and Las Vegas by the ID&T JV, and the commencement of ticket sales for TomorrowWorld, a three day event to be held in September 2013. Additionally, we raised $10 million through a private placement of our common stock in April 2013.

On April 23, 2013, we exchanged 9,350,000 warrants previously issued in connection with the promissory note and the Sillerman Guarantee for an equal number of stock options having substantially identical terms. The options provide for three-year cliff vesting based on the date of the original issuance date of the warrants and shares of common stock. In addition, we exchanged 100,000 warrants with an exercise price of $.01 per share and 1,000,000 shares of common stock previously issued to Mr. Sillerman for 1,100,000 shares of restricted stock also having three-year cliff vesting. In connection with the services provided by Mr. Sillerman with respect to the amendment to the First Lien Term Loan Facility on August 20, 2013, including extending his personal guarantee of

Management's discussion and analysis of financial condition and results of operations the additional $10.5 million under the facility, our board of directors approved a grant to Mr. Sillerman of 233,000 shares of restricted stock that provide for three-year cliff vesting from the date of issuance, which we expect to issue immediately prior to the closing of this offering. All of these options and shares of restricted stocks were awarded under our 2013 Supplemental Equity Compensation Plan.

In considering the value of the exchanged awards (options and restricted stock) we have looked at the value exclusive of the original equity awards. We calculated the fair value of the original issued warrants and common stock at $25.4 million. We determined that these instruments issued to Mr. Sillerman in consideration for his guarantee of the term loan were the most objective indicator of the guarantee's fair value, and therefore, the fair value of the guarantee was recorded at $25.4 million and accounted for as a deferred financing cost related to our term loan. As Mr. Sillerman's guarantee to the lenders is independent of the warrants and common stock issued to him, beyond their use as an indicator of fair value, the subsequent exchange of these instruments did not impact the amortization of the guarantee over the term of the credit facility.

The fair value of the April 23, 2013 exchanged awards is based on assumptions at the date of exchange rather than at the date the warrants and shares of our common stock were issued in connection with the promissory note and guarantee. The increase in the value of the exchanged awards over the original issuance of awards is primarily due to the passage of time and the increase in the our enterprise value, as evidenced by the increase in our underlying share value from $5.00 per share at the date of the original issuances of awards to $7.19 per share on the date of the exchange, as opposed to an enhancement in any terms of the instruments received by Mr. Sillerman.

Our calculation of fair value for these awards is $48.3 million. The expense associated with these awards will be recognized over their vesting period, which ranges from approximately 32 to 35 months. The underlying assumptions in valuing the awards on April 23, 2013 were as follows.

Risk-free interest rate	0.97%-1.01%
Dividend yield	—
Volatility factors	60%
Term (years)	6.19-6.39

As mentioned above, the guarantee of the term loan by Mr. Sillerman as a deferred financing cost will continue to be recognized as interest expense through the maturity date of the credit facility. The cost associated with the warrants issued to Mr. Sillerman, with respect to the $7.0 million promissory note, has been fully expensed as of June 30, 2013.

In June 2013, in connection with their employment agreements, the compensation committee granted to Mr. Rascoff and Mr. Crowhurst, 1.4 million and 1.0 million stock options, respectively. The strike price of these options is $10 and the options vest, 666,667 upon issuance and the balance over 24 to 48 months. These stock options have been valued and are included in outstanding amounts as of the June 30, 2013 in the interim financial statements. The options have been valued using the Black Scholes method and total aggregate compensation expense associated with these grants is $8.4 million of which $2.2 million has been recognized related to the amounts that vested upon the execution of their employment agreements and the balance of $6.2 million, will be recognized over 24 to 48 months. The underlying assumptions in valuing these awards were as follows:

Risk-free interest rate	1.05-1.50%
Dividend yield	—
Volatility factors	55%
Weighted average expected life (in years)	5.0-6.8

Management's discussion and analysis of financial condition and results of operations

In connection with the acceleration of Mr. Rascoff' s prior grant the Company recognized expense of $0.25 million.

On August 14, 2013 Mr. Crowhurst was granted an additional 410,000 stock options at a strike price of $10 per share. These stock options vest 20% upon issuance and the balance over 48 months. These options are included in the August 14, 2013 grant described below.

On August 14, 2013, we granted 655,500 stock options pursuant to the 2013 Equity Compensation Plan at a strike price of $10.00 per share. The options vest over periods of up to four years, and 132,125 options vested upon issuance. These options have been preliminarily valued with an aggregate compensation cost of $3.3 million. We will recognize compensation costs of $0.6 million upon issuance and $2.7 million over a four-year period. As part of our preliminary valuation of these stock options we engaged an unrelated third-party valuation specialist to perform a valuation of our common stock. The range of fair values provided by the specialist was $8.00 to $11.34 per share. For the purpose of this preliminary valuation we have used the midpoint of the range of $9.67 per share.

During the period from July 1 through August 14, 2013, our estimated share value increased from $7.88 to our preliminarily estimated value of $9.67 per share. We attribute the accretion in value to the fact that we executed purchase agreements for our planned acquisitions of i-Motion, Made, Totem, and the ID&T Business and have, in the view of management, advanced closer to an initial public offering. The underlying assumptions in valuing these awards were as follows.

Risk-free interest rate	1.48-2.12%
Dividend yield	—
Volatility factors	55%
Weighted average expected life (in years)	5.0-7.0

In addition, we intend to grant options to employees to purchase approximately 665,000 shares of our common stock at the initial public offering price at the time of pricing of this offering. These option grants will vest over five-year periods. The aggregate compensation cost for these option grants is $         . We will recognize compensation costs from these grants as follows; $         upon issuance and $         over a five-year period.

Offering Price

In September 2013, in consultation with our underwriters, we determined the price range for this offering to be $           to $            per share. This price range is based on a number of factors, including existing conditions in the public capital markets, our ability to complete our planned acquisitions and our prospect for future acquisitions once we have completed this offering, our ability to satisfy certain contractual obligations once we have completed our offering (including some that will cause the termination of certain repurchase rights held by our existing investors and shareholders in our planned acquisitions), the prospects and continued growth and appeal of EMC, the purchase prices for our stock prior to this offering, and the market prices of comparable publicly traded companies. The actual price to the public for this offering has not yet been determined and remains subject to adjustment based on factors outside of our control.

As described above, the estimated share value of our common stock as of August 14, 2013, (as determined using the same methodologies used throughout 2013 and 2012), was determined to be $9.67, the midpoint of the range of $8.00 to $11.34 per share provided by our valuation specialist. The increase in the share value from August 14, 2013 to the price to the public in this offering is primarily due to the creation of a public market for our common stock and the benefits that the

Management's discussion and analysis of financial condition and results of operations completion of this offering will have for us. Consistent with our historical valuation approach and our status as a private company, the lack of marketability discount impacted the valuation at August 14, 2013 by 12%, or $1.32 per share. Absent the lack of marketability discount, the common stock value at August 14, 2013 would have been between $9.09 per share and $12.89 per share, with a midpoint of $10.99. In addition, the completion of this offering will have benefits for us that include enhancing our ability to complete our planned acquisitions and allowing us to terminate certain repurchase rights held by our shareholders. The anticipated price range fully reflects the benefits of completing this offering; these benefits are only partially reflected in the August 14, 2013 valuation because of the lack of certainty that this offering would be completed.

Revenue recognition

Revenue from festivals and events are recognized when the performance occurs. Ticket sales and any sponsorship revenue collected in advance of an event date are recorded as deferred revenue.

We evaluate the criteria outlined in Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Subtopic 605-45, "Revenue Recognition—Principal Agent Considerations," in determining whether it is appropriate to record the gross amount of revenue and related costs or the net revenue. Under this accounting guidance, if we are the primary obligor to perform the services being sold, have general inventory risk as it pertains to recruiting and compensating the talent, have the ability to control the ticket pricing, have discretion in selecting the talent, are involved in the production of the event, generally bear the majority of the credit or collection risk, or have several but not all of these indicators, revenue is recorded gross. If we do not have several of these indicators, we record revenue or losses on a net basis.

Allowances for doubtful accounts

We record a provision for doubtful accounts based on historical experience and a detailed assessment of the collectability of our accounts receivable. To assist with the estimate, our management considers certain factors such as historical experience, industry data, credit quality, age of accounts receivable balances, and current economic conditions that may affect a customer's ability to pay. In cases where we become aware of circumstances that may impair a specific customer's ability to meet its financial obligations, we record a specific allowance against amounts due from the customer and thereby reduce the net recognized receivable to the amount we reasonably believe will be collected. There is significant judgment involved in estimating the allowance for doubtful accounts.

Goodwill

Goodwill represents the excess of the aggregate purchase price paid over the fair value of the net tangible assets acquired. Goodwill is not amortized and is tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. We have determined that we operate as one reporting unit and have selected October 31 as the date to perform our annual impairment test. The first step of the impairment test involves comparing the fair value of the reporting unit to its net book value, including goodwill. If the net book value exceeds its fair value, then we would perform the second step of the goodwill impairment test to determine the amount of the impairment loss. When performing the valuation of our goodwill, we make assumptions regarding our estimated future cash flows to determine the fair value of our business. If our estimates or related assumptions change in the future, we may be required to record impairment loss related to our goodwill. We have not recognized any goodwill impairments since our inception.

Management's discussion and analysis of financial condition and results of operations

Impairment of long-lived assets

We assess the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured first by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, an impairment loss would be recognized. When measuring the recoverability of these assets, we will make assumptions regarding our estimated future cash flows expected to be generated by the assets. If our estimates or related assumptions change in the future, we may be required to impair these assets. We have not recognized any impairment of long-lived assets to date.

Income taxes

We account for our income taxes in accordance with the liability method. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating losses and tax credit carryforwards. Management must make assumptions, judgments, and estimates to determine our current provision for income taxes and also our deferred tax assets and liabilities as well as any valuation allowance to be recorded against a deferred tax asset.

Our assumptions, judgments, and estimates relative to the current provision for income taxes take into account current tax laws, our interpretation of current tax laws, and possible outcomes of current and future audits conducted by domestic tax authorities. We have established reserves for income taxes to address potential exposures involving tax positions that could be challenged by tax authorities. Although we believe our assumptions, judgments, and estimates are reasonable, changes in tax laws or our interpretation of tax laws, and the resolution of potential tax audits could significantly impact the amounts provided for income taxes in our financial statements.

Our assumptions, judgments, and estimates relative to the value of a deferred tax asset take into account predictions of the amount and category of future taxable income, such as income from operations or capital gains income. Actual operating results and the underlying amount and category of income in future years could render our current assumptions, judgments, and estimates of recoverable net deferred taxes inaccurate. Any of the assumptions, judgments, and estimates mentioned above could cause our actual income tax obligations to differ from our estimates, thus materially impacting our financial position and results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. Our primary market risk exposure is in the area of interest rate risk. We incur interest expense on borrowings outstanding under the First Lien Term Loan Facility. The First Lien Term Loan Facility has variable interest rates.

Borrowings under the First Lien Term Loan Facility bear interest, at the Borrower's option, at a rate per annum equal to either (a) (i) a rate per annum equal to the highest of (1) the rate of interest per annum publicly announced from time to time by the Administrative Agent under the First Lien Term Loan Facility as its prime rate in effect on such day at its principal office in New York City, (2) (x) the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the business day next succeeding such day plus (y) 0.50%, (3) (x) a rate per annum equal to (I) the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits in

Management's discussion and analysis of financial condition and results of operations

U.S. dollars being delivered in the London interbank market for a one-month term, determined by the Administrative Agent under the First Lien Term Loan Facility as of approximately 11:00 a.m. (London, England time) two Business Days prior to the applicable borrowing or conversion date divided by (II) one minus the applicable reserve percentage (with a rate floor of 1.25% per annum) plus (y) 1.00% and (4) 2.25% per annum, plus (ii) 6.50% per annum or (b) (i) a rate per annum equal to (1) for each one, two, three or six month (or if agreed to by all the lenders under the First Lien Term Loan Facility, nine or twelve months) interest period as selected by the Borrower, the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such interest period) with a term equivalent to such interest period in U.S. dollars, determined by the Administrative Agent under the First Lien Term Loan Facility as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such interest period divided by (2) one minus the applicable reserve percentage (with a rate floor of 1.25% per annum) plus (ii) 7.50% per annum.

As of September 13, 2013, the interest rate was 8.75%. Based on our subsidiary's borrowings at September 13, 2013, assuming a 1% increase over such 8.75%, our annual interest cost would increase $0.8 million.

Our operations, at this time, are not subject to risks of material foreign currency fluctuations, nor do we use derivative financial instruments in our investment practices. We place our marketable investments in instruments that meet high credit quality standards. As our operations expand globally, we may become exposed to the risk that our earnings and cash flows could be adversely impacted by fluctuations in foreign exchange prices. At June 30, 2013, we were not a party to any derivative financial instruments.

RECENTLY ISSUED AND ADOPTED ACCOUNTING PRONOUNCEMENTS

On April 5, 2012, the JOBS Act became law, modifying regulations on capital raising efforts for companies defined as emerging growth companies and expanding opportunities for raising private capital. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an "emerging growth company" can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

In September 2011, the FASB issued Accounting Standards Update ("ASU") No. 2011-08, "Testing Goodwill for Impairment" that amended the guidance on goodwill impairment testing to allow companies to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. If, as a result of the qualitative assessment, an entity determines that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is required. Otherwise, no further testing is required. The amendment is effective for fiscal years beginning after December 15, 2011, but early adoption is permitted. Such guidance will be applicable to any such interim or annual impairment assessments performed after January 1, 2012.

Business

INTRODUCTION

We believe we are the largest producer of live events and entertainment content focused exclusively on the electronic music culture ("EMC"), based on attendance and revenue. We view EMC as a global generational movement driven by a rapidly developing community of avid followers among the millennial generation. Our mission is to enable this movement by providing our fans with the best possible live experiences, music discovery and connectivity with other fans and events. We have significant and growing scale with our global live events. On a pro forma basis for our completed acquisitions, we attracted 1.3 million fans in 2012 (a 36% increase from 2011), and on a pro forma basis for our completed and planned acquisitions, we attracted 2.8 million fans in 2012 (a 22.2% increase from 2011). We believe the broad appeal of EMC beyond festival attendance is demonstrated by the deep engagement of our fans, which is evidenced by the time they devote to EMC-related social media and digital activities. For example, the 2012 Tomorrowland festival in Belgium had 7.9 million live views on YouTube and the official Tomorrowland long-form after movies have had over 157 million online views to date.

We present leading EMC festivals and events, many of which have more than a decade of history, passionate followers and vibrant social communities. We have presented Life in Color events and two Sensation festivals and have acquired the rights to the Tomorrowland, Mysteryland, and Q-Dance festivals in North America. Through planned acquisitions, we expect to acquire the rights to those festivals worldwide, as well as the rights to Stereosonic, Electric Zoo, Decibel, Nature One, MayDay, and Ruhr-in-Love, among others.

We are continually investing in our festivals and events to add new and exciting creative elements, expand into new markets, and launch new events, all in order to provide the best entertainment experiences in the world for EMC fans. Many of the festivals we have presented or expect to present have a long history and have achieved substantial popularity and success in Europe while also attracting fans globally. For example, Tomorrowland sold out all of its approximately 180,000 tickets to the 2013 festival in Belgium in one second and saw significant demand from U.S.-based fans, each seeking to purchase multiple tickets. To meet the growing demand of the EMC community in the United States and other regions around the world, we plan to introduce some of the most popular festivals and events to certain areas for the first time. At its original location in Amsterdam, Sensation has consistently sold out since its inception in 2000, including all 37,000 tickets for 2013. Our inaugural Sensation event in North America, held in Toronto in June 2013, attracted over 24,000 attendees. We have announced four additional Sensation events in North America for 2013, which will be held in Las Vegas, Miami, New York and San Francisco, and our first North American Tomorrowland festival, TomorrowWorld, which we will hold in September 2013.

We are also addressing the demand from the growing EMC community for music, engaging content and social connectivity between and around live events. A key component of this initiative is Beatport, which is the principal source of music for EMC DJs and a trusted destination for the growing EMC community. Beatport is a vital channel for over 200,000 registered DJs and artists to launch music and connect with fans. In addition, Beatport has a rapidly growing fan community, with approximately 40 million unique visitors in 2012 (according to Google Analytics), who primarily use the site to discover and stream music, follow DJs and keep abreast of EMC news, information and events.

The global market directly associated with electronic dance music is projected to be approximately $4.5 billion in 2013, according to the International Music Summit Business Report (the "IMS"). Electronic music has a history of over 20 years of mainstream popularity in Europe and has more recently evolved into a widely followed genre of music in the United States and other international

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markets. For example, total attendance at what are currently the five largest U.S. EMC festivals grew 41% annually from 2007 to 2012 (although there is no guarantee that this growth rate will continue in the future). This compares to 2% annual revenue growth for the overall North American concert market during the same period, according to Pollstar, a concert industry trade publication. Further reflecting this trend, in 2012 the National Academy of Recording Arts and Sciences added a Dance/Electronic category for the Grammy Awards, Billboard launched a Dance/Electronic chart, and in February 2013, a Dance/Electronic song reached #1 on the Billboard Hot 100 chart for the first time. EMC festivals and events typically feature many different artists and DJs, as well as elaborate sets, lighting and special effects centered on different creative themes. These festivals and events have become highly experiential and social happenings that are enjoyed by thousands of fans. These experiences, further propelled via social media and shared by millions of fans globally, are at the heart of the generational movement that is EMC.

We were founded by Robert F.X. Sillerman and our senior management team has extensive global experience in entertainment, consumer internet and music-related businesses, including working with creative talent, producing and promoting live events and acquiring and integrating companies. Our team also includes a new generation of promoters, producers and executives who are innovators and leaders in the EMC community with established businesses and experience in creating spectacular events that host tens of thousands of people. These team members are generally managers or former owners of our acquired companies and partnerships who received equity in SFX as consideration when we acquired their businesses.

Our market is characterized by a high degree of ownership fragmentation, and we believe it is well positioned for consolidation. We have a disciplined acquisition strategy that utilizes our in-house expertise and experience to identify, evaluate and integrate acquisitions. We plan to implement best practices across acquired companies and provide active business development, managerial support and financial discipline to achieve operational efficiencies. This will allow us to bring our fans more and higher quality EMC experiences while preserving the unique identities of these events. We have acquired and formed, or plan to acquire simultaneously with or shortly after consummation of this offering, the following businesses in pursuit of this strategy.

Asset/Status	Ownership	2012 Events/ Festivals	2012 Total Attendance (000s)	Description

BEATPORT, LLC "Beatport" Completed	100%	NA	NA	Principal online resource and destination for EMC DJs and enthusiasts, offering music for purchase in multiple downloadable formats (including uncompressed, high quality audio files) and providing unique music discovery tools for DJs and fans.

Disco Donnie Presents "DDP" Completed	100%	600 / 8	867	Promoter of EMC events in North America since 2000, including ownership interests in large EMC festivals.

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Asset/Status	Ownership	2012 Events/ Festivals	2012 Total Attendance (000s)	Description

ID&T Planned(a)	75%	39 / 29	961	One of the largest content providers and producers of international EMC live events across 19 countries and four continents. ID&T-branded festivals include Tomorrowland, Mysteryland, Sensation, Q-Dance, B2S, Decibel and Defqon.1. At the same time as this acquisition, we will increase our interest in our North American joint venture with ID&T from 51% to 75%, with an economic effect as of July 1, 2013.

i-Motion GmbH Events & Communication "i-Motion" Planned(b)	100%	7 / 5	208	Leading promoter and producer of EMC festivals and events in Germany, with key brands including Nature One, Germany's largest open-air EMC festival.

Life in Color "LIC" Completed	100%	138 / 4	437	Promoter and organizer of branded events that feature live music by DJs, acrobatic acts and "paint blasts."

Made Event, LLC and EZ Festivals, LLC collectively, "Made" Planned(c)	70%	14 / 1	130	Promoter and producer of EMC festivals and events in the United States, including Electric Zoo, held annually in New York City.

MMG Nightlife LLC "MMG" Completed	80%	NA	NA	Management company that manages some of the most popular EMC venues in South Beach, Florida.

Totem Onelove Group Pty Ltd and Totem Industries Pty Ltd collectively, "Totem" Planned(d)	100%	15 / 5	247	Promoter and producer of leading Australian EMC festival, Stereosonic, a five city touring outdoor festival held annually in summer (November/December) in conjunction with a touring and promotion business.

(a)
If the acquisition of a 75% ownership interests in the worldwide business (the "ID&T Business") of ID&T does not close by October 31, 2013, One of Us Holding B.V., the seller of the ID&T Business (the "ID&T Seller"), will be entitled to terminate the stock purchase agreement and retain all acquisition consideration paid to date by us to the seller. Pursuant to the terms of the stock purchase agreement, we will acquire equity interests in ID&T.

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(b)
If we do not complete this offering by October 16, 2013, then each party to the i-Motion share purchase agreement will be entitled to rescind the agreement by giving written notice to the other party.

(c)
If this acquisition does not close by October 31, 2013, the principals of Made are entitled to retain our advance of $3.75 million. If we fail to close this acquisition by the applicable deadline, we may be required to renegotiate the terms of the acquisition in their entirety.

(d)
If this acquisition does not close by October 31, 2013 for any reason other than a breach of the asset contribution agreement by Totem, Totem will be entitled to retain our deposit of AUD$5.0 million (or $4.8 million as of May 22, 2013).

We describe the terms of these planned acquisitions in greater detail under "—Our History and Acquisitions—Planned acquisitions." Although, we consider each of these acquisitions to be a "probable acquisition" for the purposes of Rule 3-05 of Regulation S-X, in each case, there are substantial potential impediments that could cause us to fail to close a given acquisition or otherwise prevent it from being successful. For more information, see "Risk Factors—Risks Related to Our Acquisition Strategy."

Currently, we generate revenue from several sources. These include the sale of products on Beatport and the sale of merchandise at live events (19.6% and 26.2% of total revenue on a pro forma basis for the year ended December 31, 2012 and the six months ended June 30, 2013, respectively), service revenues earned from ticket sales and food and beverage concession fees (63.9% and 56.9% of total revenue on a pro forma basis for the year ended December 31, 2012 and the six months ended June 30, 2013, respectively), and other sources of service revenue including promoter fees, license fees, sponsorships and management fees (collectively, 16.5% and 16.9% of total revenue on a pro forma basis for the year ended December 31, 2012 and the six months ended June 30, 2013, respectively). On a pro forma basis for our completed and planned acquisitions, we generated revenue of $238.6 million and Adjusted EBITDA of $14.6 million and incurred net losses of $65.4 million for the year ended December 31, 2012, and generated revenue of $92.3 million and Adjusted EBITDA of $(15.2) million and incurred net losses of $70.3 million for the six months ended June 30, 2013.

COMPETITIVE STRENGTHS

We believe we are the largest company exclusively focused on the EMC community, with innovative festivals, live events and premier managed venues. In addition, we attract a large and growing community of EMC followers and key influencers around the world.

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History of creativity and innovation.    We create and produce what we believe are many of the most recognized and well attended EMC festivals and events in the world, including, on a historical basis, Life in Color and Sensation, and, on a pro forma basis for our completed and planned acquisitions, Tomorrowland, Mysteryland, Q-Dance, Stereosonic, Electric Zoo, Decibel, Nature One, MayDay and Ruhr-in-Love. At our events and festivals, we use artistic, interactive, performance and visual elements, in addition to the music, to create an all-encompassing and compelling fan experience. For example, Life in Color shows include acrobatic acts and "paint blasts" in addition to DJs, and our other festivals include production elements such as elaborate sets, themes, lasers, fog machines and videos. We believe the appeal of our festivals and events is demonstrated by consistent attendance growth and ticket demand that often outstrips the available capacity. For example, in 2013, Tomorrowland sold out its 180,000 tickets, which was more than triple the tickets it sold in 2009.

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Active, year-round relationship with the large and growing EMC community.    We use social media, engaging content and our online property, Beatport, to maintain an active relationship with trend setters and influencers in the broader EMC community, including professional DJs, bloggers and

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  passionate consumers. Beatport has a large community of influencers, including over 200,000 registered DJs. Beatport also has a Klout score (an aggregated measure of social media activity and influence) of 91 out of 100, comparable with other high profile music services such as Spotify (91) and iTunes (93) as of August 2013. While Beatport experienced net losses of $1.5 million in 2012 and $1.4 million in 2011, we believe our ability to create closer partnerships between Beatport and the most important EMC festivals and events will enable us to deliver more to the EMC community between and around live events.

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Substantial global scale and diversification.    We believe our scale and diversification enables us to serve our fans more effectively than other participants in the EMC market that have typically focused on one geographic market or a narrow portfolio of events. On a pro forma basis for our completed acquisitions in 2012, we produced 12 festivals (defined as having an attendance of 10,000 or more fans) and 738 events (defined as having attendance of fewer than 10,000 fans). On a pro forma basis for our completed and planned acquisitions in 2012, we produced 52 festivals and 813 events. Together these attracted 2.8 million attendees in 2012 and included large and small scale events, presented in 25 countries on five continents, that targeted different subsets of the EMC community. In addition, our managed EMC venues hosted over 400,000 attendees and our online properties attracted millions of users around the world in the year ended December 31, 2012.

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Early access to emerging talent and trends.    Through our managed venues, Beatport and relationships with influencers, we are able to identify new trends and support new artists, introducing them across our network. Our premier managed EMC venues in South Beach, Florida have proven to be a breeding ground for some of the top DJs in the industry. Similarly, Beatport serves as an important channel for DJs to gain recognition. In addition to influential charts and other discovery tools, Beatport hosts mix contests and other programs to support aspiring DJs. For example, Zedd, one of today's leading DJs, was discovered after he won several remix contests on Beatport and has gone on to play at several of our venues and festivals.

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Experienced management team.    We believe our management team's reputation and experience in music, live entertainment, consumer internet and related businesses make us a valuable partner to creative talent, independent operators and the EMC community more broadly. Members of our senior management team have previously built businesses in live events and entertainment and executed and integrated a number of acquisitions during their careers. We also believe our management's experience strengthens our ability to effectively integrate and operate our acquired businesses.

We are an early stage company that has not yet taken full advantage of these strengths, and we are not yet profitable due to the costs associated with startup activities, including making acquisitions, the limited time integrating and managing the businesses we have acquired and intend to acquire and because certain of our completed and planned acquisition targets were not yet profitable at the time of their acquisition. In addition, some of these companies have experienced increased costs in connection with their own growth strategies, resulting in declines in net income, such as ID&T, which increased revenue from 2011 to 2012, but suffered a decline in net income from €3.6 million (or $4.6 million) to €1.1 million (or $1.5 million) during the same period.

GROWTH STRATEGY

Our goal is to grow our business by supporting the development of the EMC movement. Key elements of our strategy include the following.

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Enhance the fan experience.    We strive to continually enhance the experience that new and existing fans enjoy at our live events or online. Our live events include innovative and state-of-the-art sets

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  and performer lineups, featuring both top talent and up-and-coming artists. We are pursuing many initiatives to enhance the fan experience, including continuing to invest in leading edge production, providing smart tickets/event passes, facilitating high quality travel and accommodation logistics, using wireless technologies to ease on-site logistics and social media interaction and featuring quality concessions in partnership with top-tier food and beverage partners. We plan to complement our fans' experience at live events by meeting their demand for information, quality content and connectivity with artists and the broader EMC community away from and around the events.

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Grow our partnerships.    We believe the value of the experiences we offer is compelling enough to attract one or more partners willing to support multiple free events, sponsorship of festivals or our platform generally, and other fan-friendly initiatives. We are in advanced discussions with several such partners, which we call our "revolution partners," to support these initiatives and enhance the access and experience of our fans. We and our planned acquisitions have already attracted multiple well known, corporate brand partners, such as Anheuser-Busch, Heineken, Labatt and Samsung, including for multi-event and repeat sponsorships. In addition, we received a strategic investment from WPP, one of the largest global advertising agencies, in April 2013. Going forward, we intend to expand these partnerships to enable us to offer innovative services and further enhance our fans' experience at our live events and across our digital offerings.

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Bring our festivals into new markets and expand current offerings.    Many of our EMC festivals and events are well known, have an existing global following and have begun to expand geographically. We are using our considerable resources, including managerial talent and local expertise, to accelerate the expansion of our festivals and events into new geographies, many of which have an underserved EMC fan community. For example, in 2012, Tomorrowland, a festival produced by ID&T, one of our planned acquisitions, saw demand from approximately 200,000 U.S.-based fans seeking to purchase multiple tickets each, of which only 2,000 were successful. We intend to bring some of the most successful festivals in the world to North America, including TomorrowWorld, the first international version of Tomorrowland, which we will present through the ID&T JV, scheduled to be held outside Atlanta in September 2013. In response to increasing demand for our events, we are also expanding some of our festivals by increasing their length and capacity. For example, in 2010, Tomorrowland was a two-day festival, with attendance of 45,000 per day (90,000 total). In 2013, Tomorrowland lasted three days, and we sold 60,000 tickets, the maximum capacity, for each of the three days (180,000 total).

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Foster deeper engagement within the EMC community.    We believe our scale of festivals and events, combined with our new generation of executive talent, helps us support the growth of the EMC community. Creating and mixing electronic music is a collaborative process that is highly accessible given the ready availability of music and mixing tools. In addition, the music is typically enjoyed as part of a communal experience, which in turn is commonly shared and perpetuated via social media. We seek to improve our fans' experiences by responding to their growing demand to engage with EMC content and the EMC community. We also plan to create closer partnership and integration between our online properties, such as Beatport, and live EMC happenings to enhance the fan experience between and around events.

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Acquire and integrate leading live event and online properties.    We seek to acquire the highest quality festivals, event operators and promoters worldwide, as well as other businesses that are important to the EMC community. We have completed four acquisitions and acquired an interest in one joint venture to date, and we plan to close four more acquisitions on or shortly after the closing of this offering. We are also in active negotiations to acquire several other businesses. To mitigate acquisition risks, we typically seek to retain management teams of the acquired companies under long-term agreements and incentivize them to continue to manage the operations and expansion of

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  the businesses. In addition, we intend to use our senior management's expertise in live events, consumer internet and EMC broadly, to promote best practices across our entire network in order to enhance the fan experience, improve operating and financial performance and ensure the health and safety of our fans, all while allowing producers to maintain creative independence.

OUR PRINCIPAL ASSETS

Our business is comprised of premier live entertainment festivals, events and select premier managed EMC venues and online properties, including the following.

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ID&T and ID&T North America JV—We currently own 51% of the ID&T JV, which has an exclusive license to promote, or rights to economic benefits from, ID&T's brands in connection with festivals in North America, including Sensation, TomorrowWorld, Mysteryland, Decibel and Q-Dance, among others. ID&T is one of the world's largest content providers and producers of international EMC live events, having held 68 festivals and events in 2012 that attracted approximately 961,000 fans, including 660,000 fans and 86,500 fans to its live events in Europe and Latin America, respectively, and over 22,000 fans to its live events in each of Asia, Australia and North America. We entered into a stock purchase agreement with the ID&T Seller to acquire 75% of the ID&T Business and to increase our ownership of the ID&T JV to 75%. Once consummated, this acquisition would enable us to produce approximately 60 global dance events across 20 countries and five continents. ID&T's festivals and events include the following.

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Tomorrowland and TomorrowWorld—Founded in 2005, Tomorrowland is an annual fantasy-themed outdoor festival held by ID&T in Belgium. Tomorrowland was recently voted the best music event globally at the International Dance Music Awards at the 2013 Winter Music Conference and, in 2013, was voted best major festival at the European Festival Awards. The festival attracted over 180,000 attendees in 2012, and, to date, has more than 140 million online views of its official long-form after movies, over 3 million Facebook likes and 7.9 million live views over YouTube of its 2012 festival. Tickets to the Tomorrowland 2013 festival sold out within one second. TomorrowWorld is the North American name for Tomorrowland and our ID&T JV will produce the inaugural TomorrowWorld event in Chattahoochee, Georgia (outside Atlanta) from September 27, 2013 through September 29, 2013. In the first month following announcement, over 200,000 fans preregistered to purchase up to four tickets each for TomorrowWorld. ID&T holds its interest in Tomorrowland through its 50% ownership in a joint venture with its Belgian partners.

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Sensation—Sensation is a premier touring EMC event typically held in indoor arenas. Staged with world class acrobats and pyrotechnics, Sensation has a signature visual style where all fans and artists dress in white. The original Sensation event was held exclusively in the Amsterdam Arena for a period of five years until 2005. Sensation now tours in 18 countries across Asia, Europe and the Americas, has 770,000 Facebook likes and attracted over 250,000 attendees during 2012. Prior to the formation of the ID&T JV, ID&T held the first Sensation event in the United States, which attracted over 22,000 attendees over two nights at the Barclays Center in Brooklyn, New York. Our ID&T JV has the exclusive rights to produce all Sensation events in North America, and we have announced five North American events for 2013. Our inaugural Sensation event, held in Toronto in June 2013, attracted over 24,000 attendees. The remaining Sensation events will be held in Las Vegas, Miami, New York and San Francisco.

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Mysteryland—Mysteryland is a large-scale fantasy-themed outdoor festival held annually in the Netherlands and Chile. Mysteryland Netherlands 2012 attracted over 60,000 fans to a one-day

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    event, and Mysteryland Chile 2012 attracted over 40,000 fans over two days. Our ID&T JV plans to produce Mysteryland events in North America starting in 2014.

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  Q-Dance—Q-Dance caters to fans of "hard style" electronic music, which is characterized by increased beats per minute. Q-Dance has a robust online offering of news, streaming audio, video and event promotions. Q-Dance's primary music festival is Defqon.1, which attracted approximately 54,000 attendees in the Netherlands and 25,000 in Australia in 2012. In total, Q-Dance held 15 events in 2012 that attracted approximately 209,000 fans. Our ID&T JV has the exclusive rights to produce all Q-Dance events in North America and intends to hold events in 2013.

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  Decibel—Founded in 2002 by b2s, of which ID&T currently owns 50%. Decibel is a two-day outdoor, "hard style" festival held annually in The Netherlands in August. Attendance at the 2012 event was approximately 50,000, and in 2013, the event sold out within one hour.

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Life in Color—LIC produces medium to large-size, single-day events around a network of college campuses and major cities. These events feature live DJs, acrobatics and "paint blasts," during which participants are sprayed with colorful, harmless paint to provide them with a more interactive, exciting and distinctive experience. LIC had over 437,000 attendees across 142 festivals and events in 2012. Starting in 2013, LIC has implemented a strategy in larger geographic markets to use higher capacity venues to consolidate events historically held at multiple smaller venues. In 2012, we held our first LIC event outside the United States, and in 2013 we intend to continue to expand internationally.

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Disco Donnie Presents—DDP organizes and promotes hundreds of EMC-focused events at venues across North America each year. In 2012, DDP produced or promoted over 600 events and festivals that attracted over 850,000 fans in total. We believe DDP adds significant value by increasing our connection to the EMC community, including promoters and operators, in local markets throughout North America.

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Miami Marketing Group—MMG manages several top EMC venues in Miami. Under its arrangements with the venue owners, MMG earns management fees based on revenue and profit. We believe our venue management increases our engagement with the EMC community and connects us to vibrant, new EMC trends and up-and-coming DJs. We manage the following venues in Miami.

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LIV—Exclusive, 22,000 square foot lounge/venue at the Fontainebleau Miami Beach hotel, which attracts top DJ talent for performances several times a week.

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LIV Sun Life Stadium—10,000 square foot venue and skybox seating overlooking the west end zone in Sun Life Stadium, home of the Miami Dolphins.

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STORY—New 29,000 square foot multi-level venue that opened on December 26, 2012, in Miami Beach.

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i-Motion—i-Motion is a leading promoter and producer of EMC festivals and events in Europe, predominantly in Germany. We have signed a share purchase agreement with i-Motion in respect of an acquisition of 100% of its ownership interests. i-Motion held 12 events and festivals in 2012, and its key festivals include the following.

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Nature One—Germany's largest outdoor EMC festival. It is a two night music festival, held in August, hosting over 80,000 fans.

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  •
  Ruhr-In-Love—An annual one day music festival held in June in Olga Park, Germany. The festival had over 40,000 visitors in 2012.

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  Mayday Festival—An annual one day music festival in April taking place in Germany with over 22,000 visitors in 2012. Founded in 1991, Mayday is one of Germany's oldest and largest indoor electronic music events. Mayday has been exported to Poland, Belarus and Russia.

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Totem—Totem is a leading promoter and producer of EMC festivals and events in Australia. We have signed an asset contribution agreement with Totem to acquire the assets it uses in its business. Totem's largest festival is Stereosonic, a five-city touring outdoor festival held annually in November and December. In 2012, Stereosonic attracted approximately 194,000 attendees, making it one of Australia's largest EMC festivals. Totem also produced/promoted 15 additional EMC events/tours in 2012, as well as the 2013 Australian tour of Swedish House Mafia. In addition, Totem is an important booking agent of international EMC artists and venues throughout Australia.

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Made—Made is a leading promoter and producer of EMC festivals and events in the United States. Made's largest festival is Electric Zoo, which is held annually in New York City over Labor Day weekend. In 2012, Electric Zoo attracted over 100,000 attendees over three days to its site on Randall's Island compared to 26,000 attendees in 2009, the festival's first year. Since 2009, Made has increased revenue from $2.0 million to $16.3 million in 2012 and increased gross profit from $0.2 million to $3.6 million over the same period. In 2013, Electric Zoo sold approximately 125,000 tickets to its three-day event; however, the final day of that festival was canceled after there were two fatalities, which the media reported to have been related to drug use by the individuals, during the first two days of the festival. Made expects that its insurance coverage for the festival will cover certain of the costs allocable to the final day of the festival, which were not recouped as a result of the cancelation. We have entered into a membership interest purchase agreement with Made pursuant to which we will acquire a 70% ownership interest in Made, with a commitment to acquire the remaining 30% in 2018.

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Beatport—Founded in 2003, Beatport is the principal source of music for EMC DJs and a destination for the growing EMC community. DJs come to Beatport for professional quality audio files, which they require to produce and perform live electronic music tracks. Beatport offers over 2.5 million tracks from over 22,000 labels, and its free music samples generate approximately four million streams daily, driven by its electronic music charts, which are a popular source for music discovery. Beatport also provides access to music and industry news, music reviews, podcasts, videos, DJ profiles, event listings and venue details. In 2012, Beatport had approximately 40 million unique visitors according to Google Analytics. With its growing consumer audience, Beatport is a channel for over 200,000 registered DJs and a platform for new artist discovery. Beatport and our other online properties provide us with a direct connection to the key individuals that influence the broader EMC community, such as DJs, and to reach the EMC community and fans directly.

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Other Online Properties—In addition to Beatport, our festivals, events and managed EMC venues have an online presence and engage directly with their fans, including from their own websites and through social media. Fans can visit these websites to purchase tickets to events, watch videos and obtain up-to-date news. Across our online properties, including Beatport, we had over 5.3 million registered users as of March 31, 2013. We believe our ability to directly engage these fans provide substantial benefits to our understanding of the EMC community.

INDUSTRY OVERVIEW

The global market directly associated with electronic dance music is projected to be approximately $4.5 billion in 2013, according to the IMS. Rising global interest in electronic music complemented by

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the power of social media and viral content has enabled the rapid growth of large-format, live EMC events. EMC fans are primarily "digital and social natives" who attend festivals and events for the shared live experience, and are highly engaged with festivals and artists via social media and other online and mobile platforms. This millennial generation leads the market in social media connectivity, digital media consumption, user-generated content creation, as well as mobile and online commerce.

History and evolution of electronic music culture

Electronic dance music is one of the most popular music genres in the world among the millennial generation. It is created by artists and DJs, using digital techniques, often in front of a live audience. Within this genre there are numerous subgenres including Dance, Drum and Bass, Dubstep, House, Techno and Trance, which often influence and integrate elements from each other. It has a history of over 20 years of mainstream popularity in Europe and has more recently evolved into a widely accepted and commercially successful genre of music in the United States and other international markets.

The growing popularity of the genre in the United States is becoming more evident. In 2012, the National Academy of Recording Arts and Sciences added a Dance/Electronic category for the Grammy Awards, Billboard launched a Dance/Electronic chart, and in February 2013, a Dance/Electronic song reached #1 on the Billboard Hot 100 chart for the first time. In a 2012 EMI Music Group survey, 29% of U.S. respondents described themselves as having passion for the genre, implying a fan base of 74 million and representing a 21% increase from the prior year. According to the Nielsen Company & Billboard's 2012 Music Industry Report, Dance/Electronic music had the highest growth of all music genres with a 36% increase in digital music track sales in the United States in 2012 compared to the prior year.

Live events

Live events, particularly festivals, are at the center of the EMC experience. Festivals are a global phenomenon, having been popular in Europe for over 20 years. The festival concept, particularly in EMC, is relatively new in the United States and other international markets. In the United States, the largest EMC festivals are generally less than ten years old but have been growing rapidly. Total attendance at what are currently the five largest U.S. EMC festivals grew 41% annually from 2007 to 2012 (although there can be no guarantee these growth rates will continue in the future). This compares to 2% annual revenue growth for the overall North American concert market during the same period, according to Pollstar, a concert industry trade publication. As EMC festivals become well-known, tickets typically sell out quickly, often before an artist line up is even announced. According to figures provided by ID&T, its Tomorrowland festival in Belgium saw demand from 2 million ticket buyers to purchase up to four tickets each for the 100,000-ticket allotment made available to international ticket buyers.

EMC festivals and events typically feature many different artists and DJs performing alongside elaborate sets, lighting and special effects centered on different creative themes. These festivals and events have become highly experiential and social happenings that are shared by thousands of fans. We believe the EMC festival business is characterized by a high degree of ownership fragmentation and is well positioned for consolidation.

EMC and connectivity

EMC grew from the popularity of electronic music and the associated evolution of the fan community. Members of the fan community connected to festivals and events, artists and DJs, and thereby stay informed about upcoming festivals and events, as well as new tracks. The proliferation of connected mobile devices and social media has fueled the propensity of fans to share experiences at live events and discover, listen to and share music.

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EMC artists are increasingly adept at reaching their fan base using social media and using that channel to market events at which they are appearing. Leading artist David Guetta has more than 43 million Facebook fans and more than 10 million Twitter followers as of June 2013. Top electronic dance music artists have doubled their Twitter fan bases over 2012 compared to 2011. In addition, according to a 2012 report by Ticketfly, social media drove six times more ticket sales for EMC events than non-EMC events from January 2012 to July 2012.

Key characteristics of electronic music

We believe there are several factors that distinguish this genre of music from others.

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Fan loyalty to leading EMC festivals.    Leading EMC festivals feature high-end productions, state-of-the-art sets, lighting and special effects and extensive artist lineups. As a result of the emphasis on the broader experiential aspects of EMC shows, attendance is often driven by the festival or event's reputation, testimonials from prior attendees and "chatter" within the online community, rather than specific artists. The power of reputation and fan engagement is evidenced by the speed at which leading festivals sell out, the ability to pre-sell tickets for festivals and events before announcing artist lineups and festivals' social media recognition. Because of their strong reputations and vibrant communities, successful EMC festivals and events have demonstrated long staying power and less dependence on individual "star" talent.

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Global appeal.    Because the majority of tracks have limited vocal lyrics and are comprised mainly of electronic beats and sounds, electronic music has global appeal and is easily transferrable across countries. For example, ID&T's 2012 Tomorrowland festival had visitors from over 75 countries and ID&T's Sensation now tours in 19 countries including the United States. This is indicative of the large global following for EMC live entertainment and recorded content, including international markets where there are currently limited EMC festivals and events.

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Lower cost structure than traditional music.    Electronic music is created digitally and often in front of a live audience. As a result, and unlike other music genres, the electronic music industry is not driven by sales of studio-produced albums, and therefore the music has lower production costs and lead time. Social media, live performances and online sites like Beatport are the primary marketing and distribution channels for electronic music. As blogs, a growing online community, recommendations of friends and word of mouth have become key drivers of artist and festival success, the need for traditional record labels' costly artist and repertoire functions is greatly reduced. The comparatively low cost and simple nature of production makes electronic music a highly accessible platform and therefore attracts a large number of aspiring DJ's. In addition, the enormous availability of files from which to sample, and the iterative community collaboration involved in the development of electronic music results in an accelerated pace of creation and a short average life of individual tracks.

OUR HISTORY AND ACQUISITIONS

SFX Entertainment, Inc. was incorporated in the State of Delaware on June 5, 2012. Between June 5, 2012 and February 13, 2013, we were named SFX Holding Corporation. We started our business on July 7, 2011 as SFX EDM Holdings Corporation, which is now a wholly-owned subsidiary of SFX Entertainment, Inc.

Completed acquisitions

Throughout 2012 and 2013, we implemented an expansion plan by acquiring independent EMC event promoters, production companies, venue operators and an online music destination. As of the date of

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this prospectus, we completed the acquisition of four companies and formed one joint venture, as detailed below.

Disco Productions, Inc. (now operating as SFX-Disco Operating LLC or "DDP")—DDP promotes and produces EMC events, including shows and festivals, throughout the country. On June 19, 2012, we acquired substantially all of the assets DDP used in connection with its business, including (i) rights to festival names, domain names, and customer lists, (ii) rights under commercial contracts with third parties, including performers who will perform at events, and (iii) rights under its arrangements with co-promoters of events. We paid $9.0 million as consideration, composed of $4.0 million in cash and $5.0 million in shares of our common stock. During the first half of 2013, we made a working capital adjustment in accordance with the asset contribution agreement which resulted in a $0.8 million reduction in purchase price. As of June 30, 2013, we had $0.2 million in purchase price subject to working capital adjustment on our balance sheet as a current liability.

Dayglow LLC and Affiliates (now operating as Life in Color or "LIC")—LIC (our Predecessor) provides branded entertainment services, including organizing and hosting paint parties, social events (including nightclub parties), and festivals featuring live entertainment, such as acrobatic acts, paint blasts, and DJ performances. On July 31, 2012, we acquired substantially all of the assets LIC used in connection with its business. This acquisition also included the acquisition of the assets and liabilities of Advanced Concert Productions LLC, the production company for LIC's live events. The assets we acquired in this acquisition included (i) office equipment/furniture and video, lighting, sound, and related equipment, (ii) rights to domain names, website material, and trademarks, and (iii) rights under commercial contracts with third parties, including rental/venue/lease contracts and agreements with artists, performers, or other service providers performing services at events.

We paid approximately $12.1 million as consideration for LIC, composed of $8.1 million in cash and $3.9 million in shares of our common stock. Furthermore, our subsidiary entered into employment agreements with the former owners of LIC to manage and operate the business and serve in various executive positions of LIC, including its chief executive officer, managing partner, event director, and production director.

MMG Nightlife LLC ("MMG")—MMG operates three nightlife venues in South Florida pursuant to management agreements, including LIV, STORY (which has an oral management agreement) and LIV Sun Life Stadium. On December 31, 2012, we acquired substantially all of the assets MMG used in connection with its nightlife operations and management business, including (i) domain names, (ii) trademarks and copyrights, (iii) office equipment, and (iv) rights under commercial contracts, including its management and services agreements.

We hold an 80% ownership stake in our subsidiary (SFX-Nightlife Operating LLC) that purchased the acquired assets and the sellers of MMG hold the remaining 20% interest. We paid approximately $16.9 million as consideration, composed of $5.0 million in cash, a 0.22% promissory note in the principal amount of $8.5 million (which has been fully repaid) and $3.4 million of shares of our common stock. In addition, the former owners of MMG are entitled to receive an earnout payment based on the EBITDA of the business and assets of SFX-Nightlife Operating LLC for the year ended December 31, 2014. If this EBITDA exceeds $5,270,000, the earnout payment will equal (1) $5,059,200 multiplied by (2) the actual EBITDA for the year ended December 31, 2014, divided by $5,270,000. If the EBITDA for the year ended December 31, 2014 is less than $5,270,000 but exceeds $3,372,000, the earnout payment will equal (1) $4,216,000 multiplied by (2) the difference between the actual EBITDA and $3,372,000 divided by $1,898,000. If the EBITDA is less than $3,372,000 for the year ended December 31, 2014, the former owners of MMG will not receive an earnout payment. Any earnout payment will be composed of 80% cash and 20% shares of our

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common stock at a price equal to (i) a 30-day volume-weighted average closing price per share if our shares are traded on any national securities exchange or the over-the-counter bulletin board, or (ii) the price per share determined in good faith by our board of directors if our shares are not listed on any national securities exchange or the over-the-counter bulletin board. In addition, we granted to the former owners of MMG a put right exercisable at any time between January 1, 2015 and June 30, 2015 to require us to acquire their 20% non-dilutable interest in our subsidiary, SFX-Nightlife Operating LLC. The consideration to be paid by us upon exercise of the put right would be equal to 20% of the product of SFX-Nightlife's EBITDA for the 2014 fiscal year multiplied by 6. The amount of the earnout consideration and the consideration payable under the repurchase right are each subject to increase based on a predetermined formula if the future combined federal and New Jersey long-term capital gains tax rates applicable to the former owners of MMG increase from their 2012 levels.

BEATPORT, LLC ("Beatport")—Beatport is an all-purpose online destination for our EMC fans, including a leading global music download store. On March 15, 2013, we acquired Beatport in a merger transaction. We paid $58.6 million as consideration, composed of $33.9 million in cash and 4.9 million shares of our common stock at an assumed price of $5.00 per share. Approximately 1.2 million of these shares are currently being held in an indemnity escrow account. If there are any losses for which the sellers of Beatport are required to indemnify us under the merger agreement, such sellers' indemnification obligation will first be satisfied by releasing the shares held in the indemnity escrow account. Our recourse for losses under the merger agreement, other than as a result of fraud or breach of certain representations, is capped at $6.5 million. Additionally, approximately 3.65 million of the shares are currently being held in a non-indemnity escrow account and may be released upon the occurrence of certain events and pursuant to the rights of the former stockholders of Beatport as provided in the merger agreement. We also entered into employment agreements with multiple principal employees of Beatport to manage the Beatport business.

Joint venture

ID&T JV North America ("ID&T JV")—We and ID&T formed a joint venture in October 2012 that has an exclusive license to use and promote, or rights to economic benefits from, ID&T's brands in connection with festivals and events in North America. ID&T is the largest content provider and producer of international EMC live events. We also have economic rights to share in the proceeds of any ID&T events held in North America when such events are not permitted to be assigned to the joint venture. Featured events in North America will include Mysteryland, TomorrowWorld, Sensation, and Q-Dance. We have a 51% ownership interest in the ID&T JV. Following our planned acquisition of 75% of the equity interests of the ID&T Business, our membership ownership interest in the ID&T JV will increase from 51% to 75%, with an economic effect as of July 1, 2013.

In connection with the joint venture, we paid ID&T $12.5 million in cash on October 30, 2012. Upon the signing of a definitive joint venture agreement on March 15, 2013 (i) we made a $7.5 million non-recourse loan to ID&T, which was to be repaid out of ID&T's interest in the distributions from the joint venture, (ii) we issued to ID&T fully vested warrants to purchase 500,000 shares of our common stock, having an exercise price of $2.50 per share, and (iii) we issued to ID&T 2.0 million shares of our common stock. For a period of five years beginning in the year ended December 31, 2013, the ID&T Seller will also be entitled to receive 100,000 warrants to purchase shares of our common stock each year if the joint venture has achieved an EBITDA of $7.0 million or more in the prior fiscal year. The warrant exercise price will equal the fair market value as our determined by our board of directors but, after our initial public offering, will be based on our stock's 30-day weighted average closing price.

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The ID&T JV's board of managers consists of four managers, and we and ID&T each have the right to appoint two managers. In addition, we are entitled to appoint the co-Chief Executive Officer and Chief Financial Officer of the joint venture, and ID&T is entitled to appoint the other co-Chief Executive Officer and the Chief Creative Officer (who will have creative control over the brands that the joint venture uses and the events for which they are used). We will be entitled to appoint three of the five managers following the closing of our planned acquisition of the 75% ownership interest in the ID&T Business.

Under our stockholder agreement with the ID&T Seller, dated August 8, 2013, we have the right to purchase any of the shares of our common stock issued to ID&T (and currently owned by the ID&T Seller) in connection with the ID&T JV (including shares issued upon exercise of warrants held by the ID&T Seller) at a price of $35.00 per share, to the extent then held by the ID&T Seller or a permitted transferee, for a period beginning January 1, 2013 and ending on January 1, 2016, and at a price of $50.00 per share, to the extent then held by the ID&T Seller or a permitted transferee, for a period beginning January 2, 2016 and ending on (and including) January 1, 2018. If we do not complete our initial public offering by May 26, 2014, then the ID&T Seller has the right to require us to purchase, for an aggregate purchase price of $10.0 million, all of the shares and warrants held by the ID&T Seller that were issued in connection with the ID&T JV (including any shares issued upon exercise of such warrants).

Planned acquisitions

ID&T NewHolding B.V. (such entity, together with One of Us B.V. (f/k/a ID&T Holding B.V.), "ID&T")—On March 20, 2013, we entered into an option agreement (the "ID&T Option") with ID&T whereby we obtained the right to purchase a 75% ownership interest in the ID&T Business. We paid $2.5 million in cash and issued 2.0 million shares of our common stock to acquire the ID&T Option.

On August 8, 2013, in connection with our exercise of the ID&T Option, we entered into a stock purchase agreement with the ID&T Seller to acquire 75% of the equity interests of the ID&T Business (the "ID&T Acquisition"). In connection with entering into this agreement, on August 8, 2013, we paid an advance of $10.0 million to the ID&T Seller and we caused the $7.5 million non-recourse loan that the ID&T JV made to ID&T to be transferred to the ID&T Seller, effectively cancelling the repayment obligation for that loan. Upon closing the ID&T Acquisition, we will pay additional cash consideration of $40.0 million, plus certain working capital adjustments that are preliminarily estimated to be $5.9 million. The final working capital adjustment will be based on final analysis subsequent to the close of the ID&T Acquisition. In addition, following closing of the ID&T Acquisition, our ownership interest in the ID&T JV will increase from 51% to 75%, with an economic effect as of July 1, 2013.

The stock purchase agreement contains customary representations, warranties and covenants, and the completion of the transaction is subject to certain closing conditions. We plan to close the ID&T Acquisition simultaneously with or shortly after the closing of this offering. If we do not close the ID&T Acquisition by October 31, 2013, the ID&T Seller will be entitled to terminate the stock purchase agreement and retain all acquisition consideration paid by us to date.

If by March 20, 2014, the closing of the ID&T Acquisition has not occurred and we have not consummated our initial public offering, then at any time following that date, the ID&T Seller will be permitted to, without limitation of any other legal or equitable remedies available to it, require us to repurchase all of the equity interests we issued to it in connection with the formation of the ID&T JV and the purchase of the ID&T Option in exchange for, at its election, (i) all our membership interests

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in the ID&T JV or (ii) $30.0 million. If we do not complete our initial public offering by May 26, 2014, the ID&T Seller would also have the right to require us to repurchase all the equity we issued to them in connection with the formation of the ID&T JV (including 2.0 million shares and warrants to purchase 500,000 shares) for an aggregate price of $10.0 million.

Alternatively, under a stockholder agreement with the ID&T Seller, dated August 8, 2013, if we do not complete our initial public offering by March 20, 2014, then the ID&T Seller has the right to require us to purchase, at $10.00 per share, all or a portion of the 2,000,000 shares then held by the ID&T Seller (or a permitted transferee) that were issued in connection with the ID&T Option.

Our shareholders' agreement with the ID&T Seller will, among other things, grant the ID&T Seller the right to sell to us all of its outstanding minority interests in the ID&T Business and the ID&T JV. The ID&T Seller could exercise this put right at any time beginning on the date that is the earlier of (i) March 20, 2016 and (ii) the date on which we and our affiliates hold less than 50% of the equity interests in the ID&T Business that we and our affiliates acquired upon the closing of the ID&T Acquisition. The consideration to be paid by us upon exercise of this put right would be an amount equal to the greater of (i) eight times the Ratable LTM EBITDA as of the date of exercise of the put right and (ii) $31.25 million; provided, however, that if (x) 12 times the Ratable LTM EBITDA as of the date of exercise of the put right is less than $31.25 million and (y) we have not taken action prior to the date of the exercise of the put right for the sole purpose of causing 12 times the Ratable LTM EBITDA to be less than $31.25 million, then the consideration to be paid by us is 12 times the Ratable LTM EBITDA. "Ratable LTM EBITDA" means (a) (i) a fraction, the numerator of which equals the number of shares subject to the put option and the denominator of which equals the number of shares then outstanding, multiplied by, (ii) the consolidated earnings of the ID&T Business before interest, taxes, depreciation and amortization for the 12-month period ended as of the last day of the calendar month immediately preceding the calendar month in which the put option exercise occurred, plus (b) the amount that the ID&T Seller and its affiliates would receive with respect to its ID&T JV membership interests at the time of the exercise of the put option if the assets of the ID&T JV were hypothetically liquidated.

i-Motion GmbH Events & Communication ("i-Motion")—On July 16, 2013, we entered into a share purchase agreement with i-Motion Besitz- and Verwaltungsgesellschaft mbH & Co KG and Mr. Oliver Vordemvenne pursuant to which we will acquire all of their shares in i-Motion. i-Motion is a leading promoter and producer of EMC festivals and events in Europe with key brands including Nature One, Germany's largest open-air EMC festival. Under the share purchase agreement, we will acquire all of the shares in i-Motion in exchange for (i) $16.0 million (or, if greater, the U.S. dollar equivalent of €12.6 million, based on the exchange rate on the day prior to closing) in cash and (ii) $5.0 million (or, if greater, the U.S. dollar equivalent of €3.9 million, based on the exchange rate on the day prior to closing) in shares of our common stock at the initial offering price of our common stock in this offering.

Additionally, the share purchase agreement provides that we will be required to make an earn out payment of $1.0 million (or, if greater, the U.S. dollar equivalent of €0.79 million based on the exchange rate on the business day prior to the due date of the earnout payment) if the EBITDA of i-Motion for either or both of the fiscal years ending on December 31, 2013 and December 31, 2014 exceeds the lesser of $4.0 million, converted into Euros based on the exchange rate on the last banking day of the respective fiscal year, and €3.15 million. In relation to the consideration to be paid at closing and the potential earnout, we agreed to provide the sellers price protection for Euro/United States Dollar exchange rates below 0.7874, and if the seller realizes a loss during the 30-day period after the 180-day lock up period, we have agreed to guarantee the value of such shares of common stock up to $4.0 million (or if, greater, the U.S. dollar equivalent of €3.2 million).

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The share purchase agreement contains customary representations, warranties and covenants. The completion of the transaction is subject to certain closing conditions, in particular the acquisition of certain intellectual property rights by i-Motion. We plan to close the acquisition of i-Motion in September or October 2013 following the satisfaction of all closing conditions. If we do not complete this offering by October 16, 2013, then each party to the i-Motion share purchase agreement will be entitled to rescind the agreement by giving written notice to the other party.

Totem Onelove Group Pty Ltd and Totem Industries Pty Ltd (collectively, "Totem")—On May 15, 2013, we entered into an asset contribution agreement with Totem and their respective affiliates pursuant to which Totem agreed to sell to us substantially all of the assets Totem uses in connection with its business. Totem promotes and produces Stereosonic, a five city touring outdoor festival. On September 17, 2013, we entered into an amendment to the asset contribution agreement to, among other things, increase the total consideration by AUD$15.0 million (or $13.9 million) in cash and provide for an earnout payment with respect to the performance of the business for the one-year period ended December 31, 2014. Although we did not have a legal obligation to renegotiate the terms of this acquisition, we believed it was in the best interests of our business to do so, in part due to the performance of Totem in 2013 and the increase in the planned utilization of the Totem brands and personnel in our global business.

The purchase price consists of AUD$75.0 million (or $69.5 million) in cash, including AUD$70.0 million (or $64.9 million) at the closing and AUD$5.0 million (or $4.6 million) by February 28, 2014, and AUD$15.0 million (or $13.9 million) in our common stock valued at the price per share to the public in this offering. Under the terms of the agreement, we funded an AUD$5.0 million (or $4.8 million as of May 22, 2013) deposit on May 22, 2013. We also granted Totem a right to require us to repurchase at all (but not less than all) of the shares of our common stock that we issued to Totem as consideration under the asset contribution agreement at the price per share to the public in this offering. This right will be exercisable during the 30 calendar day period beginning on the second anniversary of the closing date. The repurchase right will be exercisable beginning on the second anniversary of the closing date and continuously for 30 days thereafter, and the payment for such repurchased shares must be made by us within 45 days after we receive notice from Totem of its election to exercise its repurchase right.

Additionally, the asset contribution agreement provides that we will be required to make an earnout payment of AUD$10.0 million (or $9.3 million) if the EBITDA of the business exceeds AUD$18.0 million (or $16.7 million) for the one-year period ended December 31, 2014. Such earnout payment, if any, shall be paid in the form of cash and shares of our common stock at the then current market price, to be determined in the sole discretion of SFX, provided that the maximum cash payment shall not exceed AUD$5.0 million (or $4.6 million).

The asset contribution agreement contains working capital and assumed employee liability adjustments. It also contains adjustments to the cash payment due at closing based on the business' EBITDA for the fiscal year ended June 30, 2013, as follows.

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if EBITDA for such period exceeds AUD$11.2 million (or $10.4 million), our cash payment at closing will increase by an amount equal to seven multiplied by the difference between EBITDA for the fiscal year ended June 30, 2013 less AUD$11.2 million (or $10.4 million); or

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if EBITDA for such period is less than or equal to AUD$10.8 million (or $10.0 million), our cash payment at closing will decrease by an amount equal to seven multiplied by the difference between AUD$10.8 million (or $10.0 million) less EBITDA for the fiscal year ended June 30, 2013.

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The asset contribution agreement contains customary representations, warranties and covenants. The closing of the transaction is subject to certain closing conditions, including Totem providing audited financial statements for the fiscal years ended December 31, 2011 and December 31, 2012, as well as unaudited financial statements for the interim periods ended March 31, 2013 and June 30, 2013.

If the closing does not occur by October 31, 2013 due to a breach of the asset contribution agreement by Totem that causes a failure of any of the conditions to our obligation to close the transaction as of that date, the AUD$5.0 million ($4.8 million as of May 22, 2013) deposit must be returned to us no later than January 28, 2014. If the closing does not occur by October 31, 2013 for any other reason, Totem will be entitled to retain the deposit.

Made Event, LLC & EZ Festivals, LLC (collectively, "Made")—On August 21, 2013, we entered into a membership interest purchase agreement with Made and Made's principals pursuant to which we will acquire Made, which owns and produces the Electric Zoo Festival, an annual electronic dance music festival held in New York City at Randall's Island Park. On June 24, 2013, we paid a $2.5 million advance to the principals of Made and upon execution of the membership purchase agreement, we paid an additional $1.45 million, of which $1.25 million was an advance on the purchase price. Under the membership interest purchase agreement, we will acquire 100% of the membership interests of Made LLC and EZ Festivals in two increments. At the first closing, we will acquire a 70% ownership interest in Made LLC and EZ Festivals for (i) $20.0 million in cash, (ii) $5.0 million in shares of our common stock valued at the lesser of (y) $12.75 per share or (z) the price per share to the public in this offering, and (iii) two promissory notes in the aggregate amount of $10.0 million, each having a maturity date of March 2014. At the second closing, which shall occur not later than March 18, 2018, we will acquire the remaining 30% ownership interests for a payment equal to the greater of $10.0 million or 30% of the businesses' EBITDA for 2017 multiplied by ten (subject to certain adjustments). However, if all or substantially all of the 2017 Electric Zoo Festival is cancelled for any reason other than a business decision not to operate the festival, the purchase price of the remaining 30% interest in Made will be calculated using Made's 2016 EBITDA. Made's 2015 EBITDA would be used if both the 2016 and 2017 Electric Zoo Festivals are cancelled. If the festivals are cancelled for the failure of the governmental agency to issue the appropriate permits, then Made's 2017 EBITDA will be used. If the second closing purchase price is equal to $10.0 million, such payment shall be made solely in cash and if the second closing purchase price is greater than $10.0 million, the payment shall consist of 80% in cash and 20% in shares of our common stock (at a volume weighted average price per share at the time of issuance).

In addition, the sellers of Made will be entitled to receive earnout payments as follows: (i) a one-time payment to the sellers of Made in an aggregate amount equal to 40% of the net income of the business for the year ended December 31, 2013, and (ii) annual payments to the sellers of Made in an aggregate amount equal to 30% of the net income of the business for each of the years ended December 31, 2014, 2015, 2016 and 2017, respectively. Each such earnout distribution, if any, shall be excluded from the calculation of the EBITDA of the business for purposes of determining the purchase price at the second closing. The first earnout payment, if any, shall be paid on March 31, 2014 with respect to the net income of the business for the year ended December 31, 2013, with each subsequent earnout payment, if any, to be paid every March 31 for such prior year until the final earnout payment, if any, is paid on March 31, 2018.

We plan to close the acquisition of the 70% ownership interest in Made on or shortly after the closing of our initial public offering. We are required to close the acquisition by October 31, 2013. The (i) $2.5 million advance paid on June 24, 2013 and (ii) $1.25 million advance paid on August 21, 2013, shall be credited against the cash purchase price to be paid by us at closing if we close by October 31, 2013. If we fail to close by October 31, 2013, other than due to the fault of either

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principal of Made, the principals of Made may retain the advances and we may be required to renegotiate the terms of the acquisition in its entirety.

COMPETITION

The broader market for live entertainment is highly competitive. We believe that we compete primarily on the basis of our EMC focus and the unique creative elements, combined with high production value of our events, festivals and managed venues. In the markets in which we promote festivals and events, we face competition from promoters and venue operators. We believe that barriers to entry in the promotion services business are low and that certain local promoters are increasingly expanding the geographic scope of their operations.

Our main competitors in the live music industry include Live Nation, AEG, Warehouse Live, Insomniac, Kaos Entertainment, C3 Concerts, Real Music Events, Slow Motion Music, SDC, Gritsy and Reverse, in addition to numerous smaller, regional companies that operate in our markets. Our competitors compete with us in all regions and cities for tickets sales, artist bookings, EMC fans and concert attendees, venues, sponsorships and production equipment. Some of our competitors whose preliminary business is outside of EMC are larger companies with significant operations and a higher profile in the industry. However, we have expertise in the live music industry and the electronic dance music genre, in particular, and we work with the leading EMC promoters in the world, which helps us to be competitive in this industry.

In our music business, we distinguish ourselves from competition through the breadth and professional nature of our electronic-focused offering. We believe that our primary strengths include:

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the quality of service we deliver to all constituencies within the EMC community including fans, artists and DJs;

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our track record in promoting and producing large EMC events in our markets;

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our strong relationships with artists, DJs, booking agents, promoters, venue operators and ticketing agents;

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the span and influence of our fan community;

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our premier managed EMC venues; and

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the availability of high quality MP3 and uncompressed music tracks which we supply to DJs to produce and perform music.

With respect to our Beatport business, we face competition from providers of interactive on-demand audio and video content, and pre-recorded entertainment, such as Apple's iTunes Music Store, RDIO, Rhapsody, Spotify, Pandora, Amazon and other digital content providers that allow online listeners to select the audio content that they stream or purchase. However, we believe the breadth and professional nature of our electronic music-focused offering is unique. Our primary source of music sales revenue is derived from high quality audio files which DJs require for production and performance. Beatport is the premier destination for such professional quality offerings.

GOVERNMENT REGULATION

Our operations are subject to federal, state, and local laws statutes, rules, regulations, policies and procedures both domestically and internationally, governing matters such as:

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construction, renovation and operation of our venues;

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licensing, permitting and zoning, including ordinances relating to noise, traffic and pollution;

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human health, safety and sanitation requirements;

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the service of food and alcoholic beverages;

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working conditions, labor, minimum wage and hour, citizenship and employment laws;

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the United States Americans with Disabilities Act (ADA);

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the United States Foreign Corrupt Practice Act (FCPA) and similar regulations in other countries;

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historic landmark rules;

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hazardous and non-hazardous waste and other environmental protection laws;

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sales and other taxes and withholding of taxes;

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privacy laws and protection of personally identifiable information;

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marketing activities via the telephone and online; and

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primary ticketing and ticket resale services.

We believe that we are in material compliance with these laws. There are many complex regulations relating to food service in our venues. A variety of regulations at various governmental levels relating to the handling, preparation and serving of food, the cleanliness of food production facilities and the hygiene of food-handling personnel are enforced primarily at the local public health department level. Above all, we are committed to maintaining the highest standards of safety, health and security for our fans at every one of our events and venues.

We also must comply with applicable licensing laws, as well as state and local service laws, commonly called dram shop statutes. Dram shop statutes generally prohibit serving alcoholic beverages to certain persons, such as an individual who is intoxicated or a minor. If we violate dram shop laws, we may be liable to third parties for the acts of the customer. Although we generally hire outside vendors to provide these services at our larger operated venues and regularly sponsor training programs designed to minimize the likelihood of such a situation, we cannot guarantee that intoxicated or minor customers will not be served or that liability for their acts will not be imposed on us.

We are also required to comply with the ADA and certain state statutes and local ordinances that, among other things, require that places of public accommodation, including both existing and newly constructed venues, be accessible to customers with disabilities. The ADA requires that venues be constructed to permit persons with disabilities full use of a live entertainment venue. The ADA may also require that certain modifications be made to existing venues to make them accessible to customers and employees who are disabled. In order to comply with the ADA and other similar ordinances, we may face substantial capital expenditures in the future.

We are required to comply with the laws of the countries we operate in and also the FCPA regarding anti-bribery regulations. These regulations make it illegal for us to pay, promise to pay, or receive money or anything of value to, or from, any government or foreign public official for the purpose of directly or indirectly obtaining or retaining business. This ban on illegal payments and bribes also applies to agents or intermediaries who use funds for purposes prohibited by the statute.

From time to time, governmental bodies have proposed legislation that could have an effect on our business. For example, some legislatures have proposed laws in the past that would impose potential liability on us and other promoters and producers of live music events for entertainment taxes and for incidents that occur at our events, particularly relating to drugs and alcohol. More recently, some jurisdictions have proposed legislation that would restrict ticketing methods and mandate ticket inventory disclosure.

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PRIVACY POLICY

As a company conducting business on the internet, we are subject to a number of foreign and domestic laws and regulations relating to information security, data protection and privacy, among other things. Many of these laws and regulations are still evolving and could be interpreted in ways that could harm our business. In the area of information security and data protection, the laws in several states require companies to implement specific information security controls to protect certain types of personally identifiable information. Likewise, all but a few states have laws in place requiring companies to notify users if there is a security breach that compromises certain categories of their personally identifiable information. Any failure on our part to comply with these laws may subject us to significant liabilities.

We are also subject to federal and state laws regarding privacy of listener data. Our privacy policy and terms of use describe our practices concerning the use, transmission and disclosure of listener information and are posted on our website. Any failure to comply with our posted privacy policy or privacy-related laws and regulations could result in proceedings against us by governmental authorities or others, which could harm our business. Further, any failure by us to adequately protect the privacy or security of our Beatport users' information could result in a loss of confidence in our service among existing and potential users, and ultimately, in a loss of users and advertising customers, which could adversely affect our business.

We collect and use certain types of information from our customers in accordance with the privacy policies posted on our websites. We collect personally identifiable information directly from Beatport users when they register to use our service, fill out their listener profiles, post comments, use our service's social networking features, participate in polls and contests and sign up to receive email newsletters. We may also obtain information about our Beatport users from other Beatport users and third parties. We also collect information from customers using our other websites in order to provide ticketing services and other user support. Our policy is to use the collected information to customize and personalize our offerings for Beatport users and other customers and to enhance the listeners' experience when using our service.

We also use automated data collection technology, such as tracking cookies, to collect non-personally identifiable information in order to provide artists appropriate royalties and help us track listener interactions with our services. Third-party advertisers and service partners may also use tracking technologies in order to collect non-personally identifiable information regarding use of our platforms. We make privacy controls available to our Beatport users to allow them to control whether certain information that they post on their profile pages is visible to other Beatport users and to the public. Even where these settings are exercised, a listener's stations remain searchable, including by the listener's email address.

We have implemented commercially reasonable physical and electronic security measures to protect against the loss, misuse, and alteration of personally identifiable information. No security measures are perfect or impenetrable, and we may be unable to anticipate or prevent unauthorized access to our customers' personally identifiable information.

INTELLECTUAL PROPERTY

It is our practice to protect our trademarks and other original and acquired intellectual property. Our subsidiaries currently hold, or have recently acquired, over twenty trademarks registered on the Principal Register of the United States for a number of our brands, with over thirteen applications pending on the Principal Register. Our subsidiaries have also applied for registration of over fifteen trademark applications in multiple foreign jurisdictions. We are in the process of updating trademark and domain name registries to reflect ownership of recently acquired intellectual property. We believe that our trademarks and other proprietary rights have significant value and are important to our

Business

brand-building efforts and the marketing of our services. We cannot predict, however, whether steps taken by us to protect our proprietary rights will be adequate to prevent infringement or misappropriation of these rights.

Upon the consummation of our planned acquisitions, we believe that we will hold 650 trademarks registered or applied for worldwide.

LEGAL PROCEEDINGS

We are subject to various legal proceedings and claims that arise in the ordinary course of business. The outcome of legal proceedings and claims brought against us is subject to significant uncertainty. If one or more legal matters were resolved against us in a reporting period for amounts in excess of management's expectations, our consolidated financial statements for that reporting period could be materially adversely affected.

On June 12, 2012, a lawsuit was commenced against Made, one of our planned acquisition targets, its founders Mike Bindra and Laura De Palma, and Sala Corporation, by Henri Pferdmenges and NRW, Inc. in the Circuit Court of the Eleventh Judicial Circuit in and for Miami Dade County, Florida alleging claims of (i) breach of joint venture agreement, (ii) breach of fiduciary duty and (iii) declaratory action regarding rights in the 2011, 2012 and future Electric Zoo Festivals and certain rights to intellectual property associated with the Electric Zoo Festival. The complaint was amended on September 17, 2012 to add additional claims alleging (i) unjust enrichment, (ii) promissory estoppel, (iii) contract implied in fact and (iv) fraud in the inducement with respect to the ownership of the Electric Zoo Festival. The case was removed to the United States District Court for the Southern District of Florida on July 20, 2012, and venue was transferred to the United States District Court for the Southern District of New York on November 26, 2012. Pursuant to the Second Amended Complaint filed on January 23, 2013, the plaintiffs are seeking up to approximately $2.0 million per claim, ownership of certain intellectual property and lost profits. On July 11, 2013 the Court granted defendants' motion to dismiss in full and the court dismissed all of plaintiffs' claims against all of the defendants. However, the July 11, 2013 order gave the plantiffs leave to amend their complaint with reference to their breach of contract and alter ego claims. On July 29, 2013 the court entered an order acknowledging receipt of plaintiffs' letter, dated July 26, 2013, seeking an extension of their deadline to submit a letter to the court requesting leave to state certain claims in a subsequent complaint. On August 20, 2013, the plaintiffs requested permission to add causes of action and join parties to an amended complaint (other than breach of contract and alter ego claims, for which the plaintiffs were granted leave). As part of the amended complaint, the plaintiffs seek to name as an additional defendant Mister Ed Productions Ltd. ("Mister Ed") and have requested permission to add the following causes of action against certain of the named defendants: (1) breach of fiduciary duty; (2) aiding and abetting a breach of fiduciary duty; (3) fraudulent conveyance; (4) imposition of a constructive trust and an accounting against; and (5) tortious interference. On August 28, 2013, defendants submitted a letter objecting to the plantiffs' proposed amendments. On August 29, 2013, the court entered an order providing that the plaintiffs may amend their amended complaint regarding only their breach of contract, alter ego and fraudulent conveyance claims, but must file such amended complaint by September 27, 2013.

PROPERTIES

We occupy approximately 11,917 square feet of office space at our headquarters in New York, New York under a lease that expires in February 2015. We occupy approximately 2,400 square feet of storage space in Hollywood, Florida under a lease that expires in August 2014. We occupy approximately 3,858 square feet under a lease for office space in Miami Beach, Florida. The term of the lease is 24 months. We also currently occupy approximately 1,404 square feet under a lease for

Business

office space in Miami Beach, Florida. The lease is set to expire on January 31, 2016. We occupy approximately 14,929 square feet of office space in Denver, Colorado under a lease that expires on May 31, 2015. We occupy approximately 3,444 square feet of office space in Los Angeles, California under a lease that expires January 31, 2014. We also occupy office space in Bettembourg, Luxembourg under a lease that has an indefinite term and may be terminated by either party with two months' written notice. We also occupy approximately 350 square meters of office space in Berlin, Germany under a lease that has an indefinite term and may be terminated by either party with twelve months' notice; provided, however, that the earliest termination date is August 31, 2014.

Upon the consummation of our planned acquisitions, we will occupy an office building in Mülheim-Kärlich, Germany under a lease that expires on December 31, 2015. The lease may be extended for a period of five years. We will also occupy approximately 1,450 square feet of additional office space in Mülheim-Kärlich, Germany under a lease that has an indefinite term and may be terminated by either party with three months' written notice after the end of a month. We will also occupy approximately 3,000 square feet of storage space in Mülheim-Kärlich, Germany under a lease that has an indefinite term and may be terminated by either party with six months' written notice after the end of a month. We will also occupy approximately 3,700 square feet of storage space in Mülheim-Kärlich, Germany under a lease that has an indefinite term and may be terminated by either party with six months' written notice after the end of a month. We will also occupy office space in Windsor, Australia under a lease set to expire June 8, 2016. The lease may be renewed for two six-year periods.

EMPLOYEES

As of September 13, 2013, we had approximately 172 full-time employees.

Our staffing needs vary significantly throughout the year. Therefore, we also employ part-time and/or seasonal employees, primarily for our live EMC events held between May and September. We are not a party to any collective bargaining agreements and have not experienced any strikes or work stoppages. We believe that we enjoy good relations with our employees. From time to time, we utilize the services of independent contractors to perform various services.

Upon the consummation of our planned acquisitions, we will have approximately 168 additional full-time employees.

Management

Our executive officers and directors and their respective ages and positions as of the date of this prospectus, are as follows:

Name	Age	Position

Robert F.X. Sillerman	65	Chief Executive Officer and Chairman of the Board of Directors
D. Geoff Armstrong	56	Director
Dr. Andrew N. Bazos	51	Director
Jared Cohen	31	Director
Michael Meyer	48	Director
John Miller	68	Director
Joseph F. Rascoff	68	Director and Chief Operating Officer
Edward Simon	67	Director
Mitchell Slater	52	Vice Chairman of the Board of Directors
Sheldon Finkel	69	Vice Chairman
Richard Rosenstein	48	Chief Financial Officer and Executive Vice President, Corporate Strategy and Development
Timothy J. Crowhurst	37	President
Chris Stephenson	48	Chief Marketing Officer
Howard Tytel	67	General Counsel
Robert Damon	58	Chief Accounting Officer and Senior Vice President

Robert F.X. Sillerman has been the Chairman of our board of directors and Chief Executive Officer since our inception. He has served as Executive Chairman of the Board of Directors of Viggle Inc. (formerly, Function(x) Inc.), a media company, since February 2012 and as its Chief Executive Officer since June 2012. He has, since January 2008, served as director and, from January 2008 to January 2013, served as Chairman and Chief Executive Officer of Circle Entertainment Inc., a company developing location-based entertainment venues. Mr. Sillerman also served as the Chief Executive Officer and Chairman of CKX, Inc., a company that owns, develops, manages and commercially uses entertainment content, from February 2005 until May 2010. From August 2000 to February 2005, Mr. Sillerman was Chairman of FXM, Inc., a private investment firm. Mr. Sillerman is the founder and has served as managing member of FXM Asset Management, LLC, the managing member of MJX Asset Management, a company principally engaged in the management of collateralized loan obligation funds, from November 2003 through April 2010. Prior to that, Mr. Sillerman served as the Executive Chairman, a Member of the Office of the Chairman and a director of SFX Entertainment Inc., a company that owned and operated live entertainment venues, from its formation in December 1997 through its sale to Clear Channel Communications Inc. in August 2000. We believe that Mr. Sillerman is qualified to serve as a member of our board of directors because of his extensive background as an executive of companies in the entertainment and music industries.

D. Geoff Armstrong has served on our board of directors since December 2012. Mr. Armstrong is currently Chief Executive Officer of 310 Partners, a private investment firm. Mr. Armstrong has been a director, since November 2003, of Nexstar Broadcasting Group, Inc., a television broadcasting company, and, since June 2001, a director of Radio One, Inc., a radio broadcasting company, both publicly held companies. From March 1999 through September 2000, Mr. Armstrong was the Chief Financial Officer of AMFM, Inc., a radio broadcasting company, publicly traded on the New York Stock Exchange until it was purchased by Clear Channel Communications Inc. in September 2000. Mr Armstrong was also Chief Operating Officer and a director of Capstar Broadcasting Corporation, which merged with AMFM, Inc. in 1999. Additionally, he was a founder of SFX Broadcasting, which

Management

went public in 1993, and he subsequently served as Chief Financial Officer, Chief Operating Officer, and director until the company was sold in 1998. We believe that Mr. Armstrong is qualified to serve as a member of our board of directors because of his many years of senior management experience at various public and private companies in the media and entertainment industries, including as a chief financial officer and chief operating officer, and his ability to provide insight into a number of areas including governance, executive compensation and corporate finance.

Andrew N. Bazos, M.D. has served on our board of directors since November 2012. Dr. Bazos is an orthopedic surgeon specializing in sports medicine, arthroscopy, knee and shoulder surgery. Dr. Bazos earned a degree with honors in biochemistry from Harvard University and graduated from Yale University School of Medicine. Following a general surgery internship at Columbia-Presbyterian Medical Center in New York City, Dr. Bazos completed his residency training at Columbia-Presbyterian's New York Orthopedic Hospital. Since that time, he has co-authored numerous clinical research projects and international presentations. Dr. Bazos completed a fellowship in Sports Medicine and Arthroscopy at NYU-Hospital for Joint Diseases in New York City in 1993. After being awarded the position of medical director and house physician for Yankee Stadium in 1989, Dr. Bazos founded Sports & Entertainment Physicians, PC, which focuses on comprehensive medical coverage for large-capacity venues in the greater New York City area. In addition to his ongoing role at Yankee Stadium providing venue coverage, Dr. Bazos and his company have served in a similar capacity at Madison Square Garden since 1990 and the US Open Tennis Championships since 2011. Dr. Bazos has also served as Tournament Physician at the Big East Basketball Championships since 2006. He is board-certified by The American Board of Orthopedic Surgery. Dr. Bazos is a partner at Western Connecticut Orthopedic Specialists, PC and since 1993 serves as an Associate Clinical Professor of Orthopedic Surgery in the Sports Medicine Department at NYU-Hospital for Joint Diseases in New York City, where he maintains operating privileges and keeps office hours. We believe that Dr. Bazos is qualified to serve as a member of our board of directors because of his expertise in medicine and event safety.

Jared Cohen has served on our board of directors since April 2013. Since October 2010, he has been the founder and Director of Google Ideas, a "think/do tank" that seeks to enable new technology-driven initiatives and understand how technology can assist in confronting global challenges. Mr. Cohen has been an Adjunct Senior Fellow at the Council on Foreign Relations since September 2010 and currently serves as a member of the National Counterterrorism Center's (NCTC) Director's Advisory Board. He previously served as a member of the Secretary of State's Policy Planning Staff and as an advisor to both Condoleezza Rice and Hillary Clinton from September 2006 to September 2010. Mr. Cohen is the coauthor of the New York Times' Bestseller The New Digital Age: Reshaping the Future of People, Nations, and Business. In 2013, Mr. Cohen was named one of TIME's 100 most influential people in the world. Vanity Fair named him as a member of the "Next Establishment," The Washington Post and Harvard's Kennedy School of Government named him one of six "Top American Leaders," and Foreign Policy listed him as one of the "Top 100 Global Thinkers." We believe that Mr. Cohen is qualified to serve as a member of our board of directors because of his expertise in digital media and technology.

Michael Meyer has served on our board of directors since May 2013. He is a Partner and Head of Sales and Trading at The Seaport Group, a position he has held since 2009. The Seaport Group provides investment banking, research and analysis, and institutional sales and trading services. From 2008 to 2009, Mr. Meyer was employed as Director at UBS O'Conner, a hedge fund located in New York City. Prior to that, he served as Head of Investment Grade Trading and Sales for Bank of America from 2002 to 2007. From 1998 through 2002, Mr. Meyer was the Head of Investment Grade Bond Trading at Union Bank of Switzerland. He was also Managing Director of Credit Trading at

Management

Merrill Lynch from 1992 through 1998 and Vice-President of Credit Trading at Credit Suisse from 1988 through 1992. Mr. Meyer has served as a director for Circle Entertainment, Inc., a company developing location-based entertainment venues which is controlled by Mr. Sillerman, since 2008. We believe that Mr. Meyer is qualified to serve as a member of our board of directors because of his expertise in financial planning and capital markets.

John Miller has served on our board of directors since October 2012. Since June 2004, Mr. Miller has been the Chief Investment Officer of W.P. Carey & Co. LLC, a net lease real estate company. Mr. Miller is also a founder and Non-Managing Member of StarVest Partners, L.P., a $150 million venture capital investment fund formed in 1998. Since February 2011, he has been a director of Viggle Inc., a publicly traded media company. Mr. Miller was also a director of Circle Entertainment Inc. from January 2009 to August 2012. From February 2005 through January 2009, when he resigned, Mr. Miller served as a director of CKX, Inc., a company that owns, develops, manages and commercially uses entertainment content. From 1995 to 1998, Mr. Miller was President of Rothschild Ventures Inc., the private investment unit of Rothschild North America, a subsidiary of the worldwide Rothschild Group. He was also President and CEO of Equitable Capital Management Corporation, an investment advisory subsidiary of The Equitable, where he worked for 24 years beginning in 1969. We believe that Mr. Miller is qualified to serve as a member of our board of directors because of his expertise in finance and venture capital.

Joseph F. Rascoff has served on our board of directors since October 2012 and was named our Chief Operating Officer in June 2013. Mr. Rascoff is a business manager for musical artists. As a co-founder of The RZO Companies, an organization involved in the music industry as a tour producer and business manager, he has represented artists in recording contract negotiations, music publishing administration, licensing, royalty compliance and touring since 1978. Clients of The RZO Companies include The Rolling Stones, U2, David Bowie and Sting. Since February, 2011, he has been a director of Viggle Inc., a publicly traded media company where he served as Chairman of the Audit Committee between February 2011 and June 2013. Since 2005, Mr. Rascoff has been a director of Van Wagner Communications, LLC, a privately held advertising and media company. From 1974 to 1978, Mr. Rascoff was an audit partner in Hurdman and Cranstoun, a predecessor accounting firm of KPMG LLP. Mr. Rascoff served as a Trustee of The University of Pennsylvania from 1992 to 1996, is on the Board of Overseers of the University of Pennsylvania Libraries, and President of the Board of Trustees of The Bishop's School, La Jolla, California, from 2005 to 2011. Mr. Rascoff is a graduate of The Wharton School, University of Pennsylvania. We believe that Mr. Rascoff is qualified to serve as a member of our board of directors because of his expertise in finance and accounting and his substantial familiarity with the entertainment industry.

Edward Simon has served on our board of directors since October 2012. Since 1998, Mr. Simon has been president of PS Broadway Holdings, Inc., an entertainment management company providing artist services in concert production, music publishing, contract negotiations and business management. We believe that Mr. Simon is qualified to serve as a member of our board of directors because of his expertise in music, entertainment and related industries.

Mitchell Slater has been the Vice Chairman of our board of directors since October 2012. Mr. Slater is a long-time associate of Mr. Sillerman having served as Chief Operating Officer of CKX, Inc. from 2005 to 2010; as Executive Vice President of FXM Investment Corporation from 2000 to 2005; and as Executive Vice President of SFX Entertainment Inc. from 1998 to 2000. From 2002 until 2011, Mr. Slater was founder and a principal of De Novo Legal, a legal solutions company that focused on document review, temporary legal staffing and electronic discovery. Mr. Slater is a former Board member and current Observer to the Board of Trustees of Muhlenberg College, a member of the Board of Trustees of The Garden School, a private college prepatory school in Jackson Heights, New York,

Management

and former President and current member of the Board of Directors of Lifebeat, a non-profit music organization that fosters HIV/AIDS prevention. Mr. Slater came to know Mr. Sillerman when he sold his concert promotions company Delsener/Slater Enterprises to SFX Broadcasting in 1996. We believe that Mr. Slater is qualified to serve as a member of our board of directors because of his expertise in finance and his experience as an executive at several entertainment companies.

Sheldon Finkel has been our Vice Chairman since June 2013 and previously served as our President from October 2012 to May 2013. He was Chairman and Chief Executive Officer of Sagebrush Gold Ltd. and its wholly owned subsidiary, Empire Sports & Entertainment Holdings Co., an entertainment company, from September 2010 until September 2011. Mr. Finkel is most known as an American boxing and music manager and promoter, having managed and promoted boxing fighters from 1980 until 2010. Mr. Finkel was selected by the Boxing Writers Association of America as manager of the year in 1990 and 1993. In June 2010, he was inducted into the Boxing Hall of Fame. From 2006 to 2010, Mr. Finkel was the President of Shelly Finkel Management Inc., a business specializing in the management of professional fighters, including world-class boxers such as Mike Tyson and Manny Pacquiao. In addition from 2006 to 2010, Mr. Finkel handled a number of business ventures and negotiated opportunities for boxing heavyweight fighters Vitali and Wladmir Klitschko. Prior to his career in boxing, he was a music manager, producing the Watkins Glen Summer Jam concert in 1973, that featured the Grateful Dead, Allman Brothers and The Band.

Richard Rosenstein has been our Executive Vice President of Corporate Strategy & Development since October 2012. He was named our Chief Financial Officer in February 2013. Prior to joining the Company, Mr. Rosenstein was Vice President at Baron Capital, Inc., a money management firm from 2007 to 2012, and before that, was Partner at Keel Capital Management LLC, a hedge fund from 2004 to 2007. Prior to 2004, Mr. Rosenstein was a Managing Director at The Goldman Sachs Group, Inc., where he covered media companies in equity research, co-headed Communacopia Research and served on the stock selection committee.

Timothy J. Crowhurst has been our President since June 2013. Prior to joining SFX, Mr. Crowhurst founded White Oak, an investment management and corporate advisory firm focused on internet, media and entertainment. Prior to White Oak, Mr. Crowhurst was with Goldman, Sachs & Co. from 1999 through 2012, where, most recently, he served as a Managing Director in the Technology, Media and Telecom Group within the Investment Banking Division. Mr. Crowhurst is a Term Member of the Council on Foreign Relations, and a board member of HealthRight International, a charitable organization focused on health and human rights. Mr. Crowhurst holds an A.B. degree in economics from the University of Chicago.

Chris Stephenson has been our Chief Marketing Officer since November 2012. Mr. Stephenson was most recently President and Chief Operating Officer of Viggle Inc., a publicly traded media company from May 2011 to November 2012. Beginning in September 2009 to May 2011, Mr. Stephenson was Chief Marketing Officer at Interscope Records, part of Universal Music Group. Mr. Stephenson was General Manager of Global Marketing for Microsoft, Inc. from March 2006 to September 2009 and was also the Senior Vice President of Marketing at House of Blues Entertainment, LLC, a live entertainment venue management company, from 1996 to 2001, where he focused on brand development and online content. Mr. Stephenson's experience also includes his role as Senior Vice President of Marketing for MTV Networks Inc. where he managed multiple award-winning international advertising campaigns, developed multiple sponsor-driven programs, including the European Music Awards, and was a digital pioneer in the 1990s.

Howard J. Tytel has been our General Counsel since February 2012. He is also currently Counsel in the Corporate and Securities group of Reed Smith LLP. Mr. Tytel served as the Senior Executive Vice

Management

President, Director of Legal and Governmental Affairs and director of CKX, Inc. from February 2005 to February 2012, the Executive Vice President and Director of Legal and Governmental Affairs of FXM, Inc. from August 2000 to February 2005 and the Executive Vice President, General Counsel, Secretary and director of SFX Entertainment Inc. from December 1997 through August 2000.

Robert Damon has been our Chief Accounting Officer since February 2013. Mr. Damon was the Vice President and Corporate Controller of Katz Media Group, Inc., a leading media representation firm for radio, television and digital media clients from 1995 until 2000 when Mr. Damon served as Senior Vice President and Chief Financial Officer until 2012. Mr. Damon was also Corporate Controller at Liberty Fabrics, Inc. from 1991 to 1995 and Senior Manager of Ernst & Young from 1983 to 1991.

BOARD COMPOSITION AND ELECTION OF DIRECTORS

Our board of directors consists of nine directors, with each director being elected to serve until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified. All elections for the board of directors will be decided by a plurality of the votes cast by the stockholders entitled to vote on such matter.

DIRECTOR INDEPENDENCE

Our board of directors has determined that Edward Simon, John Miller, D. Geoffrey Armstrong, Dr. Andrew Bazos, Jared Cohen and Michael Meyer satisfy the criteria for independence under NASDAQ listing rules for independence of directors and of committee members. In addition, each of the members of our audit committee is "independent" as such term is defined in Rule 10A-3(b)(1) under the Exchange Act, which is different from the test under NASDAQ listing rules for independence of board and committee members. We currently have a fully independent compensation committee, corporate governance and nominating committee, and audit committee.

BOARD STRUCTURE

Our governance structure combines the roles of Chairman and Chief Executive Officer. Mr. Sillerman has served as both our Chairman and Chief Executive Officer since our formation. The board of directors continues to believe there are important advantages to Mr. Sillerman serving in both roles at this time. Mr. Sillerman is the director most familiar with our business and industry and is best situated to propose the board of directors' agendas and lead board discussions on important matters. Mr. Sillerman provides a strong link between management and the board of directors, which promotes clear communication and enhances strategic planning and implementation of corporate strategies. Another advantage is the clarity of leadership provided by one person representing the Company to employees, stockholders and other stakeholders. The board of directors has named Mr. Miller as its lead independent director.

Our independent directors expect to hold executive sessions at which only independent directors are present in connection with regularly scheduled board meetings, but no less than twice a year.

Our board of directors monitors our exposure to a variety of risks through our audit committee. Our audit committee charter gives the audit committee responsibilities and duties that include discussing with management, the internal audit department and the independent auditors our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies.

Even though we are a "controlled company" under NASDAQ listing rules, we do not intend to use any of the exemptions from the NASDAQ corporate governance rules available to a controlled

Management

company, including those relating to board independence and the requirement to have a compensation committee and a nominating committee.

BOARD COMMITTEES

Our board of directors has established an audit committee, a compensation committee, and a corporate governance and nominating committee. Each of the committees reports to the board of directors as they deem appropriate, and as the board of directors may request. The composition, duties and responsibilities of these committees are set forth below. In the future, our board of directors may establish other committees, as it deems appropriate, to assist it with its responsibilities. In addition to the committees described below, we have a medical procedure and safety committee, chaired by Dr. Bazos, and a digital committee, chaired by Jared Cohen, of the board of directors.

Audit Committee

The audit committee is responsible for, among other matters, assisting the board of directors in fulfilling the board of directors' oversight responsibility relating to: the quality and integrity of our financial statements; the financial reporting process; the systems of internal accounting and financial controls; the performance of our internal audit function; the independent auditors' qualifications, independence, performance and compensation; and our compliance with ethics policies and legal and regulatory requirements.

Our audit committee consists of Messrs. Armstrong, Meyer and Miller, and Mr. Armstrong serves as the chairperson. Our board of directors has determined that Mr. Armstrong, Mr. Meyer and Mr. Miller each qualify as an "audit committee financial expert," as such term is defined in Item 407(d) of Regulation S-K.

Compensation Committee

The compensation committee is responsible for, among other matters, reviewing key employee compensation goals, policies, plans and programs; reviewing and approving the compensation of our chief executive officer and other executive officers; reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and administering our stock plans and other incentive compensation plans.

Our compensation committee consists of Messrs. Simon, Meyer and Miller, and Mr. Miller serves as the chairperson.

Corporate Governance and Nominating Committee

Our corporate governance and nominating committee is responsible for, among other matters, identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; overseeing the organization of our board of directors to discharge the board of directors' duties and responsibilities properly and efficiently; identifying best practices and recommending corporate governance principles; reviewing and approving any transaction between us and any related person (as defined in Item 404 of Regulation S-K); reviewing and approving the compensation of our non-employee directors; and developing and recommending to our board of directors a set of corporate governance guidelines and principles applicable to us.

Our corporate governance and nominating committee consists of Messrs. Simon, Meyer and Miller, and Mr. Simon serves as the chairperson.

Management

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a code of business conduct and ethics that applies to all of our employees, officers, and directors, including those officers responsible for financial reporting. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The code of business conduct and ethics and the written charters for the audit committee, compensation committee and corporate governance and nominating committee will be available on our website. The information that appears on our website is not part of, and is not incorporated into, this prospectus.

None of our directors or executive officers, nor any associate of such individual, is involved in a legal proceeding adverse to us or any of our subsidiaries or our joint ventures.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our compensation committee is or has at any time during the past year been an officer or employee of ours. None of our executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Executive compensation

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning cash and non-cash compensation paid to our named executive officers for 2012.

Name and position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)(1)		Non- equity incentive plan compensation ($)	Non- qualified deferred compensation earnings ($)	All other compensation	Total

Robert F.X. Sillerman	2012	—	—	—	$15,146,254	(2)	—	—	—	$15,146,254
Chief Executive Officer
Mitchell Slater	2012	—	—	—	$3,714,778	(2)	—	—	—	$3,714,778
Vice Chairman of the Board
Sheldon Finkel	2012	$300,000	—	—	$7,429,557		—	—	—	$7,729,557
Vice Chairman(3)

(1)
The amounts in this column were calculated based on the grant date fair value of stock options or warrants computed using the Black-Scholes model, in accordance with FASB ASC Topic 718. For additional information regarding the assumptions used in determining fair value using the Black Scholes pricing model, see Note 1, "Summary of Critical Accounting Policies—Stock Based Compensation," to our audited consolidated financial statements included below.

(2)
Our financial statements recognize all of the awards to Mr. Sillerman and all of the awards to Mr. Slater in 2013 rather than 2012. See "—Equity incentives—Formation grants." A portion of the reported securities for Mr. Sillerman were warrants to purchase common stock that were subsequently exchanged on April 23, 2013 for options with substantially the same terms or shares of restricted common stock as discussed below under the caption "Other awards."

(3)
Mr. Finkel served as our President from October 2012 through May 2013 when he agreed to serve as our Vice Chairman.

OVERVIEW OF COMPENSATION PROGRAM

The compensation of each of our executive officers is based on individual terms that have been approved by our board of directors. In the future, our compensation committee will review and approve the compensation of our executive officers. We are a relatively young company and only recently began making payments to our executive officers pursuant to their employment agreements or arrangements, as more fully described below under "Employment Arrangements." Consequently, the consideration of our compensation programs to date has been limited.

We expect to more fully develop our compensation plans going forward by using a combination of data regarding historical pay, publicly available compensation data for public companies that are engaged in our industry, in related industries, or that possess size or other characteristics which are similar to ours, and data which may be obtained by a compensation consultant for us on public and private companies. We also expect to consider other factors, including but not limited to:

•
the individual's background, training, education and experience;

•
the individual's role with us and the compensation paid to individuals in similar roles in the companies we consider to have characteristics similar to ours;

•
the market demand for specific expertise possessed by the individual;

Executive compensation

•
the goals and expectations for the individual's position and his or her success in achieving these goals; and

•
a comparison of the individual's pay to that of other individuals within the company with similar title, role, experience and capabilities.

We do not have a definitive compensation program in place. We expect that a key element of our philosophy on senior executive compensation will be to ensure that all elements of our compensation program work together to attract, motivate and retain the executive, managerial and professional talent needed to achieve our corporate strategy, goals and objectives. We are committed to the principles inherent in paying for performance, and we expect that we will structure the compensation program to deliver rewards for exemplary performance.

COMPONENTS OF COMPENSATION FOR EXECUTIVE OFFICERS

The key elements of executive compensation are base salary (other than with respect to Mr. Sillerman and Mr. Slater) and long-term incentive awards. In considering appropriate levels of long-term incentive compensation, we take into account the extent to which existing incentives, including each executive's existing stock ownership in us and the existence or lack of any vesting provisions or restrictions on resale with respect thereto, provide a sufficient degree of economic incentive to continue our success.

BASE SALARY

The compensation committee will annually review the base salaries of the Chief Executive Officer and other executive officers of our company. As described further below, Mr. Sillerman and Mr. Slater will receive an annual base salary of one dollar per annum. The arrangement with Mr. Sillerman and Mr. Slater to request no material salary is based on our belief that, beginning with their involvement in the formation of the company and an interest in maximizing our stockholder value, their compensation should be tied to generating stockholder returns through growth in value of our common stock. The salaries of our other executive officers have been set to reflect the nature and responsibility of each of their respective positions and to retain a management group with a proven track record.

ANNUAL INCENTIVES

While we believe that annual incentive compensation motivates executives to achieve exemplary results, no formal annual incentive compensation plan for our executive officers has been adopted to date. In large part, this decision reflects the view, jointly held by management and the members of the compensation committee, that during the formative phase in our development, we should approach compensation cautiously.

EMPLOYMENT ARRANGEMENTS

We believe that entering into employment agreements with our most senior executives will help ensure that our core group of managers will be available to us and our stockholders on a long-term basis. At this time, we have agreed to compensation arrangements with our named executive officers and such arrangements have been memorialized in employment agreements, as discussed below.

We entered into an employment agreement with each of (i) Mr. Sillerman, dated as of October 18, 2012 and executed January 1, 2013, for his service as Executive Chairman of our board of directors and Chief Executive Officer, (ii) Mr. Slater, dated January 1, 2013, for his service as Vice Chairman of our board of directors and Member of the Office of the Chairman and (iii) Mr. Finkel, dated

Executive compensation

November 8, 2012, for his service as our President although Mr. Finkel agreed to serve as our Vice Chairman effective June 2013. The term of the employment agreement for Mr. Sillerman is through November 17, 2017, the term of the employment agreement for Mr. Slater is through December 31, 2017, and the term of employment agreement for Mr. Finkel is through December 31, 2016. Under the terms of his employment agreement with us, Mr. Sillerman has also agreed, as is necessary and practically feasible, to provide to us financial support until we have completed our initial public offering.

Pursuant to their employment agreements, Messrs. Sillerman and Slater are each entitled to receive an annual base salary of one dollar, and Mr. Finkel is entitled to receive an annual base salary of $300,000. Messrs. Sillerman, Slater and Finkel are each also eligible to receive an annual bonus in the discretion of our compensation committee. Pursuant to their employment agreements, Messrs. Sillerman, Slater and Finkel received an initial grant of options with respect to 2,500,000, 1,000,000 and 2,000,000 shares of our common stock, respectively, at a strike price of $2.00 per share, (i) 20% of which options vested on January 1, 2013 in the cases of Messrs. Sillerman and Slater, and December 31, 2012, in the case of Mr. Finkel, and (ii) 20% which vest on December 31 of each of 2013, 2014, 2015 and 2016. Messrs. Sillerman's, Slater's and Finkel's employment agreements each provide that the executive is also entitled to qualify for additional equity or option grants each year. Under their employment agreements, Messrs. Sillerman, Slater and Finkel are entitled to participate in benefits offered by us for similarly situated employees, six weeks of vacation time per calendar year in the case of Mr. Sillerman, and three weeks of vacation time per calendar year in the cases of Messrs. Slater and Finkel. Messrs. Sillerman's, Slater's and Finkel's employment agreements contain restrictive covenants with respect to non-competition, non-solicitation of customers and employees and non-disparagement (each of which remains in effect during the term of employment and for one year thereafter), and a restrictive covenant with respect to non-disclosure of confidential information (which remains in effect during the term of employment and at all times thereafter).

Pursuant to our employment agreement with Mr. Sillerman, he is required to devote his time, attention, energy, knowledge, best professional efforts and skills to the duties assigned to him by us, but he is permitted to pursue other professional endeavors and investments that do not violate the terms of his employment agreement, including non-competition covenants. Mr. Sillerman is expressly permitted to engage in certain endeavors and investments which are listed in his employment agreement, and we believe that none of these endeavors or investments currently compete with us. Any other professional endeavors to be performed by Mr. Sillerman are subject to prior approval of our board of directors. Under our employment agreements with our other named executive officers, each of Mr. Slater and Mr. Finkel and Mr. Crowhurst, our President, and Mr. Rascoff, our Chief Operating Officer, are also permitted to engage in certain endeavors that are listed in their agreements and other endeavors or pre-approved by our board of directors that do not compete with us. We believe that none of the endeavors currently pursued by any of our officers compete with us.

In addition to the employment agreements with our named executive officers, we have also entered into employment agreements with our other executive officers, as discussed below.

We entered into an employment agreement, dated as of October 2, 2012, with Richard Rosenstein, for his service as our Executive Vice President, Head of Corporate Strategy and Development. The initial term of the employment agreement with Mr. Rosenstein is through October 2, 2017. Pursuant to his employment agreement, Mr. Rosenstein is entitled to receive a base salary of $300,000 and a discretionary bonus to be determined by the compensation committee, subject to a minimum annual bonus target of $150,000. Under his employment agreement, Mr. Rosenstein received a fully vested option to purchase 150,000 shares of our common stock at a strike price of $4.00 per share. He is also entitled to a minimum grant of 100,000 stock options during each subsequent year of his

Executive compensation

employment, such options to be issued at fair market value and to vest at the end of the year of each grant. Upon his promotion to Chief Financial Officer, Mr. Rosenstein received an additional option grant on February 22, 2013 to purchase 150,000 shares at a strike price of $5.00 per share, 20% of which options vested immediately and 20% of which vest on December 31 of each of 2013, 2014, 2015 and 2016.

We entered into an employment agreement, dated as of June 1, 2013, with Timothy J. Crowhurst for his service as the President of the Company. The term of the employment agreement with Mr. Crowhurst is through June 1, 2018. Pursuant to his employment agreement, Mr. Crowhurst is entitled to receive a base salary of $300,000 and an annual bonus at the discretion of our compensation committee. Pursuant to his employment agreement, Mr. Crowhurst received an option grant to purchase 1,000,000 shares of our common stock at a strike price of $10.00 per share, 20% of which options vested upon the execution of the employment agreement and 20% which vest on December 31 of each of 2013, 2014, 2015 and 2016. Mr. Crowhurst received an additional option grant on August 14, 2013 to purchase 410,000 shares of our common stock at a strike price of $10.00 per share, 20% of which options vested on August 14, 2013 and 20% which vest on December 31 of each of 2013, 2014, 2015 and 2016.

We entered into an employment agreement, dated as of June 3, 2013, with Joseph F. Rascoff for his service as Chief Operating Officer of the Company. The term of the employment agreement with Mr. Rascoff is through June 1, 2016. Pursuant to his employment agreement, Mr. Rascoff is entitled to receive a base salary of $300,000 and an annual bonus at the discretion of our compensation committee, subject to a minimum annual bonus of $210,000. Such bonus may be paid to Mr. Rascoff or to a third party at his discretion. Pursuant to his employment agreement, Mr. Rascoff received an option grant to purchase 1,400,000 shares of our common stock at a strike price of $10.00 per share, one-third of which options vested upon the execution of the employment agreement and one-third of which vest on June 1 of each of 2014 and 2015. As a condition to his employment, we agreed to accelerate the vesting of options to purchase 93,750 shares of our common stock previously issued to Mr. Rascoff on December 18, 2012. Mr. Rascoff is also entitled to a housing, meal, and travel allowance of $20,000 per month.

We entered into an employment agreement, dated as of November 13, 2012, with Chris Stephenson for his service as the Chief Marketing Officer of the Company. The term of the employment agreement with Mr. Stephenson is through November 1, 2017. Pursuant to his employment agreement, Mr. Stephenson is entitled to receive a base salary of $300,000 and an annual bonus at the discretion of our compensation committee. Mr. Stephenson received an initial option grant to purchase 400,000 shares of our common stock at a strike price of $2.00 per share, 25% of which options vest on December 31 of each of 2013, 2014, 2015 and 2016. He is also entitled to a minimum grant of 100,000 stock options during each subsequent year of his employment, such options to be issued at fair market value and to vest at the end of the year of each grant.

We entered into an employment agreement, dated as of June 5, 2013, with Robert Damon for his service as the Chief Accounting Officer and Senior Vice President of the Company. The term of the employment agreement with Mr. Damon is through February 22, 2016. Pursuant to his employment agreement, Mr. Damon is entitled to receive a base salary of $275,000 and a minimum annual bonus target of $85,000 at the discretion of the Company. In connection with his employment, Mr. Damon received an initial grant of options to purchase 125,000 shares of our common stock at a strike price of $5.00 per share, 20% of which options vested upon the execution of Mr. Damon's employment agreement and 20% of which vest on February 22 of each of 2014, 2015, 2016 and 2017.

Executive compensation

EQUITY INCENTIVES

Because of the direct relationship between the value of an option and the market price of our common stock, we believe that granting stock options is an effective method of motivating our executive officers and other key employees to manage our company in a manner that is consistent with our interests and those of our stockholders. We will grant option awards to our executive officers and key employees based upon prior performance, the importance of retaining their services and the potential for their performance to help us attain our long-term goals. However, we do not expect to rely on a formula for the granting of awards to individual executives or employees. Option awards generally will reflect our board's assessment of the influence an employee's position has on stockholder value. The number of options awarded from year to year, on a going forward basis, by our compensation committee, may vary up or down from prior year awards based on the level of an individual executive officer's contribution to us in a particular year, determined in part on the recommendation of the Chief Executive Officer. Factors to be considered by the compensation committee will include past grants to the individual, total compensation level (relative to other executives and relative to market data), contributions to our success during the last completed fiscal year, potential for contributions in the future, and as a component of competitive total compensation based on market data.

Formation grants

During our formation in 2012, our then sole director granted options to certain of our officers and employees, including Messrs. Sillerman, Slater and Finkel, to retain top talent and drive long-term shareholder value creation. Mr. Sillerman was granted options to purchase 2,500,000 shares with an exercise price of $2.00 per share, vesting in five equal installments of 500,000 shares each, commencing on the date of grant and then on January 1 of each year starting January 1, 2014. Mr. Slater was granted options to purchase 1,000,000 shares with an exercise price of $2.00 per share, vesting in five equal installments of 200,000 shares each, commencing on the date of grant and then on January 1 of each year starting January 1, 2013. Mr. Finkel was granted options to purchase 2,000,000 shares with an exercise price of $2.00 per share, vesting in five equal installments of 400,000 shares each, commencing on the date of grant and then on December 31 of each year starting December 31, 2013. These option grants were subsequently reviewed by our compensation committee.

These options, among others, were granted at prices ranging from $2.00 to $4.00 per share, which in the view of management and subsequently our compensation committee, represented the fair market value of our common stock at the time of grant. The options were granted for a term not exceeding ten years and generally vest over various periods up to five years. While some of these grants were documented at a later date in 2012, some were not fully documented until 2013. As a result of the concerns with respect to contemporaneous documentation of the our option grants, we recorded compensation expense with respect to option grants at the time it was believed that the documentation of such grants met all key criteria under ASC 718 and could be evidenced (referred to as the measurement date). In some cases this was 2013, and accordingly, our financial statements for 2012 contain no expense related to those stock option awards. The fair value of common stock on the measurement date has been used solely to record compensation expense in our consolidated financial statements.

Other awards

In addition, Mr. Sillerman was granted options in 2012 and 2013 and 1.1 million shares of restricted stock in 2013, in recognition of our performance under his leadership, his individual performance achievements, including with respect to our acquisitions, providing structuring advice, and supporting

Executive compensation

our capital raising activities, and to encourage his retention with us, including through our transition to a public company.

The below chart provides the date of grant of each non-formation option granted to Mr. Sillerman, the number of the shares that may be purchased under each option, and the exercise price per share of each option.

Date of Grant	Option Shares	Exercise Price Per Share

December 31, 2012	700,000	$5.00
December 31, 2012	700,000	$7.50
December 31, 2012	700,000	$10.00
February 11, 2013	500,000	$5.00
February 11, 2013	750,000	$7.50
February 11, 2013	1,000,000	$10.00
March 12, 2013	5,000,000	$5.00

The option grants described in the above chart were originally issued as warrants representing the same number of underlying shares at the same exercise price per share. The December 2012 warrant grants were issued to Mr. Sillerman in connection with the issuance to him of a $7.0 million promissory note and as consideration for entering into a back-stop agreement pursuant to which he agreed to purchase the entire amount of the notes offered but not subscribed for by certain of our other stockholders. Mr. Sillerman also received a warrant to purchase 100,000 shares at a strike price of $0.01 per share on December 31, 2012. This warrant was subsequently exchanged for 100,000 shares of restricted common stock on April 23, 2013. The February 2013 warrant grants were issued to Mr. Sillerman as consideration for his agreement to guaranty our obligations under our future credit facility. The March 2013 warrant grant was issued to Mr. Sillerman as consideration for providing the aforementioned guaranty. On April 23, 2013, an independent committee of our board of directors agreed that the previous issuances of warrants should be exchanged for and reclassified as compensatory options to be issued under the 2013 Supplemental Equity Compensation Plan because Mr. Sillerman was providing, pursuant to his employment agreement with us, financing support to us when the warrants were first issued. On August 31, 2013, an independent committee of our board of directors recommended that Mr. Sillerman receive 233,000 shares of restricted stock in connection with services provided with respect to the amendment to the First Lien Term Loan Facility, including extending his personal guarantee of an additional $10.5 million under the First Lien Term Loan Facility. On September 6, 2013, our board of directors approved the grant of these shares of restricted stock under the 2013 Supplemental Equity Compensation Plan. These shares of restricted stock will be issued immediately prior to the closing of this offering.

Each of the option grants and restricted stock grants to Mr. Sillerman have service-based vesting components and vest on the third anniversary of each grant or upon a change in control, subject to Mr. Sillerman's continued employment with us through such date. The options and restricted stock are also subject to accelerated vesting under certain conditions pursuant to the terms of Mr. Sillerman's employment agreement, as more fully discussed below under the caption "Potential Payments Upon Terminations of Employment or Following a Change in Control."

The option and restricted stock grants were made pursuant to our 2013 Supplemental Equity Compensation Plan. The terms of this plan are substantially similar to our 2013 Equity Compensation Plan, as more fully discussed below under the caption "Equity Incentive Plan," however, other than those shares issued to Mr. Sillerman, we consider this plan to be terminated and do not intend to make additional issuances under the plan.

Executive compensation

Equity incentive plan

Our board of directors has adopted, and our stockholders have approved, the 2013 Equity Compensation Plan, or the 2013 Plan. The 2013 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and any parent and subsidiary corporations' employees, and for the grant of nonstatutory stock options, restricted stock, and restricted stock units to our employees, directors and consultants and our parent and subsidiary corporations' employees and consultants. In 2012 and through September 13, 2013, in addition to the options that were granted to our executive management team, as more fully described above under "—Employment Arrangements," we issued options to certain of our employees to purchase approximately 426,500 shares, with exercise prices ranging from $3.00 to $10.00 per share, which in the view of management and subsequently our compensation committee, represented the fair market value of our common stock at the time of issuance, which may be a different date than the grant date for accounting purposes in accordance with ASC Topic 718. The options were granted for a term not exceeding ten years and generally vest over various periods of up to five years.

Authorized Shares.    A total of 16,000,000 shares of our common stock have been reserved for issuance pursuant to the 2013 Plan, of which 12,686,500 shares are currently subject to issued and outstanding awards.

Plan Administration.    Our compensation committee administers the 2013 Plan. Subject to the provisions of the 2013 Plan, our compensation committee has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards and the form of consideration, if any, payable upon exercise.

Stock Options.    The exercise price of options granted under the 2013 Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any employee who owns more than 10% of the voting power of all classes of our outstanding stock, the term must not exceed five years and the exercise price must equal to at least 110% of the fair market value of our common stock on the grant date. Subject to the provisions of the 2013 Plan, the compensation committee determines the term of all other options. After the termination of service of an employee, director or consultant, he or she may exercise his or her option for 90 days. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. However, in no event may an option be exercised later than the expiration of its term.

Restricted Stock.    Restricted stock may be granted under the 2013 Plan. Restricted stock awards are grants of shares of our common stock that vest in accordance with terms and conditions established by the compensation committee. The compensation committee will determine the number of shares of restricted stock granted to any employee, director, or consultant. The compensation committee may impose whatever conditions to vesting it determines to be appropriate (for example, the compensation committee may set restrictions based on the achievement of specific performance goals or continued service to us); provided, however, that the compensation committee, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units.    Restricted stock units may be granted under the 2013 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of our common stock. The compensation committee determines the terms and conditions of restricted stock units, including the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment. Notwithstanding the foregoing, the compensation committee, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Executive compensation

Non-Transferability of Awards.    Unless the compensation committee provides otherwise, the 2013 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Certain Adjustments.    In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2013 Plan, the compensation committee will adjust the number and class of shares that may be delivered under the 2013 Plan and/or the number, class and price of shares covered by each outstanding award, and the numerical share limits set forth in the 2013 Plan.

Change of Control.    The 2013 Plan provides that in the event of a change of control, as defined under the 2013 Plan, each outstanding award will fully vest, unless otherwise determined by the compensation committee; provided that upon a change of control where we are not the surviving corporation (or survives only as a subsidiary of another corporation), unless the compensation committee determines otherwise, all outstanding options that are not exercised shall be assumed by, or replaced with comparable options by, the surviving corporation (or a parent or subsidiary of the surviving corporation).

Amendment; Termination.    Our compensation committee has the authority to amend, suspend or terminate the 2013 Plan provided such action does not impair the existing rights of any participant. The 2013 Plan automatically terminates in 2023, unless we terminate it sooner.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012

The following table includes certain information with respect to all equity awards that remain outstanding as of December 31, 2012 for our named executive officers.

	Option / Warrant Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(6)	Option Expiration Date

Robert F.X. Sillerman	500,000	(1)	2,000,000	(1)	2.00	3/1/2022
	700,000	(2)	—		5.00	12/31/2019
	700,000	(2)	—		7.50	12/31/2019
	700,000	(2)	—		10.00	12/31/2019
	100,000	(3)	—		0.01	12/31/2019
Mitchell Slater	400,000	(4)	600,000	(4)	2.00	3/1/2022
Sheldon Finkel	400,000	(5)	1,600,000	(5)	2.00	3/1/2022

(1)
Of these options granted on March 1, 2012, 500,000 vested immediately and the remaining 2,000,000 will vest in four equal installments on January 1 of each year starting January 1, 2014, subject to the grantee remaining employed with us through such dates. Our financial statements do not show these options as being outstanding on December 31, 2012 because they recognize these options as having been awarded in 2013 rather than in 2012. See "—Equity Incentives—Formation grants."

(2)
This warrant was subsequently exchanged for an option with substantially the same terms on April 23, 2013 as discussed above under the caption "—Equity Incentives—Other awards."

(3)
This warrant was subsequently exchanged for 100,000 shares of restricted common stock on April 23, 2013 as discussed above under the caption "—Equity Incentives—Other awards."

(4)
Of these options granted on March 1, 2012, 200,000 vested immediately, 200,000 vested on January 1, 2013 and the remaining 600,000 will vest in three equal installments on January 1 of each year starting January 1, 2014, subject to the grantee remaining employed with us through such dates. Our financial

Executive compensation

  statements do not show these options as being outstanding on December 31, 2012 because they recognize these options as having been awarded in 2013 rather than 2012. See "—Equity Incentives—Formation grants."

(5)
Of these options granted on March 1, 2012, 400,000 vested immediately and the remaining 1,600,000 will vest in four equal installments on December 31 of each year starting December 31, 2013, subject to the grantee remaining employed with us through such dates.

(6)
The exercise price was determined by our board of directors or our compensation committee.

POTENTIAL PAYMENTS UPON TERMINATIONS OF EMPLOYMENT OR FOLLOWING A CHANGE IN CONTROL

The employment agreement with Mr. Sillerman provides that, upon a termination of Mr. Sillerman's employment with us (i) by us without "cause," (ii) by Mr. Sillerman due to "constructive termination without cause," (iii) in the event of a "change of control" of the Company or (iv) resulting from the death or disability of Mr. Sillerman, we shall make a payment to Mr. Sillerman (or his estate, as applicable) subject to his execution of a release of claims, in the amount of $5.0 million, plus a payment equal to a pro-rated annual bonus based on Mr. Sillerman's prior year's bonus. In addition, upon such a termination, or upon our election not to renew Mr. Sillerman's employment at the end of his term, all previously issued but unvested stock options and restricted stock issued to Mr. Sillerman shall accelerate. Under the employment agreement with Mr. Sillerman, the Company must also pay costs subject to his execution of a release of claims, associated with Mr. Sillerman's health and dental benefits for a period of 12 months following his termination without cause, due to constructive termination without cause, a change of control, or death.

The employment agreement with Mr. Slater provides that, upon a termination of Mr. Slater's employment with us (i) by us without "cause," (ii) by Mr. Slater due to "constructive termination without cause," (iii) in the event of a "change of control" of the Company or (iv) resulting from the death or disability of Mr. Slater, we shall make a payment to Mr. Slater (or his estate, as applicable), subject to his execution of a release of claims, in the amount of $2,000,000, plus a payment equal to a pro-rated annual bonus based on Mr. Slater's prior year's bonus. In addition, upon such a termination, or upon our election not to renew Mr. Slater's employment at the end of his term, all previously issued but unvested stock options and restricted stock issued to Mr. Slater shall accelerate. Under the employment agreement with Mr. Slater, we must also pay costs, subject to his execution of a release of claims, associated with Mr. Slater's health and dental benefits for a period of two months following his termination without cause, due to constructive termination without cause, a change of control, or death.

The employment agreement with Mr. Finkel provides that, upon a termination of Mr. Finkel's employment with us (i) by us without "cause," (ii) by Mr. Finkel due to "constructive termination without cause" or (iii) resulting from the death or disability of Mr. Finkel, we shall make a severance payment to Mr. Finkel (or his estate, as applicable), subject to his execution of a release of claims, in the amount equal to six months current base salary, plus a payment equal to a pro-rated annual bonus based on Mr. Finkel's prior year's bonus. In addition, upon such a termination, or upon our election not to renew Mr. Finkel's employment at the end of his term, all previously issued but unvested stock options and restricted stock issued to Mr. Finkel shall accelerate. Under the employment agreement with Mr. Finkel, we must also pay costs, subject to his execution of a release of claims, associated with Mr. Finkel's health and dental benefits for a period of two months following his termination without cause, due to constructive termination without cause, or death.

The employment agreement with Mr. Rosenstein provides that, upon a termination of Mr. Rosenstein employment with us (i) by us without "cause," (ii) in the event of a "change of control" of the Company or (iii) resulting from the death or disability of Mr. Rosenstein, we shall make a severance

Executive compensation

payment to Mr. Rosenstein (or his estate, as applicable), subject to his execution of a release of claims, in the amount equal to six months current base salary. In addition, upon such a termination, or upon our election not to renew Mr. Rosenstein's employment at the end of his term, all previously issued but unvested stock options issued to Mr. Rosenstein shall accelerate. Under the employment agreement with Mr. Rosenstein, we must also pay costs, subject to his execution of a release of claims, associated with Mr. Rosenstein's health and dental benefits for a period of two months following his termination without cause, due to constructive termination without cause, or death.

The employment agreement with Mr. Crowhurst provides that, upon a termination of Mr. Crowhurst's employment with us (i) by us without "cause," (ii) by Mr. Crowhurst due to "constructive termination without cause" or (iii) resulting from the death or disability of Mr. Crowhurst, we shall make a severance payment to Mr. Crowhurst (or his estate, as applicable), subject to his execution of a release of claims, in the amount equal to twelve months current base salary, plus a payment equal to a pro-rated annual bonus based on Mr. Crowhurst's prior year's bonus. In addition, upon such a termination, or upon our election not to renew Mr. Crowhurst's employment at the end of his term, all previously issued but unvested stock options and restricted stock issued to Mr. Crowhurst shall accelerate. Under the employment agreement with Mr. Crowhurst, we must also pay costs, subject to his execution of a release of claims, associated with Mr. Crowhurst's health and dental benefits for a period of two months following his termination without cause, due to constructive termination without cause, or death.

The employment agreement with Mr. Rascoff provides that, upon a termination of Mr. Rascoff's employment with us (i) by us without "cause," (ii) by Mr. Rascoff due to "constructive termination without cause" or (iii) resulting from the death or disability of Mr. Rascoff, we shall make a severance payment to Mr. Rascoff (or his estate, as applicable), subject to his execution of a release of claims, in the amount equal to twelve months current base salary, plus a payment equal to a pro-rated annual bonus based on Mr. Rascoff's prior year's bonus, and we are obligated to continue to pay the $20,000 per month expense allowance provided in his employment agreement for one year after termination of employment. In addition, upon such a termination, or upon our election not to renew Mr. Rascoff's employment at the end of his term, all previously issued but unvested stock options and restricted stock issued to Mr. Rascoff shall accelerate. Under the employment agreement with Mr. Rascoff, we must also pay costs, subject to his execution of a release of claims, associated with Mr. Rascoff's health and dental benefits for a period of two months following his termination without cause, due to constructive termination without cause, or death.

The employment agreement with Mr. Stephenson provides that, upon a termination of Mr. Stephenson's employment with us (i) by us without "cause," (ii) by Mr. Stephenson due to "constructive termination without cause" or (iii) resulting from the death or disability of Mr. Stephenson, we shall make a severance payment to Mr. Stephenson (or his estate, as applicable), subject to his execution of a release of claims, in the amount equal to three months current base salary, plus an additional month of salary for every full year Mr. Stephenson was employed by us, in addition to a payment equal to a pro-rated annual bonus based on Mr. Stephenson's prior year's bonus. In addition, upon such a termination, or upon our election not to renew Mr. Stephenson's employment at the end of his term, all previously issued but unvested stock options issued to Mr. Stephenson shall accelerate. Under the employment agreement with Mr. Stephenson, we must also pay costs, subject to his execution of a release of claims, associated with Mr. Stephenson's health and dental benefits for a period of two months following his termination without cause, due to constructive termination without cause, or death.

The employment agreement with Mr. Damon provides that, upon a termination of Mr. Damon's employment with us (i) by us without "cause" or (ii) by Mr. Damon for "good reason," prior to the

Executive compensation

end of his first full year of employment with us, we shall make a severance payment to Mr. Damon in an amount equal to the greater of (y) the difference between twelve months of his base salary less the actual compensation received by Mr. Damon, or (z) six months base salary. Upon a termination of Mr. Damon's employment with us (i) by us without "cause" or (ii) by Mr. Damon for "good reason," after he has completed one full year of employment with us, we shall make a payment to Mr. Damon in the amount equal to six months base salary. In addition, upon a termination of Mr. Damon's employment upon or after a "change of control" of the Company, we shall make a payment to Mr. Damon in the amount equal to twelve months of his base salary.

DIRECTOR COMPENSATION—YEAR ENDED DECEMBER 31, 2012

Name	Fees earned or paid in cash ($)(1)	Stock awards(2)	Option awards ($)(2)	Total ($)

Edward Simon	$22,250	—	$369,932	$392,182
Joseph F. Rascoff	$23,750	—	$369,932	$393,682
John Miller	$22,250	—	$369,932	$392,182
Dr. Andrew N. Bazos	$9,375	$9,375	$369,932	$388,682
D. Geoffrey Armstrong	$7,250	—	$369,932	$377,182

(1)
Represents the amounts of all fees earned and paid in cash for services as a director in 2012. Our director compensation program is described in more detail below.
(2)
Represents the grant date fair value determined in accordance with FASB ASC Topic 718 for share awards and option awards granted to our non-employee directors.

  Our non-employee directors held the following outstanding share awards and option awards as of December 31, 2012:

Name	Outstanding restricted stock	Outstanding option awards

Edward Simon	—	125,000
Joseph F. Rascoff	—	125,000
John Miller	—	125,000
Dr. Andrew N. Bazos	1,875	125,000
D. Geoffrey Armstrong	—	125,000

Effective as of December 18, 2012, our board of directors approved a compensation program pursuant to which we provide the following compensation to our non-employee directors:

•
quarterly payments of $18,750, half of which may be taken in the form of our common stock;

•
$1,000 for attendance at committee meetings;

•
quarterly fees of $2,500 for chairmanship of each of the compensation committee and the governance and nominating committee and $5,000 for chairmanship of the audit committee; and

•
initial grants of stock options to purchase 125,000 shares of common stock, having an exercise price of $4.00 per share. The options vest as follows: 31,250 options at the time of grant and in three equal installments of 31,250 options on the next three anniversaries of the initial grant date. In April 2013, our board revised the director compensation program so that Mr. Cohen and Mr. Meyer would receive options to purchase 175,000 shares of common stock, having an exercise price of $10.00 per share. These options vest as follows: 43,750 options at the time of grant and in three equal installments of 43,750 options on the next three anniversaries of the initial grant date.

We reimburse each non-employee director for out-of-pocket expenses incurred in connection with attending our board and committee meetings.

Certain relationships and related party transactions

AGREEMENTS WITH INDIVIDUALS AND ENTITIES AFFILIATED WITH DIRECTORS AND EXECUTIVE OFFICERS

The relationships and related party transactions described below are in addition to any employment arrangements with our directors and executive officers, which are described under "Executive compensation—Employment arrangements."

In February 2012, SFX EDM Holdings Corporation issued and sold an aggregate of 36,000,000 shares of its common stock at par value to our founder, Chief Executive Officer and chairman, Robert F.X. Sillerman, and funds controlled by him. SFX subsequently acquired SFX EDM Holdings Corporation when the stockholders of SFX EDM Holdings Corporation exchanged all of their shares for a like amount of shares of our common stock under share exchange agreements between and among SFX, SFX EDM Holdings Corporation and the stockholders of SFX EDM Holdings Corporation.

Pursuant to nominee agreements, multiple record holders of our common stock, including certain members of our management and funds controlled by Mr. Sillerman, assigned all of their title and interest in an aggregate of 19,124,000 shares to Mr. Sillerman, as their nominee.

On October 29, 2012, we issued and sold 2,500,000 shares of our common stock at a price per share of $4.00 to Mr. Sillerman for an aggregate purchase price of $10.0 million. We used the proceeds to pay the initial acquisition costs in our joint venture arrangement with ID&T. At the time of the issuance of these shares, our board of directors agreed that Mr. Sillerman may sell these shares to unaffiliated third persons during our capital raising process. Mr. Sillerman subsequently transferred these shares to unaffiliated third-parties.

During 2012, we had a shared services arrangement with Circle Entertainment Inc., or Circle, a company substantially owned and controlled by Mr. Sillerman, pursuant to which we paid Circle for shared office space and office support services, as well as the use of certain of Circle's legal and secretarial employees. This arrangement was memorialized in a written agreement on January 4, 2013. During the six months ended June 30, 2013, we made payments of $181,000 to Circle for the outstanding payables at December 31, 2012 of $181,000. We incurred no expenses for services provided by Circle for the six months ended June 30, 2013 and 2012 and have no amount due to Circle at June 30, 2013. Mr. Meyer currently serves on the board of directors of Circle, as does Mr. Sillerman.

During 2012, we had a shared services arrangement with Viggle Inc., or Viggle, a company substantially owned and controlled by Mr. Sillerman, pursuant to which we paid Viggle for the costs of certain tax, accounting and financial processing services incurred on our behalf. For the year ended December 31, 2012, we incurred costs under this arrangement of $0.01 million and paid $0.007 million. This arrangement was memorialized in a written agreement on January 4, 2013. During the six months ended June 30, 2013, we made payments of $0.27 million to Viggle for expenses incurred in 2013. Costs incurred for the six months ended June 30, 2013 and 2012 totaled $0.3 million and $0.04 million, respectively. As of June 30, 2013, we owed $0.05 million to Viggle. Messrs. Meyer and Miller currently serve on the board of directors of Viggle, as does Mr. Sillerman.

Pursuant to subscription agreements with three separate investors entered into in June 2012 with respect to an aggregate of 5,750,000 shares, Mr. Sillerman granted certain tag-along rights to the three investors that would permit them to participate in any transfer to an unaffiliated third-party by Mr. Sillerman and/or his affiliates of their shares. These tag-along rights will expire immediately prior to the pricing of our initial public offering.

Certain relationships and related party transactions

In the early stages of our development, MJX, LLC, a company owned 100% by Mr. Sillerman, funded the travel and entertainment expenses incurred by our consultants and employees who were assisting in meeting with potential acquisition targets. As of December 31, 2012, we owed MJX, LLC $0.5 million. During the period ended June 30, 2013, we paid MJX, LLC $0.6 million and have no balance with MJX, LLC as of June 30, 2013. We have agreed that MJX, LLC, from time to time, may utilize an SFX employee to assist in tax services. We charge an hourly rate to MJX, LLC equivalent to this employee's hourly rate plus bonus. As of June 30, 2013, MJX, LLC owed us $0.01 million under this arrangement.

On December 31, 2012, we issued a promissory note to Mr. Sillerman in the principal amount of $7.0 million (the "$7.0 million Promissory Note"). The $7.0 million Promissory Note had an interest rate of 9% per annum and a maturity date of March 31, 2013. Under the terms of the $7.0 million Promissory Note, we were required to repay the outstanding principal and interest by (i) one-third of the amounts raised in our equity offerings and (ii) 100% of the amounts raised in debt financings over $15.0 million after December 31, 2012. As of April 3, 2013, the entire promissory note had been repaid.

On March 15, 2013, Mr. Sillerman entered into the Sillerman Guarantee with Barclays Bank PLC, as collateral agent, for the benefit of the other lender parties, in which he personally guaranteed all our obligations under the First Lien Term Loan Facility. On June 5, 2013 the First Lien Term Loan Facility was amended to increase the facility amount by $15.0 million, to a total of $64.5 million. On August 20, 2013, the First Lien Term Loan Facility was amended to further increase the facility by $10.5 million, to a total of $75.0 million. In connection with the June 5, 2013, and August 20, 2013, Amendments to the First Lien Term Loan Facility, Mr. Sillerman entered into an amendment to the Sillerman Guarantee to reaffirm his guarantee thereunder in connection with such amendment. As consideration for personally guaranteeing the obligations under the First Lien Term Loan Facility, the Board of Directors granted Mr. Sillerman the following: (i) warrants to purchase 5,500,000 shares of our common stock at $5.00 per share, (ii) warrants to purchase 750,000 shares of our common stock at $7.50 per share, (iii) warrants to purchase 1,000,000 shares of our common stock at $10.00 per share, and (iv) 1,000,000 shares of our common stock. In April 2013, these warrants and common stock were exchanged for (i) 5,500,000 stock options at a strike price of $5.00 per share, (ii) 750,000 stock options and a strike price of $7.50 per share, (iii) 1,000,000 stock options at a strike price of $10.00 per share and (iv) 1,000,000 shares of restricted stock. (See Note 19, Subsequent events, in the audited financial statements.) In connection with the services provided by Mr. Sillerman with respect to the amendment to the First Lien Term Loan Facility on August 20, 2013, including extending his personal guarantee of the additional $10.5 million under the facility, our board of directors approved a grant to Mr. Sillerman of 233,000 shares of restricted stock, subject to three-year cliff vesting from the date of issuance. Such shares will be issued immediately prior to the closing of this offering under our 2013 Supplemental Equity Compensation Plan.

Our General Counsel, Howard Tytel, serves as a legal consultant and is not an employee of the Company. Mr. Tytel is paid $43,750 per month under an oral agreement that is subject to change at any time. Mr. Tytel is also Counsel in the law firm Reed Smith LLP, which has acted as legal counsel to us since our inception. In March 2012, we granted to Mr. Tytel options to purchase 650,000 shares with an exercise price of $2.00 per share.

On November 1, 2012, we entered into a master services agreement with Sports & Entertainment Physicians, PC, or S & E Physicians, for the provision of advice and consultation regarding various medical issues and services designed to further our goal of hosting safe festivals and events. Andrew N. Bazos, the principal and founder of S & E Physicians, is also a director of the Company and serves as Chairman of our Medical Procedure & Safety Committee. Pursuant to the terms of the master services

Certain relationships and related party transactions

agreement, we have agreed to pay S & E Physicians on terms to be determined provided the charges must not exceed the amounts charged by S & E Physicians to its most favored clients. The services we may request include advice on health, safety and medical training and staffing; consultation on contracts related to medical services; creation of plans, policies and programs to improve our provision of medical services and ensure compliance with applicable laws, regulations, and rules; work with state and local regulatory authorities; and other tasks intended to advance our objective of hosting safe festivals and events. The term of the agreement is from November 1, 2012, the effective date, until November 1, 2013, unless earlier terminated. Either party may terminate the agreement at any time with or without cause by providing 60 days' written notice to the other party. The agreement also provides that we must pay any incremental cost in S & E Physicians' medical malpractice insurance caused solely by execution of the agreement directly to S & E Physicians' insurance company. As of June 30, 2013, S&E Physicians has been paid or accrued approximately $98,142 under its agreement, including consulting fees, travel expenses and malpractice insurance premium payments.

On December 6, 2012, we closed a financing with White Oak Securities LLC in which we issued 300,000 shares of common stock at a price per share of $5.00 for an aggregate purchase price of $1.5 million. Such purchase price was paid in the form of a $1.5 million principal amount promissory note having a maturity date of December 6, 2015. White Oak Securities LLC is controlled by its managing member, Timothy J. Crowhurst, who was subsequently hired as our President in June 2013. The promissory note was secured by the 300,000 shares issued to White Oak Securities LLC, and Mr. Crowhurst personally guaranteed the repayment of $375,000 of the promissory note. In connection with his hiring as our President, Mr. Crowhurst surrendered the 300,000 shares, we cancelled the promissory note, and Mr. Crowhurst was released from the personal guaranty.

We currently have an investment banking relationship with Tangent Capital Partners LLC ("Tangent"). Our President, Timothy J. Crowhurst, is a registered representative of Tangent. Under the current arrangement with Tangent, Tangent shall be paid up to $1.5 million in cash upon the closing of certain financings plus fees for other services to be mutually agreed to between Tangent and us. As of June 30, 2013, Tangent had been paid or accrued approximately $1.0 million in fees under its agreement. On July 17, 2013, we entered into a letter agreement with Tangent to amend the terms of its compensation to provide that after giving effect to the payment of the fees paid and payable as of July 17, 2013, Tangent will receive the balance of its fees no later than September 30, 2013, including a $150,000 financial advisory fee in connection with this offering, and relinquish its right to any additional fees.

Other than compensation agreements and other arrangements which are described under "Executive compensation" and the transactions described above, since January 1, 2012, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any related person had or will have a direct or indirect material interest.

INDEMNIFICATION

Our certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and must advance expenses, including attorneys' fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions. In addition, we have entered into indemnification agreements with our directors and officers and some of our executives have certain indemnification rights arising under their employment agreements with us.

Material United States tax considerations for non-United States holders of common stock

The following is a general discussion of material U.S. federal income and estate tax considerations relating to the acquisition, ownership and disposition of our common stock purchased pursuant to this offering that may be relevant to non-U.S. holders (as defined below) who hold shares of our common stock as capital assets.

This discussion does not address the U.S. state and local, U.S. federal gift, or non-U.S. tax considerations relating to the acquisition, ownership and disposition of our common stock.

As used in this discussion, the term "non-U.S. holder" means a beneficial owner of our common stock (other than a partnership) that is not, for U.S. federal income tax purposes, any of the following:

•
an individual citizen or resident of the United States;

•
a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or of any state or political subdivision thereof or therein, including the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust, if (a) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

An individual may, subject to certain exceptions, be deemed to be a U.S. resident for a calendar year by reason of being present in the United States for at least 31 days in such calendar year and for an aggregate of at least 183 days during a three-year period ending with such current calendar year (counting for such purposes all of the days present in such current calendar year, one-third of the days present in the immediately preceding calendar year, and one-sixth of the days present in the second preceding calendar year). U.S. residents are generally taxed for U.S. federal income tax purposes in the same manner as U.S. citizens.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, we suggest that you consult your own tax advisor as to the particular U.S. federal income and estate tax consequences applicable to you.

This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. We have not sought, and will not seek, any ruling from the Internal Revenue Service (the "IRS") or any opinion of counsel with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

This discussion is for general information only and does not address all of the tax considerations that may be relevant to specific non-U.S. holders in light of their particular circumstances or to non-U.S. holders subject to special treatment under U.S. federal tax laws (such as certain financial institutions, partnerships or other pass-through entities, hybrid entities, insurance companies, tax-exempt entities, retirement plans, brokers or dealers in securities, U.S. expatriates, persons who hold our common stock as part of a straddle, hedge, conversion transaction or other risk-reduction or integrated

Material United States tax considerations for non-United States holders of common stock investment, controlled foreign corporations, passive foreign investment companies, and persons who hold or receive our common stock as compensation).

Prospective purchasers are urged to consult their own tax advisors as to the particular tax considerations applicable to them relating to the acquisition, ownership and disposition of our common stock, including the applicability of U.S. federal, state or local tax laws or non-U.S. tax laws, any changes in applicable tax laws and any pending or proposed legislation or regulations.

DIVIDENDS

A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under the Code. Any distribution not constituting a dividend will be treated first as a return of capital reducing your tax basis in your shares of common stock and, to the extent it exceeds your tax basis, as gain realized on the sale or other disposition of our common stock subject to the rules discussed under "Sale, Exchange or Other Disposition."

We or a withholding agent will have to withhold U.S. federal withholding tax from the gross amount of any dividends paid to a non-U.S. holder at a rate of 30%, unless (a) an applicable income tax treaty reduces or eliminates such tax, and a non-U.S. holder claiming the benefit of such treaty provides to us or such agent proper IRS documentation, or (b) the dividends are effectively connected with a non-U.S. holder's conduct of a trade or business in the United States and the non-U.S. holder provides to us or such agent proper IRS documentation. In the latter case, such non-U.S. holder generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual and corporate rates applicable to U.S. persons.

Additionally, a non-U.S. holder that is a corporation could be subject to a branch profits tax on effectively connected dividend income at a rate of 30% (or at a reduced rate under an applicable income tax treaty). Dividends that are effectively connected with your conduct of a trade or business but that under an applicable income tax treaty are not attributable to a U.S. permanent establishment maintained by you may be exempt from U.S. withholding tax under such treaty, provided you comply with certification and disclosure requirements necessary to obtain treaty benefits.

In addition, where dividends are paid to a non-U.S. holder that is a partnership or other pass-through entity, persons holding an interest in the entity may need to provide certification claiming an exemption or reduction in withholding under an applicable income tax treaty.

Non-U.S. holders that do not timely provide us or our agent with the required certification, but that are eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, may obtain a refund of any excess amount withheld by timely filing an appropriate claim for refund with the IRS.

SALE, EXCHANGE OR OTHER DISPOSITION

Generally, a non-U.S. holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange or other disposition of our common stock unless:

•
such non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition and certain other conditions are met;

•
the gain is effectively connected with such non-U.S. holder's conduct of a trade or business in the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment of such non-U.S. holder); or

Material United States tax considerations for non-United States holders of common stock

•
we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes at any time within the shorter of the 5-year period preceding the disposition or the non-U.S. holder's holding period for our common stock unless our common stock is regularly traded on an established securities market and the non-U.S. holder holds no more than 5% of our outstanding common stock, directly or indirectly, during the relevant period. Generally, a U.S. corporation is treated as a United States real property holding corporation if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business.

We believe that we have not been and are not currently a United States real property holding corporation, and we do not expect to become a United States real property holding corporation. However, no assurances can be made in this regard. Furthermore, no assurances can be provided that our stock will be considered to be regularly traded on an established securities market for purposes of Section 897 of the Code.

If the first exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange or other disposition of our common stock) exceed capital losses allocable to U.S. sources. If the second or third exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. citizen or U.S. corporation, as applicable, unless otherwise provided in an applicable income tax treaty, and a non-U.S. holder that is a corporation could also be subject to a branch profits tax on such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

If the gain from the sale or disposition of your shares is effectively connected with your conduct of a trade or business in the United States but under an applicable income tax treaty is not attributable to a permanent establishment you maintain in the United States, your gain may be exempt from U.S. tax under the treaty. In addition, if we are determined to be a United States real property holding corporation and the 5% exception does not apply, then a purchaser may be required to withhold 10% of the proceeds payable to a non-U.S. holder from a sale or other taxable disposition of our common stock.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

We must report annually to the IRS the amount of dividends or other distributions we pay to you on your shares of common stock and the amount of tax we withhold on these distributions regardless of whether withholding is required. The IRS may make copies of the information returns reporting those distributions and amounts withheld available to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty. Backup withholding tax may also apply to payments made to a non-U.S. holder on or with respect to our common stock, unless the non-U.S. holder certifies as to its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption, and certain other conditions are satisfied.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your shares of common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if you sell your shares of common stock through a U.S. broker or the U.S. office of a foreign broker, the broker will be required to report the amount of proceeds paid to you to the IRS and also perform backup withholding on that amount unless you provide appropriate certification to the broker of your status as a non-U.S. holder or you otherwise establish an exemption. Information reporting will also apply if you sell your shares of common stock through a foreign broker deriving more than a

Material United States tax considerations for non-United States holders of common stock specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documenting evidence in its records that you are a non-U.S. holder and certain other conditions are met or you otherwise establish an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a refund or a credit against such non-U.S. holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS. Non-U.S. holders should consult their own tax advisors regarding the filing of a U.S. tax return for claiming a refund of such backup withholding.

FEDERAL ESTATE TAX

Common stock owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of his or her death generally will be included in the individual's gross estate for U.S. federal estate tax purposes and therefore may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

LEGISLATION AFFECTING TAXATION OF COMMON STOCK HELD BY OR THROUGH FOREIGN ENTITIES

Under legislation enacted in 2010, a 30% U.S. federal withholding tax will be imposed on dividends on stock of U.S. corporations, and on the gross proceeds from the disposition of such stock, paid to a "foreign financial institution" (as specially defined for this purpose), unless such institution enters into an agreement with the U.S. Treasury to collect and provide to the U.S. Treasury substantial information regarding its U.S. account holders and certain account holders that are foreign entities with U.S. owners or complies with local laws that implement an intergovernmental agreement relating to this new legislation between its country and the United States. A 30% U.S. federal withholding tax will also apply to dividends paid on stock of U.S. corporations and on the gross proceeds from the disposition of such stock paid to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. The withholding taxes described above will apply to dividend payments made after December 31, 2013 and payments of gross proceeds made after December 31, 2016. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of such withholding taxes. Non-U.S. holders are urged to consult with their own tax advisors regarding the possible application of these rules to their investment in our common stock.

NEW TAX ON INVESTMENT INCOME

Recent legislation would require individuals, estates and trusts to pay a 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of our common stock, but exempts from such tax non-resident alien individuals. Newly published proposed regulations, upon which, by their terms, taxpayers may rely until final regulations are promulgated, exempt from the tax non-U.S. trusts and estates all of whose beneficiaries are non-U.S. persons. Such proposed regulations reserve on the treatment of non-U.S. trusts and estates with U.S. beneficiaries. Prospective investors should consult their tax advisors regarding the tax consequences of the new legislation and the proposed regulations on the ownership and disposition of our common stock.

The foregoing discussion is only a summary of certain U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock by non-U.S. holders. You are urged to consult your own tax advisor with respect to the particular tax consequences to you of ownership and disposition of our common stock, including the effect of any U.S. federal, state or local tax laws or non-U.S. tax laws and any applicable income or estate tax treaty.

Principal stockholders

We had 63,614,154 shares of common stock outstanding as of September 13, 2013, which were owned by approximately 27 record holders.

The following table sets forth information with respect to the beneficial ownership of our common stock as of the date of this prospectus, and as adjusted to reflect the shares of our common stock offered hereby, by:

•
each person known to own beneficially more than 5% of the capital stock;

•
each of our directors;

•
each of our named executive officers; and

•
all of our directors and executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a "beneficial" owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing that holder's ownership percentage, but not any other person's percentage. Under these rules, more than one person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

			Percent of common stock beneficially owned after the offering assuming no exercise of the over-allotment option	Percent of common stock beneficially owned after the offering assuming full exercise of the over-allotment option
	Number and percent of common stock beneficially owned prior to the offering
Name of beneficial owners	Number	Percent

5% Stockholders:
Robert F.X. Sillerman(1)	37,833,000	58.8%
Entertainment Events Funding LLC(2)	4,000,000	6.3%
One of Us Holding B.V.(3)	4,500,000	7.0%
Officers and Directors:
Robert F.X. Sillerman(1)	37,833,000	58.8%
Mitchell Slater(4)	2,400,000	3.7%
Edward Simon(5)	31,250	*
Joseph F. Rascoff(6)	591,667	*
John Miller(7)	139,250	*
Dr. Andrew N. Bazos(8)	33,125	*
D. Geoffrey Armstrong(9)	391,250	*
Jared Cohen(10)	45,002	*
Michael Meyer(10)	43,750	*
Shelly Finkel(11)	1,400,000	2.2%
ALL DIRECTORS AND EXECUTIVE OFFICERS (15 Persons)	42,344,294	63.7%

*
Less than 1% of our outstanding common stock.

Principal stockholders

(1)
Includes 19,124,000 shares that Mr. Sillerman holds on behalf of multiple record holders of our common stock pursuant to nominee agreements. Also includes: (i) 16,876,000 shares held personally by Mr. Sillerman, (ii) 1,100,000 shares of unvested restricted stock over which Mr. Sillerman has voting power, (iii) exercisable options to purchase 500,000 shares and (iv) 233,000 shares of unvested restricted stock, over which Mr. Sillerman will have voting power, which we expect to issue immediately prior to the closing of this offering.
(2)
The address of Entertainment Events Funding LLC is c/o Och-Ziff Capital Investments LLC, 9 West 57th Street, New York, NY 10019. Daniel S. Och, as Chief Executive Officer of Och-Ziff Capital Management Group LLC, (a) the sole shareholder of Och-Ziff Holding Corporation, the General Partner of OZ Management LP, the Investment Manager of OZ Master Fund, Ltd., and (b) the sole member of Och-Ziff Holding LLC, the General Partner of OZ Advisors II, LP, the General Partner of OZ Global Special Investments Master Fund, L.P., who are the members of Entertainment Events Funding LLC, may be deemed to have voting and/or investment control of the shares held by Entertainment Events Funding LLC.
(3)
The address of One of Us Holding B.V. is De Entree 300, 1101 EE Amsterdam. Includes: (i) 4,000,000 shares, and (ii) exercisable warrants to purchase 500,000 shares. Duncan Cornelis Patrick Stutterheim, Wouter Willem Tavecchio, and Willem Hendrik Timmerman, which are the members of the board of directors of One of Us Holding B.V., may be deemed to have voting and/or investment control of the shares held by One of Us Holding B.V.
(4)
Includes: (i) exercisable options to purchase 400,000 shares and (ii) 2,000,000 shares subject to nominee agreement naming Mr. Sillerman as nominee with respect to such shares.
(5)
Includes exercisable options to purchase 31,250 shares.
(6)
Includes exercisable options to purchase 591,667 shares.
(7)
Includes: (i) exercisable options to purchase 31,250 shares and (ii) 108,000 shares subject to nominee agreement naming Mr. Sillerman as nominee with respect to such shares.
(8)
Includes: (i) exercisable options to purchase 31,250 shares and (ii) 1,875 shares.
(9)
Includes: (i) exercisable options to purchase 31,250 shares and (ii) 360,000 shares subject to nominee agreement naming Mr. Sillerman as nominee with respect to such shares.
(10)
Includes: (i) exercisable options to purchase 43,750 shares and (ii) 1,252 shares.
(11)
Includes: (i) exercisable options to purchase 400,000 shares and (ii) 1,000,000 shares subject to nominee agreement naming Mr. Sillerman as nominee with respect to such shares.

We also filed with the U.S. Securities and Exchange Commission a registration statement on Form S-1 (the ``resale registration statement") relating to the offering and sale from time to time of up to 26,197,277 shares of our common stock by certain of our existing stockholders named as selling stockholders therein. The offer and sale of these shares are not included in the registration statement of which this prospectus is a part, and none of those shares will be included in this offering. In the event that any of the selling stockholders sell shares of our common stock under the resale registration statement, we will not receive any proceeds from those sales. Each of the selling stockholders have signed lock-up agreements with our underwriters that prohibit them, subject to certain exceptions, from selling their shares during the period ending 180 days after the date of this prospectus, and many of them have signed separate lock-up agreements with us. We intend for the resale registration statement to be declared effective by the SEC following the effectiveness of this prospectus and after we have closed one or more of our planned acquisitions.

Description of capital stock

GENERAL

Immediately following this offering we will have                       shares of our common stock issued and outstanding (or                      if the underwriters exercise their option to purchase additional shares of common stock in full). Our certificate of incorporation provides that our authorized capital stock will consist of an aggregate number of 300,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, par value $0.001 per share.

COMMON STOCK

Voting

The holders of our common stock are entitled to one vote for each outstanding share of common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote.

Dividend rights

Holders of our common stock are entitled to receive ratably such dividends and other distributions of cash or any other right or property as may be declared by our board of directors out of our assets or funds legally available for such dividends or distributions.

Liquidation rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities.

PREFERRED STOCK

Under the terms of our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges, and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. There are currently no shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock.

AUTHORIZED BUT UNISSUED CAPITAL STOCK

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NASDAQ Stock Market, which would apply so long as the shares of common stock remain listed on the NASDAQ Global Select Market, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or the then-outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

Description of capital stock

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

OPTIONS

As of September 13, 2013, there were outstanding options to purchase 21,438,500 shares of our common stock subject to our equity compensation plans with a weighted average price of $5.38 per share. In addition, we intend to grant options to employees to purchase approximately 665,000 shares of our common stock at the initial public offering price at the pricing of this offering. These option grants will vest over five-year periods. Compensation expense will be recognized over the relevant vesting period.

WARRANTS

As of September 13, 2013, there were outstanding warrants to purchase 500,000 shares of our common stock with a weighted average price of $2.50 per share.

REGISTRATION RIGHTS

We have entered into various agreements with certain holders of our common stock granting them the right, subject to certain limitations, to include the resale of their shares in certain registration statements we file with the Securities and Exchange Commission ("SEC"). We have also agreed with certain of these parties to file a registration statement for our initial public offering within certain time periods. These stockholders include both investors who purchased shares of our common stock in private placements as well as sellers of businesses that we have acquired who received shares of our common stock as consideration in the acquisition.

We anticipate granting certain registration rights to the sellers in our planned acquisitions, consistent with the registration rights we granted to the previous owners of the companies we have acquired.

Registration of these shares under the Securities Act would result in the shares becoming eligible for sale under the Securities Act immediately upon the effectiveness of such registration. Any sales of securities by holders of these shares could adversely affect the trading prices, if any, of our common stock.

DDP, LIC and MMG Acquisitions

Pursuant to certain registration rights agreements entered into by us with the sellers of DDP, LIC and MMG holders of up to 2,461,027 shares of our common stock will have the right to participate in future registrations of securities. If we propose to file a registration statement under the Securities Act relating to an offering for our own account (other than the initial registration statement for an offering for our own account or a registration statement for an offering to our officers or employees pursuant to an employee benefit plan or in connection with the acquisition of a business) or the account of others, such stockholders will have the right to request that we include their shares of common stock in any such registration statement, subject to specified limitations. In connection with the registration rights, we may limit, including entirely, the number of these investors' shares if the managing underwriters for the relevant public offering determine that the inclusion of those shares would be detrimental to the marketing of the offering. In such case, the shares to be included in the registration shall be reduced pro rata based on the number of shares of common stock each stockholder has

Description of capital stock

requested to include and the aggregate number of shares the stockholders have received. These piggyback registration rights terminate upon the earliest to occur of (1) December 31, 2014, (2) such time as all of the registrable securities have been disposed of pursuant to and in accordance with the registration statement or Rule 144 of the Securities Act or (3) such time as all the registrable securities of a particular holder may be resold pursuant to Rule 144 without volume limitations.

ID&T JV and ID&T Business Acquisition

Under our stockholder agreement with the ID&T Seller, dated August 8, 2013, we have agreed to use commercially reasonable efforts (a) to register for resale (i) the 2,000,000 shares and the shares issuable upon exercise of warrants that were (or may be in the future) issued in connection with the ID&T JV and (ii) the 2,000,000 shares issued in connection with the entry into the ID&T Option and (b) to pursue our initial public offering on a national securities exchange.

Beatport

Pursuant to the merger agreement with Beatport, we agreed to (i) use commercially reasonable efforts to include the shares of our common stock issued to the sellers of Beatport in our initial public offering (or a concurrent resale registration) and (ii) include such shares in our initial public offering (or a concurrent resale registration) on a pro rata basis with the shares of our common stock that were issued by us as consideration in our previously closed acquisitions. Additionally, following the lock-up period of this initial public offering, we agreed to use commercially reasonable efforts to register with the SEC the resale of the shares of our common stock issued to the sellers of Beatport except for shares that are then eligible for resale under Rule 144.

Insight Venture Partners

Pursuant to the subscription agreement we entered into on April 1, 2013 with Insight Venture Partners V, L.P., Insight Venture Partners V (Employee Co-Investors), L.P., and Insight Venture Partners (Cayman) V, L.P. we have agreed to (i) use commercially reasonable efforts to include the 1,000,000 shares of our common stock issued to them in our initial public offering (or a concurrent resale registration) and (ii) include such shares in our initial public offering (or a concurrent resale registration) on a pro rata basis with the shares of our common stock that were issued by us as consideration in our previously closed acquisitions. We also agreed to use commercially reasonable efforts to register with the SEC, following the lock-up period of this initial public offering, the resale of the shares of our common stock issued to the three investors, except for shares that are eligible for resale under Rule 144 following our initial public offering.

LOCK-UP AGREEMENTS

In connection with our acquisitions of certain businesses, we entered into lock-up agreements with some of our stockholders. The lock-up agreements provide that the stockholders may not, subject to certain exemptions, offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock. Lock-up agreements with respect to 1,674,560 shares expire on December 31, 2013.

Upon the closing of certain of our planned acquisitions, we will be required to issue shares of common stock to the selling parties. The sellers who are to receive the shares have agreed to sign the form of lockup agreement provided by our underwriters (or a substantially similar lockup agreement) prior to or on the closing of these acquisitions.

Description of capital stock

REPURCHASE RIGHTS

We have granted certain repurchase rights to the holders of our stock. The terms of these repurchase rights, including information with respect their expiration, are set forth in the table below.

Holder(s) of Repurchase Right	Number of Shares	Price	Relevant Date and Trigger Events
Baron Small Cap Fund	2,500,000	$4.00/share	We have agreed to repurchase these shares upon Baron's election if the SEC has not declared effective a registration statement covering the resale of the shares of our common stock held by this investor by January 15, 2013. This investor has not exercised its repurchase right. If we become required to repurchase these shares, we must do so over a ten-month period on a pro rata basis.
Entertainment Events Funding LLC	4,000,000	$2.50/share
			We have agreed to repurchase these shares if the SEC has not declared effective a registration statement covering the resale of the shares of our common stock held by this investor by January 15, 2013. This investor has not exercised its repurchase right. If we are required to repurchase these shares, we must do so over a ten-month period on a pro rata basis. These repurchase rights are based on the "most favored nation" rights we granted Entertainment Events Funding LLC under its subscription agreement, which require that (until immediately prior to our initial public offering), we provide to them the same right or benefit we provide to a third-party purchasing or receiving our common stock.
Disco Productions, Inc.	1,000,000	$5.00/share	We have agreed to repurchase these shares if we do not have a registration statement declared effective or our shares are not registered pursuant to Section 12 of the Exchange Act by June 30, 2014.
ID&T Seller
	All shares and warrants held by the ID&T Seller or its permitted transferees issued in connection with the ID&T JV (this could include up to 2.0 million shares; warrants to purchase 500,000 shares; and, for a period of five years beginning the year ended December 31, 2013, 100,000 warrants to purchase shares of our common stock if the ID&T JV achieves an EBITDA of $7.0 million or more in the prior fiscal year)	$10.0 million	We have agreed to repurchase these securities if we do not complete our initial public offering by May 26, 2014.
ID&T Seller	All or any portion of the 2,000,000 shares issued in connection with the ID&T Option.	$10.00/share	We have agreed to repurchase these shares if by March 20, 2014 we have not consummated our initial public offering.

Description of capital stock

Holder(s) of Repurchase Right	Number of Shares	Price	Relevant Date and Trigger Events
ID&T Seller	4,000,000 shares plus all other equity granted to the ID&T Seller or its permitted transferees by us in connection with the ID&T JV and the ID&T Option.	$30 million in total or, at the option of the ID&T Seller, all of our equity interests in the ID&T JV
If by March 20, 2014, (i) the closing of our acquisition of 75% of the equity interests of the ID&T Business has not occurred and (ii) we have not consummated our initial public offering, then at any time following that date, the ID&T Seller can require us to repurchase these equity interests.
Former equity holders of Beatport	4,930,000	$5.00/share
On or after March 15, 2014, the former equity holders of Beatport will have the right to require us to repurchase from them the shares of our common stock issued as consideration in the merger. This right will not apply to any shares that have been registered in our initial public offering at an initial offering price of at least $5.00 per share or in a subsequent resale registration or are subsequently eligible for resale under Rule 144 following such initial public offering.
Insight Venture Partners V, L.P. Insight Venture Partners V (Employee Co-Investors), L.P. Insight Venture Partners (Cayman) V, L.P.	Up to 1,000,000	$10.00/share
On or after March 15, 2014, these parties can require us to repurchase shares of our common stock that we have not registered in our initial public offering or registered in a resale registration following such initial public offering, or that are not eligible for resale under Rule 144 following such initial public offering. If prior to the date that these shares are registered for resale or become subsequently eligible for resale under Rule 144 following our initial public offering, we enter into an agreement for the acquisition by any third party of beneficial ownership of more than 50% of the voting power in our voting shares (including by merger or consolidation) or the sale of all of our assets to a third-party in one or a series of related transactions, then this repurchase right will automatically accelerate and become exercisable. If we do not pay these investors the repurchase price of $10.00 per share within ten business days following receipt of notice from the investors of their exercise of this repurchase right, then the repurchase price will increase at a rate of 10% per annum (compounded quarterly) until the date of payment.
Totem	Number of shares to be equal to the quotient of AUD$15.0 million (or $13.9 million) divided by the price per share in our initial public offering	Initial public offering share price
Upon closing of our acquisition of Totem, we are obligated to issue Totem the number of shares equal to the quotient obtained by dividing AUD$15 million (or $13.9 million) by the price per share in our initial public offering.

We granted Totem the right, during the 30 calendar day period beginning on the second anniversary of the closing date, to require us to repurchase at our initial public offering price per share all of the shares of our common stock that we issued to Totem as consideration under the asset contribution agreement.

Description of capital stock

PRE-EMPTIVE AND OTHER RIGHTS

Under the subscription agreement with Entertainment Events Funding LLC, we granted such investor pre-emptive rights to purchase its pro rata portion of any new securities (other than certain excluded securities) that we may from time to time propose to issue or sell to any party. The investor has five business days to close on the purchase of its pro rata portion of any new securities (other than excluded securities) following notice of the offering. These preemptive rights expire at the time the SEC declares effective a registration statement on Form S-1 that covers a primary offering by us or a secondary offering for the accounts of others. In addition, due to the "most favored nation" rights we have granted to Entertainment Events Funding LLC under its subscription agreement, we may be required to offer it similar rights that we may grant or have granted to others. The "most favored nation" right also expires at the time of our initial public offering.

Under a letter agreement with Baron Small Cap Fund, dated October 28, 2012, we agreed, that if the public offering price of (a) our first primary offering of shares or (b) the investor's resale secondary offering of its shares of our stock, is for less than $4.00 per share, we would issue additional shares to the investor so that it would own an aggregate number of shares as if it purchased its shares at the public offering price instead of its $4.00 per share purchase price. We also agreed to issue additional shares to the investor on substantially the same terms as provided in the previous sentence, if we sell shares at an issuance price of less than $4.00 per share at any time prior to the date the SEC declares effective a resale registration statement covering the investor's shares, and we use the proceeds of such stock sale to redeem $10 million of shares that were purchased by Robert F.X. Sillerman.

On April 1, 2013, we issued 1,000,000 shares of our common stock to Insight Venture Partners V, L.P., Insight Venture Partners V (Employee Co-Investors), L.P., and Insight Venture Partners (Cayman) V, L.P., at a price of $10.00 per share. Pursuant to the subscription agreement we entered into in connection with that sale, we agreed that if the price to the public in this offering is less than $10.00 per share, we would issue additional shares to these investors so that each would own an aggregate number of shares as if it purchased its shares at that public offering price instead of the $10.00 per share purchase price.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW THAT MAY HAVE AN ANTI-TAKEOVER EFFECT

Certificate of incorporation and bylaws

Certain provisions in our certificate of incorporation and bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in our best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Calling of special meetings of stockholders

Our certificate of incorporation and bylaws provide that a special meeting of stockholders may be called only by the Chairman, the President, the Chief Executive Officer, our board of directors, or at the request in writing of the holders of not less than 30% of all of the outstanding shares of the corporation entitled to vote. Stockholders are not otherwise permitted to call, or to require that the board of directors call, a special meeting of stockholders.

Advance notice requirements for stockholder proposals and nomination of directors

Our bylaws require stockholders seeking to bring business before an annual meeting of stockholders or to nominate individuals for election as directors at an annual or special meeting of stockholders, to provide timely notice in writing. To be timely, a stockholder's notice must be delivered to, or mailed

Description of capital stock

and received at, our principal executive office not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year's annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting, or, if such meeting is announced later than the 90th day prior to the date of such meeting, the tenth day following the day on which public disclosure (as defined in Article 1.13 of our bylaws) of the date of such annual meeting was first made. Our bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our meetings of stockholders. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the potential acquiror's own slate of directors or otherwise attempting to obtain control of our company.

Board size; filling of vacancies

Our certificate of incorporation and bylaws provides that the number of directors on our board of directors will be fixed exclusively by our board of directors. Newly created directorships resulting from any increase in our authorized number of directors will be filled solely by a majority vote of our remaining directors in office. Any vacancies in our board of directors, however occurring, will be filled solely by a majority vote of our remaining directors in office.

Pursuant to the Delaware General Corporation Law, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the company's amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation provides any action required or permitted to be taken by our stockholders may not be effected by consent in writing by such stockholders unless such action is recommended by all directors then in office.

No cumulative voting

The Delaware General Corporation Law provides that stockholders are denied the right to cumulate votes in the election of directors unless the certificate of incorporation provides otherwise. Our certificate of incorporation does not permit cumulative voting.

Amendment of the bylaws

Our certificate of incorporation and bylaws provide that the board of directors may adopt, amend, or repeal our bylaws. Our certificate of incorporation also permits our stockholders to adopt, amend, or repeal the bylaws upon the vote of the holders of a majority of the voting power of the common stock entitled to vote generally in an election of the directors.

Limits on ability of stockholders to elect directors

Our certificate of incorporation and bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by law. We have entered into indemnification agreements with each of our directors which may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. Our certificate of incorporation provides that the number of directors constituting the whole board of directors may only be fixed by the board of directors. In addition, our certificate of incorporation and bylaws provide that, subject to the rights of holders of any one or more series of preferred stock then outstanding, vacancies and newly created directorships resulting

Description of capital stock

from any increase in the authorized number of directors or from any other cause (other than vacancies which the holders of any class or classes of stock or series of stock are entitled by the certificate of incorporation to fill) shall, unless otherwise required by resolution of the board of directors, be filled by, and only by, the board of directors pursuant to a resolution adopted by a majority of the directors then in office, even if less than a quorum, or by the sole remaining director.

Limits on ability of stockholders to remove directors

Our bylaws provides that any director may be removed, with or without cause, by the stockholders only with the affirmative vote of the holders of not less than a majority of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors.

Venue

Our bylaws will provide, prior to the closing of our initial public offering, that, with certain limited exceptions, unless we consent in writing to the selection of an alternative forum, the state and federal courts located in the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our Certificate of Incorporation or bylaws, (iv) any action to interpret, apply, enforce or determine the validity of our Certificate of Incorporation or bylaws or (v) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have received notice of and consented to the foregoing provision. The enforceability of similar choice of forum provisions in other companies' organizational documents has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Limitations on liability and indemnification of officers and directors

The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breaches of fiduciary duty as a director, except for liability:

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for any breach of a director's duty of loyalty to us or our stockholders;

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for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

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under Section 174 of the Delaware General Corporation Law; or

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for any transaction from which a director derived an improper personal benefit.

Our certificate of incorporation and bylaws provide for the indemnification by us of any person serving as a director, officer, employee or other agent to the fullest extent permissible under the Delaware General Corporation Law. In addition, we have purchased a directors' and officers' insurance policy covering our officers and directors for liabilities that they may incur as a result of any action, or failure to act, in their capacity as officers and directors. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage a stockholder from bringing a lawsuit against our directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative

Description of capital stock

litigation against directors and officers, even though such an action, if successful, might benefit us and our stockholders.

The foregoing provisions of our certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

DELAWARE TAKEOVER STATUTE

We are not subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any "business combination" (as defined below) with any "interested stockholder" (as defined below) for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the Delaware General Corporation Law defines "business combination" to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

TRANSFER AGENT AND REGISTRAR

Upon the completion of our initial public offering, the transfer agent and registrar for our common stock will be Continental Stock Transfer & Trust Company. The transfer agent's address is 17 Battery Place, New York, New York, 10004.

LISTING

We have applied to have our common stock approved for listing on The Nasdaq Global Market under the symbol "SFXE."

Shares eligible for future sale

Prior to this offering, there has been no market for our common stock, and a liquid trading market for our common stock may not develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options or in the public market after this offering, or the anticipation of those sales, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities.

Upon the closing of this offering, we will have outstanding                      shares of common stock, after giving effect to the issuance of                      shares of common stock in this offering and assuming no exercise of the underwriters' option to purchase additional shares.

In addition to the                      shares being sold in this offering, we have filed with the Securities and Exchange Commission ("SEC") a registration statement on Form S-1 (the "resale registration statement") relating to the offering and sale from time to time of up to 26,197,277 shares of our common stock by certain of our existing stockholders named as selling stockholders therein. The offer and sale of, those shares are not included in the registration statement of which this prospectus is a part, and none of those shares will be included in this offering. Each of the selling stockholders have signed lock-up agreements with our underwriters that subject them to the 180-day lock-up described below, and many of them have signed separate lock-up agreements with us. We intend for the resale registration statement to be declared effective by the SEC following the effectiveness of this prospectus and after we have closed one or more of our planned acquisitions.

Of the shares to be outstanding immediately after the closing of this offering, the                      shares to be sold in this offering and any shares sold by the selling stockholders under the resale registration statement will be freely tradable without restriction under the Securities Act unless purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock are "restricted securities" under Rule 144. Substantially all of these restricted securities will be subject to the 180-day lock-up described below.

After the 180-day lock-up period, these restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act, which exemptions are summarized below.

LOCK-UP AGREEMENTS

We, all of our directors and executive officers and holders of substantially all of our currently outstanding capital stock and participants in the directed share program described below have agreed that, subject to certain exceptions, without the prior written consent of UBS Securities LLC, Barclays Capital Inc. and Jefferies LLC, we and they will not, during the period ending 180 days after the date of this prospectus, subject to exceptions specified in the lock-up agreements, offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or hedge our common stock or securities convertible into or exchangeable for or exercisable for our common stock, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable for our common stock. Further, we and each such person have agreed that, during this period, they will not make any demand for, or exercise any right with respect to, the registration of our common stock or warrants or other rights to purchase the common stock.

Shares eligible for future sale

As described under "Underwriting—Directed Share Program," any participants in the Directed Share Program shall be subject to a 180-day lock up with respect to any shares sold to them pursuant to that program. This lock up will have similar restrictions as described above.

Additionally, in our acquisitions of certain target companies, we entered into lock-up agreements with some of our stockholders. The lock-up agreements with respect to 1,674,560 shares of our common stock provide that the stockholder parties may not, subject to certain exemptions, offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock prior to December 31, 2013.

RULE 144

In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner that is not one of our affiliates, would be entitled to sell those shares under Rule 144. For sellers who are our affiliates, sales within any three-month period a number of shares may not exceed the greater of:

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1% of the number of shares of our common stock then outstanding, which will equal approximately                shares immediately after this offering, and

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the average weekly trading volume in our common stock on The Nasdaq Global Market during the four calendar weeks preceding the date of filing of a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

Sales by affiliates under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Upon expiration of the 180-day lock-up period described below and this six-month holding period 36,003,127 shares of our common stock will be eligible for sale under Rule 144 by our affiliates, subject to the above restrictions.

A person may sell shares of common stock acquired from us without regard to manner of sale, the availability of public information about us or volume limitations, if:

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the person is not our affiliate and has not been our affiliate at any time during the three months preceding the sale; and

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the person has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates.

Upon the expiration of the 180-day lock-up period described below, and this six-month holding period approximately 22,145,679 shares of common stock will be eligible for sale by non-affiliates under Rule 144.

We cannot estimate the number of shares of common stock that our existing stockholders will elect to sell under Rule 144.

RULE 701 AND FORM S-8

In general, under Rule 701 of the Securities Act, any of our employees, consultants or advisors who purchased shares from us in connection with a qualified compensatory stock plan or other written agreement is eligible to resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with the various restrictions, including the holding period,

Shares eligible for future sale

contained in Rule 144. Subject to the 180-day lock-up period described below, none of the shares of our common stock will be eligible for sale in accordance with Rule 701.

In addition, following this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock subject to outstanding options under our 2013 Equity Compensation Plan. Shares of our common stock issued under the Form S-8 registration statement will be available for sale in the public market, subject to the Rule 144 provisions applicable to affiliates, and subject to any vesting restrictions and lock-up agreements applicable to these shares.

REGISTRATION RIGHTS

Upon the closing of this offering, certain holders of shares of our common stock will be entitled to rights with respect to the registration of the sale of these shares under the Securities Act. Registration of the sale of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See "Description of Capital Stock—Registration Rights" for additional information.

Underwriting

UBS Securities LLC, Barclays Capital Inc. and Jefferies LLC (collectively, the "Representatives") are acting as joint book-running managers of the offering and are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter's name.

Underwriter	Number of shares

UBS Securities LLC
Barclays Capital Inc.
Jefferies LLC
Stifel, Nicolaus & Company, Incorporated

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the underwriters' option to purchase additional shares as described below) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $             per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The Representatives have advised us that the underwriters do not intend to make sales to discretionary accounts.

If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to                      additional shares at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

We, our officers and directors, our stockholders and our option and warrant holders have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of the Representatives, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock. The Representatives in their sole discretion may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice.

As described below under "—Directed Share Program," any participants in the Directed Share Program shall be subject to a 180-day lock up with respect to any shares sold to them pursuant to that program. This lock up will have similar restrictions as the lock-up agreement described above.

Underwriting

Prior to this offering, there has been no public market for our shares. Consequently, the initial public offering price for the shares was determined by negotiations between us and the Representatives. Among the factors considered in determining the initial public offering price were our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the price at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our shares will develop and continue after this offering.

We have applied to have our shares listed on the NASDAQ Global Market under the symbol "SFXE."

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

Paid by SFX Entertainment, Inc.
	No exercise	Full exercise

Per share	$	$
Total	$	$

We estimate that our portion of the total expenses of this offering will be $          million, which includes an amount not to exceed $             that we have agreed to reimburse the underwriters for certain expenses incurred by them in connection with this offering.

Directed Share Program

At our request, the underwriters have reserved for sale at the initial public offering price up to             shares offered hereby for certain other persons associated with us. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby. Any participants in this program shall be prohibited from selling, pledging or assigning any shares sold to them pursuant to this program for a period of 180 days after the date of this prospectus. See "—Lock-Up Agreements."

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

•
Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

o
"Covered" short sales are sales of shares in an amount up to the number of shares represented by the underwriters' over-allotment option.

o
"Naked" short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters' over-allotment option.

•
Covering transactions involve purchases of shares either pursuant to the underwriters' over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

Underwriting

  o
  To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  o
  To close a covered short position, the underwriters must purchase shares in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

•
Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Pursuant to the underwriting agreement we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NASDAQ Global Market in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. In particular, Barclays Bank Plc, is the administrative agent, UBS Securities LLC is the syndication agent and Jefferies Group LLC is the documentation agent under the First Lien Term Loan Facility. The First Lien Term Loan Facility was negotiated on an arm's length basis and contained or contains customary terms pursuant to which those parties received or receive customary fees and reimbursement for out-of-pocket costs. Pursuant to the terms of the Representatives' engagement to provide us with certain financial and strategic advisory services, each Representative has the right to arrange or lead certain of our financing transactions until the earlier of: (A) 30 months from the date of the expiration of the term of each Representative's engagement thereunder, and (B) our completing $1.5 billion in transaction value of such financing transactions.

Additionally, we have agreed to pay Tangent Capital Partners LLC ("Tangent") financial advisory fees in connection with certain financings and securities offerings, including a $150,000 fee, payable no later than September 30, 2013, in consideration for Tangent's services in connection with this offering.

Underwriting

See "Certain relationships and related party transactions—Agreements with individuals and entities affiliated with directors and executive officers."

NOTICE TO PROSPECTIVE INVESTORS IN THE EUROPEAN ECONOMIC AREA

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus may not be made to the public in that relevant member state other than:

•
to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•
to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•
in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED KINGDOM

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a "relevant person"). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Underwriting

NOTICE TO PROSPECTIVE INVESTORS IN HONG KONG

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

NOTICE TO PROSPECTIVE INVESTORS IN JAPAN

The shares offered in this prospectus have not been registered under the Securities and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

NOTICE TO PROSPECTIVE INVESTORS IN SINGAPORE

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•
to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms

Underwriting

  that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•
where no consideration is or will be given for the transfer; or

•
where the transfer is by operation of law.

NOTICE TO PROSPECTIVE INVESTORS IN SWITZERLAND

This prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations ("CO") and the shares will not be listed on the SIX Swiss Exchange. Therefore, this prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

NOTICE TO PROSPECTIVE INVESTORS IN AUSTRALIA

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia ("Corporations Act")) in relation to the common stock has been or will be lodged with the Australian Securities & Investments Commission ("ASIC"). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

•
you confirm and warrant that you are either:

o
a "sophisticated investor" under section 708(8)(a) or (b) of the Corporations Act;

o
a "sophisticated investor" under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant's certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

o
a person associated with the company under section 708(12) of the Corporations Act; or

o
a "professional investor" within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

•
you warrant and agree that you will not offer any of the common stock for resale in Australia within 12 months of that common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Experts

SFX Entertainment, Inc.

The consolidated financial statements of SFX Entertainment, Inc. and subsidiaries as of December 31, 2012 and December 31, 2011, for the period from July 7, 2011 (inception) to December 31, 2011 and for the year ended December 31, 2012, appearing in this prospectus and the registration statement have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon such report given on authority of such firm as experts in accounting and auditing.

Beatport

The consolidated financial statements of BEATPORT, LLC at December 31, 2012 and 2011, and for the years then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ID&T

The consolidated financial statements of ID&T Holding B.V. and subsidiaries at December 31, 2012 and 2011, and for the years then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young Accountants LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

i-Motion

The combined financial statements of i-Motion GmbH Events & Communication and i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One at December 31, 2012 and 2011, and for the years then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young GmbH, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Totem

The combined financial statements of Totem Onelove Group Pty Ltd and Totem Industries Pty Ltd at December 31, 2012 and 2011, and for the years then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Made

The combined financial statements of Made Event, LLC and EZ Festivals, LLC at December 31, 2012 and 2011, and for the years then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Life in Color

The combined financial statements of Life in Color (Limited Liability Companies) as of July 31, 2012 and for the period then ended and as of December 31, 2011 and 2010 and for each of the two years

Experts

in the period ended December 31, 2011, included in this prospectus have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

Nightlife

The consolidated financial statements of Nightlife Holdings, LLC and subsidiaries as of December 31, 2012, 2011 and 2010 and for the period ended December 31, 2012, and for each of the two years in the period ended December 31, 2011, included in this prospectus have been so included in reliance on the report of BDO USA, LLP, a certified public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

DDP

The financial statements of Disco Productions, Inc. as of December 31, 2011 and 2010 and for each of the two years in the period ended December 31, 2011, included in this prospectus have been so included in reliance on the report of BDO USA, LLP, a certified public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

Legal matters

The validity of the common stock we are offering will be passed upon by Reed Smith LLP, New York, New York for the company. The underwriters have been represented by White & Case LLP, New York, New York.

Where you can find more information

This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement and the exhibits, schedules and amendments to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this prospectus about the contents of any contract or any other document are not necessarily complete, and, in each instance, we refer you to the copy of the contract or other documents filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You may read and copy the registration statement of which this prospectus is a part at the Securities and Exchange Commission's public reference room, which is located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of the registration statement by writing to the Securities and Exchange Commission and paying a fee for the copying cost. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for more information about the operation of the Securities and Exchange Commission's public reference room. In addition, the Securities and Exchange Commission maintains an Internet website, which is located at http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. You may access the registration statement of which this prospectus is a part at the Securities and Exchange Commission's Internet website. Upon closing of this offering, we will be subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the Securities and Exchange Commission. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the Securities and Exchange Commission.

Index to consolidated financial statements

Financial Statements—Life in Color and Affiliates (fka Dayglow and Affiliates) (Predecessor)	F-4
Report of Independent Registered Accounting Firm	F-6
Combined Balance Sheets—July 31, 2012, December 31, 2011 and 2010	F-7
Combined Statements of Operations and Members' Equity (Deficit)—For the seven month period ended July 31, 2012 and for the years ended December 31, 2011 and 2010	F-8
Combined Statements of Cash Flows—For the seven month period ended July 31, 2012 and for the years ended December 31, 2011 and 2010	F-9
Notes to Combined Financial Statements	F-10
Financial Statements—SFX Entertainment, Inc. (Successor) (Restated)	F-14
Report of Independent Registered Accounting Firm	F-16
Consolidated Balance Sheets (Restated)—December 31, 2012 and 2011	F-17
Consolidated Statements of Operations—For the year ended December 31, 2012 and for the period from July 7, 2011 (Inception) through December 31, 2011	F-18
Consolidated Statements of Stockholders' Equity/(Deficit) (Restated)—For the period from July 7, 2011 (Inception) through December 31, 2012	F-19
Consolidated Statements of Cash Flows—For the year ended December 31, 2012 and for the period from July 7, 2011 through December 31, 2011	F-20
Notes to Consolidated Financial Statements	F-21
Financial Statements—SFX Entertainment, Inc. (Successor)	F-55
Consolidated Balance Sheets (Unaudited) as of June 30, 2013 and December 31, 2012 (Restated)	F-57
Consolidated Statements of Operations (Unaudited) for the three months and the six months ended June 30, 2013 and 2012	F-58
Consolidated Statements of Stockholders' Equity (Unaudited) for the six months ended June 30, 2013	F-59
Consolidated Statements of Cash Flows (Unaudited) for the six months ended June 30, 2013 and 2012	F-60
Notes to Consolidated Financial Statements	F-61
Financial Statements of Acquired Companies
Disco Productions, Inc.—Annual statements	F-95
Independent Auditors' Report	F-96
Balance Sheets—December 31, 2011 and 2010	F-97
Statements of Income and Accumulated Deficit—For the years ended December 31, 2011 and 2010	F-98
Statements of Cash Flows—For the years ended December 31, 2011 and 2010	F-99
Notes to Financial Statements	F-100
Disco Productions, Inc.—Interim statements	F-105
Balance Sheets—June 19, 2012 (unaudited) and December 31, 2011 (audited)	F-106
Statements of Operations and Accumulated Deficit—For the period ended June 19, 2012 and the six months ended June 30, 2011	F-107
Statement of Cash Flows—For the period ended June 19, 2012 and for the six months ended June 30, 2011	F-108
Notes to Unaudited Financial Statements	F-109

Index to consolidated financial statements

Nightlife Holdings, LLC—Annual statements	F-115
Independent Auditor's Report	F-117
Balance Sheets—December 31, 2012, 2011 and 2010	F-119
Statements of Income and Members' Equity—For the period ended December 31, 2012 and for the years ended December 31, 2011 and 2010	F-120
Statements of Cash Flows—For the period ended December 31, 2012 and years ended December 31, 2011 and 2010	F-121
Notes to Consolidated Financial Statements	F-122
BEATPORT, LLC—Annual Statements	F-125
Report of Independent Auditors	F-127
Balance Sheets—December 31, 2012 and 2011	F-128
Consolidated Statements of Operations—For the years ended December 31, 2012 and 2011	F-129
Consolidated Statements of Members' Equity (Deficit)—For the years ended December 31, 2012 and 2011	F-130
Consolidated Statements of Cash Flows—For the years ended December 31, 2012 and 2011	F-131
Notes to Consolidated Financial Statements	F-132
Financial Statements of Planned Acquisitions
ID&T HOLDING B.V.—Annual Statements	F-141
Report of Independent Auditors	F-143
Consolidated Balance Sheets—December 31, 2012 and 2011	F-144
Consolidated Statements of Operations	F-145
Consolidated Statements of Comprehensive Income—For the years ended December 31, 2012 and December 31, 2011	F-146
Consolidated Statements of Stockholders' Equity/(Deficit)—For the years ended December 31, 2012 and 2011	F-147
Consolidated Statements of Cash Flows—For the years ended December 31, 2012 and 2011	F-148
Notes to Consolidated Financial Statements	F-149
ID&T HOLDING B.V.—Interim Statements	F-165
Consolidated Balance Sheets—(unaudited) June 30, 2013 and December 31, 2012	F-167
Consolidated Statements of Operations (unaudited) For the three months ended June 30, 2013 and 2012 and for the six months ended June 30, 2013 and 2012	F-168
Consolidated Statements of Comprehensive Income—(unaudited) For the three months ended June 30, 2013 and 2012 and for the six months ended June 30, 2013 and 2012	F-169
Consolidated Statements of Shareholders' Equity/(Deficit)—(unaudited) as of June 30, 2013, December 31, 2012, and January 1, 2012	F-170
Consolidated Statements of Cash Flows—For the six months ended June 30, 2013 and 2012 (unaudited)	F-171
Notes to Consolidated Financial Statements	F-172
i-Motion GmbH—Annual Statements	F-191
Report of Independent Auditors	F-193
Combined Balance Sheets—December 31, 2012 and 2011	F-194
Combined Statements of Comprehensive Income—For the years ended December 31, 2012 and December 31, 2011	F-195
Combined Statements of Changes in Equity—For the years ended December 31, 2012 and 2011	F-196
Combined Cash Flow Statements—For the years ended December 31, 2012 and 2011	F-197
Notes to Consolidated Financial Statements	F-198

Index to consolidated financial statements

i-Motion GmbH—Interim Statements	F-215
Combined Balance Sheets—(unaudited) June 30, 2013 and December 31, 2012	F-216
Combined Statements of Comprehensive Income—For the six months ended June 30, 2013 and June 30, 2012 (unaudited)	F-217
Combined Statements of Changes in Equity—For the six months ended June 30, 2013 and 2012, and for the years ended December 31, 2012 and 2011 (unaudited)	F-218
Combined Cash Flow Statements—For the six months ended June 30, 2013 and June 30, 2012 (unaudited)	F-219
Notes to Consolidated Financial Statements	F-220
Totem Onelove Group and Totem Industries Pty Ltd—Annual Statements	F-237
Report of Independent Auditors	F-239
Combined Balance Sheets—December 31, 2012 and 2011	F-240
Combined Statements of Comprehensive Income—For the years ended December 31, 2012 and December 31, 2011	F-241
Combined Statements of Owners' Equity/(Deficit)—For the years ended December 31, 2012 and 2011	F-242
Combined Statements of Cash Flows—For the years ended December 31, 2012 and 2011	F-243
Notes to Consolidated Financial Statements	F-244
Totem Onelove Group and Totem Industries Pty Ltd—Interim Statements	F-254
Combined Balance Sheets—As of June 30, 2013 and June 30, 2012 (unaudited) and December 31, 2012 and 2011	F-256
Combined Statements of Comprehensive Income—For the three months ended June 30, 2013 and June 30, 2012 (unaudited) and for the six months ended June 30, 2013 and June 30, 2012 (unaudited)	F-257
Combined Statements of Owners' Equity—For the six months ended June 30, 2013 and June 30, 2012 (unaudited) and for the years ended December 31, 2012, 2011 and 2010	F-258
Combined Statement of Cash Flows—For the six months ended June 30, 2013 and June 30, 2012 (unaudited) and years ended December 31, 2012 and 2011	F-259
Notes to Financial Statements	F-260
Made Event—Annual and Interim Statements	F-271
Report of Independent Auditors	F-273
Combined Balance Sheets—As of June 30, 2013 and June 30, 2012 (unaudited) and December 31, 2012 and 2011	F-274
Combined Statements of Operations and Member's Equity—For the six months ended June 30, 2013 and June 30, 2012 (unaudited) and for the years ended December 31, 2012 and December 31, 2011	F-275
Combined Statements of Cash Flows—For the six months ended June 30, 2013 and June 30, 2012 (unaudited) and for the years ended December 31, 2012 and December 31, 2011	F-276
Notes to Consolidated Financial Statements	F-277

Life In Color and Affiliates
fka Dayglow and Affiliates
(Limited Liability Companies)

Combined Financial Statements

Period Ended July 31, 2012 and Year
Ended December 31, 2011 and 2010

Life In Color and Affiliates (Limited Liability Companies)

Report of independent registered accounting firm

To the Members
Life In Color and Affiliates
Miami, Florida

We have audited the accompanying combined balance sheets of Life In Color and Affiliates (fka Dayglow and Affiliates) (limited liability companies) (the "Company") as of July 31, 2012; December 31, 2011 and 2010 and the related combined statements of operations and members' equity (deficit), and cash flows for the period ended July 31, 2012 and the years ended December 31, 2011 and 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Life In Color and Affiliates (limited liability companies) at July 31, 2012, December 31, 2011 and 2010 and the results of its operation and its cash flows for the period ended July 31, 2012 and the years ended December 31, 2011 and 2010, in conformity with accounting principles generally accepted in the United States.

New York, NY
April 22, 2013

Life In Color and Affiliates (Limited Liability Companies)

Combined balance sheets

	July 31, 2012	December 31, 2011	December 31, 2010

Assets
Current:
Cash	$182,444	$44,414	$15,010
Accounts receivable	199,574	157,563	—
Prepaid event expenses	388,984	253,570	—
Other current assets	61,355	95,763	2,570

Total Current Assets	832,357	551,310	17,580
Property and Equipment, Net (Note 3)	723,817	559,315	2,523
Other Assets	58,806	—	—

	$1,614,980	$1,110,625	$20,103

Liabilities and Members' Equity (Deficit)
Current Liabilities:
Accounts payable	$139,206	$83,397	$3,238
Accrued expenses	538,460	316,013	—
Deferred revenue	666,630	662,797	—
Ticketfly advance	163,366	—	—
Note payable (Note 4)	159,716	83,333	—

Total Current Liabilities	1,667,378	1,145,540	3,238
Note Payable (Note 4)	—	16,667	—
Loans Payable—Members (Note 2)	440,000	565,000	—

Total Liabilities	2,107,378	1,727,207	3,238
Commitments (Note 5)
Members' Equity (Deficit) (Note 6)	(492,398)	(616,582)	16,865

	$1,614,980	$1,110,625	$20,103

See accompanying notes to combined financial statements.

Life In Color and Affiliates (Limited Liability Companies)

Combined statements of operations and members' equity (deficit)

	Seven Month Period Ended July 31, 2012	Year ended December 31, 2011	Year Ended December 31, 2010

Revenues	$10,985,968	$9,606,232	$1,131,488
Operating Expenses:
Direct operating expenses	8,219,045	8,572,487	833,416
Selling, general and admin expenses	2,323,365	1,142,495	250,884
Depreciation and amortization	94,679	41,214	1,261

Operating Income (Loss)	348,879	(149,964)	45,927
Other Income (Expenses)	13,060	(8,483)	25,281

Net Income (Loss)	361,939	(158,447)	71,208
Members' Deficit, Beginning of Period	(616,852)	16,865	1,499
Contributions from Members	—	30,000	—
Distributions to Members	(237,755)	(505,000)	(55,842)

Members' Deficit, End of Period	$(492,398)	$(616,582)	$16,865

See accompanying notes to combined financial statements.

Life In Color and Affiliates (Limited Liability Companies)

Combined statements of cash flows

	Seven Month Period ended July 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010

Cash Flows From Operating Activities:
Net income (loss)	$361,939	$(158,447)	$71,208
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	94,679	41,214	1,261
Increase (decrease) from changes in operating assets and liabilities:
Accounts receivable	(42,011)	(157,563)	—
Prepaid event expenses	(135,414)	(253,570)	—
Accounts payable	55,809	83,397	—
Accrued expenses	222,447	312,776	3,238
Deferred revenue	3,833	662,797	—
Ticketfly advance	163,366	—	—
Other assets	(24,398)	(93,195)	(1,172)

Net Cash Provided By Operating Activities	700,249	437,409	74,535

Cash Flows From Investing Activities:
Purchases of property and equipment	(259,181)	(598,005)	(3,784)

Cash Flows From Financing Activities:
Net borrowings on notes payable	59,716	100,000	—
Proceeds from (payment to) members on loans payable	(125,000)	565,000	(2,419)
Contributions from members	—	30,000	—
Distributions to members	(237,755)	(505,000)	(55,842)

Net Cash Provided By (Used In) Financing Activities	(303,039)	190,000	(58,261)

Net Increase in Cash	138,030	29,404	12,490
Cash, Beginning of Period	44,414	15,010	2,520

Cash, End of Period	$182,444	$44,414	$15,010

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$25,139	$18,000	$1,500

See accompanying notes to combined financial statements.

Life In Color and Affiliates (Limited Liability Companies)

 Notes to combined financial statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of business

Life In Color and Affiliates (fka Dayglow and Affiliates) (limited liability companies) were incorporated in the State of Florida as promoters and operators of EMC-themed concerts with live entertainment. Since Life In Color and Affiliates are limited liability companies, their members are generally not liable for the debts, obligations or liabilities of the respective companies as defined below.

Basis of accounting

The accompanying combined financial statements have been prepared on the accrual basis of accounting whereby revenue is recognized when earned and expenses are recognized when incurred.

Principles of combination

The accompanying combined financial statements include the accounts of Dayglow & Affiliates, LLC (now operating as SFX-LIC Operating LLC) ("LIC"), Committee Entertainment LLC ("CE") and Advance Concert Productions LLC ("ACP") (collectively referred to as the "Company"). The Company has been combined by virtue of common ownership and management. In addition, substantially all of ACP's revenue is earned through equipment rentals to LIC, which has been eliminated in combination along with all other significant intercompany accounts and transactions.

Concentrations of credit risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade receivables. Exposure to losses on trade account receivables is minimal as the promoters whom the Company partners with for ticket sales and collection of event revenues typically remit proceeds to the Company in a timely manner. The Company maintains balances at financial institutions, which at times exceed the federally insured limit. The Company has not historically experienced losses on these accounts.

Accounts receivable

Accounts receivable are customer obligations due under normal trade terms. The Company partners with promoters on certain events to take responsibility for the collection of event revenues and payment of event expenses. The Company believes no allowance for doubtful accounts as of July 31, 2012 is necessary.

Prepaid event expenses

The Company routinely incurs event expenses in advance of the event date, which are recorded as prepaid event expenses. The amounts are expensed when the event takes place.

Property and equipment, and depreciation and amortization

Property and equipment are stated at cost. Depreciation and amortization expense is computed over the estimated useful lives of the assets by the straight-line method for financial reporting purposes. Expenditures for maintenance and repairs are expensed as incurred and additions, renewals and betterments that materially extend the life of an asset are generally capitalized.

Life In Color and Affiliates (Limited Liability Companies)

Notes to combined financial statements (Continued)

Revenue recognition

Revenue from ticket sales from events and concerts is recognized when the performance occurs. Ticket sales collected in advance of an event date are recorded as deferred revenue.

The Company evaluates the criteria outlined in Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Subtopic 605-45, "Revenue Recognition—Principal Agent Considerations," in determining whether it is appropriate to record the gross amount of revenues and related costs or the net revenues. Under this accounting guidance, if the Company is the primary obligor to perform the services being sold, has general inventory risk as it pertains to recruiting and compensating the talent, has the ability to control the ticket pricing, has discretion in selecting the talent, is involved in the production of the event, generally bears the majority of the credit or collection risk, or has several but not all of these indicators, revenue is recorded gross. If the Company does not have several of these indicators, it records revenues or losses on a net basis.

According to the guidance, for the majority of the Company's events, the Company has several of the above indicators and therefore it recognizes revenue gross as a principal. Additionally, the Company charges for and collects ticketing and credit card processing surcharges and records the amounts in revenue on a gross basis. Actual expenses paid to the ticket service provider and credit card merchant processors are reflected in expenses.

Direct operating expenses

Direct operating expenses include artist performance fees and travel expenses, venue fees, show-specific marketing and advertising expenses, show-related production expenses, ticket processing fees and other costs related to producing the events. These costs are primarily variable in nature.

Selling, general and administrative expenses

Selling, general and administrative expenses include salaries and wages related to full-time employees, credit card fees and other expenses.

Income taxes

The Company is comprised of limited liability companies and the shareholders are required to report their respective shares of the Company's income in their individual tax returns. Accordingly, no federal corporation income tax provision has been made in the accompanying combined financial statements. The combined financial statements include a provision for various state income taxes, which amounts are immaterial. Deferred income taxes are not material to the Company's financial position or results of operations.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

Fair value of financial instruments

The Company values its assets and liabilities using the methods of fair value as described in ASC 820, Fair Value Measurements and Disclosures. ASC 820 establishes a three-tier fair value hierarchy, which

Life In Color and Affiliates (Limited Liability Companies)

Notes to combined financial statements (Continued)

prioritizes the inputs used in measuring fair value. The three levels of fair value hierarchy are described below:

The three levels of the fair value hierarchy under ASC 820 are described as follows:

Level 1 inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2 inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in inactive markets; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means. If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The carrying amounts of the Company's financial instruments including cash, receivables and payables are carried at cost, which approximates fair value due to the immediate and short maturity of these assets and liabilities. The Company's debt relates to related party loans and third party notes payable at market interest rates, which approximate fair value.

2. RELATED PARTY TRANSACTIONS

In December 2011, the Company executed unsecured loan agreements of $565,000 with members, $440,000 of which were outstanding as at July 31, 2012. The loans have a 5-year maturity term and bear interest at 5%. The Company is to make interest only payments on a semi-annual basis and a balloon payment at maturity.

There was $16,342 and $0 in interest expense in the seven month period ended July 31, 2012 and the year ended December 31, 2011 respectively.

3. PROPERTY AND EQUIPMENT, NET

Property and equipment consists of the following:

	July 31, 2012	December 31, 2011	December 31, 2010	Estimated Useful Lives

Computer equipment	$20,799	$16,725	$3,381	3 years
Furniture and fixtures	17,182	15,017	403	3 years
Production equipment	822,990	570,048	—	5 years

	860,971	601,790	3,784
Less: Accumulated depreciation and amortization	(137,154)	(42,475)	(1,261)

Net property and equipment	$723,817	$559,315	$2,523

4. NOTE PAYABLE

The Company executed a $100,000 and $150,000 unsecured promissory note agreement with Treehouse International, LLC on August 2, 2011 and January 31, 2012, respectively. Total amount outstanding on these notes as of July 31, 2012 were $58,393 and $101,323, respectively. The first note

Life In Color and Affiliates (Limited Liability Companies)

Notes to combined financial statements (Continued)

has an 18-month term and bears interest at 15%, with an interest free period for the first six months while the second note has a 13-month term and bears interest at 8%. The Company is required to make monthly amortization payments of $9,583 and $13,048 respectively beginning March 2012.

There are no covenants to these notes and the notes are personally guaranteed by three of the members. In August 2012, the entire balance outstanding was repaid. There was $10,563 and $0 in interest expense in the seven month period ended July 31, 2012 and the year ended December 31, 2011, respectively.

5. COMMITMENTS

Lease commitment

The Company leases its office and warehouse facilities under noncancellable operating lease agreements, which expire on July 31, 2012 and August 31, 2014, respectively. The Company did not renew the July 31 lease and paid a monthly rent of $5,889 in August and September 2012 and moved into a temporary executive office space with a month-to-month rent of $6,906. Future minimum rental commitments are as follows:

Year ending December 31,

2012	$8,704
2013	21,222
2014	14,428

$44,354

Rent expense was $53,123, $42,574 and $5,080 for the seven month period ended July 31, 2012 and the years ended December 31, 2011 and 2010, respectively.

6. MEMBERS' EQUITY (DEFICIT)

LIC has four members, of which three members each owns 29% and the fourth member owns 13%. CE has four members, of which two members each owns 30% while the third and fourth members own 25% and 15%, respectively. ACP has six members, of which three members each owns 22% while the fourth, fifth and sixth members own 15%, 11.5% and 7.5%, respectively. Total members' equity (deficit) by entity is as follows:

	July 31, 2012	December 31, 2011	December 31, 2010

Life In Color LLC	$(461,802)	$(490,186)	$16,470
Committee Entertainment LLC	(673,877)	(443,822)	395
ACP LLC	643,281	317,426	—

	$(492,398)	$(616,582)	$16,865

7. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through August 1, 2012, the date the Company was acquired. There have been no material subsequent events after July 31, 2012 for which disclosure is required, except as noted below.

On August 1, 2012, the members sold all ownership interest in and assets of the Company for a total consideration of $11,950,000, paid as $7,917,667 in cash and $4,032,333 by shares of the purchaser's common stock. The combined financial statements do not reflect this transaction.

Consolidated Financial Statements

SFX Entertainment, Inc.

As of and for the year ended December 31, 2012 and
the period from July 7 (Inception), to December 31, 2011

SFX Entertainment, Inc.

Consolidated Financial Statements
As of and for the year ended December 31, 2012 and
the period from July 7, to December 31, 2011

SFX Entertainment, Inc.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of SFX Entertainment, Inc.

We have audited the accompanying consolidated balance sheets of SFX Entertainment, Inc. (the "Company") as of December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders' equity/(deficit) and cash flows for the year ended December 31, 2012 and the period from July 7, 2011 (inception) through December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SFX Entertainment, Inc. at December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for the year ended December 31, 2012 and the period from July 7, 2011 (inception) through December 31, 2011, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 20, the December 31, 2012 consolidated balance sheet and consolidated statement of stockholders' deficit have been restated to classify the Company's common stock with repurchase rights and the non-controlling interest as temporary equity rather than stockholders' equity as previously reported.

/s/ Ernst & Young LLP

New York, New York
April 24, 2013
except for Note 20, as to which the date is
June 24, 2013
and except for Note 19, as to which the date is
September 17, 2013

SFX Entertainment, Inc.

Consolidated balance sheets
(in thousands except share data)

	December 31,
	2012	2011

	Restated
Assets:
Cash and cash equivalents	$3,675	$—
Accounts receivable	1,998	—
Due from promoters—net of allowance of $997 and $0, as of December 31, 2012 and 2011, respectively	1,597	—
Prepaid expenses	181	—
Other current assets	223	—

Total current assets	7,674	—

Property, plant and equipment	1,311	—
Accumulated depreciation	(75)	—

Property, plant and equipment, net	1,236	—
Goodwill	21,571	—
Intangible assets, net	23,571	—
Other assets	12,680	—

Total assets	$66,732	$—

Liabilities:
Accounts payable and accrued expenses	$7,932	$96
Notes payable, current	8,491	—
Due to related parties	4,525	5
Other current liabilities	4,731	—

Total current liabilities	25,679	101
Deferred tax liabilities	67
Other long-term liabilities	2,313	—

Total liabilities	28,059	101

Commitments and contingencies	—	—
Redeemable common stock, $.001 par value, 7,800,000 and 0 shares outstanding at December 31, 2012 and 2011, respectively (net of $1,500 subscription receivable in 2012)	25,000	0
Redeemable non-controlling interest	4,794	0
Stockholders' equity / (deficit):
Common stock, $0.001 par value, 300,000,000 authorized, 40,461,027 and 0 shares issued and outstanding at December 31, 2012 and 2011, respectively	40	—
Preferred stock, $0.001 par value, 100,000,000 authorized, 0 shares issued and outstanding at December 31, 2012 and 2011	—	—
Additional paid-in capital	25,200	—
Due from stockholder for stock subscriptions	(36)	—
Accumulated other comprehensive loss	(16,325)	(101)

Total stockholders' equity/(deficit)	8,879	(101)

Total liabilities and stockholders' equity / (deficit)	$66,732	$—

See accompanying notes to the consolidated financial statements

SFX Entertainment, Inc.

Consolidated Statements of operations
(in thousands except share data)

	Year Ended December 31, 2012	Period from July 7, 2011 to December 31, 2011

Revenue	$24,815	$—
Direct costs:
Musical talent	7,971	—
Production costs	15,048	—

Gross profit	1,796	—
Operating expenses:
Selling, general and administrative expenses	17,026	101
Depreciation	75	—
Amortization	916	—

Operating loss	(16,221)	(101)
Interest expense	(34)	—
Other income	98	—

Net loss before taxes	(16,157)	(101)
Provision for income taxes	(67)	—

Net loss	$(16,224)	$(101)

Loss per share—basic and diluted	$(0.44)	N/A
Weighted average shares outstanding—basic and diluted	37,186	N/A

See accompanying notes to the consolidated financial statements

SFX Entertainment, Inc.

Consolidated statements of stockholders' equity/(deficit) (Restated)
(in thousands)

	Common Stock		Additional Paid-in- Capital	Stock Subscription Receivable		Total Stockholders' Equity / (Deficit)
					Accumulated Deficit
	Shares	Amount

Balances at July 7, 2011	—	—	—	—	—	—
Net loss	—	—	—	—	$(101)	(101)

Balance at December 31, 2011	—	$—	$—	$—	$(101)	(101)

Net loss	—	—	—	—	$(16,224)	(16,224)
Common Stock issued	40,461	$40	$19,801	—	—	19,841
Non cash stock compensation expense	—	—	2,209	—	—	2,209
Issuance of warrants	—	—	3,190	—	—	3,190
Stock subscription receivable	—	—	—	(36)	—	(36)

Balance at December 31, 2012	40,461	$40	$25,200	$(36)	$(16,325)	8,879

See accompanying notes to the consolidated financial statements

SFX Entertainment, Inc.

Consolidated statements of cash flows
(in thousands)

	Year ended December 31, 2012	Period from July 7, 2011 through December 31, 2011

Cash flow from operating activities:
Net loss	$(16,224)	$(101)
Reconciling items:		—
Depreciation	75	—
Amortization	916	—
Bad debt expense	1,003	—
Stock compensation expense	2,209	—
Provision for deferred income taxes	67	—
Changes in operating assets and liabilities, net of acquisitions:		—
Accounts receivable	(1,290)	—
Due from promoters	(755)	—
Prepaid expenses	176	—
Other current assets	155	—
Other assets	(161)	—
Accounts payable & accrued expenses	6,534	96
Due to related parties	(151)	5
Other current liabilities	836	—

Net cash used by operating activities	(6,610)	—

Cash flow from investing activities:
Purchases of property, plant and equipment	(584)	—
Investment in Joint Venture	(12,500)	—
Acquisition of businesses, net of cash acquired	(16,131)	—

Net cash (used) by investing activities	(29,215)	—

Cash flow from financing activities:
Proceeds from common stock transactions (Including redeemable stock)	32,500	—
Proceeds from notes payable	7,000	—

Net cash provided by financing activities	39,500	—

Net increase in cash	3,675	—

Cash, end of year	$3,675	$—

Supplemental scheduled of non-cash investing activities:
Shares issued in connection with purchase of LIC	$3,932	$—
Shares issued in connection with purchase of Disco	5,000	—
Shares issued in connection with purchase of Nightlife Holdings, Inc.	3,372	—

	$12,304	$—

Supplemental cash flow information:
Interest paid	$43	$—
Income taxes paid	$—	$—

See accompanying notes to the consolidated financial statements

SFX Entertainment, Inc.

 Notes to consolidated financial statements
(in thousands except share data)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of business

SFX Entertainment, Inc. ("SFX" or "the Company"), a Delaware corporation, was formed on June 5, 2012, under the name SFX Holding Corporation. On February 13, 2013, the name was changed to SFX Entertainment, Inc. The operations of SFX began on July 7, 2011, under an entity now named SFX EDM Holdings Corporation (a wholly owned subsidiary of SFX). SFX was formed with the intent of acquiring and operating companies within the live music industry, specifically those engaged in the promotion and production of live music events and festivals in the United States and abroad. Through the Company's recent acquisitions, it is actively engaged in the production and promotion of live electronic music culture (EMC) festivals and events, production of music tours, merchandising and related services. In addition, it also manages large, event-driven nightclubs that serve as venues for key electronic music talent.

As of December 31, 2012, SFX successfully completed the acquisition of certain assets and liabilities of three companies:

•
Disco Productions, Inc. (now operating as SFX-Disco Operating LLC ("Disco")) on June 19, 2012;

•
Dayglow and Affiliates, LLC (now operating as SFX-LIC Operating LLC ("LIC")), on July 31, 2012;

•
Nightlife Holdings, LLC, MMG Nightlife, LLC, US Nightlife Management, LLC, Punta Cana Venue, LLC, Dave Grutman, Inc., SEBU Corp., Brian Gordon, David Grutman and World on a String, LLC (now operating collectively as SFX-Nightlife Operating LLC ("MMG" or "Miami Marketing Group")) on December 31, 2012;

The audited consolidated financial statements of SFX include the activities for the three acquired companies from the dates of their respective acquisition by SFX.

Basis of presentation and principles of consolidation

The accompanying consolidated financial statements of SFX have been prepared applying accounting principles generally accepted in the United States of America ("US GAAP") and include the accounts of the Company and its majority owned and controlled subsidiaries. Intercompany accounts among the consolidated businesses have been eliminated in consolidation. Equity associated with non-controlling interests is stated separately as a component of total stockholders' equity.

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management include allowance for doubtful accounts, purchase accounting allocations, recoverability and useful lives of property, plant and equipment, identifiable intangible assets, and goodwill and the valuation allowance of deferred tax assets, contingencies and equity compensation. Actual results could differ materially from those estimates.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

Revenue recognition

Revenue from festivals and events are recognized when the performance occurs. Ticket sales collected in advance of an event are recorded as deferred revenue.

The Company evaluates the criteria outlined in Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Subtopic 605-45, "Revenue Recognition—Principal Agent Considerations," in determining whether it is appropriate to record the gross amount of revenue and related costs or the net revenue. Under this accounting guidance, if the Company is the primary obligor to perform the services being sold, has general inventory risk as it pertains to recruiting and compensating the talent, has the ability to control the ticket pricing, has discretion in selecting the talent, is involved in the production of the event, generally bears the majority of the credit or collection risk, or has several but not all of these indicators, revenue is recorded gross. If the Company does not have several of these indicators, it records revenue or losses on a net basis.

Direct costs

Direct costs include artist performance fees and travel expenses, venue fees, show-specific marketing and advertising expenses, show-related production expenses, and other costs related to producing the events. These costs are primarily variable in nature.

Selling, general and administrative expenses

Selling, general and administrative expenses include salaries and wages related to employees, credit card fees, legal fees, professional fees, rent and other expenses.

Income taxes

The Company accounts for income taxes in accordance with the liability method. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating losses and tax credit carryforwards. Management must make assumptions, judgments, and estimates to determine the current provision for income taxes and also the deferred tax assets and liabilities as well as any valuation allowance to be recorded against deferred tax assets.

The Company's assumptions, judgments, and estimates relative to the current provision for income taxes take into account current tax laws, its interpretation of current tax laws, and possible outcomes of current and future audits conducted by domestic tax authorities. The Company has established reserves for income taxes to address potential exposures involving tax positions that could be challenged by tax authorities. Although the Company believes its assumptions, judgments, and estimates are reasonable, changes in tax laws or the Company's interpretation of tax laws, and the resolution of potential tax audits could significantly impact the amounts provided for income taxes in the financial statements.

The Company's assumptions, judgments, and estimates relative to the value of a deferred tax asset take into account predictions of the amount and category of future taxable income, such as income from operations or capital gains income. Actual operating results and the underlying amount and category of income in future years could render its current assumptions, judgments, and estimates of recoverable net deferred taxes inaccurate. Any of the assumptions, judgments and estimates mentioned above could

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

cause the Company actual income tax obligations to differ from its estimates, thus materially impacting its financial position and results of operations.

Cash and cash equivalents

The Company considers cash deposits in all highly liquid investments with a maturity of three months or less to be cash equivalents. The Company's cash deposits are held at multiple high credit quality financial institutions. The Company's cash deposits at these institutions often exceeded the federally insured limits.

Accounts receivable and allowance for doubtful accounts

Accounts receivable are primarily amounts due from ticketing agencies in conjunction with events. The Company records a provision for doubtful accounts based on historical experience and a detailed assessment of the collectability of our accounts receivable. To assist with the estimate, management considers certain factors such as historical experience, industry data, credit quality, age of accounts receivable balances, and current economic conditions that may affect a customer's ability to pay. In cases where the Company becomes aware of circumstances that may impair a specific customer's ability to meet its financial obligations, the Company records a specific allowance against amounts due from the customer and thereby reduces the net recognized receivable to the amount reasonably believed to be collectible. There is significant judgment involved in estimating the allowance for doubtful accounts.

Due from promoters, due to promoters and allowance for doubtful accounts

In the period preceding an event, both we and our promoters incur various costs. These costs are tracked in a shared database which can be accessed by both parties at any time. As we incur our costs, we record an asset in prepaid expenses. After the event, we and our promoters agree upon a settlement for that individual event and that settlement culminates the earnings process. Based on the settlement, we record one amount Due From or Due To Promoters for that event. Generally, this settlement results in the promoters owing amounts to us.

Amounts due from promoters are the net receivables due for events. Management assesses the collectability of the receivables and writes off balances when it determines that they are no longer collectible. The Company recorded an allowance for settlement revisions and doubtful accounts of $997 and $0 as of December 31, 2012 and December 31, 2011, respectively. On a periodic basis, management evaluates the balances due from promoters and determines whether to provide an allowance or if any balances should be written down and charged to expense as bad debt. The evaluation is based on a past history of collections, current credit conditions, the length of time the balance is past due, and a past history of write-downs. Amounts due to promoters for events of $165 are included in accounts payable.

Prepaid event expenses

The Company routinely incurs event expenses in advance of the event date. These expenses are recorded as prepaids and are expensed when the event occurs.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

Property, plant and equipment, and depreciation and amortization

Property, plant, and equipment are stated at cost net of accumulated depreciation. Depreciation expense is computed over the estimated useful lives of the assets using the straight-line method. Expenditures for maintenance and repairs are expensed as incurred. Additions, renewals and improvements that materially extend the life of the asset are capitalized and depreciated over five years or the extended life of the asset, whichever is shorter.

Business combinations

The Company accounts for business combinations under the acquisition method of accounting. Identifiable assets acquired, liabilities assumed and any noncontrolling interest in the acquiree are recognized and measured as of the acquisition date at fair value. Shares issued in connection with acquisitions are valued at the most recent private sale per share value. Additionally, contingent consideration is recorded at fair value on the acquisition date and classified as a liability. Goodwill is recognized to the extent by which the aggregate of the acquisition-date fair value of the consideration transferred and any noncontrolling interests in the acquiree exceeds the recognized basis of the identifiable assets acquired, net of assumed liabilities. Determining the fair value of assets acquired, liabilities assumed and noncontrolling interests requires management's judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash flows, discount rates and asset lives among other items. Acquisition related costs, including advisory, legal, accounting, valuation and other costs are expensed in the periods in which the costs are incurred. The results of operations of acquired businesses are included in the consolidated financial statements from the date of acquisition.

Due to the Company's rapid expansion plan, letters of intent, Asset Contribution Agreements ("ACA"), or similar documents are signed regularly for businesses the Company has an interest in acquiring. While the language in each of these varies, management evaluates if there is effectively a constructive acquisition as of the date signed based on the control considerations within Accountings Statement Codification 805—Business Combinations ("ASC 805"). To date, the Company has accounted for all acquisitions as of the date that the Company has transferred valuable consideration and control of the entities in question has been obtained.

Goodwill and intangible assets

Goodwill represents the excess of the aggregate purchase price paid over the fair value of the net tangible assets acquired. Goodwill is not amortized and is tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The Company has determined that it operates as one reporting unit and has selected October 31 as the date to perform the annual impairment test. The first step of the impairment test involves comparing the fair value of the reporting unit to its net book value, including goodwill. If the net book value exceeds its fair value, then the Company would perform the second step of the goodwill impairment test to determine the amount of the impairment loss. When performing the valuation of its goodwill, the Company makes assumptions regarding estimated future cash flows to determine the fair value of our business. If the estimates or related assumptions change in the future, the Company may be required to record impairment loss related to its goodwill. The Company has not recognized any goodwill impairments since its inception.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

The Company accounts for intangible assets and goodwill in accordance with Accounting Statement Codification 350—Intangibles and Goodwill—Other (ASC 350). Intangibles are valued at their fair market value and are amortized taking into account the character of the acquired intangible asset and the expected period of benefit. The Company evaluates intangible assets for impairment, at a minimum, on an annual basis and whenever events or changes in circumstances indicate the carrying value may not be recoverable from its estimated future cash flows. The Company will determine the recoverability of its intangible assets by comparing the net book value to the related projected undiscounted cash flows from these assets, considering a number of factors, including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss. The Company has not recorded an impairment loss on its goodwill or intangible assets.

Impairment of long-lived assets

The Company assesses the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured first by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, an impairment loss would be recognized. When measuring the recoverability of these assets, the Company will make assumptions regarding its estimated future cash flows it expects to be generated by the assets. If the Company's estimates or related assumptions change in the future, the Company may be required to impair these assets. The Company has not recognized any impairment of long-lived assets to date.

Advertising expense

The Company expenses advertising costs when incurred. These costs are recorded on the income statement as selling, general, and administrative expenses. Advertising expenses for the year ended December 31, 2012 was $393. There were no advertising expenses incurred in 2011.

Artist fee tax withholding

Artist fee tax withholdings are amounts owed to federal taxing authorities for income tax withholdings required on payments made to foreign artists for services. These withholdings are withheld from the artist, accrued, and paid to the federal taxing authority. At December 31, 2012 and 2011 $1,971 and $0 are in other current liabilities on the balance sheet.

Fair value of financial instruments

The Company values its assets and liabilities using the methods of fair value as described in ASC 820, Fair Value Measurements and Disclosures. ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The three levels of fair value hierarchy are described below:

The three levels of the fair value hierarchy under ASC 820 are described as follows:

Level 1 inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

Level 2 inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in inactive markets; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means. If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company's financial instruments consist principally of cash, receivables due from promoters, accounts payable, notes payable, other liabilities and warrants issued with respect to the Company's common stock. Cash and receivables due from promoters are financial assets with carrying values that approximate fair value. Accounts payable and other liabilities are financial liabilities with carrying values that approximate fair value. Notes payable and related warrants are recorded based on their relative fair value at date of issuance. The Company believes that the recorded values of all of its financial instruments approximate fair market value because of the nature and duration of the respective financial instruments.

Stock-based compensation

The Company follows the fair value recognition provisions in ASC 718, "Stock Compensation." Stock-based compensation expense recognized during the year includes compensation expense for all share-based payments based on the grant date fair value estimated in accordance with the provisions in the FASB guidance for stock compensation. The grant date is the date at which an employer and an employee reach a mutual understanding of the key terms and conditions of a share-based payment award, awards have been approved as needed, unless such approval is deemed to be a formality or perfunctory and documented contemporaneous documentation exists.

The fair value for options in SFX common stock is estimated on the date of grant using the Black-Scholes option-pricing model. The fair value of the options is amortized to expense on a straight-line basis over the options' vesting period. Expected volatilities were based on similar companies' implied volatilities of traded options and historical volatilities since the Company's common stock has not been publicly traded, in addition, the Company has not paid a dividend on its common stock. The Company uses the simplified method for estimating the expected life within the valuation model which is the period of time that options granted are expected to be outstanding. The risk free rate for periods within the expected life of the option is based on the United States Treasury Note rate.

2. RECENT ACCOUNTING PRONOUNCEMENTS

Jumpstart Our Business Startups Act

On April 5, 2012, the Jumpstart Our Business Startups Act (the "JOBS Act") was enacted, which provided special accommodations for companies defined as emerging growth companies. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an "emerging growth company" can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. The Company's

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

Presentation of comprehensive income

In June 2011, the FASB issued new accounting rules that require an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income, or in two separate but consecutive statements. The new accounting rules eliminate the option to present components of other comprehensive income as part of the statement of equity. The adoption of the new accounting rules in the first quarter of 2012 did not have a material effect on the Company's financial condition, results of operations or cash flows.

In December 2011, the FASB issued new accounting rules which deferred certain provisions of the rules issued in June 2011 that required entities to present reclassification adjustments out of accumulated other comprehensive income by component in both the statement in which net income is presented and the statement in which other comprehensive income is presented.

In February 2013, the FASB issued a final rule related to the reporting of amounts reclassified out of accumulated other comprehensive income that requires entities to report, either on their income statement or in a footnote to their financial statements, the effects on earnings from items that are reclassified out of other comprehensive income. The new accounting rules will be effective for the Company in the first quarter of 2013. The Company does not expect the adoption of the new accounting rules to have a material effect on the Company's financial condition, results of operations or cash flows.

Goodwill impairment testing

In September 2011, the FASB issued new accounting rules related to testing goodwill for impairment. The new accounting rules permit an entity to first assess qualitative factors to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying value. If it is concluded that this is the case, it is necessary to perform the two-step goodwill impairment test prescribed under current accounting rules. Otherwise, the two-step goodwill impairment test is not required. The adoption of the new accounting rules in 2012 did not have a material effect on the Company's financial condition, results of operations or cash flows.

Disclosures about offsetting assets and liabilities

In December 2011, the FASB issued new accounting rules related to new disclosure requirements regarding the nature of an entity's rights of offset and related arrangements associated with its financial instruments and derivative instruments. The new rules are effective for the Company in the first quarter of 2014 with retrospective application required. The Company does not expect the adoption of the new accounting rules to have a material effect on Company's financial condition, results of operations or cash flows.

3. CONCENTRATION OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, accounts receivables and balances due from promoters. Exposure to losses on

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

account receivables is minimal as the promoters with whom the Company partners for ticket sales and collection of event revenues typically remit proceeds to the Company in a timely manner. The Company maintains balances at financial institutions, which at times exceed the federally insured limit. On a periodic basis, management evaluates its due from promoter balances and determines whether to provide an allowance or if any balances should be written down and charged to expense as bad debt. The evaluation is based on a past history of collections, current credit conditions, the length of time the balance is past due, and a past history of write-downs.

The credit risk in amounts due from promoters is generally not diversified due to the limited number of promoters that the Company works with. The following table represents a breakdown of concentrations at December 31, 2012 and December 31, 2011:

Percentage of Due from Promoters at:	December 31, 2012	December 31, 2011

Promoter A	15.7%	N/A
Promoter B	14.3%	N/A
Promoter C	9.5%	N/A

N/A—not applicable

Accounts receivable includes an amount due from one client, which represents 30.4% of the balance.

4. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

(in thousands)	December 31, 2012	December 31, 2011	Estimated Useful Lives

Computer equipment	$96	$—	3 years
Furniture, fixtures and other equipment	35	—	5 years
Production equipment	1,180	—	5-7 years

Property, plant and equipment	$1,311	$—
Less: accumulated depreciation	(75)	—

Property, plant and equipment, net	$1,236	$—

Depreciation expense for the years ended December 31, 2012 and 2011 was $75 and $0, respectively.

5. NOTES PAYABLE

Secured promissory note—Nightlife Holdings, LLC

On December 31, 2012, the Company issued a secured promissory note in the principal amount of $8,491 as part of the acquisition of certain assets and liabilities of MMG. Such amount is included as Notes payable, current on the balance sheet. On March 15, 2013 a payment of $3,000 was made to Nightlife Holdings, LLC and the promissory note was amended and restated to provide that the remaining amount of $5,491 plus interest will be payable on May 15, 2013. This note as amended

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

and restated bears interest at the rate of 0.22% per annum. For further information on the acquisition of Nightlife Holdings, LLC by SFX see Note 8—Business Combinations.

6. OTHER CURRENT LIABILITIES—EVENTBRITE

Through the Company's acquisition of Disco Productions, Inc. ("Disco") the Company became the assignee of an agreement with Eventbrite, Inc. ("Eventbrite"), a ticket sales agency. The agreement provides that Eventbrite will provide certain ticketing services for events managed by SFX-Disco Operating LLC unless the specific venue has a prior ticket agency relationship that would prevent Eventbrite from acting as the ticket agent. In connection with the acquisition of Disco, the Company assumed a liability of $700 to Eventbrite which will be repaid principally from a portion of future ticket sales. At December 31, 2012, the balance due to Eventbrite with respect to this liability was $612, which is expected to be repaid within twelve months. The Company is responsible for the payment of any amounts not recouped by Eventbrite through ticket sales and ultimately has the right to recover such shortfalls, if any, from the former owner of Disco.

7. CONTINGENCIES

Legal matters

During the normal course of business, the Company is occasionally involved with various claims and litigation. Reserves are established in connection with such matters when a loss is probable and the amount of such loss can be reasonably estimated. At December 31, 2012 and 2011, no material reserves were recorded. No reserves are established for losses which are only reasonably possible. The determination of probability and the estimation of the actual amount of any such loss is inherently unpredictable, and it is therefore possible that the eventual outcome of such claims and litigation could exceed the estimated reserves, if any. Based upon the Company's experience, current information and applicable law, it does not believe it is reasonably possible that any proceedings or possible related claims will have a material effect on its financial statements.

Legal expenses are expenses related to the organization and legal formation of SFX Entertainment, Inc. and SFX EDM Holdings Corporation, a limited liability corporation and 100% owned subsidiary of SFX Entertainment, Inc., as well as expenses for acquisition related costs. For the years ended December 31, 2012 and 2011 the Company incurred legal expenses of $4,374 and $96, respectively.

8. BUSINESS COMBINATIONS

On July 31, 2012, SFX acquired certain assets and liabilities of Dayglow and Affiliates, LLC (now operating as LIC) for $12,063 in cash and equity. The purchase price was comprised of $8,131 in cash and $3,932 in common stock. LIC are promoters and operators of EMC-themed concerts with live entertainment.

Under the terms of the asset purchase agreement, if LIC's 2012 earnings before interest, taxes, depreciation and amortization (EBITDA) exceeds $2,300, the former shareholders will receive five times the difference between actual 2012 EBITDA and $2,300. The maximum earn-out payment is $3,500. Two thirds of this contingent consideration, if any, will be paid in cash and the remaining one third in common stock of the Company at $5.00 per share. Considering the results of the business up to the date of acquisition, we did not allocate any value to the earn-out payment at the time of

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

acquisition. Based on the results of LIC, no earn-out payment was achieved for 2012. The $5,939 of Goodwill recognized as part of the acquisition is primarily related to expected synergies and assembled work force. Approximately $1,994 of Goodwill is expected to be deductable for tax purposes.

For the period August 1, 2012 through December 31, 2012, LIC contributed revenue of $10,147 and pre-tax loss of $452. On June 19, 2012, SFX acquired certain assets and liabilities of Disco for $9,000 in cash and equity. The purchase price was comprised of $4,000 in cash and $5,000 in common stock. Disco partners with regional promoters to produce dance music events across the USA and internationally that feature electronic music artists playing at nightclub, arena and festival venues.

The asset purchase agreement includes a provision that the net liabilities assumed by the Company will not exceed $1,500. To the extent that the settlement of assumed liability payments, net of receivable collections, exceeds $1,500, the purchase price paid to the former shareholder will be adjusted in cash or the cancellation of common shares issued. The final settlement of these amounts will occur no later than one year from the date of acquisition. Any adjustments to the purchase price will impact goodwill, accounts receivable and accrued expenses.

For the period from June 20, 2012 through December 31, 2012, Disco contributed revenue of $14,668 and pre-tax loss of ($1,490). Approximately $3,081 of Goodwill resulting from the Disco acquisition is expected to be deductable for tax purposes. Goodwill is primarily related to expected synergies and assembled work force.

On December 31, 2012, SFX acquired certain assets and liabilities representing 80% of the operations of MMG for $16,864 in cash and equity. The purchase price was comprised of $5,000 in cash and a $8,491 promissory note plus $3,373 in common stock. MMG is engaged in the business of nightlife operations and management. Contingent consideration of $2,313 has also been recorded as part of the initial purchase price and is included in other long-term liabilities on the balance sheet of the Company. This amount has been calculated at fair value based on a valuation prepared by an independent third party, and is contingent on the EBITDA results for MMG for 2014 exceeding a threshold amount of $3,372. The contingent payment was valued using a probability weighted income approach. Whereby, different projected EBITDA levels were estimated and possible payment values were calculated based on the EBITDA estimates. These different payment values were then weighted based on their probability of occurrence. The weighted average value was then discounted to the present value using a 20.6% discount rate at December 31, 2012. In connection with the acquisition of MMG the Company recorded an amount representing the non-controlling interest of MMG of $4,794. The non-controlling interest in MMG was determined based on the fair value of MMG less the amounts paid by the Company for the 80% controlling interest.

In addition, the Company has a call option and the holders of the non-controlling interest in MMG have a put option, which are exercisable anytime during the period January 1, 2015 through June 30, 2015. The call and put options provide for the Company to acquire the remaining non-controlling interest at a price based on a multiple of 20% of MMG's 2014 EBITDA times six. Because the put option could require the Company to redeem the non-controlling interests, the Company has restated its financial statements to show the redeemable non-controlling interest in MMG as temporary equity. In addition, the Company will record changes in the value of the redeemable non-controlling interest in MMG as the greater of the amount determined under non-controlling interest guidance and the redemption amount assuming the security was redeemable at the balance sheet date. Goodwill is not expected to be deductable for tax purposes and is attributable to expected synergies.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

The Company has made a preliminary allocation of the purchase price to the assets acquired and liabilities assumed as of the purchase date for its acquisitions. The Company expects to finalize its analysis of the purchase price allocation within the first year of the acquisitions, and therefore adjustments to goodwill and identifiable assets may occur. The allocation of the aggregate purchase price, based on our valuation of the assets and liabilities, is as follows:

(in thousands)	Disco Productions, Inc.	Life In Color	MMG Nightlife, LLC	Total

Consideration
Cash	$4,000	$8,131	$5,000	$17,131
Notes Payable	—	—	8,491	8,491
Contingent Consideration	—	—	2,313	2,313
Common Stock	5,000	3,932	3,373	12,305

Fair value of total consideration transferred	$9,000	$12,063	$19,177	$40,240

Recognized amounts of identifiable assets acquired and liabilities assumed
Due from promoters	$1,838	$—	$—	$1,838
Accounts receivable	—	—	714	714
Prepaid event expenses & other current assets	3	355	—	358
Other receivables	204		203	407
Property, plant and equipment	1	724	2	727
Identifiable intangible assets	4,633	5,420	14,425	24,478
Financial liabilities	(3,895)	(375)	(789)	(5,059)
Noncontrolling interest in subsidiary	—	—	(4,794)	(4,794)
Goodwill	6,216	5,939	9,416	21,571

Fair value of total consideration transferred	$9,000	$12,063	$19,177	$40,240

The valuation of intangible asset type/category that the Company has recognized from these acquisitions is based on the nature of the businesses in conjunction with third party valuations. The Company determined the fair value of the acquired intangible assets using the income approach. The preliminarily significant assumptions used in certain of the valuations include discount rates ranging from 17% to 28.6%. In determining fair value of trade names the Company used royalty rates ranging from 2% to 3%. As part of our acquisitions certain executives of the acquired entities agreed not to directly compete with the Company for a period of time. The value of such non-compete agreements have been determined using the income approach over the period of such non-compete. The estimated

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

useful lives of the intangible assets are based on the useful lives that the Company believes reflects the minimum economic life of the intangible.

(in Thousands)	Disco Productions, Inc.	Life In Color	MMG Nightlife, LLC	Total	Estimated Useful lives

Non-compete agreements	$259	$1,010	$825	$2,094	5 years
Trademarks/Brands	3,180	3,290		6,470	7 years
Fan database	1,180	1,120		2,300	3 years
Management agreements			13,600	13,600	5 years
Website	14			14	3 years

	$4,633	$5,420	$14,425	$24,478

The Company issued 786,467 shares of its common stock at $5.00 per share to the former shareholders of LIC, 1,000,000 shares of its common stock at $5.00 per share to the former owner of Disco Productions, Inc., 674,560 shares of its common stock at $5.00 per share to the former owner of Nightlife Holdings, LLC. For purposes of calculating the value of the common stock, the Company evaluates and estimates its common stock at each grant date. There is no public market for the Company's common stock and, as such, we evaluate the best evidence to estimate the common stock's fair value. The common stock was valued using the market approach. The market approach bases the valuation measurement on what other similar enterprises or comparable transactions indicate the value to be. Based upon the most recently negotiated third-party transactions in the Company's common stock preceding the acquisitions, the Company has valued the price of the common stock issued in conjunction with these transactions at $5.00 per share. The Company considers these transactions preceding the acquisition the best evidence of fair value for the common stock. In the absence of an active market trading its securities, management will continue to monitor transactions in the Company's common stock to ascertain its value under the market approach.

The overall weighted average life of the identified intangible assets acquired is 5.3 years. These identified intangible assets will be amortized on a straight-line basis over their useful lives.

On December 31, 2012, the Company signed an ACA with two entities. For one of these entities, the Sellers were required to deliver certain rights to the Company in order for the transaction to be consummated. It was determined that the Sellers had not and could not deliver the required rights and the transaction was rescinded. For the second entity, certain conditions were required to be met prior to valuable consideration to be transferred to the Sellers. It was determined that the Sellers could not or would not deliver the required materials and thus this transaction was also rescinded. Both rescissions occurred in April 2013 as agreed by both the Company and the Sellers, in each case. The Company did not control either entity as of December 31, 2012 or any date thereafter.

Supplemental pro forma information

The following table represents unaudited consolidated pro forma financial information as if the closing of the Company's acquisitions had occurred on January 1, 2012 for purposes of the financial information presented for the year ended December 31, 2012; and as if the closing of the Company's

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

acquisitions had occurred on January 1, 2011 for purposes of the financial information presented for the year ended December 31, 2011.

(in thousands)	2012	2011

Revenue	$51,040	$35,515
Net loss attributable to SFX	$(19,124)	$(3,996)
Net loss attributable to SFX per common—Basic	$(0.49)	N/A

The unaudited consolidated pro forma financial information has been adjusted to give effect to the pro forma events that are (1) directly attributable to the acquisitions, (2) factually supportable, and (3) expected to have a continuing impact on the combined results of SFX and its acquired entities.

The unaudited pro forma results have been adjusted with respect to certain aspects of our acquisitions to reflect:

•
the consummation of the acquisitions;

•
the elimination of related party transactions; and

•
changes in assets and liabilities to record their acquisition date fair value and changes in certain expenses resulting therefrom.

The unaudited consolidated pro forma results do not reflect future events that either have occurred or may occur after the acquisitions, including, but not limited to, the anticipated realization of ongoing savings from operating synergies in subsequent periods.

9. INTANGIBLE ASSETS

Intangible assets consist of the following:

(in thousands)	Intangible, Gross	Accumulated Depreciation	Intangible, Net	Weighted Average Remaining Useful Life	Estimated Useful Lives

Customer lists (Fan database)	$2,300	$(364)	$1,936	2.5	3 years
Trademarks	6,470	(437)	6,033	6.5	7 years
Management agreements	13,600	—	13,600	5.0	5 years
Non-compete agreements	2,094	(112)	1,982	4.7	5 years
Website	19	(2)	17	2.5	3 years
Intellectual property	4	(1)	3	2.6	3 years

Intangible assets, gross	$24,487	$(916)	$23,571

Amortization expense for the years ended December 31, 2012 and 2011 was $916 and $0, respectively.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

The aggregate amortization expense for each of the next five years is:

(in thousands)

2013	$4,837
2014	$4,837
2015	$4,470
2016	$4,063
2017	$3,951

10. LEASE COMMITMENTS

The Company leases its office and warehouse facilities under non-cancellable operating lease agreements. The office leases for the Company's corporate office and MMG expire in March 2015 and February 2016, respectively. The warehouse facility lease expires in September 2014. The Company's corporate office includes a rent holiday of three months.

Future minimum rental commitments are as follows:

2013	$803
2014	$908
2015	$220
2016	$10

Rent expense for the year ended December 31, 2012 and 2011 was $202 and $0, respectively.

11. INCOME TAXES

The provision for income taxes for the year ended December 31, 2012 consists of current and deferred taxes based on income as follows:

	2012	2011

Income tax expense:
Current
Federal	$—	$—
State	—	—

Total current	$—	$—

Deferred
Federal	$58	$—
State	9	—

Total deferred	$67	$—

Total income tax expense	$67	$—

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

Significant components of the Company's net deferred tax assets at December 31, 2012 are as follows:

	2012	2011

Components of deferred tax assets and liabilities:
Deferred tax assets—current
Allowance for doubtful accounts	$983	$—
Less:
Valuation allowance—Federal	(720)	—
Valuation allowance—State	(254)	—

Total deferred tax assets—current	9	—

Deferred tax assets—non-current:
Equity-based compensation	$1,152	$—
Capitalized deal costs and organizational costs	3,883	—
Net operating loss	1,818	—
Depreciable, amortizable and other property	245	—
Other	391	46

Total gross deferred assets—non-current	$7,489	$46
Less:
Valuation allowance—Federal	$(5,012)	$(35)
Valuation allowance—State	(2,411)	(11)

Total deferred tax assets	$75	$—

Deferred tax liabilities
Depreciable, amortizable and other property	$(142)	$—

Total deferred tax liabilities	$(142)	$—

Total deferred tax liabilities, net	$(67)	$—

At December 31, 2012, the Company had a Federal Net Operating Loss carryforward of $3,486 which may be available to offset future taxable income. The Federal Net Operating Loss carryforward will begin to expire in 2032.

The Company files income tax returns in the US federal jurisdiction and various state and local jurisdictions. Based on the Company's analysis, we conclude that no uncertain tax positions exist as of December 31, 2012. As of December 31, 2012, there are no interest or accrued penalties related to any uncertain tax positions recorded within the consolidated financial statements.

For the year ended December 31, 2012, the Company's effective tax rate differs from the federal statutory rate principally due to net operating losses and other temporary differences for which no benefit was recorded. The difference between the zero rate in 2011 versus the (0.42)% rate in 2012 relates primarily to the tax amortization of goodwill in 2012 for tax purposes.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

A reconciliation of the effective income tax rate is as follows:

SFX Effective Tax Rate	2012	2011

Pretax book Income	34.00%	34.00%
Permanent Differences	(0.09)%	0.00%
State Deferred	16.49%	0.00%
Valuation Allowance	(51.98)%	(34.00)%
Other	1.16%	0.00%

Total Tax Provision	(0.42)%	0.00%

12. RELATED PARTIES

Robert F.X. Sillerman, Chief Executive Officer and Chairman

The Company's chief executive officer and chairman, Robert F.X. Sillerman, beneficially owns shares, in the aggregate, representing approximately 74.6% of the Company's outstanding capital stock as of December 31, 2012. As a result, he controls all matters submitted to our stockholders for approval, as well as the Company's management and affairs.

In February 2012, SFX EDM Holdings Corporation issued and sold an aggregate of 36,000,000 shares of its common stock at par value to the Company's founder, Chief Executive Officer and chairman, Robert F.X. Sillerman, and funds controlled by him. SFX subsequently acquired SFX EDM Holdings Corporation when the stockholders of SFX EDM Holdings Corporation exchanged all of their shares for a like amount of shares of the Company's common stock under share exchange agreements between and among SFX, SFX EDM Holdings Corporation and the stockholders of SFX EDM Holdings Corporation.

Pursuant to nominee agreements, multiple record holders of the Company's common stock, including certain members of management and funds controlled by Mr. Sillerman, assigned all of their title and interest in an aggregate of 19,124,000 shares to Mr. Sillerman, as their nominee.

On October 29, 2012, the Company issued and sold 2,500,000 shares of common stock at a price per share of $4.00 to Mr. Sillerman for an aggregate purchase price of $10,000 million. The Company used the proceeds to pay the initial acquisition costs in the joint venture arrangement with ID&T. At the time of the issuance of these shares, the board of directors agreed that Mr. Sillerman may sell these shares to unaffiliated third persons during the capital raising process. Mr. Sillerman subsequently transferred these shares to unaffiliated third-parties.

On December 31, 2012, the Company issued in a financing transaction a promissory note to Mr. Sillerman in the principal amount of $7,000, together with warrants to purchase up to an aggregate amount of 2,100,000 shares of the Company's common stock. The $7,000 Promissory Note has an interest rate of 9% per annum and a maturity date of March 31, 2013. In connection with this transaction, Mr. Sillerman entered into a back-stop agreement pursuant to which he agreed to purchase the entire amount of the notes offered but not subscribed for. As consideration for the funding of the back-stop, Mr. Sillerman received 100,000 warrants at an exercise price of $.01 per share. In connection with the issuance of the note, Mr. Sillerman also was issued 700,000 warrants to purchase stock at $5.00 per share; 700,000 warrants to purchase stock $7.50 per share; and 700,000 warrants to purchase stock at $10.00 per share. See Note 15—Common Stock Warrants for further discussion on warrants issued in connection with this promissory note.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

Under the terms of the $7,000 Promissory Note, the Company is required to repay the outstanding principal and interest by (i) one-third of the amounts raised in completed equity offerings and (ii) 100% of the amounts raised in debt financings over $15,000 after December 31, 2012. As of April 3, 2013, the entire principal amount was repaid.

In accordance with the guidance under ASC 815, the fair value of both the note and the warrants was determined and the proceeds of the note were allocated between the note and the warrants based on the pro rata individual values to the aggregate combined value of the note and the warrants. As a result $3,190 was recorded as additional paid in capital with respect to the allocated value of the warrants and $3,810 was allocated to the note payable, which is included in due to related parties on the balance sheet as of December 31, 2012. The difference between the face value of the note and the recorded value represents a discount associated with the issuance of the note and will be amortized as interest expense during the first quarter of 2013.

On March 15, 2013, Mr. Sillerman entered into the Sillerman Guarantee with Barclays Bank PLC, as collateral agent, for the benefit of the other lender parties, in which he personally guaranteed all of the Company's obligations under the First Lien Term Loan Facility. On June 5, 2013 the First Lien Term Loan Facility was amended to increase the facility amount by $15.0 million, to a total of $64.5 million. Mr. Sillerman entered into an amendment to the Sillerman Guarantee to reaffirm his guarantee thereunder in connection with the amendment. As consideration for personally guaranteeing the obligations under the First Lien Term Loan Facility, the Board of Directors granted Mr. Sillerman the following: (i) warrants to purchase 5,500,000 shares of our common stock at $5.00 per share, (ii) warrants to purchase 750,000 shares of our common stock at $7.50 per share, (iii) warrants to purchase 1,000,000 shares of our common stock at $10.00 per share, and (iv) 1,000,000 shares of our common stock. In April 2013, these warrants and common stock were exchanged for (i) 5,500,000 stock options at a strike price of $5.00 per share, (ii) 750,000 stock options and a strike price of $7.50 per share, (iii) 1,000,000 stock options at a strike price of $10.00 per share and (iv) 1,000,000 shares of restricted stock. On August 20, 2013, the Company entered into an amendment to the First Lien Term Loan Facility, which increased the amount outstanding by $10.5 million, for a total of $75 million outstanding. Mr. Sillerman entered into a second amendment to the Sillerman Guarantee, to reaffirm his guarantee thereunder in connection with this amendment. (See Note 19, Subsequent events, in the audited financial statements.)

Viggle, Inc.

The Company has a shared service agreement with Viggle, Inc., a company whose Chief Executive Officer and primary shareholder is Robert F.X. Sillerman. The shared services agreement is for taxation, finance and financial processing services to the Company. Costs incurred through December 31, 2012 totaled $12 of which the Company paid $7. This arrangement was memorialized in a written agreement on January 4, 2013. Two of the Company's directors currently serve on the board of directors of Viggle, as does Mr. Sillerman.

Circle Entertainment, Inc.

The Company has a shared service agreement with Circle Entertainment Inc., a company partially owned by Robert F.X. Sillerman. The shared services agreement covers expenses for office space, legal services, secretarial services, IT services and office supplies for SFX. Costs incurred through December 31, 2012 by the Company under the terms of the agreement totaled $181. This arrangement

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

was memorialized in a written agreement on January 4, 2013. One of the Company's directors currently serves on the board of directors of Circle, as does Mr. Sillerman.

Donnie Estopinal

The Company is indebted to the former owner of Disco, Donnie Estopinal, in the amount of $18 for certain reimbursable business related expenses.

Life in Color

The former owners of LIC are indebted to the Company in the amount of $3 for certain purchase price adjustments.

MJX, LLC

Prior to receiving funding from our equity partners, MJX, LLC, a company owned 100% by Robert F.X. Sillerman, funded the travel and entertainment expenses incurred by our consultants and employees who were assisting in meeting with potential acquisition targets. The amount owed to MJX, LLC, at December 31, 2012 is $507.

Other

Pursuant to subscription agreements with three separate investors entered into in June 2012 with respect to an aggregate of 5,750,000 shares, Mr. Sillerman granted certain tag-along rights to the three investors that would permit them to participate in any transfer to an unaffiliated third-party by Mr. Sillerman and/or his affiliates of their shares. These tag-along rights will expire immediately prior to the pricing of our initial public offering.

The Company's General Counsel, Howard Tytel, serves as a legal consultant and is not an employee of the Company. Mr. Tytel is paid $44 per month under an oral agreement that is subject to change at any time. Mr. Tytel is also Counsel in the law firm Reed Smith LLP, which has acted as legal counsel to the Company since its inception. In March 2012, the Company granted to Mr. Tytel options to purchase 650,000 shares with an exercise price of $2.00 per share. These options have been granted pursuant to the 2013 Equity Compensation Plan and expense recognized over the vesting period beginning in 2013. See Note 13 for more information on stock based compensation.

On November 1, 2012, the Company entered into a master services agreement with Sports & Entertainment Physicians, PC, or S & E Physicians, for the provision of advice and consultation regarding various medical issues and services designed to further the Company's goal of hosting safe festivals and events. Andrew N. Bazos, the principal and founder of S & E Physicians, is also a director of the Company and serves as Chairman of the Company's medical procedure & safety committee. Pursuant to the terms of the master services agreement, the Company has agreed to pay S & E Physicians on terms to be determined provided the charges must not exceed the amounts charged by S & E Physicians to its most favored clients. The services the Company may request include advice on health, safety and medical training and staffing; consultation on contracts related to medical services; creation of plans, policies and programs to improve the provision of medical services and ensure compliance with applicable laws, regulations, and rules; work with state and local regulatory authorities; and other tasks intended to advance the Company's objective of hosting safe festivals and events. The term of the agreement is from November 1, 2012, the effective date, until November 1, 2013, unless earlier terminated. Either party may terminate the agreement at any time

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

with or without cause by providing 60 days' written notice to the other party. The agreement also provides that the Company must pay any incremental cost in S & E Physicians' medical malpractice insurance caused solely by execution of the agreement directly to S & E Physicians' insurance company.

On December 6, 2012, we closed a financing with White Oak Securities LLC in which we issued 300,000 shares of common stock at a price per share of $5.00 for an aggregate purchase price of $1.5 million. Such purchase price was paid in the form of a $1.5 million principal amount promissory note having a maturity date of December 6, 2015. White Oak Securities LLC is controlled by its managing member, Timothy J. Crowhurst, who was subsequently hired as our President in June 2013. The promissory note was secured by the 300,000 shares issued to White Oak Securities LLC, and Mr. Crowhurst personally guaranteed the repayment of $375,000 of the promissory note. In connection with his hiring as our President, Mr. Crowhurst surrendered the 300,000 shares, we cancelled the promissory note, and Mr. Crowhurst was released from the personal guaranty.

The Company currently has an investment banking relationship with Tangent Capital Partners LLC ("Tangent"). The Company's President, Timothy J. Crowhurst, is a registered representative of Tangent. Under the current arrangement with Tangent, Tangent shall be paid up to $1.5 million in cash upon the closing of certain financings, including the Company's initial public offering, plus fees for other services to be mutually agreed to between Tangent and the Company. As of June 23, 2013, Tangent had been paid or accrued $1.0 million in fees under its agreement. On July 17, 2013, we entered into a letter agreement with Tangent to amend the terms of its compensation to provide that after giving effect to the payment of the fees paid and payable as of July 17, 2013, Tangent will receive the balance of its fees no later than September 30, 2013 and relinquished its right to any additional fees.

13. STOCK-BASED COMPENSATION

The Company adopted the SFX Entertainment, Inc. 2013 Equity Compensation Plan ("Equity Plan"). The Equity Plan authorizes the Company to grant incentive stock options, nonqualified stock options, restricted stock units and stock awards. Prior to the formation and adoption of the Equity Plan, the Company granted options to purchase its common stock to employees, directors and consultants of the Company and its affiliates at prices ranging from $2.00 to $4.00 per share, which in the view of management and after it was formed by the Company's compensation committee, represented the fair market value of the Company's common stock at the time of grant. The options were granted for a term not exceeding ten years and the nonvested options are generally forfeited in the event the employee or director terminates his or her employment or relationship with the Company or one of its affiliates. Any options that have vested at the time of termination are forfeited to the extent they are not exercised within the applicable post-employment exercise period provided in their option agreements. The options generally vest in various periods up to five years. In some cases, contemporaneous documentation of these grants could not be located. While some of these grants were documented at a later date in 2012, some were not fully documented until 2013. As a result of the issues with respect to contemporaneous documentation of the Company's option grants, the Company recorded compensation expense with respect to option grants at the time it was believed that the documentation of such grants met all key criteria under ASC 718 and could be evidenced (referred to as the measurement date). In some cases this was 2013 and accordingly, 2012 contains no expense related to those stock option awards. Options issued in 2012 but not fully documented until 2013 amounted to 5,220,500 options at exercise prices ranging from $2 to $4 per share. The approximate

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

fair value of such options was $2.81 to $3.87 and the compensation expense (measured from the date such option grants were originally made) recognized in 2013 with respect to these options was $4,389.

In 2013, the Company granted an additional 9,912,500 options (net of 225,000 of forfeitures) at exercise prices ranging from $5 to $10 per share, including 9,350,000 option issued pursuant to the 2013 Supplemental Equity Compensation Plan. The fair value of common stock on the measurement date has been used solely to record compensation expenses in our consolidated financial statements. The fair value of our equity awards were based on a valuation prepared by a third party and was based on contemporaneous information using the Black Scholes formula. The options were granted for a term not exceeding ten years and the nonvested options are generally forfeited in the event the employee or director terminates his or her employment or relationship with the Company or one of its affiliates. Any options that have vested at the time of termination are forfeited to the extent they are not exercised within the applicable post-employment exercise period provided in their option agreements. The options generally vest in various periods up to five years.

The Company records stock-based compensation expense as part of selling, general and administrative expenses. The Company recorded $2,209 and $0 in stock-based compensation expense for the year ended December 31, 2012 and 2011, respectively.

Stock Options

The following assumptions were used to calculate the fair value of the Company's options on the date of grant:

	2012	2011

Risk-free interest rate	0.77%–1.40%	N/A
Dividend yield	—	N/A
Volatility factors	60%	N/A
Weighted average expected life (in years)	5–7.6	N/A

N/A—not applicable

The following table presents a summary of the Company's stock options outstanding at, and stock option activity during, the years ended December 31, 2012 and 2011 ("Price" reflects the weighted average exercise price per share):

	2012		2011
(in thousands)	Options	Price	Options	Price

Outstanding January 1	—	$—	—	$—
Granted	3,250	2.45	—	—
Exercised	—	—	—	—
Forfeited or expired	—	—	—	—

Outstanding at December 31	3,250	$2.45	—	$—

Through December 31, 2012, no tax benefit from the exercise of stock options has been recognized. Any future excess tax benefits derived from the exercise of stock options will be recorded prospectively and reported as cash flows from financing activities in accordance with FASB guidance for stock compensation.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

There were 8,000,000 shares available for future grants under the stock incentive plan at December 31, 2012. Upon share option exercise, the Company issues new shares to fulfill these grants. Vesting dates on the stock options range from October 2012 to December 2016 and expiration dates range from October 2022 to December 2022 at exercise prices and average contractual lives as follows:

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Outstanding as of 12/31/12 (in thousands)	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Exercisable as of 12/31/12 (in thousands)	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Weighted Average Fair Value per Option Granted

$2.00–$4.00	3,250	9.82	$2.45	556	9.82	$2.56	$3.55

The total intrinsic value of options outstanding as of December 31, 2012 and 2011 was $8,288 and $0, respectively. As of December 31, 2012, there was $9,330 of total unrecognized compensation cost related to stock options granted during the period. This cost is expected to be recognized over a weighted average remaining period of 3.8 years.

14. CAPITAL STOCK

The Company has issued and outstanding 48,261,027 shares of its $.001 par value Common Stock, of which 7,800,000 is classified as temporary equity. During 2012, the Company issued common stock in private placement transactions with investors. As of December 31, 2012, the Company issued 9,800,000 in several private placement transactions for an aggregate purchase price of $34,000.

On June 6, 2012, we closed a private placement financings with an investor in which the Company issued 500,000 shares of common stock at a price per share of $5.00 for an aggregate purchase price of $2,500. These shares contain certain tag-along rights that would permit them to participate in any transfer to an unaffiliated third-party. These tag-along rights will expire immediately prior to the pricing of our initial public offering.

On October 29, 2012, we closed a financing with our founder Robert F.X. Sillerman in which we issued 2,500,000 shares of common stock at a price per share of $4.00 for an aggregate purchase price of $10,000. Subsequently, 200,000 shares were transferred to an existing stockholder at a price per share of $4.00 for an aggregate purchase price of $800. The remaining 2,300,000 shares were transferred on December 6, 2012 at a price per share of $4.00 for an aggregate purchase price of $9,200.

At December 31, 2012, the Company had subscriptions receivable related to the issuance of common stock in the amount of $36. Such amount is shown in stockholder's equity as a reduction of additional paid in capital.

Temporary Equity

On December 6, 2012, we closed a private placement financing with an investor in which we issued 300,000 shares of common stock at a price per share of $5.00 for an aggregate purchase price of $1,500. Such purchase price was paid in the form of a $1,500 principal amount promissory note having a maturity date of December 6, 2015. The promissory note is secured by the 300,000 shares

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

and the principal of the investor has personally guaranteed the repayment of $375 of the promissory note. The subscription was conditioned on the initial public offering occurring no later than September 30, 2013. The shares were subsequently surrendered to the Company and the shares and the promissory note were cancelled. Both the share value of $1,500 and the promissory note for $1,500 (for a net $0) have been included in the caption Redeemable Common Stock on the Company's balance sheet. As of the hiring of Timothy J. Crowhurst as the SFX President, the shares were returned and the promissory note was cancelled.

Under certain circumstances, specifically if the Company does not successfully undertake an initial public offering of its stock, some investors with respect to their private placements may elect to have the Company redeem their stock at the initial purchase price paid. As of the date of this report, none of the investors have elected to exercise their redemption rights. The terms of these repurchase rights, including information with respect to their expiration, are set forth in the table below.

Holder(s) of Repurchase Right	Number of Shares	Price	Relevant Date and Trigger Events
Baron Small Cap Fund	2,500,000	$4.00/share	The Company agreed to repurchase these shares upon Baron's election if the SEC has not declared effective a registration statement covering the resale of the shares of the Company's common stock held by this investor by January 15, 2013. This investor has not exercised its repurchase right. If the Company becomes required to repurchase these shares, it must be done over a ten-month period on a pro rata basis.
Entertainment Events Funding LLC	4,000,000	$2.50/share
			The Company agreed to repurchase these shares if the SEC has not declared effective a registration statement covering the resale of the shares of our common stock held by this investor by January 15, 2013. This investor has not exercised its repurchase right. If the Company is required to repurchase these shares, it must be done so over a ten-month period on a pro rata basis. These repurchase rights are based on the "most favored nation" rights granted to Entertainment Events Funding LLC under its subscription agreement, which require that (until immediately prior to the initial public offering), and provides to them the same right or benefit provided to a third-party purchasing or receiving the Company's common stock.
Disco Productions, Inc.	1,000,000	$5.00/share	The Company agreed to repurchase these shares if the registration statement is not declared effective or the shares are not registered pursuant to Section 12 of the Exchange Act by June 30, 2014.

5,250,000 shares in the above table contain certain tag-along rights that would permit them to participate in any transfer to an unaffiliated third-party. These tag-along rights will expire immediately prior to the pricing of our initial public offering.

Under the subscription agreement with Entertainment Events Funding LLC, the Company granted such investor pre-emptive rights to purchase its pro rata portion of any new securities (other than certain

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

excluded securities) that may from time to time propose to issue or sell to any party. The investor has five business days to close on the purchase of its pro rata portion of any new securities (other than excluded securities) following notice of the offering. These preemptive rights expire at the time the SEC declares effective a registration statement on Form S-1 that covers a primary offering by the Company or a secondary offering for the accounts of others. In addition, due to the "most favored nation" rights the Company has granted to Entertainment Events Funding LLC under its subscription agreement, the Company may be required to offer it similar rights that the Company may grant or have granted to others. The "most favored nation" right also expires at the time of the initial public offering.

Under a letter agreement with Baron Small Cap Fund, dated October 29, 2012, the Company agreed, that if the public offering price of (a) its first primary offering of shares or (b) the investor's resale secondary offering of its shares of the Company's stock, is for less than $4.00 per share, the Company would issue additional shares to the investor so that it would own an aggregate number of shares as if it purchased its shares at the public offering price instead of its $4.00 per share purchase price. The Company also agreed to issue additional shares to the investor on substantially the same terms as provided in the previous sentence, if the Company sells shares at an issuance price of less than $4.00 per share at any time prior to the date the SEC declares effective a resale registration statement covering the investor's shares, and the Company uses the proceeds of such stock sale to redeem $10 million of shares that were purchased by Robert F.X. Sillerman.

The following table presents the changes in the carrying amounts and activity for redeemable non-controlling interest and common stock for the year ended December 31, 2012:

	Redeemable
	Non-controlling interest	Common stock shares	Common stock amount
Balance at December 31, 2011	$—		$—

Acquisition of redeemable non-controlling interest subsidiary(a)	4,794		—
Common stock issued:
Baron Small Cap Fund		2,500,000	10,000
Entertainment Events Funding LLC		4,000,000	10,000
Disco Productions		1,000,000	5,000
White Oak		300,000	1,500
Subscription Receivable			(1,500)

Balance at December 31, 2012	$4,794	7,800,000	$25,000

(a)
Redeemable non-controlling interest incurred as part of the acquisition of MMG on December 31, 2012.

15. COMMON STOCK WARRANTS

For the year ended December 31, 2012, as disclosed in Note 12 above, the Company granted 2,200,000 warrants to its chief executive officer and chairman, Robert F.X. Sillerman, all of which are still outstanding. The Company has accounted for these warrants as equity instruments and as such,

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

are classified in stockholders' equity. The Company has estimated the fair value of these warrants as $3,190 at December 31, 2012 using the Black-Scholes option pricing model.

Warrants issued	Strike Price

100,000	$0.01
700,000	$5.00
700,000	$7.50
700,000	$10.00

The following assumptions were used to calculate the fair value of the Company's warrants on the date of grant:

	2012	2011

Risk-free interest rate	1.18%	N/A
Dividend yield	—	N/A
Volatility factors	60%	N/A
Weighted average expected life (in years)	7	N/A

N/A—not applicable

As there is no publicly traded market for the Company's common stock, the expected volatility of historical closing stock prices of comparable companies over the expected term of the warrants. The risk free interest for the periods within the contractual life of the warrants is based on the 7 year U.S. Treasury bond rate as of December 31, 2012. The expected term of warrants granted is based upon management's estimate for the period of time for which warrants are expected to be outstanding.

16. LOSS PER COMMON SHARE

Basic loss per common share is computed as net comprehensive loss divided by the weighted-average number of common shares outstanding for the period.

Diluted loss per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. However, since the Company had a net loss for the year ended December 31, 2012, diluted loss per common share is the same as basic loss per common share, as any potentially dilutive securities would reduce the loss per share. Diluted loss per share does not include 3,250,000 potential options and 100,000 potential warrants as they are anti-dilutive at December 31, 2012. In addition, 2,100,000 outstanding warrants were excluded from the determination of potentially dilutive securities as the strike price of such warrants was not less than the fair value of the Company common stock at December 31, 2012.

17. OTHER INFORMATION

Investment in ID&T North America

On October 26, 2012, the Company entered into an agreement with ID&T Holding BV ("ID&T") to form a joint venture and acquire a controlling interest in ID&T N.A., subject to certain closing conditions, which has an exclusive license to use and promote, or rights to economic benefits from, ID&T's brands in North America. The joint venture began operations on January 1, 2013. At the time of the agreement, the Company paid ID&T $12,500. On March 15, 2013, the Company and ID&T executed a definitive joint venture agreement and in connection therewith made a $7,500 non-recourse

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

loan to ID&T, which is to be repaid from ID&T's interest in distributions from the joint venture. In addition, we issued to ID&T $10,000 with our common stock and warrants to purchase 500,000 shares of our common stock at an exercise price of $2.50. The Company agreed to repurchase these securities if the Company does not complete its initial public offering by May 26, 2014. Our acquisition of 51% of the ID&T Joint Venture was accounted for in 2013 on a consolidated basis. Goodwill and intangible assets will be recognized based on a valuation performed by a third party and the non-controlling interest measured on a full fair value basis. The warrant issued with respect to this acquisition was valued based on the Black Scholes formula and the fair value was determined to be $1,820. The $7,500 non-recourse loan will remain as an advance until the option to purchase ID&T is executed and closed. See Note 19—Subsequent Events.

	For the Year ended December 31,
(in thousands)	2012	2011

The following details the components of "Other Assets":
Investment in ID&T Joint Venture	$12,500	$—
Other assets	180	—

Total Other Assets	$12,680	$—

The following details the components of "Accounts Payable and Accrued Expenses":
Accounts payable	$2,337	$—
Accrued legal fees	2,828	96
Accrued accounting and professional fees	2,105	—
Other	662	—

Total accounts payable and accrued expenses	$7,932	$96

The following details the components of "Other Current Liabilities":
Foreign artist withholding liability	$1,971	$—
Acquisition related liabilities	1,398	—
Eventbrite liability (see Note 6)	612	—
Other	750	—

Total other current liabilities	$4,731	—

18. SEGMENT REPORTING

The Company has one reportable segment. Operating segments are business units that have separate financial information and are separately reviewed by the Company's chief decision maker. The Company's chief decision maker is the Chief Executive Officer. The Company is engaged in the promotion and production of live music events and festivals in the United States. The Company and its subsidiaries currently operate in a single reportable segment: the promotion and production of live music events and festivals in the United States. The chief operating decision maker allocates resources and assesses performance of the business and other activities at the reporting segment level. The revenue from this segment is predominantly from ticket sales (93.1%), with the remainder attributable to sponsorship (1.2%), licensing (2.4%) and other ancillary revenue (3.3%) from our live music events and festivals.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

19. SUBSEQUENT EVENTS

Under certain circumstances, specifically if the Company does not successfully undertake an initial public offering of its stock, some investors with respect to their private placements may elect to have the Company redeem their stock at the initial purchase price paid. As of the date of this report, none of the investors have elected to exercise their redemption rights.

On January 8, 2013, the Company closed a private placement transaction with an investor in which it issued 2,000,000 shares of common stock at a price per share of $5.00 for an aggregate purchase price of $10,000.

On February 22, 2013, the Company closed a private placement transaction with an investor in which it issued 2,000,000 shares of common stock at a price per share of $5.00 for an aggregate purchase price of $10,000. In addition to the private placement, SFX signed a preferred provider agreement with this investor whereby this investor will be SFX's preferred marketing services provider.

On March 15, 2013, the Company acquired BEATPORT, LLC and subsidiary ("Beatport") in a merger transaction totaling $58,550 consisting of $33,900 in cash and $24,650 in company stock valued at $5.00 per share. Beatport is currently engaged in the sale and marketing of electronic music downloads through its websites in the United States and Germany. On or after March 15, 2014, the former equity holders of Beatport will have the right to require the Company to repurchase from them the shares of the common stock issued as consideration in the merger. This right will not apply to any shares that have been registered in the initial public offering at an initial offering price of at least $5.00 per share or in a subsequent resale registration or are subsequently eligible for resale under Rule 144 following such initial public offering.

On March 15, 2013, the Company's subsidiary SFX Intermediate Holdco II LLC entered into a credit agreement with Barclays Bank PLC and other lenders, which provided for a $49,500 senior secured first lien term loan facility ("First Lien Term Loan Facility") due the earlier of September 15, 2014, or, if certain IPO related events occur, March 13, 2015. The proceeds of the First Lien Term Loan Facility were used to fund acquisitions and related costs as well as the expenses associated with the First Lien Term Loan Facility. Under the terms of the First Lien Term Loan Facility the Company has certain restrictions on the payment of dividends and the use of funds for Company expenditures outside of the borrower and its subsidiaries. (See Note 12 Related Parties)

In connection with the First Lien Term Loan Facility, the Company's Chairman, Mr. Robert F.X. Sillerman, entered into a guarantee agreement with the Lender in which he has personally guaranteed obligations under the First Lien Term Loan Facility. As consideration for personally guaranteeing the obligations under the First Lien Term Loan Facility, the Board of Directors granted Mr. Sillerman the following: (i) warrants to purchase 5,500,000 shares of our common stock at $5.00 per share, (ii) warrants to purchase 750,000 shares of our common stock at $7.50 per share, (iii) warrants to purchase 1,000,000 shares of our common stock at $10.00 per share, and (iv) 1,000,000 shares of our common stock. In April 2013, these warrants and common stock were exchanged for (i) 5,500,000 stock options at a strike price of $5.00 per share, (ii) 750,000 stock options and a strike price of $7.50 per share, (iii) 1,000,000 stock options at a strike price of $10.00 per share and (iv) 1,000,000 shares of restricted stock. The stock options and restricted stock were issued pursuant to the 2013 Supplemental Equity Compensation Plan and provide for three year cliff vesting.

On April 23, 2013 the Company exchanged 9,350,000 of warrants issued in connection with the promissory note described in Note 12 and the guarantee of the First Lien Term Loan Facility, discussed

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

above, by Mr. Sillerman for stock options at substantially identical terms. The replacement equity awards all provide for three year cliff vesting based on the date of the original issuance date of the warrants and shares of common stock. In addition, 100,000 warrants with an exercise price of $.01 per share and 1,000,000 shares of common stock issued to Mr. Sillerman were exchanged for 1,100,000 shares of restricted stock with three year cliff vesting. All of these options and restricted stocks were awarded under the Company's 2013 Supplemental Equity Compensation Plan.

In considering the value of the exchanged equity awards (options and restricted stock) the Company has looked at the value exclusive of the original equity awards. The Company has calculated the fair value of the original issued warrants and common stock at $25,430. The Company determined that these instruments issued to Mr. Sillerman in consideration for his guarantee of the First Lien Term Loan Facility were the most objective indicator of the guarantee's fair value, and therefore, the fair value of the guarantee was recorded at $25,430 and accounted for as a deferred financing cost related to the First Lien Term Loan Facility. As Mr. Sillerman's guarantee to the lenders is independent of the warrants and common stock issued to him, beyond their use as an indicator of fair value, any subsequent exchange of these instruments would not impact the amortization of the guarantee over the term of the credit facility.

The exchanged equity awards have been separately valued as of April 23, 2013, the date of the exchange. The Company considers the exchange as (i) a contributed capital relating to the surrendered of the warrants and shares of common stock and (ii) new grant of stock options and restricted stock ("exchange awards"). The exchanged award options have been valued using the Black Scholes formula and the restricted shares have been valued at $7.19 per share based on the March 31, 2103, valuation report.

The total value of the exchanged equity awards of approximately $48.3 million will be recognized as stock compensation expense, in accordance with ASC 718, beginning in April 2013, over a period of time ranging from approximately 32 to 35 months.

The fair value of the April 23, 2013, exchanged awards is based on assumptions at the date of exchange rather than at the date the warrants and shares of our common stock were issued in connection with the promissory note and guarantee. The increase in the value of the exchanged awards over the original issuance of awards is primarily due to the passage of time and the increase in the Company's intrinsic value, as evidenced by the increase in our underlying share value from $5.00 at the date of the original issuances of awards to $7.19 on the date of the exchange, as opposed to an enhancement in any terms of the instruments received by Mr. Sillerman.

The Company's preliminary underlying assumptions in valuing the exchanged awards on April 23, 2013 were as follows:

Risk-free interest rate	0.97%-1.01%
Dividend yield	—
Volatility factors	60%
Term (years)	6.19-6.39

As mentioned above the guarantee of the First Lien Term Loan Facility by Mr. Sillerman as a deferred financing cost will continue to be recognized as interest expense through the maturity date of the credit facility. The cost associated with the warrants issued to Mr. Sillerman, with respect to the $7,000 promissory note, has been fully expensed as of March 31, 2013.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

On April 23, 2013, the Company granted 330,000 stock options pursuant to the 2013 Equity Compensation Plan at a strike price of $10. The options vest over periods of up to 4 years and 118,750 options vested upon issuance. In addition, the Company also granted 600,000 Restricted Stock units which vest over two years. This is exclusive of the stock options and shares of restricted stock issued to Mr. Sillerman on April 23, 2013 in exchange for 9,450,000 of warrants and 1,000,000 shares of common stock as previously discussed.

On May 3, 2013, we granted 175,000 stock options pursuant to the 2013 Equity Compensation Plan at a strike price of $10.00 per share. The options vest over three years and 43,750 options vested upon issuance.

On March 20, 2013 in exchange for a payment of $2,500 and 2,000,000 shares of common stock the Company entered into an option agreement with ID&T ("ID&T option") whereby it obtained the right to purchase a 75% interest in ID&T. Upon the exercise of the option, the Company will be obligated to pay $40,000 in cash and relinquish our right to the repayment of the $7,500 advance with respect to the ID&T Joint Venture. In connection with the ID&T option, ID&T is to provide to the Company audited financial statements substantially compliant with SEC rules. Once provided, the Company is required to make a payment to ID&T of $10,000 within 90 days and if the Company does not exercise the ID&T option, ID&T may retain the $7,500 non-recourse loan as a breakup fee.

The $2,500 cash payment and the 2,000,000 shares paid for the option, which were valued at $7.19 each, will be accounted for as an investment until the option is exercised and closed. The share value was determined based on an independent valuation of the Company shares as of March 31, 2013. The Company agreed to repurchase these shares if the Company does not complete its initial public offering by March 20, 2014. Once and if the transaction closes, the company will account for the acquisition of ID&T on a consolidated basis, including recognition of the non-controlling interest on a full fair value basis. At the time of the closing of the ID&T acquisition, the Company will revise value of the ID&T Joint Venture to reflect the increase in its ownership interest from 51% to 75%.

At December 31, 2012, the Company issued a secured promissory note in the principal amount of $8,491 as part of the acquisition of certain assets and liabilities of MMG. Such amount is included as Notes payable, current on the balance sheet. On March 15, 2013 a payment of $3,000 was made to Nightlife Holdings, LLC and the promissory note was amended and restated to provide that the remaining amount of $5,491 plus interest will be payable on May 15, 2013. This note as amended and restated bears interest at the rate of 0.22% per annum. On May 15, 2013 the note was fully paid off.

On April 2, 2013, the Company closed a private placement transaction with an investor in which 1,000,000 shares of common stock were issued at a price per share of $10.00 for an aggregate purchase price of $10,000. On or after March 15, 2014, the investor can require the Company to repurchase shares of the Company's common stock that have not been registered in the initial public offering or registered in a resale registration following such initial public offering, or that are not eligible for resale under Rule 144 following such initial public offering. If prior to the date that these shares are registered for resale or become subsequently eligible for resale under Rule 144 following the initial public offering, the Company enters into an agreement for the acquisition by any third party of beneficial ownership of more than 50% of the voting power in the Company's voting shares (including by merger or consolidation) or the sale of all of the Company's assets to a third-party in one or a series of related transactions, then this repurchase right will automatically accelerate and become exercisable. If the Company does not pay the investor the repurchase price of $10.00 per share within

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

ten business days following receipt of notice from the investors of their exercise of this repurchase right, then the repurchase price will increase at a rate of 10% per annum (compounded quarterly) until the date of payment.

Pursuant to the subscription agreement with investor, the Company agreed that if the public offering price of the common stock in the initial public offering is less than $10.00 per share, the Company would issue additional shares to the investor so that each would own an aggregate number of shares as if it purchased its shares at the initial public offering price instead of the $10.00 per share purchase price.

On July 16, 2013, the Company entered into a share purchase agreement with i-Motion Besitz- and Verwaltungsgesellschaft mbH & Co KG and Mr. Oliver Vordemvenne ("i-Motion"), pursuant to which the Company will acquire all of the shares in i-Motion in exchange for (i) $16,000 (or, if greater, the U.S. dollar equivalent of €12,598, based on the exchange rate on the day prior to closing) in cash and (ii) $5,000 (or, if greater, the U.S. dollar equivalent of €3,937, based on the exchange rate on the day prior to closing) in shares of the Company's common stock at the initial offering price in the Company's initial public offering. Additionally, the share purchase agreement provides that we will be required to make an earn out payment of $1,000 (or, if greater, the U.S. Dollar equivalent of €787 based on the exchange rate on the day we close the acquisition) if the EBITDA of i-Motion for the fiscal years ending on December 31, 2013 and/or December 31, 2014 exceeds the lesser of $4,000, converted into Euros based on the exchange rate on the last banking day of the respective fiscal year, and €3,190. If we do not complete this offering by October 16, 2013, then each party is entitled to rescind the agreement by giving written notice to the other party. Additionally, if the seller realizes a loss during the 30-day period after the 180-day lock up period, we have agreed to guarantee the value of such shares of common stock up to $4,000 (or if, greater, the U.S. dollar equivalent of €3,190). The exchange rate commitment discussed herein is included as part of the share purchase agreement with i-Motion and guarantees that the consideration transferred to the sellers of i-Motion will be at a Euro to US Dollar exchange rate no lower than 0.7874.

In connection with the closing of the acquisition the Company will assess the terms of i) the earn-out payment, ii) the foreign exchange guarantee, and iii) the price protection on the Company's common stock. The Company has preliminarily concluded that all of these terms result in additional consideration that will be included as part of the consideration transferred to the sellers of i-Motion. Therefore, upon the consummation of the acquisition the Company will determine the acquisition date fair value of these additional considerations and recorded a liability for the corresponding amount. At each balance sheet date the fair value of these considerations will be revalued and adjusted accordingly until the settlement has been made or the liability is extinguished. However, this assessment is preliminary and upon consummation of this acquisition, the final evaluation and assessment of these payments may change.

On May 15, 2013, the Company entered into an asset contribution agreement with Totem Onelove Group Pty Ltd and Totem Industries Pty Ltd (collectively, "Totem") and their respective affiliates pursuant to which Totem agreed to sell to us substantially all of the assets Totem uses in connection with its business. Totem promotes and produces Stereosonic, a five city touring outdoor festival. On September 17, 2013, the Company entered into an amendment to the asset contribution agreement to, among other things, increase the amount of consideration. Pursuant to the amendment, the purchase price consists of AUD$75,000 (or $69,500) in cash including AUD$70,000 (or $64,900) at the closing and AUD$5,000 (or $4,600) by February 28, 2014, and AUD$15,000 (or $13,900) in our common

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

stock valued at the price per share to the public in this offering. Under the terms of the agreement, the Company funded an AUD$5,000 (or $4,843 as of May 22, 2013) deposit on May 22, 2013.

The Company also granted Totem a right to require us to repurchase all (but not less than all) of the shares of our common stock that the Company issued to Totem as consideration under the asset contribution agreement at the price per share to the public in this offering. This right will be exercisable during the 30 calendar day period beginning on the second anniversary of the closing date. The repurchase right will be exercisable beginning on the second anniversary of the closing date and continuously for 30 days thereafter, and the payment for such repurchased shares must be made by us within 45 days after the Company receive notice from Totem of its election to exercise its repurchase right.

Additionally, the asset contribution agreement provides that we will not be required to make an earnout payment of AUD$10,000 (or $9,271) if the EBITDA of the business exceeds AUD$18,000 (or $16,688) for the one-year period ending December 31, 2014. Such earnout payment, if any, shall be paid in the form of cash and shares of our common stock at the then current market price, to be determined in the sole discretion of the Company, provided that the maximum cash payment shall not exceed AUD$5,000 (or $4,636).

The asset contribution agreement contains working capital and assumed employee liability adjustments. It also contains adjustments to the cash payment due at closing based on the business' EBITDA for the fiscal year ended June 30, 2013, as follows:

•
if EBITDA for such period exceeds AUD$11,200 (or $10,225), our cash payment at closing will increase by an amount equal to seven multiplied by the difference between EBITDA for the fiscal year ended June 30, 2013 less AUD$11,200 (or $10,225); or

•
if EBITDA for such period is less than or equal to AUD$10,800 (or $9,860), our cash payment at closing will decrease by an amount equal to seven multiplied by the difference between AUD$10,800 (or $9,860) less EBITDA for the fiscal year ended June 30, 2013.

Based on the financial results of Totem for the fiscal year ended June 30, 2013, the Company does not believe there will be a purchase price adjustment.

The asset contribution agreement contains customary representations, warranties and covenants. The closing of the transaction is subject to certain closing conditions, including Totem providing audited financial statements for the fiscal years ended December 31, 2011 and December 31, 2012, as well as unaudited financial statements for the interim periods ended March 31, 2013 and June 30, 2013. If the closing does not occur by September 30, 2013 due to a breach of the asset contribution agreement by Totem that causes a failure of any of the conditions to our obligation to close the transaction as of that date, the AUD$5,000 ($4,843 as of May 22, 2013) deposit must be returned to us no later than January 28, 2014. If the closing does not occur by September 30, 2013 for any other reason, Totem will be entitled to retain the deposit.

On August 21, 2013, the Company entered into a membership interest purchase agreement with Made and Made's principals pursuant to which the Company will acquire Made, which owns and produces the Electric Zoo Festival, an annual electronic dance music festival held in New York City at Randall's Island Park. On June 24, 2013, the Company paid a $2,500 advance to the principals of Made and upon execution of the membership purchase agreement, the Company paid an additional $1,450, of which $1,250 was an advance on the purchase price. Under the membership interest purchase

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

agreement, the Company will acquire 100% of the membership interests of Made in two increments. At the first closing, the Company will acquire a 70% ownership interest in Made for (i) $20,000 in cash, (ii) $5,000 in shares of the Company's common stock valued at the lesser of (y) $12.75 per share or (z) the price per share to the public in this offering, and (iii) two promissory notes in the aggregate amount of $10,000, each having a maturity date of March 2014. At the second closing, which shall occur not later than March 18, 2018, the Company will acquire the remaining 30% ownership interests for a payment equal to the greater of $10,000 or 30% of the businesses' EBITDA for 2017 multiplied by ten (subject to certain adjustments). However, if all or substantially all of the 2017 Electric Zoo Festival is cancelled for any reason other than a business decision not to operate the festival, the purchase price of the remaining 30% interest in Made will be calculated using Made's 2016 EBITDA. Made's 2015 EBITDA would be used if both the 2016 and 2017 Electric Zoo Festivals are cancelled. If the festivals are cancelled for the failure of the governmental agency to issue the appropriate permits, then Made's 2017 EBITDA will be used. If the second closing purchase price is equal to $10,000, such payment shall be made solely in cash and if the second closing purchase price is greater than $10,000, the payment shall consist of 80% in cash and 20% in shares of the Company's common stock (at a volume weighted average price per share at the time of issuance). In addition, the sellers of Made will be entitled to receive earnout payments as follows: (i) a one-time payment to the sellers of Made in an aggregate amount equal to 40% of the net income of the business for the year ended December 31, 2013, and (ii) annual payments to the sellers of Made in an aggregate amount equal to 30% of the net income of the business for each of the years ended December 31, 2014, 2015, 2016 and 2017, respectively. Each such earnout distribution, if any, shall be excluded from the calculation of the EBITDA of the business for purposes of determining the purchase price at the second closing. The first earnout payment, if any, shall be paid on March 31, 2014 with respect to the net income of the business for the year ended December 31, 2013, with each subsequent earnout payment, if any, to be paid every March 31 for such prior year until the final earnout payment, if any, is paid on March 31, 2018.

The Company has preliminarily considered the obligation to purchase the remaining equity in the Made business as making the non-controlling interest, mandatorily redeemable and accordingly preliminarily assessed this will be recorded as a liability of the Company upon consummation of the acquisition. In addition, as the minority interest holders are entitled to receive 40% of net income in 2013 and 30% annually thereafter until the final payment in 2018, the Company has preliminarily assessed these payments to be contingent consideration and therefore, will be part of the consideration transferred. However, this assessment is preliminary and upon the consummation of this acquisition, the final evaluation and assessment of these payments may change.

The Company plans to close the acquisition of the 70% ownership interest in Made on or shortly after the closing of the Company's initial public offering. The Company is required to close the acquisition by October 31, 2013. The (i) $2,500 advance paid on June 24, 2013 and (ii) $1,250 advance paid on August 21, 2013, shall be credited against the cash purchase price to be paid by us at closing if the Company closes by October 31, 2013.

If the Company fails to close by October 31, 2013, other than due to the fault of either principal of Made, the principals of Made may retain the advances and the Company may be required to renegotiate the terms of the acquisition in its entirety.

On June 5, 2013, the First Lien Term Loan Facility was amended (the "Amendment") to increase the facility amount by $15 million, to a total of $64.5 million. The Guarantors reaffirmed their guarantees

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

of the First Lien Term Loan Facility in the Amendment, and Mr. Sillerman entered into an amendment to the Sillerman Guarantee to reaffirm his guarantee thereunder in connection with the Amendment. The Company received $14,700 in cash for the First Lien Term Loan Facility, net of $300 in original issue discount.

On June 24, 2013, we entered into a letter agreement with Made pursuant to which we paid a $2.5 million advance and the parties agreed to extend the closing date to August 21, 2013.

On June 24, 2013, in connection with the hiring of Mr. Crowhurst, the Company's President, he agreed to surrender 300,000 shares of common stock issued at $5.00 per share for $1,500. In return the Company cancelled the promissory note due for these shares in the principal amount of $1,500 and released Mr. Crowhurst and White Oak from the guaranty they entered into in conjunction with the related subscription agreement for the 300,000 shares of common stock.

On August 8, 2013, the Company entered into a stock purchase agreement with One of Us Holding B.V. (the "ID&T Seller"), pursuant to which the Company will exercise its option to acquire 75% of the equity interests of the business of ID&T (the "ID&T Acquisition"). In connection with entering into this agreement, on August 8, 2013, the Company paid an advance of $10,000 to the ID&T Seller and the Company caused the $7,500 non-recourse loan that the ID&T N.A. made to ID&T to be transferred to the ID&T Seller, effectively cancelling the repayment obligation for that loan. Upon closing the ID&T Acquisition, the Company will pay additional cash consideration of $40,000, plus certain working capital adjustments that are preliminarily estimated to be $5,897. The final working capital adjustment will be based on final analysis subsequent to the close of the ID&T Acquisition. Following the closing of the ID&T Acquisition, the Company's ownership interest in the ID&T N.A. will increase from 51% to 75%, with an economic effect as of July 1, 2013.

On August 20, 2013, the Company's Compensation Committee amended the Corporation's 2013 Equity Compensation Plan to increase the aggregate number of shares that may be issued from 11,250,000 to 16,000,000.

On August 20, 2013, the Company entered into an amendment to the First Lien Term Loan Facility that permitted the Company's subsidiary to borrow an additional $10,500. The amendment also permitted its payment of a $10,000 advance under the purchase agreement with the ID&T Seller, its cancellation of the repayment obligations in connection with the previously made $7,500 loan to the ID&T JV, and payment of $1,450, of which $1,250 was an advance of the purchase price under the purchase agreement with Made. In connection with this amendment Mr. Sillerman entered into a second amendment to the Sillerman Guarantee to reaffirm his guarantee thereunder.

On August 14, 2013, the Company granted 655,500 stock options pursuant to the 2013 Equity Compensation Plan at a strike price of $10.00 per share. The options vest over periods up to four years, and 132,125 options vested upon issuance. The aggregate compensation cost for these option grants is $3,291. The Company will recognize compensation costs from these grants as follows: $604 upon issuance and $2,687 over a four-year period.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

The underlying assumptions in valuing these awards were as follows.

Risk-free interest rate	1.48-2.12%
Dividend yield	—
Volatility factors	55%
Weighted average expected life (in years)	5.0-7.0

20. RESTATEMENT

The Company restated its previously issued consolidated financial statements as of and for the year ended December 31, 2012, to correct the classification for certain shares of common stock and non-controlling interest. The Company determined that 7,800,000 shares of common stock were issued in 2012 with redemption features, which should have been classified as temporary equity in accordance with the provisions of ASC 480-10-S99 for public companies. This includes 300,000 shares of common stock with a related subscription receivable of $1,500, which equals the original issuance price and therefore results in no net adjustment to temporary equity related to these 300,000 shares. Additionally, in connection with the 80% acquisition of MMG on December 31, 2012, the Asset Purchase Agreement contains certain rights which allows the Company to call the remaining interest it does not own, as well as providing that the minority interest holder may put their interest to the Company at a multiple of 20% of MMG's 2014 EBITDA times six. Similarly, the Company has determined that the non-controlling interest should have been classified as redeemable non-controlling interest and included as part of temporary equity, as required for public companies. Refer to Note 8 and Note 14.

The table below sets forth the effects of the restatement on the Company's balance sheet at December 31, 2012 (in thousands except share data). These adjustments also affected the amounts reflected as 2012 activity in the consolidated statement of stockholders' deficit for the year ended December 31, 2012. The correction of these errors had no effect on the consolidated statements of comprehensive loss, loss per share or the consolidated statements of cash flows.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)

Consolidated Balance Sheet as of December 31, 2012:

	December 31, 2012 (As reported)	Adjustments	December 31, 2012 (Restated)

Redeemable common stock, $.001 par value, 0 and 7,800,000 shares at December 31, 2012 as reported and as restated, respectively (net of $1,500 subscription receivable in 2012)	—	$25,000	$25,000
Redeemable non-controlling interest	—	4,794	4,794
Stockholders' equity/(deficit):
Common stock, $0.001 par value, 300,000,000 authorized, 40,461,027 shares issued and outstanding at December 31, 2012	$48	$(8)	$40
Preferred stock	—	—	—
Additional paid-in capital	51,692	(26,492)	25,200
Due from stockholders for stock subscriptions	(1,536)	1,500	(36)
Accumulated other comprehensive loss	(16,325)	—	(16,325)

Total SFX stockholders' equity	33,879	(25,000)	8,879
Non-controlling interest in subsidiaries	4,794	(4,794)	—

Total Stockholders' equity/(deficit)	$38,673	$(29,794)	$8,879

Consolidated Statement of Stockholders' equity/(deficit) as of December 31, 2012:

	December 31, 2012 (As reported)	Adjustments	December 31, 2012 (As restated)

Common stock, $0.001 par value, 300,000,000 authorized, 40,461,027 shares as restated (48,261,027 as reported) issued and outstanding at December 31, 2012	$48	$(8)	$40
Additional paid-in capital	51,692	(26,492)	25,200
Due from stockholder for stock subscriptions	(1,536)	1,500	(36)

Total SFX stockholders' equity	33,879	(25,000)	8,879
Non-controlling interest in subsidiaries	4,794	(4,794)	—

Total Stockholders' equity/(deficit)	$38,673	$(29,794)	$8,879

Disclosures included elsewhere in the notes to the consolidated financial statements have been adjusted as appropriate to reflect the effect of the adjustments noted above.

Consolidated Financial Statements

SFX Entertainment, Inc.

As of June 30, 2013 and December 31, 2012
And for the six months ended June 30, 2013 and 2012

SFX Entertainment, Inc.

Consolidated Financial Statements
As of June 30, 2013 and December 31, 2012
and for the three and six months ended June 30, 2013 and 2012

SFX Entertainment, Inc.

Consolidated balance sheets
(in thousands except share data)
Unaudited

	Pro forma June 30, 2013	June 30, 2013	December 31, 2012

			(Restated)
Assets
Cash and cash equivalents	$31,378	$31,378	$3,675
Accounts receivable	2,183	2,183	1,998
Due from promoters—net of allowance of $997, as of June 30, 2013 and December 31, 2012, respectively	1,694	1,694	1,597
Prepaid expenses	3,761	3,761	181
Due from related parties	8,129	8,129	—
Other current assets	255	255	223

Total current assets	47,400	47,400	7,674

Property, plant and equipment, net	3,623	3,623	1,236
Goodwill	50,072	50,072	21,571
Intangible assets, net	100,397	100,397	23,571
Other assets	51,043	51,043	12,680

Total assets	$252,535	$252,535	$66,732

Liabilities
Accounts payable and accrued expenses	$11,082	$11,082	$7,932
Notes payable, current		—	8,491
Label and royalty payables	13,043	13,043	—
Deferred revenue	12,595	12,595	324
Due to related parties	1,121	1,121	4,525
Other current liabilities	4,116	4,116	4,407

Total current liabilities	41,957	41,957	25,679
Deferred tax liabilities	472	$472	67
Credit facility	63,343	63,343	—
Other long term liabilities	9,088	9,088	2,313

Total liabilities	114,860	114,860	28,059

Commitments and contingencies
Redeemable Common Stock, $.001 par value 12,430,000, 17,430,000 and 7,800,000 shares outstanding at Pro Forma June 30, 2013, June 30 2013 and December 31, 2012, respectively	54,200	84,030	25,000
Redeemable non-controlling interest	4,834	4,834	4,794
Stockholders' equity/(Deficit)
Common stock, $0.001 par value, 300,000,000 authorized, 51,162,902, 46,162,902 and 40,461,027 shares issued and outstanding at Pro Forma June 30, 2013, June 30, 2013 and December 31, 2012, respectively	50	44	40
Preferred stock, $0.001 par value, 100,000,000 authorized, 0 shares issued and outstanding at Pro Forma June 30, 2013, June 30, 2013 and December 31, 2012, respectively	—	—	—
Additional paid-in capital	116,278	86,454	25,200
Due from stockholder for stock subscriptions	(36)	(36)	(36)
Accumulated deficit	(59,814)	(59,814)	(16,325)

Total SFX stockholders' equity	56,478	26,648	8,879
Non-controlling interest in subsidiary	22,163	22,163	—

Total stockholders' equity	78,641	48,811	8,879

Total liabilities and stockholders' equity / (deficit)	$252,535	$252,535	$66,732

See accompanying notes to the consolidated financial statements

SFX Entertainment, Inc.

Consolidated statements of operations
(in thousands except share data)
Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Revenue
Service revenue	$15,094	$378	$22,884	$378
Sale of products	12,306	—	14,669	—

Total Revenue	27,400	378	37,553	378
Direct costs:
Cost of services	10,985	365	16,980	365
Cost of goods sold	8,163	—	9,769	—

Total Direct Costs	19,148	365	26,749	365
Gross profit	8,252	13	10,804	13
Operating expenses:
Selling, general and administrative expenses	24,128	1,768	38,374	3,134
Depreciation	380	—	498
Amortization	4,039	27	6,786	27

Operating income / (loss)	(20,295)	(1,782)	(34,854)	(3,148)
Interest income	—	3	—	3
Interest expense	(4,272)	—	(8,183)	—
Other income	(99)	—	(1,041)	—

Net income / (loss) before taxes	(24,666)	(1,779)	(44,078)	(3,145)
Provision for income taxes	(2)	—	(574)	—

Net income / (loss)	(24,668)	(1,779)	(44,652)	(3,145)
Less: Net loss attributable to non-controlling interest	(285)	—	(1,163)	—

Net loss attributable to SFX	$(24,383)	$(1,779)	$(43,489)	$(3,145)

Loss per share—basic & diluted	$(0.39)	$(0.05)	$(0.75)	$(0.11)
Weighted average shares outstanding—basic & diluted	62,444	37,637	57,713	29,302

See accompanying notes to the consolidated financial statements

SFX Entertainment, Inc.

Consolidated statements of changes in stockholders' equity/(deficit)
(in thousands)
Unaudited

	Common stock		Additional Paid-in- capital	Stock Subscription receivable		Total SFX Stockholders' equity	Non- controlling interest In Subsidiary	Total Stockholders equity
					Accumulated Deficit
(in 000s)	Shares	Amount

Balance at December 31, 2012	40,461,027	$40	$25,200	$(36)	$(16,325)	$8,879	$—	$8,879

Net loss					(43,489)	(43,489)	(1,203)	(44,692)
Acquistion Non-controlling interest in subsidiary							23,366	23,366
Common Stock issued	5,001,875	5	25,004			25,009		25,009
Non-cash stock compensation expense			13,999			13,999		13,999
Issuance of warrants			22,250			22,250		22,250
Sillerman exchange expense	(1,000,000)	(1)	1			—		—
Restricted shares	1,700,000

Balance at June 30, 2013	46,162,902	44	86,454	(36)	(59,814)	26,648	22,163	48,811

See accompanying notes to the consolidated financial statements

SFX Entertainment, Inc.

Consolidated statements of cash flows
(in thousands)
Unaudited

	Six Months Ended June 30,
(In thousands)	2013	2012

Cash flow from operating activities
Net loss	$(44,652)	$(3,145)
Reconciling items:
Depreciation	498	—
Amortization	6,786	27
Stock compensation expense	13,999	—
Non-Cash interest expense	6,694	—
Provision for deferred income taxes	405	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(48)	—
Due from related parties	(630)	(39)
Due from promoters	(98)	(180)
Prepaid expenses	(3,088)	—
Other assets	218	—
Accounts payable & accrued expenses	(179)	1,445
Label and royalty payables	1,066	—
Deferred revenue	12,271	—
Due to related parties	406	419
Other liabilities	1,339	43

Net cash used by operating activities	(5,013)	(1,430)

Cash flow from investing activities:
Purchases of property, plant and equipment	(1,144)	—
Purchase of software and other intangible assets	(444)	—
Advance with respect to ID&T NA and Huka	(9,300)	—
Purchase of ID&T Worldwide option, investment in Made and Totem	(9,843)	—
Payment of Nightlife Holdings, LLC note	(8,513)	—
Acquisition of businesses, net of cash acquired	(22,263)	(3,000)

Net cash (used) by investing activities	(51,507)	(3,000)

Cash flow from financing activities:
Proceeds from common stock transactions	30,000	17,500
Payment of related party note	(7,000)	—
Net proceeds from term loan facility	61,223	—

Net cash provided by financing activities	84,223	17,500

Net increase in cash	27,703	13,070

Cash, beginning of period	3,675	—

Cash, end of period	$31,378	$13,070

See accompanying notes to the consolidated financial statements

SFX Entertainment, Inc.

 Notes to consolidated financial statements
(in thousands except share data)
(Unaudited)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of business

SFX Entertainment, Inc. ("SFX" or the "Company"), a Delaware corporation, was formed on June 5, 2012, under the name SFX Holding Corporation. On February 13, 2013, the name was changed to SFX Entertainment, Inc. The operations of SFX began on July 7, 2011, under an entity now named SFX EDM Holdings Corporation (a wholly owned subsidiary of SFX). SFX was formed with the intent of acquiring and operating companies within the live music industry, specifically those engaged in the promotion and production of live music events and festivals in the United States and abroad. Through the Company's recent acquisitions, it is actively engaged in the production and promotion of live electronic music culture (EMC) festivals and events, production of music tours, merchandising and related services. In addition, it also manages large, event-driven nightclubs that serve as venues for key electronic music talent.

For the six months ended June 30, 2013, SFX successfully completed the acquisition of certain assets and liabilities of two companies:

•
The operations of ID&T in North America ("ID&T N.A.") with a 51% controlling interest on January 1, 2013; and

•
Beatport (now operating as BEATPORT, LLC) on March 15, 2013.

The consolidated financial statements of SFX include the activities for the two acquired companies from the dates of their respective acquisition by SFX. (See Note 10).

Basis of presentation and principles of consolidation

The unaudited interim Consolidated Financial Statements are presented in accordance with accounting principles generally accepted in the United States of America ("US GAAP") for interim financial information. Certain information and disclosures normally included in consolidated financial statements prepared in accordance with US GAAP have been condensed or omitted. Accordingly, these unaudited interim Consolidated Financial Statements and accompanying footnotes should be read in conjunction with the Company's Annual Consolidated Financial Statements for the year ended December 31, 2012, included elsewhere in this prospectus. In the opinion of management, these financial statements reflect all adjustments that are necessary for a fair presentation of the results of operations and financial condition for the interim periods shown including normal recurring accruals and other items.

The Company consolidates all of its majority owned subsidiaries including its 51% ownership in ID&T N.A., a variable interest entity. (See note 10)

The Company's unaudited pro forma balance sheet as of June 30, 2013 gives effect to the conversion of 5,000,000 shares ($29,830) of common stock from temporary equity to stockholders' equity resulting from the termination of the repurchase rights upon an effective Initial Public Offering. Of the 17,340,000 shares of common stock with put rights classified in temporary equity, these 5,000,000 shares are related to the ID&T JV, the ID&T Option, and Disco share issuance, which will no longer have a put right upon the completion of the Initial Public Offering. The remaining 12,340,000 shares ($54,200) of common stock with put rights that terminate in connection with the Company's planned simultaneous registration for resale of those shares by selling stockholders.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)
(Unaudited)

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management include allowance for doubtful accounts, purchase accounting allocations, recoverability and useful lives of property, plant and equipment, identifiable intangible assets, goodwill, the valuation allowance of deferred tax assets, contingencies and equity compensation. Actual results could differ materially from those estimates.

Direct Costs

The Company incurs direct costs associated with both the cost of services and the costs of goods sold. Costs of services include artist performance fees and travel expenses, venue fees, show-specific marketing and advertising expenses, show-related production expenses and other costs related to producing the events. These costs are primarily variable in nature. The cost of goods sold include costs associated with music sales primarily for royalties to collecting societies and labels and direct costs of order fulfillment, including transaction and foreign exchange fees from external payment processors. In addition, we have costs of sales related to merchandise sold through various outlets.

Cash and cash equivalents

The Company considers cash deposits in all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company's cash deposits are held at multiple high credit quality financial institutions. The Company's cash deposits at the institutions often exceed the federally insured limit. At June 30, 2013 the Company had $23,732 reserved for the use of SFX Intermediate Holdco II LLC for capital and general operating purposes (See Note 8—Long-Term Debt).

Marketing and public relations expense

The Company expenses non-show specific marketing and public relations costs when incurred. These costs are recorded on the income statement as selling, general, and administrative expenses. Marketing and public relations expenses for the three months ended June 30, 2013 and June 30, 2012 was $587 and $0, respectively and for the six months ended June 30, 2013 and June 30, 2012 was $980 and $0, respectively.

Label and Royalties Payable

Direct Costs include the cost of royalties to record labels and collecting societies. These payments due to the record labels and collecting societies have been accrued and are reflected in the consolidated balance sheet in Label and Royalties Payable. In order to satisfy the obligations to the collecting societies, the Company withholds a portion of royalty payments due to record labels. The amounts withheld are subject to estimation, and any excess amount withheld for royalty obligations to collecting societies will be remitted back to the record labels upon reconciliation with the various collecting societies to whom the Company remits royalty payments. As a result, the Company has recorded $13,043 in Label and Royalties Payable within current liabilities and $6,325 in other long term liabilities as of June 30, 2013.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)
(Unaudited)

Foreign tax withholding

Foreign tax withholdings are amounts owed to federal taxing authorities for income tax withholdings required on payments made for services, predominantly for foreign artists. These withholdings are withheld from the artist, accrued, and paid to the federal taxing authority. At June 30, 2013 and December 31, 2012, $77 and $1,971 are in other current liabilities on the balance sheet.

2. CONCENTRATION OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, accounts receivable and balances due from promoters. Exposure to losses on account receivables is minimal as the promoters with whom the Company partners for ticket sales and collection of event revenues typically remit proceeds to the Company in a timely manner. The Company maintains balances at financial institutions, which at times exceed the federally insured limit. On a periodic basis, management evaluates balances due from promoters and determines whether to provide an allowance or if any balances should be written down and charged to expense as bad debt. The evaluation is based on a past history of collections, current credit conditions, the length of time the balance is past due, and a past history of write-downs.

The credit risk in amounts due from promoters is generally not diversified due to the limited number of promoters that the Company works with. The following table represents a breakdown of concentrations at June 30, 2013 and December 31, 2012:

Percentage of Due from Promoters at:	June 30, 2013	December 31, 2012

Promoter A	15.6%	9.5%
Promoter B	14.4%	5.0%
Promoter C	11.0%	N/A
Promoter D	10.7%	N/A
Promoter E	10.2%	14.3%
Promoter F	9.1%	15.7%

Percentage of Accounts Receivable at:	June 30, 2013	December 31, 2012

Counterparty A	31.4%	5.4%
Counterparty B	26.1%	22.1%
Counterparty C	25.2%	30.4%

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)
(Unaudited)

3. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

(in thousands)	June 30, 2013	December 31, 2012	Estimated Useful Lives

Computer equipment	$1,440	$96	3 years
Furniture, fixtures and other equipment	221	35	5 years
Production equipment	2,083	1,180	5-7 years
Leasehold Improvements	408	—	1-3 years
Construction in progress	44	—

Property, plant and equipment	4,196	1,311
Less accumulated depreciation	(573)	(75)

Property, plant and equipment, net	$3,623	$1,236

Depreciation expense for the three months ended June, 30, 2013 and June 30, 2012 was $380 and $0, respectively and for the six months ended June 30, 2013 and June 30, 2012 was $498 and $0, respectively.

4. INTANGIBLE ASSETS

The following table presents the gross carrying amount and accumulated amortization for each major class of intangible assets as of June 30, 2013:

(in thousands)	Intangible Gross	Accumulated Amortization	Intangible Net	Estimated Useful Lives

Customer lists (Fan database)	$2,300	$(747)	$1,553	3 years
Supplier and Label relationships	17,900	(351)	17,549	15 years
Trade Domain names	19,400	(815)	18,585	7 years
Trademarks and names	42,235	(3,452)	38,783	7 years
Management agreements	13,600	(1,360)	12,240	5 years
Non-compete agreements	3,394	(397)	2,997	5 years
Website	32	(7)	25	3 years
Software & Technology	9,221	(572)	8,649	5 years
Intellectual property	17	(1)	16	3 years

Intangible assets, gross	$108,099	$(7,702)	$100,397

Amortization Expense for the three months ended June 30, 2013 and June 30, 2012 was $4,039 and $27 respectively and for the six months ended June 30, 2013, 2012 was $6,786 and $27, respectively.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)
(Unaudited)

The following table presents future amortization expense for July 2013 through December 31, 2018 and thereafter.

(in thousands)

Remainder of 2013	$8,054
2014	$16,210
2015	$15,641
2016	$15,105
2017	$14,990
2018	$10,450
Thereafter	$19,947

5. GOODWILL

The following table presents the changes in the carrying amount of goodwill for the six months ended June 30, 2013:

(in thousands)	Live Events	Digital	Corporate	Total

Balance as of December 31, 2012	$21,571	$—	$—	$21,571
Acquisitions:
Beatport		17,348	—	17,348
Controlling interest in ID&T NA	11,921	—	—	11,921
Disco purchase price adjustment	(768)	—	—	(768)

Balance as of June 30, 2013	$32,724	17,348	—	$50,072

During the six months ended June 30, 2013, the Company adjusted the purchase price related to the Disco acquisition based on the terms set out in the purchase agreement by $(768), resulting in a decrease to goodwill by the same amount. The decrease in goodwill was due to assumed liabilities exceeding the $1,500 agreed to in the Asset Purchase Agreement.

6. NOTES PAYABLE

Secured promissory note—Nightlife Holdings, LLC

On December 31, 2012, the Company issued a secured promissory note in the principal amount of $8,491 as part of the acquisition of certain assets and liabilities of MMG. Such amount is included as Notes payable, current on the balance sheet at December 31, 2012. On March 15, 2013, a payment of $3,000 was made to Nightlife Holdings, LLC and the promissory note was amended and restated to provide that the remaining amount of $5,491 plus interest will be payable on May 15, 2013. This note was amended and restated to bear interest at the rate of 0.22% per annum. On May 15, 2013, the promissory note was paid in full.

7. OTHER CURRENT LIABILITIES—EVENTBRITE, INC.

In connection with the acquisition of Disco, the Company assumed a liability of $700 to Eventbrite, Inc. ("Eventbrite") which will be repaid principally from a portion of future ticket sales. At

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)
(Unaudited)

June 30, 2013, the balance due to Eventbrite with respect to this liability was $455. The Company is responsible for the payment of any amounts not recouped by Eventbrite through ticket sales, and ultimately has the right to recover such shortfalls if any from the former owner of Disco.

8. CREDIT FACILITY

The Credit Facility consists of SFX's senior secured first lien term loan ("First Lien Term Loan Facility") at June 30, 2013:

(in thousands)

First Lien Term Loan Facility	$64,500
Less:
Original issue discount	(1,157)

Balance as of June 30, 2013	$63,343

On March 15, 2013, certain of the Company's subsidiaries entered into a $49,500 First Lien Term Loan Facility with Barclays Bank PLC as administrative agent and Barclays Bank PLC, UBS Loan Finance LLC, and Jefferies Group LLC as lenders. The Company received $48,510 in cash, net of $990 an original issue discount. The borrower under the First Lien Term Loan Facility is the Company's indirect, wholly-owned subsidiary SFX Intermediate Holdco II LLC (the "Borrower). The First Lien Term Loan Facility is guaranteed by SFX Intermediate Holdco I LLC, the immediate parent company of the Borrower ("Holdings"), the Borrower, LIC, Pita I LLC, Beatport, Beatport Japan, LLC, SFX-Nightlife Operating LLC, SFX-IDT N.A. Holding LLC, the ID&T JV, ID&T/SFX Q-Dance LLC, ID&T/SFX Sensation LLC, ID&T/SFX Mysteryland LLC, ID&T/SFX TomorrowWorld LLC, SFX International, Inc. and all of Holdings' future subsidiaries (the "Guarantors"), and by Mr. Sillerman as further described below. The First Lien Term Loan Facility is secured by a first-priority security interest in all the existing and future assets of the Borrower and the Guarantors.

Mr. Sillerman entered into a guarantee agreement (the "Sillerman Guarantee") with Barclays Bank PLC, as collateral agent for the benefit of the other lender parties, in which he personally guaranteed all of the Company's obligations under the First Lien Term Loan Facility. See Footnote 11—Related Parties for further details on the Sillerman Guarantee.

On June 5, 2013, the First Lien Term Loan Facility was amended to increase the facility amount by $15,000, to a total of $64,500. The Guarantors reaffirmed their guarantees of the First Lien Term Facility and Mr. Sillerman entered into an amendment to the Sillerman Guarantee to reaffirm his guarantee. The Company received $14,700 in cash, net of $300 in original issue discount.

On August 20, 2013, the First Lien Term Loan Facility was amended again to increase the facility amount by $10,500, to a total of $75,000. The Guarantors reaffirmed their guarantees of the First Lien Term Facility, and Mr. Sillerman entered into an amendment to the Sillerman Guarantee to reaffirm his guarantee. The Company received $10,290 in cash, net of $210 in original issue discount.

Borrowings under the First Lien Term Loan Facility bear interest, at the Borrower's option, at a rate per annum equal to either (a) (i) a rate per annum equal to the highest of (1) the rate of interest per annum publicly announced from time to time by the Administrative Agent under the First Lien Term Loan Facility as its prime rate in effect on such day at its principal office in New York City, (2) (x) the

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)
(Unaudited)

weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the business day next succeeding such day plus (y) 0.50%, (3) (x) a rate per annum equal to (I) the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits in U.S. dollars being delivered in the London interbank market for a one-month term, determined by the Administrative Agent under the First Lien Term Loan Facility as of approximately 11:00 a.m. (London, England time) two Business Days prior to the applicable borrowing or conversion date divided by (II) one minus the applicable reserve percentage (with a rate floor of 1.25% per annum) plus (y) 1.00% and (4) 2.25% per annum, plus (ii) 6.50% per annum or (b) (i) a rate per annum equal to (1) for each one, two, three or six month (or if agreed to by all the lenders under the First Lien Term Loan Facility, nine or twelve months) interest period as selected by the Borrower, the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such interest period) with a term equivalent to such interest period in U.S. dollars, determined by the Administrative Agent under the First Lien Term Loan Facility as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such interest period divided by (2) one minus the applicable reserve percentage (with a rate floor of 1.25% per annum) plus (ii) 7.50% per annum. Upon the occurrence and during the continuance of any Event of Default under the First Lien Term Loan Facility, all outstanding borrowings thereunder will automatically bear interest at a rate per annum equal to the applicable interest rate plus 2.00% per annum.

The First Lien Term Loan Facility matures on September 15, 2014, provided that the maturity date will be extended to March 13, 2015 if the Company contributes to the Borrower at least $50,000 of proceeds from the Company's initial public offering (so long as the Company raises net proceeds of at least $100,000) and the Borrower uses such proceeds to make a prepayment equal to at least 50.0% of the borrowings then outstanding under the First Lien Term Loan Facility.

The Borrower may prepay the First Lien Term Loan Facility at any time without penalty, subject to breakage costs. The Borrower is also required to make prepayments (subject to certain basket amounts and exceptions) (collectively, the "Mandatory Prepayments") equal to:

•
75.0% of the annual excess cash flow of SFX Intermediate Holdco I LLC and its subsidiaries for the year-ended December 31, 2013;

•
100% of the net proceeds from certain asset sales, casualty events, and debt issuances, by Holdings and its subsidiaries; and

•
30.0% of the outstanding borrowings within 60 days of the date Mr. Sillerman either announces he will not serve as SFX's chairman, president, chief executive officer, or equivalent officer, ceases serving as SFX's chairman, president, chief executive officer, or equivalent officer, or is incapable of serving as SFX's chairman, president, chief executive officer, or equivalent officer.

The First Lien Term Loan Facility includes customary affirmative covenants, subject to certain materiality thresholds and exceptions, including covenants to deliver certain information and notices; preservation of existence; compliance with laws; payment of obligations; maintenance of properties; maintenance of insurance; keeping of books and records; limitations on use of proceeds under the First

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)
(Unaudited)

Lien Term Loan Facility; and requirements to join future subsidiaries of Holdings as guarantors and secured parties. The First Lien Term Loan Facility includes customary restrictive covenants, subject to certain materiality thresholds and exceptions, including covenants limiting the Borrower and the loan parties' ability to

•
incur certain types of indebtedness and liens;

•
merge with, make an investment in or acquire property or assets of another company;

•
make capital expenditures;

•
pay dividends (with exceptions for, among other things, (i) certain dividends or distributions by any of the subsidiaries of the Holdings to Holdings or any of its subsidiaries that execute documents guaranteeing or securing the First Lien Term Loan Facility; (ii) certain dividends or distributions payable in equity interests to Holdings or any of its subsidiaries; (iii) certain cash dividends or distributions paid to the equity holders of a non-wholly owned subsidiary of Holdings; and (iv) certain dividends or distributions to the Company to finance certain acquisitions and pay certain transaction costs);

•
repurchase shares of SFX's outstanding stock;

•
a negative pledge;

•
modifying certain documents;

•
make loans;

•
dispose of assets;

•
prepay the principal on other indebtedness;

•
liquidate, wind up or dissolve; or

•
enter into certain transactions with affiliates.

The First Lien Term Loan Facility does not include any financial covenants.

The First Lien Term Loan Facility includes customary events of default, subject to certain materiality thresholds and cure periods, including: the Sillerman Guarantee ceasing to be in full force and effect or Mr. Sillerman breaching any material term of the Sillerman Guarantee; or a change in control occurring. A change in control is defined in the First Lien Term Loan Facility to include the occurrence of any of the following: (i) Holdings ceases to be wholly-owned directly or indirectly, by the Company or Borrower ceases be directly wholly-owned by Holdings; (ii) at any time prior to the Company's initial public offering (so long as the Company raises net proceeds of at least $100,000) and for any reason whatsoever, Mr. Sillerman and certain affiliates and senior management cease to own, directly or indirectly, at least 40% of the Company's outstanding voting equity or any "person" or "group" own a greater percentage of the Company's voting equity than beneficially owned by Mr. Sillerman and certain affiliates and senior management; (iii) at any time after the Company's initial public offering (so long as the Company raises net proceeds of at least $100,000) and for any reason whatsoever, Mr. Sillerman and certain affiliates cease to own, directly or indirectly, at least 30% of the Company's outstanding voting equity or any "person" or "group" other than Mr. Sillerman and certain affiliates and senior management beneficially own a greater percentage of the Company's voting equity

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)
(Unaudited)

than beneficially owned by Mr. Sillerman and certain affiliates and senior management; or (iv) the majority of the seats (other than vacant seats) on the Company's board of directors cease to be occupied by persons who either were members of SFX's board of directors on March 15, 2013 or were nominated for election by a majority of the Company's board of directors who were directors at the time of the closing of the First Lien Term Loan Facility or whose election or nomination for election was previously approved by a majority of such directors.

9. COMMON STOCK AND COMMON STOCK WARRANTS

For the six months ended June 30, 2013, in connection with and consideration for the guarantee of the First Lien Term Loan Facility made by Mr. Sillerman to the lenders, the Board of Directors granted warrants to purchase 5,500,000 shares at $5.00 per share, warrants to purchase 750,000 shares at $7.50 per share, warrants to purchase 1,000,000 shares at $10.00 per share and 1,000,000 shares of the Company's common stock to the Company's chief executive officer and chairman, Mr. Sillerman. The Company has estimated the fair value of these warrants and common stock at $25,430 and accounted for them as deferred financing fees related to the First Lien Term Loan Facility.

As part of the ID&T N.A. acquisition, the Company issued warrants to purchase 500,000 shares of SFX's common stock at $2.50 per share to ID&T. The Company has estimated the fair value of these warrants issued to One of Us B.V. (f/k/a ID&T Holding B.V.), "ID&T", at $1,820. All of these warrants were valued using the Black-Scholes option pricing model.

The following assumptions were used to calculate the fair value of the Company's warrants on the date of grant:

2013

Risk free interest rate	1.35-1.40%
Dividend yield	—
Volatility factors	60%
Weighted average expected life (in years)	7

As there is no publicly traded market for the Company's common stock, the expected volatility of historical closing stock prices is based on comparable companies over the expected term of the warrants. The risk free interest rate for the periods within the contractual life of the warrants is based on the 7 year U.S. Treasury bond rate. The expected term of warrants is based on the maximum term of the warrants issued.

On April 23, 2013 the Company exchanged 9,350,000 of warrants issued in connection with Mr. Sillerman's promissory note on December 31, 2012 and the guarantee of the First Lien Term Loan Facility, discussed above, by Mr. Sillerman for stock options at substantially identical terms. The replacement equity awards all provide for three year cliff vesting based on the date of the original issuance date of the warrants and shares of common stock. In addition, 100,000 warrants with an exercise price of $.01 per share and 1,000,000 shares of common stock issued to Mr. Sillerman were exchanged for 1,100,000 shares of restricted stock with three year cliff vesting. All of these options and restricted stocks were awarded under the Company's 2013 Supplemental Equity Compensation Plan. See Note 12—Stock Based Compensation—for greater detail on the exchange of these warrants for stock options and shares of restricted stock.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)
(Unaudited)

The guarantee of the First Lien Term Loan Facility by Mr. Sillerman is considered a deferred financing cost and will continue to be recognized as interest expense through the maturity date of the credit facility. The cost associated with the warrants issued to Mr. Sillerman, with respect to the $7,000 promissory note, have been fully expensed as of June 30, 2013.

10. BUSINESS COMBINATIONS

During the six months ended June 30, 2013 the Company completed two acquisitions which further enhanced its presence in the EMC space, as follows:

Acquired Entity	Acquisition Date	Purchase Price

(in thousands)
Beatport	March 15, 2013	$58,550
Controlling interest in ID&T NA	January 1, 2013	$24,320

On March 15, 2013, the Company acquired 100% of BEATPORT, LLC stock for $58,550 in cash and equity. The purchase price was comprised of $33,900 in cash and $24,650 in common stock (5 million shares of Common Stock valued at $5 per share as determined by sales of the Company's common stock at $5.00 per share, with unrelated third parties). Beatport is primarily engaged in the business of selling EMC related digital music. Goodwill is expected to be deductible for tax purposes and is attributable to expected synergies and assembled workforce. Transaction related expense of $526 was expensed as incurred and is included within selling, general and administrative expenses in the consolidated statements of operations for the six months ended June 30, 2013. Beatport is consolidated into the Company's results from the date of acquisition

On January 1, 2013, the Company acquired 51% of ID&T N.A., which has an exclusive license to use and promote, or rights to economic benefits from ID&T's brands in North America. The purchase price was $24,320, comprised of $12,500 in cash, $10,000 in common stock (2 million shares of Common Stock valued at $5 per share as determined by sales of the Company's common stock at $5.00 per share, with unrelated third parties), and $1,820 in warrants to buy 500,000 shares of common stock at $2.50 per share. In addition, for a period of five years beginning in the year ended December 31, 2013, ID&T will be entitled to receive 100,000 warrants to purchase shares of the Company's common stock each year if ID&T N.A. has achieved an EBITDA of $7.0 million or more in the prior fiscal year. The warrant exercise price will equal the fair market value as determined in good faith by the Company's board of directors, but after the Company's initial public offering, based on the Company's stock's 30-day weighted average closing price. At the time of the acquisition, the Company did not forecast the JV to achieve $7.0 million or more in EBITDA in 2013, and could not determine that such a threshold level of EBITDA was probable in 2014 and after. Accordingly, no value was assigned to these warrants that may be issuable in the future. The Company will continue to assess the fair value of this contingency at each reporting date and should the fair value of the warrants increase, the Company will include a charge in earnings at that time. Goodwill is not expected to be deductible for tax purposes and is attributable to expected synergies between the joint venture and the Company's businesses. Transaction related expense of $159 was incurred in connection with this acquisition. ID&T N.A. is consolidated into the Company's results from the date of acquisition.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)
(Unaudited)

In connection with the acquisition of ID&T N.A. the Company recorded an amount representing the non-controlling interest of ID&T N.A. of $23,366 which represents 49% interest in ID&T N.A. The acquisition-date fair value of the non-controlling interest in ID&T N.A. was measured using an income approach. The equity shares of ID&T N.A. are not traded and as such could not be determined based on active market prices. The fair value was determined by calculating the fair value of ID&T as a whole and subtracting the consideration the Company paid for the 51% controlling interest. In determining the fair value of ID&T N.A., the acquisition-date fair value contemplated synergies that are expected to be created through the acquisition and determined that the synergies created from the acquisition will benefit ID&T N.A. as a whole, including the non-controlling interest, resulting in the Company's ownership and the non-controlling interest having proportionate economic interest to the respective ownership interests.

The Company considers ID&T N.A. to be a variable interest entity (VIE) and considers the Company, based on the guidance in ASC 810, to be the primary beneficiary. An enterprise must consolidate a VIE if it is determined to be the primary beneficiary of the VIE. The primary beneficiary has both (a) the power to direct the activities of the VIE that most significantly impact the entity's economic performance, and (b) the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company is required solely required to fund and to absorb any losses of ID&T N.A. and is responsible for management decisions that have a significant impact on the economic performance of ID&T N.A. In accordance with the agreement governing ID&T N.A., the Company is required to fund the operations of ID&T N.A. and provide certain management expertise which is material to the operation of ID&T N.A. The Company is solely responsible for funding the ID&T N.A. operations and is entitled to repayment of a portion of loans to ID&T N.A., including commercially reasonable interest or a commercially reasonable preferred return to the extent that ID&T N.A. operations are funded by equity contributions, prior to ID&T N.A. making distributions of surplus cash to the members, and that distributions of surplus cash are made in proportion to the members' equity interests so that a majority of surplus cash will be distributed to the Company.

As the primary beneficiary, the Company consolidates the results of ID&T N.A.

The value of the Company's common stock used in connection with the Beatport and ID&T N.A. acquisitions was $5.00 per share. This value was based on sales of the Company's equity to third-parties during that period and a valuation of the Company's common stock as of December 31, 2012, prepared by an independent third party.

The Company has made a preliminary allocation of the purchase price to the assets acquired and liabilities assumed as of the purchase date for its acquisitions. The Company expects to finalize the purchase price within the first year of the acquisitions, and therefore adjustments to goodwill and

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)
(Unaudited)

identifiable assets may occur. The allocation of the aggregate purchase price, based on the Company's initial valuation of the assets and liabilities are as follows:

Consideration	Beatport	ID&T N.A.	Total

(in thousands)
Cash	$33,900	$12,500	$46,400
Warrants	—	1,820	1,820
Common Stock	24,650	10,000	34,650

Fair value of total consideration transferred	$58,550	$24,320	$82,870

Recognized amounts of identifiable assets acquired and liabilities assumed	Beatport	ID&T N.A.	Total

(in thousands)
Cash	$11,637	$—	$11,637
Accounts receivable	137	—	137
Prepaid event expenses & other current assets	993	—	993
Other receivables	222	—	222
Property, plant and equipment	1,740	—	1,740
Identifiable intangible assets	47,404	35,765	83,169
Financial liabilities	(20,931)	—	(20,931)
Noncontrolling interest in subsidiary	—	(23,366)	(23,366)
Goodwill	17,348	11,921	29,269

Fair value of total consideration transferred	$58,550	$24,320	$82,870

The Company has not completed the valuation studies necessary to finalize the acquisition-date fair values of the assets acquired and liabilities assumed and the related allocation of purchase price for ID&T N.A. and Beatport. Accordingly, the type, value, and useful lives of these intangibles assets set forth here are preliminary. Once the valuation process is finalized for both of these acquisitions there may be changes to the reported values of the assets acquired and liabilities assumed, including goodwill and intangible assets, and those changes could differ materially from what is present here.

The preliminary estimates of intangible asset type/category that the Company has recognized from these acquisitions are based on the nature of the businesses, preliminary assessments in conjunction with third-party valuations, and estimates based on experiences from prior acquisitions. The Company preliminarily determined the fair value of Beatport's intangible assets using the income approach. The preliminarily significant assumptions used in certain of the valuations include a discount rate of 19% and royalty rate of 3%. The Company's preliminary estimate of ID&T N.A.'s intangible asset is based on management's initial estimate of the tradename's value as a proportion of the overall consideration, which was based on management's expectations of the business and experience with recent acquisitions of similar businesses. The estimated useful lives of the intangible assets are based on the useful lives that the Company has used for similar intangible assets in prior acquisitions.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)
(Unaudited)

	Beatport	ID&T N.A.	Total	Estimated Useful Life

Supplier and label relationships	$17,900	$—	$17,900	15
Trade domain names	19,400	—	19,400	7
Software & Technology	8,804	—	8,804	5
Trademarks/names	—	35,765	35,765	7
Non-compete agreements	1,300	—	1,300	5

Total intangible Assets Acquired	$47,404	$35,765	$83,169

The overall weighted average useful lives of the identified intangible assets acquired are 8.5 years. These identified intangible assets will be amortized on a straight line basis over their useful lives.

For the three months ended June 30, 2013, Net revenues and Net loss included in the Company's Consolidated Statements of Operations were $11,920 and $(1,305), respectively and for the six months ended June 30, 2013, $14,227 and $(1,540), respectively, related to Beatport. For the three months ended June 30, 2013, Net revenues and Net loss included in the Company's Consolidated Statements of Operations was $1,716 and $(300), respectively, and for the six months ended June 30, 2013, $1,716 and $(1,252), respectively, related to the ID&T N.A.

Supplemental pro forma information

The following table represents unaudited consolidated pro forma financial information as if the closing of the Company's acquisition of Beatport and the ID&T N.A. had occurred on January 1, 2012. For comparability purposes, the acquisitions that occurred during the year ended December 31, 2012 have been presented in the pro forma financial information as if they had occurred on January 1, 2012.

Fiscal 2012 Acquisitions included in the unaudited consolidated pro forma financial information:

•
Acquisition of LIC on July 31, 2012;

•
Acquisition of Disco on June 19, 2012; and

•
Acquisition of an 80% interest in MMG on December 31, 2012.

	Six months ended June 30
(in thousands)	2013	2012

Revenue	$46,874	$45,058
Net loss attributable to SFX	$(44,777)	$(8,080)

The unaudited consolidated pro forma financial information has been adjusted to give effect to the pro forma events that are (1) directly attributable to the acquisitions, (2) factually supportable, and (3) expected to have a continuing impact on the combined results of SFX and its acquired entities.

The unaudited pro forma results have been adjusted with respect to certain aspects of the Company's acquisitions to reflect:

•
The consummation of the acquisitions;

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)
(Unaudited)

•
The elimination of related party transactions; and

•
Changes in assets and liabilities to record their acquisition date fair value and changes in certain expenses resulting therefrom.

The unaudited consolidated pro forma results do not reflect future events that either have occurred or may occur after the acquisitions, including but not limited to, the anticipated realization of ongoing savings from operating synergies in subsequent periods.

Rescinded transactions

On December 31, 2012, the Company signed asset contribution agreements with two entities. For one of these entities, the sellers of the entity were required to deliver certain rights to the Company in order for the transaction to be consummated. It was determined that the sellers had not and could not deliver the required rights and the transaction was rescinded. With respect to the second entity, Huka, certain conditions were required to be met prior to the transfer of valuable consideration to the sellers of the entity. It was determined that the sellers could not or would not deliver the required materials and thus this transaction was also rescinded. Both rescissions occurred in April 2013 as agreed to by both the Company and the sellers, in each case. The Company did not control either entity as of December 31, 2012 or any date thereafter. In connection with one of these entities and the rescission, the Company advanced a $1,800 loan to the principals of the entity which is to be repaid from a portion of future operating revenues of the entity. As of June 30, 2013 the $1,800 loan remains outstanding. The Company believes this loan to be recoverable and will review the collectability of this amount periodically.

11. RELATED PARTIES

Robert F.X. Sillerman, Chief Executive Officer and Chairman

The Company's chief executive officer and chairman, Mr. Sillerman, beneficially owns shares, in the aggregate, representing approximately 58.2% of the Company's outstanding capital stock as of June 30, 2013. As a result, he controls all matters submitted to the Company's stockholders for approval, as well as the Company's management and affairs.

In February 2012, SFX EDM Holdings Corporation issued and sold an aggregate of 36,000,000 shares of its common stock at par value to the Company's founder, Chief Executive Officer and chairman, Robert F.X. Sillerman, and funds controlled by him. SFX subsequently acquired SFX EDM Holdings Corporation when the stockholders of SFX EDM Holdings Corporation exchanged all of their shares for a like amount of shares of the Company's common stock under share exchange agreements between and among SFX, SFX EDM Holdings Corporation and the stockholders of SFX EDM Holdings Corporation.

Pursuant to nominee agreements, multiple record holders of the Company's common stock, including certain members of management and funds controlled by Mr. Sillerman, assigned all of their title and interest in an aggregate of 19,124,000 shares to Mr. Sillerman, as their nominee.

On October 29, 2012, the Company issued and sold 2,500,000 shares of common stock at a price per share of $4.00 to Mr. Sillerman for an aggregate purchase price of $10,000 million. The Company used the proceeds to pay the initial acquisition costs in the joint venture arrangement with ID&T. At the time of the issuance of these shares, the board of directors agreed that Mr. Sillerman may sell these

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)
(Unaudited)

shares to unaffiliated third persons during the capital raising process. Mr. Sillerman subsequently transferred these shares to unaffiliated third-parties.

On December 31, 2012, the Company issued in a financing transaction a promissory note to Mr. Sillerman in the principal amount of $7,000, together with warrants to purchase up to an aggregate amount of 2,100,000 shares of the Company's common stock. In connection with this transaction, Mr. Sillerman entered into a back-stop agreement pursuant to which he agreed to fund the entire amount of the notes offered but not subscribed for by third parties approached to fund the notes. As consideration for the back-stop agreement, Mr. Sillerman received 100,000 warrants at an exercise price of $.01 per share. In connection with the funding of the note, Mr. Sillerman was issued 700,000 warrants to purchase stock at $5.00 per share; 700,000 warrants to purchase stock $7.50 per share; and 700,000 warrants to purchase stock at $10.00 per share.

Under the terms of the $7,000 Promissory Note, the Company was required to repay the outstanding principal and interest by (i) one-third of the amounts raised in completed equity offerings and (ii) 100% of the amounts raised in debt financings over $15,000 after December 31, 2012. As of April 3, 2013, the entire principal amount was repaid.

In accordance with the guidance under ASC 815, the fair value of both the note and the warrants was determined and the proceeds of the note were allocated between the note and the warrants based on the pro rata individual values to the aggregate combined value of the note and the warrants. As a result $3,190 was recorded as additional paid in capital with respect to the allocated value of the warrants and $3,810 was allocated to the note payable. The difference between the face value of the note and the recorded value represents a discount associated with the issuance of the note and was amortized as interest expense during the six months ended June 30, 2013.

On March 15, 2013, Mr. Sillerman entered into the Sillerman Guarantee with Barclays Bank PLC, as collateral agent, for the benefit of the other lender parties, in which he personally guaranteed all of the Company's obligations under the First Lien Term Loan Facility. On June 5, 2013 the First Lien Term Loan Facility was amended to increase the facility amount by $15.0 million, to a total of $64.5 million. Mr. Sillerman entered into an amendment to the Sillerman Guarantee to reaffirm his guarantee thereunder in connection with the amendment. As consideration for personally guaranteeing the obligations under the First Lien Term Loan Facility, the Board of Directors granted Mr. Sillerman the following: (i) warrants to purchase 5,500,000 shares of the Company's common stock at $5.00 per share, (ii) warrants to purchase 750,000 shares of the Company's common stock at $7.50 per share, (iii) warrants to purchase 1,000,000 shares of the Company's common stock at $10.00 per share, and (iv) 1,000,000 shares of the Company's common stock. On August 20, 2013, the Company entered into an amendment to the First Lien Term Loan Facility, which increased the amount outstanding by $10.5 million, for a total of $75 million outstanding. Mr. Sillerman entered into a second amendment to the Sillerman Guarantee, to reaffirm his guarantee thereunder in connection with this amendment.

In April 2013, the warrants and common stock issued to Mr. Sillerman were exchanged for (i) 9,350,000 stock options and (ii)1,100,000 shares of restricted stock. See Note 12—Stock-Based Compensation—for greater detail on the exchange of these warrants for stock options and shares of restricted stock.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)
(Unaudited)

Viggle, Inc.

The Company has a shared service agreement with Viggle, Inc. ("Viggle"), a company whose Chief Executive Officer and primary shareholder is Mr. Sillerman. The shared services agreement is for taxation, financial processing services to the Company. During the three and six months ended June 30, 2013, the Company made payments of $246 and $268 to Viggle for expenses incurred in 2013. Costs incurred for the three months ended June 30, 2013 and 2012 totaled $201 and $0 and for the six months ended June 30, 2013 and 2012 totaled $302 and $43, respectively. As of June 30, 2013 the Company owed $46 to Viggle. Two of the Company's directors currently serve on the board of directors of Viggle, as does Mr. Sillerman.

Circle Entertainment, Inc.

The Company has a shared service agreement with Circle Entertainment Inc. ("Circle Entertainment"), a company partially owned by Mr. Sillerman. The shared services agreement covers expenses for office space, legal services, secretarial services, IT services and office supplies for SFX. During the three and six months ended June 30, 2013 the Company made payments of $5 and $181 to Circle Entertainment for the outstanding payable at December 31, 2012 of $181. The Company incurred no expenses for services provided by Circle Entertainment for the six months ended June 30, 2013 and 2012 and has no amount due to Circle Entertainment at June 30, 2013. One of the Company's directors currently serves on the board of directors of Circle, as does Mr. Sillerman.

Donnie Estopinal

The Company is indebted to the former owner of Disco, Donnie Estopinal, in the amount of $18 as of June 30, 2013 and December 31, 2012, respectively, for certain reimbursable business related expenses.

Life in Color

The Company owes the former owners of LIC $2 at June 30, 2013 for certain purchase price adjustments.

MJX, LLC

Prior to receiving funding from its equity partners, MJX, LLC, a company owned 100% by Mr. Sillerman, funded the travel and entertainment expenses incurred by the Company's consultants and employees who were assisting in meeting with potential acquisition targets. During the three and six months ended June 30, 2013, the Company made payments of $573 and $573 to MJX for expenses incurred. Costs incurred for the three months ended June 30, 2013 and 2012 by the Company under the terms of the agreement totaled $0 and $55 and for the six months ended June 30, 2013 and 2012 $65 and $377, respectively. MJX, LLC will from time to time utilize an SFX employee to assist in tax services. The Company charges an hourly rate to MJX, LLC equivalent to the employee's hourly rate plus bonus. As of June 30, 2013, MJX, LLC owed the Company $10.

ID&T

At June 30, 2013 the Company had a payable of $1,055 to ID&T (which currently holds a 49% interest in ID&T N.A. for business development costs, event costs, employee allowances and other office related expenses which ID&T paid on behalf of ID&T N.A.). In addition, the Company had a

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)
(Unaudited)

receivable from ID&T for sponsorship revenue collected on their behalf by ID&T of $619 and a loan to ID&T for $7,500, as of June 30, 2013.

Other

Pursuant to subscription agreements with three separate investors entered into in June 2012 with respect to an aggregate of 5,750,000 shares, Mr. Sillerman granted certain tag-along rights to the three investors that would permit them to participate in any transfer to an unaffiliated third-party by Mr. Sillerman and/or his affiliates of their shares. These tag-along rights will expire immediately prior to the pricing of the Company's initial public offering.

The Company's General Counsel, Howard Tytel, serves as a legal consultant and is not an employee of the Company. Mr. Tytel is paid $44 per month under an oral agreement that is subject to change at any time. Mr. Tytel is also Counsel in the law firm Reed Smith LLP, which has acted as legal counsel to the Company since its inception. In March 2012, the Company granted to Mr. Tytel options to purchase 650,000 shares with an exercise price of $2.00 per share. These options have been granted pursuant to the 2013 Equity Compensation Plan and expense recognized over the vesting period beginning in 2013. See Note 12 for more information on stock based compensation.

On November 1, 2012, the Company entered into a master services agreement with Sports & Entertainment Physicians, PC, or S & E Physicians, for the provision of advice and consultation regarding various medical issues and services designed to further the Company's goal of hosting safe festivals and events. Andrew N. Bazos, the principal and founder of S & E Physicians, is also a director of the Company and serves as Chairman of the Company's Medical Procedure & Safety Committee. Pursuant to the terms of the master services agreement, the Company has agreed to pay S & E Physicians on terms to be determined provided the charges must not exceed the amounts charged by S & E Physicians to its most favored clients. The services the Company may request include advice on health, safety and medical training and staffing; consultation on contracts related to medical services; creation of plans, policies and programs to improve the provision of medical services and ensure compliance with applicable laws, regulations, and rules; work with state and local regulatory authorities; and other tasks intended to advance the Company's objective of hosting safe festivals and events. The term of the agreement is from November 1, 2012, the effective date, until November 1, 2013, unless earlier terminated. Either party may terminate the agreement at any time with or without cause by providing 60 days' written notice to the other party. The agreement also provides that the Company must pay any incremental cost in S & E Physicians' medical malpractice insurance caused solely by execution of the agreement directly to S & E Physicians' insurance company.

On December 6, 2012, the Company closed a financing with White Oak Securities LLC in which the Company issued 300,000 shares of common stock at a price per share of $5.00 for an aggregate purchase price of $1.5 million. Such purchase price was paid in the form of a $1.5 million principal amount promissory note having a maturity date of December 6, 2015. White Oak Securities LLC is controlled by its managing member, Timothy J. Crowhurst, who was subsequently hired as the Company's President in June 2013. The promissory note was secured by the 300,000 shares issued to White Oak Securities LLC, and Mr. Crowhurst personally guaranteed the repayment of $375 of the promissory note. In connection with his hiring as the Company's President, Mr. Crowhurst surrendered the 300,000 shares, the Company cancelled the promissory note, and Mr. Crowhurst was released from the personal guarantee.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)
(Unaudited)

The Company currently has an investment banking relationship with Tangent Capital Partners LLC ("Tangent"). The Company's President, Timothy J. Crowhurst, is a registered representative of Tangent. Under the current arrangement with Tangent, Tangent shall be paid up to $1.5 million in cash upon the closing of certain financings, including the Company's initial public offering, plus fees for other services to be mutually agreed to between Tangent and the Company. As of June 30, 2013, Tangent had been paid or accrued $1.0 million in fees under its agreement. On July 17, 2013, the Company entered into a letter agreement with Tangent to amend the terms of its compensation to provide that after giving effect to the payment of the fees paid and payable as of July 17, 2013, Tangent will receive the balance of its fees no later than September 30, 2013 and relinquished its right to any additional fees.

12. STOCK-BASED COMPENSATION & RESTRICTED SHARES

The Company adopted the SFX Entertainment, Inc. 2013 Equity Compensation Plan ("Equity Plan") on February 25, 2013. The Equity Plan authorizes the Company to grant incentive stock options, nonqualified stock options, restricted stock units and stock awards. Prior to the formation and adoption of the Equity Plan, the Company granted options to purchase its common stock to employees, directors and consultants of the Company and its affiliates at prices ranging from $2.00 to $10.00 per share, which in the view of management and, after it was formed, by the Company's compensation committee, represented the fair market value of the Company's common stock at the time of issuance. The options were granted for a term not exceeding ten years and the nonvested options are generally forfeited in the event the employee, director, or consultant terminates his or her employment or relationship with the Company or one of its affiliates. Any options that have vested at the time of termination are forfeited to the extent they are not exercised within the 90 day applicable post-employment exercise period, unless otherwise provided in their option agreements. The options generally vest in various periods up to five years. The resulting cost is recognized for the awards expected to vest over the period during which an employee is required to provide service in exchange for the award, usually the vesting period.

The Company also adopted in April 2013 the SFX Entertainment, Inc. 2013 Supplemental Equity Compensation Plan "Supplemental Equity Plan"). The Supplemental Equity Plan authorizes the Company to grant incentive stock options, nonqualified stock options, restricted stock units and stock awards. All awards issued under the Supplemental Equity Plan to date have been made to Mr. Sillerman, who has been granted 9,350,000 options and 1,100,000 shares of restricted stock under the Supplemental Equity Plan. The options have been granted at prices ranging from $5.00 to $10.00 per share and each of the option grants and the restricted stock grants have service-based vesting components and, in general, vest on the third anniversary of each grant or upon a change in control, subject to Mr. Sillerman's continued employment with the Company through such date. Such options were originally issued as warrants in 2012 or 2013 representing the same number of underlying shares at the same exercise price per share. On August 31, 2013, an independent committee of the Company's board of directors recommended that Mr. Sillerman receive 233,000 shares of restricted stock in connection with services provided with respect to the August amendment to the First Lien Term Loan Facility, including extending his personal guarantee of an additional $10,500 under the Company's credit facility. On September 6, 2013, the board of directors approved the grant of these shares of restricted stock under the Supplemental Equity Plan and also adopted an amendment to this plan to

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)
(Unaudited)

increase the number of authorized shares by 233,000. These shares of restricted stock will be issued immediately prior to the closing of this offer.

In some cases, contemporaneous documentation of these grants could not be located. While some of these grants were documented during 2012, some were not fully documented until 2013. As a result of the issues with respect to contemporaneous documentation of the Company's option grants, the Company recorded compensation expense with respect to option grants at the time it was believed that the documentation of such grants met all key criteria under ASC 718 and could be evidenced (referred to as the measurement date). In some cases this was 2013 and accordingly, 2012 contains no expense related to those stock option awards. Options issued in 2012 but not fully documented until 2013 amounted to 5,220,500 options at exercise prices ranging from $2 to $4 per share. The approximate fair value of such options was $2.81 to $3.87 and the compensation expense (measured from the date such option grants were originally made) recognized in 2013 with respect to these options was $4,389. The fair value of common stock on the measurement date has been used solely to record compensation expenses in the Company's consolidated financial statements.

The Company records stock-based compensation expense as part of selling, general and administrative expenses. The Company recorded $8,989 and $13,999 in stock-based compensation expense for the three months and six months ended June 30, 2013, respectively. There was no stock-based compensation expense recorded for the six months ended June 30, 2012.

The Company accounts for stock options issued to nonemployees on a fair value-based method as well; however, the fair value of the options granted to nonemployees is premeasured each reporting period until the service is complete, and the resulting increase or decrease in value, if any, is recognized as expense during the period the related services are rendered. Nonemployee options issued as June 30, 2013 were 1,550,000 for which $994 and $1,894 of expense was recognized for the three and six months ended June 30, 2013, respectively. As of June 30, 2013 there was $5,319 of total unrecognized compensation cost related to nonemployee stock options granted. As of December 31, 2012, there were no nonemployee stock options issued.

The fair value of the stock options issued to employees and nonemployees was estimated at each grant date using the Black-Scholes option pricing model. One of the inputs to this model is the estimate of the fair value of the underlying common stock on the date of grant. The other inputs include an estimate of the expected volatility of the stock price, an option's expected term, the risk- free interest rate over the option's expected term, the option's exercise price, and the Company's expectations regarding dividends.

There were 4,017,000 shares available for future grants under the 2013 Equity Incentive and Supplemental Equity Plans at June 30, 2013. Vesting dates on the stock options range from October

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)
(Unaudited)

2012 to October 2017 and expiration dates range from March 2022 to April 2023 at exercise prices and average contractual lives as follows:

Stock options—Employees and Directors

The following assumptions were used to calculate the fair value of the Company's options on the date of grant:

	June 30, 2013	December 31, 2012

Risk-free interest rate	0.71%-1.80%	0.77%-1.40%
Dividend Yield	—	—
Volatility factors	55%-60%	60.0%
Weighted average expected life (in years)	5-7.5	5-7.6

The following table presents a summary of the Company's stock options outstanding at, and stock option activity during, the six months ended June 30, 2013 ("Price" reflects the weighted average exercise price per share):

	June 30, 2013
(in thousands)	Options	Price

Outstanding at beginning of period	3,250,000	2.45
Granted	16,208,000	5.98
Exercised	—	—
Forfeited or expired	(225,000)	3.00

Outstanding at end of period	19,233,000	5.42

Through June 30, 2013, no tax benefit from the exercise of stock options has been recognized. Any future excess tax benefits derived from the exercise of stock options will be recorded prospectively and reported as cash flows from financing activities.

Options Outstanding			Options Exercisable
Exercise Price	Outstanding as of 6/30/13	Weighted Average Remaining Contractual Life (in years)	Exercisable as of 6/30/13 (in thousands)	Weighted Average Remaining Contractual Life (in years)	Fair Value of Options Granted

$2.00	5,900,000	9.5	1,100,000	9.5	$3.71
$3.00	17,500	9.6	10,000	9.6	$3.27
$4.00	778,000	9.6	403,000	9.6	$2.95
$5.00	6,482,500	9.8	58,750	9.6	$2.75
$7.50	1,450,000	9.6	—	—	—
$10.00	4,605,000	9.8	795,417	9.9	$3.43

	19,233,000	9.7	2,367,167	9.7	$3.46

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)
(Unaudited)

The total intrinsic value of options outstanding as of June 30, 2013 (based on the fair value of Company common stock of $7.88 at June 30, 2013) and December 31, 2012 was $57,017 and $8,288 respectively. As of June 30, 2013 and December 31, 2012, there was $62,030 and $9,330, respectively, of total unrecognized compensation cost related to stock options granted during the period. This cost is expected to be recognized over a weighted average remaining period of 2.9 years.

In June 2013, in connection with their employment agreements, the compensation committee granted to Mr. Rascoff and Mr. Crowhurst, 1.4 million and 1.0 million stock options, respectively. The strike price of these options is $10 and the options vest, 666,667 upon issuance and the balance over 24 to 48 months. These stock options have been valued and are included in outstanding amounts as of the June 30, 2013. The options have been valued using the Black Scholes method and total aggregate compensation expense associated with these grants is $8,352 of which $2,160 has been recognized related to the amounts that vested upon the execution of their employment agreements and the balance of $6,192, will be recognized over 24 to 48 months. The underlying assumptions in valuing these awards were as follows:

Risk-free interest rate	1.05-1.50%
Dividend yield	—
Volatility factors	55%
Weighted average expected life (in years)	5.0-6.8

In connection with the acceleration of Mr. Rascoff' s prior grant the Company recognized expense of $250.

Stock options—Non-employees

The following assumptions were used to calculate the fair value of the Company's options for non-employees on the date of grant:

	June 30, 2013	December 31, 2012

Risk-free interest rate	1.32%-1.91%	N/A
Dividend Yield	0.0%	N/A
Volatility factors	55.0%	N/A
Weighted average expected life (in years)	4.7-6.8	N/A

The following table presents a summary of the Company's stock options for non-employees outstanding at, and stock option activity during, the six months ended June 30, 2013 ("price" reflects the weighted average exercise price per share):

	June 30, 2013
(in thousands)	Options	Price

Outstanding at beginning of period	—	—
Granted	1,550,000	$2.90
Exercised	—	—
Forfeited or expired	—	—

Outstanding at end of period	1,550,000	$2.90

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)
(Unaudited)

Through June 30, 2013, no tax benefit from the exercise of stock options has been recognized. Any future excess tax benefits derived from the exercise of stock options will be recorded prospectively and reported as cash flows from financing activities.

Vesting dates on the stock options range from October 2012 to October 2017 and expiration dates range from March 2022 to April 2023 at exercise prices and average contractual lives as follows:

Options Outstanding			Options Exercisable
Exercise Price	Outstanding as of 6/30/13	Weighted Average Remaining Contractual Life (in years)	Exercisable as of 6/30/13 (in thousands)	Weighted Average Remaining Contractual Life (in years)	Fair Value of Options Granted

$2.00	850,000	9.6	390,000	9.6	$3.68
$4.00	700,000	9.6	40,000	9.6	$3.10

	1,550,000	9.6	430,000	9.6	$3.63

The total intrinsic value of options outstanding as of June 30, 2013 (based on the fair value of Company common stock of $7.88 at June 30, 2013) and December 31, 2012 was $7,714 and $0 respectively. As of June 30, 2013 and December 31, 2012, there was $5,319 and $0, respectively, of total unrecognized compensation cost related to stock options granted during the period. This cost is expected to be recognized over a weighted average remaining period of 2.7 years.

Restricted Shares

In 2013, the Company granted 1,700,000 restricted shares to Mr. Sillerman and another employee. Mr. Sillerman's 1,100,000 restricted shares have a three year cliff vesting schedule and the remaining 600,000 restricted shares (issued pursuant to the 2013 Equity Compensation Plan) have a two year graded vesting period. The expense associated with these shares is recognized on a straight line basis over their respective vesting periods. As of June 30, 2013 and December 31, 2012, there was $11,222 and $0, respectively, of total unrecognized compensation expense related to restricted shares during the period.

13. CAPITAL STOCK

The Company has issued and outstanding 63,592,902 shares of its $.001 par value common stock of which 17,430,000 shares are classified as temporary equity at June 30, 2013. During the six months ended June 30, 2013 the company issued 15,331,875 shares of common stock, 9,630,000 of which are included in temporary equity as a result of repurchase rights granted by the Company to the counterparties. On April 30, 2013 the Company exchanged $350 for 70,000 shares of common stock, classified as temporary equity, previously issued to the sellers of Beatport and these shares were then subsequently cancelled as reimbursement for certain indemnifiable expenses.

On January 8, 2013, the Company closed a private placement transaction with an investor in which it issued 2,000,000 shares of common stock at a price per share of $5.00 for an aggregate purchase price of $10,000.

On February 22, 2013, the Company closed a private placement transaction with an investor in which it issued 2,000,000 shares of common stock at a price per share of $5.00 for an aggregate purchase price of $10,000. In addition to the private placement, SFX signed a preferred provider agreement with this investor whereby this investor will be SFX's preferred marketing services provider.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)
(Unaudited)

On April 1, 2013, the Company closed a private placement transaction with an investor in which 1,000,000 shares of common stock were issued at a price per share $10.00 for an aggregate purchase price of $10,000. On or after March 15, 2014, the investor can require the Company to repurchase shares of the Company's common stock that have not been registered in the initial public offering or registered in a resale registration following such initial public offering, or that are not eligible for resale under Rule 144 following such initial public offering. If prior to the date that these shares are registered for resale or become subsequently eligible for resale under Rule 144 following the initial public offering, the Company enters into an agreement for the acquisition by any third party of beneficial ownership of more than 50% of the voting power in the Company's voting shares (including by merger or consolidation) or the sale of all of the Company's assets to a third-party in one or a series of related transactions, then this repurchase right will automatically accelerate and become exercisable. If the Company does not pay the investor the repurchase price of $10.00 per share within ten business days following receipt of notice from the investors of their exercise of this repurchase right, then the repurchase price will increase at a rate of 10% per annum (compounded quarterly) until the date of payment. Pursuant to the subscription agreement with the investor, the Company agreed that if the public offering price of the common stock in the initial public offering is less than $10.00 per share, the Company would issue additional shares to the investor so that each would own an aggregate number of shares as if it purchased its shares at the initial public offering price instead of the $10.00 per share purchase price. The proceeds from this private placement transaction are included with temporary equity on the balance sheet.

Temporary Equity

Under certain circumstances, specifically if the Company does not successfully undertake an initial public offering of its stock, some investors with respect to their private placements may elect to have the Company redeem their stock at the initial purchase price paid. These shares are recorded as temporary equity until the redemption rights associated with them are no longer applicable. As of the date of this report, none of the investors have elected to exercise their redemption rights. The terms of these repurchase rights, including information with respect to their expiration, are set forth in the table below.

Holder(s) of Repurchase Right	Number of Shares	Price	Relevant Date and Trigger Events
One of US Holding B.V. (the "ID&T Seller")	All shares and warrants held by ID&T issued to them in connection with the ID&T JV (this could include up to 2.0 million shares; warrants to purchase 500,000 shares; and, for a period of 5 years beginning the year ended December 31, 2013, 100,000 warrants to purchase shares of SFX's common stock if the ID&T JV has achieved an EBITDA of $7.0 million or more in the prior fiscal year)	$10.0 million	The Company agreed to repurchase these securities if the Company does not complete the initial public offering by May 26, 2014.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)
(Unaudited)

Holder(s) of Repurchase Right	Number of Shares	Price	Relevant Date and Trigger Events
ID&T Seller	2,000,000	$10.00/share	The Company agreed to repurchase these shares if the Company does not complete the initial public offering by March 20, 2014.
Former equity holders of Beatport	4,930,000	$5.00/share
			On or after March 15, 2014, the former equity holders of Beatport will have the right to require the Company to repurchase from them the shares of the common stock issued as consideration in the merger. This right will not apply to any shares that have been registered in the initial public offering at an initial offering price of at least $5.00 per share or in a subsequent resale registration or are subsequently eligible for resale under Rule 144 following such initial public offering. On May 8, 2013, the Company exchanged 70,000 of these shares issued to the former equity holders of Beatport for $350,000 in cash and these shares were then subsequently cancelled.
Insight	1,000,000	$10.00/share	From and after March 15, 2014, the purchasers shall have the right to require the Company to pay to the purchasers, any and all of the shares sold that have not been registered for resale at an amount equal to $10.00 per share (adjusted in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to shares of common stock).

The following table presents the changes in the carrying amounts and activity for redeemable non-controlling interest and common stock for the six months ended June 30, 2013:

	Redeemable
	Non-controlling interest	Common stock shares		Common stock

Balance at December 31, 2012	$4,794	$7,800,000	(a)	$25,000	(a)
Net income	40
Common stock issued:
ID&T(b)		4,000,000		24,380
Beatport		4,930,000		24,650
Insight		1,000,000		10,000
Cancelled Shares		(300,000)		—

Balance at June 30, 2013	$4,834	17,430,000		$84,030

(a)
1,000,000 share or $5,000 will no longer by redeemable upon the initial public offering.

(b)
These shares will no longer be redeemable upon the initial public offering.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)
(Unaudited)

14. LOSS PER SHARE OF COMMON STOCK

Basic loss per share of common stock is computed as net comprehensive loss divided by the weighted-average number of shares of common stock outstanding for the period.

Diluted loss per share of common stock reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. However, since the Company had a net loss for the three and six months ended June 30, 2013, diluted loss per share of common stock is the same as basic loss per share of common stock, as any potentially dilutive securities would reduce the loss per share. Diluted loss per share does not include 16,178,000 potential options and 500,000 potential warrants as they are anti-dilutive at June 30, 2013. In addition, 4,605,000 options outstanding were excluded from the determination of potentially dilutive securities as the strike price of such options was not less than the fair value of our common stock at June 30, 2013.

In addition, the Company has redeemable non-controlling interest as well as common shares outstanding with redemption rights. Both of these securities' redemption values are below their respective fair values and therefore there was no reduction of net loss attributable to SFX in the calculation of basic loss per common share.

15. COMMITMENTS AND CONTINGENCIES

Legal matters

During the normal course of business, the Company is occasionally involved with various claims and litigation. Reserves are established in connection with such matters when a loss is probable and the amount of such loss can be reasonably estimated. At June 30, 2013 and, December 31, 2012, no material reserves were recorded. No reserves are established for losses which are only reasonably possible. The determination of probability and the estimation of the actual amount of any such loss is inherently unpredictable, and it is therefore possible that the eventual outcome of such claims and litigation could exceed the estimated reserves, if any. Based upon the Company's experience, current information and applicable law, it does not believe it is reasonably possible that any proceedings or possible related claims will have a material effect on its financial statements.

Legal expenses are expenses related to the organization and legal formation of SFX Entertainment, Inc. and SFX EDM Holdings Corporation, a limited liability corporation and 100% owned subsidiary of SFX Entertainment, Inc., as well as expenses for acquisition related costs. For the three and six months ended June 30, 2013, the Company incurred legal expenses of $2,751 and $4,904 which does not include $622 that was capitalized as deferred financing costs through June 30, 2013. For the three and six months ended June 30, 2012, the Company incurred $552 and $1,185 of legal expenses.

Acquisition agreement

Pursuant to the terms of the MMG acquisition, on December 31, 2012, the Company may be required to purchase the remaining 20% non-controlling interest in MMG. The terms of the agreement allow for the non-controlling interest holder to put their 20% interest in MMG to the Company beginning on January 1, 2015 and continuing through June 30, 2015. The purchase price of the 20% interest is based on six times the 2014 EBITDA of MMG, which is to be paid 80% in cash and 20% in shares of common stock of the Company at the then-current price.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)
(Unaudited)

In addition, the Company is required to make additional payments to the sellers of MMG for the Company's acquisition of an 80% ownership interest in MMG on December 31, 2012. These additional payments are contingent on the EBITDA results of MMG for 2014 (the "contingent payment"). This contingent payment is also to be paid 80% in cash and 20% in shares of common stock of the Company at the then current price. The fair value of this contingent payment at June 30, 2013 and December 31, 2012 was $2,600 and $2,313, respectively, based on a valuation prepared by an independent third party. The contingent payment was valued using a probability weighted income approach. Whereby, different projected EBITDA levels were estimated and possible payment values were calculated based on the EBITDA estimates. These different payment values were then weighted based on their probability of occurrence. The weighted average value was then discounted to the present value using a 21.3% and 20.6% discount rate at June 30, 2013 and December 31, 2012, respectively.

Lease commitments

The Company leases its office and warehouse facilities under non-cancellable operating lease agreements.

Future minimum rent commitments as follows:

Remainder of 2013	$765
2014	$1,435
2015	$370
2016	$10

16. FAIR VALUE

The Company has certain contingent consideration obligations related to the acquisition of MMG which is measured at fair value using Level 3 inputs as defined by the FASB as, Unobservable inputs that reflect assumptions about what market participants would use in pricing the asset or liability. These inputs would be based on the best information available, including the Company's own data. The amount due to the seller is based on the achievement of agreed-upon financial performance metrics, EBITDA, by MMG. The Company recorded the liability at the time of acquisition of MMG, December 31, 2012, at fair value, and at each subsequent reporting date, the Company remeasures the fair value of the contingent consideration, recognizing the changes in the fair value of contingent consideration in the results of the Company's earnings. Fair value was determined based on the income approach using discounted cash flows.

The change in fair value of contingent consideration of $100 and $287 was recognized in other income/(expense) in the statement of operations for the three and six months ended June 30, 2013, respectively.

	June 30, 2013	December 31, 2012

Liabilities:
Contingent consideration	2,600	2,313

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)
(Unaudited)

Due to their short maturity, the carrying amounts of accounts receivable, accounts payable and accrued expenses approximate their fair values at June 30, 2013 and December 31, 2012. There were no non-recurring fair value measurements reported for the three months ended June 30, 2013 and 2012.

17. OTHER INFORMATION

Transactions with ID&T

On October 26, 2012, the Company entered into an agreement with ID&T to acquire a controlling interest in ID&T N.A., subject to certain closing conditions. ID&T N.A. began operations on January 1, 2013. At the time of the agreement, the Company paid ID&T $12,500. On March 15, 2013, the Company made a $7,500 non-recourse loan to ID&T, which is to be repaid from ID&T's non-controlling interest in distributions from ID&T N.A. This note is included as "Due From Related Parties" on the balance sheet. On March 20, 2013 in exchange for a payment of $2,500 and 2,000,000 shares of common stock the Company entered into an option agreement with ID&T ("ID&T option") whereby it obtained the right to purchase a 75% interest in ID&T. Upon the exercise of the option, the Company will be obligated to pay $40,000 in cash and relinquish the right to the repayment of the $7,500 advance with respect to the ID&T Joint Venture. On August 8, 2013, the Company entered into a stock purchase agreement with the ID&T Seller, pursuant to which the Company will exercise its option to acquire 75% of the equity interests of the business of ID&T (the "ID&T Acquisition"). In connection with entering into this agreement, on August 8, 2013, the Company paid an advance of $10,000 to the ID&T Seller and the Company caused the $7,500 non-recourse loan that the ID&T N.A. made to ID&T to be transferred to the ID&T Seller, effectively cancelling the repayment obligation for that loan. Upon closing the ID&T Acquisition, the Company will pay additional cash consideration of $40,000, plus certain working capital adjustments that are preliminarily estimated to be $5,897. The final working capital adjustment will be based on final analysis subsequent to the close of the ID&T Acquisition. Following the closing of the ID&T Acquisition, the Company's ownership interest in the ID&T N.A. will increase from 51% to 75%, with an economic effect as of July 1, 2013.

The $2,500 cash payment and the 2,000,000 shares paid for the option, which were valued at $7.19 each, will be accounted for as an investment until the option is exercised and closed. The share value was determined based on an independent valuation of the Company shares as of June 30, 2013. The Company agreed to repurchase these shares if the Company does not complete its initial public offering by March 20, 2014. Once and if the transaction closes, the company will account for the acquisition of ID&T on a consolidated basis, including recognition of the non-controlling interest on a full fair value basis. At the time of the closing of the ID&T acquisition, the Company will revise the value of the ID&T Joint Venture to reflect the increase in its ownership interest from 51% to 75%.

Transaction with Totem Onelove Group Pty Ltd and Totem Industries Pty Ltd (collectively, "Totem")

On May 15, 2013, SFX entered into an asset contribution agreement with Totem and their respective affiliates pursuant to which Totem agreed to sell to us substantially all of the assets Totem uses in connection with its business. Totem promotes and produces Stereosonic, a five city touring outdoor festival. On September 17, 2013, the Company entered into an amendment to the asset contribution agreement to, among other things, increase the amount of consideration. Pursuant to the amendment, the purchase price consists of AUD$75,000 (or $69,500) in cash including AUD$70,000 (or $64,900)

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)
(Unaudited)

at the closing and AUD$5,000 (or $4,600) by February 28, 2014, and AUD$15,000 (or $13,900) in our common stock valued at the price per share to the public in this offering. Under the terms of the agreement, SFX funded an AUD$5,000 (or $4,843 as of May 22, 2013).

SFX also granted Totem a right to require us to repurchase all (but not less than all) of the shares of our common stock that SFX issued to Totem as consideration under the asset contribution agreement at the price per share to the public in this offering. This right will be exercisable during the 30 calendar day period beginning on the second anniversary of the closing date. The repurchase right will be exercisable beginning on the second anniversary of the closing date and continuously for 30 days thereafter, and the payment for such repurchased shares must be made by us within 45 days after SFX receive notice from Totem of its election to exercise its repurchase right.

Additionally, the asset contribution agreement provides that we will not be required to make an earnout payment of AUD$10,000 (or $9,271) if the EBITDA of the business exceeds AUD$18,000 (or $16,688) for the one-year period ending December 31, 2014. Such earnout payment, if any, shall be paid in the form of cash and shares of our common stock at the then current market price, to be determined in the sole discretion of the Company, provided that the maximum cash payment shall not exceed AUD$5,000 (or $4,636).

The asset contribution agreement contains working capital and assumed employee liability adjustments. It also contains adjustments to the cash payment due at closing based on the business' EBITDA for the fiscal year ended June 30, 2013, as follows:

•
if EBITDA for such period exceeds AUD$11,200 (or $10,225), our cash payment at closing will increase by an amount equal to seven multiplied by the difference between EBITDA for the fiscal year ended June 30, 2013 less AUD$11,200 (or $10,225); or

•
if EBITDA for such period is less than or equal to AUD$10,800 (or $9,860), our cash payment at closing will decrease by an amount equal to seven multiplied by the difference between AUD$10,800 (or $9,860) less EBITDA for the fiscal year ended June 30, 2013.

Based on the financial results of Totem for the fiscal year ended June 30, 2013, the Company does not believe there will be a purchase price adjustment.

The asset contribution agreement contains customary representations, warranties and covenants. The closing of the transaction is subject to certain closing conditions, including Totem providing audited financial statements for the fiscal years ended December 31, 2011 and December 31, 2012, as well as unaudited financial statements for the interim periods ended March 31, 2013 and June 30, 2013. If the closing does not occur by October 31, 2013 due to a breach of the asset contribution agreement by Totem that causes a failure of any of the conditions to our obligation to close the transaction as of that date, the AUD$5,000 ($4,843 as of May 22, 2013) deposit must be returned to us no later than January 28, 2014. If the closing does not occur by October 31, 2013 for any other reason, Totem will be entitled to retain the deposit.

Made Event, LLC & EZ Festivals, LLC (collectively, "Made")

On August 21, 2013, the Company entered into a membership interest purchase agreement with Made and Made's principals pursuant to which the Company will acquire Made, which owns and produces the Electric Zoo Festival, an annual electronic dance music festival held in New York City at Randall's Island Park. On June 24, 2013, the Company paid a $2,500 advance to the principals of Made and

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)
(Unaudited)

upon execution of the membership purchase agreement, the Company paid an additional $1,450, of which $1,250 was an advance on the purchase price. Under the membership interest purchase agreement, the Company will acquire 100% of the membership interests of Made in two increments. At the first closing, the Company will acquire a 70% ownership interest in Made for (i) $20,000 in cash, (ii) $5,000 in shares of the Company's common stock valued at the lesser of (y) $12.75 per share or (z) the price per share to the public in this offering, and (iii) two promissory notes in the aggregate amount of $10,000, each having a maturity date of March 2014. At the second closing, which shall occur not later than March 18, 2018, the Company will acquire the remaining 30% ownership interests for a payment equal to the greater of $10,000 or 30% of the businesses' EBITDA for 2017 multiplied by ten (subject to certain adjustments). However, if all or substantially all of the 2017 Electric Zoo Festival is cancelled for any reason other than a business decision not to operate the festival, the purchase price of the remaining 30% interest in Made will be calculated using Made's 2016 EBITDA. Made's 2015 EBITDA would be used if both the 2016 and 2017 Electric Zoo Festivals are cancelled. If the festivals are cancelled for the failure of the governmental agency to issue the appropriate permits, then Made's 2017 EBITDA will be used. If the second closing purchase price is equal to $10,000, such payment shall be made solely in cash and if the second closing purchase price is greater than $10,000, the payment shall consist of 80% in cash and 20% in shares of the Company's common stock (at a volume weighted average price per share at the time of issuance). In addition, the sellers of Made will be entitled to receive earnout payments as follows: (i) a one-time payment to the sellers of Made in an aggregate amount equal to 40% of the net income of the business for the year ended December 31, 2013, and (ii) annual payments to the sellers of Made in an aggregate amount equal to 30% of the net income of the business for each of the years ended December 31, 2014, 2015, 2016 and 2017, respectively. Each such earnout distribution, if any, shall be excluded from the calculation of the EBITDA of the business for purposes of determining the purchase price at the second closing. The first earnout payment, if any, shall be paid on March 31, 2014 with respect to the net income of the business for the year ended December 31, 2013, with each subsequent earnout payment, if any, to be paid every March 31 for such prior year until the final earnout payment, if any, is paid on March 31, 2018.

The Company has preliminarily considered the obligation to purchase the remaining equity in the Made business as making the non-controlling interest, mandatorily redeemable and accordingly preliminarily assessed this will be reported as a liability of the Company upon consummation of the acquisition. In addition, as the minority interest holders are entitled to receive 40% of net income in 2013 and 30% annually thereafter until the final payment in 2018, the Company has preliminarily assessed these payments to be contingent consideration and therefore, will be part of the consideration transferred. However, this assessment is preliminary and upon the consummation of this acquisition, the final evaluation and assessment of these payments may change.

The Company plans to close the acquisition of the 70% ownership interest in Made on or shortly after the closing of the Company's initial public offering. The Company is required to close the acquisition by October 31, 2013. The (i) $2,500 advance paid on June 24, 2013 and (ii) $1,250 advance paid on August 21, 2013, shall be credited against the cash purchase price to be paid by us at closing if the Company closes by October 31, 2013. If the Company fails to close by October 31, 2013, other than due to fault by one of the two principals of Made, the principals may retain the advances.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)
(Unaudited)

Subsequently, if the Company fails to close by October 31, 2013, other than due to the fault of either principal of Made, the principals of Made may retain the advances and the Company may be required to renegotiate the terms of the acquisition in its entirety.

Reconciliation of Selected Balance Sheet Accounts

	As of
(in thousands)	June 30, 2013	December 31, 2012

Deferred financing costs related to Mr. Sillerman's loan guarantee	$24,366	$—
Prepayment for ID&T NA	—	12,500
Investment in ID&T Option	16,880	—
Investment in Made	2,500
Investment in Totem	4,843
Receivable from cancelled Asset Contribution Agreement	1,800
Other	654	180

Total Other Assets	$51,043	$12,680

The following details the components of "Accounts Payable and Accrued Expenses":
Accounts payable	$5,009	$2,337
Accrued legal fees	728	2,828
Accrued accounting and professional fees	2,066	2,105
Accrued interest	987	—
Other	2,292	662

	$11,082	$7,932

The following details the components of "Other Current Liabilities":
Foreign artist withholding liability	$77	$1,971
Acquisition related liabilities	—	1,398
Eventbrite, Inc. liability	455	612
Taxes payable	2,857	350
Other	727	76

Total other current liabilities	$4,116	$4,407

18. SEGMENT REPORTING

As a result of the acquisition of Beatport on March 15, 2013, the Company has reassessed its business units and the way in which results are reviewed and decisions on overall resource allocations are made by the Company's chief operating decision maker, who has been identified as the Chief Executive Officer. The Company has determined that its operating segments are i) Live Events, which is the production of the Company's live events and includes revenue from ticket sales, concessions of food, beverages and merchandise, promoter and management fees, event specific sponsorships and advertising and ii) Digital, which is the Company's 365 day per year engagement with the Company's fans outside of live events and currently includes sale of digital music, which currently includes the results of Beatport.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)
(Unaudited)

The Company has determined not to aggregate any of its operating segments, and therefore, the Company's reportable segments are its operating segments.

Corporate expenses, including stock based compensation, and all line items below operating income (loss) are managed on a total Company basis. Additionally, the chief operating decision maker manages assets on a consolidated basis. Accordingly, segment assets are not reported to, or used to allocate resources or assess performance of the segments, and therefore, total segment assets have not been disclosed.

	Live Events	Digital	Corporate	Consolidated

Three months ended June 30, 2013
Revenue	$15,480	$11,920	$—	$27,400
Direct costs	11,134	8,014	—	$19,148

Gross profit	4,346	3,906	—	8,252
Selling, general and administrative	2,299	3,401	18,428	$24,128
Depreciation and amortization	2,569	1,839	11	$4,419

Operating loss	$(522)	$(1,334)	$(18,439)	$(20,295)
Three months ended June 30, 2012
Revenue	$378	$—	$—	$378
Direct costs	365			365

Gross profit	13	—	—	13
Selling, general and administrative	23		1,745	$1,768
Depreciation and amortization	27			$27

Operating loss	$(37)	$—	$(1,745)	$(1,782)
Six months ended June 30, 2013
Revenue	$23,324	$14,229	$—	$37,553
Direct costs	17,138	9,611	—	26,749

Gross profit	6,186	4,618	—	10,804
Selling, general and administrative	3,964	3,890	30,520	38,374
Depreciation and amortization	5,111	2,155	18	7,284

Operating loss	$(2,889)	$(1,427)	$(30,538)	$(34,854)
Six months ended June 30, 2012
Revenue	$378	$—		$378
Direct costs	365			365

Gross profit	13	—	—	13
Selling, general and administrative	23	—	3,111	3,134
Depreciation and amortization	27	—		27

Operating loss	$(37)	$—	$(3,111)	$(3,148)

No customer represents 10 percent or more of the Company's revenue.

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)
(Unaudited)

Geographic Information

Net revenue, classified by the major geographic areas in which the Company operates, was as follows for the three and six months ended June 30, 2013.

(in thousands)	Three Months Ended June 30, 2013	Six Months Ended June 30, 2013

Net Revenue:
U.S.	$14,877	$22,331
Non-U.S.	12,523	15,222

Consolidated net revenue	$27,400	$37,553

Our net revenue by geographic area is based upon the sales location that represents the sales location. For each of the three and six months ended June 30, 2013, other than the United States, no country represented more than 10% of our total consolidated net revenue. The Company reports revenue net of sales taxes and value added taxes directly imposed by governmental authorities on revenue producing transactions with customers.

19. PROVISION FOR INCOME TAXES

The income tax provision for continuing operations for the three and six months ended June 30, 2013 was $2 and $574. The income tax provision for quarter primarily related to foreign and separate filing state income taxes and the amortization of tax basis in acquired goodwill, which was allocated to the year-to-date pretax book loss under the interim provision calculation of ASC 740-270.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that either some portion or the entire deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, tax-planning strategies, and available carry-back capacity in making this assessment. Based on this evidence, the Company has recorded a full valuation allowance on its deferred tax assets.

The Company's estimated annual effective tax rate was impacted by preliminary purchase accounting related to the Company's acquisition of BEATPORT, which was primarily treated as an asset sale for US tax purposes. As the Company's purchase accounting is not final, it anticipates a true-up of its tax basis in acquired goodwill in the three and six months ending June 30, 2013.

As of June 30, 2013, the Company did not record any tax liabilities to uncertain income tax positions, and concluded that all of its tax positions are either highly certain or are not material to the Company's financial statements. The Company is currently not under audit in any jurisdiction in which the Company conducts business.

20. SUBSEQUENT EVENTS

On July 16, 2013, the Company entered into a share purchase agreement with i-Motion Besitz- and Verwaltungsgesellschaft mbH & Co KG and Mr. Oliver Vordemvenne ("i-Motion"), pursuant to which the Company will acquire all of the shares in i-Motion in exchange for (i) $16,000 (or, if greater, the

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)
(Unaudited)

U.S. dollar equivalent of €12,598, based on the exchange rate on the day prior to closing) in cash and (ii) $5,000 (or, if greater, the U.S. dollar equivalent of €3,937, based on the exchange rate on the day prior to closing) in shares of the Company's common stock at the initial offering price in the Company's initial public offering. Additionally, the share purchase agreement provides that we will be required to make an earn out payment of $1,000 (or, if greater, the U.S. Dollar equivalent of €787 based on the exchange rate on the day we close the acquisition) if the EBITDA of i-Motion for the fiscal years ending on December 31, 2013 and/or December 31, 2014 exceeds the lesser of $4,000, converted into Euros based on the exchange rate on the last banking day of the respective fiscal year, and €3,190. If we do not complete this offering by October 16, 2013, then each party is entitled to rescind the agreement by giving written notice to the other party. Additionally, if the seller realizes a loss during the 30-day period after the 180-day lock up period, we have agreed to guarantee the value of such shares of common stock up to $4,000 (or if, greater, the U.S. dollar equivalent of €3,190). The exchange rate commitment discussed herein is included as part of the share purchase agreement with i-Motion and guarantees that the consideration transferred to the sellers of i-Motion will be at a Euro to US Dollar exchange rate no lower than 0.7874.

In connection with the closing of the acquisition the Company will assess the terms of i) the earn-out payment, ii) the foreign exchange guarantee, and iii) the price protection on the Company's common stock. The Company has preliminarily concluded that all of these terms will result in additional consideration that will be included as part of the consideration transferred to the sellers of i-Motion. Therefore, upon the consummation of the acquisition the Company will determine the acquisition date fair value of these additional considerations and recorded a liability for the corresponding amount. At each balance sheet date the fair value of these considerations will be revalued and adjusted accordingly until the settlement has been made or the liability is extinguished.

On August 8, 2013, the Company entered into a stock purchase agreement with the ID&T Seller, pursuant to which the Company will exercise its option to acquire 75% of the equity interests of the business of ID&T (the "ID&T Acquisition"). In connection with entering into this agreement, on August 8, 2013, the Company paid an advance of $10,000 to the ID&T Seller and the Company caused the $7,500 non-recourse loan that the ID&T N.A. made to ID&T to be transferred to the ID&T Seller, effectively cancelling the repayment obligation for that loan. Upon closing the ID&T Acquisition, the Company will pay additional cash consideration of $40,000, plus certain working capital adjustments that are preliminarily estimated to be $5,897. The final working capital adjustment will be based on final analysis subsequent to the close of the ID&T Acquisition. Following the closing of the ID&T Acquisition, the Company's ownership interest in the ID&T N.A. will increase from 51% to 75%, with an economic effect as of July 1, 2013.

On August 20, 2013, the Company's Compensation Committee amended the Corporation's 2013 Equity Compensation Plan to increase the aggregate number of shares that may be issued from 11,250,000 to 16,000,000.

On August 20, 2013, the Company entered into an amendment to the First Lien Term Loan Facility that permitted our subsidiary to borrow an additional $10,500. The amendment also permitted its payment of a $10,000 advance under the purchase agreement with the ID&T Seller, its cancellation of the repayment obligations in connection with the previously made $7,500 loan to the ID&T JV, and an advance payment of $1,450 under the purchase agreement with Made. These payments allowed the Company to extend the closing dates under the ID&T and Made purchase agreements to September 30, 2013, which has since been extended to October 31, 2013. In connection with this

SFX Entertainment, Inc.

Notes to consolidated financial statements (Continued)
(in thousands except share data)
(Unaudited)

amendment Mr. Sillerman entered into a second amendment to the Sillerman Guarantee to reaffirm his guarantee thereunder.

On August 14, 2013, the Company granted 655,500 stock options pursuant to the 2013 Equity Compensation Plan at a strike price of $10.00 per share. The options vest over periods up to four years, and 132,125 options vested upon issuance. The aggregate compensation cost for these option grants is $3,291. The Company will recognize compensation costs from these grants as follows: $604 upon issuance and $2,687 over a four-year period.

The underlying assumptions in valuing these awards were as follows.

Risk-free interest rate	1.48-2.12%
Dividend yield	—
Volatility factors	55%
Weighted average expected life (in years)	5.0-7.0

On August 21, 2013, the Company entered into a membership interest purchase agreement with Made and Made's principals pursuant to which the Company will acquire Made. (See Note 17, Other Information).

Disco Productions, Inc.

Independent auditors' report

To the Stockholder
Disco Productions, Inc.
Metairie, Louisiana

We have audited the accompanying balance sheets of Disco Productions, Inc. (the "Company") as of December 31, 2011 and 2010 and the related statements of income and accumulated deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Disco Productions, Inc. as of December 31, 2011 and 2010 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

June 30, 2012

Disco Productions, Inc.

Balance sheets

December 31,	2011	2010

Assets
Current assets
Cash	$5,601	$887
Due from promoters, less allowance for doubtful accounts of $137,000 and $0 as of December 31, 2011 and 2010, respectively	640,515	175,720
Prepaid expenses and other	22,663	4,000

Total current assets	668,779	180,607
Property and equipment, net (Note 2)	1,805	2,602

Total assets	$670,584	$183,209

Liabilities and Stockholder's Deficit
Current liabilities
Checks written against future deposits	$74,308	$32,628
Accounts payable	614,597	615,661
Due to promoters	380,065	92,158
Artist fee tax withholdings	677,013	76,582
Deferred revenues	215,645	13,398
Other accrued expenses	6,907	3,082
Notes payable (Note 3)	530,766	219,700

Total current liabilities	2,499,301	1,053,209

Contingencies (Note 4)
Stockholder's deficit
Common stock, no par value, stated value $1,000 per share, 1 share authorized, issued and outstanding	1,000	1,000
Accumulated deficit	(1,829,717)	(871,000)

Total stockholder's deficit	(1,828,717)	(870,000)

Total liabilities and stockholder's deficit	$670,584	$183,209

See accompanying summary of significant accounting policies and notes to financial statements.

Disco Productions, Inc.

Statements of income and accumulated deficit

Years ended December 31,	2011	2010

Revenues	$22,736,938	$9,634,622
Operating expenses
Direct operating expenses	22,430,447	9,589,586
Selling, general and administrative expenses	777,525	275,255

Operating loss	(471,034)	(230,219)
Interest expense	315,416	145,169

Income before provision for taxes	(786,450)	(375,388)
Provision for taxes	—	—

Net loss	(786,450)	(375,388)
Accumulated deficit, beginning of year	(871,000)	(491,064)
Stockholder contributions (Note 5)	71,058	240,627
Stockholder distributions (Note 5)	(243,325)	(245,175)

Accumulated deficit, end of year	$(1,829,717)	$(871,000)

See accompanying summary of significant accounting policies and notes to financial statements.

Disco Productions, Inc.

Statements of cash flows

Increase (Decrease) in Cash (Note 6) Years ended December 31,	2011	2010

Cash flows from operating activities
Net loss	$(786,450)	$(375,388)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	156,066	20,647
Depreciation	797	913
Increase (decrease) from changes in:
Due from and due to promoters	(332,954)	(137,616)
Prepaid expenses	(18,663)	41,858
Accounts payable and other liabilities	603,192	381,973
Deferred revenues	202,247	13,398

Net cash used in operating activities	(175,765)	(54,215)

Cash flows from investing activities	—	—
Cash flows from financing activities
Checks written against future deposits	41,680	(46,886)
Net borrowings on line of credit	300	(259)
Borrowings on notes payable	1,600,000	575,000
Repayments on notes payable	(1,289,234)	(475,000)
Stockholder contributions	71,058	240,627
Stockholder distributions	(243,325)	(245,175)

Net cash provided by financing activities	180,479	48,307

Net increase (decrease) in cash	4,714	(5,908)
Cash, beginning of year	887	6,795

Cash, end of year	$5,601	$887

See accompanying summary of significant accounting policies and notes to financial statements.

Disco Productions, Inc.

 Notes to financial statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting

The accompanying financial statements have been prepared on the accrual basis of accounting whereby revenue is recognized when earned and expenses are recognized when incurred.

Business

The Company was incorporated in the State of Louisiana on September 22, 2000. The Company partners with regional promoters to produce dance music events across the USA and internationally that feature electronic music artists playing at club, arena and festival settings.

Revenue recognition

Revenue from the promotion and production of an event is recognized after the performance occurs. Ticket sales collected in advance of an event occurring are recorded as deferred revenues until the event occurs.

We evaluate the criteria outlined in Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Subtopic 605-45, Revenue Recognition—Principal Agent Considerations, in determining whether it is appropriate to record the gross amount of revenues and related costs or the net revenues. Under this accounting guidance, if we are the primary obligor to perform the services being sold, have general inventory risk as it pertains to recruiting and compensating the talent, have the ability to control the ticket pricing, have discretion in selecting the talent, are involved in the production of the event, generally bear the majority of the credit or collection risk, or have several but not all of these indicators, revenue is recorded gross. If we do not have several of these indicators, we record revenues or losses on a net basis.

According to the guidance for the majority of our events, we have several of the above indicators and therefore we recognize revenue gross as a principal. Additionally, we charge for and collect ticketing and credit card processing surcharges and record the amounts in revenue on a gross basis. Actual expenses paid to the ticket service provider and credit card merchant processors are reflected in expenses.

Direct operating expenses

Direct operating expenses include artist performance fees and travel expenses, venue fees, show- specific marketing and advertising expenses, show-related production expenses, ticket processing fees and other costs related to producing the events. These costs are primarily variable in nature.

Selling, general and administrative expenses

Selling, general and administrative expenses include salaries and wages related to full-time employees, credit card fees and other expenses.

Provision for taxes

The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal corporate income taxes on its taxable income unless the stockholders revoke the S Corporation election. Instead, the stockholders are

Disco Productions, Inc.

Notes to financial statements (Continued)

liable for individual federal income taxes. Accordingly, no provision for corporate income taxes has been recognized.

Due from and due to promoters

Amounts due from and to promoters are the net receivables or payables due from or to promoters for events that have occurred during the year. Management assesses the collectability of the receivables and writes off balances when it determines that they are no longer collectible. During the years ended December 31, 2011 and 2010, management wrote off $19,066 and $20,647, respectively, related to balances that were deemed to be uncollectible as the promoter went out of business. At December 31, 2011, management also established an allowance for doubtful accounts of $137,000 related to one of its promoters with which it is involved in a dispute (see Note 8).

Property and equipment, and depreciation and amortization

Property and equipment are stated at cost. Depreciation and amortization expense is computed over the estimated useful lives of the assets by the straight-line method for financial reporting purposes and by accelerated methods for income tax purposes. Expenditures for maintenance and repairs are expensed as incurred while additions, renewals and betterments that materially extend the life of the asset are capitalized.

Artist fee tax withholdings

Artist fee tax withholdings are amounts owed to federal taxing authorities for income tax withholdings required on payments made to foreign artists for services.

Accounting estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

Fair value of financial instruments

The Company's financial instruments consist principally of cash, receivables due from promoters, accounts payable and other liabilities, and debt. Cash and receivables due from promoters are financial assets with carrying values that approximate fair value. Accounts payable and other liabilities are financial liabilities with carrying values that approximate fair value. The carrying amounts of debt approximate the fair value of the financial instruments, as the interest rates are variable and approximate the interest rates presently available to the Company. The Company believes all of the financial instruments' recorded values approximate fair market value because of their nature and respective durations.

Disco Productions, Inc.

Notes to financial statements (Continued)

Concentrations

Financial instruments which potentially subject the Company to credit risks consist primarily of excess cash over insured limits by the Federal Deposit Insurance Corporation and concentration of trade receivables and payables. At times throughout the year cash balances may be in excess of the Federal Deposit Insurance Corporation.

Concentration of credit risk in amounts due from and to promoters is generally not diversified due to the limited number of promoters that the Company works with. The following tables represent a breakdown of concentrations at December 31, 2011 and 2010:

Percentage of Due from Promoters at December 31,	2011	2010

Promoter A	21%	27%
Promoter B	24%	*
Promoter C	*	39%
Promoter D	*	11%

*
did not represent more than 10% of total amounts due from promoters

Percentage of Due to Promoters at December 31,	2011	2010

Promoter E	25%	*
Promoter F	40%	*
Promoter G	*	29%
Promoter H	*	23%
Promoter I	*	21%
Promoter J	*	16%

*
did not represent more than 10% of total amounts due to promoters

2. PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

December 31,	2011	2010	Estimated Useful Lives

Equipment and furniture	$6,731	$6,731	5 years

	6,731	6,731
Less: accumulated depreciation and amortization	(4,926)	(4,129)

Net property and equipment	$1,805	$2,602

Depreciation and amortization expense for the years ended December 31, 2011 and 2010 was $797 and $913, respectively.

Disco Productions, Inc.

Notes to financial statements (Continued)

3. NOTES PAYABLE

The Company maintains a line of credit from a bank and also borrows from three unrelated lenders on a short-term basis.

Line of credit

The Company maintains a line of credit with one bank, which provides credit facilities up to a maximum amount of $20,000. Borrowings under the credit agreement bear interest at 8.25% and are payable monthly. The line of credit agreement does not have a maturity date, and is collateralized by the Company's general assets and personally guaranteed by the stockholder's family member. The Company has an outstanding balance of $20,000 and $19,700 as of December 31, 2011 and 2010, respectively, and for the years then ended, the Company incurred interest expense of $1,356 and $1,567, respectively.

Notes payable

For one lender, the Company incurred multiple borrowings during the years ended December 31, 2011 and 2010 of between $75,000 and $100,000 individually. Repayment on each of the borrowings is typically required within two to six months. The effective interest rates on the individual borrowings range from 18% to 47%. The Company has an outstanding balance due to this lender of $200,000 at both December 31, 2011 and 2010 and has accrued interest of $13,602 and $16,711, respectively. For the years ended December 31, 2011 and 2010, the Company incurred interest expense of $200,551 and $143,602, respectively.

For another lender, the borrowings range between $50,000 and $200,000 for the year ended December 31, 2011. The effective interest rates on the individual borrowings range from 28% to 30%. The Company makes daily repayments through an automatic 20% deduction from its daily ticket sales and allocates a portion of the daily payments to principal and to interest. The borrowing is collateralized by future ticket sales and is personally guaranteed by the stockholder. At December 31, 2011 and 2010, the Company has an outstanding balance of $50,000 and $0, respectively, due to this lender. For the year ended December 31, 2011, the Company incurred interest expense of $97,795.

For another lender, the Company borrowed $300,000 for the year ended December 31, 2011 with an effective interest rate of 29%. The borrowing is collateralized by future ticket sales and is personally guaranteed by the stockholder. At December 31, 2011, the Company has an outstanding balance of $260,766 and due to this lender and for the year then ended, the Company incurred interest expense of $15,714.

4. CONTINGENCIES

Legal matters

The Company is party to legal actions arising in the normal course of business. In the opinion of management, resolution of such matters will not have a material adverse effect on the financial position and operating results of the Company.

Subsequent to December 31, 2011, the Company became involved in a dispute with one of its promoters who claimed the sole rights to intellectual property that was developed, as the Company asserts, in conjunction with the Company. As of the date the financial statements were available to be issued, the dispute had not been resolved, nor did the Company enter into any litigation.

Disco Productions, Inc.

Notes to financial statements (Continued)

5. STOCKHOLDER CONTRIBUTIONS AND DISTRIBUTIONS

During the years ended December 31, 2011 and 2010, the stockholder contributed $71,058 and $240,627, respectively, to the Company and took cash distributions of $243,325 and $245,175, respectively.

6. SUPPLEMENTAL CASH FLOW DISCLOSURES

Cash paid

During the years ended December 31, 2011 and 2010, the Company paid interest of $318,525 and $128,458, respectively. During the years ended December 31, 2011 and 2010, the Company did not pay taxes.

7. LIQUIDITY

During the year ended December 31, 2011, the Company generated a net loss of $786,450, increasing the accumulated deficit to $1,829,717. Subsequent to year end, the stockholder negotiated for the sale of certain assets of the Company. As a result, management believes that it has the necessary financing to meet its working capital needs and to meet its obligations.

8. SUBSEQUENT EVENTS

The Company has considered subsequent events through June 30, 2012, the date the financial statements were available to be issued, in preparing the financial statements and notes thereto, and has determined that there are no subsequent events that require disclosure under Financial Accounting Standards Board Accounting Standards Codification 855, Subsequent Events, except as noted below.

In April 2012, the Company entered into a five-year agreement with a ticket service provider, which requires the Company to use the ticket service provider exclusively for all future events, with certain exceptions. In consideration for this agreement, the Company will receive an advance of $1,400,000, of which $700,000 is to be repaid through future ticket fees. The Company has also guaranteed a minimum volume of tickets and ticket sales, and a bonus if the volume of ticket sales exceeds a certain target.

In June 2012, the stockholder sold certain assets of the Company for a total consideration of $4,000,000 and 1,000,000 shares of the purchaser's common stock.

Disco Productions, Inc.

Combined interim financial statements
Contents

Disco Productions, Inc.

Balance sheets
June 19, 2012 and December 31, 2011

	June 19, 2012 unaudited	December 31, 2011

Assets
Current assets:
Cash	$1,904	$5,601
Due from promoters, less allowance for doubtful accounts of $137,000 as of June 19, 2012 and December 31, 2011	2,106,255	640,515
Other receivable	203,774	—
Prepaid expenses and other current assets	2,971	22,663

Total current assets	2,314,904	668,779
Property and equipment:
Property and equipment, net	15,232	1,805

Total assets	$2,330,136	$670,584

Liabilities and Stockholder's Deficit
Current liabilities:
Checks written against future deposits	$182,470	$74,308
Accounts payable	2,221,162	614,597
Due to promoters	267,931	380,065
Artist fee tax withholdings	805,730	677,013
Deferred revenue	208,141	215,645
Accrued expenses	4,274	6,907
Notes payable	391,013	530,766

Total current liabilities	4,080,721	2,499,301
Long-term liabilities:
Other long-term liability	1,374,301	—

Total liabilities	5,455,022	2,499,301
Contingencies (Note 4)
Stockholder's deficit:
Common stock, no par value, stated value $1,000 per share, 1 share authorized, issued and outstanding	1,000	1,000
Accumulated deficit	(3,125,886)	(1,829,717)

Total stockholder's deficit	(3,124,886)	(1,828,717)

Total liabilities and stockholder's deficit	$2,330,136	$670,584

See accompanying notes to the financial statements.

Disco Productions, Inc.

Unaudited statements of operations and accumulated
deficit for the period ended June 19, 2012 and
six months ended June 30, 2011

	Period ended June 19, 2012	Six months ended June 30, 2011

Revenue	$12,888,008	$12,065,356
Operating expenses:
Direct operating expenses	12,616,208	11,802,894
Selling, general and administrative expenses	1,045,609	214,914

Total operating expenses	13,661,817	12,017,808

Operating loss	(773,809)	47,548
Other income (expense):
Amortization of nonrecoupable payment (see Note 4)	25,699	—
Interest expense	(373,218)	(92,002)

Total other income (expense)	(347,519)	(92,002)
Loss before income taxes	(1,121,328)	(44,454)
Provision for income taxes	—	—

Net loss	(1,121,328)	(44,454)
Accumulated deficit, beginning of period	(1,829,717)	(871,000)
Stockholder contributions	53,804	48,191
Stockholder distributions	(228,645)	(136,547)

Accumulated deficit, end of period	$(3,125,886)	$(1,003,810)

See accompanying notes to the financial statements.

Disco Productions, Inc.

Unaudited statements of cash flows
for the period ended June 19, 2012 and
six months ended June 30, 2011

	Period ended June 19, 2012	Six months ended June 30, 2011

Cash flows from operating activities:
Net loss	$(1,121,328)	$(44,454)
Adjustments to reconcile net loss to net cash (used) provided by operating activities:
Amortization of nonrecoupable payment	(25,699)	—
Depreciation	773	398
Changes in operating assets and liabilities:
Due from and due to promoters	(1,577,874)	(606,329)
Other receivable	(203,774)	—
Prepaid expenses	19,692	4,000
Accounts payable and other liabilities	1,732,649	793,881
Deferred revenue	(7,504)	7,796
Other long-term liability	700,000	—

Net cash (used) provided by operating activities	(483,065)	155,292
Cash flows from investing activities:
Purchase of property and equipment	(14,200)	—

Net cash used by investing activities	(14,200)	—
Cash flows from financing activities:
Checks written against future deposits	108,162	(32,628)
Net borrowings on line of credit	—	300
Borrowings on notes payable	850,000	600,000
Repayments on notes payable	(989,753)	(499,952)
Proceeds from ticketing services agreement	700,000	—
Stockholder contributions	53,804	48,191
Stockholder distributions	(228,645)	(136,547)

Net cash provided (used) by financing activities	493,568	(20,636)

Net (decrease) increase in cash	(3,697)	134,656
Cash at beginning of period	5,601	887

Cash at end of period	$1,904	$135,543

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$389,929	$108,713

See accompanying notes to the financial statements.

Disco Productions, Inc.

 Notes to unaudited financial statements
for the period ended June 19, 2012 and
six months ended June 30, 2011

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Disco Productions, Inc. (the Company) is presented to assist in understanding the Company's financial statements.

Nature of the company and basis of presentation

The Company was incorporated in the State of Louisiana on September 22, 2000. The Company partners with regional promoters to produce dance music events across the USA, and internationally, that feature electronic music artists playing at club, arena and festival settings. On June 19, 2012, SFX-Disco Operating LLC, a company wholly owned by SFX Holding Corporation, purchased the assets and assumed the liabilities of the Company. As such, these financial statements include the period from January 1, 2012 through June 19, 2012.

Basis of accounting

The accompanying interim statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). These statements reflect all normal recurring adjustments that, in the opinion of management, are necessary for fair presentation of the information contained herein. These interim financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report for the year ended December 31, 2011. The Company adheres to the same accounting policies in preparing interim financial statements.

Revenue recognition

Revenue from the promotion and production of an event is recognized after the performance occurs. Ticket sales collected in advance of an event occurring are recorded as deferred revenues until the event occurs.

We evaluate the criteria outlined in Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Subtopic 605-45, Revenue Recognition—Principal Agent Considerations, in determining whether it is appropriate to record the gross amount of revenues and related costs or the net revenues. Under this accounting guidance, if we are the primary obligor to perform the services being sold, have general inventory risk as it pertains to recruiting and compensating the talent, have the ability to control the ticket pricing, have discretion in selecting the talent, are involved in the production of the event, generally bear the majority of the credit or collection risk, or have several but not all of these indicators, revenue is recorded gross. If we do not have several of these indicators, we record revenues or losses on a net basis.

According to the guidance, for the majority of our events, we have several of the above indicators and therefore we recognize gross revenue as a principal. Additionally, we charge for, and collect, ticketing and credit card processing surcharges and record the amounts in revenue on a gross basis. Actual expenses paid to the ticket service provider, and credit card merchant processors, are reflected in expenses.

Disco Productions, Inc.

Notes to unaudited financial statements (Continued)
for the period ended June 19, 2012 and
six months ended June 30, 2011

Direct operating expenses

Direct operating expenses include artist performance fees and travel expenses, venue fees, show-specific marketing and advertising expenses, show-related production expenses, ticket processing fees and other costs related to producing the events. These costs are primarily variable in nature.

Selling, general and administrative expenses

Selling, general and administrative expenses include salaries and wages related to full-time employees, credit card fees and other expenses.

Provision for taxes

The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal corporate income taxes on its taxable income unless the stockholders revoke the S Corporation election. Instead, the stockholders are liable for individual federal income taxes. Accordingly, no corporate income taxes provision has been recognized.

Due from and due to promoters

Amounts due from and to promoters are the net receivables or payables due from or to promoters for events that have occurred during the year. Management assesses the collectability of the receivables and writes off balances when it determines that they are no longer collectible. During the period ended June 19, 2012, there were no balances written off by the Company. At both June 19, 2012 and December 31, 2011, there is an allowance for doubtful accounts of $137,000, related to one of its promoters with which it is involved in a dispute (see Note 5).

Property and equipment, and depreciation and amortization

Property and equipment are stated at cost. Depreciation and amortization expense is computed over the estimated useful lives of the assets by the straight-line method for financial reporting purposes and by accelerated methods for income tax purposes. Expenditures for maintenance and repairs are expensed as incurred while additions, renewals and betterments that materially extend the life of the asset are capitalized. The useful life of property and equipment for purposes of computing depreciation is 5 years.

Artist fee tax withholdings

Artist fee tax withholdings are amounts owed to federal taxing authorities for income tax withholdings required on payments made to foreign artists for services.

Accounting estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

Disco Productions, Inc.

Notes to unaudited financial statements (Continued)
for the period ended June 19, 2012 and
six months ended June 30, 2011

2. PROPERTY AND EQUIPMENT

Property and equipment consists of the following at:

	June 19, 2012	December 31, 2011

Equipment and furniture	$6,731	$6,731
Website	14,200	—

	20,931	6,731
Less: Accumulated depreciation	(5,699)	(4,926)

	$15,232	$1,805

Depreciation expense for the period ended June 19, 2012 and six months ended June 30, 2011 was $773 and $398, respectively.

Disco Productions, Inc.

Notes to unaudited financial statements (Continued)
for the period ended June 19, 2012 and
six months ended June 30, 2011

3. NOTES PAYABLE

The Company maintains a line of credit with a bank and also borrows from three unrelated lenders on a short-term basis.

	Balance as of
	June 19, 2012	December 31, 2011

Line of credit
The Company maintains a line of credit with one bank, which provides a credit facility up to a maximum amount of $20,000. Borrowings under the credit agreement bear interest at 8.25% and are payable monthly. The line of credit agreement does not have a maturity date, and is collateralized by the Company's general assets and the personal guarantee of the stockholder's family member.	$20,000	$20,000
For one lender, the Company incurred multiple borrowings for both the period ended June 19, 2012 and six months ended June 30, 2011 of $100,000. Repayment on each of the borrowings is typically required within two to six months. The effective interest rates on the individual borrowings range from 15% to 18%.	$230,000	$200,000
For another lender, the borrowings range between $25,000 and $200,000 for the period ended June 19, 2012. There were no borrowings for the six months ended June 30, 2011. The effective interest rates on the individual borrowings range from 26% to 42%. The Company makes daily repayments through an automatic 20% deduction from its daily ticket sales and allocates a portion of the daily payments to principal and to interest. The borrowing is collateralized by future ticket sales and the personal guarantee of the stockholder.	141,013	50,000
For another lender, the Company borrowed $300,000 in the second half of the year ended December 31, 2011 with an effective interest rate of 29%. The Company makes daily repayments through an automatic 20% deduction from its daily ticket sales and allocates a portion of the daily payments to principal and to interest. The borrowing is collateralized by future ticket sales and the personal guarantee of the stockholder.	—	260,766

	$391,013	$530,766

Disco Productions, Inc.

Notes to unaudited financial statements (Continued)
for the period ended June 19, 2012 and
six months ended June 30, 2011

4. LONG-TERM LIABILITIES

During the period ended June 19, 2012, the Company entered into a ticketing services agreement with Eventbrite, Inc. (EBI) and appointed EBI as the Company's exclusive ticketing agent. In accordance with the agreement, the Company received the following compensation:

Recoupable advance

The Company received an advance of $700,000. This advance will be repaid to EBI through ticket sale royalties of at least $2 per ticket, on all ticket sales, until fully recouped by EBI. Ticketing services under this agreement began in July 2012. As such, no payments were received by EBI during the period ended June 19, 2012.

Nonrecoupable payment

The Company received $700,000 in consideration for entering into the ticketing services agreement. The Company is amortizing this nonrecoupable payment over the five year term of the agreement. The Company recognized $25,699 of other income, in connection with this agreement, during the period ended June 19, 2012.

5. CONTINGENCIES

Legal matters

The Company is party to legal actions arising in the normal course of business. In the opinion of management, resolution of such matters will not have a material adverse effect on the financial position and operating results of the Company.

During the period ended June 19, 2012, the Company became involved in a dispute with one of its promoters who claimed the sole rights to intellectual property that was developed, as the Company asserts, in conjunction with the Company. As of the date the financial statements were available to be issued, the dispute had not been resolved, nor did the Company enter into any litigation.

6. CONCENTRATIONS

Financial instruments which potentially subject the Company to credit risks consist primarily of excess cash over insured limits by the Federal Deposit Insurance Corporation and concentration of trade receivables and payables. At times throughout the year, cash balances may be in excess of the Federal Deposit Insurance Corporation.

Disco Productions, Inc.

Notes to unaudited financial statements (Continued)
for the period ended June 19, 2012 and
six months ended June 30, 2011

Concentration of credit risk in amounts due from and to promoters is generally not diversified due to the Company's limited number of promoters. The following tables represent a breakdown of concentrations at June 19, 2012:

	June 19, 2012	December 31, 2011

Percentage of Due from Promoters
Promoter A	51%	21%
Promoter B	11%	24%
Promoter C	* %	* %

Percentage of Due to Promoters
Promoter D	39%	* %
Promoter E	38%	25%
Promoter F	17%	40%
Promoter G	* %	* %

*
did not represent more than 10% of total amounts due from or due to promoters

7. OTHER RECEIVABLE

Beginning February 2012, one of the Company's lenders began withholding an additional 10% of the Company's daily ticket sales but did not apply the funds against the Company's note payable balance with the lender. At June 19, 2012, the Company recorded the total amount withheld of $203,774 as a receivable. As of June 19, 2012, the Company's note payable balance to this lender was $0 and accordingly, subsequent to period end, the Company has received the entire receivable balance of $203,774.

8. SUBSEQUENT EVENTS

The Company has considered subsequent events through January 7, 2013, the date the interim financial statements were available to be issued, in preparing the financial statements and notes thereto, and has determined that there are no subsequent events that require disclosure under FASB ASC 855, Subsequent Events.

Nightlife Holdings, LLC

Financial Statements

Period Ended December 31, 2012 and Years
Ended December 31, 2011 and 2010

Nightlife Holdings, LLC

Independent auditor's report

To the Members
Nightlife Holdings, LLC
Miami, Florida

We have audited the accompanying consolidated balance sheets of Nightlife Holdings, LLC (formerly known as MMG Nightlife, LLC) and subsidiaries (the "Company") as of December 31, 2012, 2011 and 2010, and the related consolidated statements of income and members' equity and cash flows for the period ended December 31, 2012 and the years ended December 31, 2011 and 2010, and the related notes to the consolidated financial statements. These consolidated financial statements are the responsibility of the Company's management.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nightlife Holdings, LLC and subsidiaries at December 31, 2012, 2011 and 2010, and the results of their operations and their cash flows for the period ended December 31, 2012 and the years ended December 31, 2011 and 2010 in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As described in Note 10, effective December 31, 2012, the members sold 80% of their ownership interests in and assets of Nightlife Holdings, LLC to SFX Entertainment, Inc. The consolidated financial statements and accompanying notes do not reflect this transaction. Our opinion is not modified with respect to this matter.

New York, NY
April 12, 2013

Nightlife Holdings, LLC

Balance sheets

December 31,	2012	2011	2010

Assets
Current:
Cash	$112,531	$7,237	$—
Accounts receivable (Note 3)	713,946	137,515	272,329
Other assets	175,000	37,688	—

Total Current Assets	1,001,477	182,440	272,329
Property and Equipment, Net	1,687	1,687	1,687
Loan Receivable From Related Party (Note 2)	28,000	28,000	—

	$1,031,164	$212,127	$274,016

Liabilities and Members' Equity
Current Liabilities:
Accounts payable and other	$284,813	$14,883	$96,656
Accrued expenses	109,000	—	25,183

Total Current Liabilities	393,813	14,883	121,839
Commitments (Note 4)
Members' Equity	637,351	197,244	152,177

	$1,031,164	$212,127	$274,016

See accompanying notes to consolidated financial statements.

Nightlife Holdings, LLC

Statements of income and members' equity

	Period Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010

Revenues (Note 3):
Management fee	$2,799,585	$3,420,576	$1,510,640
Incentive fee	888,329	90,110	195,035
Professional service income	900,407	1,069,557	779,438

Total Revenues	4,588,321	4,580,242	2,485,113

Operating Expenses:
Professional service expense	846,912	1,175,202	883,891
Selling, general and administrative	1,163,594	943,435	1,036,918
Ticket sales expense	—	1,047	—

Total Operating Expenses	2,010,506	2,119,684	1,920,809

Operating Income	2,577,815	2,460,558	564,304
Other Income	20,500	61,607	62,889

Net Income	2,598,315	2,522,165	627,193
Members' Equity, Beginning of Year	197,244	152,177	785,478
Contributions from Members	2,372,098	—	—
Distributions to Members	(4,530,306)	(2,477,098)	(1,260,494)

Members' Equity, End of Year	$637,351	$197,244	$152,177

See accompanying notes to consolidated financial statements.

Nightlife Holdings, LLC

Statements of cash flows

Year ended December 31,	2012	2011	2010

Cash Flows From Operating Activities:
Net income	$2,598,315	$2,522,165	$627,193
Adjustments to reconcile net income to net cash provided by operating activities:
(Increase) decrease in:
Accounts receivable	(576,431)	134,813	(54,702)
Other assets	(137,312)	(37,688)	—
Increase (decrease) in:
Accrued expenses	269,930	(25,183)	25,183
Accounts payable	109,000	(81,772)	96,183

Net Cash Provided By Operating Activities	2,263,502	2,512,335	693,857

Cash Flows From Investing Activities:
Purchases of property and equipment	—	—	(1,687)
Decrease in loans receivable—members	—	—	44,964
Decrease in due from related party	—	—	461,806
Increase in loan receivable	—	(28,000)	—

Net Cash Provided By (Used In) Investing Activities	—	(28,000)	505,083

Cash Flows From Financing Activities:
Contributions from members	2,372,098	—	—
Distributions to members	(4,530,306)	(2,477,098)	(1,260,494)

Net Increase (Decrease) in Cash	105,294	7,237	(61,554)
Cash, Beginning of Year	7,237	—	61,554

Cash, End of Year	$112,531	$7,237	$—

See accompanying notes to consolidated financial statements.

Nightlife Holdings, LLC

 Notes to consolidated financial statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of business

Nightlife Holdings, LLC (the "Company"), formed in March 2012 as a new holding Company is engaged in marketing and nightclub operations activities, primarily in Florida, USA. Its wholly owned subsidiaries, MMG Nightlife LLC, Punta Cana Venue, LLC and US Nightlife Management, LLC manage the operations of two nightclub venues in South Florida (USA) on behalf of Fontainebleau Hotel ("club owner"), one nightclub in Punta Cana (the Caribbean) on behalf of Palace Resorts ("club owner") that commenced operations in January 2012 but terminated the agreement in July 2012 and a new venue in South Florida (USA) on behalf of Amnesia International, LLC ("club owner") that commenced operations in December 2012 under the terms of the respective executed management agreements.

Principles of consolidation

The accompanying consolidated financial statements include the account of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Concentrations of credit risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash.

The Company maintains balances at financial institutions, which at times exceed the federally insured limit. The Company has not historically experienced losses on these accounts.

Accounts receivable

Accounts receivable are customer obligations due under normal trade terms. The Company manages three venues and derives its revenues from the two club owners of these clubs. The Company performs continuing evaluations of its customers' financial condition and based on the information available to it as well as historical collections trends, the Company believes no allowance for doubtful accounts as of December 31, 2012, 2011 and 2010 is necessary.

Revenue recognition

The Company earns management fee revenue from operating nightclubs which is recognized as services are provided per the terms of its management agreements. Incentive fee income is based on the nightclubs' profitability. The Company recognizes incentive fee income when the fee is fixed and determinable. In 2012, the Company ceased managing a nightclub. The club owner was contractually obligated to pay a $175,000 termination fee. The fee was recorded as management fee revenue in 2012. The professional service income primarily consists of reimbursable expenses for professional services provided by the Company, acting in a principal capacity on behalf of the club owner, and is recorded on a gross basis as the services are provided.

The Company evaluates the criteria outlined in Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Subtopic 605-45, "Revenue Recognition—Principal Agent Considerations," in determining whether it is appropriate to record the gross amount of revenues and related costs or the net revenues. Under this accounting guidance, if the Company is the primary

Nightlife Holdings, LLC

Notes to consolidated financial statements (Continued)

obligor to perform the services being sold, has general inventory risk as it pertains to recruiting and compensating the talent, has the ability to control the ticket pricing, has discretion in selecting the talent, is involved in the production of the event, generally bears the majority of the credit or collection risk, or has several but not all of these indicators, revenue is recorded gross. If the Company does not have several of these indicators, it records revenues or losses on a net basis. According to the guidance, for its professional service fee income, the Company has determined that most of the above indicators exist and therefore, it recognizes reimbursement revenue gross as a principal. Professional service fee expenses are reflected in operating expenses.

Income taxes

The Company is a limited liability Company and the members are required to report their respective shares of the Company's income in their individual tax returns. Accordingly, no income tax provision has been made in the accompanying financial statements.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

Fair value of financial instruments

The Company values its assets and liabilities using the methods of fair value as described in ASC 820, Fair Value Measurements and Disclosures. ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The three levels of fair value hierarchy are described below:

The three levels of the fair value hierarchy under ASC 820 are described as follows:

  Level 1 inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

  Level 2 inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in inactive markets; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means. If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

  Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The carrying amounts of the Company's financial instruments including cash, receivables and payables are carried at cost, which approximates fair value due to the immediate and short maturity of these assets and liabilities.

2. RELATED PARTY TRANSACTIONS

The Company has a loan receivable with related party of $28,000 as of December 31, 2012 and 2011. The loan is noninterest-bearing, unsecured and with no stated repayment terms.

Nightlife Holdings, LLC

Notes to consolidated financial statements (Continued)

3. MAJOR CUSTOMERS

One customer accounted for approximately 85%, 100% and 100% of trade receivables and approximately 97%, 100% and 100% of revenues in 2012, 2011 and 2010 respectively.

4. COMMITMENTS

The Company leases its office facilities under a five-year non-cancellable operating lease. The lease was renewed on February 1, 2012 and expires on January 31, 2016. The Company follows the straight-line rent method of recognizing lease rental expense. Annual future minimum rental commitments are as follows:

Year ending December 31,

2013	$81,845
2014	85,937
2015	90,234
2016	7,549

$265,566

Rent expense for the period ended December 31, 2012 and years ended December 31, 2011 and 2010 was $78,258, $55,899 and $36,970 respectively.

5. SUBSEQUENT EVENTS

The Company has considered subsequent events through April 12, 2013, the date the financial statements were available to be issued, in preparing the financial statements and notes thereto, and has determined that there are no subsequent events that require disclose ASC 855, "Subsequent Events", except for the following:

On December 31, 2012, the members sold 80% of their ownership interests in and assets of Nightlife Holdings, LLC to SFX Entertainment, Inc. ("SFXE") for a total consideration of $13,491,200 paid in cash and 674,560 shares of SFXE's common stock. The consolidated financial statements and accompanying notes above do not reflect this transaction.

Consolidated Financial Statements

BEATPORT, LLC and Subsidiaries

(A Limited Liability Company)

Years Ended December 31, 2012 and 2011
With Report of Independent Auditors

BEATPORT, LLC and Subsidiaries (A Limited Liability Company)

Consolidated Financial Statements

Years ended December 31, 2012 and 2011

Report of independent auditors

The Board of Managers and Members
BEATPORT, LLC

We have audited the accompanying consolidated financial statements of BEATPORT, LLC and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of operations, members' equity (deficit) and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the consolidated financial statements that are free of material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of BEATPORT, LLC and Subsidiaries at December 31, 2012 and 2011, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

February 11, 2013
Denver, Colorado

BEATPORT, LLC and Subsidiaries (A Limited Liability Company)

 Consolidated balance sheets

	December 31
	2012	2011

Assets
Current assets:
Cash and cash equivalents	$13,292,765	$10,994,269
Restricted cash	206,062	410,006
Accounts receivable	174,366	155,325
Taxes receivable, net	5,253	20,941
Prepaid expenses	378,182	387,572
Other current assets	159,841	298,324

Total current assets	14,216,469	12,266,437
Property and equipment, net	1,988,378	2,459,003
Software and intangible assets, net	1,722,035	1,214,981
Goodwill	368,808	368,808
Merchant deposits	431,197	370,746
Other assets	74,891	85,849

Total assets	$18,801,778	$16,765,824

Liabilities and members' equity (deficit)
Current liabilities:
Accounts payable	$267,081	$554,869
Taxes due	1,860,197	1,240,269
Deferred tax liability	31,500	53,625
Record label payable	9,510,001	7,690,511
Mechanical royalties payable	3,569,250	3,298,680
Other accrued liabilities	1,153,616	1,082,288

Total current liabilities	16,391,645	13,920,242
Other liabilities	58,342	93,105
Long-term record label and mechanical royalties payable	5,505,774	4,371,109

Total long-term liabilities	5,564,116	4,464,214
Commitments and contingencies (Note 7)
Members' equity (deficit):
Membership Interests	(2,918,539)	(1,937,599)
Preferred Membership Interests	(235,444)	318,967

Total members' equity (deficit)	(3,153,983)	(1,618,632)

Total liabilities and members' equity (deficit)	$18,801,778	$16,765,824

See accompanying notes.

BEATPORT, LLC and Subsidiaries (A Limited Liability Company)

 Consolidated statements of operations

	Year Ended December 31
	2012	2011

Net revenue	$48,460,649	$44,457,542
Cost of sales	33,393,337	31,548,419

Gross profit	15,067,312	12,909,123
Selling, general, and administrative expenses	16,400,565	14,189,034

Operating loss	(1,333,253)	(1,279,911)
Other income (expense):
Interest income	36,673	38,973
Foreign exchange loss	(78,536)	(11,531)

Total other income (expense)	(41,863)	27,442

Loss before income tax expense	(1,375,116)	(1,252,469)
Foreign income tax expense	160,235	101,255

Net loss	$(1,535,351)	$(1,353,724)

See accompanying notes.

BEATPORT, LLC and Subsidiaries (A Limited Liability Company)

 Consolidated statements of members' equity (deficit)

	Common Interests	Preferred Interests	Total

Balance at December 31, 2010	$(1,937,599)	$1,672,691	$(264,908)
Net loss	—	(1,353,724)	(1,353,724)

Balance at December 31, 2011	(1,937,599)	318,967	(1,618,632)
Net loss	(980,940)	(554,411)	(1,535,351)

Balance at December 31, 2012	$(2,918,539)	$(235,444)	$(3,153,983)

See accompanying notes.

BEATPORT, LLC and Subsidiaries (A Limited Liability Company)

 Consolidated statements of cash flows

	Year Ended December 31
	2012	2011

Operating activities
Net loss	$(1,535,351)	$(1,353,724)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,759,709	1,545,648
Gain on sale of fixed assets	—	(17,390)
Net changes in operating assets and liabilities:
Accounts receivable	(19,041)	52,130
Taxes receivable	15,688	(20,941)
Prepaid expenses	9,390	(153,345)
Other current assets	138,483	49,645
Merchant deposits and other assets	(49,493)	(151,578)
Accounts payable	(287,788)	346,960
Taxes due	619,928	(185,696)
Deferred tax benefit	(22,125)	(30,375)
Record label payables	1,767,832	1,062,664
Mechanical royalties payable	1,456,893	1,802,469
Changes to restricted cash	—	(15,000)
Other current accrued liabilities	71,328	(604,624)
Other liabilities, long-term	(34,763)	(24,344)

Net cash provided by operating activities	3,890,690	2,302,499
Investing activities
Purchases of property and equipment	(806,353)	(1,600,809)
Purchases of software and other intangible assets	(989,785)	(742,282)
Changes to restricted cash	203,944	(203,944)
Proceeds from sale of fixed assets	—	35,060

Net cash used in investing activities	(1,592,194)	(2,511,975)

Net increase (decrease) in cash and cash equivalents	2,298,496	(209,476)
Cash and cash equivalents, beginning of year	10,994,269	11,203,745

Cash and cash equivalents, end of year	$13,292,765	$10,994,269

Supplemental cash flow information
Cash paid for interest	$—	$—
Cash paid for income taxes	$37,851	$23,896

See accompanying notes.

BEATPORT, LLC and Subsidiaries (A Limited Liability Company)

 Notes to consolidated financial statements
December 31, 2012

1. ORGANIZATION AND BUSINESS

BEATPORT, LLC (the Company) commenced operations in 2003 and is incorporated in the state of Colorado as a limited liability company. The Company is engaged in the sale and marketing of electronic music file downloads through its websites and facilities in the United States and Berlin, Germany. During 2012, the Company's largest markets were the European Union (EU) and the United States, representing approximately 45.9% and 22.3% of net revenue, respectively.

Basis of presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated.

Financial condition

For the year ended December 31, 2012, the Company incurred a net loss of $1,535,351, with cash provided by operating activities of $3,890,690. Management expects reductions in operating losses in the long term as business and operating activities are completed to generate increased revenues and reduce expenses based on the Company's business plan. The positive operating cash flow generated by the Company primarily relates to the accumulation of monies withheld from record label payables in order to satisfy mechanical royalty obligations. This accumulation has provided positive cash flows each of the past five years and management anticipates this trend will continue as the ultimate settlement of these obligations happens at a slow pace. The Company believes its cash and cash equivalents will be adequate to meet its cash needs for the foreseeable future, or at least one year from December 31, 2012. An inability to generate sufficient revenues, quickening of the ultimate settlement of mechanical royalty obligations, or the inability to decrease expenses could have a material adverse impact on the Company's ability to meet its intended business objectives.

Reclassifications

Certain 2011 financial statement line items have been reclassified to conform to the current year's presentation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and cash equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. The Company's cash equivalents are comprised of readily accessible money market mutual fund investments and certificates of deposit.

For the years ended December 31, 2012 and 2011, the Company had deposits in banks in excess of the Federal Deposit Insurance Corporation limits of $7,513,937 and $6,788,795, respectively.

Restricted cash

For the years ended December 31, 2012 and 2011, the Company had restricted cash balances of $206,062 and $410,006, respectively. As of December 31, 2012 and 2011, these amounts represent collateral for the Company's purchasing cards and an unused letter of credit for payment of Swiss Value Added Tax, as well as amounts held in escrow.

BEATPORT, LLC and Subsidiaries (A Limited Liability Company)

Notes to consolidated financial statements (Continued)
December 31, 2012

Accounts receivable

Accounts receivable are a result of the time delay between customer payments through their credit card accounts on the Company's website and final settlement from the Company's external payment processors. The clearing period between payment and settlement is normally one to five days, with international transactions generally taking the longest period of time.

Property and equipment

Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the respective estimated useful lives. Maintenance and repairs are expensed as incurred. Improvements that extend the useful lives of the assets or provide improved efficiency are capitalized.

Estimated useful lives by asset class are generally as follows:

Asset Classification	Estimated Useful Lives

Furniture and fixtures	7 years
Computer equipment	3 years

Leasehold improvements are depreciated over the shorter of the lease term or the estimated useful lives.

Goodwill, software, and intangibles

The Company incurs significant costs associated with internal-use software, which consists principally of the Company's website. The Company charges to expense as incurred the costs of research, including predevelopment efforts related to determining technological or product alternatives, and costs incurred for training and maintenance. Internal-use software and website development costs, which include direct costs such as labor and contractors, are capitalized when it is probable that the project will be completed and the software or website will be used as intended. Costs incurred for upgrades and enhancements to the Company's internal-use software or website are capitalized when it is probable that such efforts will result in additional functionality. Capitalized software and website costs are amortized to expense over the estimated useful life of the software or website, generally three years, except for purchased software, which is depreciated over five years.

As part of the acquisition of Sounds to Sample Ltd. in October 2010, a portion of the purchase price was allocated to two intangible assets: trademarks and supplier relationships, which are amortized over four years. Additionally, a portion of the purchase price was allocated to goodwill.

Merchant deposits

Merchant deposits are amounts held by the Company's external payment processors as security for any voided or charged back transaction amounts greater than deposits on any given day. If necessary, amounts will be deducted from these deposits and replenished through normal sales activity.

BEATPORT, LLC and Subsidiaries (A Limited Liability Company)

Notes to consolidated financial statements (Continued)
December 31, 2012

Revenue recognition

The Company recognizes revenue from music file sales made via the internet. Revenue is recognized when persuasive evidence of an arrangement exists, products or services have been delivered to and accepted by the customer, collectibility is reasonably assured, and the Company's fee is fixed or determinable. The Company's music files are considered delivered to and accepted by the customer upon the customer's remittance by a credit card through the Company's website. The Company records reductions to revenue for voided transactions based on the Company's historical experience.

Cost of sales

Cost of sales includes the cost of royalties to record labels, mechanical royalties to collecting societies and labels, and direct costs of order fulfillment, including transaction and foreign exchange conversion fees from external payment processors.

The Company withholds a portion of royalty payments to record labels to satisfy mechanical royalty obligations. These withholdings have been accrued and are reflected in the accompanying consolidated balance sheets in mechanical royalties payable and record label payable. The amounts withheld are subject to estimation, and any excess amount withheld will be remitted back to the record labels upon reconciliation with the various mechanical royalty societies to whom the Company remits mechanical royalty payments.

Advertising

The cost of advertising is expensed in selling, general, and administrative expenses as incurred. For the years ended December 31, 2012 and 2011, the Company incurred advertising expense of $1,446,395 and $1,261,065, respectively. As of December 31, 2012 and 2011, the Company had $38,328 and $42,500, respectively, of deferred advertising costs recorded as prepaid expenses.

Foreign currency transactions

The U.S. dollar is the functional currency for all of the Company's operations. Revenues and expenses are translated at average exchange rates prevailing during the period. Foreign currency denominated monetary assets and liabilities are remeasured based on exchange rates at the end of the period and are recognized in operations. Non-monetary assets and liabilities are remeasured at historical rates in effect when the asset was recognized or the liability was incurred. The Company recognized a net foreign exchange loss in the accompanying consolidated statements of operations of $(78,536) and $(11,531) for the years ended December 31, 2012 and 2011, respectively.

Taxes

The Company is a limited liability company and, as such, is considered a pass-through entity for U.S. income tax purposes and generally does not pay U.S. federal or state income taxes. The taxable income or loss of the Company, which may vary substantially from income or loss on a financial reporting basis, is included in the U.S. federal and state tax returns of the members.

Income taxes on the results of operations of the Company's wholly owned subsidiary, Beatport S.a.r.l., have been included as current foreign income tax expense in the accompanying consolidated statements of operations.

BEATPORT, LLC and Subsidiaries (A Limited Liability Company)

Notes to consolidated financial statements (Continued)
December 31, 2012

Management has estimated and recorded amounts due for other taxes it believes the Company is subject to, primarily Value Added Tax (VAT) in the EU. Management believes that the amounts recorded for such non-income tax liabilities are adequate; however, actual amounts may differ from recorded amounts. Net revenue and cost of sales on the accompanying consolidated statements of operations included VAT of $3,310,841 and $3,285,518 for the years ended December 31, 2012 and 2011, respectively.

Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the book and tax bases of the Company's assets and liabilities. The Company has a net deferred tax liability of $31,500 and $53,625 at December 31, 2012 and 2011, respectively.

Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates.

Subsequent events

The Company evaluated subsequent events through February 11, 2013, the date these consolidated financial statements were available to be issued.

3. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	December 31
	2012	2011

Furniture and fixtures	$290,093	$283,197
Computer equipment	4,961,200	4,200,763
Leasehold improvements	786,435	747,415

	6,037,728	5,231,375
Less accumulated depreciation	(4,049,350)	(2,772,372)

	$1,988,378	$2,459,003

Depreciation expense was $1,276,978 and $954,023 for the years ended December 31, 2012 and 2011, respectively.

The Company performs an annual review of all long-lived assets to determine if indicators of impairment are present. No impairment was identified as a result of the Company's 2012 or 2011 analyses.

BEATPORT, LLC and Subsidiaries (A Limited Liability Company)

Notes to consolidated financial statements (Continued)
December 31, 2012

4. GOODWILL, SOFTWARE, AND OTHER INTANGIBLE ASSETS

The Company does not amortize goodwill. Rather, such assets are required to be tested for impairment whenever events or changes in circumstances indicate that the assets may be impaired. The Company performs its goodwill impairment tests as of December 31 each year and no goodwill impairment charges were recognized during the years ended December 31, 2012 or 2011.

Amortizable software and other intangible assets consisted of the following:

	December 31, 2012
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value

Computer software	$3,127,900	$2,367,885	$760,015
Intellectual property	7,500	2,858	4,642
Supplier relationships	238,000	133,875	104,125
Trademark	62,000	34,874	27,126
Software in progress	826,127	—	826,127

Total	$4,261,527	$2,539,492	$1,722,035

	December 31, 2011
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value

Computer software	$2,449,418	$1,961,225	$488,193
Intellectual property	7,500	1,786	5,714
Supplier relationships	238,000	74,375	163,625
Trademark	62,000	19,375	42,625
Software in progress	514,824	—	514,824

Total	$3,271,742	$2,056,761	$1,214,981

Amortization expense was $482,731 and $591,625 for the years ended December 31, 2012 and 2011, respectively. The estimated amortization expense for the next five years is as follows:

Year ended December 31:

2013	$452,477
2014	343,446
2015	92,751
2016	3,015
2017	729

$892,418

Total capitalized costs related to internal-use software, consisting primarily of internal labor and contract labor, were $797,807 and $328,530 during the years ended December 31, 2012 and 2011, respectively.

BEATPORT, LLC and Subsidiaries (A Limited Liability Company)

Notes to consolidated financial statements (Continued)
December 31, 2012

5. MEMBERS' EQUITY

Members' equity consists of two classes of Membership Interests: Membership Interests (including Non-voting Member) and Preferred Membership Interests (of the Investor Member). The Members' Interest was governed by the Fourth Amended and Restated Operating Agreement of BEATPORT, LLC (the Former Agreement) from April 19, 2007 through November 30, 2009. The Members' Interest is governed by the Fifth Amended and Restated Operating Agreement of BEATPORT, LLC (the Agreement) from December 1, 2009. Except under certain specific circumstances, no Member or Non-voting Member has the right to resign, retire, or otherwise withdraw as a member without consent of all other members.

Membership interests

Membership Interests may be sold to a third party only after the selling Member offers to sell its interests to the other Members and Investor Members. Members vote ratably as per their Membership Interest in relation to the total Membership Interests and Investor Membership Interests.

Non-voting member

Non-voting Members shall not be entitled to transfer or dispose of their Membership Interest except to the Company. Such transfer or disposition of a Non-voting Member's Interest to the Company shall require a majority vote, which must include the Investor Member. In the event that a Non-voting Member is terminated from employment with the Company or leaves employment with the Company subject to provisions of the Agreement, the Company shall have the right to repurchase the Non-voting Member's Interest.

Preferred membership interests

Preferred Membership Interests are held only by the Investor Member. On April 20, 2007, the Company finalized an agreement issuing Preferred Membership Interests to Insight Venture Partners V, L.P., Insight Beatport Cayman Blocker, Inc., and Insight Venture Partners, L.P. (Employee Co-Investors) (collectively, Insight or the Investor Member), and received proceeds of $12,000,000.

The Preferred Membership Interests issued to Insight give the Investor Member a 19.356% interest in the Company and veto rights to certain corporate actions and provide Insight with a priority in receiving a return of its initial capital investment.

Insight has the right to transfer any or all of its Preferred Membership Interests. Insight must first offer the Company the right to purchase the Preferred Membership Interests at the same price and upon the same terms as any proposed sale to a third party. If the Company refuses, the transfer can occur as long as the transferee is not deemed to be a competitor of the Company and the transferee agrees to be bound by the Agreement.

At any time after January 1, 2017, Insight has the right to require the Company to redeem all or part of the Preferred Membership Interests for the initial price paid.

Allocation of net loss, net income, and cash distributions

Prior to the Former Agreement, net income and loss were allocated to members based on relative membership interest percentages (as defined in previous operating agreements). The Former Agreement

BEATPORT, LLC and Subsidiaries (A Limited Liability Company)

Notes to consolidated financial statements (Continued)
December 31, 2012

and Agreement require the Company to allocate net income or loss to members according to defined formulas. For the time period after the Former Agreement, the net loss is first allocated to the Members so as to cause the Capital Account balances of the Members (in excess of the Preferred Members Contributions) to be equal to zero, second, to the Members holding Preferred (Investor) Membership Interests until their Capital Accounts are reduced to zero, and thereafter to the Members in accordance with the Membership Interests. Net income shall be allocated among the Members first, to the Members to the extent of any net losses allocated to the Members in accordance with provisions of the Agreement in inverse order to the allocations made thereunder. Second, net income shall be allocated to any Member to the extent that the aggregate of all distributions made to such Member pursuant to provisions of the Agreement for the current period and for all prior periods exceeds all income previously allocated to such Member pursuant to provisions of the Agreement, for all prior periods, in proportion to such excess amounts. Third, net income shall be allocated to the Members (including Members holding Preferred Membership Interests) in accordance with their Membership Interests until the Members holding Preferred Membership Interests have been allocated an aggregate amount of net income equal to three times their Contributions. Thereafter, net income shall be allocated to the Members other than the Members holding Preferred Membership Interests.

Voluntary distributions are only allowed if the assets of the Company are greater than the liabilities of the Company and if other restrictions related to the recovery of the Investor Members' initial capital contribution have been triggered. Further, distributions must be approved by a majority vote of Members and Investor Members. The resulting distribution would first be allocated to fully repay any loans made to the Company by any Member and then to all Members (including Members holding Preferred Membership Interests), in accordance with their Membership Interest.

Distributions as a result of a change in control, liquidation, or dissolution of the Company would first be allocated to fully repay any loans made to the Company by any Member. The Investor Member would then obtain a priority payout to recoup their initial capital contribution. The next distribution would be made to members in accordance with their Membership Interests until such time as the Investor Member has received distributions equal to three times their capital contribution. Any remaining distribution would be allocated to the Members other than Members holding Preferred Membership Interests, in accordance with their membership interests.

Equity-based compensation

Phantom membership interests

During 2008 and 2009, the Company issued a 0.75% and 1.1%, respectively, Phantom Membership Interest to executives subject to the appreciation of the value of the Company. The Phantom Membership Interest vests after five years of continuous employment, but may vest earlier upon death, termination without cause, or a change in control of the Company in accordance with the terms of the underlying agreements. The expense related to the Phantom Membership Interest is recognized straight-line over the vesting period, as long as the value of the Company is increasing. The Phantom Interest, once earned and vested, is payable in cash. The estimated value of the Company at December 31, 2012 and 2011, was below the required appreciation threshold, and thus, no expense was recognized for the years ended December 31, 2012 and 2011.

BEATPORT, LLC and Subsidiaries (A Limited Liability Company)

Notes to consolidated financial statements (Continued)
December 31, 2012

6. EMPLOYEE BENEFIT PLAN

The Company has a defined contribution 401(k) plan under which eligible employees may defer up to 100% of compensation subject to IRS maximum contribution amounts. The Company matches up to 3% of salary on eligible funds contributed to the plan. The Company's contributions vest over five years. The expense incurred by the Company for the matching of 401(k) contributions was $100,131 and $57,728 for the years ended December 31, 2012 and 2011, respectively, which is included in selling, general, and administrative expenses in the accompanying consolidated statements of operations.

7. COMMITMENTS AND CONTINGENCIES

Operating leases

The Company leases administrative offices and certain equipment under noncancellable operating lease agreements. Rent expense under these leases for the years ended December 31, 2012 and 2011, totaled $493,915 and $347,103, respectively. The following is a schedule of future minimum lease payments:

Year ended December 31:

2013	$395,504
2014	296,411
2015	106,875

$798,790

There are no noncancellable operating lease commitments beyond 2015. The Company has the option to renew its lease for its Denver, Colorado facility, for up to two additional five-year terms.

Commitments

The Company has entered into contracts with vendors primarily for internet connectivity services, which have committed the Company to minimum future payments. The following is a schedule of future minimum payments:

Year ended December 31:

2013	$634,459
2014	361,044
2015	97,200

$1,092,703

Litigation, claims, and assessments

In December 2010, a lawsuit was filed against the Company, a Denver, Colorado nightclub, the nightclub's owner, and a talent agency. The nightclub's owner is a Member of the Company. The plaintiff owns several nightclubs in the Denver market and alleges that Beatport, the local nightclub, the nightclub's owner, and the talent agency engaged in monopolistic practices, denying the plaintiff's nightclubs access to performances by popular DJs. The Company attended mediation proceedings in June 2012 with no settlement reached. Oral arguments and discovery occurred in 2012, with the

BEATPORT, LLC and Subsidiaries (A Limited Liability Company)

Notes to consolidated financial statements (Continued)
December 31, 2012

actual trial scheduled for June 2013. The Company is unable to predict an outcome or a possible loss or range of loss, if any, which could be associated with the resolution of the civil claims brought against the Company.

The Company is subject to various other claims and business disputes in the ordinary course of business, none of which are considered to be material to the financial position or operations of the Company.

Mechanical royalties payable

Prior to July 1, 2008, based on agreements with individual record labels related to its sales of digital music, the Company had consistently remitted monies for mechanical royalties to such record labels with the understanding that these amounts would be remitted to applicable mechanical royalty collection societies. However, the Company is in discussions with multiple collection societies that are requesting payment directly from the Company. As a result, the Company has recorded $746,550 and $746,550 within mechanical royalties payable as of December 31, 2012 and 2011, respectively, for these claims. Management believes the amounts recorded for such mechanical royalties payable are adequate; however, actual amounts paid could ultimately differ from recorded amounts.

8. RELATED-PARTY TRANSACTIONS

The Company shared a facility with a Member in Berlin, Germany. The Member billed the Company for rent and other services and the expense related to this arrangement for the years ended December 31, 2012 and 2011, was $0 and $115,664, respectively.

The Company utilized the janitorial services of a Member's immediate family member. The expense related to these services for the years ended December 31, 2012 and 2011, was $0 and $31,660, respectively.

9. EVENTS (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITOR'S REPORT

On March 15, 2013, the Company was acquired by SFX Entertainment, Inc. (SFX). In connection with the acquisition, SFX settled the lawsuit described in Note 7 for approximately $1.5 million. The effects of purchase accounting related to the acquisition and settling the lawsuit have not been reflected in the consolidated financial statements as of December 31, 2012.

ID&T HOLDING B.V.

US GAAP Consolidated Financial Statements

Years Ended December 31, 2012 and 2011
With Report of Independent Auditors

ID&T HOLDING B.V.

US GAAP Consolidated Financial Statements
Years Ended December 31, 2012 and 2011

Report of Independent Auditors

To: The Shareholders of ID&T Holding B.V.

We have audited the accompanying consolidated financial statements of ID&T Holding B.V. and subsidiaries ("the Company") which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, statements of changes in shareholder's equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a reasonable basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and subsidiaries as of December 31, 2012 and 2011, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young Accountants LLP
Amsterdam, The Netherlands
May 24, 2013

ID&T Holding B.V.

Consolidated balance sheets
(In thousands)

	As of December 31
	2012	2011

ASSETS
Current assets:
Cash and cash equivalents	EUR9,454	EUR5,313
Trade accounts receivable	1,004	656
Accounts receivable from affiliated companies	352	459
Inventories	140	355
Advance to shareholders	4,000	—
Revenues yet to be invoiced	1,790	1,621
Other current assets	2,646	1,552

Total current assets	19,386	9,956
Property and equipment	1,655	1,777
Other assets:
Intangible assets	306	277
Investments in non-consolidated affiliates	2,022	1,296
Deferred tax assets	140	326
Other long-term assets	874	886

Total other assets	4,997	4,562

Total assets	EUR24,383	EUR14,518

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	EUR3,387	EUR2,323
Income taxes payable	217	350
Due to affiliated company	109	325
Accrued expenses	3,928	2,186
Prepayment from SFX	9,285	—
Deferred revenues	1,148	2,035
Other current liabilities	583	726

Total current liabilities	18,657	7,945
Stockholders' equity:
Common stock (29,283 shares outstanding at €1 par value)	29	29
Additional paid-in capital	6,772	6,772
Retained deficit	(1,674)	(763)
Accumulated other comprehensive income	535	438

Total stockholders' equity	5,662	6,476
Non-controlling interest	64	97

Total stockholders' equity	5,726	6,573
Total liabilities and stockholders' equity	EUR 24,383	EUR 14,518

See notes to consolidated financial statements

ID&T Holding B.V.

Consolidated statements of operations
(In thousands)

	Year ended December 31
	2012		2011

Revenue	EUR	52,425	EUR	45,104
Cost of revenue (exclusive of depreciation and amortization)		(37,441)		(29,603)

Gross profit		14,984		15,501
Operating expenses:
Sales and marketing		8,118		6,593
General and administrative		6,599		5,848
Depreciation and amortization		1,192		1,372

Total operating expenses		15,909		13,813
Net operating (loss) income		(925)		1,688
Other income (expense):
Interest expense		—		(47)
Interest income		158		200
Share in earnings of non-consolidated affiliates		1,523		1,873
Gain on sales of non-consolidated affiliates		70		492
Other income (expense)		395		(39)

Total other income		2,146		2,479

Earnings before income taxes		1,221		4,167
Income tax expense		(76)		(594)

Net income		1,145		3,573
Net income attributable to non-controlling interests		(57)		(86)

Net income attrbutable to common stockholders of ID&T Holding B.V.	EUR	1,088	EUR	3,487

See notes to consolidated financial statements

ID&T Holding B.V.

Consolidated statements of comprehensive income
(In thousands)

	Year Ended December 31,
	2012		2011
Net income	EUR	1,145	EUR	3,573
Other comprehensive income, net of tax:
Currency translation differences		97		70

Total comprehensive income, net of tax		1,242		3,643
Comprehensive income attributable to noncontrolling interest		(57)		(86)

Comprehensive income attributable to common stockholders	EUR	1,185	EUR	3,557

See notes to consolidated financial statements

ID&T Holding B.V.

Consolidated statements of stockholders' equity
(In thousands)

	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income	Non- controlling interest	Total

Balance as of January 1, 2011 EUR	29	6,667	(1,707)	368	178	5,535
Issue of additional shares		105				105
Non-controlling interests			(43)		43	—
Cash dividends			(2,500)		(210)	(2,710)
Net income			3,487		86	3,573
Other comprehensive income				70		70

Balance as of December 31, 2011	29	6,772	(763)	438	97	6,573

Non-controlling interests			1		(14)	(13)
Cash dividends			(2,000)		(76)	(2,076)
Net income			1,088		57	1,145
Other comprehensive loss				97		97

Balance as of December 31, 2012 EUR	29	6,772	(1,674)	535	64	5,726

See notes to consolidated financial statements

ID&T Holding B.V.

Consolidated statements of cash flows
(In thousands)

	Year ended December 31
	2012		2011

OPERATING ACTIVITIES:
Net income	EUR	1,145	EUR	3,573
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation		1,192		1,372
Provision for uncollectible accounts, net		67		(45)
Share in earnings of non-consolidated affiliates		(1,593)		(2,365)
Deferred income taxes		186		(13)
Other		49		(59)
Changes in assets and liabilities:
Inventories		67		98
Trade accounts receivable		(403)		674
Accounts receivable from affiliated companies		107		(105)
Other current assets		(1,263)		(7)
Trade accounts payable, accrued expenses and other current liabilities		1,352		(2,149)
Income taxes payable		(133)		(919)
Due to affiliated companies		(216)		(127)

Net cash provided by (used in) operating activities		557		(72)
INVESTING ACTIVITIES
Proceeds from sale of non-consolidated affiliates		63		517
Investments made in non-consolidated affiliates		—		(17)
Prepayments from SFX		9,707		—
Prepayment from SFX currency translation differences		(422)		—
Goodwill on acquisitions		(30)		—
Increase in loans to shareholders/employees/ non-consolidated affiliates		(126)		(113)
Proceeds from sale of property and equipment		61		—
Purchase of property and equipment		(1,178)		(1,677)

Net cash provided by (used in) investing activities		8,075		(1,290)
FINANCING ACTIVITIES
Proceeds from share issuance		—		105
Loans granted		(3,821)		211
Dividends distributed		(2,000)		(2,500)
Dividends received		1,343		1,205

Net cash (used in) financing activities		(4,478)		(979)

Effect of exchange rate changes on cash and cash equivalents		(13)		26

Net increase/(decrease) in cash and cash equivalents		4,141		(2,315)
Cash and cash equivalents, beginning of period	EUR	5,313	EUR	7,628

Cash and cash equivalents, end of period	EUR	9,454	EUR	5,313

See notes to consolidated financial statements

ID&T Holding B.V.

Notes to US GAAP consolidated financial statements

(1) THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Description of business

Background

ID&T Holding B.V. (the "Company") operates in what is commonly referred to as the Electronic Music Culture ("EMC") industry and primarily develops and realises dance experience events both in the Netherlands and abroad. These events take place both indoors and outdoors.

SFX Entertainment, Inc. acquistion

On October 26, 2012, the Company entered into an agreement with SFX Entertainment, Inc ("SFX") to form a joint venture (the "ID&T Joint Venture"), which has an exclusive license to use and promote, or rights to economic benefits from, the Company's brands in North America. At the time of the agreement, SFX paid the Company $12.5 million. This amount, which is equivalent to EUR 9.3 million, has been disclosed separately as prepayment under current liabilities.

On March 15, 2013, the Company and SFX executed a definitive joint venture agreement and in connection therewith SFX made a $7.5 million non-recourse loan to the Company, which is to be repaid from the Company's interest in distributions from the ID&T Joint Venture. In addition, SFX issued to the Company $10 million common stock and warrants to purchase 500,000 shares of SFX's common stock at an exercise price of $2.50.

On March 20, 2013, in exchange for a payment of $2.5 million and 2 million shares of common stock, the Company entered into an option agreement with SFX (the "ID&T Option") whereby SFX obtained the right to purchase a 75% interest in the Company. Upon the exercise of the ID&T Option, SFX will be obligated to pay $40 million in cash and relinquish SFX's right to the repayment of the $7.5 million advance with respect to the ID&T Joint Venture. In connection with the ID&T Option, the Company is to provide to SFX audited financial statements prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and the applicable rules and regulations of the US Securities and Exchange Commission. Once these financial statements are provided, if SFX does not exercise the ID&T option, the Company may retain the $7.5 million non-recourse loan as a breakup fee.

(b) Basis of presentation and principles of consolidation

The accompanying consoliated financial statements have been prepared in accordance with GAAP. The accompanying consoliated financial statements differ from the financial statements issued for statutory purposes because they reflect certain adjustments, not recorded in the statutory accounting books, that are appropriate to present the financial position, results of operations and cash flows. The Company's consolidated financial statements include all accounts of the Company, its majority owned and controlled subsidiaries and variable interest entities for which the Company is the primary beneficiary. All intercompany accounts and transactions were eliminated in the consolidation.

The Company consolidates entities in which the Company owns more than 50% of the voting common stock and controls operations as well as variable interest entities for which the Company is the primary beneficiary. Investments in non-consolidated affiliates in which the Company owns more than 20% of the voting common stock or otherwise exercises significant influence over operating and financial policies, but does not control the non-consolidated affiliate. Intercompany accounts among

ID&T Holding B.V.

Notes to US GAAP consolidated financial statements (Continued)

the consolidated businesses have been eliminated in consolidation. Net income (loss) attributable to non-controlling interests is reflected in the statements of operations.

All cash flow activity reflected in the consolidated statements of cash flows for the Company is presented net of any non-cash transactions. Therefore, such amounts may differ from other amounts in the Company's financial statements that are not just related to cash flow amounts. For example, the purchases of property and equipment reflected in the consolidated statements of cash flows reflect the amount of cash paid during the year for these purchases and does not include the impact of the changes in accrued liabilities related to capital expenditures during the year.

The list of consolidated subsidiaries is as follows:

	Relative % ownership
Name	2012	2011

ID&T International Holding B.V., Amsterdam, the Netherlands*	100	100
ID&T Trademark B.V., Amsterdam, the Netherlands*	100	100
Sensation Germany B.V., Amsterdam, the Netherlands*	100	100
Sensation International B.V., Amsterdam, the Netherlands*	100	100
Mysteryland Denmark B.V., Amsterdam, the Netherlands*	100	100
Sensation North America B.V., Amsterdam, the Netherlands*	100	100
Sensation UK B.V., Amsterdam, the Netherlands*	100	100
Sensation Brazil B.V., Amsterdam, the Netherlands*	100	100
ID&T Australia PTY, Sydney, Australia	100	100
Sensation Australia PTY, Sydney, Australia	100	100
ID&T Management B.V., Amsterdam, the Netherlands*	100	100
Sensation Management B.V., Amsterdam, the Netherlands*	100	100
ID&T B.V., Amsterdam, the Netherlands*	100	100
Welcome to the Future B.V., Amsterdam, the Netherlands*	100	100
Thunderdome B.V., Amsterdam, the Netherlands*	100	100
ID&T Travel B.V., Amsterdam, the Netherlands*	100	100
Dance Tunes Holding B.V., Amsterdam, the Netherlands*	100	100
ID&T Participations B.V., Amsterdam, the Netherlands*	100	100
ID&T Events B.V., Amsterdam, the Netherlands*	100	100
ID&T Sensation B.V., Amsterdam, the Netherlands*	100	100
ID&T Mysteryland B.V., Amsterdam, the Netherlands*	100	100
ID&T Trance Energy B.V., Amsterdam, the Netherlands*	100	100
Mysteryland International B.V., Amsterdam, the Netherlands*	100	100
ID&T Club B.V., Amsterdam, the Netherlands*	100	100
Core Production B.V., Amsterdam, the Netherlands*	100	100
Q-Dance B.V., Amsterdam, the Netherlands*	100	100
Q-International B.V., Amsterdam, the Netherlands*	100	100
Q-Outdoor Events B.V., Amsterdam, the Netherlands*	100	100
Q-Dance Management B.V., Amsterdam, the Netherlands*	100	100
Q-Small Events B.V., Amsterdam, the Netherlands*	100	100
Q-Big Events B.V., Amsterdam, the Netherlands*	100	100
Q-Dance Partners B.V., Amsterdam, the Netherlands*	100	100
Q-Dance Licenties B.V., Amsterdam, the Netherlands*	100	100
ID&Q Licenties B.V., Amsterdam, the Netherlands*	100	100

ID&T Holding B.V.

Notes to US GAAP consolidated financial statements (Continued)

	Relative % ownership
Name	2012	2011

ID&T Enterprise B.V., Amsterdam, the Netherlands*	100	100
ID&T eCommerce B.V., Amsterdam, the Netherlands*	100	100
Support Group B.V., Amsterdam, the Netherlands*	100	100
Agent Audio B.V., Amsterdam, the Netherlands*	100	100
ID&T USA LLC, Delaware, USA	100	100
ID&T Invest B.V.*	100	—
Q-Dance Australia PTY, Sydney, Australia	51	51
IDQK Group PTY, Melbourne, Australia	98	98
Platinum Agency B.V., Amsterdam, the Netherlands	70.3	65.4

(c) Seasonality

Due to the seasonal nature of the outdoor and indoor shows, which are primarily held during May through September, the Company experiences higher revenue for the Dance Experience Events during the second and third quarters. Generally, the Company experiences higher revenues in this segment during the second and third quarters as the period from May through September tends to be a popular time for dance events. The Company's seasonality also results in higher balances in cash and cash equivalents, accounts receivable, prepaid expenses, accrued expenses and deferred revenue at different times in the year.

(d) Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footenotes thereto. Actual results may differ from those estimates. Significant items subject to such estimates and assumptions include the useful lives of fixed assets; allowances for doubtful accounts; the valuation of investments, deferred tax assets, fixed assets and inventory.

(e) Fair value of financial instruments

The Company's financial instruments, including cash and cash equivalents, trade accounts receivable, trade accounts payable, accrued expenses and other liabilities, are carried at cost, which approximates their fair value because of the short-term nature of these financial instruments. Cash and cash equivalents are considered "Level 1" instruments within the Financial Accounting Standards Board ("FASB") fair value hierarchy under ASC 820, Fair Value Measurements.

(f) Cash and cash equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less. The Company's cash and cash equivalents consist primarily of domestic and foreign bank accounts. To reduce its credit risk, the Company monitors the credit standing of the financial institutions that hold the Company's cash and cash equivalents. These balances are stated at cost, which approximates fair value.

ID&T Holding B.V.

Notes to US GAAP consolidated financial statements (Continued)

(g) Trade accounts receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on trade accounts receivable are included in net cash provided by operating activities in the Consolidated Statements of Cash Flows. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions our customers' financial condition, the amount of receivables in dispute and the current receivables aging and current payment patterns. The Company does not have any off-balance-sheet credit exposure related to its customers.

(h) Inventories

Inventories are stated at the lower of cost or market value. Cost is determined using the average cost method.

(i) Other current assets

The majority of the Company's prepaid expenses relate to event expenses including show advances and deposits and other costs directly related to future dance events. For advances that are expected to be recouped over a period of more than 12 months, the long-term portion of the advance is classified as other long-term assets. These prepaid costs are charged to operations upon completion of the related events.

(j) Other long-term assets

Loans to shareholders, employees and non-consolidated affiliates are presented at their nominal value, less a provision for bad debts where necessary.

(k) Investments in non-consolidated affiliates

In general, non-consolidated investments in which the Company owns more than 20% of the common stock or otherwise exercises significant influence over the affiliate are accounted for under the equity method. The Company reviews the value of equity method investments and records impairment charges in the statement of operations for any decline in value that is determined to be other than temporary.

(l) Property and equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets. The useful lives of property and equipment is 5 years.

(m) Business combinations

The Company accounts for its business combinations under the acquisition method. Identifiable assets acquired, liabilities assumed and any non-controlling interest in the acquiree are recognized and measured as of the acquisition date at fair value. Additionally, any contingent consideration is recorded at fair value on the acquisition date and classified as a liability. Goodwill is recognized to the extent the aggregate amount of the acquisition date fair value of the consideration transferred and any

ID&T Holding B.V.

Notes to US GAAP consolidated financial statements (Continued)

non-controlling interests in the acquiree exceeds the recognized bases of the identifiable assets acquired, net of assumed liabilities.

Determining the fair value of assets acquired, liabilities assumed and non-controlling interests requires management's judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates and asset lives among other items.

(n) Goodwill

Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized.

The Company performs its annual impairment review of goodwill at December 31, and when a triggering event occurs between annual impairment tests. No impairment loss was recorded in 2012 or 2011.

(o) Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to income taxes in interest expense and penalties in general and administrative expenses.

The available tax losses are determined and accounted for based on the nominal applicable tax rates, taking into account the probability and timing with which those losses are deemed to be available for offset against future taxable profits. Both the probability and the timing element are expressed in the discount rate used.

Deferred tax assets also include a component related to a fiscal amortisation charge regarding trademark rights capitalized exclusively for fiscal purposes, which can be realized in the future. The remaining amortisation period at the end of 2012 is 4 years.

(p) Impairment of long-lived assets

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require that a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including

ID&T Holding B.V.

Notes to US GAAP consolidated financial statements (Continued)

discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.

In 2012 and 2011 no circumstances that indicate that the carrying amount of an asset may not be recoverable were identified.

(q) Revenue recognition

Revenue from the promotion and production of an event is recognized upon commencement of the event. Cash collected in advance of the event is recorded as deferred revenue until the event occurs. Revenue from the Company's ticketing operations consists of ticket sales for events and ticketing fees. Revenue from ticket sales for events is recognized upon commencement of the event. Ticketing fees are charged at the time a ticket for an event is sold. Revenue collected from partners (sponsorships) and other revenue, which is not related to any single event, is classified as deferred revenue and generally amortized over the operating season or the term of the contract. Food and beverage revenue is recognized when the tokens that serve as tender at events are sold. Merchandise revenue is recognized when the merchandise is sold and delivered. Revenue from the production of licensed events is recognized on the date of the event.

Revenue from artist fees consists of booking fees and artist fees and is recognized at the date of the performance of the artist.

(r) Gross versus net revenue recognition

The Company reports revenue on a gross or net basis based on management's assessment of whether the Company acts as a principal or agent in the transaction. To the extent the Company acts as the principal, revenue is reported on a gross basis. The determination of whether the Company acts as a principal or an agent in a transaction is based on an evaluation of whether the Company has the substantial risks and rewards of ownership under the terms of an arrangement.

(s) Foreign currency

The Company uses the Euro as its reporting currency. The Euro is also the functional currency of most of the group Companies, however most of the foreign subsidiaries use applicable local currency as their functional currency. Results of operations for foreign subsidiaries and foreign equity investees are translated into the reporting currency using the average exchange rates during the year. The assets and liabilities of those subsidiaries and investees are translated into the reporting currency using the exchange rates at the balance sheet date. The related translation adjustments are recorded in a separate component of stockholders' equity in accumulated other comprehensive income.

(t) Cost of revenue

Cost of revenue includes technical production, cost of food and beverages, artist fees, crowd services, costs of venues, event related marketing and overhead, cost of merchandise and neighbouring rights. Cost of revenue excludes depreciation and amortization. These costs are primarily variable in nature.

(u) Sales and marketing expense

Sales and marketing expenses consist primarily of hotel and travelling expenses, cost of sponsorship and corporate social responsibility expenses.

ID&T Holding B.V.

Notes to US GAAP consolidated financial statements (Continued)

(v) General and administrative expenses

General and administrative expenses include rent, information technology expenses, costs of vehicles, legal expenses and consulting fees along with other costs.

(w) Depreciation

The Company's depreciation expense is presented as a separate line item in the statements of operations. There is no depreciation expense included in cost of revenue or sales and marketing, general and administrative expenses.

(x) Pension and other postretirement benefits

The pension scheme for employees is a defined contribution scheme, which is administered by a life insurance company. The Company's only obligation is to pay the insurance company the contributions agreed upon. The contributions for the financial year are taken directly to profit or loss. Contributions payable and receivable are presented as current liabilities and current assets, respectively. The contributions are EUR 259,000 and EUR 227,000 for the years ending December 31, 2012 and 2011 respectively.

(y) Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

(z) Concentration of credit risk

Revenue from ticket sales, which is the Company's main source of income, as well as revenue from food and beverage, is collected at the time of the sale. This significantly limits the Company's exposure to credit risk.

In addition, the company has implemented procedures to check the creditworthiness of third parties and local promoters. Furthermore, the Company applies credit control and reminder procedures. There are no significant concentrations of credit risk within the group.

(aa) Recently issued accounting standards

On January 1, 2012, the Company adopted the amended accounting guidance issued by the FASB concerning the presentation of comprehensive income. The new guidance requires comprehensive income to be reported in either a single statement or in two consecutive statements reporting net income and other comprehensive income. The Company selected to present two consecutive statements. This amended guidance did not change the items that constitute net income or other comprehensive income, the timing of when other comprehensive income is reclassified to net income, or the earnings per share computation. In February 2013, the FASB issued new accounting guidance, which adds new disclosure requirements for items reclassified out of accumulated other comprehensive income. The new guidance requires that companies present either in a single note or parenthetically on the face of the financial statements, the effect of significant amounts reclassified based on its source and is effective for public companies in interim and annual reporting periods beginning after

ID&T Holding B.V.

Notes to US GAAP consolidated financial statements (Continued)

December 13, 2012. The Company will adopt this guidance on January 1, 2013 and the adoption of this standard will not have a material effect on its financial position or results of operations.

In 2012, the FASB issued ASU 2012-02, Testing Indefinite-Lived Intangible Assets for Impairment. This update amended the procedures for testing the impairment of indefinite-lived intangible assets by permitting an entity to first assess qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite-lived intangible assets are impaired. An entity's assessment of the totality of events and circumstances and their impact on the entity's indefinite-lived intangible assets will then be used as a basis for determining whether it is necessary to perform the quantitative impairment test as described in ASC 350-30, Intangibles—Goodwill and Other—General Intangibles Other than Goodwill. ASU 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The Company does not expect this amendment to have a material effect on its financial position or results of operations.

In 2011, the FASB issued issued ASU 2011-04, which is an update to the provisions of the Fair Value Measurement topic of the FASB Codification. This amendment provides a consistent definition of fair value and ensures that the fair value measurement and disclosure requirements are similar between US GAAP and International Financial Reporting Standards (IFRS). This topic changes certain fair value measurement principles and enhances the disclosure requirements, particularly for Level 3 fair value measurements. These provisions are effective for reporting periods beginning on or after December 15, 2011, applied prospectively. The amendment did not have a material effect on the Company's financial position or results of operations.

(2) RELATED PARTY TRANSACTIONS

Transactions with related parties concern various loans granted to non-consolidated affiliates and employees/shareholders, managements fees charged to subsidiaries of EUR 225,000 (2011: EUR 225,000), management fees agreed with the board of EUR 1,028,000 (2011: EUR 1,278,000) and various accounts payable or receivable. Also, certain related parties are engaged in performing Sensation shows, resulting in license fees of EUR 575,000 (2011: EUR 773,000). Related party transactions are executed at arm's length.

The other long-term assets relate to loans to non-consolidated affiliates for EUR 575,000 (2011: EUR 394,000), employees EUR 58,000 (2011: EUR 85,000) and shareholders/employees EUR 240,000 (2011: EUR 407,000). The interest rate on those loans during 2012 was 2.5% and 4.6% in 2011. Under the shareholders agreement, the shareholders of ID&T Holding B.V. are required to apply 50% of the dividends paid-out to them to repay the outstanding loan balances. The shares held by the shareholders secure the loans to these shareholders. The other loan arrangements have not been collateralized.

In addition to the balance of loans to shareholders/employees outstanding on December 31, 2012 of EUR 240,000, on December 17, 2012 an advance payment was made to the shareholders of the Company of EUR 4 million which is disclosed on the consolidated balance sheet seperately in current assets.

ID&T Holding B.V.

Notes to US GAAP consolidated financial statements (Continued)

(3) ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

Accounts receivable consist of the following

	As of December 31
	2012		2011

	EUR	1,000	EUR	1,000
Trade debtors		1,386		984
Allowance for doubtful accounts		(382)		(328)

	EUR	1,004	EUR	656

The movement in allowance for doubtful accounts is the following

	As of December 31
	2012		2011

	EUR	1,000	EUR	1,000
Balance, beginning of year		(328)		(373)
Charged to expense		(98)		(18)
Write-offs and adjustments		44		63

Balance, end of year	EUR	(382)	EUR	(328)

(4) INVENTORIES

Inventories consist of the following

	As of December 31
	2012		2011

	EUR	1,000	EUR	1,000
Merchandise		22		165
Prepaid production costs for DVD's and other		118		190

	EUR	140	EUR	355

The production costs for DVD's compromises cost for registration and prepaid production cost for DVD's which are to be released in the succeeding year.

ID&T Holding B.V.

Notes to US GAAP consolidated financial statements (Continued)

(5) OTHER CURRENT ASSETS

Other current assets consists of the following

	As of December 31
	2012	2011

	EUR 1,000	EUR 1,000
VAT	1,124	170
Prepayments and accrued expenses	919	513
Guarantee deposits	499	406
Prepaid neighbouring rights	—	381
Outstanding credit notes	57	56
Pension contributions	46	9
Other	1	17

	EUR 2,646	EUR 1,552

(6) PROPERTY AND EQUIPMENT

Property and equipment consists of the following

	As of December 31
	2012	2011

	EUR 1,000	EUR 1,000
Leasehold improvements	683	602
IT Enterprise Platform	480	480
Fixtures, fittings and IT facilities	6,439	5,485

Total	7,602	6,567
Less: accumulated depreciation and amortization	(5,947)	(4,790)

Property and equipment, net	EUR 1,655	EUR 1,777

Depreciation and amortization expenses are approximately EUR 1,192,000 and EUR 1,372,000 for the years ended December 31, 2012 and 2011, respectively.

In 2010, the Company developed an IT Enterprise Platform. The related costs aredepreciated over three years.

Aggregate amortization expense for intangible assets subject to amortization was EUR 367,000 for the years ended December 31, 2012 and 2011, respectively.

The Company has recorded an asset retirement obligation for the costs associated with returning a warehouse to the condition it had prior to the lease in the amount of of EUR 15,000 (2011: EUR 20,000). In 2012 depreciation expense in relation to the asset retirement obligation was EUR 5,000.

(7) GOODWILL

In 2008, the Company recorded goodwill in connection with the acquisition by Platinum Agency B.V. On November 27, 2012, additional goodwill was recorded in conection with the acquisition of an additional 4.9% interest in Platinum Agency B.V.

ID&T Holding B.V.

Notes to US GAAP consolidated financial statements (Continued)

The Company performed its annual goodwill impairment test as of December 31, 2012. The Company did not identify any material reporting unit at risk of failing step one of the goodwill impairment test. The fair value of all reporting units is substantially in excess of their carrying value. The value of goodwill as of December 31, 2012 is EUR 306,000 (2011: EUR 277,000).

(8) EQUITY METHOD INVESTMENTS

Oliver Weiter BV

In 2011, as a result of an arrangement with an artist operating under the name "Oliver Weiter", Oliver Weiter BV was established as a subsidiary with the intention of supporting the artist's career development. In 2012, 50% of the shares of this subsidiary were sold to the artist. The assets and liabilities of the subsidiary are insignificant. The shares were sold at a net asset value of EUR 3,185.

BackBone BV

In 2011, BackBone BV was established as a subsidiary to facilitate the operational support of event productions. Initially, the Company held 80% of the shares of BackBone BV. In 2012, 40% of the shares were sold to management of the company for EUR 60,000, resulting in a EUR 52,800 gain recognized in income.

2011

In 2011, the Company sold two participating interests, Outland Vastgoed B.V. and Indian Summer Festival B.V., which resulted in a combined gain of EUR 492,000.

The non-consolidated participating interests as at December 31, 2012 are the following:

	Relative % ownership
	2012		2011

ID&T BVBA, Antwerp, Belgium	50		50
Q-Licenties v.o.f., Landsmeer, the Netherlands	50		50
B2S Holding B.V., Rotterdam, the Netherlands	50		50
B2S Real Estate B.V., Rotterdam, the Netherlands	50		50
ID&T Brasil Eventos LTDA	50		50
Toffler B.V., Rotterdam, the Netherlands	25		25
Dominator B.V., Zaandam, the Netherlands	50		50
DZIV B.V.(formerly Outland Exploitatie BV),Rotterdam,the Netherlands	33	1/3	33	1/3
Go Fast Sports Europe B.V.	8.35		8.35
Maximus Security B.V.	—		38
Eventions Riggings B.V.	20		20
Olivier Weiter B.V., Breda, the Netherlands	50		100
Vantage Point B.V.	30		30
Toren Overhoeks B.V.	33	1/3	—
Toren Overhoeks C.V.	45		—
N8lab B.V.	40		—
Kinetic Art Winches B.V.	36		—
Backbone B.V., Amsterdam, the Netherlands	40		80

ID&T Holding B.V.

Notes to US GAAP consolidated financial statements (Continued)

The changes in investments in non-consolidated affiliates were as follows:

	2012	2011

	EUR 1,000	EUR 1,000
Balance, beginning of year	1,296	610
Share in earnings of non-consolidated affiliates	1,523	1,873
Acquired/divested/added	546	18
Dividend distribution	(1,343)	(1,205)

Balance, end of year	2,022	1,296

The summarized financial information in the tables below discloses the consolidated financial information of the equity method investees ID&T BVBA and B2S Holding BV on a stand-alone basis. The tables below include the respective years and periods through which the Company recorded its proportionate share of each of their results of operations under Share in earnings of non-consolidated affiliates in these financial statement.

ID&T BVBA

	2012	2011

	EUR 1,000	EUR 1,000
Current assets	5,084	2,704
Non-current assets	372	298
Current liabilities	(3,408)	(2,352)
Non-current liabilities	—	—
Net sales	24,061	18,608
Gross margin	3,128	2,734
Net income	1,598	1,563

B2S Holding BV

	2012	2011

	EUR 1,000	EUR 1,000
Current assets	3,428	2,929
Non-current assets	971	345
Current liabilities	(2,570)	(1,735)
Non-current liabilities	—	—
Net sales	11,340	10,470
Gross margin	4,005	3,478
Net income	1,790	1,828

ID&T Holding B.V.

Notes to US GAAP consolidated financial statements (Continued)

(9) NON-CONTROLLING INTERESTS

The consolidated financial statements contain the following non-controlling interest:

	Relative % ownership
	2012	2011

Platinum Agency B.V., Amsterdam, the Netherlands	70.3	65.4

Redeemable non-controlling interests are measured at fair value, both at the date of acquisition and subsequently at each reporting period. The redeemable non-controlling interests are reported on the Consolidated Balance Sheets in "non-controlling interests".

Redeemable non-controlling interests are measured at fair value, both at the date of acquisition and subsequently at each reporting period. The redeemable non-controlling interests are reported on the Consolidated Balance Sheets in "non-controlling interests".

A reconciliation of redeemable noncontrolling interests for the years ended December 31, 2012 and 2011 is as follows:

	2012		2011

	EUR	1,000	EUR	1,000
Balance beginning of period		97		178
Dividends		(76)		(210)
Net income attributable to non-controlling interests		57		86
(Sale)/Purchase of subsidiary shares at fair value		(14)		43

Balance end of period	EUR	64	EUR	97

(10) INCOME TAXES

The income tax expense:

	Year ended December 31,
	2012		2011

	EUR	1,000	EUR	1,000
Realisation of deferred tax asset		160		—
Corporate income tax for the financial year		(236)		(594)

Total	EUR	(76)	EUR	(594)

ID&T Holding B.V.

Notes to US GAAP consolidated financial statements (Continued)

The Company has deferred tax assets of EUR 140,000 (2011: EUR 326,000) as follows:

	Year ended December 31,
	2012		2011

	EUR	1,000	EUR	1,000
Tax loss carry forward of ID&T International Holding B.V.		—		138
Temporary difference related to amortization of brands		109		142
Temporary difference related to depreciation of IT Enterprise Platform		31		46

Total	EUR	140	EUR	326

There is no valuation allowance in relation to the deferred tax assets. The tax loss carryforwards in relation to brands and IT Enterprise Platform are to expire in 2016 and 2014, respectively. There were no tax penalties imposed in either 2012 or 2011.

The group has approximately EUR 3.2 million available tax loss carryforwards in the Netherlands. At year-end 2012, those losses are valued at EUR nil (2011: EUR 110,000), taking into account both the degree and the timing of the expected offset against eligible future taxable profits. Furthermore, the company has several pre-fiscal unity tax losses attached to a number of subsidiaries. These total tax losses amount to approximately EUR 1.4 million which are valued at nil and mainly relate to Dance Tunes B.V., the activities of which were sold in 2011.

The group also has approximately EUR 2.4 million tax losses in Australia. One of the Australian subsidiaries realized a profit of EUR 437,000 for 2012 which eliminated all of its loss carry forwards. For the other Australian subsidiaries there is currently no realistic prospect of recovery of these losses. The losses are therefore valued at nil.

The effective income tax rate of the Company is different from the amount computed using the expected Netherlands income tax rate of 25% as a result of the following:

	Year ended December 31,
	2012		2011

	EUR	1,000	EUR	1,000
Income tax expense at federal statutory rate		306		1,042
Increase (reduction) in income taxes resulting from:
Share in earnings of non-consolidated affiliates		(399)		(591)
Adjustment of deferred tax assets		121		—
Withholding taxes in Brazil		(136)		9
Non-deductable expenses		52		13
Tax loss carryforward incurred in other jurisdictions		128		92
Other, net		4		29

	EUR	76	EUR	594

The Company's Netherlands income tax returns are subject to examination by the taxing authorities as prescribed by applicable statute. The statute of limitations remains open for the Company's Netherlands returns from 2008 and forward. No income tax waivers have been executed that would extend the period subject to examination beyond the period prescribed by statute.

ID&T Holding B.V.

Notes to US GAAP consolidated financial statements (Continued)

(11) COMMITMENTS AND CONTINGENCIES

The Company leases vehicles, office space, certain equipment and some of its event venues for rent expense of EUR 6,274,000 (2011: EUR 6,789,000). Some of the lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for the payment of utilities and maintenance by the Company.

As of December 31, 2012, the Company's future minimum rental commitments under noncancellable operating lease agreements with terms in excess of one year consist of the following:

2012

EUR 1,000
2013	2,018
2014	1,652
2015	708
2016	455
2017	405
Thereafter	1,036

Total	EUR 6,274

Lease obligations

At year-end 2012, ID&T Holding B.V. and its subsidiaries had obligations totalling EUR 668,000 (2011: EUR 599,000) in connection with vehicle leases. Those with terms of one year or less amount to EUR 277,000 (2011: EUR 259,000) and those with terms between one and five years total EUR 391,000 (2011: EUR 340,000).

Rental of buildings and guarantees

The Company has entered into rental obligations representing an amount of approximately EUR 620,000 per annum (2011: EUR 590,000). The rental obligation covers a period 1 to 5 years. Under the rental agreements entered into, third parties have issued rental guarantees for the Company's benefit, representing a total of EUR nil (2011: EUR 16,000).

On August 30, 2012, the parties Groet Beheer B.V. and MCH Holding B.V. en Lingotto B.V. joined together in a development consortium and submitted the project plan Twenty4Amsterdam to the City of Amsterdam and won the tender. The project plan entails the purchase and refurbishment of Toren Overhoeks with the intention to redevelop and exploit the refurbished building. On November 8, 2012, the parties signed the contract with the city of Amsterdam, the so called 'Bouwenvelopovereenkomst'. Funding for the refurbishment will be sourced externally by the CV, both through debt as well as equity.

The Company has signed letters of intent to rent office space in the refurbished building for a term of 10 years.

Rental obligations for event venues

Current rental obligations of ID&T Holding B.V. and its subsidiaries for event venues in total EUR 4,300,000 at year-end 2012 (2011: EUR 4,433,000). Those with terms of one year or less in total

ID&T Holding B.V.

Notes to US GAAP consolidated financial statements (Continued)

EUR 1,119,000 (2011: EUR 718,000), those with terms between one and five years in total EUR 2,146,000 (2011: EUR 2,275,000) and in excess of 5 years EUR 1,035,000 (2011: EUR 1,440,000).

Fiscal unit

The Company forms part of the fiscal unity for corporate income tax purposes (together with the entities marked with an asterisk (*) in the list on pages 10 and 11. As such, the Company is jointly and severally liable for the tax liabilities of the fiscal unity as a whole.

(12) SUBSEQUENT EVENTS

On March 15, 2013, the Company and SFX executed a definitive joint venture agreement and in connection therewith, SFX made a $7.5 million non-recourse loan to the Company, which is to be repaid from the Company's interest in distributions from the ID&T Joint Venture. In addition, SFX issued to the Company $10 million common stock and warrants to purchase 500,000 shares of SFX's common stock at an exercise price of $2.50.

On March 20, 2013, in exchange for a payment of $2.5 million and 2 million shares of common stock the Company entered into the ID&T Option whereby SFX obtained the right to purchase a 75% interest in ID&T Holding B.V. Upon the exercise of the option SFX will be obligated to pay $40 million in cash and relinquish SFX's right to the repayment of the $7.5 million advance with respect to the ID&T Joint Venture. In connection with the ID&T option, the Company is to provide to SFX audited financial statements substantially compliant with US GAAP and the applicable rules of the Securities and Exchange Commission. Once provided, if SFX does not exercise the ID&T option, the Company may retain the $7.5 million non-recourse loan as a breakup fee.

Subsequent events (unaudited)

On August 8, 2013, SFX entered into a stock purchase agreement with One of Us Holding B.V. (the "ID&T Seller"), pursuant to which SFX will exercise its option to acquire 75% of the equity interests of the business of ID&T (the "ID&T Acquisition"). In connection with entering into this agreement, on August 8, 2013, SFX paid an advance of $10.0 million to the ID&T Seller and SFX caused the $7.5 million non-recourse loan that the ID&T N.A made to ID&T to be transferred to the ID&T Seller, effectively cancelling the repayment obligation for that loan. Upon closing the ID&T Acquisition, SFX will pay additional cash consideration of $40.0 million, plus certain working capital adjustments that are preliminarily estimated to be $5.9 million. The final working capital adjustment will be based on final analysis subsequent to the close of the ID&T Acquisition. Following the closing of the ID&T Acquisition, SFX's ownership interest in the ID&T N.A. will increase from 51% to 75%, with an economic effect as of July 1, 2013.

On May 17, 2013, the Company completed the acquisition of 100% of the shares of DTW Holding B.V. for a nominal amount. DTW Holding B.V. owns 50% of the shares of Q-Licenties VOF. Going forward the Company owns 100% of the shares of Q-Licenties VOF.

On April 16, 2013, the Company has signed a Memorandum of Understanding with the shareholders of Club Amstelstraat B.V. to further negotiate the purchase of a 50% interest in this company which in turn holds an interest in several clubs and outdoor festivals in the Amsterdam area. The definitive acquisition price will be based on the historic economic performance of the companies and the outcome of the due diligence procedures.

ID&T HOLDING B.V.

Consolidated Interim Financial Statements

As of June 30, 2013 and December 31, 2012
And for Three Months Ended June 30, 2013 and 2012

ID&T Holding B.V.

Consolidated Interim Financial Statements
Three and Six Months Ended June 30, 2013 and 2012

ID&T Holding B.V.

Consolidated balance sheets
(in thousands)

	June 30, 2013	December 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	EUR9,790	EUR9,454
Equity instruments held on behalf of shareholders of the Company	15,291	—
Equity instruments held on behalf of the Company	17,278	—
Trade accounts receivable	2,075	1,004
Accounts receivable from affiliated companies	2,102	352
Inventories	200	140
Income taxes receivable	976	—
Advance to shareholders	14,756	4,000
Revenues yet to be invoiced	2,437	1,790
Other current assets	3,786	2,646

Total current assets	68,691	19,386

Property and equipment	2,142	1,655
Other assets:
Intangible assets	306	306
Investments in non-consolidated affiliates	1,508	2,022
Deferred tax assets	120	140
Other long-term assets	620	874

Total other assets and property and equipment	4,696	4,997

Total assets	EUR 73,387	EUR 24,383

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	EUR5,176	EUR3,387
Income taxes payable	—	217
Due to affiliated companies	895	109
Accrued expenses	4,993	3,928
Prepayment from SFX on behalf of the shareholders of the Company	17,202	—
Prepayments from SFX	5,734	9,285
Deferred revenues	9,499	1,148
Other current liabilities	371	583

Total current liabilities	43,870	18,657

Shareholders' equity:
Common stock (29,283 shares outstanding at EUR 1 par value)	29	29
Additional paid-in capital	6,772	6,772
Retained surplus (deficit)	22,168	(1,674)
Accumulated other comprehensive income	469	535

Total parent shareholders' equity	29,438	5,662
Non-controlling interest	79	64

Total shareholders' equity including non-controlling interest	29,517	5,726

Total liabilities and shareholders' equity	EUR 73,387	EUR 24,383

ID&T Holding B.V.

Consolidated statements of operations
(in thousands)

	Three months ended June 30,				Six months ended June 30,
	2013		2012		2013		2012

	(unaudited)		(unaudited)		(unaudited)		(unaudited)
Revenue	EUR	17,463	EUR	12,467	EUR	19,911	EUR	15,237
Cost of revenue (exclusive of depreciation and amortization)		(13,252)		(9,059)		(15,140)		(11,220)

Gross profit		4,211		3,408		4,771		4,017
Operating expenses:
Sales and marketing		2,128		2,176		4,064		3,931
General and administrative		2,012		1,756		3,423		3,102
Depreciation and amortization		408		377		554		507

Total operating expenses		4,548		4,309		8,041		7,540

Net operating loss		(337)		(901)		(3,270)		(3,523)
Other income (expense):
Interest expense		(175)		(78)		(183)		(124)
Interest income		31		67		44		91
Gain on sale of 51% interest in ID&T North America to SFX		—		—		26,433		—
Revaluation of Equity Instruments held on behalf of the Company		390		—		390		—
Share in earnings (loss) of non-consolidated affiliates		(92)		(142)		(115)		(122)
Other expense		(43)		(6)		(70)		(8)

Total other income		111		(159)		26,499		(163)

Income (loss) before income taxes		(226)		(1,060)		23,229		(3,686)
Income tax benefit (expense)		(57)		195		628		692

Net income (loss)		(283)		(865)		23,857		(2,994)
Net income (loss) attributable to non-controlling interests		(16)		(29)		(15)		(34)

Net income attributable to controlling interest	EUR	(299)	EUR	(894)	EUR	23,842	EUR	(3,028)

ID&T Holding B.V.

Consolidated statements of comprehensive income
(In thousands)

	Three months ended June 30,				Six months ended June 30,
	2013		2012		2013		2012

	(unaudited)		(unaudited)		(unaudited)		(unaudited)
Net income (loss)	EUR	(283)	EUR	(865)	EUR	23,857	EUR	(2,994)
Other comprehensive income, net of tax:
Currency translation adjustments		(156)		44		(66)		29

Total comprehensive income (loss), net of tax		(439)		(821)		23,791		(2,965)
Comprehensive income (loss) attributable to non-controlling interest		(16)		(29)		(15)		(34)

Comprehensive income attributable to controlling interest	EUR	(455)	EUR	(850)	EUR	23,776	EUR	(2,999)

ID&T Holding B.V.

Consolidated statements of shareholders' equity
(In thousands)

	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income	Non- controlling interests	Total

Balance as of January 1, 2012	29	6,772	(763)	438	97	6,573
Non-controlling interests	—	—	1	—	(14)	(13)
Cash dividends	—	—	(2,000)	—	(76)	(2,076)
Net income	—	—	1,088	—	57	1,145
Other comprehensive income	—	—	—	97	—	97

Balance as of December 31, 2012	29	6,772	(1,674)	535	64	5,726
Non-controlling interests	—	—	—	—	—
Cash dividends	—	—	—	—	—
Net income	—	—	23,842	—	15	23,857
Other comprehensive income	—	—	—	(66)	—	(66)

Balance as of June 30, 2013 (unaudited)	29	6,772	22,168	469	79	29,517

ID&T Holding B.V.

Consolidated statements of cash flows
(In thousands)

	Six months ended June 30,
	2013 (unaudited)		2012 (unaudited)

OPERATING ACTIVITIES
Net income	EUR	23,857	EUR	(2,994)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization		554		507
Provision for uncollectible accounts, net		(26)		(38)
Gain on sale of 51% interest In ID&T North America to SFX		(26,433)		—
Revaluation of Equity instruments received through sale to SFX and held on behalf of the company		(390)		—
Currency translation difference of Equity instruments received through sale to SFX and held on behalf of the company		197		—
Share in earnings of non-consolidated affiliates		115		122
Deferred income taxes		19		19
Other		(13)		15
Changes in assets and liabilities:
Inventories		(60)		133
Trade accounts receivable		(1,044)		(336)
Accounts receivable from affiliated companies		(1,750)		433
Other current assets		(1,806)		(2,833)
Trade accounts payable, accrued expenses and other current liabilities		10,835		12,626
Prepayment from SFX on behalf of shareholders of the Company		1,952		—
Prepayment from SFX		5,857		—
Income taxes payable/receivable		(1,193)		(636)
Due to affiliated company		786		(389)

Net cash provided by (used in) operating activities (carry forward)		11,457		6,629
Brought forward		11,457		6,629
INVESTING ACTIVITIES
Proceeds from sale of non-consolidated affiliates		—		17
Investments made in non-consolidated affiliates		—		—
Increase (decrease) in loans to shareholders /employees/non-consolidated affiliates		10		(79)
Goodwill on acquisitions		—		—
Proceeds from sale of property and equipment		—		—
Purchase of property and equipment		(1,041)		(778)

Net cash provided by (used in) investing activities		(1,031)		(840)
FINANCING ACTIVITIES
Proceeds from share issuance		—		—
Advance to shareholders		(10,756)		—
Loans repaid		254		103
Dividends distributed		—		(2,000)
Dividends received		500		234

Net cash provided by (used in) financing activities		(10,002)		(1,663)
Effect of exchange rate changes on cash and cash equivalents		(88)		28

Net increase in cash and cash equivalents		336		4,154
Cash and cash equivalents beginning of period	EUR	9,454	EUR	5,313

Cash and cash equivalents end of period	EUR	9,790	EUR	9,467

ID&T Holding B.V.

Notes to consolidated financial statements
 June 30, 2013
(unaudited)

(1) THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Description of business

Background

ID&T Holding B.V. (the "Company") operates in the Electronic Music Culture ("EMC") industry and primarily develops and realizes dance experience events both in the Netherlands and abroad. These events take place both indoors and outdoors.

SFX Entertainment, Inc. acquisition

On October 26, 2012, the Company entered into an agreement with SFX Entertainment, Inc ("SFX") to sell 51% of ID&T/SFX North America LLC (the "ID&T Joint Venture"), which has an exclusive license to use and promote, or rights to economic benefits from, the Company's brands in North America. At the time of the agreement, SFX paid the Company $12.5 million, which is equivalent to EUR 9.3 million. This amount has been disclosed separately as a prepayment under current liabilities in 2012.

On March 15, 2013, the Company and SFX executed the definitive joint venture agreement, and in connection therewith, SFX made a $7.5 million non-recourse loan to the Company (the "Advance"), which is to be repaid from the Company's interest in distributions from the ID&T Joint Venture. In addition, SFX issued to the Company $10 million in shares of SFX's common stock and warrants to purchase an additional 500,000 shares of SFX's common stock at an exercise price of $2.50 per share.

On August 8, 2013, to memorialize the exercise by SFX of the ID&T Option, SFX entered into a stock purchase agreement with One of Us Holding B.V. to acquire 75% of the equity interests of the ID&T business. This acquisition will cost $40.0 million in cash, plus certain purchase price adjustments of approximately $5.9 million. This is in addition to (i) the $10.0 million cash advance SFX paid on August 8, 2013, (ii) the cancellation of a $7.5 million debt owed to SFX by ID&T, and (iii) $2.5 million in cash and 2,000,000 shares of SFX common stock paid to acquire the ID&T option.

Under the stockholder agreement between SFX and One of Us Holding B.V., dated August 8, 2013, SFX has the right to purchase any of the shares of SFX common stock issued to ID&T (and currently owned by One of Us Holding B.V.) in connection with the ID&T N.A. (including shares issued upon exercise of warrants held by One of Us Holding B.V.) at a price of $35.00 per share, to the extent then held by One of Us Holding B.V. or a permitted transferee, for a period beginning August 8, 2013 and ending on January 1, 2016, and at a price of $50.00 per share, to the extent then held by One of Us Holding B.V. or a permitted transferee, for a period beginning January 2, 2016 and ending on (and including) January 1, 2018. Effectively two written call options on an undefined number of SFX shares.

The aggregate fair value of the consideration received totals EUR 26.4 million. The entity has been licensed the exclusive right of use of the intellectual property of ID&T allowing for the entity to organize ID&T events in the North Americas region. As these rights were not capitalized by the Company the carrying value was nil.

ID&T Holding B.V.

Notes to consolidated financial statements (Continued)
 June 30, 2013
(unaudited)

The total gain on the sale breaks down into the following components:

EUR mln

USD 12,5 mln received on October 26th, 2012 at spot rate	9,552
2 million shares at a fair value of USD 10 p/s	15,284
Closing Warrants	2,959
EBITDA Warrants	109
Written Call Options	(1,471)

Total	26,433

This amount has been accounted for as the 'Gain on sale of 51% interest in ID&T North America to SFX' in the consolidated statement of operations.

The fair value of the 500,000 Closing Warrants to purchase shares of SFX's common stock at $2.50 per share has been valued using an enhanced binomial option model. The following assumptions were used to calculate the fair value of the Closing Warrants on the date they were issued to the Company:

Risk-free interest rate	0.40%-0.85%
Dividend yield	—
Volatility factor	45.0-65.0%
Term to maturity from issuance	3-5 years

The fair value of the EBITDA Warrants, which gives the Company the right each year, for five years, beginning in the year ended December 31, 2013, to receive 100,000 warrants to purchase shares of SFX's common stock each year the ID&T Joint Venture has achieved an EBITDA of $7.0 million or more in the prior fiscal year. The warrant exercise price will equal the fair market value as determined in good faith by SFX's board of directors, but after SFX's initial public offering, based on SFX's stock's 30-day weighted average closing price. The fair value of the EBITDA Warrants was valued using an enhanced binomial option model. The following assumptions were used to calculate the fair value of the EBITDA Warrants:

Risk-free interest rate	0.11-0.67%
Dividend yield	—
Volatility factor	35.0-50.0%
Term to maturity from issuance	0.20-3.20 years

The Call Options give SFX the right on the three year anniversary of the closing date the right to purchase all SFX shares held at that time by the Company at $35.00 per share and on the five year anniversary $50.00 per share. The fair value of these options was valued using an enhanced binomial model. The following assumptions were used to calculate the fair value of the Call Options:

Risk-free interest rate	0.44-1.18%
Dividend yield	—
Volatility factor	45.0-65.0%
Term to maturity from issuance	2.62-4.62 years

On March 20, 2013, in exchange for a payment of $2.5 million and 2 million shares of SFX's common stock, the shareholders of the Company entered into an option agreement with SFX (the

ID&T Holding B.V.

Notes to consolidated financial statements (Continued)
 June 30, 2013
(unaudited)

"ID&T Option") whereby SFX obtained the right to purchase a 75% interest in the Company. As the shares of ID&T are held by multiple shareholders the consideration was transferred to ID&T Holding B.V. As the consideration is for the account of the shareholders, ID&T Holding B.V. recognized a liability for the full amount. As the shares and cash are USD denominated, any change in the EUR/USD exchange rate is reflected in both the related asset and liability. The amounts mentioned in note 1(a) represent the values at transaction date and are denominated in USD and therefore do not reconcile directly to the values on the face of the balance sheet. The amounts in note 3 only represents the shares for the account of the shareholders but not the cash component as this is classified as cash.

The values of the aforementioned financial instruments have been recalculated as per June 30, 2013 using updated assumptions. The changes in the values have been reflected in these Interim Financial Statements.

(b) Basis of presentation and principles of consolidation

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles ("US GAAP"). The Company's consolidated financial statements include all accounts of the Company, its majority owned and controlled subsidiaries and variable interest entities for which the Company is the primary beneficiary. All intercompany accounts and transactions have been eliminated in the consolidation. The accompanying interim consolidated financial statements do not include all the information and footnotes required by US GAAP for annual financial statements. In the opinion of management, interim consolidated financial statements have been prepared on the same basis as the prior year audited financial statements and all adjustments considered necessary for a fair presentation have been included in the financial statements. All such adjustments are of a normal recurring nature. The result for the interim period is not necessarily indicative of the results to be expected for any future period or for the fiscal year ending December 31, 2013.

The Company consolidates entities in which the Company owns more than 50% of the voting common stock and controls operations and also variable interest entities for which the Company is the primary beneficiary. Investments in non-consolidated affiliates in which the Company owns more than 20% of the voting common stock or otherwise exercises significant influence over operating and financial policies but not control of the non-consolidated affiliate are accounted for using the equity method of accounting. Intercompany accounts among the consolidated businesses have been eliminated in consolidation. Net income (loss) attributable to non-controlling interests is reflected in the statements of operations.

All cash flow activity reflected in the consolidated statements of cash flows for the Company is presented net of any non-cash transactions. Therefore, such amounts may differ from other amounts in the Company's financial statements that are not solely related to cash flow amounts. For example, the purchases of property and equipment reflected in the consolidated statements of cash flows reflect the amount of cash paid during the year for these purchases and does not include the impact of the changes in accrued liabilities related to capital expenditures during the year.

ID&T Holding B.V.

Notes to consolidated financial statements (Continued)
 June 30, 2013
(unaudited)

The list of the Company's consolidated subsidiaries is as follows:

	Relative % ownership
Name	As of June 30 2013	As of December 31, 2012

ID&T International Holding B.V., Amsterdam, the Netherlands*	100	100
ID&T Trademark B.V., Amsterdam, the Netherlands*	100	100
Q-Artist Management B.V., Amsterdam, the Netherlands*	100	100
Sensation International B.V., Amsterdam, the Netherlands*	100	100
Mysteryland Management B.V., Amsterdam, the Netherlands*	100	100
Sensation North America B.V., Amsterdam, the Netherlands*	100	100
Mysteryland B.V., Amsterdam, the Netherlands*	100	100
Sensation Brazil B.V., Amsterdam, the Netherlands*	100	100
ID&T Australia PTY, Sydney, Australia	100	100
Sensation Australia PTY, Sydney, Australia	100	100
ID&T Management B.V., Amsterdam, the Netherlands*	100	100
Sensation Management B.V., Amsterdam, the Netherlands*	100	100
ID&T B.V., Amsterdam, the Netherlands*	100	100
Welcome to the Future B.V., Amsterdam, the Netherlands*	100	100
Thunderdome B.V., Amsterdam, the Netherlands*	100	100
ID&T Travel B.V., Amsterdam, the Netherlands*	100	100
Q-Dance Travel B.V., Amsterdam, the Netherlands*	100	100
ID&T Participations B.V., Amsterdam, the Netherlands*	100	100
ID&T Events B.V., Amsterdam, the Netherlands*	100	100
ID&T Sensation B.V., Amsterdam, the Netherlands*	100	100
ID&T Mysteryland B.V., Amsterdam, the Netherlands*	100	100
ID&T Trance Energy B.V., Amsterdam, the Netherlands*	100	100
Mysteryland International B.V., Amsterdam, the Netherlands*	100	100
ID&T Club B.V., Amsterdam, the Netherlands*	100	100
Core Production B.V., Amsterdam, the Netherlands*	100	100
Q-Dance B.V., Amsterdam, the Netherlands*	100	100
Q-International B.V., Amsterdam, the Netherlands*	100	100
Q-Outdoor Events B.V., Amsterdam, the Netherlands*	100	100
Q-Dance Management B.V., Amsterdam, the Netherlands*	100	100
Q-Small Events B.V., Amsterdam, the Netherlands*	100	100
Q-Big Events B.V., Amsterdam, the Netherlands*	100	100
Q-Dance Partners B.V., Amsterdam, the Netherlands*	100	100
Q-Dance Licenties B.V., Amsterdam, the Netherlands*	100	100
ID&Q Licenties B.V., Amsterdam, the Netherlands*	100	100
ID&T Enterprise B.V., Amsterdam, the Netherlands*	100	100
ID&T eCommerce B.V., Amsterdam, the Netherlands*	100	100
Support Group B.V., Amsterdam, the Netherlands*	100	100
Agent Audio B.V., Amsterdam, the Netherlands*	100	100
ID&T USA LLC, Delaware, USA	100	100
ID&T Invest B.V.*	100	100
XperienceLab B.V.*	80	—
Q-Dance Australia PTY, Sydney, Australia	51	51
IDQK Group PTY, Melbourne, Australia	98	98
Platinum Agency B.V., Amsterdam, the Netherlands	70.3	70.3

ID&T Holding B.V.

Notes to consolidated financial statements (Continued)
 June 30, 2013
(unaudited)

(c) Seasonality

Due to the seasonal nature of the outdoor and indoor shows, which are primarily held during May through September, the Company experiences higher revenue for the Dance Experience Events held during the second and third quarters. Generally, the Company experiences higher revenues in this segment during the second and third quarters as the period from May through September tends to be a popular time for dance events. The Company's seasonality also results in higher balances in cash and cash equivalents, trade accounts receivable, prepaid expenses, accrued expenses and deferred revenue for the Company at different times in the year.

(d) Use of estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results may differ from those estimates. Significant items subject to such estimates and assumptions include the useful lives of fixed assets, allowances for doubtful accounts and the valuation of investments, deferred tax assets, fixed assets and inventory.

(e) Fair value of financial instruments

The Company's financial instruments, including cash and cash equivalents, trade accounts receivable, trade accounts payable, accrued expenses and other liabilities, are carried at cost, which approximates their fair value because of the short-term nature of these financial instruments. Cash and cash equivalents are considered "Level 1" instruments within the Financial Accounting Standards Board ("FASB") fair value hierarchy under ASC 820, Fair Value Measurements.

(f) Cash and cash equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less. The Company's cash and cash equivalents consist primarily of domestic and foreign bank accounts. To reduce its credit risk, the Company monitors the credit standing of the financial institutions that hold the Company's cash and cash equivalents. These balances are stated at cost, which approximates fair value.

(g) Trade accounts receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on trade accounts receivable are included in net cash provided by operating activities in the Consolidated Statements of Cash Flows. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and our customers' financial condition, the amount of receivables in dispute and the current receivables aging and current payment patterns. The Company does not have any off-balance-sheet credit exposure related to its customers.

(h) Inventories

Inventories are stated at the lower of cost or market value. Cost is determined using the average cost method.

ID&T Holding B.V.

Notes to consolidated financial statements (Continued)
 June 30, 2013
(unaudited)

(i) Equity instruments

Shares and related derivative financial instruments pertaining to the equity instruments of a related party, which is not part of the ID&T group, are accounted for under this heading. These instruments are accounted for at fair value. Changes in the fair value of these instruments subsequent to the initial recognition are accounted for in income.

The fair value of the equity instruments is determined based on an enhanced binomial option model tailored for valuation options and warrants with possible early exercise triggers.

Equity instruments are considered "Level 3" instruments within the FASB fair value hierarchy under ASC 820, Fair Value Measurements. See Notes 3 and 9 for information on fair value for equity instruments.

(j) Other current assets

The majority of the Company's prepaid expenses relate to event expenses including show advances and deposits and other costs directly related to future dance events. For advances that are expected to be recouped over a period of more than 12 months, the long-term portion of the advance is classified as other long-term assets. These prepaid costs are charged to operations upon completion of the related events.

(k) Other long-term assets

Loans to shareholders, employees and non-consolidated affiliates are presented at their nominal value, less a provision for bad debts where necessary.

(l) Investments in non-consolidated affiliates

In general, non-consolidated investments in which the Company owns more than 20% of the common stock or otherwise exercises significant influence over the affiliate are accounted for under the equity method. The Company reviews the value of equity method investments and records impairment charges in the statement of operations for any decline in value that is determined to be other than temporary.

(m) Property and equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets. The useful lives of property and equipment is 5 years.

(n) Business combinations

The Company accounts for its business combinations under the acquisition method of accounting. Identifiable assets acquired, liabilities assumed and any non-controlling interest in the acquiree are recognized and measured as of the acquisition date at fair value. Additionally, any contingent consideration is recorded at fair value on the acquisition date and classified as a liability. Goodwill is recognized to the extent the aggregate amount of the acquisition date fair value of the consideration transferred and any non-controlling interests in the acquiree exceeds the recognized bases of the identifiable assets acquired, net of assumed liabilities.

Determining the fair value of assets acquired, liabilities assumed and non-controlling interests requires management's judgment and often involves the use of significant estimates and assumptions, including

ID&T Holding B.V.

Notes to consolidated financial statements (Continued)
 June 30, 2013
(unaudited)

assumptions with respect to future cash inflows and outflows, discount rates and asset lives, among other items.

(o) Goodwill

Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized.

The Company performs its annual impairment review of goodwill on December 31, and when a triggering event occurs between annual impairment tests. No impairment loss was recorded in the six months ended June 30, 2013 or 2012.

(p) Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to income taxes in interest expense and penalties in general and administrative expenses.

The available tax losses are determined and accounted for based on the nominal applicable tax rates, taking into account the probability and timing with which those losses are deemed to be available for offset against future taxable profits. Both the probability and the timing element are expressed in the discount rate used.

Deferred tax assets also include a component related to a fiscal amortisation charge regarding trademark rights capitalized exclusively for fiscal purposes, which can be realized in the future. The remaining amortization period at June 30, 2013 is 3 years and 6 months.

(q) Impairment of long-lived assets

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require that a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as necessary.

In the first six months of 2013 and 2012, no circumstances that indicate that the carrying amount of an asset may not be recoverable were identified.

ID&T Holding B.V.

Notes to consolidated financial statements (Continued)
 June 30, 2013
(unaudited)

(r) Revenue recognition

Revenue from the promotion and production of an event is recognized upon commencement of the event. Cash collected in advance of the event is recorded as deferred revenue until the event occurs. Revenue from the Company's ticketing operations consists of ticket sales for events and ticketing fees. Revenue from ticket sales for events is recognized upon commencement of the event. Ticketing fees are charged at the time a ticket for an event is sold. Revenue collected from partners (sponsorships) and other revenue, which is not related to any single event, is classified as deferred revenue and generally amortized over the operating season or the term of the contract. Food and beverage revenue is recognized when the tokens that serve as tender at events are sold. Merchandise revenue is recognized when the merchandise is sold and delivered. Revenue from the production of licensed events is recognized on the date of the event.

Revenue from artist fees consists of booking fees and artist fees and is recognized at the date of the performance of the artist.

(s) Gross versus net revenue recognition

The Company reports revenue on a gross or net basis based on management's assessment of whether the Company acts as a principal or agent in the transaction. To the extent the Company acts as the principal, revenue is reported on a gross basis. The determination of whether the Company acts as a principal or an agent in a transaction is based on an evaluation of whether the Company has the substantial risks and rewards of ownership under the terms of an arrangement.

(t) Foreign currency

The Company uses the Euro as its reporting currency. The Euro is also the functional currency of most of the group Companies, however most of the foreign subsidiaries use their respective local currencies as their functional currency. Results of operations for foreign subsidiaries and foreign equity investees are translated into the reporting currency using the average exchange rates during the year. The assets and liabilities of those subsidiaries and investees are translated into the reporting currency using the exchange rates at the balance sheet date. The related translation adjustments are recorded in a separate component of shareholders' equity in accumulated other comprehensive income.

(u) Cost of revenue

Cost of revenue includes technical production, cost of food and beverages, artist fees, crowd services, costs of venues, event related marketing and overhead, cost of merchandise and neighbouring rights. Cost of revenue excludes depreciation and amortization. These costs are primarily variable in nature.

(v) Sales and marketing expense

Sales and marketing expenses consist primarily of hotel and travelling expenses, cost of sponsorship and corporate social responsibility expenses.

(w) General and administrative expenses

General and administrative expenses include rent, information technology expenses, costs of vehicles, legal expenses and consulting fees, along with other costs.

ID&T Holding B.V.

Notes to consolidated financial statements (Continued)
June 30, 2013
(unaudited)

(x) Depreciation

The Company's depreciation expense is presented as a separate line item in the statements of operations. There is no depreciation expense included in cost of revenue or sales and marketing, general and administrative expenses.

(y) Pension and other postretirement benefits

The pension scheme for employees is a defined contribution scheme, which is administered by a life insurance company. The Company's only obligation is to pay the insurance company the contributions agreed upon. The contributions for the financial year are taken directly to profit or loss. Contributions payable and receivable are presented as current liabilities and current assets, respectively. The contributions were EUR 143,000 and EUR 133,000 for the six months ended June 30, 2013 and 2012, respectively.

(z) Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

(aa) Concentration of credit risk

Revenue from ticket sales, which is the Company's main source of income, as well as revenue from food and beverage, is collected at the time of the sale. This significantly limits the Company's exposure to credit risk.

In addition, the Company has implemented procedures to check the creditworthiness of third parties and local promoters. Furthermore, the Company applies credit control and reminder procedures. There are no significant concentrations of credit risk within the group.

(bb) Recently issued accounting standards

In February 2013, the FASB issued new accounting guidance which adds new disclosure requirements for items reclassified out of accumulated other comprehensive income. The new guidance requires that companies present, either in a single note or parenthetically on the face of the financial statements, the effect of significant amounts reclassified based on their source and are effective for public companies in interim and annual reporting periods beginning after December 13, 2012. The Company has adopted this guidance as per January 1, 2013 even though it presently is not a public company. The adoption of this standard will not have a material effect on its financial position or results of operations.

On January 1, 2012, the Company adopted the amended accounting guidance issued by the FASB concerning the presentation of comprehensive income. The new guidance requires comprehensive income to be reported in either a single statement or in two consecutive statements reporting net income and other comprehensive income. The Company selected to present two consecutive statements. This amended guidance did not change the items that constitute net income or other comprehensive income, the timing of when other comprehensive income is reclassified to net income or the earnings per share computation.

ID&T Holding B.V.

Notes to consolidated financial statements (Continued)
June 30, 2013
(unaudited)

In 2012, the FASB issued ASU 2012-02, Testing Indefinite-Lived Intangible Assets for Impairment. This update amended the procedures for testing the impairment of indefinite-lived intangible assets by permitting an entity to first assess qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite-lived intangible assets are impaired. An entity's assessment of the totality of events and circumstances and their impact on the entity's indefinite-lived intangible assets will then be used as a basis for determining whether it is necessary to perform the quantitative impairment test as described in ASC 350-30, Intangibles—Goodwill and Other—General Intangibles Other than Goodwill. ASU 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The Company has concluded that this amendment does not have a material effect on its financial position or results of operations.

(cc) Recently issued pronouncements

In July 2013, the FASB issued guidance that requires a liability related to an unrecognized tax benefit to be offset against a deferred tax asset for a net operating loss carry forward, a similar tax loss or a tax credit carry forward if certain criteria are met. The guidance is effective for interim and annual periods beginning after December 15, 2013 and should be applied prospectively to unrecognized tax benefits that exist at the effective date. Early adoption and retrospective application of the new guidance is permitted. The new guidance is being reviewed but the adoption is not expected to have a material effect on the Company's financial position.

(2) RELATED PARTY TRANSACTIONS

Transactions with related parties include various loans granted to non-consolidated affiliates and employees/shareholders, management fees paid to the board of directors of EUR 381,000 (2012: EUR 361,000) and various accounts payable or receivable to related parties. Related party transactions are executed at arm's length.

The other long-term assets relate to loans to non-consolidated affiliates for EUR 565,000 (2012: EUR 473,000), to employees for EUR 17,000 (2012: EUR 58,000) and to shareholders/employees for EUR 37,000 (2012: EUR 304,000). The interest rate on those loans during 2013 was 3.0% respectively 4.6% (2012: 2.85% respectively 4.6%). Under the shareholders agreement, the shareholders of the Company are required to apply 50% of the dividends paid-out to them to repay the outstanding loan balances. The shares held by the shareholders secure the loans to these shareholders. The other loan arrangements have not been collateralized.

In addition to the balance of loans to employees and shareholders/employees outstanding on June 30, 2013 of EUR 54,000, the Company made advance payments to the shareholders of the Company of EUR 14.8 million as of June 30, 2013. These advance payments are included in current assets under the caption "Advance to shareholders." The balance of the advance payments to the shareholders at December 31, 2012 was EUR 4 million. In 2013, additional advance payments of EUR 10.8 million were made.

ID&T Holding B.V.

Notes to consolidated financial statements (Continued)
June 30, 2013
(unaudited)

(3) EQUITY INSTRUMENTS

	As of June 30, 2013		As of December 31, 2012
	(in thousands)

SFX common stock held on behalf of the shareholders of the Company	EUR	15,291	EUR	—

Equity instruments held on behalf of the shareholders of the Company:		15,291		—
SFX common stock		15,291		—
Warrants		2,963		—
EBITDA warrants		130		—
Short calls		(1,106)		—

Equity instruments held on behalf of the Company		17,278		—

	EUR	32,569		—

The aforementioned equity instruments are valued using pricing models as no market data is available. Pricing models take into account the contract terms as well as multiple inputs where applicable, such as interest rate yield curves and option volatility. The fair value of the SFX common stock is based on recent transaction data. The fair value of the equity instruments other than the SFX common stock is determined based on an enhanced binomial option model tailored for valuation options and warrants with possible early exercise triggers.

The following assumptions used to calculate the fair value of the Closing Warrants per June 30, 2013:

Risk-free interest rate	0.64-1.43%
Dividend yield	—
Volatility factor	40.0-65.0%
Term to maturity from issuance	3-5 years

The following assumptions were used to calculate the fair value of the EBITDA Warrants per June 30, 2013:

Risk-free interest rate	0.099-1.255%
Dividend yield	—
Volatility factor	30.0-65.0%
Term to maturity from issuance	0.50-4.50 years

The following assumptions were used to calculate the fair value of the Call Options per June 30, 2013:

Risk-free interest rate	0.440-1.182%
Dividend yield	—
Volatility factor	40.0-65.0%
Term to maturity from issuance	2.32-4.32 years

Refer to note 9 for further information on the fair value hierarchy.

ID&T Holding B.V.

Notes to consolidated financial statements (Continued)
June 30, 2013
(unaudited)

(4) ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

Accounts receivable consist of the following:

	As of June 30, 2013		As of December 31, 2012
	(in thousands)

Trade debtors	EUR	2,431	EUR	1,386
Allowance for doubtful accounts		(356)		(382)

Reserve balance end of period	EUR	2,075	EUR	1,004

The movement in allowance for doubtful accounts is the following:
Balance, balance beginning of period		(382)		(328)
Charged to expense		(8)		(98)
Write-offs and adjustments		35		44

Reserve balance end of period	EUR	(356)	EUR	(382)

(5) INVENTORIES

	As of June 30, 2013		As of December 31, 2012
	(in thousands)

Merchandise	EUR	22	EUR	22
Prepaid production costs of DVD's and other		178		118

	EUR	200	EUR	140

The production cost of DVD's consists of cost for registration and prepaid production cost for DVD's that are to be released in the succeeding reporting period.

(6) PROPERTY AND EQUIPMENT

	As of June 30, 2013		As of December 31, 2012
	(in thousands)

Leasehold improvements	EUR	902	EUR	683
IT Enterprise Platform		480		480
Fixtures, fittings and IT facilities		6,778		6,439

Total		8,160		7,602
Less: accumulated depreciation and amortization		(6,018)		(5,947)

Property and equipment, net	EUR	2,142	EUR	1,655

Depreciation and amortization expenses are approximately EUR 373,000 and EUR 341,000 for the six months ended June 30, 2013 and 2012, respectively.

ID&T Holding B.V.

Notes to consolidated financial statements (Continued)
June 30, 2013
(unaudited)

In 2010, the Company developed an IT Enterprise Platform. The related costs are amortized over three years. Aggregate amortization expense for intangible assets subject to amortization was EUR 36,000 for the six months ended June 30, 2013 and 2012, respectively.

The Company has recorded an asset retirement obligation for the costs associated with returning a warehouse to its condition prior to the lease in the amount of EUR 12,500 (2012: EUR 15,000). In 2013, depreciation expenses in relation to the asset retirement obligation was EUR 2,500.

(7) GOODWILL

In 2008, the Company recorded goodwill in connection with the acquisition of Platinum Agency B.V. On November 27, 2012, additional goodwill was recorded in connection with the acquisition of an additional 4.9% interest in Platinum Agency B.V.

The Company performed its annual goodwill impairment test as of December 31, 2012. The Company did not identify any material reporting unit at risk of failing step one of the goodwill impairment test. The fair value of all reporting units is substantially in excess of their carrying value. As of June 30, 2013, no impairment indicators were noted that would trigger an impairment test. The value of the goodwill as of June 30, 2013 is EUR 306,000 (2012: EUR 306,000).

(8) DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Company does not engage in hedging activities and does not enter into derivative instruments for cash flow hedging or speculative purposes.

(9) FAIR VALUE MEASUREMENTS AND THE FAIR VALUE OPTION

Fair value of financial instruments

Financial assets carried at fair value as of June 30, 2013 are classified in the table below in the categories described below:

	As of June 30, 2013		As of December 31, 2012
	Level	Fair value	Level	Fair value

Financial assets
Cash and cash equivalents	1	9,790	1	9,454
Equity instruments	3	32,569	—	—

There are three levels of inputs to measure fair value. The definition of each input is described below:

Level 1:	Quoted prices in active markets for identical assets and liabilities that are accessible by the Company at the measurement date for identical assets and liabilities.
Level 2:	Inputs are observable, other than quoted prices included in Level 1, either directly or indirectly. Such prices may be based upon quoted prices for or comparable securities in active markets or inputs not quoted on active markets, but are observable or corroborated by market data.
Level 3:	Unobservable inputs are used when little or no market data is available. These items do not have two-way markets and are measured using management's best estimate of fair value, where the inputs into the determination of fair value require significant management judgment or estimation.

ID&T Holding B.V.

Notes to consolidated financial statements (Continued)
June 30, 2013
(unaudited)

The Company's equity instruments are valued using pricing models. Pricing models take into account the contract terms as well as multiple inputs where applicable, such as interest rate yield curves, option volatility and currency rates. Equity instruments are considered "Level 3" fair value measurements. The Company's derivative instruments are typically long-term in nature.

As of June 30, 2013 and December 31, 2012, the carrying value of the Company's cash and cash equivalents approximated their fair value and consisted primarily of bank deposits. Other financial assets and liabilities, including accounts receivable, accrued expenses are carried at cost, which also approximates their fair value because of the short-term nature of these items.

In the normal course of business, the Company is exposed to the impact of foreign currency fluctuations. The Company limits these risks by following established risk management policies and procedures.

(10) EQUITY METHOD INVESTMENTS

In October 2012, the Company entered into an agreement with SFX effectively selling 51% of the shares of a newly formed company in the United States. The remaining 49% of the shares are accounted for at net asset value under non-consolidated participating interests.

The non-consolidated participating interests as at June 30, 2013 are the following:

	Relative % ownership
	As of June 30, 2013	As of December 31, 2012

ID&T BVBA	50	50
Q-Licenties v.o.f.	50	50
B2S Holding B.V.	50	50
B2S Real Estate B.V.	50	50
ID&T Brasil Eventos LTDA	50	50
Toffler B.V.	25	25
Dominator B.V.	50	50
DZIV B.V.(formerly Outland Exploitatie BV)	33.33	33.33
Go Fast Sports Europe B.V.	8.35	8.35
Eventions Riggings B.V.	20	20
Olivier Weiter B.V.	50	50
Vantage Point B.V.	30	30
Toren Overhoeks B.V.	33.33	33.33
Toren Overhoeks C.V.	45	45
N8lab B.V.	40	40
Kinetic Art Winches B.V.	36	36
Backbone International B.V.	40	40
ID&T North-America LLC	49	100

ID&T Holding B.V.

Notes to consolidated financial statements (Continued)
June 30, 2013
(unaudited)

The changes in investments in non-consolidated affiliates were as follows:

	As of June 30, 2013		As of December 31, 2012
	(in thousands)

Balance, beginning of period	EUR	2,022	EUR	1,296
Share in earnings of non-consolidated affiliates		(14)		1,523
Acquired/divested/added		—		546
Dividend distribution		(500)		(1,343)

Balance, end of period	EUR	1,508	EUR	2,022

(11) NON-CONTROLLING INTERESTS

The consolidated financial statements contain the following non-controlling interest:

	Relative % ownership
	June 30, 2013	December 31, 2012

Platinum Agency B.V., Amsterdam, the Netherlands	70.3	70.3

Redeemable non-controlling interests are measured at fair value, both at the date of acquisition and subsequently at each reporting period. The redeemable non-controlling interests are reported on the Consolidated Balance Sheets in mezzanine equity in "Redeemable non-controlling interests."

A reconciliation of redeemable non controlling interests for the six months ended June 30, 2013 and the year ended December 31, 2012 is as follows:

	June 30, 2013		December 31, 2012
	(in thousands)

Balance beginning of period	EUR	64	EUR	97
Dividends		—		(76)
Net income attributable to non controlling interests		15		57
(Sale)/Purchase of subsidiary shares at fair value		—		(14)

Balance end of period	EUR	79	EUR	64

ID&T Holding B.V.

Notes to consolidated financial statements (Continued)
June 30, 2013
(unaudited)

(12) INCOME TAXES

The income tax expense (benefit) for the three and six months ended June 30, 2013 is as follows:

	Three months ended June 30,
	2013		2012
	(in thousands)

Realization of deferred tax asset	EUR	9	EUR	9
Corporate income tax for the period		(66)		186

Total	EUR	(57)	EUR	195

	Six months ended June 30,
	2013		2012
	(in thousands)

Realization of deferred tax asset,	EUR	19	EUR	19
Corporate income tax for the period		(647)		(711)

Total	EUR	(628)	EUR	(692)

The Company has deferred tax assets of EUR 121,000 (December 31, 2012: EUR 140,000) which can be specified as follows:

	As of June 30, 2013		As of December 31, 2012
	(in thousands)

Temporary difference amortization brands	EUR	94	EUR	109
Temporary difference amortization IT Enterprise Platform		27		31

Total	EUR	121	EUR	140

ID&T Holding B.V.

Notes to consolidated financial statements (Continued)
 June 30, 2013
(unaudited)

The effective income tax rate of the Company is different from the amount computed using the expected Netherlands income tax rate of 25% as a result of the following:

	Three months ended June 30,
	2013	2012
	(in thousands)

Income tax expense at statutory rate	57	265
Increase (reduction) in income taxes resulting from:
Share in earnings of non-consolidated affiliates which are tax-exempted	74	(36)
Non-deductible expenses	(119)	(3)
Tax loss carry forward incurred in other jurisdictions	(64)	(37)
Other, net	(5)	6

	(57)	195

And,

	Six months ended June 30,
	2013	2012
	(in thousands)

Income tax expense at federal statutory rate	(5,807)	922
Increase (reduction) in income taxes resulting from:
Share in earnings of non-consolidated affiliates which are tax-exempted	6,677	(31)
Non-deductible expenses	(106)	(6)
Withholding Taxes Brazil		(122)
Tax loss carry forward incurred in other jurisdictions	(108)	(73)
Other, net	(28)	2

	628	692

The Company's Netherlands income tax returns are subject to examination by the taxing authorities as prescribed by applicable statute. The statute of limitations remains open for the Company's Netherlands returns from 2008 and forward. No income tax waivers have been executed that would extend the period subject to examination beyond the period prescribed by statute.

(13) COMMITMENTS AND CONTINGENCIES

The Company leases vehicles, office space, certain equipment and some of its event venues for rent expenses of EUR 5,569,000 (2012: EUR 6,274,000). Some of the lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for the payment of utilities and maintenance by the Company.

ID&T Holding B.V.

Notes to consolidated financial statements (Continued)
 June 30, 2013
(unaudited)

As of June 30, 2013, the Company's future minimum rental commitments under noncancellable operating lease agreements with terms in excess of one year consist of the following:

	As of June 30, 2013	As of December 31, 2012
	(in thousands)

2013	EUR 2,010	EUR 2,018
2014	1,345	1,652
2015	586	708
2016	412	455
2017	405	405
Thereafter	811	1,036

Total	EUR 5,569	EUR 6,274

Lease obligations

At June 30, 2013, the Company and its subsidiaries had obligations totaling EUR 535,000 (2012: EUR 668,000) in connection with vehicle leases. Those with terms of one year or less amount to EUR 258,000 (2012: EUR 277,000) and those with terms between one and five years total EUR 277,000 (2012: EUR 391,000).

Rental of buildings and guarantees

The Company has entered into rental obligations representing an amount of approximately EUR 620,000 per annum (2012: EUR 620,000). The rental obligation covers a period of one to five years. Under the rental agreements entered into, third parties have issued rental guarantees for the Company's benefit representing a total of EUR nil (2012: EUR nil).

The Company has signed letters of intent to rent office space in the refurbished building for a term of 10 years.

Rental obligations for event venues

Current rental obligations of the Company and its subsidiaries for event venues total EUR 4,040,000 as of June 30, 2013 (2012: EUR 4,300,000). Those with terms of one year or less total EUR 1,130,000 (2012: EUR 1,119,000), those with terms between one and five years total EUR 2,098,000 (2012: EUR 2,145,000) and those with terms in excess of 5 years EUR 811,000 (2012: EUR 1,036,000).

Fiscal unit

The Company forms part of the fiscal unity for corporate income tax purposes (together with the entities marked with an asterisk (*) in the list on pages 11 and 12. As such, the Company is jointly and severally liable for the tax liabilities of the fiscal unity as a whole.

ID&T Holding B.V.

Notes to consolidated financial statements (Continued)
 June 30, 2013
(unaudited)

(14) SUBSEQUENT EVENTS

On August 9, 2013 the Company and Playworks Projetos Promocionais E Lazer LTDA signed a termination agreement terminating the partnership between the Company and Playworks Projetos Promocionais E Lazer LTDA and arranging for the transfer of 50% of the shares in ID&T Brazil EVENTOS LTDA to the Company.

On August 9, ID&T Merchandize BV, which was separated out of the group in 2011 but maintained the same ownership, was brought back into the group as a wholly owned subsidiary of ID&T Holding BV.

On August 8 and August 9, 2013, in preparation for the closing of the transaction with SFX, the Company has undertaken a major reorganization of it's corporate structure. A new ultimate parent company One of Us Holding BV has been established. One of Us Holding BV will act as the seller in the sale of the shares to SFX. Presently there are two intermediate holding companies, ID&T Holding BV (formerly ID&T New Holding BV), 75% of the shares of which will be transferred to SFX upon closing and One of US BV (formerly known as ID&T Holding BV). One of Us BV will remain a 100% subsidiary of One of US Holding BV and hold selected assets that have been excluded from the stock purchase agreement with SFX.

On August 8, 2013, to memorialize the exercise by SFX of the ID&T Option, SFX entered into a stock purchase agreement with One of Us Holding B.V. to acquire 75% of the equity interests of the ID&T business. This acquisition will cost $40.0 million in cash, plus certain purchase price adjustments of approximately $5.9 million. This is in addition to (i) the $10.0 million cash advance SFX paid on August 8, 2013, (ii) the cancellation of a $7.5 million debt owed to SFX by ID&T, and (iii) $2.5 million in cash and 2,000,000 shares of SFX common stock paid to acquire the ID&T option.

On August 7, 2013 a Memorandum of Understanding (MoU) was signed between the Company and Playworks Projetos Promocionais E Lazer LTDA. This MoU covered both the transfer of 50% of the shares of ID&T Brazil EVENTOS LTDA. as well as the terms and conditions of the services to be provided by Playworks Projetos Promocionais E Lazer LTDA in connection with future editions of SENSATION in Brazil.

On August 7, 2013 the interests held in both ID&T Invest BV and Toren Overhoeks BV were sold to MCH Holding BV, a company related to one of the shareholders. No profit or loss resulted from this transaction. Funding provided to these entities amounting to EUR 730,500 will be repaid in the fourth quarter of 2013.

i-Motion GmbH Events & Communication
and
i-Motion Veranstaltungs-GmbH
Konzeption u. Ausführung Nature One,
Both situated in 56218 Mülheim-Kärlich

Combined Financial Statements
as of and for the years ended December 31, 2012 and 2011

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One,
Both situated in 56218 Mülheim-Kärlich

Combined Financial Statements
As of and for the years ended December 31, 2012 and 2011

Report of Independent Auditors

The Management and Shareholders of i-Motion GmbH Events & Communication
and i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

We have audited the accompanying combined financial statements of i-Motion GmbH Events & Communication and i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One (jointly: the Company), which comprise the combined balance sheets as of December 31, 2012 and 2011, and the related combined statements of comprehensive income, changes in shareholders' equity and cash flows for the years then ended, and the related notes to the combined financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion the combined financial statements referred to above present fairly, in all material respects, the combined financial position of i-Motion GmbH Events & Communication and i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One at December 31, 2012 and 2011, and the combined results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ralf Geisler /s/ Jochen Kirch
/s/ Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft
Eschborn, Germany June 21, 2013

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Combined balance sheets
As of December 31, 2012 and 2011

	Notes reference	2012	2011

		(in thousands of EUROs)
Assets
Current assets
Cash	5	1,216	869
Trade and other receivables net of allowances of 0 and 0 as of December 31, 2012 and 2011 respectively		271	159
Receivables from related parties	12	77	3
Prepaid expenses		12	67
Other current assets	6	543	951
Inventory	7	284	274

		2,403	2,323

Non-current assets
Property, plant and equipment, net of accumulated depreciation	8	297	208
Intangible assets, net of accumulated amortization	9	20	29
Other assets	6	101	110
Deferred taxes	4.6	0	5

		418	352

Total assets		2,821	2,675

Equity and Liabilities
Current liabilities
Income taxes payable	4.6	26	13
Provisions	11	130	86
Accrued liabilities	10	103	152
Trade and other liabilities	10	754	289
Liabilities to related parties	12	77	49
Deferred revenues		103	0

		1,193	589

Non current liabilities
Deferred taxes	4.6	1	0

		1	0

Total Liabilities		1,194	589

Equity
Issued capital		50	50
Retained earnings		1,577	2,036

Total equity		1,627	2,086

Total equity and liabilities		2,821	2,675

The accompanying notes are an integral part of these combined financial statements

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Combined statement of comprehensive income
For the years ended December 31, 2012 and 2011

	Notes reference	2012	2011

		(in thousands of EUROs)
Revenue in connection with events	4.1	10,911	10,073
Merchandise revenue	4.1	513	500

Total Revenue		11,424	10,573

Costs in connection with events	4.2	6,697	6,378
Cost of merchandise	4.2	168	126
Other operating income	4.3	118	80
Personnel expenses	4.4	1,448	1,300
Depreciation and amortization		93	82
Other operating expenses	4.5	1,260	1,150

Operating profit		1,876	1,617

Interest expense		2	5
Interest income		21	58

Income before income taxes		1,894	1,670

Income taxes	4.6	598	486
Deferred income taxes	4.6	6	(5)

Net income		1,290	1,191

Comprehensive income		1,290	1,191

The accompanying notes are an integral part of these combined financial statements

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Combined statements of changes in equity
For the years ended December 31, 2012 and 2011

	Issued capital	Retained earnings	Total equity

	(in thousands of EUROs)
As of January 1, 2011	50	1,905	1,955
Net income	0	1,191	1,191
Dividends	0	(1,060)	(1,060)

As of December 31, 2011	50	2,036	2,086

As of January 1, 2012	50	2,036	2,086
Net income	0	1,290	1,290
Dividends	0	(1,749)	(1,749)

As of December 31, 2012	50	1,577	1,627

The accompanying notes are an integral part of these combined financial statements

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Combined cash flow statements
For the years ended December 31, 2012 and 2011

	Notes reference	2012	2011

		(in thousands of EUROs)
Operating activities
Net income		1,290	1,191
Adjustments to reconcile net income to cash flows from operating activities
Depreciation	8	83	72
Amortisation	9	10	10
Gain on disposal of property, plant and equipment	4.3, 8	(23)	(10)
Changes in deferred taxes	4.6	6	(6)
Changes in provisions and accrued liabilities	10, 11	21	(236)
Working capital adjustments
Increase in trade and other receivables and prepayments		(113)	(139)
Increase/decrease in inventories		(10)	46
Increase/decrease in trade and other payables and deferred revenues		595	(450)

Net cash flow from operating activities		1,859	478

Investing activities
Proceeds from sale of property, plant and equipment	8	139	152
Purchase of property plant and equipment	8	(288)	(145)
Purchase of intangible assets	9	(1)	(9)
Repayment of loans to shareholder	12	377	0
Loans granted to shareholder	12	0	(738)
Repayment of other loans granted		10	1,389

Net cash flow used in investing activities		237	649

Dividends paid to shareholders		(1,749)	(1,060)

Net cash flow from financing activities		(1,749)	(1,060)

Net increase in cash		347	67
Cash at January 1	5	869	802

Cash at December 31	5	1,216	869

The accompanying notes are an integral part of these combined financial statements

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements

1. DESCRIPTION OF BUSINESS

i-Motion GmbH Events & Communication was incorporated in 1999 (registered in the trade register of Koblenz under HRB 6269) and i-Motion Veranstaltungs-GmbH Konzeption und Ausführung Nature One was incorporated in 2008 (registered in the trade register of Koblenz under HRB 21100). They are leading event-management and entertainment companies whose business primarily includes the organization of electronic music events.

i-Motion GmbH Events & Communication and i-Motion Veranstaltungs-GmbH Konzeption und Ausführung Nature One (collectively, "i-Motion" or the "Company") are related parties and are under common ownership (see Note 12—Transactions with related parties). The financial statements are presented on a combined basis.

The following activities are carried out by i-Motion: concept, marketing, ticketing, booking talent, sponsoring, beverage, merchandising, on-site-production, staff, crowd-management and artist-management. The Company organizes its activities as follows:

  •    Live entertainment (organization and promotion of music events)

Organizing music events is the key activity of the Company. i-Motion has managed to obtain a prominent role on the calendar of yearly events for the community of electric music culture both nationally and internationally.

The events are the following:

  –    NATURE ONE

NATURE ONE is Germany's largest open-air festivals for electronic music. The festival is held over four days and three nights, includes more than 300 DJs and live acts from all over the world and occupies four main floors and 19 club floors on a former missile base of the US Army. A camping site opens from Thursday to Monday and hosts a large majority of visitors. Since 1995, the event has taken place on the first weekend of August with an average of 50,000 tickets sold.

  –    Ruhr-in-Love

Ruhr-in-Love is another annually organized live event, which is held in Oberhausen, Germany with approximately 44,000 spectators attending the event. Since 2002, Ruhr-in-Love has been "the family-gathering of the electronic music scene." The concept includes: daytime open-air on a Saturday at "OlgaPark" in the middle of the city of Oberhausen, 38 different open air floors, hosted by various participants in the electronic music culture including: clubs, promoters, record labels, booking agencies, radio stations and magazines.

  –    MAYDAY

This event is regarded as the first major party for electronic music in Europe. It started in 1991 and was initially held in Berlin. The first MAYDAY event was organized by i-Motion in 2007 with a record number of tickets sold in 2009 (25,000 visitors). It is the biggest electronic music indoor event in Germany with more than 50 artists on five different floors. It is held once a year on April 30 in the "Westfalenhallen Dortmund."

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

Since 2000 MAYDAY events have been organized in different countries, including Poland, Belarus and Russia.

  –    SYNDICATE "Ambassadors in Harder Styles"

SYNDICATE, begun in 2007, is one of the larger festivals for the harder styles of electronic music with 16,000-18,000 regular visitors. It takes place the first weekend of October in "Westfalenhallen Dortmund." SYNDICATE is jointly organized by i-Motion and Art of Dance (Netherlands).

  –    WinterWorld

WinterWorld has become the first major electronic music culture event in Germany at the beginning of each year. WinterWorld's 10th anniversary in 2013 sold-out with 12,000 visitors. The event offers three different floors and different styles of electronic music. The event takes place in "Rhein-Main-Hallen Wiesbaden" near Frankfurt.

  –    Toxicator

Toxicator started in 2009. It is the first event by i-Motion for hardcore, hard-style and hard techno music in the southwest of Germany. It attracted approximately 7,000 people (for the December 2012 event).

  –    Electric City

Starting in 2001, Electric City is a local event held in different clubs in the City of Koblenz and is regularly attended by approximately 6,500 visitors.

  –    Sunshine live

Sunshine live was initiated in 2012 for the 15th anniversary of the radio station "sunshine live," which solely plays electronic music.

  –    International

In 2012, there were four international events: MAYDAY Poland, MAYDAY Belarus, Soundtropolis Poland and Silesia-in-Love Poland. The events in Poland are organized with a partner and the event in Belarus is based on a contractual (licence) agreement.

•    Public relations, advertisement, design

Further to the organization of the Company's own events, the Company also renders such services to third parties for a fee.

Under the label "abstract," i-Motion offers a booking agency for artists in the electronic music culture.

•    Merchandising of products and gastronomy services

During the events, the Company sells clothing, accessories and beverages.

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

Basis of preparation

Combined statements

The combined financial statements include the financial statements of i-Motion GmbH Events & Communications and i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One as of December 31, 2012 and 2011 and for the years then ended. Intercompany accounts and transactions have been eliminated in combination.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Significant estimates by management include the review of the owned investment and real estate funds for potential impairment, the measurement of the merchandise inventories based on the lower of cost or market principle, the recognition of allowances for trade accounts receivable, the recognition and measurement of uncertain tax positions and the evaluation of risks from litigation. Actual results may differ from those estimates.

For the investment and real estate funds, the carrying value is compared as of each year-end with an estimated market value. The estimated market value is based on Level 2 inputs as the investments are closed and not publicly traded.

Merchandise inventories are measured at their weighted average costs. At a period-end, the Company evaluates the lower of cost or market by comparing the historical purchase costs with the expected sales prices minus potential distribution costs to conclude on a necessary inventory reserve.

The Company's assumptions, judgments, and estimates relative to the current provision for income taxes take into account current tax laws, its interpretation of current tax laws and possible outcomes of current and future audits conducted by domestic tax authorities. The Company has established reserves for income taxes to address potential exposures involving tax positions that could be challenged by tax authorities. Although the Company believes its assumptions, judgments, and estimates are reasonable, changes in tax laws or the Company's interpretation of tax laws, and the resolution of potential tax audits could significantly impact the amounts provided for income taxes in the financial statements.

For the measurement of the contingent risks from pending litigation, management reviews all available evidence supported by external lawyers to conclude on the best estimate to measure a potential provision for such litigation. Supporting documents include the year-end lawyer letters and estimates, current settlement negotiations with the plaintiff and comparable rulings in other cases. Actual results may differ from these estimates.

2. SUMMARY OF ACCOUNTING POLICIES

The following section discloses and discusses each of the Company's critical accounting policies, including information and analysis of estimates and assumptions involved in their application and other significant accounting policies.

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

Recognition of revenues and cost

Live entertainment

The company recognizes revenue from live entertainment events when the performance occurs. Cash received in advance of the event is recognized as deferred revenue.

The Company sells tickets in cooperation with sales agencies. Tickets are either sold via online shops, ticket hotlines or at box offices.

Further to the tickets sales, i-Motion recognizes revenue from the sale of beverages, camping, shuttle buses and parking fees etc. In addition, the Company charges rental fees for event space to third parties who mainly offer food and non-food products to the visitors. Revenues are recognized at the time of delivery of the product or service.

The Company evaluates the criteria outlined in Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Subtopic 605-45, "Revenue Recognition—Principal Agent Considerations," in determining whether it is appropriate to record the gross amount of revenue and related costs or the net revenue. Under this accounting guidance, if the Company is the primary obligor to perform the services being sold, has general inventory risk as it pertains to recruiting and compensating the talent, has the ability to control the ticket pricing, has discretion in selecting the talent, is responsible for the production of the event, generally bears the majority of the credit or collection risk or has several but not all of these indicators, then its revenue is recorded on a gross basis. If the Company does not have several of these indicators, it records revenue or losses on a net basis.

Costs in connection with events include fees for artists, rental expenses for buildings and technical equipment, marketing and communication expenses as well as external personnel cost. Any direct costs (with the exception of marketing expenses) incurred prior to the event are deferred and then expensed when the event takes place.

Certain events are organized jointly with other operators and there are agreements in place to share the respective results from the event with such operators. In such cases, the Company records its revenues and costs on a gross basis and the agreed allocation of the net profit is settled between the partners in accordance with the contract timeline. The net settlement is recorded as an adjustment to costs in connection with events. When the net profit settlement has not occurred for a past event prior to year-end, the Company makes an accrual based on an estimate of the expected settlement.

Sponsoring revenues

The Company has entered sponsoring agreements with different beverage and tobacco companies. According to these sponsoring agreements, the respective partner has the exclusive right to promote its brand during the event and in the marketing material advertising the event. Additionally the Company exclusively sells the partners' products during the event. These sponsoring agreements are each agreed for specific i-Motion events and accordingly the Company records the fees received from the sponsor when the event takes place.

Public relations, advertisement, design

In its advertisement and product placement activities, the Company enters into barter transactions with several partners, which are principally radio stations, exchanging rights to place advertisements on

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

each others' websites, flyers and radio broadcasting. In these transactions, the Company has historically not paid cash or its equivalent for any of the exchanged services and therefore is unable to establish a fair value of the services it receives. As a result, no revenues from the services provided to the radio stations and no corresponding advertising expense is recorded in relation to such barter transactions. In 2012, the overall volume of the advertising activities covered by such barter agreements was approximately 112 hours in radiospots, approximately 16 hours in television hours and additional advertising in print media.

Advertisement costs (unrelated to the partners with barter transactions) paid in cash are expensed as incurred and are included in the costs in connection with events.

Merchandising of products and gastronomy services

Merchandising products (t-shirts, jackets, hoodies and accessories) and beverages are sold during events and are generally non-refundable.

In addition, but to a lesser extent, merchandising products are sold online.

Revenues and the related cost of the merchandise and gastronomy services are recognized when products and services are delivered. In connection with CD-sales, the Company has signed an arrangement with the supplier "Kontor." In accordance with this agreement the Company receives a fixed license fee for every CD sold and downloaded from the partner. The Company records the license revenues in the respective period the CD and download sales were realized.

Income taxes

The Company accounts for income taxes in accordance with the liability method. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities. Management makes assumptions, judgments, and estimates to determine the current provision for income taxes and also the deferred tax assets and liabilities as well as any valuation allowance to be recorded against deferred tax assets. Interests and penalties on income tax assessments are expensed as incurred in the respective period as interest expense.

The Company's assumptions, judgments and estimates relative to the current provision for income taxes take into account current tax laws, the Company's interpretation of current tax laws and possible outcomes of current and future audits conducted by domestic tax authorities. The Company has established reserves for income taxes to address potential exposures involving tax positions that could be challenged by tax authorities. Although the Company believes its assumptions, judgments and estimates are reasonable, changes in tax laws, the Company's interpretation of tax laws or the resolution of potential tax audits could significantly impact the amounts provided for income taxes in the financial statements.

The Company's assumptions, judgments and estimates relative to the value of a deferred tax asset take into account predictions of the amount and category of future taxable income, such as income from operations or capital gains income. Actual operating results and the underlying amount and category of income in future years could render its current assumptions, judgments and estimates of recoverable net deferred taxes inaccurate. Any of the assumptions, judgments and estimates mentioned above could cause the Company's actual income tax obligations to differ from its estimates, thus could materially impact its financial position and results of operations.

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

Cash

Cash consists of cash in bank accounts and cash on hand.

Trade and other receivables and allowance for doubtful accounts

Trade receivables are primarily amounts due from ticketing agencies in conjunction with events, sponsor partners and due from profit sharing revenues with foreign partners. The Company records a provision for doubtful accounts based on a detailed assessment of the collectability of the accounts receivable. To assist with the estimate, management considers certain factors such as historical experience, industry data, credit quality, age of accounts receivable balances and current economic conditions that may affect a customer's ability to pay. In cases where the Company becomes aware of circumstances that may impair a specific customer's ability to meet its financial obligations, the Company records a specific allowance against amounts due from the customer and thereby reduces the net recognized receivable to the amount reasonably believed to be collectible. There is significant judgment involved in estimating the allowance for doubtful accounts. The Company calculates an allowance for doubtful accounts in order to build a reserve for potentially uncollectible receivables. The allowance for doubtful accounts is estimated based on our analysis of trends in overall receivables aging, specific identification of certain receivables that are at risk of not being paid, past collection experience and current economic trends. In times of domestic or global economic turmoil, the Company's estimates and judgments with respect to the collectability of its receivables are subject to greater uncertainty than in more stable periods.

Prepaid expenses

The Company routinely incurs event expenses in advance of the event date. These expenses are recorded as prepaid and are expensed when the event occurs. Additionally insurance premiums are recorded as prepaid expenses and deferred to the period of service.

Inventory

Carrying amounts of merchandise, materials and supplies inventories are determined on an individual cost basis using a weighted average cost and are recorded at the lower of cost or market value.

Receivables from and liabilities to related parties

Receivables from and liabilities to related parties include services provided to or from other companies owned by the majority shareholder of the Company. The balances are recorded at their nominal amount.

Fair value of financial instruments

The Company values its assets and liabilities using the methods of fair value as described in ASC 820, Fair Value Measurements and Disclosures. ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The three levels of fair value hierarchy are described below:

Level 1 inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

Level 2 inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in inactive markets; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means. If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company's financial instruments consist principally of cash, trade and other receivables, investments in funds, trade payables, receivables and liabilities with related parties and with the majority shareholder. Cash and receivables are financial assets with carrying values that approximate fair value. Trade payable and other liabilities are financial liabilities with carrying values that approximate fair value. Receivables and payables to related parties are recorded based on their carrying values which approximates their fair value. The Company believes that for these financial instruments, the recorded values approximate fair market value because of the nature and duration of the respective financial instruments.

The Company's investment in funds are measured at cost, less any other than temporary impairments as the investments do not meet the scope of ASC 320 because the instruments are not readily tradable. Other than temporary impairment is determined based on the comparison of the cost to the fair value and the duration of that impairment, including factors as to whether the fair value could reasonably be expected to recover and the length of time that the fair value has been below cost. The estimate of the fair value of the investment and the determination of whether such impairment is other than temporary requires significant judgement.

Property, plant and equipment net of accumulated depreciation

Property, plant and equipment are stated at cost, net of accumulated depreciation. Additions to property, plant and equipment generally include acquisition cost. Expenditures for maintenance and repairs are expensed as incurred.

Depreciation expense is recorded on a straight-line basis over estimated useful lives in the range from 3 to 13 years. Upon the occurrence of certain triggering events or circumstances, the Company evaluates the depreciation periods of property, plant and equipment to determine whether a revision to its estimates of useful lives is warranted.

Intangible assets net of accumulated amortization

Intangible assets include software with estimated useful lives of 3 to 5 years and stated at amortized cost. Amortization is recorded on a straight-line basis over the estimated useful lives. Upon the occurrence of certain triggering events or circumstances, the Company evaluates the amortization periods of intangible assets to determine whether a revision to its estimates of useful lives is warranted.

Impairment of long-lived assets

The Company assesses the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured first by a comparison of the carrying amount of an asset to

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, an impairment loss would be recognized. When measuring the recoverability of these assets, the Company will make assumptions regarding its estimated future cash flows it expects to be generated by the assets. If the Company's estimates or related assumptions change in the future, the Company may be required to impair these assets. The Company has not recognized impairment of long-lived assets in 2012 or in 2011.

Provisions and accrued liabilities

Provisions and accrued liabilities are recognized when the Company has a present obligation as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where the Company expects some or all of a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the combined income statement net of any reimbursement.

3. RECENT ACCOUNTING PRONOUNCEMENTS

Presentation of comprehensive income

In June 2011, the FASB issued new accounting rules that require an entity to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The new accounting rules eliminate the option to present components of other comprehensive income as part of the statement of equity. The adoption of the new accounting rules in the first quarter of 2012 did not have a material effect on the Company's financial condition, results of operations or cash flows as it does not have any components of other comprehensive income.

Disclosures about offsetting assets and liabilities

In December 2011, the FASB issued new accounting rules related to new disclosure requirements regarding the nature of an entity's rights of offset and related arrangements associated with its financial instruments and derivative instruments. The new rules are effective for the Company in the first quarter of 2014 with retrospective application required. The Company does not expect the adoption of the new accounting rules to have a material effect on the Company's financial condition, results of operations or cash flows.

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

4. NOTES TO THE STATEMENTS OF COMPREHENSIVE INCOME

4.1. Revenue

Total revenues in 2012 and 2011 are as follows:

Revenues

(€ in thousands)	2012	2011

Revenues from key events	10,268	9,561
Merchandise sales	513	500
Others	643	512

	11,424	10,573

4.2. Costs in connection with events and merchandise costs

Related to the revenues the Company has incurred external costs for celebrating the events and merchandise costs splitting as reflected in the table below. Costs in connection with events do not include payroll expenses for personnel to organize and execute the events (see below in personnel expenses) or other operating expenses related to these events (see below in other operating expenses). Costs in connection with events includes only external direct costs specifically related to the respective event (e.g. rent expenses for the event location and equipment, marketing and communication expenses, artist expenses, technical equipment, third party event personnel).

Costs in connection with events and merchandise costs

(€ in thousands)	2012	2011

Costs in connection with key events	6,197	6,026
Merchandise sales	168	126
Others	500	352

	6,865	6,504

4.3. OTHER OPERATING INCOME

Other operating income is as follows:

Other operating income

(€ in thousands)	2012	2011

Income from private usage of company cars	43	32
Artist commissions	36	17
Gains on disposal of fixed assets	23	10
Insurance reimbursements	7	16
Other	9	5

	118	80

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

4.4 Personnel expenses

Personnel expenses

(€ in thousands)	2012	2011

Wages and salaries	1,294	1,159
Social security and other benefits	154	141

	1,448	1,300

As part of social security, the Company contributed €47 thousand (2011: €37 thousand) to the statutory pension scheme.

4.5. Other operating expenses

Other operating expenses

(€ in thousands)	2012	2011

Licence fees	456	365
Consulting fees	155	85
Office rent and other costs	131	100
Distribution expenses	79	82
Administration fees to related parties	76	76
Car expenses	36	36
Repair and maintenance	33	64
Bank charges	33	31
Others	261	311

	1,260	1,150

The licence fees relate to the brand names licensed from Rufener Brand Management AG. The license fee is calculated based on percentage of the revenues from the different events of the Company.

4.6. Income taxes

The income taxes consist of the following:

Tax expense

(€ in thousands)	2012	2011

Income Tax	598	486
Deferred income Tax	6	(5)

	604	481

The deferred income tax principally results from differences between the accounting and income tax base of certain assets and liabilities.

i-Motion is a company with corporate seat and place of management in Germany and therefore subject to the German Corporate Income Tax Act ("Körperschaftsteuergesetz") and Trade Tax Act ("Gewerbesteuergesetz"). Corporate Income Tax and Trade Tax equate to a combined tax rate

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

("expected income tax") of 28.25% percent including the Solidarity Surcharge ("Solidaritätszuschlag"), as of December 31, 2012 and 2011.

The reconciliation of the tax expense calculated based on the expected statutory tax rate of 28.25% to the actual tax expense recorded in the income statement is as follows:

Tax reconciliation

(€ in thousands)	2012	2011

Net income before income tax	1,894	1,671
Expected income tax	535	472
Tax expenses for prior periods	40	0
Non tax deductible items	29	9

	604	481

The deferred tax assets and liabilities relate to different depreciation of fixed assets and different measurement of one accrual. Deferred tax asset and liability impacts are netted as follows:

Netting of deferred tax assets and liabilities

(€ in thousands)	2012	2011

Deferred tax asset	5	6
Deferred tax liability	6	1

Net deferred tax asset (+)/Liability (-)	(1)	5

General tax status of the companies

Both companies included in these combined financial statements are individually subject to Corporate Income Tax and Trade Tax. The following tables shall disclose the results of past tax assessments, tax field audits and potential tax risks per company.

•    i-Motion Veranstaltungs-GmbH: Konzeption und Ausführungen Nature One

Tax filing status

The tax returns for 2011 have been finalized and filed with the tax authorities and have been assessed in line with the tax returns with assessment notices as of October 17, 2012.

The tax assessments for the fiscal year 2011 lead to the following tax refunds:

Tax filing status

(€ in thousands)

Corporate income tax	5
Solidarity surcharge	0
Trade tax	4

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

Current tax positions

i-Motion has not yet prepared the tax returns for the fiscal year 2012.

•    i-Motion GmbH Events & Communication

Tax filing status

The tax returns for the fiscal year 2011 have been filed in time to the tax authorities and have been assessed in line with the tax returns.

The tax assessments for the fiscal year 2011 lead to the following tax refunds:

Tax assessments

(€ in thousands)

Corporate income tax	35
Solidarity surcharge	2
Trade tax	21

Results from tax field audits

The last tax field audit for the tax years 2006 until 2008 resulted in minor adjustments to the taxable income, none of which are expected to impact future tax audits.

5. CASH/CASH FLOW DISCLOSURES

Cash consists of bank accounts and cash on hand.

In 2012, the Company paid interest of €2 thousand in cash (2011: €4 thousand) and income taxes of €551 thousand in cash (2011: €698 thousand).

6. OTHER ASSETS

Other assets

(€ in thousands)	2012	2011

Loan due from shareholder	414	792
Shares in Investment Funds	100	100
Income tax receivable	52	80
VAT receivable	72	77
Other	6	12

Total	644	1,061
Thereof:
Short-term	543	951
Long-term	101	110

For the loan due from shareholder please refer to Note 12—Transactions with related parties.

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

The investment in funds relate to real estate and ships. The investments are not actively traded thus are accounted for at cost, less any other-than-temporary impairment. Prior to 2011, the Company recorded €600 thousand in other-than-temporary impairment losses on the original cost of €700 based on other-than-temporary impairment for the shares in investment funds. No other-than-temporary impairments were recorded in 2012 or 2011.

7. INVENTORY

Inventory primarily includes merchandise (clothing, accessories and CDs), materials and supplies as well as alcoholic and non-alcoholic beverages.

Inventories

(€ in thousands)	2012	2011

Raw materials and supplies	35	39
Merchandise	249	235

	284	274

8. PROPERTY, PLANT AND EQUIPMENT NET OF ACCUMULATED DEPRECIATION

Property, plant and equipment consist of the following:

Property, plant and equipment

(in € thousands)	Cars	Other administration equipment	Prepayments	Total

Gross amount:
As of January 1, 2011	332	193	0	525
Additions	95	36	14	145
Disposals	(185)	(11)	—	(196)

As of December 31, 2011	242	218	14	474
Additions	263	26	—	289
Disposals	(242)	(4)	—	(246)
Reclassifications	14		(14)	0

As of December 31, 2012	277	240	0	517
Depreciation:
As of January 1, 2011	116	131	0	247
Depreciation charge for the year	40	33	0	73
Disposals	(44)	(10)	0	(54)

As of December 31, 2011	112	154	0	266
Depreciation for the year	50	33	0	83
Disposals	(125)	(4)	0	(129)

As of December 31, 2012	37	183	0	220
Carrying value:
As of December 31, 2011	130	64	14	208
As of December 31, 2012	240	57	0	297

Cars are depreciated over a useful life of 6 years whereas the other administration equipment is depreciated over a useful life of 3 to 13 years.

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

9. INTANGIBLE ASSETS, NET OF ACCUMULATED AMORTIZATION

The intangible assets consist of the following:

Intangible assets

(in € thousands)	Software

Gross amount:
As of January 1, 2011	58
Additions	9
Disposals	(9)

As of December 31, 2011	58
Additions	1
Disposals	0

As of December 31, 2012	59
Amortization
As of January 1, 2011	28
Amortization charge for the year	10
Disposals	(9)

As of December 31, 2011	29
Amortization for the year	10
Disposals	0

As of December 31, 2012	39
Carrying value:
As of December 31, 2011	29
As of December 31, 2012	20

10. TRADE LIABILITIES, OTHER LIABILITIES AND ACCRUED LIABILITIES

Trade and other liabilities

(€ in thousands)	2012	2011

Trade liabilities	618	160
Payroll and foreign taxes	54	52
Others	82	77

Total	754	289

Accrued liabilities

(€ in thousands)	2012	2011

Bonus general manager	36	86
Vacation accrual	17	25
Outstanding invoices	37	22
Others	13	19

Total	103	152

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

11. PROVISIONS

Provisions

	Year ended December 31,
(€ in thousands)	2012	2011

Litigation	45	45
Uncertain tax issues	34	14
Others	51	27

Total	130	86

12. TRANSACTIONS WITH RELATED PARTIES

The combined entities are engaged in transactions in the ordinary course of business with other related, but "non-combined", companies.

Group structure

The combined entities are part of a group structured as follows:

i-Motion GmbH Events & Communication is 95% owned and i-Motion Veranstaltungs GmbH Konzeption u. Ausführung Nature One is wholly owned by i-Motion Besitz- und Verwaltungsgesellschaft mbH & Co. KG, which is 100% owned by Nikolaus Schär. The remaining 5% share of i-Motion GmbH Events & Communication is held by Oliver Vordemvenne. Nikolaus Schär and Oliver Vordemvenne are engaged in another partnership, i-Motion Communication GbR ("i-Motion GbR"), in which Mr. Schär holds 69% of the interests and Mr. Vordemvenne 30%. All of the above described entities are referred to as the "Group".

The Group is directly and indirectly controlled by Mr. Schär. In addition to being the sole or majority shareholder of all group companies, he is the legal representative of i-Motion and solely entitled to represent the Company. Mr. Oliver Vordemvenne is an authorized officer for i-Motion.

The group structure gives evidence to the business relationship between the group companies and their shareholders. In this context i-Motion is legally bound to deal at "arm's length" in all contractual matters between group companies and other related parties.

Receivables and liabilities resulting from this context are embedded into loan contracts with an interest rate calculated at arm's length and an appropriate securitization.

Summary of transactions between related parties

i-Motion is engaged with intra-group companies and other related parties regarding the following business transactions:

Remuneration of management and close family members

Mr. Schär receives a monthly salary from the Company. The authorized officer Mr. Vordemvenne does not receive a salary directly from the Company, but i-Motion GbR is billing the Company for services provided.

Mr. Schär's fixed remuneration was €294 thousand in 2012 and 2011 plus a variable bonus of €98 thousand. Additionally Mr. Schär receives other benefits (e.g., usage of company cars) resulting in an additional taxable salary of €99 thousand (2011: €50 thousand). Also the wife of Mr. Schär was

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

engaged by the Company in 2012 and 2011 and received a salary of €37 thousand and €34 thousand, respectively.

Shareholder loan with the general manager

In 1999, the Company signed a facility agreement (shareholder loan agreement) with Mr. Schär. According to this loan agreement the Company is offering the loan to Mr. Schär for an interest rate of 2% above the basis interest rate of the European Central Bank. As of December 31, 2012, the loan receivable due from Mr. Schär is €414 thousand (2011: €792 thousand). Interest on the outstanding balance was calculated at 2.125% per annum for 2012. Interest income on the shareholder loan for the years ended December 31, 2012 and 2011 was €15 and €5 thousand, respectively.

The shareholder loan receivable is recorded in other current financial assets, because the loan agreement can be terminated by both parties at any time.

Rent contracts

The Company rents its office space in Mülheim-Kärlich from i-Motion Besitz- und Verwaltungsgesellschaft mbH & Co. KG ("i-Motion KG"). This Group company is a partnership owned to 100% by Nikolaus Schär and has leased the office space for the same term from an external party. i-Motion KG has agreed in a sub lease agreement with the Company until the end of 2015 for a monthly rent including surcharges of €3,710. Total rent expenses recorded in other operating expenses of the Company for the office space amounts to €45 thousand in 2012 and 2011.

Other services from i-Motion KG

In addition to the rental agreement, i-Motion KG provides administrative services (including bookkeeping) to the Company, for which the Company paid an amount of €76 thousand in 2012 and in 2011.

Services from i-Motion GbR

i-Motion GbR is primarily providing support services to the Company (covering also the services of Mr. Vordemvenne) and very limited services to Group external parties. In 2012, the Company paid total €336 thousand (2011: €294 thousand) to i-Motion GbR for services. These services include charges for support of the events, preparation of technical drawings and other administration services.

Guarantees

The Company has a financing relationship with the Sparkasse Koblenz. For any obligations to the Sparkasse Koblenz Mr. Nikolaus Schär has offered a personal guarantee in the maximum amount of €50 thousand. Additionally he has assigned the rights from proceed from his term life insurance at the Cosmos Direkt Versicherung for the financial obligations of the Company at Sparkasse Koblenz. At the years ended 2012 and 2011, the Company had no obligations outstanding to Sparkasse Koblenz.

13. COMMITMENTS AND CONTINGENCIES, GUARANTEES

Commitments

The Company has commitments for rental of office space, warehouses and event locations. i-Motion's rent expenses amounted to €69 thousand in 2012 (€71 thousand in 2011) excluding event locations (which are recorded in the cost of sales for the respective event).

The rent contract for the office space with i-Motion Besitz- und Verwaltungsgesellschaft mbH & Co. KG has a contractual termination date set at December 31, 2015 with automatic extension for one

i-Motion GmbH Events & Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

further year if not terminated with a notification period of 6 months before contract end (latest termination date: June 30, 2015). As described in the section "transactions with related parties", i-Motion Besitz- und Verwaltungsgesellschaft mbH & Co. KG is the main-lessee of the office space and has a one-time 5-year option to extend the contract with the lessor until December 31, 2020.

The Company has no contractual obligations to remove instalments or to renovate the offices spaces and has consequently not accrued for such cost.

Future minimum rentals payable under noncancellable operating leases for office space and event locations as at December 31 are as follows:

	2012	2011

Within one year	174	95
After one year but not more than five years	222	239
More than five years	0	0

	396	334

Contingencies

Legal matters

In 2012, the Company had several legal actions filed against it in connection with alleged violations of trademark-rights, ticketing agreements and other service agreements.

The legal advisors for general contractual matters of the company give notice about two actions filed against i-Motion in 2012. For one of the cases the Company accrued €45 thousand which is 50 percent of the maximum exposure.

14. SUBSEQUENT EVENTS

Subsequent events include all relevant events through June 21, 2013, as the date the combined financial statements were issued.

Because the ultimate shareholder of the Company, Mr. Schär, is considering the sale of the shares in the both entities combined in these financial statements, all employees engaged in i-Motion GbR and i-Motion KG were transferred with effective date January 1, 2013 to the Company. As a consequence, both partnerships remained as a legal shell with no operating business. Therefore, as of January 1, 2013, the relationships with these related parties only consist of renting of the office space in Mülheim-Kärlich.

Due to shareholder resolutions from February 19, 2013 and May 13, 2013, the Company has paid dividends in the total amount of €1,000 thousand to its shareholders.

Subsequent events (Unaudited)

On July 16, 2013, the shareholders of i-Motion GmbH Events & Communication entered into a share purchase agreement with SFX Entertainment, Inc. ("SFX") pursuant to which SFX will acquire all of the shares of i-Motion GmbH Events & Communication in exchange for (i) $16.0 million (or, if greater, the U.S. dollar equivalent of €12.6 million, based on the exchange rate on the day prior to closing) in cash and (ii) $5.0 million (or, if greater, the U.S. dollar equivalent of €3.9 million, based on the exchange rate on the day prior to closing) in shares of SFX common stock at the initial offering price of SFX common stock in the initial public offering of SFX.

i-Motion GmbH Events & Communication
and
i-Motion Veranstaltungs-GmbH
Konzeption u. Ausführung Nature One,
Both situated in 56218 Mülheim-Kärlich

Unaudited Interim Combined Financial Statements
as of June 30, 2013 and for the six months ended June 30, 2013 and 2012

i-Motion GmbH Events Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Combined balance sheets
As of June 30, 2013 and 2012 (unaudited)

	Notes Reference	6/30/2013	12/31/2012

	(in thousands of Euros)

ASSETS
Current assets
Cash	5	1,656	1,216
Trade and other receivables
net of allowances of 0 and 0 as of June 30, 2013 and December 31, 2012 respectively		816	271
Receivables from related parties	12	64	77
Prepaid expenses		186	12
Other current assets	6	171	543
Inventory	7	294	284

		3,187	2,403

Non-current assets
Property, plant and equipment, net of accumulated depreciation	8	283	297
Intangible assets, net of accumulated amortization	9	15	20
Other assets	6	110	101
Deferred taxes	4.6	0	0

		408	418

Total assets		3,595	2,821

EQUITY AND LIABILITIES
Current liabilities
Income taxes payable	4.6	67	26
Provisions	11	180	130
Accrued liabilities	10	592	103
Trade and other liabilities	10	944	754
Liabilities to related parties	12	0	77
Deferred revenues		899	103

		2,682	1,193

Non current liabilities
Deferred taxes	4.6	1	1

		1	1

Total Liabilities		2,683	1,194

Equity
Issued capital		50	50
Retained earnings		862	1,577

Total equity		912	1,627

Total Equity and Liabilities		3,595	2,821

The accompanying notes are an integral part of these combined financial statements

i-Motion GmbH Events Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Combined statement of comprehensive income
For the half year ended June 30, 2013 and 2012 (unaudited)

	Notes reference	1.1.-30.6.2013	1.1.-30.6.2012

	(in thousands of EUROs)
Revenue in connection with events	4.1	3,908	3,816
Merchandise revenue	4.1	120	128

Total Revenue		4,028	3,944

Costs in connection with events	4.2	2,201	2,222
Cost of merchandise	4.2	46	67
Other operating income	4.3	93	66
Personnel expenses	4.4	874	712
Depreciation and amortization		51	45
Other operating expenses	4.5	547	493

Operating profit		402	471

Interest expense		0	0
Interest income		1	15

Profit before income taxes		403	486

Income taxes	4.6	118	141
Deferred income taxes	4.6	0	0

Net income		285	345

Comprehensive income		285	345

The accompanying notes are an integral part of these combined financial statements

i-Motion GmbH Events Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Combined statements of changes in equity
For the half year ended June 30, 2013 and 2012 (unaudited)

	Issued capital	Retained earnings	Total equity

	(in thousands of EUROs)
As of January 1, 2012	50	2,036	2,086
Net income	0	345	345
Dividends	0	-750	-750

As of June 30, 2012	50	1,631	1,681

As of January 1, 2013	50	1,577	1,627
Net income	0	285	285
Dividends	0	-1,000	-1,000

As of June 30, 2013	50	862	912

The accompanying notes are an integral part of these combined financial statements

i-Motion GmbH Events Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Combined cash flow statements
For the half year ended June 30, 2013 and 2012 (unaudited)

	Notes reference	1.1.- 30.6.2013	1.1.- 30.6.2012

	(in thousands of Euros)
Operating activities
Net income		285	345
Adjustments to reconcile net income to cash flows from operating activities
Depreciation	8	46	40
Amortisation	9	5	5
Gain on Disposal of property, plant and equipment	4.3, 8	0	-10
Changes in deferred taxes	4.6	0	0
Changes in provisions and accrued liabilities	10,11	539	692
Working Capital adjustments
Increase in trade and other receivables and prepayments		-763	-722
Increase/Decrease in Inventories		-10	21
Increase in trade and other payables and deferred revenues		950	736

Net cash flow from operating activities		1,052	1,107

Investing activities
Proceeds from sale of property, plant and equipment	8	0	127
Purchase of property plant and equipment	8	-32	-268
Purchase of intangible assets	9	0	0
Repayment of loans by shareholder	12	409	433
Loans granted to shareholder	12	0	0
Loans granted to third parties		11	0

Net Cash flow used in investing activities		388	292

Dividends paid to shareholders		-1,000	-750

Net Cash Flow from financing activities		-1,000	-750

Net increase in cash		440	649
Cash at January 1	5	1,216	869

Cash at June 30	5	1,656	1,518

The accompanying notes are an integral part of these combined financial statements

i-Motion GmbH Events Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements

1. DESCRIPTION OF BUSINESS

i-Motion GmbH Events & Communication was incorporated in 1999 (registered in the trade register of Koblenz under HRB 6269) and i-Motion Veranstaltungs-GmbH Konzeption und Ausführung Nature One was incorporated in 2008 (registered in the trade register of Koblenz under HRB 21100) are leading event-management and entertainment companies whose business primarily includes the organization of electronic music events.

i-Motion GmbH Events & Communication and i-Motion Veranstaltungs-GmbH Konzeption und Ausführung Nature One (collectively, "i-Motion" or the "Company") are related parties and are under common ownership (see note 12, Transactions with related parties). The interim financial statements are presented on a combined basis.

The following activities are carried out by i-Motion: Concept, Marketing, Ticketing, Booking Talent, Sponsoring, Beverage, Merchandising, On-Site-Production, Staff, Crowd- Management and Artist-Management.

The results of operations for an interim period may not be indicative of another interim period or for the entire year. The business of the Company has a seasonal character due to the timing of the different events. In the first two quarters of every year the company is hosting three events (Winterworld, Mayday and Ruhr in Love). These notes to interim combined financial statements should be read in conjunction with the Company's combined financial statements for the year ended December 31, 2012.

Basis of preparation

Interim combined statements

The interim combined financial statements include the financial statements of i-Motion GmbH Events & Communications and i-Motion Veranstaltungs-GmbH Konzeption und Ausführung Nature One as of June 30, 2013 and for the six months ended June 30, 2013 and 2012. Intercompany accounts and transactions have been eliminated in combination.

Use of estimates

The preparation of interim financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the interim financial statements and footnotes thereto. Significant estimates by management include the review of the owned investment and real estate funds for potential impairment, the measurement of the merchandise inventories based on the lower of cost or market principle, the recognition of allowances for trade accounts receivable, the recognition and measurement of uncertain tax positions and the evaluation of risks from litigation. Actual results may differ from those estimates.

For the investment and real estate funds the carrying value is compared as of each period end with an estimated market value. The estimated market value is based on Level 2 inputs as the investments are closed and not publicly traded.

Merchandise inventories are measured at their weighted average costs. At a period end, the Company evaluates the lower of cost or market by comparing the historical purchase costs with the expected sales prices minus potential distribution costs to conclude on a necessary inventory reserve.

The Company's assumptions, judgments, and estimates relative to the current provision for income taxes take into account current tax laws, its interpretation of current tax laws, and possible outcomes

i-Motion GmbH Events Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

of current and future audits conducted by domestic tax authorities. The Company has established reserves for income taxes to address potential exposures involving tax positions that could be challenged by tax authorities. Although the Company believes its assumptions, judgments, and estimates are reasonable, changes in tax laws or the Company's interpretation of tax laws, and the resolution of potential tax audits could significantly impact the amounts provided for income taxes in the financial statements.

For the measurement of the contingent risks from pending litigation, management reviews all available evidence supported by external lawyers to conclude on the best estimate to measure a potential provision for such litigations. Supporting documents are the lawyer letters and estimates, current settlement negotiations with the plaintiff, comparable rulings in other cases, etc. Actual results may differ from these estimates.

2. SUMMARY OF ACCOUNTING POLICIES

The following section discloses and discusses each of the Company's critical accounting policies, including information and analysis of estimates and assumptions involved in their application, and other significant accounting policies.

Recognition of revenues and cost

Live entertainment

The Company recognizes revenue from live entertainment events when the performance occurs. Cash received in advance of the event is recognized as deferred revenue.

The Company sells tickets in cooperation with sales-agencies. Tickets are either sold via online-shops, ticket hotlines or at box-offices.

Further to the tickets sales, i-Motion recognizes revenue from the sale of beverages, camping-, bus-shuttle and parking fees etc. In addition, the Company charges rental fees for event space to third parties who mainly offer food and non-food products to the visitors. Revenues are recognized at the time of delivery of the product or service.

The Company evaluates the criteria outlined in Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Subtopic 605-45, "Revenue Recognition—Principal Agent Considerations," in determining whether it is appropriate to record the gross amount of revenue and related costs or the net revenue. Under this accounting guidance, if the Company is the primary obligor to perform the services being sold, has general inventory risk as it pertains to recruiting and compensating the talent, has the ability to control the ticket pricing, has discretion in selecting the talent, is responsible for the production of the event, generally bears the majority of the credit or collection risk, or has several but not all of these indicators, revenue is recorded gross. If the Company does not have several of these indicators, it records revenue or losses on a net basis.

Costs in connection with events include fees for artists, rental expenses for buildings and technical equipment, marketing and communication expenses as well as external personnel cost. Any direct costs (with exception of marketing expenses) incurred prior to the event are deferred and then expensed when the event takes place.

Certain events are organized jointly with other operators and there are agreements in place to share the respective results from the event with the partner. In such cases, the Company record its revenues and costs on a gross basis and the agreed allocation of the net profit is settled between the partners in

i-Motion GmbH Events Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

accordance with the contract timeline. The net settlement is recorded as an adjustment to costs in connection with events. When the net profit settlement has not occurred for a past event prior to quarter end, the Company makes an accrual based on an estimation of the expected settlement.

Sponsoring revenues

The Company has agreed with different beverage and tobacco companies in sponsoring agreements. According to these sponsoring agreements, the respective partner has the exclusive right to promote its brand during the event and in the marketing material advertising the event. Additionally the Company exclusively sells the partners' products during the event. These sponsoring agreements are each agreed for specific events of i-Motion and accordingly the Company records the fees received from the sponsor when the respective event takes place.

Public relations, advertisement, design

In its advertisement and product placement activities, the Company enters into barter transactions with several partners, principally, radio stations, exchanging rights to place advertisement on each other`s websites, flyers and radio broadcasting. In these transactions, the Company has historically not paid cash or its equivalent for any of the exchanged services and therefore is unable to establish a fair value of the services it receives. As a result, no revenues from the services provided to the radio stations and no corresponding advertising expense is recorded related to such barter transactions.

Advertisement costs (unrelated to the partners with barter transactions) paid in cash are expensed as incurred and are included in the costs in connection with events.

Merchandising of products and gastronomy services

Merchandising products (T-shirts, jackets, hoodies and accessories) and beverages are sold during events and are generally non refundable.

In addition, but to a lesser extent, Merchandising products are sold online.

Revenues and the related cost of the merchandise and gastronomy services are recognized when products and services are delivered. In connection with CD-sales, the Company has signed an arrangement with the supplier "Kontor". In accordance with this agreement the Company receives a fixed license fee for every sold CD and download from the partner. The Company records the license revenues in the respective period the CD and download sales were realized.

Income taxes

The Company accounts for income taxes in accordance with the liability method. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities. Management makes assumptions, judgments, and estimates to determine the current provision for income taxes and also the deferred tax assets and liabilities as well as any valuation allowance to be recorded against deferred tax assets. Interest and penalties on income tax assessments are expensed as incurred in the respective period as interest expense.

The provision for income taxes on an interim basis is based upon the estimated annual effective tax rates for the year applied to the current period income or loss before tax plus the tax effect of any significant unusual items, discrete events or changes in tax law.

i-Motion GmbH Events Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

The Company's assumptions, judgments, and estimates relative to the current provision for income taxes take into account current tax laws, its interpretation of current tax laws, and possible outcomes of current and future audits conducted by domestic tax authorities. The Company has established reserves for income taxes to address potential exposures involving tax positions that could be challenged by tax authorities. Although the Company believes its assumptions, judgments, and estimates are reasonable, changes in tax laws or the Company's interpretation of tax laws, and the resolution of potential tax audits could significantly impact the amounts provided for income taxes in the financial statements.

The Company's assumptions, judgments, and estimates relative to the value of a deferred tax asset take into account predictions of the amount and category of future taxable income, such as income from operations or capital gains income. Actual operating results and the underlying amount and category of income in future years could render its current assumptions, judgments, and estimates of recoverable net deferred taxes inaccurate. Any of the assumptions, judgments and estimates mentioned above could cause the Company's actual income tax obligations to differ from its estimates, thus could materially impact its financial position and results of operations.

Cash

Cash consist of cash in bank accounts and cash on hand.

Trade and other receivables and allowance for doubtful accounts

Trade receivable are primarily amounts due from ticketing agencies in conjunction with events, sponsor partners, food and merchandise providers for rental charges and due from profit sharing revenues with foreign partners. The Company records a provision for doubtful accounts based on a detailed assessment of the collectability of the accounts receivable. To assist with the estimate, management considers certain factors such as historical experience, industry data, credit quality, age of accounts receivable balances, and current economic conditions that may affect a customer's ability to pay. In cases where the Company becomes aware of circumstances that may impair a specific customer's ability to meet its financial obligations, the Company records a specific allowance against amounts due from the customer and thereby reduces the net recognized receivable to the amount reasonably believed to be collectible. There is significant judgment involved in estimating the allowance for doubtful accounts. The Company calculates an allowance for doubtful accounts in order to build a reserve for potentially uncollectible receivables. The allowance for doubtful accounts is estimated based on our analysis of trends in overall receivables aging, specific identification of certain receivables that are at risk of not being paid, past collection experience and current economic trends. In times of domestic or global economic turmoil, the Company's estimates and judgments with respect to the collectability of its receivables are subject to greater uncertainty than in more stable periods.

Prepaid expenses

The Company routinely incurs event expenses in advance of the event date. These expenses are recorded as prepaid and are expensed when the event occurs. Additionally insurance premiums are recorded as prepaid expenses and deferred to the period of service.

Inventory

Carrying amounts of merchandise, materials and supplies inventories are determined on an individual cost basis using a weighted average cost and are recorded at the lower of cost or market.

i-Motion GmbH Events Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

Receivables from and liabilities to related parties

Receivable from and liabilities to related parties include services provided to or from other companies owned by the majority shareholder of the Company. The balances are recorded at their nominal amount.

Fair value of financial instruments

The Company values its assets and liabilities using the methods of fair value as described in ASC 820, Fair Value Measurements and Disclosures. ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The three levels of fair value hierarchy are described below:

Level 1 inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2 inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in inactive markets; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means. If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company's financial instruments consist principally of cash, trade and other receivables, investments in funds, trade payables, receivables and liabilities with related parties and with the majority shareholder. Cash and receivables are financial assets with carrying values that approximate fair value. Trade payable and other liabilities are financial liabilities with carrying values that approximate fair value. Receivables and payables to related parties are recorded based on their carrying values which approximates their fair value. The Company believes that for these financial instruments the recorded values approximate fair market value because of the nature and duration of the respective financial instruments.

The Company's investment in funds are measured at cost, less any other-than-temporary impairments as the investments do not meet the scope of ASC 320 because the instruments are not readably tradable. Other-than-temporary impairment is determined based on the comparison of the cost to the fair value and the duration of that impairment, including factors as to whether the fair value could reasonably be expected to recover and the length of time that the fair value has been below cost. The estimate of the fair value of the investment and the determination of whether such impairment is other than temporary requires significant judgement.

Property, plant and equipment net of accumulated depreciation

Property, plant and equipment are stated at cost, net of accumulated depreciation. Additions to property, plant and equipment generally include acquisition cost. Expenditures for maintenance and repairs are expensed as incurred.

Depreciation expense is recorded on a straight-line basis over estimated useful lives in the range from 3 to 13 years. Upon the occurrence of certain triggering events or circumstances, the Company evaluates

i-Motion GmbH Events Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

the depreciation periods of property, plant and equipment to determine whether a revision to its estimates of useful lives is warranted.

Intangible assets net of accumulated amortization

Intangible assets include software with estimated useful lives of 3 to 5 years and stated at amortized cost. Amortization is recorded on a straight-line basis over the estimated useful lives. Upon the occurrence of certain triggering events or circumstances, the Company evaluates the amortization periods of intangible assets to determine whether a revision to its estimates of useful lives is warranted.

Impairment of long-lived assets

The Company assesses the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured first by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, an impairment loss would be recognized. When measuring the recoverability of these assets, the Company will make assumptions regarding its estimated future cash flows it expects to be generated by the assets. If the Company's estimates or related assumptions change in the future, the Company may be required to impair these assets. The Company has not recognized impairment of long-lived assets in the six months ended June 30, 2013 or 2012.

Provisions and accrued liabilities

Provisions and accrued liabilities are recognized when the Company has a present obligation as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where the Company expects some or all of a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the combined income statement net of any reimbursement.

3. RECENT ACCOUNTING PRONOUNCEMENTS

Presentation of comprehensive income

In June 2011, the FASB issued new accounting rules that require an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income, or in two separate but consecutive statements. The new accounting rules eliminate the option to present components of other comprehensive income as part of the statement of equity. The adoption of the new accounting rules in the first quarter of 2012 did not have a material effect on the Company's financial condition, results of operations or cash flows as it does not have any components of other comprehensive income.

Disclosures about offsetting assets and liabilities

In December 2011, the FASB issued new accounting rules related to new disclosure requirements regarding the nature of an entity's rights of offset and related arrangements associated with its financial instruments and derivative instruments. The new rules are effective for the Company in the first quarter of 2014 with retrospective application required. The Company does not expect the

i-Motion GmbH Events Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

adoption of the new accounting rules to have a material effect on Company's financial condition, results of operations or cash flows.

4. NOTES TO THE STATEMENTS OF COMPREHENSIVE INCOME

4.1. Revenue

Total revenues in the period January 1 to June 30, 2013 and 2012 split as follows:

Revenues

(€ in thousands)	01.01. - 30.06.2013	01.01. - 30.06.2012

Revenues from key events	3,784	3,733
Merchandise sales	120	128
Others	124	83
	4,028	3,944

4.2. Costs in connection with events and merchandise costs

Related to the revenues the Company has incurred external costs for celebrating the events and merchandise costs splitting as reflected in the table below. Costs in connection with events do not include payroll expenses for personnel to organize and execute the events (see below in personnel expenses) or other operating expenses related to these events (see below in other operating expenses). Costs in connection with events includes only external direct costs specifically related to the respective event (e.g. rent expenses for the event location and equipment, marketing and communication expenses, artist expenses, technical equipment, third party event personnel).

Costs in connection with events and merchandise costs

(€ in thousands)	01.01. - 30.06.2013	01.01. - 30.06.2012

Costs in connection with key events	2,159	2,195
Merchandise sales	46	67
Others	42	27
	2,247	2,289

4.3. Other operating income

Other operating income is as follows:

Other operating income

(€ in thousands)	01.01. - 30.06.2013	01.01. - 30.06.2012

Artist Commissions	41	19
Income from private usage of company cars	29	18
Gain from sale of fixed assets	0	10
Insurance reimbursements	5	1
Other	18	18
	52	47

i-Motion GmbH Events Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

4.4 Personnel expenses

Personnel expenses

(€ in thousands)	01.01. - 30.06.2013	01.01. - 30.06.2012

Wages and Salaries	764	646
Social Security and other benefits	110	66
	874	712

The increase of the personnel expenses compared to the prior years is due to the employees transferred from i-Motion GbR and i-Motion KG into the Company with effective date January 1, 2013 (for further details see note 12 "Transactions with related parties").

4.5. Other operating expenses

Other operating expenses

(€ in thousands)	01.01. - 30.06.2013	01.01. - 30.06.2012

Licence fees	168	173
Office rent and other office related costs	84	52
Distribution expenses	50	37
Consulting fees	45	55
Bank charges	21	15
Repair and maintenance	18	19
Car expenses	15	16
Administration fees to related parties	0	38
Others	146	88
	547	493

The licence fees relate to the brand names licensed from Rufener Brand Management AG. The license fee is calculated based on percentage of the revenues from the different events of the Company and in the first six months of both years only the license fee for the events "Winterworld", "Mayday" and "Ruhr in Love" is included.

The increase of office rent and other office related costs in the first six months 2013 compared to the prior year period is due to one time maintenance costs in the amount of K€ 32.

The administration fees to related parties include fees for the services from i-Motion GbR, for further details refer to Note 12 "Transactions with related parties".

4.6. Income Taxes

The income taxes consist of the following:

Tax expense

(€ in thousands)	1.1.-30.6.2013	1.1.-30.6.2012

Income Tax	118	141
Deferred income Tax	0	0
	118	141

i-Motion GmbH Events Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

i-Motion is a company with corporate seat and place of management in Germany and therefore subject to the German Corporate Income Tax Act ("Körperschaftsteuergesetz") and Trade Tax Act ("Gewerbesteuergesetz"). Corporate Income Tax and Trade Tax equate to a combined tax rate ("expected income tax") of 28.25% percent including the Solidarity Surcharge ("Solidaritätszuschlag"), as of June 30, 2013 and 2012.

The reconciliation of the tax expense calculated for the three months ended June 30, 2013 and 2012 based on the expected statutory tax rate of 28.25% to the actual tax expense recorded in the income statement is as follows:

Tax reconciliation

(€ in thousands)	1.1.-30.6.2013	1.1.-30.6.2012

Net income before income tax	403	486
Expected income tax	114	137
Tax income for prior periods	-1	0
Non tax deductible items	5	4
Income tax expense	118	141

The deferred tax assets and liabilities relate to the different depreciation of fixed assets and different measurement of one accrual as of June 30, 2013 and December 31, 2012. Deferred tax asset and liability impacts are netted as follows:

Netting of deferred Tax assets and liabilities

(€ in thousands)	30.06.2013	31.12.2012

Deferred Tax asset	5	5
Deferred tax liability	6	6
Net deferred tax asset (+)/Liability (-)	-1	-1

General tax status of the companies

Both companies included in these combined financial statements are individually subject to Corporate Income Tax and Trade Tax. The following tables shall disclose the results of past tax assessments, tax field audits and potential tax risks per Company.

•    i-Motion Veranstaltungs-GmbH: Konzeption und Ausführungen Nature One

Tax filing status

The tax returns 2011 have been finalized and filed with the tax authorities and have been assessed in line with the tax returns with assessment notices as of 17 October 2012.

Current tax positions

i-Motion has not yet prepared the tax returns for the fiscal year 2012.

i-Motion GmbH Events Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

•    i-Motion GmbH Events & Communication

Tax filing status

The tax returns for the fiscal year 2011 have been filed in time to the tax authorities and have been assessed in line with the tax returns.

Results from Tax field audits

The last tax field audit for the tax years 2006 until 2008 resulted in minor adjustments to the taxable income, none of which are expected to impact future tax audits.

5. Cash/Cash flow disclosures

Cash consist of bank accounts and cash on hand.

The Company paid no interest in the six months ended June 30, 2013 and 2012 and paid income taxes of €224 thousand and €241 thousand respectively.

6. Other assets

Other assets

(€ in thousands)	30.06.2013	31.12.2012

Income tax receivable	140	52
Shares in Investment Funds	99	100
Loan due from shareholder	5	414
VAT receivable	0	72
Other	37	6
	281	644
Thereof:
Short term	171	543
Long term	110	101

For the loan due from shareholder please refer to Note 12, Transactions with related parties.

The investment in funds relate to real estate and ships. The investments are not actively traded thus are accounted for at cost, less any other-than-temporary impairment. Prior to 2011, the Company recorded €600 thousand in other-than-temporary impairment losses on the original cost of €700 based on other-than-temporary impairment for the shares in investment funds. No other-than-temporary impairments were recorded in the six months ended June 30, 2013 or 2012.

7. Inventory

Inventory primarily includes merchandise (clothing, accessories and CDs), materials and supplies as well as alcoholic and non-alcoholic beverages.

i-Motion GmbH Events Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

Inventories

(€ in thousands)	30.06.2013	31.12.2012

Raw materials and supplies	39	35
Merchandise	255	249
	294	284

8. Property, plant and equipment net of accumulated depreciation

Property, plant and equipment consist of the following:

Property, plant and equipment

(in € thousands)	Cars	Other administration equipment	Prepayments	Total

Gross amount:
As of January 1, 2012	242	218	14	474
Additions	262	6	0	268
Disposals	-181	-1	0	-182
Reclassifications	14	0	-14	0
As of June 30, 2012	337	223	0	560
As of January 1, 2013	277	240	0	517
Additions	0	32	0	32
Disposals	0	-4	0	-4
Reclassifications	0	0	0	0
As of June 30, 2013	277	268	0	545
Depreciation
As of January 1, 2012	112	153	0	266
Depreciation for the year	23	17	0	40
Disposals	-64	-1	0	-65
As of June 30, 2012	71	169	0	241
As of January 1, 2013	37	183	0	220
Depreciation for the year	26	20	0	46
Disposals	0	-4	0	-4
As of June 30, 2013	63	199	0	262
Carrying value:
As of January 1, 2012	130	65	14	208
As of June 30, 2012	266	54	0	319
As of January 1, 2013	240	57	0	297
As of June 30, 2013	214	69	0	283

Cars are depreciated over a useful life of 6 years whereas the other administration equipment is depreciated over a useful life of 3 to 13 years.

i-Motion GmbH Events Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

9. INTANGIBLE ASSETS, NET OF ACCUMULATED AMORTIZATION

The intangible assets consist of the following:

Intangible assets

(in € thousands)	Software

Gross amount:
As of January 1, 2012	58
Additions	0
Disposals	0
As of June 30, 2012	58
As of January 1, 2013	59
Additions	0
Disposals	0
As of June 30, 2013	59
Amortization
As of January 1, 2012	29
Amortization for the year	5
Disposals	0
As of June 30, 2012	34
As of January 1, 2013	39
Amortization for the year	5
Disposals	0
As of June 30, 2013	44
Carrying value:
As of January 1, 2012	29
As of June 30, 2012	24
As of January 1, 2013	20
As of June 30, 2013	15

10. TRADE LIABILITIES, OTHER LIABILITIES AND ACCRUED LIABILITIES

Trade and other liabilities

(€ in thousands)	30.06.2013	31.12.2012

Trade liabilities	797	618
Payroll and foreign taxes	14	54
VAT liability	88	0
Others	45	82

	944	754

i-Motion GmbH Events Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

Accrued liabilities

(€ in thousands)	30.06.2013	31.12.2012

Accrual for outstanding license payments	168	0
Bonus and outstanding salaries general manager	166	36
Outstanding invoices	134	37
Vacation accrual	56	17
13th month salary	27	0
Others	41	13

	592	103

11. PROVISIONS

Provisions

(€ in thousands)	30.06.2013	31.12.2012

Litigation	45	45
Uncertain tax issues	34	34
Others	101	51

	180	130

12. TRANSACTIONS WITH RELATED PARTIES

The combined entities are engaged in transactions in the ordinary course of business with other related, but non-combined, companies.

Group structure

The combined entities are part of a group structured as follows:

i-Motion GmbH Events & Communication is 95% owned and i-Motion Veranstaltungs-GmbH is wholly owned by i-Motion Besitz- und Verwaltungsgesellschaft mbH & Co. KG, which is 100% owned by Nikolaus Schär. The remaining 5% share of i-Motion GmbH Events & Communication is held by Oliver Vordemvenne. Nikolaus Schär and Oliver Vordemvenne were engaged in another partnership, i-Motion Communication GbR ("i-Motion GbR"), in which Mr. Schär held 69% of the interests and Mr. Vordemvenne 30%; this partnership transferred all employees to i-Motion GmbH with effective date January 1, 2013, and was then dissolved in the first quarter 2013. All of the above described entities are referred to as the "Group".

The Group is directly and indirectly controlled by Mr. Schär. In addition to being the sole or majority shareholder of all group companies, he is the legal representative of i-Motion and solely entitled to represent the Company. Mr Oliver Vordemvenne is an authorized officer for i-Motion.

The group structure gives evidence to the business relationship between the group companies and their shareholders. In this context i-Motion is legally bound to deal at "arm's length" in all contractual matters between group companies and other related parties.

i-Motion GmbH Events Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

Receivables and liabilities resulting from this context are embedded into loan contracts with an interest rate calculated at arm`s length and an appropriate securitization.

Summary of transactions between related parties

i-Motion is engaged with intra-group companies and other related parties regarding the following business transactions:

Remuneration of management and close family members

Mr. Schär receives a monthly salary from the Company. The authorized officer Mr. Vordemvenne does not received in 2012 a salary directly from the Company, but i-Motion GbR is billing the Company for services provided; starting January 1, 2013, also Mr. Vordemvenne received a monthly fixed salary from the Company, because all employees engaged by i-Motion GbR were transferred to the Company with effective date January 1, 2013.

Mr. Schär's fixed remuneration for the six months ended June 30, 2013 and 2012 is € 147 thousand in 2013 and 2012 plus a variable bonus of € 49 thousand according to the current general manager employment agreement. Additionally Mr. Schär receives other benefits (e.g., usage of company cars). Also the wife of Mr. Schär was engaged by the Company in 2012 and received a salary of € 18 thousand for the six months ended June 30, 2012; Mrs. Schär is no longer employed by the Company effective January 1, 2013.

Mr. Vordemvenne's fixed remuneration for the six months ended June 30, 2013 is € 45 thousand.

Shareholder loan with the general manager

In 1999, the Company signed a facility agreement (shareholder loan agreement) with Mr. Schär. According to this loan agreement the Company is offering the loan to Mr. Schär for an interest rate of 2% above the basis interest rate of the European Central Bank. As of June 30, 2013, the loan receivable due from Mr. Schär is € 5 thousand (December 31, 2012: € 414 thousand). Interest on the outstanding balance was calculated at 2.125% per annum for 2012 and for the six months ended June 30, 2013. Interest income on the shareholder loan for the six months ended June 30, 2013 and 2012 was € 0 thousand and € 15 thousand, respectively.

The shareholder loan receivable is recorded in other current financial assets, because the loan agreement can be terminated by both parties at any time.

Rent contracts

The Company rents its office space in Mülheim-Kärlich from i-Motion Besitz- und Verwaltungsgesellschaft mbH & Co. KG ("i-Motion KG"). This Group company is a partnership owned to 100% by Nikolaus Schär and has leased the office space for the same term from an external party. i-Motion KG has agreed in a sub lease agreement with the Company until the end of 2015 for a monthly rent including surcharges of € 3,710. Total rent expenses recorded in other operating expenses of the Company for the office space amounts to € 22 thousand in the six months ended June 30, 2013 and 2012.

i-Motion GmbH Events Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

Other services from i-Motion KG

In addition to the rental agreement, i-Motion KG has provided administrative services (including bookkeeping) to the Company, for which the Company paid an amount of € 38 thousand in the six months ended June 30, 2012. In the six months ended June 30, 2013 I Motion KG did not charge the Company, because the respective administrative employee is employed by the Company effective January 1, 2013.

Services from i-Motion GbR

Through December 31, 2012, i-Motion GbR has primarily provided support services to the Company (covering also the services of Mr. Vordemvenne) and very limited services to Group external parties. In the six month ended June 30, 2012 the revenues of i-Motion GbR with the Company amount to € 154 thousand. These services included charges for support of the events, preparation of technical drawings and other administration services. Effective January 1, 2013 all employees of i-Motion GbR were transferred to the Company and therefore during the six months ended June 30, 2013 and until its dissolution i-Motion GbR provided no services to the Company.

Guarantees

The Company has a financing relationship with the Sparkasse Koblenz. For any obligations to the Sparkasse Koblenz Mr. Nikolaus Schär has offered a personal guarantee in the maximum amount of € 50 thousands. Additionally he has assigned the rights from proceeds from his term life insurance at the Cosmos Direkt Versicherung for the financial obligations of the Company at Sparkasse Koblenz. As of June 30, 2013 and December 31, 2012 the Company had no obligations outstanding to Sparkasse Koblenz.

13. COMMITMENTS AND CONTINGENCIES, GUARANTEES

Commitments

The Company has commitments for rental of office space and warehouses and event locations. i-Motion's rent expenses amounted to € 35 thousand in the six months ended June 30, 2013 and 2012, excluding event locations (which are recorded in the cost of sales for the respective event).

The rent contract for the office space with I-Motion Besitz- und Verwaltungsgesellschaft mbH & Co. KG has a contractual termination date set at December 31, 2015 with automatic extension for one further year if not terminated with a notification period of 6 months before contract end (latest termination date: June 30, 2015). As described in the section "transactions with related parties", i-Motion Besitz- und Verwaltungsgesellschaft mbH & Co. KG is the main-lessee of the office space and has a one-time 5-year-option to extend the contract with the lessor until December 31, 2020.

The Company has no contractual obligations to remove instalments or to renovate the offices spaces and has consequently not accrued for such cost.

i-Motion GmbH Events Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

Future minimum rentals payable under noncancellable operating leases for office space and event locations as at June 30, 2013 are as follows:

June 30, 2013

Within one year	176
After one year but not more than five years	110
More than five years	0

286

Contingencies

Legal matters

The Company had several legal actions filed against it in connection with alleged violations of trademark-rights, ticketing agreements and other service agreements. Additionally there is an ongoing review by the social insurance authorities related to social insurance payments for short term employed event personnel.

The legal advisors for general contractual matters of the company give notice about two actions filed against i-Motion. For one of the cases the Company accrued € 45 thousand at the end of June 30, 2013 and December 31, 2012 which is 50 percent of the maximum exposure.

For the social insurance risk for short term employed event personnel during the years 2007 to 2012 the Company accrued € 50 thousand at the end of June 30, 2013 (€ 0 at December 31, 2012), which is the currently discussed settlement amount with the social insurance authorities. However, in case the authorities do not agree to the proposed settlement and all the salaries in discussion will qualify as relevant for social insurance purposes, the social insurance payment may increase up to an amount of K€ 200. Neither the Company's management nor the engaged lawyer are currently in the position to conclude on a best estimate or on specific probabilities for social insurance payments in the range from K€ 50 to K€ 200, because in case of no settlement agreement all short term engagements for event personnel have to be reviewed in detail in a lengthy and time consuming process. Therefore the Company provided for the minimum amount of the potential future cash outflows.

14. SUBSEQUENT EVENTS

Subsequent events include all relevant events through August 19, 2013, as the date the combined financial statements were issued.

On July 16, 2013, i-Motion Besitz- and Verwaltungsgesellschaft mbH & Co KG and Mr. Oliver Vordemvenne (jointly the seller's) entered into a share purchase agreement with SFX Entertainment Inc. pursuant to which SFX Entertainment Inc. will acquire all of the seller's shares in the Company. Under the share purchase agreement, SFX Entertainment Inc. will acquire all of the shares in the Company in exchange for (i) $16.0 million (or, if greater, the U.S. dollar equivalent of € 12.6 million, based on the exchange rate on the day prior to closing) in cash and (ii) $5.0 million (or, if greater, the U.S. dollar equivalent of € 3.9 million, based on the exchange rate on the day prior to closing) in shares of SFX Entertainment Inc. common stock at the initial offering price of SFX Entertainment Inc. common stock in the current offering for a SEC-listing of the purchaser.

i-Motion GmbH Events Communication and
i-Motion Veranstaltungs-GmbH Konzeption u. Ausführung Nature One

Notes to combined financial statements (Continued)

Additionally, the share purchase agreement provides that SFX Entertainment Inc. will be required to make an earn out payment of $1.0 million (or, if greater, the U.S. dollar equivalent of € 0.79 million based on the exchange rate on the business day prior to the due date of the earnout payment) if the EBITDA of the Company for either or both of the fiscal years ending on December 31, 2013 and December 31, 2014 exceeds the lesser of $4.0 million, converted into Euros based on the exchange rate on the last banking day of the respective fiscal year, and € 3.15 million.

The share purchase agreement contains customary representations, warranties and covenants. The completion of the transaction is subject to certain closing conditions, in particular the acquisition of certain intellectual property rights by the Company from Rufener Brand Management AG. According to the share purchase agreement the acquisition of the Company by SFX Entertainment Inc. should be closed in September 2013 following the satisfaction of all closing conditions. If SFX Entertainment Inc. does not complete it's current offering for a SEC listing by October 16, 2013, then each party is entitled to rescind the agreement by giving written notice to the other party.

In the context with the above share purchase agreement the Company and Rufener Brand Management AG agreed on July 12, 2013 in a binding letter of intent. According to this letter Rufener Brand Management AG likes to sell, transfer and assign certain intellectual properties in the trademarks for different event names to the Company, which are currently licensed by the Company from Rufener Brand Management AG. The purchase price agreed in the letter of intent amounts to € 500 thousand. A final asset purchase agreement for these intellectual properties should be signed by August 4, 2013; if such an agreement is not in place by August 4, 2013, the latest, the draft asset purchase agreement attached to the letter of intent shall deemed to be finally agreed among the parties. The transfer of trademarks should close simultaneously with the share purchase agreement agreed with SFX Entertainment Inc. Because a final purchase agreement for the trademarks is not agreed yet and the transfer of trademarks is also currently not closed, the Company has still accrued for the outstanding license payments to Rufener Brand Management AG as of June 30, 2013.

Mülheim-Kärlich, August 19, 2013

Nikolaus Schär

Combined Financial Statements

Totem Onelove Group and Totem Industries Pty Ltd.

December 31, 2012 and 2011

Totem Onelove Group and Totem Industries Pty Ltd.

Report of Independent Auditors

To the Partners and Members,
Totem Onelove Group and Totem Industries Pty Limited

We have audited the accompanying combined financial statements of Totem Onelove Group and Totem Industries Pty Limited, which comprise the combined balance sheets as of December 31, 2012 and 2011, and the related combined statements of comprehensive income, owners equity and cash flows for the years then ended, and the related notes to the combined financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Totem Onelove Group and Totem Industries Pty Limited at December 31, 2012 and 2011, and the combined results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young

Melbourne, Australia
June 24, 2013

Totem Onelove Group and Totem Industries Pty Ltd.

Combined balance sheet

	December 31,
	2012	2011

	AUD
ASSETS
CURRENT ASSETS
Cash and cash equivalents	8,298,920	2,698,776
Accounts receivable, net	1,363,556	2,483,520
Accounts receivable, net, related parties	251,454	175,925
Inventories	16,387	17,000
Accrued revenue	110,805	240,025
Prepaid expenses and other current assets	375,303	779,234
Deferred income taxes	84,531	7,078

Total current assets	10,500,956	6,401,558
PROPERTY, PLANT AND EQUIPMENT
Leasehold improvements	126,958	124,605
Equipment	288,428	144,181

	415,386	268,786
Less accumulated depreciation and amortization	(132,184)	(60,964)

	283,202	207,822
INTANGIBLE ASSETS
Intangible assets	23,120	18,316
Less accumulated depreciation and amortization	(4,143)	(1,832)

	18,977	16,484

Deferred income taxes, non current	70,814	—

Total assets	10,873,949	6,625,864

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	4,429,751	5,011,091
Accounts payable—related parties	—	474
Artist fee tax withholding	819,142	227,771
Other accounts payable and accrued expenses	893,223	1,005,502
Accrued vacation	61,340	39,142
Deferred income	312,453	18,282
Current tax payable	—	13,395
Deferred tax liability	155,345	7,078

Total current liabilities	6,671,254	6,322,735
NONCURRENT LIABILITIES
Accrued vacation, long-term	34,661	23,062

Total noncurrent liabilities	34,661	23,062
OWNERS' EQUITY
Owners' current account	4,228,122	353,549
Common stock, issued, 1000 shares	1,000	1,000
Retained earnings	(61,088)	(74,482)

Total owners' equity	4,168,034	280,067

Total liabilities and owners' equity	10,873,949	6,625,864

The accompanying notes are an integral part of these financial statements.

Totem Onelove Group and Totem Industries Pty Ltd.

Combined statement of comprehensive Income

	Year ended December 31,
	2012	2011

	AUD
Revenue	40,850,837	35,126,966
Operating expenses:
Direct costs	28,989,782	27,391,452
General and administrative expenses	1,986,504	1,633,936
Business sale expenses	89,563	15,086
Collaboration agreement payout	3,612,500	—
Depreciation and amortization	73,533	46,344

Operating income before taxes	6,098,955	6,040,148
Other income/(expense)
Interest expense	(33,521)	(33,020)
Interest income	9,167	10,363
Other	—	7,083
Benefit for income tax	13,394	46,311

Net income	6,087,995	6,070,885
Other comprehensive income	—	—

Total comprehensive income	6,087,995	6,070,885

The accompanying notes are an integral part of these financial statements.

Totem Onelove Group and Totem Industries Pty Ltd.

Combined statement of owners' equity

	Common Stock	Owners' current account	Retained earnings	Total

	AUD
Balance at December 31, 2010	1,000	1,339,403	(120,793)	1,219,610
Net income	—	—	6,070,885	6,070,885
Profit allocation to owners	—	6,024,574	(6,024,574)	—
Contribution from owners	—	1,189,572	—	1,189,572
Distributions to owners		(8,200,000)	—	(8,200,000)

Balance at December 31, 2011	1,000	353,549	(74,482)	280,067
Net income	—	—	6,087,995	6,087,995
Profit allocation to owners	—	6,074,601	(6,074,601)	—
Contribution from owners	—	4,000,000	—	4,000,000
Distributions to owners	—	(6,200,028)	—	(6,200,028)

Balance at December 31, 2012	1,000	4,228,122	(61,088)	4,168,034

The accompanying notes are an integral part of these financial statements.

Totem Onelove Group and Totem Industries Pty Ltd.

Combined statement of cash flows

	Year ended December 31,
	2012	2011

	AUD
Cash Flows from Operating Activities:
Net income	6,087,995	6,070,885
Adjustments to reconcile net income to net cash (used)/ provided by operating activities:
Depreciation and amortization	73,533	46,344
Changes in operating assets and liabilities:
Receivables—trade	1,119,964	(1,285,501)
Receivables—related parties	(75,529)	(175,925)
Inventories	613	(17,000)
Accrued revenue	129,220	1,177,242
Prepaid expenses and other current assets	403,931	(669,348)
Deferred income tax assets, current	(77,453)	(2,137)
Deferred income tax assets, non current	(70,814)	—
Accounts payable—trade	(581,340)	2,162,095
Accounts payable—related parties	(474)	(1,443,601)
Artist fee tax withholding	591,371	229,332
Other accounts payable and accrued expenses	(112,279)	(2,490,497)
Accrued vacation, short term	22,198	19,772
Deferred income	294,171	(27,004)
Current tax payable	(13,395)	(46,310)
Deferred income tax liabilities	148,267	2,137
Accrued vacation, long-term	11,599	8,346

Net cash provided by operating activities	7,951,578	3,558,830
Cash Flows from Investing Activities:
Capital expenditures	(146,602)	(67,805)
Purchase of trademarks	(4,804)	(18,315)

Net cash used in investing activities	(151,406)	(86,120)
Cash Flows from Financing Activities:
Proceeds from owners	4,000,000	1,189,572
Payments to owners	(6,200,028)	(8,200,000)

Net cash used in financing activities	(2,200,028)	(7,010,428)
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	5,600,144	(3,537,718)
Cash and cash equivalents:
Beginning of year	2,698,776	6,236,494

End of year	8,298,920	2,698,776

Included in operating cashflows are:
Income taxes paid	—	—
Interest paid	1,050	1,750

The accompanying notes are an integral part of these financial statements.

Totem Onelove Group and Totem Industries Pty Ltd.

Combined notes to the financial statements
 December 31, 2012 and 2011

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Totem Industries Pty Ltd. (TI) and Totem Onelove Group (TOG) have developed into one of Australia's leading innovators in the dance music scene organizing festivals, events or concerts. Based in Melbourne but with offices and partnerships with key promoters/businesses throughout Australia, it's dedicated to a range of industry related opportunities. This includes a focus on: sponsorship, event production, touring and travel services.

TOG is a partnership under Australia law. Totem Industries Pty Ltd. is a limited liability company.

Basis of accounting

The accompanying combined financial statements have been prepared on an accrual basis of accounting, whereby revenue is recognized when earned and expenses are recognized when incurred.

Functional and presentation currency

The combined financial statements are presented in Australian dollars which is TI's and TOG's functional and presentation currency. The functional currency of each entity is measured using the currency of the primary economic environment in which that entity operates.

Principals of combination

TI and TOG share two common partners/directors of a total of five partners. Additionally, there is common management between the two entities. Approximately 80% to 90% of TI revenue is generated through transactions with TOG. Operations of both entities are carried out from the same site and their operations are intertwined. Management has elected to present the financial statements on a combined basis. Common transactions and period end balances between the two entities are eliminated upon combination.

Cash and cash equivalents

The Group considers cash, time deposits and all other highly liquid investments with an original maturity of three months or less to be cash equivalents. All amounts are held with reputable Australian banks.

Accounts receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Group performs ongoing credit evaluations of its customers and establishes appropriate allowances for doubtful accounts based on the factors surrounding the credit risk of their customers, historical trends with respect to write-offs and other information.

The Group does not have any off balance sheet exposure related to its customers.

Inventories

All inventories are valued on the average cost method. Inventory consists of retail merchandise.

Totem Onelove Group and Totem Industries Pty Ltd.

Combined notes to the financial statements (Continued)
 December 31, 2012 and 2011

Inventories are stated at the lower of cost or net realizable value. Net realizable value represents the estimated selling price for inventories less all estimated costs of completion and costs necessary to make the sale.

Accrued revenue

The Group recognizes revenue once the event is held. Accrued revenue represents ticket sales or income receivable in relation to held events which have not been billed to customers.

Prepaid expenses

The Group's prepaid expenses relate to event expenses, including artist advances and other costs directly related to future concert events. These prepaid costs are charged to operations upon completion of the related events.

Plant and equipment

Leasehold improvement and equipment are carried at cost. Depreciation and amortization are computed on the straight-line method over the estimated useful lives or lease term of the respective assets. On sale or retirement, the asset cost and related accumulated depreciation are removed from the accounts, and any related gain or loss is reflected in income. Expenditures for improvements and additions are charged to leasehold improvement and equipment while expenditures for replacements and maintenance and repairs are expensed as incurred.

Depreciation is computed using the straight-line method based on the following ranges of estimated useful lives;

•
equipment: 2 to 7 years
•
leasehold improvement; period of lease

Depreciation expense for the year is AUD $71,221 and AUD $44,512 for 2012 and 2011, respectively.

The Group tests for impairment whenever events or changes in circumstances indicate that the carrying amount of property, plant and equipment may not be recoverable. The Group determines the need for an impairment charge by comparing undiscounted cash flows associated with the continued use and ultimate disposition of the related assets to the carrying values of the assets.

Intangibles

Intangibles relate to registered trademarks which are amortized over 10 years.

At the end of each reporting period, the Group reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any).

Totem Onelove Group and Totem Industries Pty Ltd.

Combined notes to the financial statements (Continued)
 December 31, 2012 and 2011

Amortizable intangible assets at December 31, 2012 and 2011 consist of the following:

		December 31, 2012
	Life	Gross	Accumulated amortization	Net

			AUD
Trademarks	10 years	23,120	4,143	18,977

		December 31, 2011
	Life	Gross	Accumulated amortization	Net

			AUD
Trademarks	10 years	18,316	1,832	16,484

The weighted average period prior to the next trademark renewal is 8.5 years. The entity is expected to renew the trademarks at the end of the initial term and the cash flows from the trademarks are expected to continue. In instances where the trademark's lives are extended, the cost of renewal is capitalized.

Amortization expense totalled AUD $2,312 and AUD $1,832 for 2012 and 2011, respectively. Based on the current amount of intangible assets subject to amortization, the estimated amortization for each of the five succeeding years is as follows:

AUD

2013	2,312
2014	2,312
2015	2,312
2016	2,312
2017	2,312

Accounts payable and accruals

An accrual is recorded for expenses incurred. Where a supplier invoice has not been received, the expense is estimated based on the supplier quote or other reliable estimate.

Artist fee tax withholding

The artist fee tax withholdings are amounts owed to federal taxation authorities for income tax withholdings required on payments made to foreign artists for services.

Employee provisions

A liability is recognized for benefits accruing to employees in respect of wages and salaries, annual leave and long service leave when it is probable that settlement will be required and they are capable of being measured reliably. Liabilities recognized in respect of short-term employee benefits, are measured at their nominal values using the remuneration rate expected to apply at the time of settlement. Liabilities recognized in respect of long term employee benefits are measured as the present

Totem Onelove Group and Totem Industries Pty Ltd.

Combined notes to the financial statements (Continued)
 December 31, 2012 and 2011

value of the estimated future cash outflows to be made by the Group in respect of services provided by employees up to reporting date.

Revenue

Ticket sales are recognized as revenue once the festival or event has occurred. Revenues collected in advance of any event is recorded as deferred revenue until the event occurs.

Similarly, sponsorship income and selling rights income is recognized when the sponsored festival or event occurs.

The Group earns income relating to the sale of beverages either directly or indirectly. The Group may staff the bar and recognize income earned once the beverages are sold at the festival/event or earn a percentage of profits from the bar run by the venue. In both instances, the income is recognized once the beverages are sold.

The Group received non-monetary revenue in the form of product from sponsors. The gross amount recognized is $44,000 in each of 2012 and 2011 respectively. These products have been recognized at fair value.

Gross vs. Net Revenue recognition

The Group reports revenue on a gross or net basis based on management's assessment of whether the Group acts as a principal or agent in the transaction, in accordance with the criteria outlined in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) subtopic 605-45 'Revenue Recognition—Principal Agent Considerations'. To the extent that the Group acts as a principal, revenue is reported on a gross basis. The determination of whether the Group acts as a principal or agent in a transaction is based on an evaluation of whether the Group has substantial risks or rewards of ownership under the terms of the agreement.

On occasion, the Group incurs costs on behalf of sponsors or related parties. In such instances, the Group charges the cost of this setup back to the sponsors. As the Group do not have control over these costs and act as an agent, on-charging these costs is not recognized as income but is recognized as an offset to the expense.

The on-charged amounts are recognized when the event has occurred and the quantum of the recharges can be reliably determined by reference to a supplier invoice.

Collaboration agreements

The Group collaborated with parties in Brisbane, Perth and Adelaide to run the Creamfield festivals in 2011 and 2012 and the Stereosonic festivals in 2011 in each of these cities. Collaborative partners were primarily responsible for organizing local suppliers in these cities and they participated in a share of the net profit or loss of each of the festivals as outlined in the respective joint venture agreements.

All revenue and expenses relating to the festivals are recognized on a gross basis when the Group acts as a principal. It has been determined that the Group predominantly acts as principal as noted above.

Receivables and payables, at year end, under collaboration agreements have been offset as the amounts are determinable and the Group has the right and intent to set off.

Totem Onelove Group and Totem Industries Pty Ltd.

Combined notes to the financial statements (Continued)
 December 31, 2012 and 2011

The collaboration agreements were terminated in June 2012 and a one off termination payment was made to the partners. From June 2012, the partners do not participate in the profit share.

Direct operating expenses

The following variable costs relate directly to running a festival or event.

•
Entertainment expenses primarily relate to artist fees and artist related costs.

•
Event expenses primarily relate to venue hire, equipment hire, security, salary and wages paid to seasonal employees at the festivals or events and share of profits on festivals under collaboration agreements.

•
Production expenses relate to costs incurred in staging the events, e.g., lighting, sound, shipping and handling etc.

•
Sponsorship expenses relate to commissions and fees paid to agents whom procure the sponsorship income.

•
Ticketing expenses relate to fees or commissions paid to agents.

•
Bar costs relate to instances where the Group manages the bar at festivals and include seasonal employee costs and beverage costs.

•
Advertising costs which directly relate to promoting specific festivals or events to sell tickets. Advertising costs are expensed when incurred.

Business sale expenses

These are costs related to potential business combinations, such as legal and accounting charges.

Collaboration agreement termination payouts

These costs relate to terminating existing collaboration agreements in relation to the Stereosonic festival in certain states. The Group does not have further commitments under the collaboration agreements from June 2012.

General and administrative expenses

Costs relating to the running of the Group, e.g. employment expenses, rent and other office overhead, are recognized as incurred. There are no advertising costs included in this expense.

Depreciation and amortization

Depreciation and amortization is presented as a separate line in the Statement of Comprehensive Income. There is no depreciation or amortization included in direct operating expenses or general and administrative expenses.

Income Taxes

TOG is a partnership for tax purposes and under Australian tax legislation, it is not a tax payer in its own right and as such does not record income tax expense nor incur any income tax liabilities. The

Totem Onelove Group and Totem Industries Pty Ltd.

Combined notes to the financial statements (Continued)
 December 31, 2012 and 2011

partners of TOG are required to report their respective shares of the partnerships income in their individual tax returns.

Income tax expense for TI is calculated on a legal entity basis, based on reported income before income taxes. The Company utilizes the asset and liability method of accounting for income taxes. Under this method deferred tax assets and liabilities are recognized to reflect the future tax consequences attributable to temporary differences between financial reporting bases of existing assets and liabilities and their respective tax bases. Deferred tax assets are reduced by a valuation allowance, when, in the opinion of management, it is more likely than not that all or some of the net deferred tax assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period in which the change is enacted.

The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority.

Deferred tax balances that are expected to reverse within the year are classified as current.

Transactional taxes

The Group account for taxes that are externally imposed on revenue and expenses on a net basis, as a reduction of revenue and expenses.

Interest in relation to underpaid transaction taxes is recorded as interest expense in the Statement of Comprehensive Income. Interest expense for underpaid transactions was AUD$32,471 and AUD$31,270 for 2012 and 2011, respectively. Interest and penalties in relation to underpaid transaction taxes are accrued in Other accounts payable and accrued expenses in the Balance Sheet. The amount of interest and penalties was $90,875 and $58,404 at December 31, 2012 and 2011 respectively.

Operating leases

The Group has an operating lease which relates to the lease of its current premises. The lease expenses are recognized on a straight line basis over the period of the lease.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Totem Onelove Group and Totem Industries Pty Ltd.

Combined notes to the financial statements (Continued)
 December 31, 2012 and 2011

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair values because of the short maturities of those instruments.

Comprehensive Income

The Group displays all items required to be recognized under accounting standards as components of comprehensive income in a financial statement with the same prominence as other financial statements. Comprehensive income consists of net income and foreign currency translation adjustments, and is presented in the Statements of Comprehensive Income.

NOTE 2 LEASES

The Group leases office space under an operating lease. The lease has the option of extension of two further terms of six years each.

The future scheduled rental payments required under operating leases that have remaining noncancellable lease terms exceeding one year at December 31, 2012 are as follows:

AUD

2013	115,839
2014	115,863
2015	117,319
2016	58,207

Total	407,228

Rent expense for operating leases was AUD$111,384 and AUD$107,100 for 2012 and 2011, respectively.

Part of the property was sublet during December 31, 2011 and yielded income of AUD$7,083.

NOTE 3 RETIREMENT BENEFITS

The Group contributes 10% of the employee's salary to an employee nominated pension fund. The total contributed for the period is AUD $109,430 and AUD $56,407 and for 2012 and 2011, respectively.

The Group has no further obligations or commitments beyond remitting these withheld amounts to nominated pension funds each quarter.

Totem Onelove Group and Totem Industries Pty Ltd.

Combined notes to the financial statements (Continued)
 December 31, 2012 and 2011

NOTE 4 RELATED PARTIES

Transactions involving equity owners and their related entities

The following table sets forth expenses incurred and revenue earned from related entities:

	Year ended December 31,
	2012	2011

	AUD
Revenue billed by the Group for resources utilized	32,600	—
Staff costs billed to the Group	6,030	8,756
Management fee billed to the Group	110,471	254,569

The above transactions are conducted at cost.

The total amounts outstanding from related entities, included within accounts receivable and accounts payable are:

	December 31,
	2012	2011

	AUD
Receivables	251,454	175,925
Payables	—	474

The above amounts are due on standard trading terms, i.e. within 30 days of invoice.

Two of the Directors have provided a personal guarantee for the liabilities of Totem Industries Pty Ltd up to AUD $340,000 in relation to its banking arrangement. There are no outstanding bank loans or overdraft facilities as at December 31, 2012 or 2011.

NOTE 5 INCOME TAXES

The Company has been operating under Australian tax law that has a corporate rate of 30% for all periods presented.

Totem Onelove Group and Totem Industries Pty Ltd.

Combined notes to the financial statements (Continued)
 December 31, 2012 and 2011

The provision for taxes on income (i.e. income tax expense) for the years ended December 31, 2012 and 2011 is comprised of the following:

	Year ended December 31,
	2012	2011

	AUD
Federal
Current expense/(benefit)	(140,638)	13,395
Prior year overprovision	(13,395)	(59,705)
Deferred expense/(benefit)	142,388	(12,510)

	(11,645)	(58,820)
Valuation Allowance	(1,749)	12,509

Tax expense (benefit)	(13,394)	(46,311)

Comprising:
US	—	—
Foreign	—	—

Reconciliation of income tax expense attributable to continuing operations and income tax expense resulting from applying the statutory tax rate to pre-tax income from continuing operations:

	Year ended December 31,
	2012	2011

	AUD
Accounting profit before income taxes—combined financial statements	6,074,601	6,024,574
Less: accounting profit of non taxable partnership TOG	(6,074,601)	(6,024,574)
Accounting profit/(loss) before income tax—TI	—	—
Tax at the applicable rates(1)	—	—
Prior year true up of tax returns	(13,394)	(59,705)
Permanent differences	1,749	885

Net income tax expense/(benefit)	(11,645)	(58,820)

Valuation Allowance	(1,749)	12,509

Tax expense / (benefit)	(13,394)	(46,311)

(1)
The statutory tax rate is based on the Australian rate of 30%.

The Company's deferred income tax balance and the difference between income tax computed at the Australian statutory income rate and income tax expense is primarily the result of tax losses carried forward and the valuation allowance raised.

No jurisdiction tax rate adjustment is calculated to account for the difference between the Australian and US federal statutory tax rates as the Company is not expected to be a US domestic company until after the initial public offering.

Totem Onelove Group and Totem Industries Pty Ltd.

Combined notes to the financial statements (Continued)
 December 31, 2012 and 2011

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the corresponding amount used for income tax purposes. Significant components of the Company's deferred tax items are as follows:

Temporary differences and tax losses which gave rise to deferred tax assets and liabilities were as follows:

	December 31,
	2012	2011

	AUD	AUD
Current deferred tax assets
Accrued expenses deductible when paid	58,636	72,911
Deferred revenue	25,895	5,485

Total current deferred tax assets	84,531	78,396
Non current deferred tax assets
Accrued vacation	642	897
Carried forward tax losses	140,638	—

Total non current deferred tax assets	141,280	897

Gross deferred tax assets	225,811	79,293
Valuation allowance	(70,466)	(72,215)

Total deferred tax asset	155,345	7,078

Work in Progress	(150,969)	(2,195)
Prepaid expenses and other current assets	(4,376)	(4,883)

Total deferred tax liability	(155,345)	(7,078)

The carry forward tax losses do not expire and can be utilized against future taxable income.

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Group also considers the scheduled reversal of deferred tax liabilities, projected future taxable income or losses, and tax planning strategies in making this assessment. Based upon the Group's history, the Company does not believe realization of these tax assets is more likely than not. As such, full valuation allowances for the deferred tax assets were established.

NOTE 6 CONTINGENCIES

There are no contingencies that management are aware of at balance date.

NOTE 7 SUBSEQUENT EVENTS

The Directors evaluated the December 31, 2012 financial statements for subsequent events through June 24, 2013, the date the financial statements were available to be issued. Subsequent to year end, the Directors/Partners have agreed in principal to sell 100% of the ownership of the Group to SFX Entertainment, Inc. The agreement is subject to a number of conditions precedent and is expected to be completed in 2013 financial year. The Directors/Partners will continue to remain and operate the business in Australia.

Combined Financial Statements (Unaudited)

Totem Onelove Group and Totem Industries Pty Ltd

June 30, 2013 and 2012

Totem Onelove Group and Totem Industries Pty Ltd

Totem Onelove Group and Totem Industries Pty Ltd

Combined balance sheet

	(unaudited) June 30,		December 31,
	2013	2012	2012	2011

	AUD	AUD	AUD	AUD
ASSETS
CURRENT ASSETS
Cash and cash equivalents	1,083,336	1,484,643	8,298,920	2,698,776
Accounts receivable, net	90,223	476,925	1,363,556	2,483,520
Accounts receivable, net, related parties	151,518	136,160	251,454	175,925
Inventories	16,387	17,000	16,387	17,000
Accrued revenue	—	—	110,805	240,025
Prepaid expenses and other current assets	91,452	191,779	375,303	779,234
Deferred income taxes	—	2,210	84,531	7,078

Total current assets	1,432,916	2,308,717	10,500,956	6,401,558
PROPERTY, PLANT AND EQUIPMENT
Leasehold improvements	126,958	126,958	126,958	124,605
Equipment	310,785	152,469	288,428	144,181

	437,743	279,427	415,386	268,786
Less accumulated depreciation and amortization	194,699	112,299	132,184	60,964

	243,044	167,128	283,202	207,822
INTANGIBLE ASSETS
Intangible assets	26,717	18,316	23,120	18,316
Less accumulated depreciation and amortization	5,300	2,988	4,143	1,832

	21,417	15,328	18,977	16,484

Deferred income taxes, non current	—	—	70,814	—

Total assets	1,697,377	2,491,173	10,873,949	6,625,864

LIABILITIES AND OWNERS' EQUITY
CURRENT LIABILITIES
Accounts payable	865,604	2,773,653	4,429,751	5,011,091
Accounts payable—related parties	—	—	—	474
Artist fee tax withholding	10,677	540,003	819,142	227,771
Other accounts payable and accrued expenses	227,425	223,756	893,223	1,005,502
Accrued vacation	62,648	50,241	61,340	39,142
Deferred income	18,694	98,099	312,453	18,282
Current tax payable	—	—	—	13,395
Deferred tax liability	—	2,210	155,345	7,078

Total current liabilities	1,185,048	3,687,962	6,671,254	6,322,735
NONCURRENT LIABILITIES
Accrued vacation, long-term	36,634	25,588	34,661	23,062

Total noncurrent liabilities	36,634	25,588	34,661	23,062
OWNERS' EQUITY
Owners' current account	535,783	(1,162,289)	4,228,122	353,549
Common stock, issued, 1000 shares	1,000	1,000	1,000	1,000
Retained earnings	(61,088)	(61,088)	(61,088)	(74,482)

Total owners' equity	475,695	(1,222,377)	4,168,034	280,067

Total liabilities and owners' equity	1,697,377	2,491,173	10,873,949	6,625,864

The accompanying notes are an integral part of these financial statements.

Totem Onelove Group and Totem Industries Pty Ltd

Combined statements of comprehensive income

	(unaudited) 3 months ended June 30,		(unaudited) 6 months ended June 30,
	2013	2012	2013	2012

	AUD	AUD	AUD	AUD
Revenue	1,455,544	6,096,749	11,520,051	6,608,885
Operating expenses:
Direct costs	1,266,315	5,210,758	10,288,669	6,245,875
General and administrative expenses	442,084	521,432	852,729	871,878
Business sale expenses	13,963	39,701	26,291	50,497
Collaboration agreement payout	—	3,612,500	—	3,612,500
Depreciation and amortization	34,497	35,847	47,587	52,492

Operating income/(loss) before taxes	(301,315)	(3,323,489)	304,775	(4,224,357)
Other income/(expense)
Interest expense	(8,009)	(8,442)	(16,046)	(17,034)
Interest income	17,161	12,679	18,932	25,553
Other	—	—	—	—
Benefit/(provision) for income tax	—	49,627	—	13,394

Net income/(loss)	(292,163)	(3,269,625)	307,661	(4,202,444)
Other comprehensive income	—	—	—	—

Total comprehensive income/(loss)	(292,163)	(3,269,625)	307,661	(4,202,444)

The accompanying notes are an integral part of these financial statements.

Totem Onelove Group and Totem Industries Pty Ltd

Combined statement of owners' equity

	Common Stock	Owners' current account	Retained earnings	Total

	AUD	AUD	AUD	AUD
Balance at December 31, 2010	1,000	1,339,403	(120,793)	1,219,610
Net income	—	—	6,070,885	6,070,885
Profit allocation to owners	—	6,024,574	(6,024,574)	—
Contribution from owners	—	1,189,572	—	1,189,572
Distributions to owners	—	(8,200,000)	—	(8,200,000)

Balance at December 31, 2011	1,000	353,549	(74,482)	280,067
Net income/(loss)	—	—	(4,202,444)	(4,202,444)
Profit/(loss) allocation to owners	—	(4,215,838)	4,215,838	—
Contribution from owners	—	2,700,000	—	2,700,000

Balance at June 30, 2012 (unaudited)	1,000	(1,162,289)	(61,088)	(1,222,377)

Balance at December 31, 2011	1,000	353,549	(74,482)	280,067
Net income	—	—	6,087,995	6,087,995
Profit allocation to owners	—	6,074,601	(6,074,601)	—
Contribution from owners	—	4,000,000	—	4,000,000
Distributions to owners	—	(6,200,028)	—	(6,200,028)

Balance at December 31, 2012	1,000	4,228,122	(61,088)	4,168,034
Net income	—	—	307,661	307,661
Profit allocation to owners	—	307,661	(307,661)	—
Distributions to owners	—	(4,000,000)	—	(4,000,000)

Balance at June 30, 2013 (unaudited)	1,000	535,783	(61,088)	475,695

The accompanying notes are an integral part of these financial statements.

Totem Onelove Group and Totem Industries Pty Ltd

Combined statement of cash flows

	(unaudited) 6 months ended June 30,		Year ended December 31,
	2013	2012	2012	2011

	AUD	AUD	AUD	AUD
Cash Flows from Operating Activities:
Net income/(loss)	307,660	(4,202,444)	6,087,995	6,070,885
Adjustments to reconcile net income to net cash (used)/provided by operating activities:
Depreciation and amortization	47,587	52,492	73,533	46,344
Changes in operating assets and liabilities:
Receivables—trade	1,273,333	2,006,595	1,119,964	(1,285,501)
Receivables—related parties	99,936	39,765	(75,529)	(175,925)
Inventories	—	—	613	(17,000)
Accrued revenue	110,805	240,025	129,220	1,177,242
Prepaid expenses and other current assets	283,851	587,455	403,931	(669,348)
Deferred income tax assets	84,531	4,868	(77,453)	(2,137)
Deferred income tax assets, non current	70,814	—	(70,814)	—
Accounts payable—trade	(3,564,147)	(2,237,438)	(581,340)	2,162,095
Accounts payable—related parties	—	(474)	(474)	(1,443,601)
Artist fee tax withholding	(808,465)	312,232	591,371	229,332
Other accounts payable and accrued expenses	(665,797)	(781,747)	(112,279)	(2,490,497)
Accrued vacation, short term	1,308	11,099	22,198	19,772
Deferred income	(293,759)	79,817	294,171	(27,004)
Current tax payable	—	(13,395)	(13,395)	(46,310)
Deferred income tax liabilities	(155,345)	(4,868)	148,267	2,137
Accrued vacation, long-term	1,973	2,526	11,599	8,346

Net cash (used in)/provided by operating activities	(3,205,715)	(3,903,492)	7,951,578	3,558,830
Cash Flows from Investing Activities:
Capital expenditures	(6,272)	(10,641)	(146,602)	(67,805)
Purchase of trademarks	(3,597)	—	(4,804)	(18,315)

Net cash (used in)/provided by investing activities	(9,869)	(10,641)	(151,406)	(86,120)
Cash Flows from Financing Activities:
Proceeds from owners	—	2,700,000	4,000,000	1,189,572
Payments to owners	(4,000,000)	—	(6,200,028)	(8,200,000)

Net cash (used in)/provided by financing activities	(4,000,000)	2,700,000	(2,200,028)	(7,010,428)

NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	(7,215,584)	(1,214,133)	5,600,144	(3,537,718)
Cash and cash equivalents:
Beginning of period	8,298,920	2,698,776	2,698,776	6,236,494

End of period	1,083,336	1,484,643	8,298,920	2,698,776

Included in operating cashflows are:
Income taxes paid	—	—	—	—
Interest paid	—	—	1,050	1,750

The accompanying notes are an integral part of these financial statements.

Totem Onelove Group and Totem Industries Pty Ltd

Combined notes to the financial statements (Unaudited)
June 30, 2013 and 2012

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Totem Industries Pty Ltd ("TI" or "the Company") and Totem Onelove Group ("TOG"), or collectively "the Group", have developed into one of Australia's leading innovators in the dance music scene organizing festivals, events or concerts. Based in Melbourne but with offices and partnerships with key promoters/businesses throughout Australia, its dedicated to a range of industry related opportunities. This includes a focus on: sponsorship, event production, touring and travel services.

The Group's operations and results are subject to substantial seasonal variation. Refer to Note 8 for further details.

TOG is a partnership under Australia law. Totem Industries Pty Ltd is a limited liability company.

Basis of accounting

The accompanying combined financial statements have been prepared on an accrual basis of accounting, whereby revenue is recognized when earned and expenses are recognized when incurred.

Functional and presentation currency

The combined financial statements are presented in Australian dollars which is TI's and TOG's functional and presentation currency. The functional currency of each entity is measured using the currency of the primary economic environment in which that entity operates.

Principals of combination

TI and TOG share two common partners/directors of a total of five partners. Additionally, there is common management between the two entities. Approximately 80% to 90% of TI revenue is generated through transactions with TOG. Operations of both entities are carried out from the same site and their operations are intertwined. Management have elected to present the financial statements on a combined basis. Common transactions and period end balances between the two entities are eliminated upon combination.

Cash and cash equivalents

The Group considers cash, time deposits and all other highly liquid investments with an original maturity of three months or less to be cash equivalents. All amounts are held with reputable Australian banks.

Accounts receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Group performs ongoing credit evaluations of its customers and establishes appropriate allowances for doubtful accounts based on the factors surrounding the credit risk of their customers, historical trends with respect to write-offs and other information. There was no allowance for doubtful accounts as of June 30, 2013 and 2012.

The Group does not have any off balance sheet exposure related to its customers.

Totem Onelove Group and Totem Industries Pty Ltd

Combined notes to the financial statements (Unaudited) (Continued)
June 30, 2013 and 2012

Inventories

All inventories are valued on the average cost method. Inventory consists of retail merchandise.

Inventories are stated at the lower of cost or net realizable value. Net realizable value represents the estimated selling price for inventories less all estimated costs of completion and costs necessary to make the sale.

Accrued revenue

The Group recognizes revenue once the event is held. Accrued revenue represents ticket sales or income receivable in relation to held events which have not been billed to customers.

Prepaid expenses

The Group's prepaid expenses relate to event expenses, including artist advances and other costs directly related to future concert events. These prepaid costs are charged to operations upon completion of the related events.

Plant and equipment

Leasehold improvement and equipment are carried at cost. Depreciation and amortization are computed on the straight-line method over the estimated useful lives or lease term of the respective assets. On sale or retirement, the asset cost and related accumulated depreciation are removed from the accounts, and any related gain or loss is reflected in income. Expenditures for improvements and additions are charged to leasehold improvement and equipment while expenditures for replacements and maintenance and repairs are expensed as incurred.

Depreciation is computed using the straight-line method based on the following ranges of estimated useful lives;

•
equipment; 2 - 7 years
•
leasehold improvement; period of lease

Depreciation expense for the three month period ended June 30 is AUD$33,919 and AUD$33,179 for 2013 and 2012, respectively. Depreciation expense for the six month period is AUD$46,431 and AUD$49,246 for 2013 and 2012, respectively.

The Group tests for impairment whenever events or changes in circumstances indicate that the carrying amount of property, plant and equipment may not be recoverable. The Group determines the need for an impairment charge by comparing undiscounted cash flows associated with the continued use and ultimate disposition of the related assets to the carrying values of the assets.

Intangibles

Intangibles relate to registered trademarks which are amortized over 10 years.

At the end of each reporting period, the Group reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any).

Totem Onelove Group and Totem Industries Pty Ltd

Combined notes to the financial statements (Unaudited) (Continued)
June 30, 2013 and 2012

Intangibles (Continued)

Amortizable intangible assets, trademarks, at each period end consist of the following:

		Trademarks
Period end	Years to next renewal *	Gross	Accumulated amortization	Net

		AUD	AUD	AUD
June 30, 2013	7.5	26,717	5,300	21,417
June 30, 2012	8.5	18,316	2,988	15,328
December 31, 2012	8	23,120	4,143	18,977
December 31, 2011	9	18,316	1,832	16,484

*
weighted average prior to next renewal

The weighted average period prior to the next trademark renewal is 8 years. The entity is expected to renew the trademarks at the end of the initial term and the cashflows from the trademarks are expected to continue. In instances where the trademark's lives are extended, the cost of renewal is capitalized.

Amortization expense totaled AUD$578 for each quarter ended June 30, 2013 and 2012, respectively and AUD$1,156 for each six months thereended. Based on the current amount of intangible assets subject to amortization, the estimated amortization for each of the five succeeding years is as follows:

AUD $

six months for the year ending December 31, 2013	1,156
2014	2,312
2015	2,312
2016	2,312
2017	2,312

Accounts payable and accruals

An accrual is recorded for expenses incurred. Where a supplier invoice has not been received, the expense is estimated based on the supplier quote or other reliable estimate.

Artist fee tax withholding

The artist fee tax withholdings are amounts owed to federal taxation authorities for income tax withholdings required on payments made to foreign artists for services.

Employee provisions

A liability is recognized for benefits accruing to employees in respect of wages and salaries, annual leave and long service leave when it is probable that settlement will be required and they are capable of being measured reliably. Liabilities recognized in respect of short-term employee benefits, are measured at their nominal values using the remuneration rate expected to apply at the time of settlement. Liabilities recognized in respect of long term employee benefits are measured as the present value of the estimated future cash outflows to be made by the Group in respect of services provided by employees up to reporting date.

Totem Onelove Group and Totem Industries Pty Ltd

Combined notes to the financial statements (Unaudited) (Continued)
June 30, 2013 and 2012

Revenue

Ticket sales are recognized as revenue once the festival or event has occurred. Revenues collected in advance of any event is recorded as deferred revenue until the event occurs.

Similarly, sponsorship income and selling rights income is recognized when the sponsored festival or event occurs.

The Group earns income relating to the sale of beverages either directly or indirectly. The Group may staff the bar and recognize income earned once the beverages are sold at the festival/event or earn a percentage of profits from the bar run by the venue. In both instances, the income is recognized once the beverages are sold.

Gross vs. Net Revenue recognition

The Group reports revenue on a gross or net basis based on management's assessment of whether the Group acts as a principal or agent in the transaction, in accordance with the criteria outlined in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) subtopic 605-45 'Revenue Recognition—Principal Agent Considerations'. To the extent that the Group acts as a principal, revenue is reported on a gross basis. The determination of whether the Group acts as a principal or agent in a transaction is based on an evaluation of whether the Group has substantial risks or rewards of ownership under the terms of the agreement.

On occasion, the Group incurs costs on behalf of sponsors or related parties. In such instances, the Group charges the cost of this setup back to the sponsors. As the Group do not have control over these costs and act as an agent, on- charging these costs is not recognized as income but is recognized as an offset to the expense.

The on-charged amounts are recognized when the event has occurred and the quantum of the recharges can be reliably determined by reference to a supplier invoice.

Collaboration agreements

The Group collaborated with parties in Brisbane, Perth and Adelaide to run the Creamfield festivals in 2011 and 2012 and the Stereosonic festivals in 2011 in each of these cities. Collaborative partners were primarily responsible for organizing local suppliers in these cities and they participated in a share of the net profit or loss of each of the festivals as outlined in the respective joint venture agreements.

All revenue and expenses relating to the festivals are recognized on a gross basis when the Group acts as a principal. It has been determined that the Group predominantly acts as principal as noted above.

Receivables and payables, at period end, under collaboration agreements have been offset as the amounts are determinable and the Group has the right and intent to set off.

The collaboration agreements were terminated in June 2012 and a one off termination payment was made to the former collaboration partners to terminate the pre-existing agreements. From June 2012 the partners do not participate in the profit share.

Totem Onelove Group and Totem Industries Pty Ltd

Combined notes to the financial statements (Unaudited) (Continued)
June 30, 2013 and 2012

Direct operating expenses

The following variable costs relate directly to running a festival or event;

•
Entertainment expenses primarily relate to artist fees and artist related costs.

•
Event expenses primarily relate to venue hire, equipment hire, security, salary and wages paid to seasonal employees at the festivals or events and share of profits on festivals under collaboration agreements.

•
Production expenses relate to costs incurred in staging the events e.g. lighting, sound, shipping and handling etc.

•
Sponsorship expenses relate to commissions and fees paid to agents whom procure the sponsorship income.

•
Ticketing expenses relate to fees or commissions paid to agents.

•
Bar costs relate to instances where the Group manage the bar at festivals and include seasonal employee costs and beverage costs.

•
Advertising costs which directly relate to promoting specific festivals or events to sell tickets. Advertising costs are expensed when incurred.

Business sale expenses

These are costs related to potential business combinations, such as legal and accounting charges.

Collaboration agreement termination payments

These costs are one off payments made to terminate the pre-existing agreements in relation to the Stereosonic festival in certain states. The Group does not have further commitments under the collaboration agreements from June 2012.

General and administrative expenses

Costs relating to the running of the Group, e.g. employment expenses, rent and other office overhead, are recognized as incurred. There are no advertising costs included in this expense.

Depreciation and amortization

Depreciation and amortization is presented as a separate line in the Statement of Comprehensive Income. There is no depreciation or amortization included in direct operating expenses or general and administrative expenses.

Income taxes

TOG is a partnership for tax purposes and under Australian tax legislation, it is not a tax payer in its own right and as such does not record income tax expense nor incur any income tax liabilities. The partners of TOG are required to report their respective shares of the partnerships income in their individual tax returns.

Totem Onelove Group and Totem Industries Pty Ltd

Combined notes to the financial statements (Unaudited) (Continued)
June 30, 2013 and 2012

Income taxes (Continued)

Income tax expense for TI is calculated on a legal entity basis, based on reported income before income taxes. The Company utilizes the asset and liability method of accounting for income taxes. Under this method deferred tax assets and liabilities are recognized to reflect the future tax consequences attributable to temporary differences between financial reporting bases of existing assets and liabilities and their respective tax bases. Deferred tax assets are reduced by a valuation allowance, when, in the opinion of management, it is more likely than not that all or some of the net deferred tax assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period in which the change is enacted.

The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority.

Deferred tax balances that are expected to reverse within the year are classified as current.

Transactional taxes

The Group account for taxes that are externally imposed on revenue and expenses on a net basis, as a reduction of revenue and expenses.

Interest in relation to underpaid transaction taxes is recorded as interest expense in the Statement of Comprehensive Income. Interest expense for underpaid transactional taxes was AUD $8,010 and AUD $8,234 for the three month period ending June 30, 2013 and 2012 respectively AUD $16,048 and AUD $16,412 for the six month period ending June 30, 2013 and 2012 respectively. Interest and penalties in relation to underpaid transaction taxes are accrued in Other accounts payable and accrued expenses in the Balance Sheet. The amount of interest and penalties accrued was $106,923 and $74,816 at June 30, 2013 and 2012 respectively and $90,875 and $58,404 at December 31, 2012 and 2011, respectively.

Operating leases

The Group has an operating lease which relates to the lease of its current premises. The lease expenses are recognized on a straight line basis over the period of the lease.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair values because of the short maturities of those instruments.

Totem Onelove Group and Totem Industries Pty Ltd

Combined notes to the financial statements (Unaudited) (Continued)
June 30, 2013 and 2012

Comprehensive Income

The Group displays all items required to be recognized under accounting standards as components of comprehensive income in a financial statement with the same prominence as other financial statements. Comprehensive income consists of net income and foreign currency translation adjustments, and is presented in the Statements of Comprehensive Income.

NOTE 2    LEASES

The Group leases office space under an operating lease. The lease has the option of extension of two further terms of six years each.

The future scheduled rental payments required under operating leases that have remaining noncancellable lease terms exceeding one year at June 30, 2013 are as follows:

AUD $

Six months ending December 31, 2013	57,920
Year ending December 31,
2014	117,380
2015	118,872
2016	58,985

Total	353,156

Rent expense for operating leases was AUD $57,920 and AUD $55,692 for the six months ending June 30, 2013 and 2012, respectively.

NOTE 3    RETIREMENT BENEFITS

The Group contributes 10% of the employee's salary to an employee nominated pension fund. The total contributed for the period is AUD$31,718 and AUD $56,229 and for the three months ending June, 2013 and 2012. It was AUD$61,245 and AUD $74,526 and for the six months ending June, 2013 and 2012, respectively.

The Group have no further obligations or commitments beyond remitting these withheld amounts to nominated pension funds each quarter.

NOTE 4    RELATED PARTIES

Transactions involving equity owners and their related entities

The following table sets forth expenses incurred and revenue earned from related entities:

	6 months ended June 30,
	2013	2012

	AUD	AUD
Staff costs billed to related parties	9,086	145
Staff costs billed to the Group	18,243	120
Management fee billed to the Group	2,555	35,713

Totem Onelove Group and Totem Industries Pty Ltd

Combined notes to the financial statements (Unaudited) (Continued)
June 30, 2013 and 2012

The above transactions are conducted at cost.

The total amounts outstanding from related entities, included within accounts receivable and accounts payable are:

	June 30,		December 31,
	2013	2012	2012	2011

	AUD	AUD	AUD	AUD
Receivables	151,518	136,160	251,454	175,925
Payables	—	—	—	474

The above amounts are due on standard trading terms, i.e. within 30 days of invoice.

Two of the Directors have provided a personal guarantee for the liabilities of Totem Industries Pty Ltd up to AUD $340,000 in relation to its banking arrangement. There are no outstanding bank loans or overdraft facilities as at June 30, 2013 or 2012.

NOTE 5    INCOME TAXES

The provision for taxes on income (i.e. income tax expense) for the period ended June 30, 2013 and 2012 is comprised of the following:

	6 months ended June 30,		Year ended December 31,
	2013	2012	2012	2011

	AUD	AUD	AUD	AUD
Federal
Current expense/(benefit)	85,849	(76,409)	(140,638)	13,395
Prior year overprovision	—		(13,395)	(59,705)
Deferred expense/(benefit)	(85,466)	77,656	142,388	(12,510)

	384	1,247	(11,645)	(58,820)
Valuation Allowance	(384)	(14,641)	(1,749)	12,509

Tax expense/(benefit)	—	(13,394)	(13,394)	(46,311)

Comprising:
US	—	—	—	—
Foreign	—	—	—	—

Totem Onelove Group and Totem Industries Pty Ltd

Combined notes to the financial statements (Unaudited) (Continued)
June 30, 2013 and 2012

Reconciliation of income tax expense attributable to continuing operations and income tax expense resulting from applying the statutory tax rate to pre-tax income from continuing operations:

	6 months ended June 30,		Year ended December 31,
	2013	2012	2012	2011

	AUD	AUD	AUD	AUD
Accounting profit/(loss) before income taxes—combined financial statements	307,661	(4,215,838)	6,074,601	6,024,574
Less: accounting profit/(loss) of non taxable partnership TOG	(307,661)	4,215,838	(6,074,601)	(6,024,574)
Accounting profit/(loss) before income tax-TI	—	—	—	—
Tax at the applicable rates(1)	—	—	—
Prior year true up of tax returns	—	—	(13,394)	(59,705)
Permanent differences	384	1,247	1,749	885

Net income tax expense/(benefit)	384	1,247	(11,645)	(58,820)
Valuation Allowance	(384)	(14,641)	(1,749)	12,509

Tax expense / (benefit)	—	(13,394)	(13,394)	(46,311)

(1)
The statutory tax rate is based on the Australian rate of 30%

The Company's deferred income tax balance and the difference between income tax computed at the Australian statutory income rate and income tax expense is primarily the result of tax losses carried forward and the valuation allowance raised.

No jurisdiction tax rate adjustment is calculated to account for the difference between the Australian and US federal statutory tax rates as the Company is not expected to be a US domestic company until after the initial public offering.

Totem Onelove Group and Totem Industries Pty Ltd

Combined notes to the financial statements (Unaudited) (Continued)
June 30, 2013 and 2012

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the corresponding amount used for income tax purposes. Significant components of the Company's deferred tax items are as follows:

Temporary differences and tax losses which gave rise to deferred tax assets and liabilities were as follows:

	June 30,		December 31,
	2013	2012	2012	2011

	AUD	AUD	AUD	AUD
Current deferred tax assets
Accrued expenses deductible when	12,326	5,456	58,636	72,911
Deferred revenue	2,325	26,106	25,895	5,485

Total current deferred tax assets	14,651	31,562	84,531	78,396
Non current deferred tax assets
Accrued vacation	642	770	642	897
Carried forward tax losses	54,789	27,452	140,638

Total non current deferred tax assets	55,431	28,222	141,280	897

Gross deferred tax assets	70,082	59,784	225,811	79,293
Valuation allowance	(70,082)	(57,574)	(70,466)	(72,215)

Total deferred tax asset	—	2,210	155,345	7,078

Work in Progress	—	—	(150,969)	(2,195)
Prepaid expenses and other current	—	(2,210)	(4,376)	(4,883)

Total deferred tax liability	—	(2,210)	(155,345)	(7,078)

The carry forward tax losses do not expire and can be utilized against future taxable income.

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Group also considers the scheduled reversal of deferred tax liabilities, projected future taxable income or losses, and tax planning strategies in making this assessment. Based upon the Group's history, the Company does not believe realization of these tax assets is more likely than not. As such, full valuation allowances for the deferred tax assets were established.

NOTE 6    CONTINGENCIES

There are no contingencies that management are aware of at balance date.

Totem Onelove Group and Totem Industries Pty Ltd

Combined notes to the financial statements (Unaudited) (Continued)
June 30, 2013 and 2012

NOTE 7    SUBSEQUENT EVENTS

The Directors evaluated its June 30, 2013 financial statements for subsequent events through August 8, 2013, the date the financial statements were available to be issued. During the period, the Directors/Partners have agreed in principal to sell 100% of the ownership of the Group to SFX Holding Corporation. The agreement is subject to a number of conditions precedent and is expected to be completed in 2013 financial year. The Directors/Partners will continue to remain and operate the business in Australia and from 1 July 2013, the Group will trade under a newly established company, SFX Totem Pty Ltd.

NOTE 8    SEASONAL VARIATION

The Group's quarterly results are subject to substantial seasonal variation as its revenues and expenses are largely impacted by the timing of its festivals and events. The Group's main festivals and events during 2011 and 2012 were Creamfields in April/May and Stereosonics in November/December. During the six months ended June 30, 2013 the Group managed the Australian tour of Swedish House Mafia and Dash Berlin which represented a large majority of half year revenues. The Group did not hold the Creamfields music festival in 2013.

Made Event, LLC &
EZ Festivals, LLC

Report on Audits of Combined Financial Statements

Six Months Ended June 30, 2013 and 2012 (Unaudited)
and Years Ended December 31, 2012 and 2011

Made Event, LLC & EZ Festivals, LLC

Made Event, LLC & EZ Festivals, LLC

Report of Independent Auditors

Board of Managers and Members
Made Event, LLC, and
EZ Festivals, LLC

We have audited the accompanying combined financial statements of Made Event, LLC and EZ Festivals, LLC, which comprise the combined balance sheets as of December 31, 2012 and December 31, 2011, and the related combined statements of operations and members' equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management's responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with US generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free of material misstatement, whether due to fraud or error.

Auditor's responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Made Event, LLC and EZ Festivals, LLC at December 31, 2012 and December 31, 2011, and the combined results of its operations and its cash flows for the years then ended in conformity with US generally accepted accounting principles.

June 24, 2013 New York, New York

Made Event, LLC & EZ Festivals, LLC

Combined balance sheets

	June 30,		December 31,
	2013	2012	2012	2011

	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$4,109,607	$3,873,749	$815,665	$1,228,384
Accounts receivable	90,106	359,085	211,774	212,191
Prepaid expenses and other current assets	1,499,618	1,402,774	100,080	115,610
Insurance proceeds receivable	—	—	—	606,408

Total Current Assets	5,699,331	5,635,608	1,127,519	2,162,593
Property and Equipment, net	66,457	—	66,457	—
Intangible Assets	26,780	—	—	—

Total Assets	$5,792,568	$5,635,608	$1,193,976	$2,162,593

Liabilities and Members' Equity
Current Liabilities:
Accounts payable and accrued expenses	$437,059	$379,811	$358,604	$168,435
Deferred revenue	6,201,894	4,511,743	693,126	909,581
Income taxes payable	—	42,000	6,000	28,839

Total Current Liabilities	6,638,953	4,933,554	1,057,730	1,106,855

Commitments and Contingencies
Members' (Deficit)/Equity	(846,385)	702,054	136,246	1,055,738

Total Liabilities and Members' (Deficit)/Equity	$5,792,568	$5,635,608	$1,193,976	$2,162,593

Made Event, LLC & EZ Festivals, LLC

Combined statements of operations and members' (deficit)/equity

	Six Months Ended June 30,		Years Ended December 31,
	2013	2012	2012	2011

	(Unaudited)
Revenue	$2,304,864	$640,539	$18,055,835	$11,517,543

Operating Expenses:
Direct operating expenses	1,889,593	522,575	14,093,949	9,288,195
Selling, general and administrative expenses	306,436	234,481	656,511	492,644

Total Operating Expenses	2,196,029	757,056	14,750,460	9,780,839

Operating Income/(Loss)	108,835	(116,517)	3,305,375	1,736,704

Other (Expense)/Income:
Transaction and litigation costs	(405,391)	(81,346)	(450,256)	—
Interest income	96	387	710	1,481

Total Other (Expense)/Income, net	(405,295)	(80,959)	(449,546)	1,481

(Loss)/Income before Provision for Income Taxes	(296,460)	(197,476)	2,855,829	1,738,185
Provision for Income Taxes	105	42,085	145,085	90,818

Net (Loss)/Income	(296,565)	(239,561)	2,710,744	1,647,367
Members' Equity, beginning of period	136,246	1,055,738	1,055,738	772,427
Members' Distributions	(686,066)	(114,123)	(3,630,236)	(1,364,056)

Members' (Deficit)/Equity, end of period	$(846,385)	$702,054	$136,246	$1,055,738

Made Event, LLC & EZ Festivals, LLC

Combined statements of cash flows

	Six Months Ended June 30,		Years Ended December 31,
	2013	2012	2012	2011

	(Unaudited)
Cash Flows from Operating Activities:
Net (loss)/income	$(296,565)	$(239,561)	$2,710,744	$1,647,367
Adjustments to reconcile net (loss)/income to net cash provided by operating activities:
Depreciation and amortization	—	—	66,457	—
Gain on insurance claim	—	—	—	(606,408)
Changes in operating assets and liabilities:
Accounts receivable	121,668	(146,894)	417	(208,791)
Prepaid expenses and other current assets	(1,399,538)	(1,287,164)	15,530	(110,307)
Insurance proceeds receivable	—	606,408	606,408	—
Accounts payable and accrued expenses	78,455	211,376	190,169	105,655
Deferred revenue	5,508,768	3,602,162	(216,455)	909,581
Income taxes payable	(6,000)	13,161	(22,839)	28,839

Net Cash Provided by Operating Activities	4,006,788	2,759,488	3,350,431	1,765,936

Cash Flows from Investing Activities:
Purchase of equipment	—	—	(132,914)	—
Trademark costs	(26,780)	—	—	—

Net Cash Used in Investing Activities	(26,780)	—	(132,914)	—

Cash Flows from Financing Activities:
Distributions to members	(686,066)	(114,123)	(3,630,236)	(1,364,056)

Net Cash Used in Financing Activities	(686,066)	(114,123)	(3,630,236)	(1,364,056)

Net Increase/(Decrease) in Cash and Cash Equivalents	3,293,942	2,645,365	(412,719)	401,880
Cash and Cash Equivalents, beginning of period	815,665	1,228,384	1,228,384	826,504

Cash and Cash Equivalents, end of period	$4,109,607	$3,873,749	$815,665	$1,228,384

Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes	$6,105	$28,924	$167,924	$61,979

Made Event, LLC & EZ Festivals, LLC

Notes to Combined Financial Statements
Six Months Ended June 30, 2013 and 2012 (unaudited)
and Years Ended December 31, 2012 and 2011

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of business—Made Event, LLC and EZ Festivals, LLC (collectively referred to as the "Company") operate in the business of concert promotion and production of music events. Typically, to initiate live music events, the Company contracts with artists to perform at arranged events. The Company does not own any event venues and rents space as needed for its shows.

Seasonality—Due to the Company's largest event occurring primarily in September, the Company experiences higher revenue during the third quarter of each year. The Company's seasonality also results in higher balances in cash and cash equivalents, prepaid expenses, and deferred revenue at different times in the year.

Basis of presentation—The combined financial statements include the accounts of Made Event LLC and EZ Festivals, LLC. Made Event LLC is owned and operated by a single member/manager, who is the spouse of the sole member and manager of EZ Festivals, LLC. These entities may be deemed to be affiliated by virtue of the marital relationship between these two members/managers. All significant intercompany balances and transactions have been eliminated in combination.

Cash and cash equivalents—The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Accounts receivable and allowance for doubtful accounts—The Company evaluates the collectability of accounts receivable based on a combination of factors. Generally, the Company records specific reserves to reduce the amounts recorded to what is believed will be collected when a customer's account ages beyond typical collection patterns, or the Company becomes aware of a customer's inability to meet its financial obligations. The Company has determined that no allowance for doubtful accounts is necessary as of June 30, 2013 and 2012, and December 31, 2012 and 2011.

Revenue recognition—Revenue from the promotion and production of an event is recognized after the performance occurs upon settlement of the event. Revenue collected in advance of the event is recorded as deferred revenue until the event occurs. The Company also receives a percentage of proceeds from sales of merchandise and concessions at its events, which are recorded as revenue after the event occurs.

The Company reports revenue on a gross or net basis based on management's assessment of whether the Company acts as a principal or agent in the transaction. To the extent the Company acts as the principal, revenue is reported on a gross basis. The determination of whether the Company acts as a principal or an agent in a transaction is based on an evaluation of whether the Company has the substantial risks and rewards of ownership under the terms of an arrangement.

Direct operating expenses—Direct operating expenses include artist fees, show related marketing and advertising expenses, rent expense for event venues, and salaries and wages related to seasonal employees at the Company's events along with other costs. These costs are primarily variable in nature.

Selling, general and administrative expenses—Selling, general and administrative expenses include insurance costs, professional fees and consulting along with other costs.

Transaction and litigation costs represent legal and professional fees related to the potential sale of the company (Note 5) and litigation defense costs (Note 4).

Made Event, LLC & EZ Festivals, LLC

Notes to Combined Financial Statements (Continued)
Six Months Ended June 30, 2013 and 2012 (unaudited)
and Years Ended December 31, 2012 and 2011

Prepaid expenses—The majority of the Company's prepaid expenses relate to event expenses including deposits and other costs directly related to future concert events. These prepaid costs are charged to operations upon completion of the related events.

Property and equipment—Property and equipment are stated at cost, less accumulated depreciation. Property and equipment, which is comprised of staging, is depreciated annually in conjunction with the related event over its estimated useful life of 2 years.

Income taxes—Made Event, LLC and EZ Festivals, LLC are taxed as limited liability companies. As a result, the income or loss of each entity is passed through directly to the individual members. The City of New York, however, levies an unincorporated business tax and business tax on Small Business Corporations on the income of the Company, which is shown as a provision for income taxes.

Presentation of sales tax—The Company earns revenue in localities that impose sales tax on the Company's sales. The Company's accounting policy is to exclude from revenue and cost of sale the taxes collected and remitted to the localities.

Uncertain tax positions—Certain recognition thresholds must be met before a tax position is recognized in the combined financial statements. An entity may only recognize or continue to recognize tax positions that meet a "more-likely-than-not" threshold. Tax years ending December 31, 2009, 2010 and 2011 are currently open to examination by the taxing authorities. The Company does not believe it has any uncertain tax positions that would require either recognition or disclosure in the accompanying combined financial statements.

Use of estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Advertising costs—The Company records advertising expense as it is incurred. The Company incurred advertising expenses of approximately $95,000 and $37,000 for the six-month periods ended June 30, 2013 and 2012, respectively, and approximately $102,000 and $122,000 for the years ended December 31, 2012 and 2011, respectively.

Concentrations of credit risk:

  Cash balances—The Company places its cash investments with high credit quality financial institutions. At times, the Company's cash deposits with any one financial institution may exceed amount insured by the Federal Deposit Insurance Corporation ("FDIC").

  Customers—The Company has a diverse group of customers, and generally does not require collateral.

Comprehensive income—For the six-month periods ended June 30, 2013 and 2012 and for the years ended December 31, 2012 and 2011, comprehensive income is the same as net income.

Made Event, LLC & EZ Festivals, LLC

Notes to Combined Financial Statements (Continued)
Six Months Ended June 30, 2013 and 2012 (unaudited)
and Years Ended December 31, 2012 and 2011

2. PROPERTY AND EQUIPMENT

Property and equipment consists of the following at June 30, 2013 and 2012 and at December 31, 2012 and 2011:

June 30,	Estimated Useful Lives	2013	2012

		(Unaudited)
Property and Equipment	2 years	$132,914	$—
Less Accumulated Depreciation and Amortization		66,457	—

Property and Equipment, net		$66,457	$—

December 31,	Estimated Useful Lives	2012	2011

Property and Equipment	2 years	$132,914	$—
Less Accumulated Depreciation and Amortization		66,457	—

Property and Equipment, net		$66,457	$—

Property and equipment consists of stage equipment only utilized in the third quarter of 2013 and 2012 during the annual Electric Zoo Festival. Depreciation is recorded on these items over time based on usage. Depreciation expense for the year ended December 31, 2012 was approximately $66,000. There was no depreciation expense for the six months ended June 30, 2013 and 2012 and the year ended December 31, 2011.

3. INSURANCE CLAIM

In August 2011, Hurricane Irene interrupted the initial setup of the Company's largest music festival, the Electric Zoo, causing substantial additional costs to prepare for the storm and set up the event in time for the festival after the storm had passed. In connection with the storm, the Company received approximately $606,000 of insurance proceeds in the second quarter of Fiscal Year 2012 for damages and additional costs incurred, which was recorded as a reduction of direct costs for the year ended December 31, 2011. These insurance proceeds are reflected as a receivable by the Company as of December 31, 2011.

4. INTANGIBLE ASSETS

Intangible assets consist of capitalized costs incurred by the Company related to legal fees and registration costs for worldwide registration of trademarks. These trademarks have an indefinite life and are stated at cost in the balance sheet as of June 30, 2013.

5. CONTINGENCIES

Litigation—Mike Bindra ("Bindra"), Laura De Palma ("De Palma"), Made Event, LLC ("Made"), and EZ Festivals, LLC ("EZ") (collectively, the "Defendants") are defendants in an action whereby the Plaintiffs are claiming a breach of an alleged joint venture agreement by the Defendants relating to the Electric Zoo Festival and (a) allege, inter alia, that Plaintiffs have a perpetual ownership interest in the

Made Event, LLC & EZ Festivals, LLC

Notes to Combined Financial Statements (Continued)
Six Months Ended June 30, 2013 and 2012 (unaudited)
and Years Ended December 31, 2012 and 2011

Electric Zoo Festival and the profits generated in connection therewith; and (b) seek certain other declaratory, compensatory, monetary and other relief in connection with such allegations. The action is titled Henri Pferdmenges v. Bindra et al., and is currently pending in the United States District Court, Southern District of New York, Civil Action No. 12-cv-08555. On February 5, 2013 Defendants filed a motion to dismiss all causes of action in the Second Amended Complaint based on Defendants' position that all of Plaintiffs' claims predicated on the existence of an alleged joint venture agreement between the parties were barred by the statue of frauds, that Plaintiffs failed to plead required elements of a joint venture and unjust enrichment claims and that the majority of the other causes of action in the Second Amended Complaint are fatally duplicative of Plaintiffs' breach of contract claim. While Defendants' motion to dismiss was pending, discovery in this action proceeded. No party depositions were taken. On July 11, 2013, the Court granted Defendants' motion to dismiss in full and the Court dismissed all of Plaintiffs' claims against all of the Defendants. However, the July 11, 2013 Order gave Plaintiffs' leave to amend their complaint with reference to their breach of contract and alter ego claims by August 15, 2013. To the extent Plaintiffs wanted to amend any other claims they were told to seek leave to do so by August 1, 2013. On July 26, 2013 Plaintiffs requested an extension of time to submit their letter seeking leave to amend other claims. By the July 26, 2013 Order, the Court granted Plaintiffs request for an extension until no later than August 20, 2013. The Court's July 26, 2013 Order further stated that upon receipt of that letter the Court would set a date by which Plaintiffs must file their amended pleading. On August 20, 2013, the Plaintiffs, through their attorney, submitted a pre-motion letter to the Court seeking permission to move to add causes of action and join parties to an amended complaint (other than breach of contract and alter ego claims). As part of the amended complaint, in addition to Sala Corporation ("Sala") the Plaintiffs seek to name as defendants Bindra, De Palma, Made, EZ and Mister Ed Productions Ltd. ("Mister Ed"), and have requested permission to add the following causes of action: (1) breach of fiduciary duty against Sala, Made, Bindra and De Palma; (2) aiding and abetting a breach of fiduciary duty against Bindra and De Palma; (3) fraudulent conveyance against Bindra, De Palma, Sala, Made, EZ and Mister Ed; (4) imposition of a constructive trust and an accounting against Bindra, De Palma, Made, EZ and Mister Ed; and (5) tortious interference against Bindra and De Palma. On August 28, 2013, the defendants submitted a letter objecting to plaintiffs' proposed amendments. On August 29, 2013, the court entered an order providing that the plaintiffs may amend their amended complaint regarding only their breach of contract, alter ego and fraudulent conveyance claims, but must file such amended complaint by September 27, 2013. Defendants have yet to see the Third Amended Complaint and do not know what terms Plaintiffs will plead as part of any alleged contract and/or the remedy Plaintiffs' will be seeking. Defendants' position is that any claim by plaintiffs for an ownership interest in the Electric Zoo Festival is without merit and intend to vigorously defend themselves against all claims Plaintiffs assert against them.

In the normal course of business, the Company is a party to claims and/or litigation. In management's opinion, settlement of these actions will not have a material adverse effect on the Company's combined financial position, liquidity, or results of operations.

6. SUBSEQUENT EVENTS (UNAUDITED)

The Company has considered subsequent events through September 17, 2013, the date the combined financial statements were available to be issued, in preparing the combined financial statements and notes thereto.

Made Event, LLC & EZ Festivals, LLC

Notes to Combined Financial Statements (Continued)
Six Months Ended June 30, 2013 and 2012 (unaudited)
and Years Ended December 31, 2012 and 2011

On June 23, 2013, the Company entered into a letter agreement with SFX Entertainment, Inc. to be acquired. As part of the agreement, the members of the Company received a $2.5 million nonrefundable advance and the parties agreed to extend the closing date to August 21, 2013.

On August 7, 2013, Made Event, LLC Company entered into a Loan and Security Agreement (the "Agreement") with a financial institution for a $500,000 revolving line of credit (the "Line"). Advances on the Line bear interest at the greater of the financial institutions prime lending rate plus 1.25% or 3.5% per annum, and expires on June 11, 2014.

The Line is secured by substantially all of the assets of Made Event, LLC and is guaranteed by EZ Festivals, LLC, and the members of Company. The Agreement contains affirmative and negative covenants and other customary restrictions for loans of this type and size.

As of September 17, 2013, the Company had borrowed $500,000 under the Line.

On September 1, 2013 the Company received a letter from City of New York Department of Parks and Recreation notifying it that the third day of the 2013 Electric Zoo Festival (the "Festival") scheduled to be held on Sunday September 1, 2013 was cancelled by the City of New York. The Festival was scheduled to run from August 30, 2013 to September 1, 2013. As a result of the cancelation, the Company expects to issue approximately $6.7 million in ticket refunds related to the third day of the Festival, based upon preliminary analysis, which is subject to change. In addition, the Company anticipates there will be expenses incurred to fund third-party obligations incurred for the cancelled portions of the Festival. The Company is evaluating the amount of insurance coverage available under existing insurance policies and believes that it is entitled to recoup certain losses and expenses associated with the cancelled day of the Festival. At the current time, the Company is not in a position to estimate the amount of any such insurance claim, the recovery amount that will be approved, if any, or the timing of any recovery.

Event Aftermovies Event Discovery
Tech Tools Artist Discovery Track Downloads
Merchandise Hardware Music Streaming
EMC Charts Original Video Event Tickets
Event Notification Mixing Software EMC Radio
Reviews Fashion Play Mixes DJ Profiles
Music Videos Music Management News
Music Creation Social Media Headphones

                      Shares

Common Stock

SFX ENTERTAINMENT, INC.

PROSPECTUS

UBS Investment Bank	Barclays	Jefferies

Stifel

, 2013

Until                           , 2013 (25 days after commencement of this offering), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other expenses of issuance and distribution

The following table provides information regarding the various actual and anticipated expenses payable by us in connection with the issuance and distribution of the securities being registered hereby. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Item	Amount

SEC registration fee	$23,870
Legal fees and expenses	3,250,000
Listing fee	200,000
FINRA filing fee	26,750
Accounting fees and expenses
Printing and engraving expenses	975,000
Transfer agent and registrar fees and expenses	15,000
Miscellaneous fees and expenses
Total

Item 14.    Indemnification of directors and officers

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Company's Certificate of Incorporation and By-Laws provide that it will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

Part II

The Company's Certificate of Incorporation and By-Laws provide that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification.

We have entered into indemnification agreements with our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 15.    Recent sales of unregistered securities

In June 2012, we issued 1,000,000 shares of common stock in a private placement to the seller of Disco Productions, Inc. In July 2012, we issued 786,467 shares of common stock in a private placement to the sellers of Dayglow LLC and its affiliates. In December 2012, we issued 674,560 shares of common stock in a private placement to the seller of Nightlife Holdings, LLC, MMG Nightlife LLC, US Nightlife Management, LLC, Punta Cana Venue, LLC, David Grutman, Inc., SEBU Corp., Brian Gordan, David Grutman and World on a String, LLC.

On October 29, 2012, we closed a private placement financing with an existing stockholder in which we issued 1,250,000 shares of common stock at a price per share of $4.00 for an aggregate purchase price of $5.0 million.

On October 29, 2012, we closed a financing with our founder Robert F.X. Sillerman in which we issued 2,500,000 shares of common stock at a price per share of $4.00 for an aggregate purchase price of $10.0 million.

On December 6, 2012, we closed a private placement financing with an investor in which we issued 300,000 shares of common stock at a price per share of $5.00 for an aggregate purchase price of $1.5 million. Such purchase price was paid in the form of a $1.5 million principal amount promissory note. These shares were subsequently surrendered to us and cancelled, and the note was cancelled.

During the year ended December 31, 2012, we granted to our directors, officers and employees (i) options to purchase 8,470,500 shares of our common stock (225,000 of which were forfeited in 2013) and (ii) warrants to purchase 2.1 million shares of our common stock, each with per share exercise prices ranging from $2.00 to $10.00, (iii) warrants to purchase 100,000 shares of our common stock, each with a per share exercise price of $0.01, and (iv) 1,875 shares of our common stock to a director.

On January 8, 2013, we closed a private placement financing with an investor in which we issued 2,000,000 shares of common stock at a price per share of $5.00 for an aggregate purchase price of $10.0 million.

On February 22, 2013, we closed a private placement financing with an investor in which we issued 2,000,000 shares of common stock at a price per share of $5.00 for $10.0 million in net proceeds.

In the March 2013 Beatport acquisition, we issued in a private placement 5,000,000 shares of our common stock.

Part II

In March 2013, under our joint venture with ID&T, we issued to ID&T 2,000,000 shares of our common stock and warrants to purchase 500,000 shares of our common stock. In March 2013, we issued to ID&T Holding B.V. 2,000,000 shares of our common stock in connection with our entry into the ID&T Option.

During 2013, we granted to our directors, officers, and employees (i) warrants to purchase 7,250,000 shares of our common stock, each with a per share exercise price ranging from $5.00 to $10.00, (ii) options to purchase 3,843,000 shares of our common stock, (iii) 600,000 shares of our common stock with vesting restrictions, (iv) 1,001,252 shares of our common stock and (v) 233,000 shares of restricted stock (which we expect to issue immediately prior to the closing of this offering). In subsequent transactions, we exchanged the above-mentioned warrants for an equal number of options to purchase our common stock. We also exchanged the warrants to purchase 2.1 million shares of our common stock granted in 2012 for an equal number of options. We exchanged the warrants to purchase 100,000 shares of our common stock (with a per share exercise price of $0.01) granted in 2012 for 100,000 shares of our common stock with vesting restrictions. Additionally, 1,000,000 shares of our common stock previously granted to an employee became subject to vesting restrictions. We also granted a consultant 20,000 shares of our common stock in August 2013.

On April 2, 2013, we closed a private placement financing with three related investors in which we issued 1,000,000 shares of our common stock at a price per share of $10.00 for an aggregate purchase price of $10.0 million.

In February 2012, SFX EDM Holdings Corporation issued and sold an aggregate of 36,000,000 shares of its common stock as founder shares at par to its founders, including Robert F.X. Sillerman and affiliated funds controlled by him. During June 2012, SFX EDM Holdings Corporation closed three private placement financings with three separate investors as follows: 4,000,000 shares of common stock at a price per share of $2.50 for an aggregate purchase price of $10.0 million; 1,250,000 shares of common stock at a price per share of $4.00 for an aggregate purchase price of $5.0 million; and 500,000 shares of our common stock at a price per share of $5.00 for an aggregate purchase price of $2.5 million.

We subsequently acquired SFX EDM Holdings Corporation when its stockholders entered into share exchange agreements exchanging all of their shares of SFX EDM Holdings Corporation for a like number of newly issued shares of our common stock.

Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act (or Regulation D promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701.

Item 16.    Exhibits and financial statement schedules

1.1	Form of Underwriting Agreement
3.1	Certificate of Incorporation of the Registrant†
3.2	Amended and Restated Bylaws of the Registrant†
3.3	Certificate of Amendment to the Certificate of Incorporation of the Registrant†
4.1	Specimen Common Stock Certificate†
4.2	Registration Rights Agreement, dated July 31, 2012, by and among the Registrant, Sebastian Solano, Paul Campbell, Patryk Tracz and Lukasz Tracz#†
4.3	Registration Rights Agreement, dated July 31, 2012, by and among the Registrant, Eric Fuller and Collyns Stenzel#†

Part II

4.4	Registration Rights Agreement, dated December 31, 2012, between the Registrant and Nightlife Holdings LLC†
4.5	Registration Rights Agreement, dated June 19, 2012, between the Registrant and Disco Productions, Inc.†
4.6	SFX Stockholder Agreement, dated August 8, 2013, between the Registrant, One of Us Holding B.V. and additional parties named therein#
4.7	ID&T Worldwide Shareholders' Agreement, dated August 8, 2013, between the Registrant, ID&T NewHolding B.V., One of Us Holding B.V. and additional parties named therein#
5.1	Opinion of Reed Smith LLP†
10.1	SFX Entertainment, Inc. 2013 Equity Compensation Plan, and forms of agreements thereunder†
10.2	Employment Agreement, dated November 8, 2012, between the Registrant and Sheldon Finkel†
10.3	Employment Agreement, dated October 18, 2012, between the Registrant and Robert F.X. Sillerman#†
10.4	Employment Agreement, dated January 1, 2013, between the Registrant and Mitchell Slater†
10.5	Employment Agreement, dated October 2, 2012, by and between the Registrant and Richard Rosenstein†
10.6	Subscription Agreement, dated June 5, 2012, between SFX EDM Holdings Corporation and The Gordon & Dona Crawford Trust, UTD 8/23/77#†
10.7	Subscription Agreement, dated June 6, 2012, between SFX EDM Holdings Corporation and Entertainment Events Funding LLC†
10.8	Subscription Agreement, dated June 6, 2012, between SFX EDM Holdings Corporation and Baron Small Cap Fund†
10.9	Subscription Agreement, dated January 8, 2013, between the Registrant and Adage Capital Management, L.P.†
10.10	Put Option Letter Agreement, dated October 28, 2012 between the Registrant and Baron Small Cap Fund†
10.11	Asset Contribution Agreement, dated June 19, 2012, by and among the Registrant, SFX-Disco Operating LLC, SFX EDM Holdings Corporation, Disco Productions, Inc. and James Donald Estopinal**†
10.12	Asset Contribution Agreement, dated July 31, 2012, by and among the Registrant, SFX-LIC Operating LLC, Dayglow LLC, Committee Entertainment, LLC and additional parties named therein**†
10.13	Asset Contribution Agreement, dated November 21, 2012, by and among the Registrant, SFX-Nightlife Operating LLC, Nightlife Holdings LLC, MMG Nightlife LLC and additional parties named therein**†
10.14	Guarantee and Collateral Agreement, dated March 15, 2013, by and among SFX Intermediate Holdco I LLC, SFX Intermediate Holdco II LLC, PITA I LLC, SFX-LIC Operating LLC, SFX-Nightlife Operating LLC, SFX-IDT N.A. Holding LLC and Barclays Bank PLC#†
10.15	Amendment to the Asset Contribution Agreement, dated December 31, 2012, by and among the Registrant, Nightlife Holdings LLC, MMG Nightlife LLC and additional parties named therein**†
10.16	Amended & Restated Promissory Note, dated March 15, 2013, issued by the Registrant to Nightlife Holdings LLC†
10.17	Promissory Note, dated December 31, 2012, issued by the Registrant to Robert F.X. Sillerman†
10.18	Asset Contribution Agreement, dated July 31, 2012, by and among the Registrant, SFX-LIC Operating LLC, Advanced Concert Productions and additional parties named therein**†
10.19	Backstop Commitment Agreement, dated December 28, 2012, by and between the Registrant and Robert F.X. Sillerman†
10.20	Form of Indemnification Agreement for officers and directors of the Registrant†
10.21	Binding Term Sheet, dated October 26, 2012, by and between the Registrant and ID&T Holding B.V.†

Part II

10.22	Amendment to JV Agreement, dated March 14, 2013, by and among the Registrant, SFX-IDT N.A. Holding LLC, ID&T/SFX North America LLC, ID&T/SFX Q-Dance LLC, ID&T/SFX Sensation LLC, ID&T/SFX Mysteryland LLC, ID&T/SFX TomorrowWorld LLC and ID&T Holding B.V.†
10.23	Shared Services Agreement, dated January 4, 2013, by and between the Registrant and Viggle Inc.†
10.24	Shared Services Agreement, dated January 4, 2013, by and between the Registrant and Circle Entertainment Inc.†
10.25	Credit Agreement, dated March 15, 2013, by and among SFX Intermediate Holdco II LLC, SFX Intermediate Holdco I LLC, Barclays Bank PLC, UBS Loan Finance LLC and Jefferies Group LLC#†
10.26	Guarantee Agreement, dated March 15, 2013, by and between Robert F.X. Sillerman and Barclays Bank PLC#†
10.27	Option Agreement, dated March 20, 2013, by and between the Registrant and ID&T Holding B.V.**†
10.28	Subscription Agreement, dated April 1, 2013, by and between the Registrant, and Insight Venture Partners V, L.P., Insight Venture Partners V (Employee Co-Investors), L.P., and Insight Venture Partners (Cayman) V, L.P.†
10.29	Stock Purchase Agreement, dated August 8, 2013, by and between the Registrant and One of Us Holding B.V.**†
10.30	Subscription Agreement, dated February 22, 2013, by and between the Registrant and WPP Luxembourg Gamma Three SARL#†
10.31	Agreement and Plan of Merger, dated February 25, 2013, by and among the Registrant, PITA II LLC, Beatport, LLC, BP Representative, LLC and additional parties named therein**†
10.32	Warrant to Purchase Common Stock, dated March 15, 2013, issued by the Registrant to ID&T Holding B.V.†
10.33	Termination of Subscription Agreement, dated October 28, 2012, between the Registrant and Baron Small Cap Fund†
10.34	Amendment to Subscription Agreement, dated August 15, 2012, between the Registrant and Entertainment Events Funds LLC†
10.35	SFX Entertainment, Inc. 2013 Supplemental Equity Compensation Plan, and forms of agreement thereunder†
10.36	Letter Amendment to Asset Contribution Agreement; Termination of Pledge and Security Agreement; Amended and Restated Promissory Note, dated March 15, 2013, from the Registrant to Nightlife Holdings LLC†
10.37	Employment Agreement, dated November 13, 2012, by and between the Registrant and Chris Stephenson†
10.38	Share Purchase Agreement, dated July 16, 2013, between the Registrant, i-Motion Besitz- und Verwaltungsgesellschaft mbH & Co KG, and additional parties named therein**†
10.39	Amendment No. 1 and Consent to Credit Agreement, dated May 22, 2013, by and among SFX Intermediate Holdco II LLC, SFX Intermediate Holdco I LLC, Barclays Bank PLC, UBS Loan Finance LLC, Jefferies Group LLC and additional parties therein†
10.40	Amendment No. 2 to Credit Agreement, dated June 5, 2013, by and among SFX Intermediate Heldco II LLC, SFX Intermediate Holdco I LLC, Barclays Bank PLC, UBS Loan Finance LLC, Jefferies Group LLC, and additional parties named therein†
10.41	EBITDA Warrant Certificate, dated March 15, 2013, between ID&T Holding B.V. and the Registrant†
10.42	Call Option Certificate, dated March 15, 2013, between ID&T Holding B.V. and the Registrant†
10.43	Employment Agreement, dated June 5, 2013, by and between the Registrant and Robert Damon†
10.44	Asset Contribution Agreement, dated May 15, 2013, by and among the Registrant, SFX-Totem Operating Pty Ltd, Totem Onelove Group Pty Ltd, and additional parties named therein**†

Part II

10.45	Membership Interest Purchase Agreement, dated August 21, 2013, between the Registrant, SFX Acquisition, LLC, Made Event, LLC, EZ Festivals, LLC, and additional parties named therein**†
10.46	Amendment No. 3, Consent and Waiver Agreement, dated August 20, 2013, by and among SFX Intermediate Holdco II LLC, SFX Intermediate Holdco I LLC, Barclays Bank PLC, UBS Loan Finance LLC, Jefferies Group LLC, and additional parties named therein†
10.47	Employment Agreement, dated June 1, 2013, between the Registrant and Timothy Crowhurst†
10.48	Employment Agreement, dated June 3, 2013, between the Registrant and Joseph F. Rascoff†
10.49	Letter Agreement, dated December 31, 2012, between the Registrant and Tangent Capital Partners LLC†
10.50	Master Services Agreement, dated November 1, 2012, between the Registrant and Sports and Entertainment Physicians, PC†
10.51	Amendment No. 1 to Guarantee Agreement, dated June 5, 2013, between Robert F.X. Sillerman and Barclays Bank PLC†
10.52	Letter Agreement, dated June 23, 2013, by and among the Registrant, Made Event, LLC and EZ Festivals, LLC†
10.53	Letter Agreement, dated July 17, 2013, between the Registrant and ID&T Holding B.V.†
10.54	Letter Agreement, dated July 17, 2013, between the Registrant and Tangent Capital Partners LLC†
10.55	Amendment No. 2 to Guarantee Agreement, dated August 20, 2013, between Robert F.X. Sillerman and Barclays Bank PLC†
10.56	Amended and Restated Limited Liability Company Operating Agreement of ID&T/SFX North America LLC, dated March 15, 2013, by and among ID&T/SFX North America LLC, ID&T International Holding B.V., and SFX-IDT N.A. Holding LLC†
10.57	Second Amended and Restated Limited Liability Company Operating Agreement of ID&T/SFX North America LLC, dated August 8, 2013, by and among One of US B.V., SFX-IDT N.A. Holding LLC, One of US International B.V., IDT/SFX North America LLC, and additional parties named therein#†
10.58	Amendment to 2013 Supplemental Equity Compensation Plan, dated September 9, 2013
10.59	Letter Amendment to Membership Interest Purchase Agreement, dated September 12, 2013, between the Registrant, Made Event, LLC, EZ Festivals, LLC, Mike Bindra and Laura De Palma
10.60	Letter Amendment to Asset Contribution Agreement and Side Letter Amendment, dated September 17, 2013, by and among the Registrant, SFX-Totem Operating Pty Ltd, Totem Onelove Group Pty Ltd and additional parties named therein*
21.1	List of subsidiaries of the Registrant†
23.1	Consent of Ernst & Young LLP
23.2	Consent of Ernst & Young LLP
23.3	Consent of Ernst & Young LLP
23.4	Consent of Ernst & Young Accountants LLP
23.5	Consent of Ernst & Young GmbH
23.6	Consent of Ernst & Young
23.7	Consent of BDO USA, LLP

Part II

23.8	Consent of BDO USA, LLP
23.9	Consent of BDO USA, LLP
23.10	Consent of Reed Smith LLP (included in Exhibit 5.1)†
24.1	Power of Attorney (included on the signature page to this Registration Statement)†

*
To be filed by Amendment.

**
The Registrant agrees to furnish supplementally a copy of any omitted schedules upon request to the SEC in accordance with Item 601(b)(2) of Regulation S-K.

#
Confidential Treatment Requested.    Confidential portions of this document have been redacted pursuant to a request for confidential treatment and such portions have been submitted separately to the SEC.

†
Previously filed.

Item 17.    Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on September 18, 2013.

SFX ENTERTAINMENT, INC.
By:	/s/ ROBERT F.X. SILLERMAN Robert F.X. Sillerman Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ ROBERT F.X. SILLERMAN Robert F.X. Sillerman	Chairman and Chief Executive Officer (Principal Executive Officer)	September 18, 2013
/s/ RICHARD ROSENSTEIN Richard Rosenstein	Chief Financial Officer (Principal Financial Officer)	September 18, 2013
/s/ ROBERT DAMON Robert Damon	Chief Accounting Officer (Principal Accounting Officer)	September 18, 2013
* Mitchell Slater	Director	September 18, 2013
* John D. Miller	Director	September 18, 2013
* Edward Simon	Director	September 18, 2013
* Joseph F. Rascoff	Director	September 18, 2013

Signatures

* Dr. Andrew N. Bazos		Director	September 18, 2013
* D. Geoff Armstrong		Director	September 18, 2013
* Jared Cohen		Director	September 18, 2013
* Michael Meyer		Director	September 18, 2013
*By:	/s/ ROBERT F.X. SILLERMAN Robert F.X. Sillerman Attorney-in-Fact